As filed with the Securities and Exchange Commission on August 7, 2019.

Registration No. 333-232181

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

To

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSTELLATION ALPHA CAPITAL CORP.

(Exact name of registrant as specified in its charter)

British Virgin Islands*	8071	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Emerald View, Suite 400

2054 Vista Parkway

West Palm Beach, FL 33411

(561) 404-9034

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rajiv Shukla

Chief Executive Officer and Chairman of the Board

Emerald View, Suite 400, 2054 Vista Parkway

West Palm Beach, FL 33411

(561) 404-9034

(Name, address, including zip code, and telephone number, including area code, of agent for service

Copies to:

Joseph A. Herz, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, NY 10018 (212) 801-9200	Jeremy Glaser, Esq. Jenna Stewart, Esq. Christian Hollweg, Esq. Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. 3580 Carmel Mountain Road, Suite 300 San Diego, CA 92130 (858) 314-1500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the enclosed Proxy Statement/Prospectus/Information Statement have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

*

The Registrant intends, subject to shareholder approval, to effect a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s state of incorporation shall be Delaware.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.0001 per share	20,141,378(3)	$10.34(4)	$208,261,849(5)	$25,242
Warrants to purchase Common Stock	14,936,250(6)	N/A	N/A(7)
Common Stock underlying Warrants(8)	7,468,125	N/A	$85,883,438(9)	$10,410
Total			$294,145,287	$35,652(10)(11)

(1)

The number of shares of common stock of the registrant being registered represents the estimated maximum number of shares of the registrant’s common stock to be issued in connection with the proposed business combination described herein.

(2)	Computed in accordance with Rule 457(f) of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0001212.
(3)

The number of shares of common stock is based upon the sum of (i) 5,342,532 ordinary shares of the registrant, less 2,694,779 shares, which will be forfeited by the registrant’s sponsor in connection with the proposed business combination, which will be converted into shares of common stock of the registrant on a one-for-one basis in connection with the proposed business combination, (ii) rights to receive 1,493,625 ordinary shares of the registrant, which will convert into 1,493,625 shares of common stock of the registrant in connection with the proposed business combination, and (iii) 16,000,000 shares of common stock of the registrant which is the maximum number of shares of common stock that can be issued to the equity holders of DermTech, Inc. in connection with the closing of the proposed business combination.

(4)

Calculated pursuant to Rule 457(f)(1) of the Securities Act based upon the average of the high and low price on June 11, 2019 of the registrant’s ordinary shares, which will be converted into shares of the registrant’s common stock in connection with the proposed business combination.

(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (f) of the Securities Act, and calculated based on the price of the Registrant’s ordinary shares.
(6)

The number of warrants to purchase shares of common stock of the registrant is based upon 14,936,250 warrants to purchase 7,468,125 of the registrant’s ordinary shares that will be converted into warrants to purchase shares of the registrant’s common stock upon the closing of the proposed business combination.

(7)

The maximum number of warrants and shares of common stock of the registrant issuable upon exercise of the warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Warrants has been allocated to the shares of common stock underlying the warrants and those shares of common stock are included in the registration fee as calculated in footnote (9) below.

(8)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(9)

Pursuant to Rule 457(g)(1) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the common stock underlying the warrants is calculated based on an exercise price of $11.50 per share.

(10)

The registration fee has been calculated in accordance with Rule 457(o) of the Securities Act. The registrant previously paid a filing fee of $22,286 in connection with the filing of its Preliminary Proxy Statement on Schedule 14A on August 23, 2018, as amended October 3, 2018. In accordance with Rule 457(p) of the Securities Act, as amended, the registrant is applying this filing fee balance of $22,286 against the registration fee of $35,652 due in connection with the filing of this Registration Statement on Form S-4, resulting in a total payment of $13,366 in connection with the filing of this Registration Statement on Form S-4.

(11)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus/information statement is not complete and may be changed. These securities described herein may not be sold until the registration statement filed with the United States Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus/information statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 7, 2019

PROPOSED BUSINESS COMBINATION

YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Constellation Alpha Capital Corp. and Stockholders of DermTech, Inc.:

Constellation Alpha Capital Corp., a British Virgin Islands corporation, or Constellation, DT Merger Sub, Inc., a wholly-owned subsidiary of Constellation incorporated in the State of Delaware, or Merger Sub, and DermTech, Inc., a Delaware corporation, or DermTech, have entered into an Agreement and Plan of Merger, as amended, or the Merger Agreement, pursuant to which (a) Merger Sub will merge with and into DermTech, with DermTech surviving the merger and becoming a wholly-owned direct subsidiary of Constellation, or collectively with the other transactions described in the Merger Agreement, the business combination. Approximately two business days prior to the closing of the business combination, Constellation will domesticate from the British Virgin Islands and continue as a Delaware corporation. At the closing of the business combination, all of the outstanding shares of DermTech common stock and preferred stock will be cancelled and automatically converted into the right to receive an aggregate amount of 16,000,000 shares of common stock of Constellation, or the common stock consideration, less the total number of shares of common stock consideration that can be acquired or received pursuant to outstanding DermTech options, restricted stock units and warrants having an exercise price per share of less than $3.80 as of May 29, 2019. See the section entitled “The Business Combination – Merger Consideration” on page 108 of the attached proxy statement/prospectus/information statement for further information on the consideration being paid to the stockholders of DermTech.

On the effective date of Constellation’s domestication from the British Virgin Islands to Delaware, the currently issued and outstanding ordinary shares, no par value, of Constellation will automatically convert by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of Constellation. Similarly, all of Constellation’s outstanding warrants will become warrants to acquire the corresponding shares of Constellation’s common stock and no other changes will be made to the terms of any outstanding warrants as a result of the domestication. In addition, all of Constellation’s outstanding units (less the number of units that have been separated into the underlying ordinary shares, rights and warrants upon the request of the holder thereof) will become units of the domesticated Delaware corporation.

This proxy statement/prospectus/information statement covers the following securities of Constellation: (a) 20,141,378 shares of common stock which is based upon the sum of (i) 5,342,532 ordinary shares of Constellation, less 2,694,779 shares, which will be forfeited by Constellation’s sponsor in connection with the proposed business combination, which will be converted into shares of common stock of Constellation on a one-for-one basis in connection with the proposed business combination, (ii) rights to receive 1,493,625 ordinary shares of Constellation, which will convert into 1,493,625 shares of common stock of Constellation in connection with the proposed business combination, and (iii) 16,000,000 shares of common stock of Constellation which is the maximum number of shares of common stock that can be issued to the equity holders of DermTech in connection with the closing of the proposed business combination; (b) 14,936,250 warrants to purchase shares of common stock of Constellation which is based upon 14,936,250 warrants to purchase 7,468,125 of Constellation’s ordinary shares that will be converted into warrants to purchase shares of Constellation’s common stock upon the closing of the proposed business combination; and (c) 7,468,125 shares of Constellation’s common stock underlying the warrants, which amounts do not reflect the one-for-two reverse stock split of all of Constellation’s issued and outstanding shares of common stock subsequent to the closing of the business combination.

Constellation’s ordinary shares, rights, units and warrants are currently listed on the Nasdaq Capital Market, under the symbols “CNAC,” “CNACR,” “CNACU” and “CNACW,” respectively. Constellation intends to apply to list the shares of common stock and warrants of the combined company on the Nasdaq Capital Market under the symbols “DMTK” and “DMTKW,” respectively, upon the closing of the business combination. At the closing of the business combination, each unit will separate into its components consisting of one share of Constellation common stock, one right to receive one-tenth of one share of Constellation common stock and one warrant (each warrant entitling the holder thereof to purchase one-half of one share of Constellation common stock). After the closing of the business combination, the holders of Constellation’s rights will receive the shares of Constellation common stock underlying such rights.

Constellation is holding a special meeting of its shareholders in order to obtain the shareholder approvals necessary to complete the business combination. At the Constellation special meeting which will be held on                      , 2019, at 10:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, NY 10166, unless postponed or adjourned to a later date, Constellation will ask its shareholders to adopt the Merger Agreement thereby approving the business combination and approve the other proposals described in this proxy statement/prospectus/information statement.

As described in this proxy statement/prospectus/information statement, certain stockholders of DermTech, who in the aggregate own a majority of the outstanding shares of DermTech capital stock and 70% of the outstanding shares of DermTech preferred stock are parties to a support agreement with Constellation whereby such stockholders agreed to vote their shares of DermTech common and preferred stock in favor of approving the business combination contemplated by the Merger Agreement. In addition, Constellation’s sponsor, who owns approximately 72.7% of the issued and outstanding Constellation ordinary shares, has separately agreed to vote in favor of the business combination contemplated by the Merger Agreement.

In addition, DermTech will seek the irrevocable written consent of DermTech’s stockholders as is required to approve and adopt the Merger Agreement and the business combination contemplated thereunder. Such approval requires the holders of (i) a majority of the outstanding shares of DermTech capital stock and (ii) seventy percent (70%) of the outstanding shares of DermTech preferred stock, to each affirmatively vote in favor of the approval and adoption of the Merger Agreement and the business combination. No additional approval or vote from any holders of any class or series of stock of DermTech will be necessary to adopt and approve the Merger Agreement and the business combination.

After careful consideration, the respective Constellation and DermTech boards of directors have unanimously approved the Merger Agreement and the board of directors of Constellation has approved the other proposals described in this proxy statement/prospectus/information statement, and each of the Constellation and DermTech board of directors has determined that it is advisable to consummate the business combination. The board of directors of Constellation recommends that its shareholders vote “FOR” the proposals described in this proxy statement/prospectus/information statement, and the board of directors of DermTech recommends that its stockholders sign and return to DermTech the written consent indicating their approval of the business combination, the Merger Agreement and related transactions.

More information about Constellation, DermTech and the proposed transaction is contained in this proxy statement/prospectus/information statement. Constellation and DermTech urge you to read the accompanying proxy statement/prospectus/information statement, including the Annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 39 OF THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT.

Constellation and DermTech are excited about the opportunities the business combination brings to both Constellation and Dermtech stockholders, and thank you for your consideration and continued support.

Rajiv Shukla	John Dobak, M.D.
Chief Executive Officer	Chief Executive Officer
Constellation Alpha Capital Corp.	DermTech, Inc.

Neither the Securities and Exchange Commission nor any state securities commission regulatory agency has approved or disapproved the transactions described in this proxy statement/prospectus/information statement, passed upon the merits or fairness of the business combination or related transactions or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.

The accompanying proxy statement/prospectus/information statement is dated                , 2019, and is first being mailed to Constellation and DermTech stockholders on or about                , 2019.

CONSTELLATION ALPHA CAPITAL CORP.

Emerald View, Suite 400

2054 Vista Parkway

West Palm Beach, FL 33411

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF CONSTELLATION ALPHA CAPITAL CORP.

To Be Held On                     , 2019

To the Shareholders of Constellation Alpha Capital Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders, or the special meeting, of Constellation Alpha Capital Corp., a British Virgin Islands corporation, or Constellation, will be held on              , 2019, at 10:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, NY 10166. You are cordially invited to attend the special meeting for the following purposes:

(1)

The Business Combination Proposal: to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 29, 2019, as amended, or the Merger Agreement, attached to this proxy statement/prospectus/information statement as Annex A, by and among Constellation, DT Merger Sub, Inc., a wholly owned subsidiary company of Constellation incorporated in Delaware and DermTech, Inc., a Delaware corporation, or DermTech, and the transactions contemplated thereby, or the Business Combination Proposal;

(2)

The Domestication Proposal: to consider and vote upon a proposal to: (a) re-domicile out of the British Virgin Islands and continue as a company incorporated in the State of Delaware, prior to the closing of the business combination; (b), adopt upon the domestication taking effect, the certificate of incorporation, attached to this proxy statement/prospectus/information statement as Annex B, or the Interim Charter, in place of our memorandum and articles of association, or the Current Charter, currently registered by the Registrar of Corporate Affairs in the British Virgin Islands and which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the domestication and provide for a majority of the stockholders to act by written consent; (c) file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the BVI Business Companies Act of 2004, or the BVI Companies Act; and (d) file the Interim Charter with the Secretary of State of Delaware, under which we will be domesticated from the British Virgin Islands and continue as a Delaware corporation, or the Domestication Proposal;

(3)

The Charter Amendment Proposal: to approve and adopt, subject to and conditional on the Domestication and the closing of the business combination (but with immediate effect upon the closing of the business combination), separate proposals to adopt Constellation’s bylaws attached to this proxy statement/prospectus/information statement as Annex C, or the Proposed Bylaws, and amendments to Constellation’s Interim Charter, as set out in the draft amended and restated certificate of incorporation attached to this proxy statement/prospectus/information statement as Annex D, or the Proposed Amended and Restated Charter, to (a) change the name of Constellation to DermTech, Inc., (b) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the closing of the business combination, and (c) add new provisions to our Interim Charter which will be applicable following the closing of the business combination;

(4)

The Incentive Plan Proposal: to consider and vote upon a proposal to approve and assume the DermTech Amended and Restated 2010 Stock Plan, or the DermTech Plan, attached to this proxy statement/prospectus/information statement as Annex E, and all outstanding DermTech equity awards granted thereunder;

(5)

The Reverse Stock Split Proposal: to consider and vote upon a proposal to effect a one-for-two reverse stock split of all of Constellation’s issued and outstanding shares of common stock, subsequent to the closing of the business combination;

(6)

The Nasdaq Proposal: to consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market, or Nasdaq Listing Rules, the issuance of more than 20% of the current total issued and outstanding ordinary shares of Constellation, which Nasdaq may deem to be a change of control pursuant to the business combination, or the Nasdaq Proposal; and

(7)

The Adjournment Proposal: to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote, or the Adjournment Proposal.

Only holders of record of our ordinary shares at the close of business on July 25, 2019 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our shareholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our memorandum and articles of association, we are providing our public shareholders with the opportunity to redeem their ordinary shares issued as part of the units sold in our initial public offering, or the public shares, for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering, or the Trust Account, as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account and not previously released to us to pay taxes, upon the consummation of the business combination. For illustrative purposes, based on funds in the trust account of approximately $12.4 million on May 28, 2019, the estimated per share redemption price would have been approximately $10.45. Shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal or are not a shareholder as of the record date. A shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be restricted from redeeming his, her or its public shares with respect to more than an aggregate of 20% of the public shares. Holders of our outstanding rights and warrants do not have redemption rights with respect to such rights or warrants in connection with the business combination. Currently, Centripetal, LLC, or our sponsor, owns approximately 97% of our ordinary shares issued prior to our initial public offering, or the Founder Shares, which account for approximately 72.7% of our issued and outstanding ordinary shares. Our sponsor has agreed to (i) waive its redemption rights in connection with the completion of the business combination with respect to its Founder Shares and any public shares acquired by it and (ii) vote its Founder Shares and any public shares acquired by it in favor of the Business Combination Proposal. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

In addition, Constellation has entered into separate subscription agreements, or Subscription Agreements, with new health care focused institutional investors as well as certain existing investors in DermTech, or Subscribers, pursuant to which the Subscribers agreed to purchase, and Constellation agreed to sell to the Subscribers, an aggregate of 6,153,847 shares of Constellation common stock for a purchase price of $3.25 per share and 1,231 shares of Constellation Series A Convertible Preferred Stock for a purchase price of $3,250 per share (equal to $3.25 per share of common stock on an as-converted basis), collectively referred to as the PIPE Shares, in a private placement in which Constellation will raise an aggregate of approximately $24,000,000, less certain offering related expenses payable by Constellation, or the PIPE. The shares of Constellation common stock to be issued pursuant to the PIPE will be identical to the shares of Constellation common stock that will be held by Constellation’s public stockholders at the time of the closing of the business combination. The shares of Constellation Series A Convertible Preferred Stock to be issued pursuant to the PIPE will be governed by a Certificate of Designation that will be filed in connection with the closing of the PIPE, or the PIPE Closing. The PIPE Closing will be contingent upon the substantially concurrent consummation of the business combination. The PIPE Closing will occur on the date of, and substantially concurrent with, the consummation of the business combination and will be subject to customary conditions.

The purpose of the sale of the PIPE Shares is to raise additional capital for working capital following the consummation of the business combination.

The business combination will be consummated only if a majority of the outstanding ordinary shares of Constellation that are voted at the special meeting are voted in favor of the Business Combination Proposal. We have no specified maximum redemption threshold under our memorandum and articles of association. Each redemption of public shares by our shareholders will decrease the amount in our trust account available to us to consummate the business combination. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Your attention is directed to the proxy statement/prospectus/information statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and each of our proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call us at (561) 404-9034.

By Order of the Board of Directors,

, 2019	Rajiv Shukla Chief Executive Officer

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus/information statement incorporates important business and financial information about Constellation that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission, or the SEC, website (www.sec.gov) or upon your written or oral request by contacting the Chief Executive Officer of Constellation Alpha Capital Corp., Emerald View, Suite 400, 2054 Vista Parkway, West Palm Beach, FL 33411, or by calling (561) 404-9034.

To ensure timely delivery of these documents, any request should be made no later than                 , 2019 to receive them before the special meeting.

For additional details about where you can find information about Constellation, please see the section entitled “Where You Can Find More Information” beginning on page 271 of this proxy statement/prospectus/information statement.

i

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SHAREHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of Constellation’s shareholders, or the special meeting, including with respect to the proposed business combination. The following questions and answers do not include all the information that may be important to you. You should read carefully this entire proxy statement/prospectus/information statement, including the annexes and the other documents referred to herein. Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement does not give effect to the proposed reverse stock split described in Constellation Proposal No. 5.

Q:	Why am I receiving this proxy statement/prospectus/information statement?

A:

Constellation Alpha Capital Corp., or Constellation, DermTech, Inc., or DermTech and DT Merger Sub, Inc., or Merger Sub, have entered into an Agreement and Plan of Merger, dated as of May 29, 2019 (as amended, or the Merger Agreement), pursuant to which Merger Sub will merge into DermTech with DermTech surviving the merger as a wholly-owned subsidiary of Constellation, or collectively with all of the transactions contemplated by the Merger Agreement, the business combination. A copy of the Merger Agreement is attached to this proxy statement/prospectus/information statement as Annex A. In connection with the business combination, Constellation will be domesticated from the British Virgin Islands and continue as a Delaware corporation. All shares of common stock and preferred stock of DermTech will be cancelled and automatically converted into the right to receive an aggregate of sixteen million (16,000,000) shares of common stock of Constellation, less the total number of shares of Constellation common stock that can be acquired or received pursuant to outstanding DermTech options, restricted stock units and warrants having an exercise price per share of less than $3.80 as of May 29, 2019.

Constellation shareholders are being asked to consider and vote upon a proposal to approve and adopt the business combination, including the Merger Agreement and the transactions contemplated thereby, among other proposals.

Constellation’s ordinary shares, rights, units and warrants are currently listed on The Nasdaq Capital Market, or Nasdaq, under the symbols “CNAC,” “CNACR,” “CNACU” and “CNACW,” respectively. Constellation intends to apply to list the shares of common stock and warrants of the combined company on Nasdaq under the symbols “DMTK” and “DMTKW,” respectively, upon the completion of the business combination, or the Closing. In connection with the Closing, each unit that remains outstanding will separate into its components consisting of one share of Constellation common stock, one right to receive one-tenth of one share of Constellation common stock and one warrant (each warrant entitling the holder thereof to purchase one-half of one share of Constellation common stock). After the Closing, the holders of Constellation’s rights will receive the shares of Constellation common stock underlying such rights.

This proxy statement/prospectus/information statement and its annexes contain important information about the business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus/information statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus/information statement and its annexes.

Q:	When and where is the special meeting?

A:

The special meeting will be held at 10:00 a.m. Eastern time, on                 , 2019, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, NY 10166, or such other date, time and place to which such special meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	What is being voted on at the special meeting?

A:	Below are the proposals as to which Constellation’s shareholders are being asked to vote:

(1)

The Business Combination Proposal – to approve the Merger Agreement providing for the merger of Merger Sub into DermTech, with DermTech being the surviving company and a wholly-owned subsidiary of Constellation, or the combined company. Pursuant to the Merger Agreement, at the Closing, Constellation will issue an aggregate of 16,000,000 shares of common stock, subject to certain adjustments provided for in the Merger Agreement, in exchange for 100% equity capital of DermTech, resulting in DermTech becoming a wholly-owned subsidiary of Constellation.

(2)

The Domestication Proposal – to consider and vote upon a proposal to: (a) re-domicile Constellation out of the British Virgin Islands and continue as a company incorporated in the State of Delaware, prior to the Closing, which we refer to as the Domestication; (b) adopt, upon the Domestication taking effect, the certificate of incorporation, attached to this proxy statement/prospectus as Annex B, or the Interim Charter in place of Constellation’s amended and restated memorandum and articles of association, or the Current Charter, and which will remove or amend those provisions of the Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication and provide for a majority of the stockholders to act by written consent; (c) file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the BVI Companies Act; and (d) file the Interim Charter with the Secretary of State of the State of Delaware, under which Constellation will be domesticated from the British Virgin Islands and continue as a Delaware corporation;

(3)

The Charter Amendment Proposal – to approve and adopt, subject to and conditional on the Domestication and the closing of the business combination (but with immediate effect upon the closing of the business combination), separate proposals to adopt Constellation’s bylaws attached to this proxy statement/prospectus/information statement as Annex C, or the Proposed Bylaws, and amendments to Constellation’s Interim Charter, as set out in the draft amended and restated certificate of incorporation attached to this proxy statement/prospectus/information statement as Annex D, or the Proposed Amended and Restated Charter, to (a) change the name of Constellation to DermTech, Inc., (b) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the closing of the business combination, and (c) add new provisions to our Interim Charter which will be applicable following the closing of the business combination;

(4)

The Incentive Plan Proposal – to consider and vote upon a proposal to approve and assume the DermTech Plan attached to the accompanying proxy statement/prospectus as Annex E and all outstanding DermTech equity awards granted thereunder;

(5)

The Reverse Stock Split Proposal – to consider and vote upon a proposal to effect a one-for-two reverse stock split of all of Constellation’s issued and outstanding shares of common stock, subsequent to the closing of the business combination;

(6)

The Nasdaq Proposal – to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the current total issued and outstanding ordinary shares of Constellation, which Nasdaq may deem to be a change of control pursuant to the business combination; and

(7)

The Adjournment Proposal – to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal, the Reverse Stock Split Proposal or the Nasdaq Proposal, or the Constellation Proposals.

Q:	Why is Constellation proposing the Business Combination Proposal?

Constellation was incorporated for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. Constellation is not limited to any particular industry or sector.

Constellation received $145,187,500 of the proceeds from its initial public offering and the private placement of its private units, which were consummated on June 23, 2017. The proceeds of Constellation’s initial public offering and the private placement were placed in a trust account, or the trust account, immediately following the initial public offering and, in accordance with Constellation’s Current Charter, will be released upon the consummation of the business combination. See the question entitled “What happens to the funds held in the trust account upon consummation of the business combination?”

Constellation currently has 5,342,532 ordinary shares issued and outstanding, consisting of 1,187,532 ordinary shares originally sold as part of the units in Constellation’s initial public offering, after redemptions of 13,187,468 ordinary shares in connection with the shareholder vote and special meeting held on March 21, 2019 to extend the date by which Constellation must complete a business combination, and 3,593,750 Founder Shares that were issued to Constellation’s sponsor prior to Constellation’s initial public offering (a total of 136,250 Founder Shares of which were subsequently transferred to Cowen Investments LLC, a Delaware limited liability company, or Cowen Investments) and 561,250 ordinary shares originally sold to Constellation’s sponsor and Cowen Investments as part of the private units in a private sale simultaneously with Constellation’s initial public offering. There currently are 14,936,250 rights to receive ordinary shares issued and outstanding, consisting of 14,375,000 rights to receive ordinary shares originally sold as part of the units in Constellation’s initial public offering and 561,250 rights to receive ordinary shares that were sold as part of the private units. Each right entitles the holder to receive one-tenth of one ordinary share upon the closing of Constellation’s initial business combination. There currently are 14,936,250 warrants to purchase ordinary shares issued and outstanding, consisting of 14,375,000 warrants to purchase ordinary shares originally sold as part of the units in Constellation’s initial public offering and 561,250 warrants to purchase ordinary shares that were sold as part of the private units. Each warrant entitles the holder thereof to purchase one-half of one ordinary share of at a price of $11.50 per share. The warrants will become exercisable 30 days after the completion of Constellation’s initial business combination, and expire at 5:00 p.m., New York City time, five years after the completion of Constellation’s initial business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, Constellation may redeem the outstanding warrants (except as otherwise described in this proxy statement/prospectus/information statement with respect to the private warrants) in whole and not in part at a price of $0.01 per warrant, if the last sale price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period. The private warrants, however, are non-redeemable so long as they are held by Constellation’s sponsor or its permitted transferees.

Under Constellation’s Current Charter, Constellation must provide all holders of public shares with the opportunity to have their public shares redeemed in connection with the consummation of Constellation’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote.

Based on its due diligence investigations of DermTech and the industry in which it operates, including the financial and other information provided by DermTech in the course of their negotiations in connection with the Merger Agreement, Constellation’s board of directors believes that (i) DermTech’s unique diagnostic technology offers attractive unit economics as it provides a significant cost saving per melanoma detected compared to surgical biopsy; and (ii) based upon Constellation’s analyses and due diligence, DermTech has unrecognized value and other positive characteristics, such as competitive advantages in its industry. As a result, Constellation believes that a business combination with DermTech has significant potential to create meaningful shareholder value following the consummation of the business combination. See the section entitled “The Business Combination – Constellation Reasons for the Business Combination.”

Q:	Who is DermTech?

DermTech is an emerging growth molecular genomics company developing and marketing novel non-invasive diagnostic tests that seek to transform the practice of dermatology and related fields. DermTech’s initial focus is skin cancer. DermTech currently has two commercial tests, with a third in development, that facilitate the diagnosis of skin cancer and related conditions. DermTech’s scalable genomics platform has been designed to work with a proprietary adhesive patch sample collection kit that provides a skin sample collected non-invasively. DermTech processes its tests in a high complexity molecular laboratory that is Clinical Laboratory Improvement Amendments of 1988, or CLIA, certified and has applicable laboratory licenses in all 50 states in the United States and is certified by the College of American Pathologists.

Q:	Are the proposals conditioned on one another?

A:

The Domestication Proposal, Charter Amendment Proposal, Incentive Plan Proposal, Reverse Stock Split Proposal and Nasdaq Proposal are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement/prospectus/information statement.

It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then Constellation will not consummate the business combination. If Constellation does not consummate the business combination and fails to complete an initial business combination by September 23, 2019, it will be required to dissolve and liquidate its trust account by returning the then remaining funds in such account to Constellation’s public shareholders, unless a further extension is approved by Constellation’s shareholders.

Q:	Why is Constellation providing shareholders with the opportunity to vote on the business combination?

A:

Under Constellation’s Current Charter and Interim Charter, as applicable, Constellation must provide all holders of its public shares with the opportunity to have their public shares redeemed in connection with the consummation of Constellation’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. Constellation is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its public shareholders to effectuate redemptions of their public shares in connection with the Closing.

Q:	What will happen in the business combination?

A:

Constellation will domesticate from the British Virgin Islands and continue as a Delaware corporation approximately two business days prior to the Closing. Immediately prior to the Closing, Constellation will consummate the PIPE in which it will sell to the Subscribers 6,153,847 shares of Constellation common stock and 1,231 shares of Constellation Series A Convertible Preferred Stock for gross proceeds of approximately $24,000,000, less certain offering-related expenses payable by Constellation. At the Closing, Merger Sub will merge into DermTech, following which Merger Sub will cease existence and DermTech will continue as the surviving entity and become a direct wholly-owned subsidiary of Constellation. The merger will have the effects specified in Delaware law. As the consideration for the business combination, all the issued and outstanding shares of DermTech will be exchanged for 16,000,000 shares of Constellation common stock, less the total number of shares of Constellation common stock that can be acquired pursuant to outstanding DermTech options, restricted stock units and warrants having an exercise price per share of less than $3.80 as of May 29, 2019.

Q:	What will be the common stock holdings of Constellation’s sponsor, directors and officers and their affiliates in the combined company after the Closing?

A:

In connection with the business combination, Constellation’s sponsor will forfeit for no consideration 2,694,779 Founder Shares, which will be cancelled. It is anticipated that, upon completion of the business combination, Constellation’s sponsor, directors and officers and their affiliates, will own approximately 4.7% of the outstanding shares of common stock of the combined company. This percentage is calculated based on a number of assumptions and is subject to adjustment based on actual events. This percentage assumes that: (a) all of Constellation’s issued and outstanding rights are converted into shares of common stock of the combined company upon consummation of the business combination; (b) 6,153,847 shares of Constellation common stock are sold in the PIPE; (c) none of Constellation’s public shareholders exercise their redemption rights; (d) none of Constellation’s warrants are exercised to purchase shares of common stock of the combined company; and (e) 16,000,000 shares of common stock of the combined company are issued to current DermTech stockholders upon Closing. If the actual facts are different than these assumptions, the percentage ownership retained by Constellation’s sponsor, directors and officers and their affiliates will be different. These percentages also do not take into account 14,936,250 warrants to purchase ordinary shares of Contellation and or any of DermTech’s currently outstanding stock options, warrants or restricted stock units that will remain outstanding immediately following the business combination.

Q:	Who will be the directors and officers of Constellation if the Business Combination is consummated?

A:

All of Constellation’s directors and officers will resign effective as of the effective time of the business combination. Pursuant to the Merger Agreement, the combined company’s board of directors immediately after the effective time of the business combination will consist of eight members designated by DermTech. It is anticipated that the combined company’s board of directors will include the following DermTech appointees: Matt Posard, Gary Jacobs, Scott R. Pancoast, Herm Rosenman, Gene Salkind, M.D., Cynthia Collins, Enrico Picozza and John Dobak, M.D. Effective as of the effective time of the business combination, it is also expected that DermTech will direct the combined company’s board of directors to appoint each of the following individuals as executive officers of the combined company:

Name	Title
John Dobak, M.D.	Chief Executive Officer and Director
Steven Kemper, CPA, MBA	Chief Financial Officer, Treasurer, and Secretary
Burkhard Jansen, M.D.	Chief Medical Officer
Todd Wood	Chief Commercial Officer
Zuxu Yao, Ph.D.	Chief Scientific Officer

See the section entitled “The Business Combination – Directors and Officers of the Combined Company Following the Business Combination” for additional information.

Q:	Following the business combination, will Constellation’s securities continue to trade on a stock exchange?

A:

Yes. Constellation intends to apply to continue the listing of its common stock and warrants on Nasdaq under the new symbols “DMTK” and “DMTKW,” respectively, upon the Closing. Constellation’s public units will automatically separate into the component securities upon the Closing and, as a result, will no longer trade as a separate security. Constellation’s rights will be converted into shares of common stock of the combined company after the Closing.

Q:	What will the business of the combined company be like following the business combination, assuming that the business combination is approved?

A:

Assuming the business combination is approved, following the Closing, the combined company’s business will be that of DermTech. The combined company will change its corporate name from “Constellation Alpha Capital Corp.” to “DermTech, Inc.” For more information about DermTech and its business, see the section entitled “DermTech Business.”

Q:	What conditions must be satisfied to complete the business combination?

A:

There are a number of closing conditions in the Merger Agreement, including that Constellation’s shareholders have approved the Business Combination Proposal and the rest of the Constellation Proposals. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, see the section entitled “The Merger Agreement – Conditions to the Completion of the Business Combination.”

Q:	Are there any arrangements to help ensure that Constellation will have sufficient funds, together with the proceeds in its trust account, to consummate the business combination?

A:

Yes. Under the Merger Agreement, none of Constellation, DermTech or Merger Sub is required to consummate the business combination if Constellation does not have at least $15,000,000 in cash, after giving effect to redemptions. Between May 22, 2019 and August 1, 2019, Constellation entered into separate subscription agreements, or Subscription Agreements, with new health care focused institutional investors as well as certain existing investors in DermTech, or the Subscribers, pursuant to which the Subscribers agreed to purchase, and Constellation agreed to sell to the Subscribers, an aggregate of 6,153,847 shares of Constellation common stock for a purchase price of $3.25 per share and 1,231 shares of Constellation Series A Convertible Preferred Stock for a purchase price of $3,250 per share (equal to $3.25 per share of common stock on an as-converted basis), collectively referred to as the PIPE Shares, in a private placement in which Constellation will raise an aggregate of approximately $24,000,000, less certain offering related expenses payable by Constellation, or the PIPE. The shares of Constellation common stock to be issued pursuant to the PIPE will be identical to the shares of Constellation common stock that will be held by Constellation’s public stockholders at the time of the closing of the business combination. The shares of Constellation Series A Convertible Preferred Stock to be issued pursuant to the PIPE will be governed by a Certificate of Designation that will be filed in connection with the closing of the PIPE, or the PIPE Closing. The PIPE Closing, will be contingent upon the substantially concurrent consummation of the business combination. The PIPE Closing will occur on the date of, and substantially concurrent with, the consummation of the business combination and will be subject to customary conditions.

Q:	Why is Constellation proposing the Domestication Proposal?

A:

The Domestication Proposal allows Constellation to re-domicile as a Delaware entity. Constellation believes that the Domestication will, among other things, provide legal, administrative, and other similar efficiencies; relocate its jurisdiction of organization to one that is the choice of domicile for many publicly traded corporations, as there is an abundance of case law to assist in interpreting the Delaware General Corporation Law, or the DGCL, and the Delaware legislature frequently updates the DGCL to reflect current technology and legal trends; and provide a favorable corporate environment which will help the combined company compete more effectively with other publicly traded companies in raising capital and in attracting and retaining skilled and experienced personnel. Additionally, the Domestication will avoid certain tax inefficiencies to the combined company. In connection with the Domestication, Constellation will be filing the Interim Charter with the Secretary of State of the State of Delaware prior to the Closing, which amends and removes the provisions of Constellation’s Current Charter that terminate or otherwise become inapplicable because of the Domestication and provides

Constellation’s shareholders with the same or substantially the same rights in connection with the business combination; provided that the Interim Charter will also permit a majority of the Constellation stockholders to act by written consent.

Q:	What are the federal income tax consequences of the Domestication?

A:

The Domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, or the Code. As a result of the Domestication, Constellation will be changing its place of incorporation from the British Virgin Islands to Delaware and will be treated as a U.S. corporation for federal income tax purposes. U.S. Holders (as defined in “Matters Being Submitted to a Vote of Constellation Shareholders – Proposal No. 2 – The Domestication Proposal – Material U.S. Federal Income Tax Consequences of the Domestication” below) of Constellation ordinary shares will be subject to Section 367(b) of the Code and, as a result:

Subject to the discussion below concerning passive foreign investment companies, or PFICs, a U.S. Holder that beneficially owns (directly, indirectly or constructively) Constellation ordinary shares that have a fair market value of less than $50,000 on the date of the Domestication and that does not beneficially own (directly, indirectly or constructively) 10% or more (by vote or value) of Constellation, or a 10% Shareholder, will not recognize any gain or loss and will not be required to include any part of Constellation’s earnings in income.

Subject to the discussion below concerning PFICs, a U.S. Holder that beneficially owns (directly, indirectly or constructively) Constellation ordinary shares that have a fair market value of $50,000 or more on the date of the Domestication, but who is not a 10% Shareholder will generally recognize gain (but not loss) on the deemed receipt of common stock in the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to their Constellation ordinary shares provided certain requirements are satisfied.

Subject to the discussion below concerning PFICs, a U.S. Holder of Constellation ordinary shares who on the date of the Domestication is a 10% Shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Constellation ordinary shares.

As discussed further under the section entitled “Matters Being Submitted to a Vote of Constellation Shareholders – Proposal No. 2 – The Domestication Proposal – Material U.S. Federal Income Tax Consequences of the Domestication – PFIC Considerations” below, Constellation believes that it has been considered a PFIC since its inception. The determination of whether a foreign corporation is a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination. If Constellation is considered a PFIC for U.S. federal income tax purposes, proposed Treasury Regulations, if finalized in their current form, would generally require U.S. Holders of Constellation ordinary shares to recognize gain on the deemed receipt of Constellation common stock in the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Constellation ordinary shares. The tax on any such gain would be imposed at the highest rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Constellation. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the section entitled “Matters Being Submitted to a Vote of Constellation Shareholders – Proposal No. 2 – The Domestication Proposal – Material U.S. Federal Income Tax Consequences of the Domestication.”

If you are a non-U.S. Holder (as defined in the section entitled “Matters Being Submitted to a Vote of Constellation Shareholders – Proposal No. 2 – The Domestication Proposal – Material U.S. Federal

Income Tax Consequences of the Domestication” below) of Constellation ordinary shares, you may become subject to withholding tax on any dividends paid on the Constellation common stock subsequent to the Domestication.

For a more detailed description of the material U.S. federal income tax consequences associated with the Domestication, please read the section entitled “Matters Being Submitted to a Vote of Constellation Shareholders – Proposal No. 2 – The Domestication Proposal – Material U.S. Federal Income Tax Consequences of the Domestication” of this proxy statement/prospectus/information statement.

WE STRONGLY URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR.

Q:	What changes are being made to Constellation’s Current Charter in connection with the business combination?

A:

In connection with the Domestication, Constellation will be filing the Interim Charter with the Secretary of State of the State of Delaware prior to the Closing, which amends and removes the provisions of Constellation’s Current Charter that terminate or otherwise become inapplicable because of the Domestication and provides Constellation’s shareholders with the same or substantially the same rights in connection with the business combination. However, the Interim Charter will provide that Constellation’s stockholders may act by written consent of the stockholders holding a majority of the issued and outstanding shares of Constellation common stock, which is not permitted under the Current Charter. The Amended and Restated Charter, which will be effective as of the Closing and will provide for the following: (1) change the name of Constellation to DermTech, Inc., (2) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing, and (3) add new provisions to our Interim Charter which will be applicable following the Closing. For a summary of the differences between the Current Charter and Interim Charter and the Interim Charter and the Amended and Restated Charter, see the sections entitled “Matters Being Submitted to a Vote of Constellation Shareholders – Proposal No. 2 – The Domestication Proposal” and “Proposal No. 3 – The Charter Amendment Proposal.”

Q:	Why is Constellation proposing the Charter Amendment Proposal?

A:

We are asking our shareholders to approve in connection with the business combination separate proposals for amendments to Constellation’s bylaws attached to this proxy statement/prospectus/information statement as Annex C and amendments to Constellation’s Interim Charter, as set out in the draft amended and restated certificate of incorporation attached to this proxy statement/prospectus/information statement as Annex D, to (1) change the name of the Constellation to DermTech, Inc., (2) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the closing of the business combination, and (3) add new provisions to our Interim Charter which will be applicable following the closing of the business combination.

Q:	Why is Constellation proposing the Incentive Plan Proposal?

A:

The DermTech Plan will allow us to grant equity awards (including stock options, restricted stock units, and performance share awards) to our employees, officers, directors, and advisors. We believe our success is due to our highly talented employee base and that future success depends on the ability to attract and retain high caliber personnel. We compete with many companies for a limited pool of talented people. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to obtain the quality personnel we need to move our business forward.

Q:	What is the Reverse Stock Split Proposal and why is it necessary?

A:	Following the effective time of the merger, all of the combined company’s issued and outstanding shares of common stock will be reclassified to effect a one-for-two reverse stock split, or the Reverse

Stock Split. The Constellation board of directors believes that the Reverse Stock Split is desirable for a number of reasons, including the following: (i) an increase in the combined company’s stock price may make the combined company’s common stock more attractive to investors; (ii) brokerage firms may be reluctant to recommend lower-priced securities to their clients, particularly lower-priced securities of healthcare companies; (iii) many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of the combined company’s common stock; (iv) investment funds may be reluctant to invest in lower-priced stocks; (v) investors may be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks; and (vi) the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Constellation also believes increasing the share price of the combined company’s common stock could improve the perception of its common stock as an investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of the combined company’s common stock, but also the combined company’s market liquidity. Additionally, following the completion of the business combination, the combined company’s common stock is expected to be listed on the Nasdaq Capital Market. According to applicable Nasdaq rules, in order for the combined company’s common stock to continue to be listed on Nasdaq, the combined company must satisfy certain requirements established by Nasdaq, including with regard to its market price. The Constellation board of directors expects that the Reverse Stock Split will increase the market price of the combined company’s common stock so that the combined company will be better able to maintain compliance with the relevant Nasdaq listing requirements.

Q:	How will the Reverse Stock Split Proposal affect warrants to acquire the combined company’s common stock?

A:

As of the effective time of the Reverse Stock Split, the combined company will adjust and proportionately decrease the number of shares of Constellation common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of all warrants to acquire the combined company’s common stock.

Q:	What are the material U.S. federal income tax consequences of the Reverse Stock Split Proposal to U.S. holders of the combined company’s common stock?

A:

U.S. holders of the combined company’s common stock generally will not recognize gain or loss upon the Reverse Stock Split. Please review the information in the section entitled “Proposal No. 5 – The Reverse Stock Split Proposal – Material Federal Income Tax Consequences” for a more complete description of the material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders of the combined company’s common stock. The tax consequences to you of the Reverse Stock Split will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you

Q:	Why is Constellation proposing the Nasdaq Proposal?

A:

Constellation is proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d), which require shareholder approval of the issuance of securities in certain transactions that result in (1) the issuance of 20% or more of the voting power outstanding or ordinary shares outstanding before such issuance of securities, (2) a change of control and (3) the sale or issuance of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Pursuant to the Merger Agreement and Subscription Agreements, we

will issue up to an aggregate of 26,295,225 shares of Constellation common stock, subject to adjustment as described in this proxy statement/prospectus/information statement. This assumes that: (a) all of Constellation’s issued and outstanding rights are converted into shares of common stock of the combined company upon consummation of the business combination; (b) 6,153,847 shares of Constellation common stock are sold in the PIPE; (c) none of Constellation’s public shareholders exercise their redemption rights; (d) none of Constellation’s warrants are exercised to purchase shares of common stock of the combined company; and (e) 16,000,000 shares of common stock of the combined company are issued to current DermTech stockholders upon Closing. If the actual facts are different than these assumptions, this number will be different. We anticipate that the shares of Constellation common stock to be issued pursuant to the Merger Agreement and Subscription Agreements (1) will constitute more than 20% of the Constellation common stock outstanding and more than 20% of the voting power of Constellation outstanding prior to such issuance, (2) will result in a change of control of Constellation and (3) with respect to the 6,153,847 shares of Constellation common stock and 1,231 shares of Constellation Series A Convertible Preferred Stock sold pursuant to the Subscription Agreements, will in each case be sold for a purchase price of $3.25 per share of common stock (on an as-converted basis), which will be less than the greater of the book or market value of the shares. As a result, we are required to obtain shareholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a), (b) and (d). For more information, see the section entitled “Matters Being Submitted to a Vote of Constellation Shareholders – Proposal No. 6 – Nasdaq Proposal.” The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal.

Q:	What happens if I sell my Constellation ordinary shares before the special meeting?

A:

The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your Constellation ordinary shares after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your Constellation ordinary shares prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:	What vote is required to approve the proposals presented at the special meeting?

A:

Approval of each Constellation Proposal requires the affirmative vote of a majority of the votes entitled to vote thereon which are cast by shareholders present in person or represented by proxy at the special meeting. As each of the Proposals is made for the purposes of approving or is in conjunction with the consummation of the business combination and that none would in any event substantively affect the rights attaching to the Constellation ordinary shares (even as they become common stock following the Domestication), the directors of Constellation are of the view that the higher 65% voting threshold, as would apply in certain circumstances under Constellation’s Current Charter, would not apply in respect of the Constellation Proposals. With particular regard to the Domestication, it is further noted that not only will the Interim Charter preserve the existing rights of the ordinary shares unchanged, but also that the existing provisions of the Current Charter (including Regulation 23 of Constellation’s Current Charter and those others which cannot be amended prior to the consummation of a business combination or made subject to certain restrictions on amendment) will be replicated or substantively replicated in Constellation’s Interim Charter; provided that the Interim Charter will provide that Constellation’s stockholders following the Domestication may act by written consent of the stockholders holding a majority of the issued and outstanding shares of Constellation common stock, which is not permitted under the Current Charter.

Failure of a Constellation shareholder to vote by proxy or to vote in person at the special meeting or the failure of a Constellation shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, or a broker non-vote, will result in that shareholder’s shares not being counted towards the number of Constellation ordinary shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established and broker non-votes will not be counted for purposes of establishing a quorum.

Additionally, you are not required to affirmatively vote for or against the Business Combination Proposal in order to exercise your redemption rights.

Q:	May Constellation or Constellation’s sponsor, directors, officers, advisors or their affiliates purchase shares in connection with the business combination?

A:

In connection with the shareholder vote to approve the proposed business combination, Constellation’s sponsor, directors, officers or advisers or their respective affiliates may privately negotiate transactions to purchase ordinary shares from shareholders who would have otherwise elected to have their ordinary shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of Constellation’s sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of the ordinary shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Constellation’s sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their ordinary shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. The purpose of these purchases would be to increase the number of ordinary shares voted in favor of the proposals to be voted on by the shareholders.

Q:	Will Constellation issue additional equity securities in connection with the business combination?

A:

Constellation may enter into equity financings in addition to the PIPE in connection with the business combination with its affiliates or any third parties if Constellation determines that the issuance of additional equity is necessary or desirable in connection with the consummation of the business combination. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming public shareholders. As the amount of any such equity issuances is not currently known, if any, Constellation cannot provide specific information as to percentage ownership that may result therefrom. If Constellation enters into a binding commitment in respect of any such additional equity financing, Constellation will file a Current Report on Form 8-K with the SEC to disclose details of any such equity financing.

Q:	How many votes do I have at the special meeting?

A:

Constellation shareholders are entitled to one vote at the special meeting for each ordinary share held of record at the close of business on July 25, 2019 the record date for the special meeting. As of the close of business on the record date, there were 5,342,532 ordinary shares outstanding.

Q:	What constitutes a quorum at the special meeting?

A:

Holders of 50% of the votes of Constellation’s issued and outstanding ordinary shares as of the record date that are entitled to vote on the Constellation Proposals at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the Chairman has the power to adjourn the special meeting. As of the record date for the special meeting, 50% of 5,342,532 ordinary shares would be required to achieve a quorum.

Q:	How will Constellation’s sponsor vote?

A:

In connection with Constellation’s initial public offering, Constellation entered into an agreement with its sponsor pursuant to which its sponsor agreed to vote its Founder Shares and any other shares acquired during and after the initial public offering in favor of the Business Combination Proposal. Currently, Constellation’s sponsor owns approximately 72.7% of Constellation’s issued and outstanding ordinary shares.

Q:	Did Constellation’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A:

Constellation’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. Constellation’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the business combination was fair from a financial perspective to its shareholders. The board of directors also determined, without seeking a valuation from a financial advisor, that DermTech’s fair market value was at least 80% of Constellation’s net assets (excluding deferred underwriting discounts and commissions). Accordingly, investors will be relying on the judgment of Constellation’s board of directors as described above in valuing the DermTech business, and assuming the risk that the board of directors may not have properly valued such business.

Q:	What interests do Constellation’s current officers and directors have in the business combination?

A:	Constellation’s directors and executive officers may have interests in the business combination that are different from, in addition to or in conflict with, yours. These interests include:

•

the beneficial ownership of Constellation’s sponsor and directors of an aggregate of 3,882,500 ordinary shares, which shares would become worthless if Constellation does not complete a business combination within the applicable time period, as Constellation’s initial shareholders have waived any right to redemption with respect to these ordinary shares. Such shares have an aggregate market value of approximately $40,378,000 based on the closing price of the ordinary shares of $10.40 on Nasdaq on July 31, 2019;

•

the beneficial ownership of Constellation’s sponsor and directors of warrants to purchase 212,500 ordinary shares, which warrants would expire and become worthless if Constellation does not complete a business combination within the applicable time period. Such warrants have an aggregate market value of approximately $12,750 based on the closing price of Constellation’s warrants of $0.06 on Nasdaq on July 31, 2019;

•

the beneficial ownership of Constellation’s sponsor and directors of rights to receive 42,500 ordinary shares, which rights will become worthless if Constellation does not complete a business combination within the applicable time period. Such rights have an aggregate market value of approximately $8,725 based on the closing price of Constellation’s rights of $0.2053 on Nasdaq on July 31, 2019; and

•

as of July 31, 2019, Constellation’s initial shareholders have advanced approximately $94,559 to Constellation for operating expenses. Such advances will be repaid only if Constellation completes a business combination.

These interests may influence Constellation’s directors in making their recommendation that you vote in favor of the approval of the business combination.

Q:	What happens if I vote against the Business Combination Proposal?

A:

If the Business Combination Proposal is not approved and Constellation does not consummate a business combination by September 23, 2019, Constellation will be required to dissolve and liquidate its trust account, unless a further extension is approved by Constellation’s shareholders.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you may redeem your public shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of

Constellation’s initial public offering as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account and not previously released to Constellation to pay taxes, upon the consummation of the business combination. You may redeem your public shares regardless of whether you held such public shares as of the record date. The per-share amount Constellation will distribute to holders who properly redeem their public shares will not be reduced by the deferred underwriting commissions Constellation will pay to the underwriters of its initial public offering if the business combination is consummated. Holders of Constellation’s outstanding rights and warrants do not have redemption rights with respect to such rights or warrants in connection with the business combination. All of the holders of Founder Shares, including our sponsor, have agreed to waive their redemption rights with respect to their Founder Shares and Constellation’s initial shareholders have agreed to waive their redemption rights with respect to any public shares that they may have acquired during or after our initial public offering in connection with the completion of the business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $12.4 million on May 28, 2019, the estimated per share redemption price would have been approximately $10.45. Additionally, public shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise, holders of such public shares will only be entitled to a pro rata portion of the trust account including interest earned on the funds held in the trust account and not previously released to Constellation to pay taxes (less up to $50,000 of interest to pay dissolution expenses) in connection with the liquidation of the trust account.

Q:	Is there a limit on the number of shares I may redeem?

A:

A public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the public shares without Constellation’s prior written consent. Accordingly, all public shares in excess of 20% owned by a public shareholder will not be redeemed. On the other hand, a public shareholder who holds less than 20% of the public shares may redeem all of its public shares for cash.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your Constellation ordinary shares for or against the Business Combination Proposal or any other proposal described by this proxy statement/prospectus/information statement or fail to vote at all. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash, and the potential inability to meet the listing standards of the Nasdaq Capital Market.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on                     , 2019 (two business days before the special meeting), (i) submit a written request to Constellation’s transfer agent that Constellation redeem your public shares for cash, and (ii) deliver your public shares to Constellation’s transfer agent physically or electronically through the Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, Constellation’s transfer agent, is listed under the question “Who can help answer my questions?” below. Constellation requests that any requests for redemption include the identity of the beneficial owner making such request. Electronic delivery of your public shares generally will be faster than delivery of physical share certificates.

A physical share certificate will not be needed if your shares are delivered to Constellation’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Constellation’s transfer agent will need to act to facilitate this request. It is Constellation’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Constellation does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Constellation’s consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to Constellation’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Constellation’s transfer agent return the shares (physically or electronically). You may make such request by contacting Constellation’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q:	What are the federal income tax consequences of exercising my redemption rights?

A:

U.S. Holders of Constellation’s public shares who exercise their redemption rights to receive cash from the trust account in exchange for all of their public shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the public shares redeemed. Subject to the passive foreign investment company rules, such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. Under certain circumstances a redemption may not qualify as a sale for tax purposes, in which case the amount of cash received by a U.S. Holder may be treated as a dividend, to the extent of Constellation’s current and accumulated earnings and profits. For a more detailed discussion, please see the section entitled “The Special Meeting of Constellation Shareholders – Material U.S. Federal Income Tax Consequences of the Exercise of Redemption Rights.”

WE STRONGLY URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REDEMPTION.

Q:	If I am a Constellation rights holder or warrant holder, can I exercise redemption rights with respect to my rights or warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our rights or warrants.

Q	If I am a Constellation right holder, how do I convert my rights into common stock of the combined company?

A

Each holder of Constellation rights will receive one-tenth of one share of Constellation common stock after the Closing. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon the Closing. No fractional shares will be issued upon conversion of the rights. For example, if you hold less than 10 rights, you will not receive any shares of Constellation common stock after the Closing. Please see the section entitled “Description of Constellation Capital Stock – Rights” for more information.

Q:	If I am a Constellation unit holder, can I exercise redemption rights with respect to my units?

A:	No. You can only exercise redemption rights with respect to your Constellation public shares (excluding the Constellation shares upon the automatic conversion of the rights include in the units).

Holders of outstanding units must separate the underlying public shares, public rights, and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer &Trust Company, Constellation’s transfer agent, with written instructions to separate such units into public shares, public rights, and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, Constellation’s transfer agent. Such written instructions must include the number of units to be separated and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares, public rights, and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:	Do I have appraisal rights if I object to the proposed business combination?

A:

There are no appraisal rights available to holders of Constellation ordinary shares in connection with the business combination. DermTech stockholders are entitled to appraisal rights in connection with the merger under Delaware law. For more information about such rights, see the provisions of Section 262 of the DGCL, attached hereto as Annex G, and the section entitled “The Business Combination – Appraisal Rights and Dissenters’ Rights” in this proxy statement/prospectus/information statement.

Q:	What happens to the funds held in the trust account upon the Closing?

A:

If the business combination is consummated, any funds remaining in the trust account will be released to pay (i) Constellation shareholders who properly exercise their redemption rights and (ii) fees, costs and expenses that were incurred by Constellation in connection with the business combination. Any remaining funds available for release from the trust account will be used for general corporate purposes of the combined company following the Closing.

Q:	What happens if the business combination is not consummated?

A:

There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Merger Agreement – Termination of the Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Constellation is unable to complete a business combination by September 23, 2019, Constellation’s Current Charter provides that Constellation will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $50,000), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and Constellation’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of Constellation, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. See the sections entitled “Risk Factors – Risks Related to Constellation’s Business and the Business Combination – Constellation’s public shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Constellation’s public shareholders may be forced to sell their public shares, rights or warrants, potentially at a loss.” and “Risk Factors – Risks Related to Constellation’s Business and the Business Combination – If third parties bring claims against Constellation, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.10 per share.” Holders of Constellation’s Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Constellation’s outstanding rights or warrants. Accordingly, the rights and warrants will expire worthless.

Q:	When is the business combination expected to be completed?

A:

It is currently anticipated that the business combination will be consummated promptly but at least two business days following the special meeting, provided that all other conditions to the Closing have been satisfied or waived. For a description of the conditions to the completion of the business combination, see the section entitled “The Merger Agreement – Conditions to the Completion of the Business Combination.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus/information statement, including the annexes, and to consider how the business combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/information statement and on the enclosed proxy card or, if you hold Constellation shares through a brokerage firm, bank, or other nominee, on the voting instruction form provided by the broker, bank, or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Constellation ordinary shares at the close of business on July 25, 2019, the record date for the special meeting, you may vote with respect to the proposals in person at the special meeting, or by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should contact your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a legal proxy from your broker, bank, or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting, Constellation will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. A failure to vote or an abstention will have no effect on the outcome of any vote on the proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal described herein.

Q:	If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement/prospectus/information statement carefully, and vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Constellation believes the proposals presented to the shareholders at the special meeting will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed business combination.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to our acting secretary for the business combination or Constellation’s proxy solicitor so that it is received by Constellation prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Constellation’s acting secretary or proxy solicitor, which must be received by them prior to the special meeting. You can find the address of Constellation’s acting secretary and proxy solicitor in the question “Who can help answer my questions?” below.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus/information statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Constellation will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Constellation ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Constellation ordinary shares and in obtaining voting instructions from those owners. Constellation’s directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus/information statement or the enclosed proxy card, you should contact us at:

Constellation Alpha Capital Corp.

Attention: Rajiv Shukla

Emerald View, Suite 400

2054 Vista Parkway

West Palm Beach, FL 33411

Tel: (561) 404-9034

Email: info@constellationalpha.com

To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Constellation’s transfer agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004-1561

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus/information statement and may not contain all of the information that is important to you. To better understand the business combination, the proposals being considered at the Constellation special meeting and the DermTech stockholder actions that are the subject of the written consent, you should read this entire proxy statement/prospectus/information statement carefully, including the Merger Agreement and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 271 of this proxy statement/prospectus/information statement.

The Companies

Constellation Alpha Capital Corp.

Emerald View, Suite 400

2054 Vista Parkway

West Palm Beach, FL 33411

(561) 404-9034

Constellation Alpha Capital Corp., or Constellation, is a blank check company incorporated in the British Virgin Islands on July 31, 2015 as a business company with limited liability for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities.

DermTech, Inc.

11099 N. Torrey Pines Road, Suite, 100

La Jolla, CA 92037

(858) 291-7505

DermTech, Inc., or DermTech, is an emerging growth molecular genomics company developing and marketing novel non-invasive diagnostic tests that seek to transform the practice of dermatology and related fields. DermTech’s initial focus is skin cancer. DermTech currently has two commercial tests, with a third in development, that facilitate the diagnosis of skin cancer and related conditions. DermTech’s scalable genomics platform has been designed to work with a proprietary adhesive patch sample collection kit that provides a skin sample collected non-invasively. DermTech processes its tests in a high complexity molecular laboratory that is Clinical Laboratory Improvement Amendments of 1988 certified and has applicable laboratory licenses in all 50 states in the United States and is certified by the College of American Pathologists. DermTech’s technology platform is easy to use and integrates seamlessly into the current clinical diagnostic pathway by providing (i) simple and rapid tissue collection and shipping via standard express mail, (ii) sample processing via quantitative polymerase chain reaction, or qPCR, or other technologies and (iii) physician reporting within 48 to 72 hours.

The Business Combination (see page 96)

If the business combination is completed, Merger Sub will merge with and into DermTech, with DermTech surviving as a wholly-owned subsidiary of Constellation.

At the closing of the business combination, all of the outstanding shares of DermTech common stock and preferred stock will be cancelled and automatically converted into the right to receive an aggregate amount of

16,000,000 shares of common stock of Constellation (subject to adjustment for any reverse stock split or other adjustment that may be effected for the purpose of meeting the initial listing requirements of the Nasdaq Capital Market), less the total number of shares of Constellation common stock that can be acquired or received pursuant to outstanding DermTech options, restricted stock units and warrants having an exercise price per share of less than $3.80 as of May 29, 2019, or the In The Money Securities. It is currently anticipated that, at the closing of the business combination, the above exchange ratio will be approximately 1.16 shares of Constellation common stock for each share of DermTech capital stock outstanding (including any DermTech shares issued pursuant to promissory notes converting into DermTech common stock immediately prior to the closing of the business combination) or issuable upon exercise of the In The Money Securities (prior to giving effect to any reverse stock split or other adjustment that may be effected for the purpose of meeting the initial listing requirements of the Nasdaq Capital Market), or the Exchange Ratio. The Exchange Ratio is subject to change due to, among other items, the actual closing date of the business combination, the number of outstanding shares of DermTech capital stock as of the closing date, the number of In The Money Securities as of the closing date and any reverse split or other adjustment to the Constellation common stock prior to the closing of the business combination.

Also at the closing of the business combination, Constellation will assume the DermTech Plan and all DermTech stock options, warrants and restricted stock units that are outstanding as of immediately prior to the closing of the business combination.

The business combination will be completed as soon as practicable after all the conditions to completion of the business combination are satisfied or waived, including the approval of the stockholders of DermTech and Constellation. DermTech and Constellation are working to complete the business combination as quickly as practicable. However, DermTech and Constellation cannot predict the exact timing of the completion of the business combination because it is subject to various conditions. Upon completion of the business combination, assuming Constellation receives the required stockholder approval of Constellation Proposal No. 1, Constellation will be renamed “DermTech, Inc.”

Reasons for the Business Combination (see pages 99 and 100)

Each of the DermTech board of directors and the Constellation board of directors considered several reasons for the business combination, as described herein. For example, the Constellation board of directors approved the business combination based on a number of factors, including the following:

•

Experienced Management Team. Constellation’s management and board of directors believe that DermTech has an experienced management team poised to execute on DermTech’s commercialization plan after CMS approval of PLA. DermTech’s Chief Executive Officer, John Dobak, was previously the founder and chairman of 10xBio. DermTech’s Chief Financial Officer, Steven Kemper, was previously Chief Financial Officer of GenMark (Nasdaq: GNMK), Dexcom (Nasdaq: DXCM) and Cryogen. DermTech’s Chief Commercial Officer, Todd Wood, was recently hired by DermTech and was previously the Vice President of US sales at Allergan;

•

Terms of the Business Combination. The financial and other terms and conditions of the Merger Agreement, as reviewed by the board of directors, and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Constellation and DermTech;

•

Significant addressable market opportunity. With approximately 15 million surgical biopsies performed to diagnose 5.4 million cases of skin cancer annually, DermTech’s lead product, Pigmented Lesion Assessment, or PLA, for melanoma detection, will potentially provide a significant market opportunity and there are additional opportunities to apply DermTech’s PLA technology to inflammatory diseases with an available potential total market opportunity of greater than $5 billion per annum;

•

Near Term Value. Constellation’s management and board of directors believe that DermTech provides near term value creating an inflection point with a line of sight to Medicare coverage policy. DermTech has received a draft favorable coverage decision from Medicare MolDX. The final policy is expected by DermTech management in the second half of 2019 and DermTech expects to experience a significant revenue increase after CMS approval because of the opportunity to approach private payors. DermTech believes that, if Medicare coverage is granted, PLA may generate significant revenues in the second and third years following such coverage grant;

•

Attractive Market Valuation of Comparable Post-Approval Companies.    Constellation management’s observation that the valuations of the Comparable Post-Approval Companies in the year following Center for Medicare and Medicaid Services (CMS) approval reflect enterprise values/revenue (based on data publicly available data from Bloomberg and Capital IQ as well as data provided by DermTech) ranging from 2.7x to 21.9x (with a median of 8.6x); and

•

Attractive Market Valuation of Comparable Listed Companies.    Constellation management’s observation that the public trading market valuations of the Comparable Listed Companies reflect enterprise values/sales multiples (based on public filings and Wall Street consensus estimates as of May 19, 2019) ranging from 2.9x to 15.1x projected FY2019 (with a median of 5.1x) and ranging from 2.7x to 10.5x projected FY2020 (with a median of 5.3x). Post-Closing, the anticipated post-money initial equity valuation of the combined company is expected to be approximately $81.6 million. Based on DermTech forecasts for the forward financial years, the various multiples for the combined company are expected to be at an attractive valuation relative to the Comparable Listed Companies and the Comparable Post-Approval Companies.

In addition, the DermTech board of directors considered, among other things:

•

the DermTech board of directors’ belief, after reviewing the various alternative transactions that were considered by the DermTech board of directors and the likelihood of achieving any of these alternative transactions, that currently no alternatives to the merger were reasonably likely to create greater value for DermTech’s stockholders than the merger;

•

the expectation that the merger would be a more time and cost effective means to access capital than other alternatives considered, including an initial public offering of DermTech’s common stock and additional financings of DermTech as a non-publicly traded entity;

•

the potential for access to public capital markets following the business combination, including sources of capital from a broader range of investors to support the continued development and commercialization of DermTech’s products than it could otherwise obtain if it continued to operate as a privately-held company;

•

historical and current information concerning DermTech’s business, including its financial performance and condition, recent publishing of the draft Medicare coverage policy and desire to scale the commercial effort around this coverage, operations, ongoing clinical trial efforts for its current product candidate, management and prospective competitive position;

•	the cash resources of the combined company expected to be available at the closing of the business combination relative to the anticipated burn rate of the combined company;

•	the potential to provide DermTech’s current stockholders with greater liquidity by owning stock in a public company; and

•	the terms and conditions of the Merger Agreement, including, without limitation, the following:

•	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that the DermTech stockholders will not generally recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of DermTech capital stock for Constellation common stock pursuant to the merger;

•

the Stockholder Support Agreement, pursuant to which certain stockholders of DermTech have agreed, solely in their capacity as stockholders of DermTech, to vote all of their shares of DermTech capital stock in favor of the adoption or approval, respectively, of the Merger Agreement and the transactions contemplated by the Merger Agreement; and

•

the belief that the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations in these agreements, were reasonable in light of the entire transaction.

Overview of the Merger Agreement and Agreements Related to the Business Combination (see pages 118 and 132)

Merger Consideration (see page 108)

The Merger Agreement provides that, at the effective time of the business combination, all of the outstanding shares of DermTech common stock and DermTech preferred stock will be cancelled and automatically converted into the right to receive an aggregate amount of 16,000,000 shares of Constellation common stock (subject to adjustment for any reverse stock split or other adjustment that may be effected for the purpose of meeting the initial listing requirements of the Nasdaq Capital Market, and only to the extent necessary to meet such listing requirements), less the total number of shares of Constellation common stock that can be acquired or received pursuant to outstanding DermTech options, restricted stock units and warrants having an exercise price per share of less than $3.80 as of May 29, 2019, or the In The Money Securities, such calculation to be set forth in the final Allocation Schedule to the Merger Agreement. The Constellation common stock to be issued in connection with the Merger Agreement in accordance with its terms and as described herein is referred to as the Merger Consideration.

It is currently anticipated that, at the closing of the business combination, the above exchange ratio will be approximately 1.16 shares of Constellation common stock for each share of DermTech capital stock outstanding (including any DermTech shares issued pursuant to promissory notes converting into DermTech common stock immediately prior to the closing of the business combination) or issuable upon exercise of the In The Money Securities (prior to giving effect to any reverse stock split or other adjustment that may be effected for the purpose of meeting the initial listing requirements of the Nasdaq Capital Market), or the Exchange Ratio. The Exchange Ratio is subject to change due to, among other items, the actual closing date of the business combination, the number of outstanding shares of DermTech capital stock as of the closing date, the number of In The Money Securities as of the closing date and any reverse split or other adjustment to the Constellation common stock prior to the closing of the business combination.

Treatment of Stock Options/Warrants/Restricted Stock Units/Convertible Notes (see page 107)

All stock options and warrants of DermTech, whether vested or unvested, and the stock option plan of DermTech will be assumed by Constellation, and each such option or warrant of DermTech will become an option or warrant to acquire, respectively, on the same terms and conditions as were applicable under such option of DermTech or warrant of DermTech, the same number of shares of Constellation common stock multiplied by the Exchange Ratio, such calculation to be set forth in the final Allocation Schedule to the Merger Agreement.

All restricted stock units of DermTech, whether vested or unvested, will be assumed by Constellation and will have the right to receive on the same terms and conditions as were applicable under such restricted stock units of DermTech, the same number of shares of Constellation common stock multiplied by the Exchange Ratio, such calculation to be set forth in the final Allocation Schedule to the Merger Agreement.

The outstanding principal and accrued but unpaid interest of outstanding convertible promissory notes issued by DermTech prior to June 5, 2019 will convert into shares of DermTech common stock immediately prior to the consummation of the business combination at a price per share equal to 70% of the lesser of (i) $3.75 and (ii) the offering price per share of the PIPE, which is $3.25, multiplied by the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of DermTech as of immediately after the conversion of all then outstanding DermTech bridges notes and immediately prior to the consummation of the business combination. The aggregate principal amount of such notes as of the date hereof is $6,800,000.

The outstanding principal and accrued but unpaid interest of outstanding convertible promissory notes issued by DermTech between June 5, 2019 and June 10, 2019 will convert into shares of DermTech common stock immediately prior to the consummation of the business combination. The price per share at which such convertible promissory notes will convert depends on whether the consummation of the business combination occurs before or after September 25, 2019. If the consummation of the business combination occurs prior to September 25, 2019, the price per share at which such notes will convert will equal the lesser of (i) $3.37 and (ii) 90% of the offering price per share of the PIPE, which is $3.25, multiplied by the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of DermTech as of immediately prior to the consummation of the business combination (including any DermTech shares to be issued pursuant to outstanding promissory notes converting immediately prior to the consummation of the business combination and any DermTech shares underlying all outstanding options, restricted stock unit awards and warrants). If the consummation of the business combination occurs after September 25, 2019, the price per share at which such notes will convert will equal the lesser of (i) $2.62 and (ii) 70% of the offering price per share of the PIPE multiplied by the quotient described in the preceding sentence. Constellation would be able to complete the business combination after September 23, 2019 if it obtained the requisite shareholder approval to its memorandum and articles of association to extend the deadline for completing the business combination to a later date after calling a special meeting of its shareholders to vote on the proposed amendment to its memorandum and articles of association. The aggregate principal amount of the outstanding convertible promissory notes issued by DermTech between June 5, 2019 and June 10, 2019 is $2,600,000.

Conditions to the Completion of the Business Combination (see page 122)

Consummation of the business combination is subject to various closing conditions set forth in the Merger Agreement. Included among the closing conditions are the following:

•	The Domestication occurred and Constellation delivered to DermTech reasonably sufficient evidence of such;

•

A registration statement on Form S-4 has been declared effective by the SEC, no order suspending the effectiveness of the registration statement has been issued, and no proceeding for that purpose was initiated by the SEC;

•	DermTech received the requisite stockholder approval of the business combination;

•	The proposals presented at the special meeting of Constellation’s shareholders were approved and adopted;

•	Immediately prior to or at the effective time of the business combination, Constellation has at least $15,000,000 of cash;

•	Constellation common stock continues to be listed on the Nasdaq Capital Market as of the closing of the business combination.

•	Certain DermTech stockholders, on or prior to the closing of the business combination, have entered into, executed and delivered a registration rights agreement; and

•	Certain DermTech stockholders, on or prior to the closing of the business combination, have entered into, executed and delivered a lock-up agreement.

No Solicitation (see pages 124 and 126)

Each of Constellation and DermTech agreed that, subject to limited exceptions, Constellation and DermTech will not, and will direct each of their respective subsidiaries and each of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, and representatives not to, directly or indirectly:

•	initiate, solicit, encourage or take any action to facilitate any Constellation Acquisition Proposal or DermTech Acquisition Proposal (as applicable, and as each term is defined below);

•

engage in discussions or negotiations regarding, or provide access to properties, books and records or any confidential information or data of the other party to any person in connection with any Constellation Acquisition Proposal or DermTech Acquisition Proposal (as applicable);

•

engage in, cooperate with, assist or participate in or facilitate discussion, negotiation, inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Constellation Acquisition Proposal or DermTech Acquisition Proposal, as applicable;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of such party’s or such party’s affiliates’ equity securities;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Constellation Acquisition Proposal or DermTech Acquisition Proposal, as applicable;

•

approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Constellation Acquisition Proposal or DermTech Acquisition Proposal, as applicable, or any proposal that would reasonably be expected to lead to any Constellation Acquisition Proposal or DermTech Acquisition Proposal, as applicable; or

•	resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives to take any such action.

However, before obtaining the applicable Constellation or DermTech stockholders approvals required to adopt the business combination, each party, directly or indirectly, may do the following:

•

engage in negotiations or discussions with any third party that has made a bona fide unsolicited Constellation Acquisition Proposal or DermTech Acquisition Proposal, as applicable, that the board of directors of such party reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Constellation Superior Proposal or a DermTech Superior Proposal (as applicable, and as each term is defined below); and

•

furnish non-public information regarding such party to such third party pursuant to an executed confidentiality agreement in a form reasonable acceptable to DermTech and Constellation (a copy of which is to be delivered to the other party within 24 hours); provided, that, such party will promptly provide notice to the other party any material non-public information provided to such third party.

Termination of the Merger Agreement (see page 129)

Either Constellation or DermTech can terminate the Merger Agreement under certain circumstances, which would prevent the merger from being consummated.

Termination Fees (see page 130)

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, each of Constellation and DermTech may be required to pay the other party a termination fee of $2,080,000.

Subscription Agreements (see page 132)

Between May 22, 2019 and August 1, 2019, Constellation entered into separate Subscription Agreements with certain subscribers pursuant to which such subscribers agreed to purchase, and Constellation agreed to sell to the Subscribers, an aggregate of 6,153,847 shares of Constellation common stock for a purchase price of $3.25 per share and 1,231 shares of Constellation Series A Convertible Preferred Stock for a purchase price of $3,250 per share (equal to $3.25 per share of common stock on an as-converted basis), in a private placement in which Constellation will raise an aggregate of approximately $24,000,000, less certain offering related expenses payable by Constellation. The shares of Constellation common stock to be issued pursuant to the PIPE will be identical to the shares of Constellation common stock that will be held by Constellation’s public stockholders at the time of the closing of the business combination. The shares of Constellation Series A Convertible Preferred Stock to be issued pursuant to the PIPE will be governed by a Certificate of Designation that will be filed in connection with the closing of the PIPE, or the PIPE Closing. The PIPE Closing will be contingent upon the substantially concurrent consummation of the business combination. The PIPE Closing will occur on the date of, and substantially concurrent with, the consummation of the business combination and will be subject to customary conditions.

DermTech Stockholder Support Agreement (see page 132)

On May 29, 2019, stockholders of DermTech representing the affirmative vote of (i) a majority of the outstanding shares of the capital stock of DermTech and (ii) 70% of the outstanding shares of preferred stock of DermTech, entered into a stockholder support agreement in which such stockholders agreed to vote all of their shares of stock of DermTech in favor of the approval and adoption of the business combination. Additionally, such stockholders have agreed not to (i) transfer any of their shares of capital stock of DermTech (or enter into any arrangement with respect thereto) or (ii) enter into any voting arrangement that is inconsistent with the such stockholder support agreement.

Forfeiture Agreement (see page 132)

On May 29, 2019, Constellation’s sponsor entered into a Forfeiture Letter pursuant to which Constellation’s sponsor will forfeit to Constellation an aggregate of 2,694,779 shares of Constellation common stock, effective as of immediately prior to the consummation of the business combination.

Lock-Up Agreement (see page 132)

In connection with, and as a condition to the closing of the business combination, the Merger Agreement provides that certain persons and entities which will hold Constellation common stock upon the consummation of the business combination will each enter into a lock-up agreement providing each such holder agrees that, during the period commencing on the closing of the business combination and continuing to and including the date 180 days after the date of the closing of the business combination, such holder will not sell, offer to sell, pledge, or transfer any Constellation securities held by such holder, subject to certain limited exceptions.

Registration Rights Agreement (see page 132)

In connection with, and as a condition to the closing of the business combination, the Merger Agreement provides that Constellation and certain persons and entities which will hold Constellation common stock upon the consummation of the business combination will enter into a registration rights agreement. Pursuant to the terms of such registration rights agreement, Constellation will be obligated to file a shelf registration statement on Form S-3 to register the resale by such holders of Constellation common stock issuable in connection with the business combination. The registration rights agreement will also provide such holders with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions.

Deferred Underwriting Fee Assignment Agreement (see page 133)

In connection with the execution of the Merger Agreement, on May 29, 2019 Constellation, DermTech and Cowen entered into the Deferred Underwriting Fee Assignment Agreement, pursuant to which Constellation agreed to assign to DermTech and DermTech agreed to assume Constellation’s obligation pursuant to the Underwriting Agreement, dated as of June 19, 2017 by and among Constellation and Cowen, acting as representative of the underwriters named in Schedule A thereto to pay such underwriters the underwriting fee set forth therein of $4,375,000, subject to certain adjustments and pursuant to the full terms of the Deferred Underwriting Fee Assignment Agreement.

Management Following the Business Combination (see page 225)

Effective as of the closing of the business combination, Constellation’s executive officers are expected to be the current DermTech management team:

Name	Title
John Dobak, M.D.	Chief Executive Officer
Steven Kemper, CPA, MBA	Chief Financial Officer, Treasurer, and Secretary
Burkhard Jansen, M.D.	Chief Medical Officer
Todd Wood	Chief Commercial Officer
Zuxu Yao, Ph.D.	Chief Scientific Officer

Interests of Certain Directors, Officers and Affiliates of Constellation and DermTech (see pages 115 and 103)

In considering the recommendation of the Constellation board of directors with respect to the approval of the business combination, Constellation shareholders should be aware that certain members of the board of directors and executive officers of Constellation have interests in the business combination that may be different from, or in addition to, interests they may have as Constellation shareholders. The Constellation board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement, the business combination and related transactions, and to recommend that the Constellation shareholders approve the same.

None of Constellation’s directors and executive officers are expected to continue with the combined company following the business combination. However, Constellation’s sponsor has already agreed to vote its shares in favor of the business combination pursuant to a letter agreement. As of July 31, 2019, Constellation’s sponsor, directors and officers and their respective affiliates owned an aggregate of approximately 72.7% of Constellation’s outstanding ordinary shares. Constellation’s directors and executive officers own a controlling interest in Constellation’s sponsor.

In considering the recommendation of the DermTech board of directors with respect to the approval of the business combination, DermTech stockholders should be aware that certain members of the board of directors and executive officers of DermTech have interests in the business combination that may be different from, or in addition to, interests they may have as DermTech stockholders. The DermTech board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement, the business combination and related transactions, and to recommend that the DermTech stockholders sign and return the written consent as contemplated by this proxy statement/prospectus/information statement.

DermTech’s current directors and executive officers are expected to continue with the combined company following the business combination. In addition, certain key stockholders of DermTech, including Gary Jacobs, a DermTech director, have already agreed to vote their shares in favor of the business combination pursuant to the Stockholder Support Agreement. As of June 10, 2019, the directors and executive officers of DermTech, together with their affiliates, owned approximately 32.49% of the outstanding shares of capital stock of DermTech, on an as converted to common basis.

Material U.S. Federal Income Tax Consequences of the Business Combination (see page 109)

Each of Constellation and DermTech intend that the business combination qualify as a reorganization within the meaning of Section 368(a) of the Code. In general, and subject to the qualifications and limitations set forth in the section titled “The Business Combination – Material U.S. Federal Income Tax Consequences of the Business Combination,” if the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material tax consequences to U.S. Holders (as defined below) of DermTech common stock will be as follows:

•	a DermTech stockholder will not recognize gain or loss upon the exchange of DermTech common stock for Constellation common stock pursuant to the merger;

•

a DermTech stockholder’s aggregate tax basis for the shares of Constellation common stock received in the merger will equal the stockholder’s aggregate tax basis in the shares of DermTech common stock surrendered in the merger; and

•

the holding period of the shares of Constellation common stock received by a DermTech stockholder in the merger will include the holding period of the shares of DermTech common stock surrendered in exchange therefor.

Tax matters are very complicated, and the tax consequences of the business combination to a particular DermTech stockholder will depend on such stockholder’s circumstances. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the tax consequences of the business combination to you, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws.

Risk Factors (see page 39)

Both DermTech and Constellation are subject to various risks associated with their businesses and their industries. In addition, the business combination, including the possibility that the business combination may not be completed, poses a number of risks to each company and its respective stockholders, including the following risks:

•

If Constellation fails to consummate the PIPE (as defined below) to be consummated concurrently with the closing of the business combination, it may not have enough funds to complete the business combination.

•

There can be no assurance that the combined company’s common stock will be approved for listing on Nasdaq following the closing of the business combination or that the combined company will be able to comply with the continued listing standards of Nasdaq.

•

Constellation’s sponsor, executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus/information statement.

•	If the business combination’s benefits do not meet the expectations of investors or securities analysts, the market price of the combined company’s securities may decline.

•

Following the consummation of the business combination, the combined company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

•

Subsequent to the consummation of the business combination, Constellation may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Constellation’s financial condition, results of operations and ordinary share price, which could cause you to lose some or all of your investment.

•	Future issuances of equity securities may dilute the interests of Constellation’s shareholders and reduce the price of Constellation’s securities.

•

There may be sales of a substantial amount of the combined company’s common stock after the business combination by Constellation’s and DermTech’s current shareholders, and these sales could cause the price of Constellation’s securities to fall.

•

Constellation’s ability to successfully effect the business combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of DermTech, all of whom Constellation expects to stay with the combined company following the business combination. The loss of such key personnel could negatively impact the operations and profitability of the combined business.

•	If a Constellation shareholder fails to comply with the procedures for tendering its public shares in connection with the business combination, such shares may not be redeemed.

•	An investor may be subject to adverse U.S. federal income tax consequences in the event the Internal Revenue Service was to disagree with the U.S. federal income tax consequences described herein.

•	The unaudited pro forma financial information included herein may not be indicative of what the combined company’s actual financial position or results of operations would have been.

•	DermTech’s management has limited experience in operating a public company.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement/prospectus/information statement. DermTech and Constellation both encourage you to read and consider all these risks carefully.

Regulatory Approvals (see pages 108 and 128)

Constellation must comply with applicable federal and state securities laws and the rules and regulations of the Nasdaq Capital Market in connection with the issuance of shares of Constellation common stock and the filing of this proxy statement/prospectus/information statement with the SEC.

Nasdaq Capital Market Listing (see page 111)

Prior to consummation of the business combination, Constellation intends to file an initial listing application for the combined company with the Nasdaq Capital Market. If such application is accepted, Constellation anticipates that its common stock and warrants will be listed on the Nasdaq Capital Market following the closing of the business combination under the trading symbols “DMTK” and “DMTKW,” respectively.

Anticipated Accounting Treatment (see page 112)

The business combination will be accounted for as a reverse merger in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Under this method of accounting, Constellation will be treated as the

“acquired” company for financial reporting purposes. This determination was primarily based on DermTech’s stockholders expecting to have a majority of the voting power of the combined company, DermTech comprising the ongoing operations of the combined company, DermTech comprising a majority of the governing body of the combined company, and DermTech’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of DermTech issuing stock for the net assets of Constellation, accompanied by a recapitalization. The net assets of Constellation will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of DermTech.

Appraisal Rights and Dissenters’ Rights (see page 112)

There are no appraisal rights available to holders of Constellation ordinary shares in connection with the business combination.

DermTech stockholders are entitled to appraisal rights in connection with the business combination under Delaware law. For more information about such rights, see the provisions of Section 262 of the DGCL, attached hereto as Annex G, and the section entitled “The Business Combination – Appraisal Rights and Dissenters’ Rights” in this proxy statement/prospectus/information statement.

Comparison of Stockholder Rights (see page 246)

DermTech is incorporated under the laws of the State of Delaware and, assuming Constellation receives the required stockholder approval of Constellation Proposal No. 2 to re-domicile and continue as a Delaware corporation, the rights of the stockholders of DermTech and Constellation will be governed by the DGCL. If the business combination is completed, DermTech stockholders will become stockholders of Constellation, and their rights will be governed by the DGCL, the Proposed Amended and Restated Charter and the Proposed Bylaws, assuming Constellation stockholder approval of Constellation Proposal No. 3. The rights of Constellation stockholders set forth in the Proposed Amended and Restated Charter and the Proposed Bylaws differ from the rights of DermTech stockholders under the DermTech amended and restated certificate of incorporation and the DermTech bylaws, as more fully described under the section titled “Comparison of Rights of Holders of DermTech Capital Stock and Constellation Capital Stock” in this proxy statement/prospectus/information statement.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL INFORMATION AND DATA

The following tables present summary historical financial data for Constellation and DermTech, summary unaudited pro forma condensed consolidated financial data for DermTech and Constellation, and comparative historical and unaudited pro forma per share data for DermTech and Constellation. Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement does not give effect to the proposed reverse stock split described in Constellation Proposal No. 5.

Selected Historical Financial Data of DermTech

The following tables set forth selected historical financial information derived from DermTech’s (i) unaudited financial statements for the three months ended March 31, 2019, (ii) unaudited financial statements for the three months ended March 31, 2018, and (iii) audited financial statements included elsewhere in this proxy statement/prospectus/information statement for the years ended December 31, 2018 and December 31, 2017. You should read the following selected financial information in conjunction with the section entitled “DermTech Management’s Discussion and Analysis of Financial Condition and Results of Operations” and DermTech’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus/information statement

Condensed Statement of Operations

	Three Months Ended March 31		Twelve Months Ended December 31
Statement of Operations Data	2019	2018	2018	2017
Total revenues	596,479	493,822	2,442,153	1,718,612
Cost of revenues	(634,590)	(662,806)	(2,626,930)	(2,571,187)
Total operating expenses	(2,964,964)	(2,108,182)	(8,374,678)	(7,498,847)
Net loss and comprehensive loss	(5,156,245)	(2,281,038)	(10,004,352)	(8,369,049)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	4,644,983	4,643,733	4,644,353	4,637,793
Net loss per common share outstanding, basic and diluted	$(1.11)	$(0.49)	$(2.15)	$(1.80)

Balance Sheet Data

Balance Sheet Data	As of March 31, 2019	As of December 31, 2018	As of December 31, 2017
Cash and cash equivalents	2,040,794	4,752,579	1,242,042
Total assets	2,707,188	5,663,532	2,066,901
Deferred revenue	1,303,785	1,552,229	1,312,227
Convertible notes payable, net	6,800,000	5,019,235	—
Total liabilities	13,005,932	11,019,075	2,872,492
Additional paid-in capital	66,271,946	66,014,324	60,560,797
Accumulated deficit	(76,577,959)	(71,377,136)	(61,372,784)
Total stockholders’ (deficit) equity	(10,301,368)	(5,358,167)	(807,343)

Selected Historical Financial Data of Constellation

The following table sets forth selected historical financial information derived from Constellation’s audited financial statements included elsewhere in this proxy statement/prospectus/information statement for the years ended March 31, 2019 and 2018. You should read the following selected financial information in conjunction with the section entitled “Constellation Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Constellation’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus/information statement.

Selected Historical Financial Information – Constellation

(USD in thousands, except share and per share amounts)

Income Statement Data:	Year Ended March 31, 2019	Year Ended March 31, 2018	Year Ended March 31, 2017	Period from July 31, 2015 (inception) through March 31, 2016
Loss from operations	(1,978)	(306)	—	(3)
Interest income	2,863	1,208	—	—
Unrealized loss on marketable securities	59	(45)	—	—
Net income (loss)	944	857	—	(3)
Basic and diluted net loss per share	0.14	(0.05)	(0.00)	(0.00)
Weighted average shares outstanding – basic and diluted	5,136,904	4,721,185	3,750,000	3,750,000

Balance Sheet Data:	As of March 31, 2019	As of March 31, 2018	As of March 31, 2017	As of March 31, 2016
Working capital (deficiency)	(1,477)	501	(148)	(112)
Trust account	12,358	146,350	—	—
Total assets	12,440	146,894	195	150
Total liabilities	6,590	5,073	173	128
Value of ordinary shares subject to possible redemption	850	136,820	—	—
Shareholders’ equity	5,000	5,000	22	22

Selected Unaudited Pro Forma Condensed Consolidated Financial Information and Data of the Combined Company

The following information does not give effect to the proposed reverse stock split described in Constellation Proposal No. 5.

The following selected unaudited pro forma condensed consolidated financial information has been prepared to reflect the acquisition of Constellation by DermTech. On May 29, 2019, DermTech and Constellation entered into the Merger Agreement pursuant to which a wholly-owned subsidiary of Constellation will merge with and into DermTech, with DermTech becoming a wholly-owned subsidiary of Constellation and the surviving corporation of the merger. For accounting purposes, DermTech is considered to be acquiring Constellation in the merger.

The unaudited pro forma condensed combined financial information was prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed combined balance sheet as of March 31, 2019 is presented as if the merger had been completed on March 31, 2019. The unaudited pro forma condensed combined statements of operations combine DermTech’s statement of operations for the year ended December 31, 2018 with Constellation’s statement of operations for the year ended March 31, 2019. The unaudited pro forma condensed combined statement of operations assume that the merger took place as of January 1, 2019, and combines the historical results of DermTech and Constellation.

The selected unaudited pro forma condensed consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed consolidated financial data for the year ended March 31, 2019 is derived from the audited consolidated financial information included elsewhere in this prospectus and should be read in conjunction with that information. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 239 of this proxy statement/prospectus/information statement.

The unaudited pro forma condensed consolidated financial information assumes that, at the effective time of the business combination, each share of DermTech capital stock will have converted into the right to receive approximately 1.28 shares of Constellation common stock, in accordance with the terms of the Merger Agreement. The estimated exchange ratio calculations used herein is based upon DermTech’s and Constellation’s capitalization numbers immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted to account for the issuance of any additional shares of Constellation stock prior to the consummation of the merger or for the issuance of any additional shares of DermTech stock in a manner not contemplated by the Merger Agreement prior to the consummation of the merger.

Selected Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Loss Data For the Year Ended December 31, 2018 (DermTech) and March 31, 2019 (Constellation)

Statement of Operations Data
Total revenues	2,442,153
Cost of revenues	(2,626,930)
Total operating expenses	9,504,439
Net loss and comprehensive loss	(9,704,705)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	21,631,129
Net loss per common share outstanding, basic and diluted	$(0.45)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

Balance Sheet Data	As of March 31, 2019
Cash and cash equivalents	25,965,186
Total assets	26,682,838
Deferred revenue	1,303,785
Total liabilities	7,437,424
Additional paid-in capital	88,747,747
Accumulated deficit	(69,527,968)
Total stockholders’ equity	19,245,416

Comparative Historical and Unaudited Pro Forma Earnings and Book Value Per Share Data

The information below reflects the historical net loss and book value per share of DermTech common stock and the historical net loss and book value per share of Constellation ordinary shares in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed business combination of DermTech with Constellation on a pro forma basis and excludes the conversion of DermTech’s preferred shares and convertible promissory notes into DermTech common stock. The unaudited pro forma net loss and book value per share do not give effect to the proposed reverse stock split described in Constellation Proposal No. 5.

You should read the tables below in conjunction with the audited financial statements of DermTech included in this proxy statement/prospectus/information statement and the audited financial statements of Constellation included in this proxy statement/prospectus/information statement and the related notes and the unaudited pro forma condensed consolidated financial information and notes related to such financial statements included elsewhere in this proxy statement/prospectus/information statement.

Earnings (Loss) Per Share

DERMTECH

Twelve Months Ended December 31, 2018
Historical Per Common Share Data:
Basic and diluted net loss per share	$(2.15)

CONSTELLATION

Twelve Months Ended March 31, 2019
Historical Per Common Share Data:
Basic and diluted net loss per share	$0.14

DERMTECH AND CONSTELLATION

Twelve Months Ended
Pro Forma Per Common Share Data:
Basic and diluted net loss per share	$(0.45)

Book Value Per Share

DERMTECH

	Three Months Ended March 31, 2019	Twelve Months Ended December 31, 2018
Historical Per Common Share Data:
Book value per share	$(2.22)	$(1.15)

CONSTELLATION

Twelve Months Ended March 31, 2018
Historical Per Common Share Data:
Book value per share	$0.95

DERMTECH AND CONSTELLATION

Twelve Months Ended
Pro Forma Per Common Share Data:
Book value per share	$0.89

MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Constellation’s equity securities trade on Nasdaq. Each of Constellation’s units consists of one ordinary share, one right and one warrant and trades on Nasdaq under the symbol “CNACU”. Constellation’s units began trading on Nasdaq on June 20, 2017. The rights, warrants and ordinary shares underlying Constellation’s units began trading separately on Nasdaq under the symbols “CNACR”, “CNACW” and “CNAC”, respectively, on August 10, 2017. Each right entitles the holder thereof to receive one-tenth of one ordinary share upon the consummation of an initial business combination. Each warrant entitles the holder thereof to purchase one-half of one ordinary share. Constellation will not issue fractional shares. As a result, you must exercise warrants in multiples of two warrants, at a price of $11.50 per full share, subject to adjustment as described in Constellation’s prospectus, to validly exercise your warrants. The warrants will expire five years after the completion of Constellation’s initial business combination unless redeemed earlier. On March 14, 2019, the date before the public announcement of the business combination, Constellation’s units, ordinary shares, rights and warrants closed at $10.41, $10.35, $0.125 and $0.0896, respectively. The following table includes the high and low sales prices for Constellation’s units, ordinary shares, rights and warrants for the periods presented. Prior to June 20, 2017, there was no established public trading market for Constellation’s securities. Following the consummation of the business combination, the combined company expects its common stock to trade under the symbol “DMTK” on The Nasdaq Capital Market.

The following table sets forth the high and low sale prices for Constellation’s units, rights, warrants and ordinary shares of common stock in each full quarterly period within the three most recent fiscal years.

	Units		Ordinary Shares		Rights		Warrants
Quarter Ended	High	Low	High	Low	High	Low	High	Low
2017
June 30, 2017 (June 20, 2017 – June 30, 2017)	$10.24	$10.00	*	*	*	*	*	*
September 30(1)	$10.30	$10.01	$9.78	$9.64	$0.35	$0.28	$0.30	$0.23
December 31	$10.50	$8.22	$9.90	$9.55	$0.36	$0.25	$0.25	$0.195

2018
March 31	$11.21	$9.82	$9.95	$9.72	$0.48	$0.27	$0.38	$0.19
June 30	$11.50	$10.30	$9.97	$9.95	$0.70	$0.44	$0.50	$0.36
September 30	$11.50	$10.30	$10.15	$9.95	$0.70	$0.3768	$0.50	$0.182
December 31	$16.04	$10.02	$10.25	$9.95	$0.45	$0.0101	$0.28	$0.06

2019
March 31	$10.69	$10.05	$10.38	$8.75	$0.20	$0.0005	$0.1482	$0.05

*

The high and low trade prices per share of Constellation’s ordinary shares, rights and warrants are not reflected for the quarter ending June 30, 2017 because the ordinary shares, rights and warrants underlying the units did not begin trading separately until August 10, 2017.

(1)

The information for the quarter ending September 30, 2017 for the ordinary shares, rights and warrants reflects the high and low sales prices beginning as of August 10, 2017, the first day that holders of the units elected to separate their units into ordinary shares, rights and warrants.

Holders

On June 13, 2019, there were approximately three holders of record of Constellation’s units, three holders of record of Constellation’s ordinary shares, one holder of record of Constellation’s rights and one holder of record of Constellation’s warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividends

Constellation has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon Constellation’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of an initial business combination.

Dividend Policy of Constellation

The payment of any dividends subsequent to an initial business combination will be within the discretion of Constellation’s board of directors at such time. It is the present intention of Constellation’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, Constellation’s board of directors does not anticipate declaring any dividends in the foreseeable future. In addition, Constellation’s board of directors is not currently contemplating and does not anticipate declaring any dividends in the foreseeable future. Further, if Constellation incurs any indebtedness in connection with a business combination, Constellation’s ability to declare dividends may be limited by restrictive covenants Constellation may agree to in connection therewith.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/information statement and the documents incorporated by reference into this proxy statement/prospectus/information statement contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as DermTech and Constellation cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include, but are not limited to statements about:

•	the combined company’s ability to attain profitability;

•	the combined company’s ability to continue as a going concern;

•	the combined company’s estimates regarding its future performance, including without limitation estimates of potential future revenues;

•	the combined company’s ability to obtain third-party payer reimbursement for its tests;

•	the combined company’s ability to efficiently bill for and collect revenue resulting from its tests;

•	the combined company’s need to raise additional capital to fund its operations, commercialize its products, and expand its operations;

•	the combined company’s ability to market and sell its tests to physicians and other clinical practitioners;

•	the combined company’s ability to continue to develop its existing tests and develop and commercialize additional novel tests;

•	the combined company’s dependence on third parties for the manufacture of its products;

•	the combined company’s ability to meet market demand for its current and planned future tests;

•	the combined company’s reliance on its sole laboratory facility and the harm that may result if this facility became damaged or inoperable;

•	the combined company’s ability to compete with its competitors and their competing products;

•	the importance of the combined company’s executive management team;

•	the combined company’s ability to retain and recruit key personnel;

•	the combined company’s dependence on third parties for the supply of its laboratory substances, equipment and other materials;

•

the potential for the combined company to incur substantial costs resulting from product liability lawsuits against it and the potential for these lawsuits to cause the combined company to suspend sales of its products;

•

the possibility that a third party may claim the combined company has infringed or misappropriated its intellectual property rights and that the combined company may incur substantial costs and be required to devote substantial time defending against these claims;

•	the potential consequences of the combined company expanding its operations internationally;

•	the combined company’s ability to continue to comply with applicable privacy laws and protect confidential information from breaches;

•	how changes in federal health care policy could increase the combined company’s costs, decrease its revenues and impact sales of and reimbursement for its tests;

•

the combined company’s ability to continue to comply with federal and local laws concerning its business and operations and the consequences resulting from the combined company’s failure to comply with such laws;

•

the possibility that the combined company may be required to conduct additional clinical studies or trials for its tests and the consequences resulting from the delay in obtaining necessary regulatory approvals;

•

the harm resulting from the potential loss, suspension, or other restriction on one or more of the combined company’s licenses, certifications or accreditations, or the imposition of a fine or penalty on the combined company under federal, state, or foreign laws;

•	the combined company’s ability to maintain its intellectual property protection;

•	how recent and potential future changes in tax policy could negatively impact the combined company’s business and financial condition;

•	how recent and potential future changes in healthcare policy could negatively impact the combined company’s business and financial condition;

•	the combined company’s ability to attain and/or maintain Nasdaq listing;

•	the combined company’s ability to manage the increased expenses and administrative burdens as a public company;

•	the consequences to Constellation’s stockholders if it is unable to complete its initial business combination by September 23, 2019;

•	the consequences to Constellation’s stockholders who purchased units in Constellation’s initial public offering and do not exercise their redemption rights;

•	the effects that third-party claims against Constellation could have on the per-share redemption amount received by Constellation stockholders;

•

the potential conflicts of interest between Constellation and its sponsor, executive officers and directors in recommending that Constellation’s stockholders vote in favor of the business combination and other proposals described herein;

•	the combined company’s ability to redeem Constellation stockholders’ unexpired warrants prior to their exercise;

•	the adverse tax and corporate governance consequences associated with Constellation reincorporating in Delaware in connection with the business combination;

•	the effects of a sale of the combined company’s common stock on the price of the combined company’s securities; and

•	the parties’ reliance on the closing of the PIPE for proceeds of at least $15 million to consummate the business combination.

For a discussion of the factors that may cause DermTech, Constellation or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of DermTech and Constellation to complete the business combination and the effect of the business combination on the business of DermTech, Constellation and the combined company, see section entitled “Risk Factors” beginning on page 39 of this proxy statement/prospectus/information statement.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Constellation. See section entitled “Where You Can Find More Information” beginning on page 271 of this proxy statement/prospectus/information statement.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of DermTech, Constellation or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus/information statement are current only as of the date on which the statements were made. DermTech and Constellation do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus/information statement, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Constellation because these risks may also affect the combined company – these risks can be found in Constellation’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC. You should also read and consider the other information in this proxy statement/prospectus/information statement and the other documents incorporated by reference into this proxy statement/prospectus/information statement. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Risks Related to DermTech’s Business

Risks Relating to DermTech’s Financial Condition and Capital Requirements

DermTech is an emerging growth company with a history of net losses; DermTech expects to incur net losses in the future, and may never achieve sustained profitability.

DermTech has historically incurred substantial net losses, including net losses of $8.4 million in 2017 and $10.0 million in 2018; and DermTech has never been profitable. As of December 31, 2018, DermTech’s accumulated deficit is $71.4 million.

DermTech expects its losses to continue as a result of costs relating to ongoing research and development expenses, for increased sales and marketing costs for existing and planned products. These losses have had, and will continue to have, an adverse effect on DermTech’s working capital, total assets, and stockholders’ equity. Because of the numerous risks and uncertainties associated with its commercialization efforts, DermTech is unable to predict when it will become profitable, and it may never become profitable. Even if DermTech does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. DermTech’s inability to achieve and then maintain profitability would negatively affect DermTech’s business, financial condition, results of operations, and cash flows.

DermTech’s independent registered public accounting firm’s report for the year ended December 31, 2017 and 2018 includes an explanatory paragraph regarding substantial doubt about DermTech’s ability to continue as a going concern.

Due to the deficit that DermTech has accumulated since its inception, in their report on DermTech’s audited annual financial statements as of and for the year ended December 31, 2017 and 2018, DermTech’s auditors included an explanatory paragraph regarding concerns about DermTech’s ability to continue as a going concern. Recurring losses from operations raise substantial doubt about DermTech’s ability to continue as a going concern. If DermTech is unable to obtain sufficient funding at acceptable terms, it may be forced to significantly curtail its operations, and the lack of sufficient funding may have a material adverse impact on DermTech’s ability to continue as a going concern. If DermTech is unable to continue as a going concern, it might have to liquidate its assets and the values DermTech receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in DermTech’s financial statements. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about DermTech’s ability to continue as a going concern and its lack of cash resources may materially adversely affect DermTech’s share price and its ability to raise new capital or to enter into critical contractual relations with third parties.

DermTech has a limited operating history and it expects a number of factors to cause its operating results to fluctuate on a quarterly and annual basis, which may make DermTech’s future performance difficult to predict.

DermTech is an emerging molecular diagnostics company with a limited operating history. DermTech’s operations to date have been primarily focused on developing and market testing DermTech’s technology. DermTech has not obtained regulatory approvals for any of its tests as it operates under the Clinical Laboratory Improvement Amendments of 1988, or CLIA, guidelines. Consequently, if regulatory approval is determined to be necessary, any predictions made about DermTech’s future success or viability may not be as accurate as they could be if DermTech had a longer operating history or more commercialized products. DermTech’s financial condition and operating results have varied significantly in the past and will continue to fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond DermTech’s control. Factors relating to DermTech’s business that may contribute to these fluctuations include other factors described elsewhere in this proxy statement/prospectus/information statement and also include:

•	DermTech’s ability to obtain additional funding to develop and market its products and tests;

•	the market adoption and demand for DermTech’s tests;

•	the existence of favorable or unfavorable clinical guidelines for DermTech’s test;

•	the reimbursement of DermTech’s tests by Medicare and private payers;

•	DermTech’s ability to obtain and maintain any necessary regulatory approval for any of its tests in the United States and foreign jurisdictions;

•

potential side effects of DermTech’s tests that could delay or prevent commercialization, limit the indications for any of DermTech’s tests, require the establishment of risk evaluation and mitigation strategies, or cause any of DermTech’s commercialized tests to be taken off the market;

•	DermTech’s dependence on third-party suppliers and manufacturers, to supply or manufacture DermTech’s products;

•	DermTech’s ability to establish or maintain collaborations, licensing, or other arrangements;

•	DermTech’s ability to maintain and grow an effective sales and marketing infrastructure, either through the expansion of DermTech’s commercial infrastructure or through strategic collaborations;

•	competition from existing products or new products that may emerge;

•	the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products;

•	DermTech’s ability to leverage its proprietary technology platform to discover and develop additional product candidates;

•	DermTech’s ability to successfully obtain, maintain, defend, and enforce intellectual property rights important to DermTech’s business;

•	DermTech’s ability to attract and retain key personnel to manage its business effectively;

•	DermTech’s ability to build its finance infrastructure and improve its accounting systems and controls;

•	potential product liability claims;

•	potential liabilities associated with hazardous materials; and

•	DermTech’s ability to obtain and maintain adequate insurance policies.

Accordingly, the results of any quarterly or annual periods should not be relied upon as indications of future operating performance.

DermTech’s commercial success could be compromised if customers do not pay its invoices or if third-party payers, including managed care organizations and Medicare, do not provide coverage and reimbursement, breach, rescind, or modify their contracts or reimbursement policies, reimburse at a low rate, or delay payments for DermTech’s current tests and its planned future tests.

Physicians, including dermatologists, may not order DermTech’s current Pigmented Lesion Assay, or PLA, or DermTech’s Nevome test, or DermTech’s planned tests unless third-party payers, such as managed care organizations and government payers (e.g., Medicare and Medicaid), pay a substantial portion of the test price. Coverage and reimbursement by a third-party payer may depend on a number of factors, including a payer’s determination that tests using DermTech technologies are:

•	not experimental or investigational;

•	medically necessary;

•	appropriate for the specific patient;

•	cost-effective;

•	supported by peer-reviewed publications; and

•	included in clinical practice guidelines.

Uncertainty surrounds third-party payer reimbursement of any test incorporating new technology, including tests developed using DermTech’s technologies. Technology assessments of new medical tests conducted by research centers and other entities may be disseminated to interested parties for informational purposes. Third-party payers and health care providers may use such technology assessments as grounds to deny coverage for a test or procedure. Technology assessments can include evaluation of clinical utility studies, which define how a test is used in a particular clinical setting or situation. DermTech filed an application for a technology assessment in April of 2018, and the comment period for the accompanying Medicare Draft Local Coverage Decision, or Draft LCD, closed in August of 2018. In March 2019, a Draft LCD proposed coverage for the PLA. A Medicare Final Coverage Decision, or Final LCD, could be available in the second half of 2019. If the Final LCD maintains the coverage proposal in the Draft LCD, the PLA will be eligible for Medicare reimbursement. If the Final LCD reverses the coverage proposal in the Draft LCD, DermTech’s business will be significantly impacted due to lack of Medicare coverage. In addition, after submission of the technology assessment in April of 2018, DermTech is prohibited from submitting claims to Medicare. Therefore, although DermTech previously submitted claims to Medicare which were reviewed on a case-by-case basis, DermTech no longer has any Medicare revenue stream pending the outcome of the technology assessment and the finalization of a Local Coverage Decision. Currently the Nevome test does not have Medicare reimbursement.

Because each payer generally determines for its own enrollees or insured patients whether to cover or otherwise establish a policy to reimburse DermTech’s tests, seeking payer approvals is a time-consuming and costly process. DermTech cannot be certain that coverage for DermTech’s current tests and DermTech’s planned future tests will be provided in the future by additional third-party payers or that existing policy decisions, or reimbursement levels will remain in place or be fulfilled under existing terms and provisions. In addition, the coding procedure used by all third-party payers with respect to establishing payment rates for various procedures, including DermTech’s tests, is complex, does not currently adapt well to the genetic tests DermTech performs and may not enable coverage and adequate reimbursement rates for DermTech’s tests. If DermTech cannot obtain coverage and reimbursement from private and governmental payers such as Medicare and Medicaid for DermTech’s current tests, or new tests or test enhancements that it may develop in the future, DermTech’s ability to generate revenues could be limited, which may have a material adverse effect on its financial condition, results of operations, and cash flows. Measures have been undertaken to reduce payment rates for and decrease utilization of the clinical laboratory testing generally, including the Protecting Access to Medicare Act of 2014, or PAMA, which has resulted in reduced rates on the Medicare Clinical Laboratory Fee Schedule, or CLFS. These reductions may also impact DermTech’s PLA and Nevome tests and may also impact tests DermTech develops in the future. Because of the cost-trimming trends, third-party payers that cover and provide reimbursement for DermTech’s tests and its planned tests may suspend, revoke, or discontinue coverage at any time, or may reduce the reimbursement rates payable to DermTech. Any such action could have a negative impact on DermTech’s revenues, which may have a material adverse effect on its financial condition, results of operations, and cash flows. Additionally, if DermTech is not able to obtain sufficient clinical information in support of its tests, third-party payers could designate its tests as experimental or investigational and decline to cover and reimburse its tests because of this designation. As a result of these factors, obtaining approvals from third-party payers to cover DermTech’s tests and establishing adequate reimbursement levels is an unpredictable, challenging, time-consuming, and costly process, and DermTech may never be successful. Further, DermTech has experienced in the past, and will likely experience in the future, delays and interruptions in the receipt of payments from third-party payers due to missing documentation and/or other issues, which could cause delay in collecting DermTech’s revenue.

Additionally, DermTech is currently considered a “non-contracted provider” or “out of network” by most private third-party payers because DermTech has not entered into a specific contract to provide tests to their insured patients at specified rates of reimbursement. If DermTech were to become a contracted provider with one or more payers in the future, the amount of overall reimbursement DermTech receives would likely decrease because it could be reimbursed less money per test performed at a contracted rate than at a non-contracted rate, which could have a negative impact on DermTech’s revenues. Further, DermTech typically is unable to collect substantial payments from patients beyond that which is paid by their insurance and therefore experiences overall loss to revenue as a result.

Billing and collections processing for DermTech’s tests is complex and time-consuming, and any delay in transmitting and collecting claims could have an adverse effect on DermTech’s revenue.

Billing for DermTech’s tests is complex, time-consuming, and expensive. Depending on the billing arrangement and applicable law, DermTech bills, or plans to bill, various different parties for its tests, including Medicare, Medicaid, insurance companies, and patients, all of which may have different billing requirements. DermTech may face increased risk in its collection efforts due to the complexities of these billing requirements, including long collection cycles and lower collection rates, which could adversely affect DermTech’s business, results of operations and financial condition.

Several factors make the billing process complex, including:

•	differences between the list price for DermTech’s tests and the reimbursement rates of payers;

•	compliance with complex federal and state regulations related to billing government healthcare programs, including Medicare and Medicaid;

•	disputes among payers as to which party is responsible for payment;

•	differences in coverage among payers and the effect of patient co-payments or co-insurance;

•	differences in information and billing requirements among payers;

•	incorrect or missing billing information; and

•	the resources required to manage the billing and claims appeals process.

DermTech is developing internal systems and procedures to handle these billing and collections functions and has engaged third parties to assist with some of these functions, but DermTech will need to make significant efforts and expend substantial resources to further develop its systems and procedures to handle these aspects of its business. As a result, these billing complexities, along with the related uncertainty in obtaining payment for DermTech’s tests, could negatively affect DermTech’s revenue and cash flow, DermTech’s ability to achieve or sustain profitability, and the consistency and comparability of DermTech’s results of operations. In addition, if claims for DermTech’s tests are not submitted to payers on a timely basis, or if DermTech is required to switch to a different provider to handle DermTech’s processing and collections functions, DermTech’s revenue and business could be adversely affected.

DermTech will need to raise additional capital to fund its existing operations, commercialize its products, and expand its operations.

As of December 31, 2018, DermTech’s cash and cash equivalents totaled approximately $4.7 million. Based on DermTech’s current business operations, DermTech believes the net proceeds from this offering, together with its current cash and cash equivalents, will be sufficient to meet its anticipated cash requirements for the 18-month period following this offering. If DermTech’s available cash balances, net proceeds from this offering, and anticipated cash flow from operations are insufficient to satisfy DermTech’s liquidity requirements including due to changes in DermTech’s business operations, a lengthier sales cycle, lower demand for its products, or other risks described in this proxy statement/prospectus/information statement, DermTech may seek to raise additional capital through equity offerings, debt financings, collaborations, or licensing arrangements. DermTech may also consider raising additional capital in the future to expand its business, to pursue strategic investments, to take advantage of financing opportunities, or for other reasons, including to:

•	increase DermTech’s efforts to drive market adoption of its tests and address competitive developments;

•	fund development activities and efforts of any future products;

•	acquire, license, or invest in technologies;

•	acquire or invest in complementary businesses or assets; and

•	finance capital expenditures and general and administrative expenses.

DermTech’s present and future funding requirements will depend on many factors, including:

•	DermTech’s revenue growth rate and ability to generate cash flows from operating activities;

•	DermTech’s sales and marketing and research and development activities;

•	effects of competing technological and market developments;

•	costs of and potential delays in product development;

•	changes in regulatory oversight applicable to DermTech’s tests; and

•	costs related to international expansion.

The various ways DermTech could raise additional capital carry potential risks. If DermTech raises funds by issuing equity securities, dilution to its stockholders could result. Any equity securities issued also could provide for rights, preferences, or privileges senior to those of holders of DermTech’s common stock. If DermTech raises funds by issuing debt securities, those debt securities would have rights, preferences, and privileges senior to those of holders of DermTech’s common stock. The terms of debt securities issued or borrowings pursuant to a credit agreement could impose significant restrictions on DermTech’s operations. If DermTech raises funds through collaborations and licensing arrangements, DermTech might be required to relinquish significant rights to its platform technologies or products, or grant licenses on terms that are not favorable to DermTech. Additional equity or debt financing might not be available on reasonable terms, if at all. If DermTech cannot secure additional funding when needed, DermTech may have to delay, reduce the scope of, or eliminate one or more research and development programs or sales and marketing initiatives. In addition, DermTech may have to work with a partner on one or more of DermTech’s development programs, which could lower the economic value of those programs to DermTech.

DermTech will also need to raise additional capital to expand its business to meet its long-term business objectives. Additional financing may be from the sale of equity or convertible or other debt securities in a public or private offering, from a credit facility or strategic partnership coupled with an investment in DermTech, or a combination of both. For further discussion of DermTech’s liquidity requirements as they relate to DermTech’s long-term plans, see the section entitled “DermTech Management’s Discussion and Analysis of Financial Condition and Results of Operations – Fiscal Years Ending December 31, 2017 and 2018 – Liquidity and Capital Resources.”

If physicians, including dermatologists, decide not to order the PLA, the Nevome test, or DermTech’s future tests, DermTech may be unable to generate sufficient revenue to sustain its business.

To generate demand for DermTech’s current tests and DermTech’s planned tests, DermTech will need to educate dermatologists and other health care professionals on the clinical utility, benefits, and value of the tests DermTech provides through published papers, presentations at scientific conferences, educational programs, and one-on-one education sessions by members of DermTech’s sales force. In addition, DermTech needs to assure dermatologists of their ability to obtain and maintain adequate reimbursement coverage from third-party payers for the adhesive patch sample collection method. Medical professionals are influenced by standard setting bodies that influence and/or dictate the standard of care. If DermTech is not successful in changing current guidelines from legacy standards to new molecular-based approaches DermTech’s market adoption will suffer. If DermTech cannot convince medical practitioners to order its current tests and DermTech’s planned tests, DermTech will likely be unable to create demand in sufficient volume for DermTech to achieve sustained profitability or meet its anticipated revenue projections.

DermTech expects to continue to incur significant expenses to develop and market its tests, which could make it difficult for DermTech to achieve and sustain profitability.

In recent years, DermTech has incurred significant costs in connection with the development of its tests. For the year ended December 31, 2017, DermTech’s research and development expenses were $2.0 million, its sales and marketing expenses were $2.9 million and its general and administrative expenses were $2.6 million. For the year ended December 31, 2018, DermTech’s research and development expenses were $2.1 million, its sales and marketing expenses were $2.8 million and its general and administrative expenses were $3.5 million. DermTech expects its expenses to continue to increase for the foreseeable future as DermTech conducts studies of its current tests and its planned other tests, grows its sales and marketing organization, drives adoption of and reimbursement for its tests, and develops new tests. As a result, DermTech needs to generate significant revenues in order to achieve sustained profitability.

DermTech may not be able to generate sufficient revenue from the commercialization of its PLA, Nevome test, or successfully develop and commercialize other tests to achieve or sustain profitability or meet its anticipated revenue projections.

DermTech launched PLA assay during the first half of 2016. DermTech launched the Nevome test in 2018. DermTech is in varying stages of research and development for other tests that DermTech may offer in the future. DermTech believes that its commercialization success is dependent upon its ability to significantly increase the number of customers that are using DermTech’s tests. In addition, demand for DermTech’s tests may not increase as quickly as planned and DermTech may be unable to increase its revenue levels as expected. DermTech is currently not profitable. Even if DermTech succeeds in increasing adoption of PLA or the Nevome test by dermatologists, in maintaining and creating relationships with DermTech’s existing and new customers, and developing and commercializing additional molecular diagnostic testing products, DermTech may not be able to generate sufficient revenue to achieve or sustain profitability or meet its anticipated revenue projections.

If DermTech is unable to execute its marketing strategy for PLA or the Nevome test and are unable to gain acceptance in the market, DermTech may be unable to generate sufficient revenue to sustain its business.

Although DermTech believes that its current tests and planned future tests represent a promising commercial opportunity, DermTech’s tests may never gain significant acceptance in the marketplace and therefore may never generate substantial revenue or profits for DermTech. DermTech will need to establish a market for its tests and build that market through physician education, awareness programs, and the publication of clinical trial results. Gaining acceptance in medical communities requires publication in leading peer-reviewed journals of results from studies using DermTech’s current tests and/or its planned future tests. The process of publication in leading medical journals is subject to a peer-review process and peer-reviewers may not consider the results of DermTech’s studies sufficiently novel or worthy of publication. Failure to have DermTech’s studies published in peer-reviewed journals would limit the adoption of DermTech’s current tests and its planned tests.

DermTech’s ability to successfully market the tests that it develops will depend on numerous factors, including:

•	conducting clinical utility studies of such tests in collaboration with key thought leaders to demonstrate their use and value in important medical decisions such as treatment selection;

•	the success of DermTech’s sales force;

•	whether healthcare providers believe such tests provide clinical utility;

•	whether the medical community accepts that such tests are sufficiently sensitive and specific to be meaningful in patient care and treatment decisions; and

•	whether health insurers, government health programs, and other third-party payers will cover and pay for such tests and, if so, whether they will adequately reimburse DermTech.

Failure to achieve widespread market acceptance of DermTech’s current tests and its planned future tests would materially harm DermTech’s business, financial condition, and results of operations.

If DermTech cannot develop tests to keep pace with rapid advances in technology, medicine and science, DermTech’s operating results and competitive position could be harmed.

In recent years, there have been numerous advances in technologies relating to the molecular diagnosis for cancer and other medical conditions. Several new cancer drugs have been approved, including several for melanoma, and a number of new drugs in clinical development may increase patient survival time. There have also been advances in methods used to identify patients likely to benefit from these drugs based on analysis of biomarkers. DermTech must continuously develop new tests and enhance any existing tests to keep pace with evolving standards of care. DermTech’s current tests and its planned tests could become obsolete unless DermTech continually innovates and expands them to demonstrate benefit in the diagnosis, monitoring, or prognosis of patients with cancer and other dermatologic conditions. If DermTech cannot adequately demonstrate the applicability of DermTech’s current tests and its planned future tests to new diagnostic and treatment developments, sales of DermTech’s tests could decline, which would have a material adverse effect on its business, financial condition, and results of operations.

DermTech’s future success will depend in part upon its ability to enhance its PLA, the Nevome test, and to develop, introduce, and commercialize other novel innovative and non-invasive diagnostics tests and services. New test development involves a lengthy and complex process and DermTech may be unable to commercialize new or improved tests or any other products DermTech may develop on a timely basis, or at all.

DermTech’s future success will depend in part upon its ability to enhance PLA, the Nevome test, and to develop new innovative products. DermTech’s failure to successfully develop new products on a timely basis could have a material adverse effect on its revenue, results of operations, and business.

The development of new or enhanced tests is a complex and uncertain process requiring precise technological execution. In addition, the successful development of new products may depend on the development of new technologies. DermTech may be required to undertake time-consuming and costly development activities. DermTech may experience difficulties that could delay or prevent the successful development, commercialization, and marketing of these new products. Before DermTech can commercialize any new products, it will need to expend significant funds in order to conduct substantial research and development, including validation studies.

DermTech’s product development process involves a high degree of risk, and product development efforts may fail for many reasons, including a failure to demonstrate the performance of the product or an inability to obtain any required certification or regulatory approval.

As DermTech develops products, it will have to make significant investments in product development, as well as sales and marketing resources. In addition, competitors may develop and commercialize competing products faster than DermTech is able to do so, which could have a material adverse effect on DermTech’s revenue, results of operations and business.

DermTech relies on a limited number of suppliers and, in some cases, a sole supplier, for certain of its laboratory substances, equipment and other materials, and any delays or difficulties securing these materials could disrupt DermTech’s laboratory operations and materially harm its business.

DermTech relies on a limited number of suppliers for certain of its laboratory substances, including reagents, as well as for the sequencers and various other equipment and materials DermTech uses in its laboratory operations. In particular, DermTech relies on Fischer Scientific and VWR for supplies and Adhesive Research for its adhesive tape material. DermTech does not have long-term agreements with any of its suppliers and, as a result, they could cease supplying these materials and equipment to DermTech at any time due to an inability to reach agreement with DermTech on supply terms, disruptions in their operations, a determination to pursue other activities or lines of business, or for other reasons, or they could fail to provide DermTech with sufficient quantities of materials that meet its specifications. Transitioning to a new supplier or locating a temporary substitute, if any are available, would be time-consuming and expensive, could result in interruptions in or otherwise affect the performance specifications of DermTech’s laboratory operations, or could require that DermTech revalidate its tests. In addition, the use of equipment or materials provided by a replacement supplier could require DermTech to alter its laboratory operations and procedures. Moreover, DermTech believes there are currently only a few manufacturers that are capable of supplying and servicing some of the equipment and other materials necessary for DermTech’s laboratory operations, including sequencers and various associated reagents. As a result, replacement equipment and materials that meet DermTech’s quality control and performance requirements may not be available on reasonable terms, in a timely manner or at all. If DermTech encounters delays or difficulties securing, reconfiguring or revalidating the equipment, reagents and other materials DermTech requires for its tests, DermTech’s operations could be materially disrupted and its business, financial condition, results of operations, and reputation could be adversely affected.

DermTech’s tests employ a novel diagnostic platform and may never be accepted by their intended markets.

DermTech’s future success depends on its ability to successfully commercialize PLA and Nevome tests, as well as DermTech’s ability to develop and market other tests that use its proprietary technology platform. The scientific discoveries that form the basis of DermTech’s proprietary technology platform and its tests are relatively new. DermTech is not aware of any other gene expression tests such as DermTech’s and there can be no assurance that physicians will be willing to use them. If DermTech does not successfully develop and commercialize its tests based upon its technological approach, DermTech may not become profitable and the value of its common stock may decline.

The novel nature of DermTech’s tests also means that fewer people are trained in or experienced with products of this type, which may make it difficult to find, hire, and retain capable personnel for research, development, and manufacturing positions.

Further, DermTech’s focus solely on gene expression tests, as opposed to multiple, more proven technologies for patient diagnosis, increases the risks associated with the ownership of DermTech’s common stock. If DermTech does not achieve market acceptance for its tests, DermTech may be required to change the scope and direction of its product development activities. In that case, DermTech may not be able to identify and implement successfully an alternative product development strategy.

If DermTech’s current tests and its planned tests do not to perform as expected, as a result of human error or otherwise, it could have a material adverse effect on DermTech’s operating results, reputation, and business.

DermTech’s success depends on the market’s confidence that it can provide reliable, high-quality diagnostic results. There is no guarantee that any accuracy DermTech has demonstrated to date will continue, particularly as the number of tests using DermTech’s assays increases and as the number of different tests that it develops and commercializes expands. DermTech believes that its customers are likely to be particularly sensitive to test defects and errors. As a result, the failure of DermTech’s current or planned tests to perform as expected could significantly impair DermTech’s reputation and the public image of its tests. As a result, the failure or perceived failure of DermTech’s products to perform as expected could have a material adverse effect on its business, financial condition and results of operation.

DermTech may be unable to manage its future growth effectively, which could make it difficult to execute its business strategy.

As part of its strategy, DermTech expects to increase its number of employees as its business grows. This future growth could create strain on DermTech’s organizational, administrative, and operational infrastructure, including laboratory operations, quality control, customer service, and sales and marketing. DermTech’s ability to manage its growth properly will require it to continue to improve its operational, financial, and management controls, as well as its reporting systems and procedures. If DermTech’s current infrastructure is unable to handle its growth, DermTech may need to further expand its infrastructure and staff and implement new reporting systems. The time and resources required to implement such expansion and systems could adversely affect DermTech’s operations. DermTech’s expected future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, and integrate additional employees. DermTech’s future financial performance and its ability to commercialize its products and to compete effectively will depend, in part, on DermTech’s ability to manage this potential future growth effectively, without compromising quality.

If DermTech’s sole laboratory facility becomes damaged or inoperable, or DermTech is required to vacate the facility, DermTech’s ability to sell and provide molecular tests and pursue its research and development efforts may be jeopardized.

DermTech does not have any clinical reference laboratory facilities outside of its facility in La Jolla, California. DermTech’s facilities and equipment could be harmed or rendered inoperable by natural or man-made disasters, including fire, earthquake, flooding, and power outages, which may render it difficult or impossible for DermTech to perform its diagnostic tests for some period of time. The inability to perform DermTech’s current tests, its planned tests, or the backlog of tests that could develop if DermTech’s facility is inoperable for even a short period of time may result in the loss of customers or harm to DermTech’s reputation or relationships with scientific or clinical collaborators, and DermTech may be unable to regain those customers or repair its reputation in the future. Furthermore, DermTech’s facilities and the equipment it uses to perform its research and development work could be costly and time-consuming to repair or replace.

The San Diego area has recently experienced serious fires and power outages, and is considered to lie in an area with earthquake risk.

Additionally, a key component of DermTech’s research and development process involves using biological samples as the basis for the development of its diagnostic tests. In some cases, these samples are difficult to obtain. If the parts of DermTech’s laboratory facility where it stores these biological samples were damaged or compromised, DermTech’s ability to pursue its research and development projects, as well as DermTech’s reputation, could be jeopardized. DermTech carries insurance for damage to its property and the disruption of its business, but this insurance may not be sufficient to cover all of DermTech’s potential losses and may not continue to be available to DermTech on acceptable terms, if at all.

Further, if DermTech’s CLIA certified laboratory became inoperable DermTech may not be able to license or transfer its technology to another facility with the necessary state licensure and CLIA certification under the scope of which DermTech’s current tests and its planned future tests could be performed. Even if DermTech finds a facility with such qualifications to perform DermTech’s tests, it may not be available to DermTech on commercially reasonable terms.

If DermTech cannot compete successfully with its competitors, DermTech may be unable to increase or sustain its revenues or achieve and sustain profitability.

DermTech’s principal competition comes from mainstream clinical diagnostic methods, used by dermatologists for many years, which focus on visual tumor tissue analysis. It may be difficult to change the methods or behavior of dermatologists to incorporate DermTech’s PLA, Nevome test, and Adhesive Skin Sample Collection Kits into their practices in conjunction with, or instead of, tissue biopsies and analysis. In addition, companies offering capital equipment and kits or reagents to local dermatologists represent another source of potential competition. These tests are used directly by the dermatologists, which can facilitate adoption. DermTech plans to focus its marketing and sales efforts on medical dermatologists rather than pathologists.

DermTech also faces competition from companies that offer device products or are conducting research to develop device products for analysis of pigmented lesions. In particular, MELA Sciences, Inc., markets its MelaFind® device to dermatologists. Scibase AB and Verisante Technology, Inc. have devices under development and may market their medical products directly to dermatologists if and when they obtain Food and Drug Administration, or FDA, approval. In addition to these companies, DermTech’s competitors also include other device companies selling photographic technologies, whole body photography services, dermatoscopes, or confocal microscopy, such as Fotofinder, Molemate, Canfield Scientific, MedX, and Caliber I.D. Many of these groups, in addition to operating research and development laboratories, are selling equipment and devices.

In addition to these device companies, Myriad Genetics, Inc., offers an expression test for melanoma that is used on surgical biopsy specimens. Myriad Genetics, Inc. could also try and market their test as a biopsy aid at the point-of-care. Gene expression testing is a relatively new area of science, especially in dermatology and DermTech cannot predict what tests others will develop that may compete with or provide results similar or superior to the results DermTech is able to achieve with the tests it develops. There are a number of companies that are focused on the oncology diagnostic market and expression tests including Exact Sciences Corporation, Veracyte, Inc., Genomic Health, Inc. and others.

Additionally, projects related to cancer diagnostics and particularly genomics have received increased government funding, both in the United States and internationally. As more information regarding cancer genomics becomes available to the public, DermTech anticipates that more products aimed at analyzing pigmented lesions and identifying melanoma may be developed and that these products may compete with DermTech’s. In addition, competitors may develop their own versions of DermTech’s current or planned tests in countries where DermTech did not apply for patents or where DermTech’s patents have not issued or have expired and may compete with DermTech in those countries, including encouraging the use of their test by physicians or patients in other countries. In addition, one or more competitors may seek to invalidate or render unenforceable any of DermTech’s patents in a court of competent jurisdiction or at the United States Patent and Trademark Office, or USPTO. If any such proceeding were to be successful and result in the invalidation or unenforceability of one or more patents in DermTech’s intellectual property portfolio, DermTech may be unable to prevent unlicensed third-party competition in the marketplace with respect to DermTech’s current and planned future tests.

Some of DermTech’s present and potential competitors have widespread brand recognition and substantially greater financial and technical resources and development, production, and marketing capabilities than DermTech does. Others may develop lower-priced, less complex tests that payers and dermatologists could view as functionally equivalent to DermTech’s current or planned tests, which could force DermTech to lower the list price of its tests and impact its operating margins and ability to achieve and maintain profitability. In addition, technological innovations that result in the creation of enhanced diagnostic tools that are more sensitive or specific than DermTech’s may enable other clinical laboratories, hospitals, physicians, or medical providers to provide specialized diagnostic tests similar to DermTech’s in a more patient-friendly, efficient, or cost-effective manner than is currently possible. If DermTech cannot compete successfully against current or future competitors, it may be unable to increase or create market acceptance and sales of DermTech’s current or planned tests, which could prevent DermTech from increasing or sustaining its revenues or achieving or sustaining profitability.

DermTech’s competitors may be able to respond more quickly and effectively than DermTech can to new or changing opportunities, technologies, standards, or customer requirements. DermTech anticipates that it will face increased competition in the future as existing companies and competitors develop new or improved products and distribution strategies and as new companies enter the market with new technologies and distribution strategies. DermTech may not be able to compete effectively against these organizations. DermTech’s ability to compete successfully and to increase its market share is dependent upon DermTech’s reputation for providing responsive, professional, and high-quality products and services and achieving strong customer satisfaction. Increased competition in the future could adversely affect DermTech’s revenue, revenue growth rate, if any, margins and market share.

If DermTech is unable to identify collaborators willing to work with it to conduct clinical utility studies, or the results of those studies do not demonstrate that a test provides clinically meaningful information and value, commercial adoption of DermTech’s tests may be slow, which would negatively impact DermTech’s business.

DermTech believes clinical utility studies will show how the PLA and the Nevome test changes the decision-making of the dermatologist toward making a surgical biopsy decision, particularly to avoid making a surgical biopsy when the test is negative. Clinical utility studies also show the impact of the test results on patient care and management. Clinical utility studies are typically performed with collaborating dermatologists at medical centers and hospitals, analogous to a clinical trial, and generally result in peer-reviewed publications.

DermTech is currently conducting a variety of clinical trials for the PLA and Carcinome tests with investigators at multiple sites in the U.S. DermTech will need to conduct additional studies for these tests, as well as other tests DermTech plans to introduce, to drive test adoption in the marketplace and reimbursement. Should DermTech not be able to perform these studies, or should their results not provide clinically meaningful data and value for physicians, including dermatologists and oncologists, adoption of DermTech’s tests could be impaired and it may not be able to obtain reimbursement for them.

DermTech is undergoing a management transition.

DermTech has recently added a new Chief Commercial Officer. DermTech is also recruiting for other senior positions including payer market access and reimbursement. DermTech’s board of directors and management reporting structure may change. Such a management transition subjects DermTech to a number of risks, including risks pertaining to coordination of responsibilities and tasks, creation of new management systems and processes, differences in management style, effects on corporate culture, and the need for transfer of historical knowledge. In addition, DermTech’s operations will be adversely affected if its management does not work together harmoniously, efficiently allocate responsibilities between themselves, or implement and abide by effective controls.

The loss of key members of DermTech’s executive management team could adversely affect its business.

DermTech’s success in implementing its business strategy depends largely on the skills, experience, and performance of key members of its executive management team and others in key management positions, including John Dobak, M.D., DermTech’s Chief Executive Officer and President, Zuxu Yao, Ph.D., DermTech’s Chief Scientific Officer, and Burkhard Jansen, M.D., DermTech’s Chief Medical Officer. The collective efforts of each of these persons and others working with them as a team are critical to DermTech as it continues to develop its technologies, tests, and research and development and sales programs. As a result of the difficulty in locating qualified new management, the loss or incapacity of existing members of DermTech’s executive management team could adversely affect its operations. If DermTech were to lose one or more of these key employees, DermTech could experience difficulties in finding qualified successors, competing effectively, developing its technologies, and implementing its business strategy. DermTech’s Chief Executive Officer and President, Chief Commercial Officer, Chief Medical Officer, and V.P. of Research and Development have employment agreements; however, the existence of an employment agreement does not guarantee retention of members of DermTech’s executive management team and DermTech may not be able to retain those individuals for the duration of or beyond the end of their respective terms. DermTech does not maintain “key person” life insurance on any of its employees.

In addition, DermTech relies on collaborators, consultants, and advisors, including scientific and clinical advisors, to assist DermTech in formulating its research and development and commercialization strategy. DermTech’s collaborators, consultants, and advisors are generally employed by employers other than DermTech and may have commitments under agreements with other entities that may limit their availability to DermTech.

The loss of a key employee, the failure of a key employee to perform in his or her current position, or DermTech’s inability to attract and retain skilled employees could result in DermTech’s inability to continue to grow its business or to implement its business strategy.

There is a scarcity of experienced professionals in DermTech’s industry. If DermTech is not able to retain and recruit personnel with the requisite technical skills, it may be unable to successfully execute its business strategy.

The specialized nature of DermTech’s industry results in an inherent scarcity of experienced personnel in the field. DermTech’s future success depends upon its ability to attract and retain highly skilled personnel, including scientific, technical, laboratory, sales, marketing, business, regulatory, and administrative personnel necessary to support DermTech’s anticipated growth, develop DermTech’s business, and perform certain contractual obligations. Given the scarcity of professionals with the scientific knowledge that DermTech requires and the competition for qualified personnel among life science businesses, DermTech may not succeed in attracting or retaining the personnel it requires to continue and grow DermTech’s operations.

DermTech’s inability to attract, hire, and retain a sufficient number of qualified sales professionals would hamper DermTech’s ability to launch and increase demand for its PLA, to expand geographically, and to successfully commercialize any other tests or products DermTech may develop.

To succeed in selling DermTech’s PLA, and any other tests or products that DermTech is able to develop, DermTech must expand its sales force in the United States and/or internationally by recruiting sales representatives with extensive experience in dermatology and close relationships with medical dermatologists, dermatopathologists, and other hospital personnel. To achieve its marketing and sales goals, DermTech will need to substantially build its sales and commercial infrastructure, with which to date it has had little experience. Sales professionals with the necessary technical and business qualifications are in high demand, and there is a risk that DermTech may be unable to attract, hire, and retain the number of sales professionals with the right qualifications, scientific backgrounds, and relationships with decision-makers and potential customers needed to achieve DermTech’s sales goals. DermTech expects to face competition from other companies in its industry, some of whom are much larger than DermTech and who can pay greater compensation and benefits than DermTech can, in seeking to attract and retain qualified sales and marketing employees. If DermTech is unable to hire and retain qualified sales and marketing personnel, its business will suffer.

DermTech currently relies on third-party suppliers for critical materials needed to perform DermTech’s current tests and its planned future tests and any problems experienced by them could result in a delay or interruption of their supply to DermTech.

DermTech currently purchases raw materials for its tests and products under purchase orders and does not have long-term contracts with most of the suppliers of these materials. If suppliers were to delay or stop producing DermTech’s materials or reagents, or if the prices they charge DermTech were to increase significantly, or if they elected not to sell to DermTech, DermTech would need to identify other suppliers. DermTech could experience delays in manufacturing or performing its tests while finding another acceptable supplier, which could impact DermTech’s results of operations. The changes could also result in increased costs associated with qualifying the new materials or reagents and in increased operating costs. Further, any prolonged disruption in a supplier’s operations could have a significant negative impact on DermTech’s ability to perform tests in a timely manner.

Some of the components used in DermTech’s current or planned products are currently sole source, and substitutes for these components might not be able to be obtained easily or may require substantial design or manufacturing modifications. Any significant problem experienced by one of DermTech’s sole-source suppliers may result in a delay or interruption in the supply of components to DermTech until that supplier cures the problem or an alternative source of the component is located and qualified. Any delay or interruption would likely lead to a delay or interruption in DermTech’s manufacturing operations. The inclusion of substitute components must meet DermTech’s product specifications and could require DermTech to qualify the new supplier with the appropriate government regulatory authorities. In addition, one or more components used in DermTech’s current, or future planned, products may be patented by a third party and may not have any substantial non-infringing uses, in which case, any inability to secure a license to such components on terms that are commercially reasonable to DermTech may have a material impact on DermTech’s business and render it difficult or impracticable for DermTech to continue to offer its current and future planned tests and products.

DermTech may encounter manufacturing problems or delays that could result in lost revenue.

The Adhesive Skin Sample Collection Kits DermTech distributes are manufactured by a third party supplier. This manufacturer assembles several components, including the key adhesive patch trifold, into a finished product, then labels, stores, and ships this finished product. The adhesive tape subcomponent of the adhesive patches is provided by a single-source third party. This tape is assembled into the individual adhesive patches by another third-party supplier.

DermTech believes it has arranged for adequate manufacturing capacity for the Adhesive Skin Sample Collection Kits through DermTech’s third-party manufacturer. If demand for DermTech’s current tests and its planned future tests increases significantly, DermTech will need to either expand manufacturing capabilities through its third-party manufacturer or outsource to other manufacturers. If DermTech’s third-party or other manufacturers engaged by DermTech fail to manufacture and deliver the Adhesive Skin Sample Collection Kits or certain reagents in a timely manner, DermTech’s relationships with its customers could be seriously harmed. DermTech cannot assure you that manufacturing or quality control problems will not arise as DermTech attempts to increase the production of the Adhesive Skin Sample Collection Kit or that DermTech can increase its manufacturing capabilities and maintain quality control in a timely manner or at commercially reasonable costs. If DermTech cannot have the Adhesive Skin Sample Collection Kits manufactured consistently on a timely basis because of these or other factors, it could have a significant negative impact on DermTech’s ability to perform tests and generate revenues.

If DermTech cannot support demand for its current tests and its planned future tests, including successfully managing the evolution of its technology and manufacturing platforms, DermTech’s business could suffer.

As DermTech’s test volume grows, DermTech will need to increase its testing capacity, implement automation, increase DermTech’s scale and related processing, customer service, billing, collection, and systems process improvements, and expand DermTech’s internal quality assurance program and technology to support testing on a larger scale. DermTech will also need additional technicians, certified laboratory scientists, and other scientific and technical personnel to process these additional tests. Any increases in scale, related improvements and quality assurance may not be successfully implemented and appropriate personnel may not be available. As additional tests are commercialized, DermTech may need to bring new equipment on line, implement new systems, technology, controls and procedures, and hire personnel with different qualifications. Failure to implement necessary procedures or to hire the necessary personnel could result in a higher cost of processing or an inability to meet market demand. DermTech cannot assure you that it will be able to perform tests on a timely basis at a level consistent with demand, that DermTech’s efforts to scale its commercial operations will not negatively affect the quality of its test results or that DermTech will respond successfully to the growing complexity of its testing operations. If DermTech encounters difficulty meeting market demand or quality standards for its current tests and its planned future tests, DermTech’s reputation could be harmed and its future prospects and business could suffer, which may have a material adverse effect on DermTech’s financial condition, results of operations, and cash flows.

If DermTech were sued for product liability or professional liability, it could face substantial liabilities that exceed its resources.

The marketing, sale, and use of DermTech’s current tests and its planned future diagnostic tests could lead to the filing of product liability claims against DermTech if someone alleges that its tests failed to perform as designed. DermTech may also be subject to liability for errors in the test results DermTech provides to physicians or for a misunderstanding of, or inappropriate reliance upon, the information DermTech provides. A product liability or professional liability claim could result in substantial damages and be costly and time-consuming for DermTech to defend.

Although DermTech believes that its existing product and professional liability insurance is adequate, DermTech’s insurance may not fully protect DermTech from the financial impact of defending against product liability or professional liability claims. Any product liability or professional liability claim brought against DermTech, with or without merit, could increase DermTech’s insurance rates or prevent DermTech from securing insurance coverage in the future. Additionally, any product liability lawsuit could damage DermTech’s reputation, result in the recall of tests, or cause current partners to terminate existing agreements and potential partners to seek other partners, any of which could impact DermTech’s results of operations.

If DermTech uses biological and hazardous materials in a manner that causes injury or violates laws or regulations, DermTech could be liable for damages or subject to enforcement actions.

DermTech’s activities currently require the controlled use of potentially harmful biological and hazardous materials and chemicals. DermTech cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, DermTech could be held liable for any resulting damages, and any liability could exceed DermTech’s resources or any applicable insurance coverage DermTech may have. Additionally, DermTech is subject to, on an ongoing basis, federal, state, and local laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations may become significant and could have a material adverse effect on DermTech’s financial condition, results of operations and cash flows. In the event of an accident or if DermTech otherwise fails to comply with applicable regulations, DermTech could lose its permits or approvals or be held liable for damages or penalized with fines.

DermTech may acquire other businesses, form joint ventures, or make investments in other companies or technologies that could harm DermTech’s operating results, dilute its stockholders’ ownership, increase its debt, or cause it to incur significant expense.

As part of DermTech’s business strategy, DermTech may pursue acquisitions of businesses and assets. DermTech also may pursue strategic alliances and joint ventures that leverage its core technology and industry experience to expand its offerings or distribution. DermTech has no experience with acquiring other companies and limited experience with forming strategic alliances and joint ventures. DermTech may not be able to find suitable partners or acquisition candidates, and DermTech may not be able to complete such transactions on favorable terms, if at all. If DermTech makes any acquisitions, it may not be able to integrate these acquisitions successfully into its existing business, and DermTech could assume unknown or contingent liabilities. Any future acquisitions also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could have a material adverse effect on DermTech’s financial condition, results of operations and cash flows. Integration of an acquired company also may disrupt ongoing operations and require management resources that would otherwise focus on developing DermTech’s existing business. DermTech may experience losses related to investments in other companies, which could have a material negative effect on DermTech’s results of operations. DermTech may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and DermTech may not realize the anticipated benefits of any acquisition, technology license, strategic alliance, or joint venture.

To finance any acquisitions or joint ventures, DermTech may choose to issue shares of its common stock as consideration, which would dilute the ownership of DermTech’s stockholders. If the price of its common stock is low or volatile, DermTech may not be able to acquire other companies or fund a joint venture project using its stock as consideration. Alternatively, it may be necessary for DermTech to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to DermTech, or at all.

International expansion of DermTech’s business would expose DermTech to business, regulatory, political, operational, financial, and economic risks associated with doing business outside of the United States.

DermTech’s business strategy contemplates possible international expansion, including partnering with academic and commercial testing laboratories, and introducing the PLA, the Nevome test, or other future products outside the United States and exporting the Adhesive Skin Sample Collection Kit. DermTech is currently testing samples through a distributor in Canada. Doing business internationally involves a number of risks, including:

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multiple, conflicting, and changing laws and regulations such as tax laws, export and import restrictions, privacy, data security and data transfer laws, employment laws, intellectual property laws, regulatory requirements, and other governmental approvals, permits and licenses;

•	failure by DermTech or its distributors to obtain regulatory approvals for the sale or use of DermTech’s current tests and its planned future tests in various countries;

•	difficulties in managing foreign operations;

•	complexities associated with managing government payer systems, multiple payer-reimbursement regimes, or self-pay systems;

•	logistics and regulations associated with shipping blood samples, including infrastructure conditions and transportation delays;

•	limits on DermTech’s ability to penetrate international markets if its current tests and its planned future diagnostic tests cannot be processed by an appropriately qualified local laboratory;

•	financial risks, such as longer payment cycles, difficulty enforcing contracts and collecting accounts receivable and exposure to foreign currency exchange rate fluctuations;

•	reduced protection for intellectual property rights, or lack of them in certain jurisdictions, forcing more reliance on any trade secrets DermTech may have, if such protection is available;

•	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions; and

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failure to comply with the Foreign Corrupt Practices Act, including its books and records provisions and its anti-bribery provisions, by maintaining accurate information and control over sales activities and distributors’ activities.

Any of these risks, if encountered, could significantly harm DermTech’s future international expansion and operations and, consequently, have a material adverse effect on DermTech’s financial condition, results of operations, and cash flows.

Declining general economic or business conditions may have a negative impact on DermTech’s business.

Continuing concerns over United States health care reform legislation and energy costs, geopolitical issues, the availability and cost of credit, and government stimulus programs in the United States and other countries have contributed to increased volatility and diminished expectations for the global economy. These factors, combined with low business and consumer confidence and high unemployment, precipitated an economic slowdown and recession. If the economic climate does not improve, or it deteriorates, DermTech’s business, including DermTech’s access to patient samples and the addressable market for diagnostic tests that DermTech may successfully develop, as well as the financial condition of DermTech’s suppliers and its third-party payers, could be adversely affected, resulting in a negative impact on DermTech’s business, financial condition, and results of operations.

Intrusions into DermTech’s computer systems could result in compromise of confidential information.

Despite the implementation of security measures, DermTech’s technology or systems that it interfaces with, including the Internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, or similar problems. Any of these might result in confidential medical, business, or payment information, including as may be disclosed as part of a credit card transaction, or other information of other persons or of DermTech, including employees, being revealed to unauthorized persons.

DermTech must comply with complex and overlapping laws protecting the privacy and security of health information and personal data.

There are a number of state, federal and international laws protecting the privacy and security of health information and personal data. As part of the American Recovery and Reinvestment Act 2009, or ARRA, Congress amended and strengthened the privacy and security provisions of the Health Insurance Portability and Accountability Act of 1996, or HIPAA. HIPAA imposes limitations on the use and disclosure of an individual’s healthcare information by healthcare providers, healthcare clearinghouses, and health insurance plans, collectively referred to as covered entities. HIPAA also imposes compliance obligations and corresponding penalties for non-compliance on individuals and entities that provide services to healthcare providers and other covered entities, collectively referred to as business associates. ARRA also made significant increases in the penalties for improper use or disclosure of an individual’s health information under HIPAA and extended enforcement authority to state attorneys general. The amendments also created notification requirements for individuals whose health information has been inappropriately accessed or disclosed: notification requirements to federal regulators and in some cases, notification to local and national media. Notification is not required under HIPAA if the health information that is improperly used or disclosed is deemed secured in accordance with encryption or other standards developed by the U.S. Department of Health and Human Services, or HHS. Most states have adopted laws requiring notification of affected individuals and state regulators in the event of a breach of personal information, which is a broader class of information than the health information protected by HIPAA. Many state laws impose significant data security requirements, such as encryption or mandatory contractual terms to ensure ongoing protection of personal information. Activities outside of the United States implicate local and national data protection standards, impose additional compliance requirements, and generate additional risks of enforcement for non-compliance. DermTech must comply with all applicable privacy and data security laws in order to operate its business and may be required to expend significant capital and other resources to ensure ongoing compliance, to protect against security breaches and hackers or to alleviate problems caused by such breaches. Breaches of health information and/or personal data may be extremely expensive to remediate, may prompt federal or state investigation, fines, civil and/or criminal sanctions and significant reputational damage.

DermTech may have to comply with laws governing the use and disclosure of genetic testing information.

Many states have adopted laws governing genetic testing and the use and disclosure of genetic test results. These laws impose specific testing consent requirements, patient authorization requirements for the use and disclosure of test results and some impose limits on the retention and secondary use of patient samples. Many of these laws are vaguely written and some are overly broad. DermTech must analyze and ensure compliance with the genetic testing laws in the jurisdictions from which DermTech obtains samples and may be required to expend significant capital and other resources to ensure ongoing compliance. DermTech’s failure to comply could interfere with DermTech’s ability to operate and/or lead to sanctions, fines, or other regulatory actions as well as civil claims.

DermTech depends on its information technology and telecommunications systems, and any failure of these systems could harm its business.

DermTech depends on information technology and telecommunications systems for significant aspects of its operations. In addition, DermTech’s third-party billing and collections provider depends upon telecommunications and data systems provided by outside vendors and information DermTech provides on a regular basis. These information technology and telecommunications systems support a variety of functions, including test processing, sample tracking, quality control, customer service and support, billing and reimbursement, research and development activities, and DermTech’s general and administrative activities. Information technology and telecommunications systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts, and natural disasters. Moreover, despite network security and back-up measures, some of DermTech’s servers are potentially vulnerable to physical or electronic break-ins, computer viruses, and similar disruptive problems. Despite the precautionary measures DermTech has taken to prevent unanticipated problems that could affect its information technology and telecommunications systems, failures or significant downtime of DermTech’s information technology or telecommunications systems, or those used by DermTech’s third-party service providers could prevent DermTech from processing tests, providing test results to oncologists, pathologists, billing payers, processing reimbursement appeals, handling patient or physician inquiries, conducting research and development activities, and managing the administrative aspects of DermTech’s business. Any disruption or loss of information technology or telecommunications systems on which critical aspects of DermTech’s operations depend could have an adverse effect on its business.

DermTech relies on Federal Express Corporation, or FedEx, and United Parcel Service of America, Inc., or UPS, for the distribution of its products and, if FedEx or UPS incurs any damage to the facilities where DermTech products are located or is unable to distribute DermTech’s products as needed, it could have a material adverse effect on DermTech’s results of operations and business.

DermTech relies on FedEx and UPS for the distribution of its products. The FedEx or UPS facilities where DermTech products are located may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, power outages, communications failure, or terrorism. Any material destruction to the facilities where DermTech’s products are located could adversely affect the ability of FedEx or UPS to meet the needs of DermTech’s customers. In addition, a disruption or slowdown in the operations of FedEx or UPS, including as a result of damage to the facilities of FedEx or UPS or a strike by FedEx or UPS employees, could cause delays in DermTech’s ability to fulfill customer orders and may cause orders to be cancelled, lost, or delivered late, DermTech’s products to be returned, or receipt of products to be refused, any of which could adversely affect DermTech’s business and its results of operations. If DermTech’s shipping costs were to increase as a result of an increase by FedEx or UPS or as a result of obtaining a new third-party logistics company and if DermTech is unable to pass on these higher costs to its customers, it could have a material adverse effect on DermTech’s results of operations and business.

Regulatory Risks Relating to DermTech’s Business

Healthcare policy changes, including recently enacted legislation reforming the U.S. health care system, may have a material adverse effect on DermTech’s financial condition, results of operations, and cash flows.

The 2010 Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the ACA, makes a number of substantial changes in the way health care is financed by both governmental and private insurers. The ACA made a number of substantial changes to the way healthcare is financed both by governmental and private insurers. For example, the ACA requires each medical device manufacturer to pay an excise tax on the medical devices it sells. The medical device tax has been suspended through 2019. It is unclear at this time when, or if, sales of DermTech’s laboratory developed tests, or LDTs, will trigger the medical device tax, and it is possible that this tax will apply to some or all of DermTech’s existing tests or tests it may develop in the future. Additionally, the ACA introduces mechanisms to reduce the per capita rate of growth in Medicare spending if expenditures exceed certain targets. Any such reductions could affect reimbursement payments for DermTech’s tests. The ACA also contains a number of other provisions, including provisions governing enrollment in federal and state healthcare programs, reimbursement matters, and fraud and abuse, which DermTech expects will impact its industry and its operations in ways that DermTech cannot currently predict.

Among other things, the ACA:

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establishes an Independent Payment Advisory Board to reduce the per capita rate of growth in Medicare spending if spending exceeds a target growth rate. The Independent Payment Advisory Board has broad discretion to propose policies, which may have a negative impact on payment rates for services, including clinical laboratory services, beginning in 2016, and for hospital services beginning in 2020; and

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established the Physician Payments Sunshine Act, or the Sunshine Act, which imposes new reporting and disclosure requirements for applicable device manufacturers of covered products and those entities under common ownership that provide assistance and support to applicable manufacturers, with regard to payments or other transfers of value made to certain practitioners (including physicians and teaching hospitals) and certain investment ownership interests held by physicians in the reporting entity.

DermTech cannot predict whether or when these or other recently enacted healthcare initiatives will be implemented at the federal or state level or how any such legislation or regulation may affect DermTech. For instance, the payment reductions imposed by the ACA and the changes to reimbursement amounts paid by Medicare for tests such as DermTech based on the procedure set forth in PAMA, could limit the prices DermTech will be able to charge or the amount of available reimbursement for DermTech’s tests, which would reduce its revenue. Additionally, these healthcare policy changes could be amended or additional healthcare initiatives could be implemented in the future. For instance, there is uncertainty regarding the continued effect of the ACA in its current form following the results of the 2016 U.S. presidential election and in light of the policies of the current administration, which has threatened to repeal, replace, or change the ACA. Further, the impact on DermTech’s business of the expansion of the federal and state governments’ role in the U.S. healthcare industry generally, including the social, governmental, and other pressures to reduce healthcare costs while expanding individual benefits, is uncertain. Any future changes or initiatives could have a materially adverse effect on DermTech’s business, financial condition, results of operations, and cash flows.

Currently, DermTech is not subject to the Sunshine Act provisions of the ACA. However, if in the future the FDA determines that the Adhesive Skin Sample Collection Kit or any of DermTech’s current or future products are subject to premarket clearance or approval process, DermTech would be subject to the Physician Payments Sunshine Act.

The final rule implementing the Sunshine Act is complex, ambiguous, and broad in scope. If DermTech is considered an “applicable manufacturer” under the Sunshine Act it will be subject to reporting requirements. In addition, certain of DermTech’s subsidiaries may be found to be subject to the reporting requirements to the extent they provide assistance and support to DermTech with respect to the manufacturing, marketing promotion, sale or distribution of DermTech’s covered products. It is difficult to predict how the new requirements may impact existing relationships among manufacturers, distributors, physicians, and teaching hospitals. The Sunshine Act preempts similar state reporting laws, although DermTech or its subsidiaries may be required to continue to report under certain provisions of such state laws. Failure to comply with the Sunshine Act may subject DermTech to civil monetary penalties.

The U.S. federal government continues to show significant interest in pursuing health care reform and reducing health care costs. Similarly, commercial third-party payers may seek to reduce costs by reducing coverage or reimbursement for DermTech’s tests. Any government-adopted reform measures or changes to commercial third-party payer coverage and reimbursement policies could cause significant pressure on the pricing of, and reimbursement for, health care products and services, including DermTech’s tests, which could decrease demand for DermTech’s tests, and adversely affect DermTech’s sales and revenue.

In addition, some payers have implemented, or are in the process of implementing, laboratory benefit management programs, often using third-party benefit managers to manage these programs. The stated goals of these programs are to help improve the quality of outpatient laboratory services, support evidence-based guidelines for patient care and lower costs. The impact on laboratories, such as DermTech, of active laboratory benefit management by third parties is unclear, and DermTech expects that it would have a negative impact on its revenue in the short term. It is possible that payers will resist reimbursement for tests that DermTech offers, in favor of less expensive tests, may require pre-approval for DermTech’s tests or may impose additional pricing pressure on and substantial administrative burden for reimbursement for DermTech’s tests. DermTech expects to continue to focus substantial resources on increasing adoption of, and coverage and reimbursement for, DermTech’s current tests and any future tests it may develop. DermTech believes it may take several years to achieve broad coverage and adequate contracted reimbursement with a majority of payers for DermTech’s tests. However, DermTech cannot predict whether, under what circumstances, or at what payment levels payers will cover and reimburse DermTech’s tests. If DermTech fails to establish and maintain broad adoption of, and coverage and reimbursement for, its tests, DermTech’s ability to generate revenue could be harmed and its future prospects and its business could suffer.

DermTech’s business could be adversely impacted by its failure or the failure of physicians to comply with the ICD-10-CM Code Set.

CMS adopted a new coding set for diagnoses, commonly known as ICD-10-CM, which significantly expanded the previous coding set. Compliance with ICD-10-CM is required for all claims with dates of service on or after October 1, 2015. DermTech believes it has fully implemented ICD-10-CM, however, DermTech’s failure to implement and apply the new code set could adversely impact its business. In addition, if physicians fail to provide appropriate codes for desired tests, DermTech may not be reimbursed for tests it performs.

Billing for DermTech’s tests is complex and DermTech must dedicate substantial time and resources to the billing process to be paid for its tests; long payment cycles of Medicare, Medicaid, and/or other third-party payers, or other payment delays, could hurt DermTech’s cash flows and increase its need for working capital.

Billing for clinical laboratory testing services is complex, time-consuming, and expensive. Depending on the billing arrangement and applicable law, DermTech will bill various payers, including Medicare, Medicaid, private insurance companies, and patients, all of which have different billing requirements. To the extent laws or contracts require DermTech to bill patient co-payments or co-insurance, DermTech must also comply with these requirements. DermTech may also face increased risks in its collection efforts, including potential write-offs of doubtful accounts, long collection cycles, and failure by third parties to properly process payment of claims in a timely manner which could adversely affect DermTech‘s business, results of operations, and financial condition. Several factors make the billing practice complex, including:

•	compliance with complex federal and state regulations related to Medicare billing;

•	disputes among payers as to which party is responsible for payment; resistance by patients to cover any substantial amount of the payment;

•	differences in coverage among payers and effect of patient co-payments or co-insurance;

•	differences in information and billing requirements among payers;

•	incorrect or missing billing information; and

•	the resources required to manage the billing and claims appeals process.

Additionally, DermTech’s billing activities require it to implement compliance procedures and oversight, train and monitor its employees, challenge coverage and payment denials, assist patients in appealing claims, and undertake internal audits to evaluate compliance with applicable laws and regulations as well as internal compliance policies and procedures. Payers also conduct external audits to evaluate payments, which add further complexity to the billing process.

Failure to comply with these billing requirements may result in non-payment, refunds, exclusion from government healthcare programs, and civil or criminal liabilities, any of which may have a material adverse effect on DermTech’s revenues and earnings. These billing complexities and the related uncertainties in obtaining reimbursement could negatively affect DermTech’s cash flow and DermTech’s ability to achieve profitability.

DermTech’s business could be harmed by the loss, suspension, or other restriction on a license, certification, or accreditation, or by the imposition of a fine or penalties, under CLIA, its implementing regulations, or other state, federal, and foreign laws and regulations affecting licensure or certification, or by future changes in these laws or regulations.

The diagnostic testing industry is subject to extensive laws and regulations, many of which have not been interpreted by the courts. CLIA requires virtually all laboratories to be certified by the federal government and mandates compliance with various operational, personnel, facilities administration, quality, and proficiency testing requirements intended to ensure that testing services are accurate, reliable, and timely. CLIA certification is also a prerequisite to be eligible to bill state and federal health care programs, as well as many private third-party payers, for laboratory testing services. DermTech’s clinical laboratory must be certified under CLIA in order for it to perform testing on human specimens. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance, and inspections. DermTech has a current certificate of registration from CMS to perform high-complexity testing, which is managed by California Laboratory Field Services, or CA LFS. To renew this certificate, DermTech is subject to survey and inspection every two years. Moreover, CA LFS and/or CLIA inspectors may make periodic inspections of DermTech’s clinical laboratory outside of the renewal process. The biennial survey is conducted by CMS, a CMS agent (typically a state agency), or, if the laboratory holds a CLIA certificate of accreditation, a CMS-approved accreditation organization. Sanctions for failure to comply with CLIA requirements, including proficiency testing violations, may include suspension, revocation, or limitation of a laboratory’s CLIA certificate, which is necessary to conduct business, as well as the imposition of significant fines or criminal penalties. In addition, DermTech is subject to regulation under state laws and regulations governing laboratory licensure. Some states have enacted state licensure laws that are more stringent than CLIA.

In addition, state and foreign requirements for laboratory certification may be costly or difficult to meet and could affect DermTech’s ability to receive specimens from certain states or foreign countries. Currently DermTech is receiving samples from all 50 U.S. states and certain provinces in Canada. Each state maintains independent licensure, registration, or certification procedures that it must maintain compliance with in order to receive and test samples from that location. Maintaining compliance with the myriad of state and foreign requirements is time consuming and resource intensive and failure to maintain compliance could result in sanctions.

Any sanction imposed under CLIA, its implementing regulations, or state or foreign laws or regulations governing licensure, or DermTech’s failure to renew a CLIA certificate, a state or foreign license, or accreditation, could have a material adverse effect on DermTech’s business. If the CLIA certificate of DermTech’s laboratory is revoked, that could also impact DermTech’s licensure or certification in the states or in foreign jurisdictions.

DermTech is also accredited from the College of American Pathologists, or CAP, which is a higher standard than that of the CLIA regulations. CAP is an independent, non-governmental organization of board-certified pathologists that accredits laboratories nationwide on a voluntary basis and that has been recognized by CMS as an accreditation organization to inspect laboratories to determine adherence to the CLIA standards. Since CAP has deemed status with CA LFS, DermTech’s post-CAP re-accreditation inspections will be performed by teams formed by CAP. While not required to operate a CLIA-certified laboratory, many private insurers require CAP accreditation as a condition to contracting with clinical laboratories to cover their tests. In addition, some countries outside the United States require CAP accreditation as a condition to permitting clinical laboratories to test samples taken from their citizens. Failure to maintain CAP accreditation could have a material adverse effect on the sales of DermTech’s tests and the results of its operations.

If DermTech were to lose its CLIA certification, CAP accreditation or California laboratory license, whether as a result of a revocation, suspension, or limitation, DermTech would no longer be able to offer its tests, which would limit its revenues and harm its business. If DermTech were to lose its license in any other state where it is required to hold a license, DermTech would not be able to test specimens from those states

If the FDA were to begin requiring approval or clearance of DermTech’s current tests and its planned future tests, DermTech could incur substantial costs and time delays associated with meeting requirements for premarket clearance or approval or DermTech could experience decreased demand for, or reimbursement of, its tests.

Although the FDA maintains that it has authority to regulate the development and use of LDTs, such as DermTech’s and many other laboratories’ test as medical devices, it has not exercised its authority with respect to most LDTs as a matter of enforcement discretion. The FDA could, at any time, change its policy with regard to this matter.

DermTech believes that its tests, as utilized in its clinical laboratory, are and would be LDTs. As a result, DermTech believes that pursuant to the FDA’s current policies and guidance, the FDA does not require that DermTech obtain regulatory clearances or approvals for DermTech’s LDTs. DermTech believes the Adhesive Skin Sample Collection Kit it provides for collection and transport of skin samples from a health care provider to

DermTech’s clinical laboratory is considered a Class I medical device subject to the FDA regulation, but is currently exempt from premarket review by the FDA. However, the FDA could assert this device is Class II, which would subject it and DermTech’s assay to premarket clearance or approval processes, which could be time-consuming and expensive. While DermTech believes that it is currently in material compliance with applicable laws and regulations, DermTech cannot assure you that the FDA, or other regulatory agencies, would agree with its determination, and a determination that it has violated these laws, or a public announcement that DermTech is being investigated for possible violations of these laws, could adversely affect DermTech’s business, prospects, results of operations, or financial condition.

Even though DermTech commercializes its tests as LDTs, DermTech’s tests may in the future become subject to more onerous regulation by the FDA. For example, the FDA may disagree with DermTech’s assessment that its tests fall within the definition of an LDT and seek to regulate DermTech’s tests as medical devices. Moreover, the FDA has issued draft guidance and a 2017 Discussion Paper to allow for further public discussion about an appropriate LDT oversight approach and to give congressional committees the opportunity to develop a legislative solution. The FDA has also solicited public input and published two draft guidance documents relating to FDA oversight of NGS-based tests. These two draft guidance documents describe the FDA’s thinking and proposed approach regarding the possible use of FDA-recognized standards to support analytical validity, and public human genetic variant databases to support clinical validity, of these tests. Additionally, two different bi-partisan bills have been circulated as discussion drafts in Congress, both of which reflect FDA policy positions and seek to establish new regulatory frameworks for laboratory testing, including the type of testing DermTech provides.

If the FDA begins to enforce its medical device requirements for LDTs, or if the FDA disagrees with DermTech’s assessment that its tests are LDTs, DermTech could for the first time be subject to enforcement of a variety of regulatory requirements, including registration and listing, medical device reporting, and quality control, and DermTech could be required to obtain premarket clearance or approval for its existing tests and any new tests it may develop, which may force DermTech to cease marketing its tests until it obtains the required clearance or approval. The premarket review process can be lengthy, expensive, time-consuming, and unpredictable. Further, obtaining premarket clearance may involve, among other things, successfully completing clinical trials. Clinical trials require significant time and cash resources and are subject to a high degree of risk, including risks of experiencing delays, failing to complete the trial or obtaining unexpected or negative results. If DermTech is required to obtain premarket clearance or approval and/or conduct premarket clinical trials, DermTech’s development costs could significantly increase, DermTech’s introduction of any new tests it may develop may be delayed, and sales of DermTech’s existing tests could be interrupted or stopped. Any of these outcomes could reduce DermTech’s revenue or increase its costs and materially adversely affect its business, prospects, results of operations, or financial condition. Moreover, any cleared or approved labeling claims may not be consistent with DermTech’s current claims or adequate to support continued adoption of and reimbursement for DermTech’s tests. For instance, if DermTech is required by the FDA to label DermTech’s tests as investigational, or if labeling claims the FDA allows DermTech to make are limited, order levels may decline and reimbursement may be adversely affected. As a result, DermTech could experience significantly increased development costs and a delay in generating additional revenue from its existing tests or from tests it may develop.

The requirement of premarket review could negatively affect DermTech’s business until such review is completed and clearance to market or approval is obtained. The FDA could require that DermTech stop selling its tests pending premarket clearance or approval. If the FDA allows DermTech’s tests to remain on the market but there is uncertainty about DermTech’s tests, if they are labeled investigational by the FDA, or if labeling claims the FDA allows DermTech to make are limited, orders from dermatologists or reimbursement may decline. The regulatory approval process may involve, among other things, successfully completing additional clinical trials and making a 510(k) or other premarket submission, or filing a premarket approval application, or PMAA, with the FDA. If the FDA requires premarket review, DermTech’s tests may not be cleared or approved on a timely basis, if at all. DermTech may also decide voluntarily to pursue FDA premarket review of DermTech’s tests if DermTech determines that doing so would be appropriate.

Additionally, should future regulatory actions affect any of the reagents DermTech obtains from suppliers and uses in conducting DermTech’s tests, DermTech’s business could be adversely affected in the form of increased costs of testing or delays, limits, or prohibitions on the purchase of reagents necessary to perform DermTech’s testing. While DermTech qualifies all materials used in its products in accordance with the regulations and guidelines of the CLIA, the FDA could promulgate regulations or guidance documents impacting DermTech’s ability to purchase materials necessary for the performance of its tests. If any of the reagents DermTech obtains from suppliers and uses in its tests are affected by future regulatory actions, DermTech’s business could be adversely affected, including by increasing the cost of testing or delaying, limiting, or prohibiting the purchase of reagents necessary to perform testing with DermTech’s products.

If DermTech were required to conduct additional clinical studies or trials before continuing to offer tests that it has developed or may develop as LDTs, those studies or trials could lead to delays or failure to obtain necessary regulatory approval, which could cause significant delays in commercializing any future products and harm DermTech’s ability to achieve sustained profitability.

If the FDA decides to require that DermTech obtain 510(k) clearance, premarket approvals pursuant to a PMAA, or any other type of premarket submission in order to commercialize DermTech’s current PLA, the Nevome test, or DermTech’s planned future tests, DermTech may be required to conduct additional premarket clinical testing before submitting a regulatory notification or application for commercial sales. In addition, as part of DermTech’s long-term strategy DermTech may plan to seek FDA clearance or approval; however, DermTech would need to conduct additional clinical validation activities on its tests before it can submit an application for FDA approval or clearance. Clinical trials must be conducted in compliance with FDA regulations or the FDA may take enforcement action or reject the data. The data collected from these clinical trials may ultimately be used to support market clearance or approval for DermTech’s tests. DermTech believes it would likely take two years or more to conduct the clinical studies and trials necessary to obtain approval from the FDA to commercially launch DermTech’s current tests and DermTech’s planned future tests outside of its clinical laboratory. Even if DermTech’s clinical trials are completed as planned, DermTech cannot be certain that their results will support DermTech’s test claims or that the FDA or foreign authorities will agree with DermTech’s conclusions regarding the results of its clinical trials. Success in early clinical trials does not ensure that later clinical trials will be successful, and DermTech cannot be sure that the later trials will replicate the results of prior clinical trials and studies. If DermTech is required to conduct premarket clinical trials, whether using prospectively acquired samples or archival samples, delays in the commencement or completion of clinical testing could significantly increase DermTech’s test development costs and delay commercialization. Many of the factors that may cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to delay or denial of regulatory clearance or approval. The commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the clinical trial. Moreover, the clinical trial process may fail to demonstrate that DermTech’s current tests and DermTech’s planned future tests are effective for the proposed indicated uses, which could cause DermTech to abandon a test candidate and may delay development of other tests.

DermTech may find it necessary to engage contract research organizations to perform data collection and analysis and other aspects of its clinical trials, which would increase the cost and complexity of DermTech’s trials. DermTech may also depend on clinical investigators, medical institutions, and contract research organizations to perform the trials properly. If these parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality, completeness, or accuracy of the clinical data they obtain is compromised due to the failure to adhere to DermTech’s clinical protocols or for other reasons, DermTech’s clinical trials may have to be extended, delayed or terminated. Many of these factors would be beyond DermTech’s control. DermTech may not be able to enter into replacement arrangements without undue delays or considerable expenditures. If there are delays in testing or approvals as a result of the failure to perform by third parties, DermTech’s research and development costs would increase, and DermTech may not be able to obtain regulatory clearance or approval for DermTech’s current tests and its planned future tests. In addition, DermTech may not be able to establish or maintain relationships with these parties on favorable terms, if at all. Each of these outcomes would harm DermTech’s ability to market its tests or to achieve sustained profitability.

If DermTech fails to comply with the complex federal, state, local and foreign laws and regulations that apply to its business, DermTech could suffer severe consequences that could materially and adversely affect its operating results and financial condition.

DermTech’s operations are subject to extensive federal, state, local and foreign laws and regulations, all of which are subject to change. These laws and regulations currently include, among other things:

•	CLIA, which requires that laboratories obtain certification from the federal government, and state licensure laws;

•	FDA laws and regulations;

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HIPAA, which imposes comprehensive federal standards with respect to the privacy and security of protected health information and requirements for the use of certain standardized electronic transactions; amendments to HIPAA under the Health Information Technology for Economic and Clinical Health Act, or HITECH, which strengthen and expand HIPAA privacy and security compliance requirements, increase penalties for violators, extend enforcement authority to state attorneys general and impose requirements for breach notification;

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state laws regulating genetic testing and protecting the privacy of genetic test results, as well as state laws protecting the privacy and security of health information and personal data and mandating reporting of breaches to affected individuals and state regulators;

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the federal anti-kickback law, or the Anti-Kickback Statute, which prohibits knowingly and willfully offering, paying, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for, or recommending of an item or service that is reimbursable, in whole or in part, by a federal health care program;

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the federal False Claims Act, which imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the federal government;

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the federal Civil Monetary Penalties Law, which prohibits, among other things, the offering or transfer of remuneration to a Medicare or state health care program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies;

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other federal and state fraud and abuse laws, such as anti-kickback laws, prohibitions on self-referral, and false claims acts, which may extend to services reimbursable by any third-party payer, including private insurers;

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the Sunshine Act, which requires medical device manufactures to track and report to the federal government certain payments and other transfers of value made to physicians and teaching hospitals and ownership or investment interests held by physicians and their immediate family members;

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Section 216 of the PAMA, which requires applicable laboratories to report private payer data in a timely and accurate manner beginning in 2017 and every three years thereafter (and in some cases annually);

•	state laws that impose reporting and other compliance-related requirements; and

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similar foreign laws and regulations that apply to DermTech in the countries in which DermTech operates. These laws and regulations are complex and are subject to interpretation by the courts and by government agencies. DermTech’s failure to comply could lead to civil or criminal penalties, exclusion from participation in state and federal health care programs, or prohibitions or restrictions on DermTech’s laboratories’ ability to provide or receive payment for DermTech’s services. DermTech believes that it is in material compliance with all statutory and regulatory requirements, but there is a risk that one or more government agencies could take a contrary position, or that a private party could file suit under the qui tam provisions of the federal False Claims Act or a similar state law. Such occurrences, regardless of their outcome, could damage DermTech’s reputation and adversely affect important business relationships with third parties, including managed care organizations, and other private third-party payers.

These laws and regulations are complex and are subject to interpretation by the courts and by government agencies. DermTech’s failure to comply could lead to civil or criminal penalties, exclusion from participation in state and federal health care programs, or prohibitions or restrictions on DermTech’s laboratories’ ability to provide or receive payment for its services. DermTech believes that it is in material compliance with all statutory and regulatory requirements, but there is a risk that one or more government agencies could take a contrary position, or that a private party could file suit under the qui tam provisions of the federal False Claims Act or a similar state law. Such occurrences, regardless of their outcome, could damage DermTech’s reputation and adversely affect important business relationships with third parties, including managed care organizations, and other private third-party payers.

DermTech is subject to numerous federal and state healthcare statutes and regulations; complying with laws pertaining to its business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties and a material adverse effect to its business and operations.

Federal and state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, unlawful trade practices, kickbacks, patient inducement and statutory or common law fraud restrict the provision of items or services for free or at reduced charge to government health care program beneficiaries. Such state laws may also restrict the provision of items or services for free or at a reduced charge to non-government health care program beneficiaries. These laws and regulations relating to the provision of items or services for free are complex and are subject to interpretation by the courts and by government agencies. DermTech does not currently charge Medicare or Medicaid beneficiaries for its tests nor does DermTech submit claims to any federal healthcare program.

To the extent DermTech’s business operations are found to be in violation of any of these laws or any other governmental regulations that may apply to DermTech, it may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, monetary fines, individual imprisonment, disgorgement of profits, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting or oversight obligations if DermTech becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with the law and curtailment or restructuring of DermTech’s operations, any of which could adversely affect DermTech’s ability to operate its business and pursue its strategy. If any of the physicians or other healthcare providers or entities with whom DermTech expects to do business, including current or future collaborators, are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also affect DermTech’s business.

As a clinical laboratory, DermTech’s business practices may face additional scrutiny from government regulatory agencies such as the Department of Justice, the U.S. Department of Health and Human Services Office of Inspector General, or OIG, and CMS. Certain arrangements between clinical laboratories and referring physicians have been identified in fraud alerts issued by the OIG as implicating the Anti-Kickback Statute. The

OIG has stated that it is particularly concerned about these types of arrangements because the choice of laboratory, as well as the decision to order laboratory tests, typically are made or strongly influenced by the physician, with little or no input from patients. Moreover, the provision of payments or other items of value by a clinical laboratory to a referral source could be prohibited under the Stark Law unless the arrangement meets all criteria of an applicable exception. The government has been active in enforcement of these laws as they apply to clinical laboratories.

Numerous states have enacted laws prohibiting business corporations, such as DermTech, from practicing medicine and other professions and from employing or engaging physicians and other professionals to practice medicine, generally referred to as the prohibition against the corporate practice of medicine and the professions, which could include physician laboratory directors. These laws are designed to prevent interference in the medical decision-making process by anyone who is not a licensed professional. For example, California’s Medical Board has indicated that determining the appropriate diagnostic tests for a particular condition and taking responsibility for the ultimate overall care of a patient, including providing treatment options available to the patient, would constitute the unlicensed practice of medicine if performed by an unlicensed person. Violation of these corporate practice of medicine laws may result in civil or criminal fines, as well as sanctions imposed against the business corporation and/or the professional through licensure proceedings and criminal penalties.

The growth of DermTech’s business and its expansion outside of the United States may increase the potential of violating similar foreign laws or DermTech’s internal policies and procedures. The risk of DermTech being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against DermTech for violation of these or other laws or regulations, even if DermTech successfully defend against it, could cause DermTech to incur significant legal expenses and divert DermTech’s management’s attention from the operation of its business. Any of the foregoing consequences could seriously harm DermTech’s business and its financial results.

DermTech may be required to comply with laws and contractual obligations governing the transmission, security, and privacy of health information, or other information, including personally identifiable information and payment information, including credit card information, that require significant compliance costs, and any failure to comply with these laws could result in material criminal and civil penalties.

Under the administrative simplification provisions of HIPAA, HHS has issued regulations which establish uniform standards governing the conduct of certain electronic health care transactions and protecting the privacy and security of PHI used or disclosed by health care providers and other covered entities.

The privacy regulations regulate the use and disclosure of PHI by health care providers engaging in certain electronic transactions or “standard transactions.” They also set forth certain rights that an individual has with respect to his or her PHI maintained by a covered health care provider, including the right to access or amend certain records containing PHI or to request restrictions on the use or disclosure of PHI. The HIPAA security regulations establish administrative, physical, and technical standards for maintaining the integrity and availability of PHI in electronic form. These standards apply to covered health care providers and also to “business associates” or third parties providing services involving the use or disclosure of PHI. The HIPAA privacy and security regulations establish a uniform federal “floor” and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing PHI. As a result, DermTech may be required to comply with both HIPAA privacy regulations and varying state privacy and security laws.

Moreover, HITECH, among other things, established certain health information security breach notification requirements. In the event of a breach of unsecured PHI, a covered entity must notify each individual whose PHI is breached, federal regulators and in some cases, must publicize the breach in local or national media. Breaches affecting 500 individuals or more are publicized by federal regulators who publicly identify the breaching entity, the circumstances of the breach and the number of individuals affected.

These laws contain significant fines and other penalties for wrongful use or disclosure of PHI. Given the complexity of HIPAA and HITECH and their overlap with state privacy and security laws, and the fact that these laws are rapidly evolving and are subject to changing and potentially conflicting interpretation, DermTech’s ability to comply with the HIPAA, HITECH and state privacy requirements is uncertain and the costs of compliance are significant. Adding to the complexity is that DermTech’s operations are evolving and the requirements of these laws will apply differently depending on such things as whether or not DermTech bills electronically for its services, or provide services involving the use or disclosure of PHI and incur compliance obligations as a business associate. The costs of complying with any changes to the HIPAA, HITECH and state privacy restrictions may have a negative impact on DermTech’s operations. Noncompliance could subject DermTech to criminal penalties, civil sanctions and significant monetary penalties as well as reputational damage.

DermTech also is required to collect and maintain personal information about its employees, and DermTech collects information about customers as part of some of its marketing programs, as well as receives and transfers certain payment information, to accept payments from its customers, including credit card information. The collection and use of such information is regulated at the federal and state levels, and may be subject to contractual obligations as well. The regulatory environment related to information security and privacy is increasingly demanding. If the security and information systems that DermTech or its outsourced third party providers use to store or process such information are compromised or if DermTech, or such third parties, otherwise fail to comply with these laws, regulations, and contractual obligations, DermTech could face litigation and the imposition of penalties that could adversely affect DermTech’s financial performance. DermTech’s reputation as a brand or as an employer could also be adversely affected from these types of security breaches or regulatory violations, which could impair DermTech’s sales or ability to attract and keep qualified employees.

Clinical research is heavily regulated and failure to comply with human subject protection regulations may disrupt DermTech’s research program leading to significant expense, regulatory enforcement, private lawsuits, and reputational damage.

Clinical research is subject to federal, state, and, for studies conducted outside of the United States, international regulation. At the federal level, the FDA imposes regulations for the protection of human subjects and requirements such as initial and ongoing institutional review board review; informed consent requirements, adverse event reporting and other protections to minimize the risk and maximize the benefit to research participants. Many states impose human subject protection laws that mirror or in some cases exceed federal requirements. HIPAA also regulates the use and disclosure of PHI in connection with research activities. Research conducted overseas is subject to a variety of national protections such as mandatory ethics committee review, as well as laws regulating the use, disclosure and cross-border transfer of personal data. The costs of compliance with these laws may be significant and compliance with regulatory requirements may result in delay. Noncompliance may disrupt DermTech’s research and result in data that is unacceptable to regulatory authorities, data lock, or other sanctions that may significantly disrupt DermTech’s operations.

Violation of a state’s prohibition on the corporate practice of medicine could result in a material adverse effect on DermTech’s business.

A number of states, including California, do not allow business corporations to employ physicians to provide professional services. This prohibition against the “corporate practice of medicine” is aimed at preventing corporations such as DermTech from exercising control over the medical judgments or decisions of physicians. The state licensure statutes and regulations and agency and court decisions that enumerate the specific corporate practice rules vary considerably from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. If regulatory authorities or other parties in any jurisdiction successfully assert that DermTech is engaged in the unauthorized corporate practice of medicine, DermTech could be required to restructure its contractual and other arrangements. In addition, violation of these laws may result in sanctions imposed against DermTech and/or the professional through licensure proceedings, and DermTech could be subject to civil and criminal penalties that could result in exclusion from state and federal health care programs.

If DermTech is sued for product liability or errors and omissions liability, it could face substantial liabilities that exceed its resources.

The marketing, sale and use of DermTech’s PLA could lead to product liability claims if someone were to allege that it failed to perform as it was designed. DermTech may also be subject to liability for errors in results DermTech provides to physicians or for misunderstanding of, or inappropriate reliance upon, the information DermTech provides. DermTech may also be subject to similar types of claims related to products DermTech may develop in the future. A product liability or errors and omissions liability claim could result in substantial damages and be costly and time-consuming for DermTech to defend. Although DermTech maintains product liability and errors and omissions insurance, DermTech cannot assure you that its insurance would fully protect it from the financial impact of defending against these types of claims, or any judgments, fines or settlement costs arising out of any such claims. Any product liability or errors and omissions liability claim brought against DermTech, with or without merit, could increase its insurance rates or prevent it from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause injury to DermTech’s reputation or cause it to suspend sales of its product. The occurrence of any of these events could have an adverse effect on DermTech’s business results of operations.

Intellectual Property Risks Related to DermTech’s Business

DermTech’s collaborators may assert ownership or commercial rights to inventions DermTech develops from DermTech’s use of the biological materials which they provide to DermTech, or otherwise arising from the collaboration.

DermTech collaborates with several institutions, physicians, and researchers in scientific matters. Also, DermTech relies on numerous third parties to provide it with adhesive patch samples and biological materials that DermTech uses to develop tests. If DermTech cannot successfully negotiate sufficient ownership, licensing, and/or commercial rights to any inventions that result from its use of a third-party collaborator’s materials, or if disputes arise with respect to the intellectual property developed with the use of a collaborator’s samples, or data developed in a collaborator’s study, DermTech’s ability to capitalize on the market potential of these inventions or developments may be limited or precluded altogether.

If DermTech is unable to maintain intellectual property protection, DermTech’s competitive position could be harmed.

DermTech’s ability to protect its discoveries and technologies affects its ability to compete and to achieve sustained profitability. Currently, DermTech relies on a combination of U.S. and foreign patents and patent applications, copyrights, trademarks and trademark applications, confidentiality or non-disclosure agreements, material transfer agreements, licenses, consulting agreements, work-for-hire agreements, and invention assignment agreements to protect DermTech’s intellectual property rights. DermTech also maintains certain company know-how, trade secrets, and technological innovations designed to provide DermTech with a competitive advantage in the marketplace as trade secrets. Currently, DermTech owns five issued U.S. patents, four pending U.S. patent applications, and their corresponding foreign counterpart patents and patent applications, relevant to DermTech’s testing methodology and expression profiles. While DermTech intends to pursue additional patent applications, it is possible that DermTech’s pending patent applications and any future applications may not result in issued patents. Even if patents are issued, third parties may independently develop similar or competing technology that avoids DermTech’s patents. Further, DermTech cannot be certain that the steps it has taken will prevent the misappropriation of DermTech’s trade secrets and other confidential information as well as the misuse of DermTech’s patents and other intellectual property, particularly in foreign countries where DermTech has not filed for patent protection.

From time-to-time the U.S. Supreme Court, other federal courts, the USPTO, may change the standards of patentability and any such changes could have a negative impact on DermTech’s business. For instance, in 2008, the Court of Appeals for the Federal Circuit issued a decision that methods or processes cannot be patented unless they are tied to a machine or involve a physical transformation. The U.S. Supreme Court later reversed that decision in Bilski v. Kappos, finding that the “machine-or-transformation” test is not the only test for determining patent eligibility. The Court, however, declined to specify how and when processes are patentable. In 2012, in the case Mayo Collaborative Services v. Prometheus Laboratories, Inc., the U.S. Supreme Court reversed the Federal Circuit’s application of Bilski and invalidated a patent focused on a diagnostic process because the patent claim embodied a law of nature.

In 2013, in Association for Molecular Pathology v. Myriad Genetics, the Supreme Court unanimously ruled that, “[a] naturally occurring DNA segment is a product of nature and not patent eligible merely because it has been isolated,” thereby invalidating Myriad Genetics’ patents on the BRCA1 and BRCA2 breast cancer genes. However, the Supreme Court also held that manipulation of a gene to create something not found in nature, such as a strand of synthetically-produced complementary DNA, or cDNA, could still be eligible for patent protection. The Supreme Court noted that method patents, which concern technical procedures for carrying out a certain process, are not affected by the ruling.

More recently, the Federal Circuit has ruled on several patent cases – such as Univ. of Utah Research Found. v. Ambry Genetics Corp., 774 F.3d 755 (Fed. Cir. 2014), Ariosa Diagnostics, Inc. v. Sequenom, Inc., 788 F.3d 1371 (Fed. Cir. 2015), Genetic Tech. Ltd. v. Merial LLC, 818 F.3d 1369 (Fed. Cir. 2016), and Cleveland Clinic Found. v. True Health Diagnostics, 859 F.3d 1352 (Fed. Cir. 2017) – that some diagnostic method claims are patent ineligible. These decisions have narrowed the scope of patent protection available in certain circumstances or weakened the rights of patent owners in certain situations. Some aspects of DermTech’s technology involve processes that may be subject to this evolving standard and DermTech cannot guarantee that any of its pending process claims will be patentable as a result of such evolving standards. In addition, this combination of decisions has created uncertainty as to the value of certain issued patents, in particular patents in the molecular biology analysis and diagnostic space. Moreover, there is additional uncertainty around the evolving standard in light of the USPTO Revised Patent Subject Matter Eligibility Guidance issued in Jan. 2019.

It should also be noted that in 2010, the Secretary’s Advisory Committee on Genetics, Health and Society voted to approve a report entitled “Gene Patents and Licensing Practices and Their Impact on Patient Access to Genetic Tests.” That report defines “patent claims on genes” broadly to include claims to isolated nucleic acid molecules as well as methods of detecting particular sequences or mutations. The report also contains six recommendations, including the creation of an exemption from liability for infringement of patent claims on genes for anyone making, using, ordering, offering for sale, or selling a test developed under the patent for patient care purposes, or for anyone using the patent-protected genes in the pursuit of research. The report also recommended that HHS should explore, identify, and implement mechanisms that will encourage more voluntary adherence to current guidelines that promote nonexclusive in-licensing of diagnostic genetic and genomic technologies. It is unclear whether HHS will act upon these recommendations, or if the recommendations would result in a change in law or process that could negatively impact DermTech’s patent portfolio or future research and development efforts. If acted upon, implementation of such provisions could have a material negative impact on DermTech’s business.

DermTech may face intellectual property infringement claims that could be time-consuming and costly to defend, and could result in the loss of significant rights, the implementation of an injunction, and the assessment of treble damages.

From time-to-time DermTech may face intellectual property infringement or misappropriation claims from third parties. Some of these claims may lead to litigation. The outcome of any such litigation can never be guaranteed, and an adverse outcome could affect DermTech negatively. For example, were a third party to succeed on an infringement claim against DermTech, it may be required to pay substantial damages, including treble damages if such infringement were found to be willful. In addition, DermTech could face an injunction barring DermTech from conducting the allegedly infringing activity, including an order preventing DermTech from offering its current tests and future planned tests in the marketplace. The outcome of the litigation could require it to enter into a license agreement which may not be pursuant to acceptable or commercially reasonable or practical terms or which may not be available at all.

It is also possible that an adverse finding of infringement against DermTech may require it to dedicate substantial resources and time in developing non-infringing alternatives, which may or may not be possible. In the case of diagnostic tests, DermTech would also need to include non-infringing technologies, which would require DermTech to re-validate the test. Any such re-validation, in addition to being costly and time-consuming, may be unsuccessful. Finally, DermTech may initiate claims to assert or defend its own intellectual property against third parties. Any intellectual property litigation, irrespective of whether DermTech is the plaintiff or the defendant, and regardless of the outcome, is expensive and time-consuming, and could divert and distract DermTech’s management’s attention from its business and negatively affect its operating results or financial condition.

Changes in health care policy could increase DermTech’s costs, decrease its revenues and impact sales of and reimbursement for its tests.

In March 2010, the ACA, became law. This law substantially changed the way health care is financed by both commercial payers and government payers, and significantly impacted DermTech’s industry. Since 2016 there have been efforts to repeal all or part of the ACA, and the current Presidential Administration and the U.S. Congress have taken action to roll back certain provisions of the ACA. For example, the Tax Cuts and Jobs Act, among other things, removes penalties for not complying with the ACA’s individual mandate to carry health insurance. The current Presidential Administration and the U.S. Congress may take further action regarding the ACA, including, but not limited to, repeal or replacement. Additionally, all or a portion of the ACA and related subsequent legislation may be modified, repealed or otherwise invalidated through judicial challenge, which could result in lower numbers of insured individuals, reduced coverage for insured individuals and adversely affect DermTech’s business. The ACA contained a number of provisions expected to impact DermTech’s business and operations, some of which in ways DermTech cannot currently predict, including those governing enrollment in state and federal health care programs, reimbursement changes and fraud and abuse, which will impact existing state and federal health care programs and will result in the development of new programs. For instance, the ACA required each medical device manufacturer to pay a sales tax equal to 2.3% of the price for which such manufacturer sells its medical devices, and began to apply to sales of taxable medical devices after December 31, 2012. Through a series of legislative amendments, the tax was suspended for 2016 through 2019. Absent further legislative action, the device excise tax will be reinstated on medical device sales starting January 1, 2020. The taxes imposed by the ACA and the expansion in the government’s role in the U.S. healthcare industry may result in decreased profits to DermTech and lower reimbursement by payers for DermTech’s tests, any of which may have a material adverse impact on DermTech’s business, financial condition, results of operations or cash flows. In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, reduced Medicare payments to providers by 2% per fiscal year, effective on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2027 unless additional Congressional action is taken. DermTech anticipates there will continue to be proposals by legislators at both the federal and state levels, regulators and commercial payers to reduce costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the prices DermTech will be able to charge for its tests, the coverage of or the amounts of reimbursement available for DermTech’s tests from payers, including commercial payers and government payers.

U.S. healthcare reform

In the United States, there have been a number of legislative and regulatory changes at the federal and state levels which seek to reduce healthcare costs and improve the quality of healthcare. For example, in March 2010, the ACA, became law. This law substantially changed the way health care is financed by both commercial payers and government payers, and significantly impacted DermTech’s industry. Since 2016 there have been efforts to repeal all or part of the ACA, and the current Presidential Administration and U.S. Congress have taken action to roll certain provisions of the ACA. For example, the Tax Cuts and Jobs Act, among other things, removes penalties for not complying with the ACA’s individual mandate to carry health insurance. The current Presidential Administration and the U.S. Congress may take further action regarding the ACA, including, but not limited to, repeal or replacement. Additionally, all or a portion of the ACA and related subsequent legislation may be modified, repealed or otherwise invalidated through judicial challenge, which could result in lower numbers of insured individuals, reduced coverage for insured individuals and adversely affect DermTech’s business. The ACA contained a number of provisions expected to impact DermTech’s business and operations, some of which in ways DermTech cannot currently predict, including those governing enrollment in state and federal health care programs, reimbursement changes and fraud and abuse, which will impact existing state and federal health care programs and will result in the development of new programs. For instance, the ACA required each medical device manufacturer to pay a sales tax equal to 2.3% of the price for which such manufacturer sells its medical devices, and began to apply to sales of taxable medical devices after December 31, 2012. Through a series of legislative amendments, the tax was suspended for 2016 through 2019. Absent further legislative action, the device excise tax will be reinstated on medical device sales starting January 1, 2020. The taxes imposed by the ACA and the expansion in the government’s role in the U.S. healthcare industry may result in decreased profits to DermTech and lower reimbursement by payers for DermTech’s tests, any of which may have a material adverse impact on its business, financial condition, results of operations or cash flows. In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, reduced Medicare payments to providers by 2% per fiscal year, effective on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2027 unless additional Congressional action is taken. DermTech anticipates there will continue to be proposals by legislators at both the federal and state levels, regulators and commercial payers to reduce costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the prices DermTech will be able to charge for its tests, the coverage of or the amounts of reimbursement available for its tests from payers, including commercial payers and government payers.

Tax Risks Related to DermTech’s Business

DermTech’s ability to use its net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its carryforwards to offset future taxable income. DermTech’s existing net operating loss carryforwards, or NOLs, may be subject to limitations arising from previous ownership changes, and if DermTech undergoes an ownership change in connection with or after a merger transaction, DermTech’s ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in DermTech’s stock ownership, some of which are outside of DermTech’s control, could result in an ownership change under Section 382 of the Code. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, DermTech’s existing and any future NOLs could expire or otherwise be unavailable to offset future income tax liabilities. DermTech has not conducted a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since inception due to the significant complexity and cost associated with such a study.

The recently passed comprehensive tax reform bill could adversely affect DermTech’s business and financial condition.

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act, or the TCJA, that significantly reforms the Code. The TCJA, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation on the deductibility of interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, reduction or elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits. The overall impact of the TCJA is uncertain and DermTech’s business and financial condition could be adversely affected. The impact of this tax reform on holders of the combined company’s common stock is also uncertain and could be adverse. You are urged to consult with your legal and tax advisors with respect to such legislation and the potential tax consequences of investing in the combined company’s common stock.

Risks Related to Constellation’s Business and the Business Combination

Subsequent to the consummation of the business combination, Constellation may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Constellation’s financial condition, results of operations and ordinary share price, which could cause you to lose some or all of your investment.

Although Constellation has conducted due diligence on DermTech, Constellation cannot assure you that this diligence revealed all material issues that may be present in DermTech’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Constellation’s and DermTech’s control will not later arise. As a result, Constellation may be forced to later writedown or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Constellation’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Constellation’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Constellation’s liquidity, the fact that Constellation reports charges of this nature could contribute to negative market perceptions about it or its securities. In addition, charges of this nature may cause Constellation to be unable to obtain future financing on favorable terms or at all.

There can be no assurance that the combined company’s common stock will be approved for listing on Nasdaq following the Closing or that the combined company will be able to comply with the continued listing standards of Nasdaq.

In connection with the closing of the business combination, Constellation intends to list the combined company’s common stock and warrants on Nasdaq under the symbols “DMTK” and “DMTKW,” respectively. The combined company’s continued eligibility for listing may depend on the number of Constellation’s ordinary shares that are redeemed. If, after the business combination, Nasdaq delists the combined company’s shares from trading on its exchange for failure to meet the listing standards, the combined company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for the combined company’s securities;

•

a determination that the combined company’s common stock is a “penny stock” which will require brokers trading in the combined company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the combined company’s common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

If the business combination’s benefits do not meet the expectations of investors or securities analysts, the market price of the combined company’s securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of the combined company’s securities prior to the Closing may decline. The market values of the combined company’s securities at the time of the business combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus/information statement, or the date on which Constellation’s shareholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of the combined company’s securities could contribute to the loss of all or part of your investment. Prior to the business combination, there has not been a public market for DermTech’s capital stock. Accordingly, the valuation ascribed to DermTech may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for the combined company’s securities develops and continues, the trading price of the combined company’s securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the combined company’s control. Any of the factors listed below could have a material adverse effect on your investment in the combined company’s securities and the combined company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the combined company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the combined company’s securities may include:

•	actual or anticipated fluctuations in the combined company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about the combined company’s operating results;

•	success of competitors;

•	the combined company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the combined company or the medical diagnostic industry in general;

•	operating and share price performance of other companies that investors deem comparable to the combined company;

•	the combined company’s ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting the combined company’s business;

•	the combined company’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving the combined company;

•	changes in the combined company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of the combined company’s shares of common stock available for public sale;

•	any major change in the combined company’s board of directors or management;

•

sales of substantial amounts of the combined company’s shares of common stock by the combined company’s directors, executive officers or significant shareholders or the perception that such sales could occur;

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism; and

•

the issuance of shares of common stock in the PIPE financing at a price below the current (or then current) trading prices of shares of Constellation common stock as reported by the Nasdaq Capital Market.

Broad market and industry factors may materially harm the market price of the combined company’s securities irrespective of the combined company’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the combined company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the combined company could depress the combined company’s share price regardless of the combined company’s business, prospects, financial conditions or results of operations. A decline in the market price of the combined company’s securities also could adversely affect the combined company’s ability to issue additional securities and the combined company’s ability to obtain additional financing in the future.

Following the consummation of the business combination, the combined company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the business combination, the combined company will face increased legal, accounting, administrative and other costs and expenses as a public company that DermTech does not incur as a private company. The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the combined company to carry out activities DermTech has not done previously. For example, the combined company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the combined company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the combined company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the combined company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the combined company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The combined company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the business combination is consummated could have a material adverse effect on its business.

DermTech is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the business combination, the combined company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of DermTech as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the business combination. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

The combined company will qualify as an emerging growth company within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, which could make the Combined Company’s securities less attractive to investors and may make it more difficult to compare the combined company’s performance to the performance of other public companies.

The combined company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups, or JOBS Act. As such, the combined company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The combined company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Constellation’s ordinary shares in its initial public offering. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the combined company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Constellation has elected not to opt out of such extended transition period and, therefore, the combined company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find the ordinary shares less attractive because the combined company will rely on these exemptions, which may result in a less active trading market for the ordinary shares and their price may be more volatile.

The unaudited pro forma financial information included herein may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the business combination been completed on the dates indicated.

DermTech’s management has limited experience in operating a public company.

DermTech’s executive officers have limited experience in the management of a publicly traded company. DermTech’s management team may not successfully or effectively manage its transition to a public company following the business combination that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the combined company. DermTech currently may not have a complement of personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States and U.S. GAAP. The development and implementation of the standards and controls necessary for the combined company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the combined company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Constellation’s sponsor has agreed to vote in favor of the business combination, regardless of how Constellation’s public shareholders vote.

Unlike many other blank check companies in which the initial shareholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, Constellation’s sponsor has agreed to vote its Founder Shares, as well as any public shares purchased during or after Constellation’s initial public offering, in favor of the business combination. Constellation’s sponsor owns approximately 72.7% of the outstanding ordinary shares. Accordingly, it is more likely that the necessary shareholder approval to complete the business combination will be received than would be the case if Constellation’s initial shareholders agreed to vote their Founder Shares in accordance with the majority of the votes cast by Constellation’s public shareholders.

If Constellation is not able to complete its initial business combination by September 23, 2019, it will cease all operations except for the purpose of winding up and Constellation will redeem its public shares and liquidate, in which case the warrants and rights will expire worthless.

Constellation’s memorandum and articles of association provide that Constellation must complete an initial business combination before September 23, 2019. Constellation may not be able to consummate an initial business combination within such time period. Constellation’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If Constellation is unable to consummate its initial business combination by September 23, 2019 and Constellation’s shareholders have not approved a further extension by such date, Constellation will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the trust account (net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses), pro rata to the public shareholders by way of redemption and cease all operations except for the purposes of winding up of its affairs. This redemption of public shareholders from the Trust Account shall be effected as required by function of Constellation’s memorandum and articles of association and prior to any voluntary winding up. In the event of liquidation, there will be no distribution with respect to Constellation’s outstanding warrants. Accordingly, the warrants will expire worthless. If Constellation is unable to complete an initial business combination within the required time period and Constellation redeems the public shares for the funds held in the trust account, holders of rights will not receive any such funds in exchange for their rights and the rights will expire worthless.

In addition, Constellation may seek and receive shareholder approval to extend the deadline to complete its initial business combination to a date after September 23, 2019, which could negatively impact the timing of redemptions by public shareholders and the consummation of the business combination.

For illustrative purposes, based on funds in the Trust Account of approximately $12.4 million on May 28, 2019, the estimated per share redemption price would have been approximately $10.45.

Constellation’s sponsor, directors, officers, advisors or their affiliates may elect to purchase shares from public shareholders, which may influence the vote on the business combination and reduce the public “float” of ordinary shares.

Constellation’s sponsor, directors, officers, advisors or their affiliates may purchase ordinary shares in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Constellation’s sponsor and Constellation’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining shareholder approval of the business combination. This may result in the completion of the business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of the ordinary shares and the number of beneficial holders of the combined company’s securities may be reduced, possibly making it difficult for the combined company to obtain the quotation, listing or trading of its securities on a national securities exchange.

Constellation’s ability to successfully effect the business combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of DermTech, all of whom Constellation expects to stay with the combined company following the business combination. The loss of such key personnel could negatively impact the operations and profitability of the combined business.

Constellation’s ability to successfully effect the business combination and successfully operate the business is dependent upon the efforts of certain key personnel of DermTech. Although Constellation expects all of such key personnel to remain with the combined company following the business combination, there can be no assurance that they will do so. It is possible that DermTech will lose some key personnel, the loss of which could negatively impact the operations and profitability of the combined company. Furthermore, following the closing of the business combination, certain of the key personnel of DermTech may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined company to have to expend time and resources helping them become familiar with such requirements.

Constellation’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the business combination and, as a result, the terms may not be fair from a financial point of view to Constellation’s public shareholders.

In analyzing the business combination, the Constellation’s board of directors conducted significant due diligence on DermTech. For a complete discussion of the factors utilized by Constellation’s board of directors in approving the business combination, see the section entitled, “The Business Combination – Constellation Reasons for the Business Combination.” The Constellation board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the business combination was fair from a financial perspective to its shareholders and that DermTech’s fair market value was at least 80% of Constellation’s net assets (excluding deferred underwriting discounts and commissions). Notwithstanding the foregoing, Constellation’s board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, Constellation’s board of directors may be incorrect in its assessment of the business combination.

The ability of Constellation’s public shareholders to exercise redemption rights with respect to a large number of ordinary shares could increase the probability that the business combination will be unsuccessful and that Constellation’s shareholders will have to wait for liquidation in order to redeem their public shares.

Since the Merger Agreement requires that Constellation has at least $15,000,000 at the Closing, the probability that the business combination will be unsuccessful is increased if a large number of public shares are tendered for redemption and Constellation is unable to raise enough additional funds to satisfy this requirement. If the business combination is unsuccessful, public shareholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If public shareholders are in need of immediate liquidity, they could attempt to sell their public shares in the open market; however, at such time, the ordinary shares may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, Constellation’s shareholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until Constellation is liquidated or Constellation’s shareholders are able to sell their public shares in the open market.

If a shareholder fails to comply with the procedures for tendering its public shares in connection with the business combination, such shares may not be redeemed.

This proxy statement/prospectus/information statement describes the various procedures that must be complied with in order for a shareholder to validly redeem its public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

Constellation’s public shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, public shareholders may be forced to sell their public shares, rights or warrants, potentially at a loss.

Constellation’s public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of a redemption of the public shares prior to any winding up in the event Constellation does not consummate its initial business combination by September 23, 2019, (ii) if they redeem their shares in connection with an initial business combination that Constellation consummates or (iii) if they redeem their shares in connection with a shareholder vote to amend Constellation’s amended and restated memorandum and articles of association (A) to modify the substance or timing of Constellation’s obligation to redeem 100% of Constellation’s public shares if Constellation does not complete its initial business combination by September 23, 2019 or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity. In addition, if Constellation is unable to complete an initial business combination by September 23, 2019 for any reason, compliance with British Virgin Islands law may require that Constellation submit a plan of liquidation to its shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, public shareholders may be forced to wait beyond September 23, 2019 before they receive funds from the Trust Account. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your public shares, rights or warrants, potentially at a loss.

If a shareholder or a “group” of shareholders are deemed to hold in excess of 20% of the public shares, such shareholder or group will lose the ability to redeem all such public shares in excess of 20% of the public shares.

Constellation’s memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the public shares, which we refer to as the Excess Shares. However, Constellation would not be restricting its shareholders’ ability to vote all of their ordinary shares (including Excess Shares) for or against a business combination. The inability of a shareholder to redeem the Excess Shares will reduce its influence over Constellation’s ability to complete a business combination and such shareholder could suffer a material loss on its investment in Constellation if it sells Excess Shares in open market transactions. Additionally, such shareholder will not receive redemption distributions with respect to the Excess Shares if Constellation completes a business combination. And as a result, such shareholder will continue to hold that number of shares exceeding 20% and, in order to dispose of such shares, would be required to sell its shares in open market transactions, potentially at a loss.

Public shareholders who purchased units in Constellation’s initial public offering and do not exercise their redemption rights may pursue rescission rights and related claims.

Constellation’s public shareholders may allege that some aspects of the business combination are inconsistent with the disclosure contained in the prospectus issued by Constellation in connection with the offer and sale of units in its initial public offering, including the structure of the proposed business combination. Consequently, a public shareholder who purchased units in Constellation’s initial public offering (excluding the initial shareholders) and still holds them at the time of the business combination and who does not seek to exercise redemption rights, might seek rescission of the purchase of the units such holder acquired in Constellation’s initial public offering. A successful claimant for damages under applicable law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If shareholders bring successful rescission claims against the combined company, it may not have sufficient funds following the consummation of the business combination to pay such claims, or if claims are successfully brought against the combined company following the consummation of the business combination, the combined company’s results of operations could be adversely affected and, in any event, the combined company may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

If third parties bring claims against Constellation, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.10 per share.

Constellation’s placing of funds in the Trust Account may not protect those funds from third-party claims against Constellation. Although Constellation seeks to have all vendors, service providers (other than Constellation’s independent auditors), prospective target businesses and other entities with which Constellation does business execute agreements with Constellation waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Constellation’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Constellation’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to Constellation than any alternative.

Examples of possible instances where Constellation may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Constellation and will not seek recourse against the Trust Account for any reason. Upon redemption of Constellation’s public shares, if Constellation is unable to complete its business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with Constellation’s business combination, Constellation will be required to provide for payment of claims of creditors that were not waived that may be brought against Constellation within the 10 years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.10 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, Constellation’s sponsor agreed to be liable to Constellation if and to the extent any claims by a vendor for services rendered or products sold to Constellation, or a prospective target business with which Constellation has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Constellation’s indemnity of the underwriters of Constellation’s initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, then Constellation’s sponsor will not be responsible to the extent of any liability for such third-party claims. Constellation has not independently verified whether its sponsor has sufficient funds to satisfy its indemnity obligations. Therefore, Constellation cannot assure you that its sponsor would be able to satisfy those obligations.

If, before distributing the proceeds in the Trust Account to the public shareholders, Constellation files a bankruptcy petition or an involuntary bankruptcy petition is filed against Constellation that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Constellation’s shareholders and the per-share amount that would otherwise be received by the public shareholders in connection with Constellation’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the public shareholders, Constellation files a bankruptcy petition or an involuntary bankruptcy petition is filed against Constellation that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Constellation’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Constellation’s public shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Constellation’s public shareholders in connection with Constellation’s liquidation may be reduced.

Future issuances of equity securities may dilute the interests of Constellation’s shareholders and reduce the price of Constellation’s securities. The PIPE Shares may be issued at a price below the current trading price (or then current trading price) of shares of Constellation common stock as reported by the Nasdaq Capital Market; these issuances (or proposed issuances) of the PIPE Shares may reduce the market price of Constellation’s common stock as reported by the Nasdaq Capital Market.

Any future issuance of Constellation’s equity securities, such as the PIPE, could dilute the interests of Constellation’s then existing shareholders and could substantially decrease the trading price of Constellation’s securities. Constellation may issue equity or equity-linked securities in connection with the business combination or in the future, including pursuant to a private investment in public equity, or PIPE, or other offering of equity securities, for a number of reasons, including to finance Constellation’s operations and business strategy (including in connection with acquisitions and other transactions), to adjust Constellation’s ratio of debt to equity, to satisfy its obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons.

In accordance with the Subscription Agreements, Constellation agreed to sell to the Subscribers an aggregate of 6,153,847 shares of Constellation common stock for a purchase price of $3.25 per share and 1,231 shares of Constellation Series A Convertible Preferred Stock for a purchase price of $3,250 per share (equal to $3.25 per share of common stock on an as-converted basis), in a private placement in which Constellation will raise an aggregate of approximately $24,000,000, less certain offering related expenses payable by Constellation. The shares of Constellation common stock to be issued pursuant to the PIPE will be identical to the shares of Constellation common stock that will be held by Constellation’s public stockholders at the time of the closing of the business combination. The shares of Constellation Series A Convertible Preferred Stock to be issued pursuant to the PIPE will be governed by a Certificate of Designation that will be filed in connection with the closing of the PIPE, or the PIPE Closing. The PIPE Closing will be contingent upon the substantially concurrent consummation of the business combination. The issuance (or proposed issuance) of the PIPE Shares at a price per share that is less than the current (or then current) price of Constellation’s common stock as reported by the Nasdaq Capital Market may reduce the market price of shares of Constellation’s common stock.

Constellation’s sponsor, executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus/information statement.

When you consider the recommendation of Constellation’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Constellation’s directors and officers have interests in the business combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•	the beneficial ownership of Constellation’s sponsor and directors of an aggregate of 3,882,500 ordinary shares, which shares would become worthless if Constellation does not complete a business combination within the applicable time period, as Constellation’s initial shareholders have waived any right to redemption with respect to these ordinary shares. Such shares have an aggregate market value of approximately $40,378,000 based on the closing price of the ordinary shares of $10.40 on Nasdaq on July 31, 2019;

•

the beneficial ownership of Constellation’s sponsor and directors of warrants to purchase 212,500 ordinary shares, which warrants would expire and become worthless if Constellation does not complete a business combination within the applicable time period. Such warrants have an aggregate market value of approximately $12,750 based on the closing price of Constellation’s warrants of $0.06 on Nasdaq on July 31, 2019;

•

the beneficial ownership of Constellation’s sponsor and directors of rights to receive 42,500 ordinary shares, which rights will become worthless if Constellation does not complete a business combination within the applicable time period. Such rights have an aggregate market value of approximately $8,725 based on the closing price of Constellation’s rights of $0.2053 on Nasdaq on July 31, 2019; and

•

as of July 31, 2019, Constellation’s initial shareholders have advanced approximately $94,559 to Constellation for operating expenses. Such advances will be repaid only if Constellation completes a business combination.

These interests may influence Constellation’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus/information statement. You should also read the section entitled “The Business Combination – Constellation Reasons for the Business Combination.”

Constellation may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of a majority of the then outstanding warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of ordinary shares purchasable upon exercise of a warrant could be decreased, all without your approval.

The warrants are subject to the warrant agreement, dated June 19, 2017, between Constellation and Continental Stock Transfer & Trust Company, as warrant agent. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then outstanding warrants to make any change that adversely affects the interests of the registered holders. Accordingly, Constellation or the combined company may amend the terms of the warrants in a manner adverse to a holder if holders of a majority of the then outstanding warrants approve of such amendment. Although Constellation’s or the combined company’s ability to amend the terms of the warrants with the consent of a majority of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of ordinary shares purchasable upon exercise of the warrants.

The combined company may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

The combined company will have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the combined company gives notice of redemption. If and when the warrants become redeemable by the combined company, the combined company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private warrants will be redeemable by the combined company so long as they are held by their initial purchasers or their permitted transferees.

Constellation may amend the terms of the rights in a manner that may be adverse to holders with the approval by the holders of a majority of the then outstanding rights.

The rights are subject to the rights agreement, dated June 19, 2017, between Constellation and Continental Stock Transfer & Trust Company, as rights agent. The rights agreement provides that the terms of the rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. The rights agreement requires the approval by the holders of a majority of the then outstanding rights (including the private rights) in order to make any change that adversely affects the interests of the registered holders.

Constellation believes it has been a passive foreign investment company, or PFIC, since its inception, which could result in adverse U.S. federal income tax consequences to U.S. taxpayers.

If Constellation is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds Constellation’s ordinary shares, warrants or rights, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Because of the composition of Constellation’s assets and income, Constellation believes that it has been considered a PFIC since its inception and will be until it becomes a Delaware corporation pursuant to the Domestication (discussed further in the section entitled “Proposal No. 2 – The Domestication Proposal – Material U.S. Federal Income Tax Consequences of the Domestication – PFIC Considerations”). While there is a start-up exception from the PFIC rules, Constellation believes that it does not qualify for such exception. In addition, Constellation may not provide timely financial information that would be required for U.S. taxpayers to make a potentially favorable qualified electing fund, or QEF, election, and such election would be unavailable with respect to Constellation’s rights and warrants.

We urge U.S. taxpayers to consult their own tax advisors regarding the application of the PFIC rules.

An investor may be subject to adverse U.S. federal income tax consequences in the event the Internal Revenue Service, or the IRS, was to disagree with the U.S. federal income tax consequences described herein.

We have not sought a ruling from the IRS as to any U.S. federal income tax consequences described herein. The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or Constellation to adverse U.S. federal income tax consequences that would be different than those described herein. Accordingly, each prospective investor is urged to consult a tax advisor with respect to the specific tax consequences of the acquisition, ownership and disposition of Constellation’s ordinary shares, rights and warrants, including the applicability and effect of state, local or non-U.S. tax laws, as well as U.S. federal tax laws.

Constellation’s Corporate Effective Tax Rate may increase as a result of becoming a U.S. domiciled corporation.

In connection with the closing of the business combination, Constellation anticipates that it will change its jurisdiction of incorporation from the British Virgin Islands to Delaware, which change is referred to as the Domestication. As a result of the Domestication, Constellation will become subject to U.S. tax on Constellation’s income and capital gains. As a result, Constellation’s corporate effective tax rate may increase significantly, which could materially impact Constellation’s financial results, including its earnings and cash flow, for periods after the Domestication. Constellation’s current corporate effective tax rate fluctuates significantly from period to period, and is based upon the application of currently applicable income tax laws, regulations and treaties, as well as current judicial and administrative interpretations of these income tax laws, regulations and treaties, in various jurisdictions, in addition to the jurisdiction where Constellation’s parent is organized and domiciled.

The highest statutory corporate tax rate for U.S. federal income tax purposes is 21%. Constellation’s effective tax rate for purposes of financial reporting may, however, vary significantly from the statutory rates under which Constellation operates (including the U.S. statutory rate that would apply after the Domestication) because of, among other things, timing differences in the recognition of income and expense for U.S. GAAP and tax purposes, and differences in how each jurisdiction in which Constellation operates treats the same item of income or expense. Constellation is unable to predict the impact of the Domestication on its effective tax rate going forward for future years. In addition, the tax laws of the United States and other jurisdictions could change in the future, and those changes could cause a material increase in Constellation’s effective tax rate at a later date as well.

If the business combination results in an ownership change under Section 382 of the Code for DermTech, pre-merger U.S. net operating loss carryforwards and certain other tax attributes will be subject to limitations.

At December 31, 2018 and 2017, DermTech had federal tax net operating loss carryforwards of approximately $59,404,000 and $51,264,000, respectively, as well as state tax net operating loss carryforwards at December 31, 2018 and 2017 of approximately $45,647,000 and $38,738,000, respectively. The federal tax loss carryforwards began to expire in 2019, while the state tax loss carryforwards begin to expire in 2028. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. DermTech has not conducted a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since inception due to the significant complexity and cost associated with such a study. If DermTech undergoes an ownership change in connection with the business combination, the combined company’s ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in the combined company’s stock ownership, some of which are outside of the combined company’s control, could result in an ownership change under Section 382 of the Code. Furthermore, the combined company’s ability to utilize NOLs of companies that it may acquire in the future may be subject to limitations. For these reasons, the combined company may not be able to utilize a material portion of the NOLs, even if it were to achieve profitability.

The TCJA was enacted on December 22, 2017 and significantly reforms the Code. The TCJA, among other things, includes changes to U.S. federal tax rates and the rules governing net operating loss carryforwards. For NOLs arising in tax years beginning after December 31, 2017, the TCJA limits a taxpayer’s ability to utilize NOL carryforwards to 80% of annual taxable income. In addition, NOLs arising in tax years ending after December 31, 2017 can be carried forward indefinitely, but carryback is generally prohibited. NOLs generated in tax years beginning before January 1, 2018, will not be subject to the taxable income limitation, and NOLs generated in tax years ended before January 1, 2018 will continue to have a two-year carryback and twenty-year carryforward period. Deferred tax assets for NOLs will need to be measured at the applicable tax rate in effect when the NOL is expected to be utilized. The changes in the carryforward/carryback periods as well as the new limitation on use of NOLs may significantly impact the combined company’s valuation allowance assessments for NOLs generated after December 31, 2017.

The recently passed comprehensive tax reform bill could adversely affect the combined company’s business and financial condition.

In December 2017, the TCJA significantly revised the Code. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of annual taxable income and elimination of net operating loss carrybacks, one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, reduction or elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain and the combined company’s business and financial condition could be adversely affected. In addition, it is uncertain if and to what extent various states will conform to the newly enacted federal tax law. The impact of this tax reform on holders of common stock of the combined company is also uncertain and could be adverse. Stockholders of the combined company should consult with their legal and tax advisors with respect to this legislation and its potential tax consequences under their particular circumstances.

Currently, Constellation is governed by British Virgin Islands law but upon effectiveness of the Domestication, Constellation will be governed by Delaware law, which has anti-takeover implications.

Upon effectiveness of the Domestication, Constellation’s organizational documents will change and it and its organizational documents will be governed by Delaware law rather than British Virgin Islands law. The application of Delaware law to Constellation as a result of the Domestication may have the effect of deterring hostile takeover attempts or a change in control. Section 203 of the Delaware General Corporation Law, or the DGCL, restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an interested stockholder unless: (1) the “business combination” or the transaction which caused the person or entity to become an interested stockholder is approved by the Board of Directors prior to such business combination or transactions; (2) upon the completion of the transaction in which the person or entity becomes an “interested stockholder” such interested stockholder holds at least 85% of the voting stock of the combined company not including (x) shares held by officers and directors and (y) shares held by employee benefit plans under certain circumstances; or (3) at or after the person or entity becomes an “interested stockholder,” the “business combination” is approved by the Board of Directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by such interested stockholder. A Delaware corporation may elect not to be governed by Section 203. We do not anticipate making such an election.

Constellation’s board of directors may, to the extent permitted by applicable law, choose to waive any conditions to consummation of the business combination and proceed to consummate the business combination.

The Merger Agreement contains conditions precedent to the obligations of the parties to consummate the business combination. The Merger Agreement also provides that these conditions precedent may to the extent permitted by applicable law, be waived, in whole or in part, and the business combination consummated notwithstanding that a condition precedent has not been fulfilled or satisfied and notwithstanding that the waiver of the condition may directly or indirectly impact the financial condition of the combined company. The determination to waive the satisfaction of certain conditions will be made by Constellation’s board of directors. No additional vote of the shareholders will be required in connection with the waiver of a condition precedent.

The exercise of discretion by Constellation’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of Constellation’s securityholders.

In the period leading up to the closing of the business combination, other events may occur that, pursuant to the Merger Agreement, would require Constellation to agree to amend the Merger Agreement, to consent to certain actions or to waive rights that Constellation is entitled to under the Merger Agreement. Such events could arise because of changes in the course of DermTech’s business, a request by the DermTech to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on DermTech’s business and would entitle Constellation to terminate the Merger Agreement. In any of such circumstances, it would be in the discretion of Constellation, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus/information statement may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for Constellation and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus/information statement, Constellation does not believe there will be any changes or waivers that Constellation’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes may be made without further shareholder approval, if there is a change to the terms of the business combination that would have a material impact on the shareholders, Constellation will be required to circulate a new or amended proxy statement/prospectus/information statement or supplement thereto and resolicit the vote of its shareholders with respect to the Business Combination Proposal.

There may be sales of a substantial amount of the combined company’s common stock after the business combination by Constellation’s and DermTech’s current shareholders, and these sales could cause the price of Constellation’s securities to fall.

After the business combination and assuming consummation of the PIPE, there will be 26,295,225 shares of the combined company’s common stock outstanding (subject to certain assumptions, including: (i) all of Constellation’s issued and outstanding rights are converted into shares of common stock of the combined company upon consummation of the business combination; (ii) 6,153,847 shares of Constellation common stock and 1,231 shares of Constellation Series A Convertible Preferred Stock are sold in the PIPE; (iii) none of Constellation’s public shareholders exercise their redemption rights; (iv) none of Constellation’s warrants are exercised to purchase shares of common stock of the combined company; and (v) 16,000,000 shares of common stock of the combined company are issued to current DermTech stockholders upon the completion of the business combination. If the actual facts are different than these assumptions, the number of shares of the combined company’s common stock issued and outstanding will be different. Of Constellation’s issued and outstanding ordinary shares that were issued prior to the business combination, all will be freely transferable, except for any ordinary shares held by the combined company’s “affiliates,” as that term is defined in Rule 144 under the Securities Act. Following completion of the business combination, Constellation expects that approximately 66% of the outstanding common stock of the combined company will be held by entities affiliated with the combined company and its executive officers and directors.

Future sales of the combined company’s common stock may cause the market price of Constellation’s securities to drop significantly, even if Constellation’s business is doing well.

After the business combination and pursuant to the Registration Rights Agreement, certain former DermTech stockholders will be entitled to demand that Constellation registers the resale of their securities subject to certain minimum requirements. These stockholders will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the business combination.

Upon effectiveness of any registration statement the combined company files pursuant to the Registration Rights Agreement, and upon the expiration of the lockup period applicable to the parties to the Registration Rights Agreement, these parties may sell large amounts of the combined company’s common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the share price of the combined company’s common stock or putting significant downward pressure on the price of the combined company’s common stock.

Sales of substantial amounts of the combined company’s common stock in the public market after the business combination, or the perception that such sales will occur, could adversely affect the market price of the combined company’s common stock and make it difficult for the combined company to raise funds through securities offerings in the future.

After the Closing, Constellation’s rights will convert into shares of common stock of the combined company and warrants will become exercisable for shares of the combined company, which would increase the number of shares eligible for future resale in the public market and result in dilution to Constellation’s shareholders.

If the business combination is completed, Constellation expects that its outstanding rights will convert into an aggregate of 1,493,625 shares of common stock of the combined company and outstanding warrants to purchase an aggregate of 7,468,125 shares of common stock of the combined company will become exercisable in accordance with the terms of the rights agreement and warrant agreement governing those securities. Holders of Constellation’s rights will need to affirmatively convert their rights after the consummation of the business combination. The warrants will become exercisable 30 days after the completion of the business combination, and will expire at 5:00 p.m., New York time, five years after the completion of the business combination or earlier upon redemption or liquidation. The exercise price of these warrants will be $11.50 per share, or approximately $85,883,438 in the aggregate for all shares underlying these warrants, assuming none of the warrants are exercised through “cashless” exercise. To the extent such warrants are exercised, additional shares of Constellation’s ordinary shares will be issued, which will result in dilution to the shareholders of the combined company and increase the number of shares of common stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Constellation’s shares of common stock.

Because Constellation has no current plans to pay cash dividends on its ordinary shares for the foreseeable future, you may not receive any return on investment unless you sell your ordinary shares for a price greater than that which you paid for it.

Constellation may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of Constellation’s board of directors and will depend on, among other things, Constellation’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that Constellation’s board of directors may deem relevant. In addition, Constellation’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in Constellation’s ordinary shares unless you sell Constellation’s ordinary shares for a price greater than that which you paid for it. See the section entitled “Market Price and Dividend Information – Dividends – Dividend Policy of Constellation.”

If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about the combined company, its business, or its market, or if they change their recommendations regarding the combined company’s securities adversely, the price and trading volume of the combined company’s securities could decline.

The trading market for the combined company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the combined company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the combined company. If no securities or industry analysts commence coverage of the combined company, the combined company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the combined company change their recommendation regarding the combined company’s shares of common stock adversely, or provide more favorable relative recommendations about the combined company’s competitors, the price of the combined company’s shares of common stock would likely decline. If any analyst who may cover the combined company were to cease coverage of the combined company or fail to regularly publish reports on it, the combined company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

If Constellation fails to consummate the PIPE, it may not have enough funds to complete the business combination.

As a condition to Closing, the Merger Agreement provides that Constellation must have $15,000,000 available at the Closing. Because the amount in Constellation’s Trust Account is less than $15,000,000, Constellation requires the funds from the PIPE in order to consummate the business combination. While Constellation has entered into Subscription Agreements to raise an aggregate of approximately $24,000,000 immediately prior to the Closing, there can be no assurance that the counterparties to the Subscription Agreements will perform their obligations thereunder. If Constellation fails to consummate the PIPE, it is unlikely that Constellation will have sufficient funds to meet the condition to Closing in the Merger Agreement.

Constellation’s Proposed Amended and Restated Charter, to be in effect upon the completion of the business combination, will designate the Court of Chancery of the State of Delaware, or the Chancery Court, or the federal district court for the District of Delaware, or the District Court of Delaware, as the exclusive forum for certain types of actions and proceedings that may be initiated by the combined company’s stockholders, which could limit the combined company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers or employees.

The combined company’s Proposed Amended and Restated Charter, to be in effect upon the completion of the business combination, will require, unless the combined company otherwise consents, that the Chancery Court will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on the combined company’s behalf, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of the combined company’s current or former directors, officers and employees to the combined company or its stockholders, (iii) any action or proceeding asserting a claim against the combined company or any of its current or former directors, officers or employees, arising out of or pursuant to any provision of the DGCL, the combined company’s Proposed Amended and Restated Charter to be in effect following the completion of the business combination or the combined company’s Proposed Bylaws to be in effect following the completion of the business combination, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the combined company’s Proposed Bylaws to be in effect following the completion of the business combination, (v) any action or proceeding as to which the DGCL confers jurisdiction to the Chancery Court, or (vi) any action or proceeding asserting a claim against the combined company, or its directors, officers or employees, relating to certain internal affairs matters. If the Chancery Court does not have jurisdiction for these actions or proceedings, then the actions or proceedings must be brought in a state court located in the State of Delaware. If these state courts also do not have jurisdiction, these actions or proceedings must be brought in the District Court of Delaware. These limitations in the combined company’s Proposed Amended and Restated Charter to be in effect upon the completion of this offering will not apply to actions brought to enforce a duty or liability created by the Securities Act, the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction. In addition, any person purchasing or otherwise acquiring any interest in any shares of the combined company’s capital stock shall be deemed to have notice of and to have consented to this provision of the combined company’s Proposed Amended and Restated Charter. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or its directors, officers or employees, which may discourage such lawsuits against the combined company and its directors, officers and employees even though an action, if successful, might benefit the combined company’s stockholders. Stockholders who do bring a claim in the Chancery Court or the District Court of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the jurisdiction. The Chancery Court or the District Court of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to the combined company than to the combined company’s stockholders. Alternatively, if a court were to find these provisions of the combined company’s Proposed Amended and Restated Charter to be in effect upon the completion of this offering inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the combined company may incur additional costs, which could have a material adverse effect on the combined company’s business, financial condition or results of operations.

THE SPECIAL MEETING OF CONSTELLATION SHAREHOLDERS

General

Constellation is furnishing this proxy statement/prospectus/information statement to its shareholders as part of the solicitation of proxies by Constellation’s board of directors for use at the special meeting of shareholders to be held on                , 2019, and at any adjournment or postponement thereof. This proxy statement/prospectus/information statement is first being furnished to Constellation’s shareholders on or about                , 2019. This proxy statement/prospectus/information statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting

The special meeting will be held at 10:00 a.m. Eastern time, on                , 2019, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, NY 10166, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Purpose of the Special Meeting

At the special meeting of shareholders, Constellation will ask the Constellation shareholders to vote in favor of the following proposals:

•	The Business Combination Proposal – a proposal to approve the adoption of the Merger Agreement and the business combination contemplated under the Merger Agreement;

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The Domestication Proposal – a proposal to (a) approve the Domestication of Constellation; (b) adopt, upon the Domestication taking effect, the Interim Charter in place of Constellation’s Current Charter, which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication and provide for a majority of the stockholders to act by written consent; (c) file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the BVI Companies Act; and (d) file the Interim Charter with the Secretary of State of Delaware;

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The Charter Amendment Proposal – to approve and adopt, subject to and conditional on the Domestication and the closing of the business combination (but with immediate effect upon the closing of the business combination), separate proposals to adopt the Proposed Bylaws and amendments to Constellation’s Interim Charter, as set out in the draft Proposed Amended and Restated Charter to (a) change the name of Constellation to DermTech, Inc., (b) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the closing of the business combination, and (c) add new provisions to our Interim Charter which will be applicable following the closing of the business combination;

•	The Incentive Plan Proposal – to consider and vote upon a proposal to approve and assume the DermTech Plan and all outstanding DermTech equity awards granted thereunder;

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The Reverse Stock Split Proposal - to consider and vote upon a proposal to effect a one-for-two reverse stock split of all of Constellation’s issued and outstanding shares of common stock, subsequent to the closing of the business combination;

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The Nasdaq Proposal – a proposal to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the current total issued and outstanding ordinary shares of Constellation, which Nasdaq may deem to be a change of control pursuant to the Business Combination; and

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The Adjournment Proposal – a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, Domestication Proposal, Charter Amendment Proposal, Incentive Plan Proposal, Reverse Stock Split Proposal or the Nasdaq Proposal, or public shareholders have elected to redeem an amount of public shares such that the minimum available cash condition to the obligation to closing of the business combination would not be satisfied.

Recommendation of Constellation’s Board of Directors

Constellation’s board of directors believes that each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of Constellation and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of Constellation’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Constellation’s directors and officers have interests in the business combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

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the beneficial ownership of Constellation’s sponsor and directors of an aggregate of 3,882,500 ordinary shares, which shares would become worthless if Constellation does not complete a business combination within the applicable time period, as Constellation’s initial shareholders have waived any right to redemption with respect to these ordinary shares. Such shares have an aggregate market value of approximately $40,378,000 based on the closing price of the ordinary shares of $10.40 on Nasdaq on July 31, 2019;

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the beneficial ownership of Constellation’s sponsor and directors of warrants to purchase 212,500 ordinary shares, which warrants would expire and become worthless if Constellation does not complete a business combination within the applicable time period. Such warrants have an aggregate market value of approximately $12,750 based on the closing price of Constellation’s warrants of $0.06 on Nasdaq on July 31, 2019;

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the beneficial ownership of Constellation’s sponsor and directors of rights to receive 42,500 ordinary shares, which rights will become worthless if Constellation does not complete a business combination within the applicable time period. Such rights have an aggregate market value of approximately $8,725 based on the closing price of Constellation’s rights of $0.2053 on Nasdaq on June 12, 2019; and

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as of July 31, 2019, Constellation’s initial shareholders have advanced approximately $94,559 to Constellation for operating expenses. Such advances will be repaid only if Constellation completes a business combination.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned Constellation’s ordinary shares at the close of business on July 25, 2019, which is the record date for the special meeting. You are entitled to one vote for each ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 5,342,532 ordinary shares outstanding, of which 1,187,532 are public shares, 3,593,750 are founder shares held by Constellation’s initial shareholders and 561,250 are private shares held by Constellation’s initial shareholders.

Vote of Initial Shareholders

In connection with Constellation’s initial public offering, Constellation entered into an agreement with its initial shareholders, directors and officers pursuant to which they each agreed to vote the Founder Shares and any other shares acquired during and after Constellation’s initial public offering in favor of the Business Combination Proposal. This agreement applies to Constellation’s sponsor as it relates to the Founder Shares and private shares and the requirement to vote its Founder Shares and private shares in favor of the Business Combination Proposal.

Constellation’s initial shareholders have also agreed to waive their redemption rights with respect to their Founder Shares and private shares and to waive their redemption rights with respect to any public shares that they may acquire in connection with the completion of the business combination. The Founder Shares and private shares have no redemption rights upon Constellation’s liquidation and will be worthless if no business combination is effected by Constellation prior to September 23, 2019, unless a further extension is approved by Constellation’s shareholders. However, Constellation’s initial shareholders are entitled to redemption rights upon Constellation’s liquidation with respect to any public shares they may own.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may contact us at:

Constellation Alpha Capital Corp.

Attention: Rajiv Shukla

Emerald View, Suite 400

2054 Vista Parkway

West Palm Beach, FL 33411

Tel: (561) 404-9034

Email: info@constellationalpha.com

Quorum and Required Vote for Proposals for the Special Meeting of Shareholders

A quorum of Constellation’s shareholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if at least 50% of Constellation’s ordinary shares outstanding and entitled to vote at the special meeting are represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Business Combination Proposal, Domestication Proposal, Charter Amendment Proposal, Incentive Plan Proposal, Reverse Stock Split Proposal, Nasdaq Proposal and Adjournment Proposal requires the affirmative vote of the holders of a majority of the ordinary shares that are voted on each such proposal at the special meeting. Accordingly, a shareholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of a vote on any of the Business Combination Proposal, Domestication Proposal, Charter Amendment Proposal, Incentive Plan Proposal, Reverse Stock Split Proposal, Nasdaq Proposal or Adjournment Proposal.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Constellation believes the proposals presented to its shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

With respect to the special meeting, abstentions are considered present for the purposes of establishing a quorum but will have no effect on the outcome of a vote on any of the Business Combination Proposal, Domestication

Proposal, Charter Amendment Proposal, Incentive Plan Proposal, Reverse Stock Split Proposal, Nasdaq Proposal or Adjournment Proposal. Broker non-votes will not be counted for the purposes of establishing a quorum and will have no effect on the outcome of a vote on any of the Business Combination Proposal, Domestication Proposal, Charter Amendment Proposal, Incentive Plan Proposal, Reverse Stock Split Proposal, Nasdaq Proposal or Adjournment Proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote on each of the proposals for the special meeting of shareholders. Your one or more proxy cards show the number of ordinary shares that you own.

If you are a holder of record, there are two ways to vote your shares:

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You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted, as recommended by Constellation’s board of directors. With respect to proposals for the special meeting, that means: “FOR” each of the Business Combination Proposal, Domestication Proposal, Charter Amendment Proposal, Incentive Plan Proposal, Reverse Stock Split Proposal, Nasdaq Proposal and Adjournment Proposal.

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You can attend the special meeting and vote in person. You will be given a ballot when you arrive. However, if your ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your ordinary shares.

Revoking Your Proxy

If you have submitted a proxy to vote your ordinary shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to us, prior to the date of the special meeting or by voting in person at the special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to us at: Constellation Alpha Capital Corp., Attention: Rajiv Shukla, Emerald View, Suite 400, 2054 Vista Parkway, West Palm Beach, FL 33411.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Business Combination Proposal, Domestication Proposal, Charter Amendment Proposal, Incentive Plan Proposal, Reverse Stock Split Proposal, Nasdaq Proposal and Adjournment Proposal. Under Constellation’s memorandum and articles of association, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus/information statement, which serves as the notice of the special meeting.

Redemption Rights

Pursuant to Constellation’s memorandum and articles of association, holders of public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the business combination. Holders of public shares may redeem such shares regardless of whether such public shares were held by them as of the record date. If demand is properly made and the business combination is consummated, these shares, immediately prior to the business combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the business combination, less taxes payable, upon the consummation of the business combination. For illustrative purposes, based on funds in the Trust Account of approximately $12.4 million on May 28, 2019, the estimated per share redemption price would have been approximately $10.45.

Redemption rights are not available to holders of rights or warrants in connection with the business combination.

In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on                , 2019 (two business days before the special meeting), both:

•	Submit a request in writing that Constellation redeem your public shares for cash to Continental Stock Transfer & Trust Company, Constellation’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004-1561

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•

Deliver your public shares either physically or electronically through DTC to Constellation’s transfer agent. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Constellation’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Constellation does not have any control over this process and it may take longer than one week. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Constellation’s consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to Constellation’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Constellation’s transfer agent return the shares (physically or electronically). You may make such request by contacting Constellation’s transfer agent at the phone number or address listed above.

Each redemption of public shares by Constellation’s public shareholders will decrease the amount in the Trust Account. In no event, however, will Constellation redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Prior to exercising redemption rights, shareholders should verify the market price of their ordinary shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Constellation cannot assure you that you will be able to sell your ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the ordinary shares when you wish to sell your shares.

If you exercise your redemption rights, your ordinary shares will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and Constellation does not consummate an initial business combination by September 23, 2019, unless a further extension is approved by Constellation’s shareholders, it will be required to dissolve and liquidate and the rights and warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of Constellation’s units, ordinary shares, rights or warrants in connection with the business combination.

Material U.S. Federal Income Tax Consequences of the Exercise of Redemption Rights

The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of Constellation ordinary shares who exercise their redemptions rights to receive cash from the trust account (with each such exercise called a “Redemption”). This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

•	certain U.S. expatriates;

•	a dealer in securities or foreign currencies;

•	traders in securities that elect mark-to-market treatment;

•	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions or banks;

•	a person that received Constellation ordinary shares as compensation for services;

•	mutual funds;

•	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies (or RICs);

•	real estate investment trusts (or REITs);

•	persons holding Constellation ordinary shares stock as part of a “straddle,” “wash sale,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	persons that actually or constructively own five percent or more of Constellation ordinary shares;

•	redeeming non-U.S. Holders (as defined below);

•	a controlled foreign corporation; and/or

•	a passive foreign investment company.

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Constellation ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Constellation ordinary shares, you should consult your tax advisor. This summary assumes that shareholders hold Constellation ordinary shares as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the shareholder’s trade or business.

This summary does not address the tax consequences to Constellation stockholders under any state, local or foreign tax laws or the U.S. federal estate or gift, Medicare net investment income, or alternative minimum tax provisions of the Code. This summary does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, a Redemption (whether or not any such transactions are undertaken in connection with a Redemption) including, without limitation, the exercise of an option to acquire Constellation ordinary shares or other rights to acquire Constellation ordinary shares.

WE URGE HOLDERS OF CONSTELLATION ORDINARY SHARES TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF A REDEMPTION.

U.S. Federal Income Tax Consequences to U.S. Holders

This section is addressed to U.S. Holders of Constellation ordinary shares who exercise their redemption rights to receive cash from the trust account. For purposes of this discussion, a “U.S. Holder” is a beneficial owner that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Redemption of Constellation Ordinary Shares

Subject to the PFIC rules discussed below (see sectioned entitled “PFIC Considerations”), U.S. Holders of Constellation ordinary shares who exercise their redemption rights to receive cash from the trust account in exchange for all of their Constellation ordinary shares generally will be required, subject to the following paragraphs, to treat the transaction as a sale of such shares and recognize gain or loss upon the Redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Constellation ordinary shares redeemed. A U.S. Holder’s tax basis in such Constellation ordinary shares generally will equal the cost of such shares. A shareholder that purchased Constellation units would have been required to allocate the cost between the Constellation ordinary shares and the public warrants comprising the units based on their relative fair market values at the time of the purchase. Subject to the passive foreign investment company rules discussed below, a shareholder’s gain or loss on a Redemption should be treated as capital gain or loss if such shares were held as a capital asset on the date of the Redemption. The deductibility of capital losses is subject to limitations. U.S. Holders that acquired Constellation ordinary shares at different dates or at different prices should consult their tax advisors to determine how the above rules apply to them.

If a U.S. Holder does not exchange all of its Constellation ordinary shares in a Redemption, such Redemption will generally still be treated as a sale or exchange of Constellation ordinary shares , with the consequences described in the immediately preceding paragraph, if the Redemption: (i) is “not essentially equivalent to a dividend” with respect to such U.S. Holder under Section 302(b)(1) of the Code; (ii) is a “substantially disproportionate” redemption with respect to such U.S. Holder under Section 302(b)(2) of the Code; or (iii) results in a “complete redemption” of such U.S. Holder’s interest in our stock under Section 302(b)(3) of the Code. In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of Constellation ordinary shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which generally would include stock that could be acquired pursuant to the exercise of the public warrants. In order to meet the substantially disproportionate test, the percentage of Constellation’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following a Redemption must, among other requirements, be less than 80 percent of the percentage of Constellation’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either all the shares of Constellation actually and constructively owned by the U.S. Holder are redeemed or all the shares of Constellation actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of Constellation. A Redemption of the shares will not be essentially equivalent to a dividend if a U.S. Holder’s Redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Constellation. Whether a Redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Constellation will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a Redemption.

If a Redemption does not qualify as a sale or exchange of Constellation ordinary shares under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Subject to the passive foreign investment company rules discussed below, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Constellation ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares. Special rules may apply to dividends received by U.S. Holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other shares constructively owned by it.

Each U.S. Holder should consult its own tax advisor regarding the tax treatment of a Redemption.

PFIC Considerations

In addition to the discussion above, a Redemption could be subject to the passive foreign investment company provisions of the Code if Constellation is or ever was a passive foreign investment company or PFIC.

A. Definition of a PFIC

In general, Constellation will be a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held Constellation ordinary shares, (a) at least 75% or more of Constellation’s gross income for the taxable year was passive income or (b) at least 50% or more of the value, determined on the basis of a quarterly average, of Constellation’s assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties that are derived in the active conduct of a trade or business), and gains from the disposition of passive assets.

B. PFIC Status of Constellation

Constellation believes that it has been considered a PFIC since its inception. The determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination.

C. Effects of PFIC Rules on a Redemption

If the Constellation were classified as a PFIC at any time during such U.S. Holder’s holding period in such ordinary shares and the U.S. Holder had not made a QEF election under Section 1295 of the Code for the first taxable year in which the U.S. Holder owned Constellation ordinary shares or in which Constellation was a PFIC, whichever is later, Section 1291 of the Code generally requires taxable gain to U.S. Holders of Constellation ordinary shares in a Redemption to be taxed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Constellation. Under these rules:

•	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s holding period for such holder’s Constellation ordinary shares;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Constellation was a PFIC, would be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such holder’s holding period would be taxed at the highest tax rate in effect for that year applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

If a U.S. Holder is treated as receiving a corporate distribution in a Redemption instead of a sale of ordinary shares, any amounts distributed to a U.S. Holder generally would be treated in the same manner as gain subject to the PFIC rules.

The PFIC rules are complex and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury regulations which in many instances have not been promulgated and which may be promulgated and which may have retroactive effect. There can be no assurance that any of these proposals will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. Accordingly, and due to the complexity of the PFIC rules, U.S. Holders are strongly urged to consult their own tax advisors concerning the impact of these rules on a Redemption, including, without limitation, whether a QEF election, deemed sale election and/or mark to market election is available with respect to their Constellation ordinary shares and the consequences to them of any such election. In addition, Constellation may not provide timely financial information that would be required for U.S. taxpayers to make a potentially favorable QEF election.

Information Reporting Requirements and Backup Withholding

Under U.S. federal income tax and U.S. Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. U.S. Holders are urged to consult with their own tax advisors concerning such reporting requirements.

SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF A REDEMPTION IN THEIR PARTICULAR CIRCUMSTANCES.

Solicitation of Proxies

Constellation will pay the cost of soliciting proxies for the special meeting. Constellation will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of ordinary shares and in obtaining voting instructions from those owners. Constellation’s directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Share Ownership

As of the record date, Constellation’s sponsor beneficially owns an aggregate of approximately 72.7% of Constellation’s outstanding ordinary shares. Constellation’s sponsor has agreed to vote all of its founder shares and any public shares acquired by it in favor of the Business Combination Proposal.

THE BUSINESS COMBINATION

This section and the section entitled “The Merger Agreement” beginning on page 118 of this proxy statement/prospectus/information statement describe the material aspects of the business combination, including the Merger Agreement. While Constellation and DermTech believe that this description covers the material terms of the business combination and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/information statement for a more complete understanding of the business combination and the Merger Agreement, including the Merger Agreement itself which is attached as Annex A to this proxy statement/prospectus/information statement, and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” beginning on page 271 of this proxy statement/prospectus/information statement.

Background of the Business Combination

Constellation was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. Constellation is not limited to any particular industry or sector.

Constellation received $143.75 million of the proceeds from its initial public offering, which was consummated on June 23, 2017. The proceeds of the initial public offering, including proceeds from the exercise of the underwriters’ over-allotment option, were placed in the trust account immediately following the initial public offering and, in accordance with Constellation’s memorandum and articles of association, will be released upon the consummation of the business combination. Cowen and Company, LLC, or Cowen, served as the sole book-running managing underwriter for Constellation’s initial public offering. In its role as an underwriter, Cowen received an underwriting fee and was entitled to deferred underwriting compensation upon the consummation of Constellation’s initial business combination. Cowen, together with its affiliates, holds approximately 136,250 private units and 783,047 ordinary shares of Constellation.

Except for all interest income that may be released to Constellation to pay taxes and up to $50,000 to pay liquidation expenses, none of the funds held in the trust account will be released until the earlier of (x) the completion of Constellation’s initial business combination within the required time period, (y) the redemption of 100% of the public shares if Constellation has not completed an initial business combination by September 23, 2019 (as a result of the extension described below) or (z) the redemption of any public shares properly tendered in connection with a shareholder vote to amend Constellation’s memorandum and articles of association (A) to modify the substance or timing of its obligation to redeem 100% of the public shares if it does not complete an initial business combination within the required time period or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity. In the event of Constellation’s liquidation for failure to complete a business combination within the allotted time, up to $50,000 of net interest may be released to Constellation if Constellation has no or insufficient working capital to fund the costs and expenses of its dissolution and liquidation. After the payment of approximately $3.4 million in expenses relating to the initial public offering, approximately $700,000 of the net proceeds of the initial public offering and private placement of the private units was retained by Constellation for working capital purposes. The funds in the trust account are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

On March 21, 2019, at a special meeting of Constellation’s shareholders, an amendment to Constellation’s memorandum and articles of association was approved to extend the date by which Constellation has to consummate a business combination for an additional six months, from March 23, 2019 to September 23, 2019. The purpose of the extension was to allow Constellation more time to complete a business combination transaction. Following redemptions of 13,187,468 of Constellation’s ordinary shares in connection with the extension, a total of approximately $12.3 million remained in Constellation’s trust account.

Prior to the consummation of the initial public offering, neither Constellation, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a potential transaction with Constellation.

Following the initial public offering, Constellation’s acquisition team, which included certain officers and directors of Constellation, commenced a comprehensive search for a target business. During the course of this search process, Constellation reviewed and considered more than 85 companies and engaged with several possible target businesses in detailed substantive discussions or negotiations with respect to potential transactions. Constellation entered into substantive discussions with a number of potential target companies, including discussions regarding the type and amount of consideration to be provided relative to a potential transaction and entered into a definitive business combination agreement with one target company, as described below. Constellation delivered non-binding letters of intent to 13 companies. The decision not to pursue alternative acquisition targets was generally the result of Constellation’s determination that each business was not an attractive target due to a combination of business prospects, strategy, management teams, structure and valuation differences.

On August 2, 2018, Constellation entered into an agreement, or the Share Purchase Agreement, to purchase all the issued and outstanding shares of capital stock of Medall Healthcare Private Limited, a company registered under the laws of India, or Medall. Under the terms of the Share Purchase Agreement between Constellation Health Holdings, a wholly-owned Singapore subsidiary of Constellation, and the shareholders of Medall, the Share Purchase Agreement provided for automatic termination in the event that any of the conditions precedent in the Share Purchase Agreement were not fulfilled or waived on or prior to the termination date. As of December 3, 2018, several conditions precedent remained unfulfilled or unsatisfied within the time periods specified in the Share Purchase Agreement, and, as a result, the Share Purchase Agreement terminated automatically. Such conditions precedent included the failure to obtain necessary financing, satisfy certain regulatory obligations, obtain certain required insurance, deliver certain tax forms and certifications, register certain contractors, take certain corporate actions (such as the authorization and reclassification of shares required to consummate the transaction) and the inability to satisfactorily make certain required representations.

Constellation resumed exploring alternative transactions following the termination of the Medall transaction. Between December 3, 2018 and the execution of the definitive Merger Agreement on May 29, 2019, Constellation reviewed more than 20 new potential business combination opportunities from various investment banks and Mr. Shukla’s personal network. On December 4, 2019, Constellation received a non-confidential presentation on DermTech from LifeSci Capital, or LifeSci. On December 5, 2018, Constellation executed a non-disclosure agreement with DermTech and received access to the DermTech dataroom for legal and financial due diligence. On December 6, 2018, Mr. Rajiv Shukla, Constellation’s chief executive officer, and Mr. Craig Pollak, Constellation’s chief financial officer, discussed transaction terms with Dr. John Dobak, DermTech’s president and chief executive officer, Mr. Steve Kemper, DermTech’s chief financial officer and their financial advisors.

On December 10, 2018, Constellation and DermTech executed a non-binding term sheet with a 30-day exclusivity period. Among the opportunities referenced above, only DermTech progressed to substantive due diligence after the execution of a mutually agreed term sheet, which occurred after the termination of the Medall transaction.

On December 11, 2018, Mr. Shukla met with Dr. Dobak and Mr. Kemper in San Diego, CA to discuss process and timing for the potential transaction. On December 12, 2018, Mr. Shukla met with the board of directors of DermTech and subsequently met with members of DermTech’s management team to address questions regarding process, potential timing and key aspects of business strategy going forward. On December 21, 2018, Mr. Shukla, Mr. Pollak, Dr. Dobak and Mr. Kemper along with their financial advisors conducted a telephonic discussion centered on diligence items, fund raising, and negotiation around key transaction terms.

During the period from December 10, 2018 and until May 2019, Constellation conducted legal and financial due diligence on DermTech. On January 5, 2019, Mr. Shukla conducted a status update call with Dr. Dobak and a representative of RTW Investments L.P., an investor in DermTech. On January 7, 2019, Mr. Shukla conducted a call with Dr. Dobak to discuss diligence items. On January 8, 2019, DermTech extended exclusivity for the non-binding term sheet for an additional 30 days. On January 17, 2019, the parties and their financial advisors conducted a status update call. On January 18, 2019, Constellation entered into an engagement letter with LifeSci for a PIPE financing. On January 25, 2019, DermTech and Constellation conducted an update call regarding the proposed PIPE financing. On February 5, 2019, DermTech held a meeting of its board of directors to discuss matters related to the transaction. On February 7, 2019 and February 8, 2019, Mr. Shukla, Mr. Pollak, Dr. Dobak, Mr. Kemper and Cowen received updates from LifeSci on the progress of the proposed PIPE financing. The PIPE process failed to generate interest from investors based on the proposed commercial terms of the PIPE. Consequently, the PIPE process was halted so that Constellation and DermTech could consider revisions to the proposed business terms of the merger. On February 13, 2019, after consultations with Constellation, representatives from Cowen contacted Dr. Dobak to propose a revised valuation and cash condition to closing.

Between February 13, 2019 and March 5, 2019, DermTech and Constellation undertook extensive negotiations to determine a new capital and valuation structure that was acceptable to both parties. During this period and after, Cowen, in its capacity as informal capital markets advisor to Constellation, assisted in arranging telephonic conferences and facilitating the discussions among the parties. The discussions included, among other things, negotiations around a lower valuation for DermTech, the forfeiture of certain of the Founder Shares by Constellation’s sponsor, the composition of the board of directors and management team of the combined company following the consummation of the transaction, the strategy of the combined company following the consummation of the transaction and the restructuring of outstanding deferred underwriting fees owed to the underwriters in connection with Constellation’s initial public offering. On March 9, 2019 the parties reached a comprehensive agreement in principle on the proposed structure, valuation, minimum capital requirement, outstanding banking fees and future banking support. On March 10, 2019, Constellation terminated its letter agreement with LifeSci. Between March 9, 2019 and March 13, 2019, Dr. Dobak updated DermTech’s board of directors and certain DermTech stockholders as to the merits of the agreed upon transaction, the need for access to public capital markets and the costs associated with becoming a public company, as well as other various financing alternatives.

On March 13, 2019, the DermTech board of directors conducted a telephonic discussion to approve the signing of a revised non-binding letter of intent reflecting the agreement in principle reached on March 9, 2019, or the Revised LOI, and the press release announcing the Revised LOI, at which time the DermTech board of directors agreed to proceed with the Revised LOI and the press release.

On March 14, 2019, Mr. Shukla briefed the board of directors of Constellation on the potential business combination with DermTech and execution of the Revised LOI, at which time the board of directors agreed to proceed with the Revised LOI and issuance of the press release. On March 15, 2019, Constellation issued the press release announcing the Revised LOI. On March 21, 2019, representatives of Cowen, Greenberg Traurig, LLP, or Greenberg, counsel to Constellation, and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., or Mintz, counsel to DermTech, discussed various legal related matters in connection with the proposed merger. Based on the revised commercial terms, Cowen facilitated introductions to Constellation of institutional investors that may have had an interest in the PIPE financing and assisted in arranging telephonic and in person meetings.

During the period from March 16, 2019, and until May 22, 2019, Constellation continued its financial and legal due diligence on DermTech and Greenberg and Mintz negotiated the terms of the Merger Agreement, including the termination provisions, the amount of the termination fee and the treatment of DermTech’s outstanding stock options, restricted stock units, warrants and convertible notes.

On May 2, 2019 and May 15, 2019, representatives of Cowen provided an update to Mr. Shukla and Mr. Pollak, Dr. Dobak and Mr. Kemper, and representatives of Greenberg and Mintz, regarding the status of the proposed PIPE financing. By separate conference call on May 9, 2019, representatives of Cowen discussed the marketing efforts with regard to the proposed PIPE financing with Mr. Shukla, Mr. Pollak and representatives of Greenberg. On May 22, 2019, the board of directors of Constellation unanimously approved (i) the Merger Agreement and the transactions contemplated by the Merger Agreement and (ii) the PIPE and related Subscription Agreements.

Constellation executed the Subscription Agreements for the PIPE financing between May 22, 2019 and August 1, 2019. The Merger Agreement was executed on May 29, 2019 by the parties and Constellation and DermTech jointly issued a press release announcing the entering into the Merger Agreement. On May 29, 2019, Constellation filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and the Subscription Agreements and disclosing the key terms of the Merger Agreement and the Subscription Agreements.

DermTech Reasons for the Business Combination

The following discussion sets forth material factors considered by the DermTech board of directors in reaching its determination to authorize the business combination, including the merger; however, it may not include all of the factors considered by the DermTech board of directors. In light of the number and wide variety of factors considered in connection with its evaluation of the business combination, including the merger, the DermTech board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The DermTech board of directors viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it.

In the course of reaching its decision to approve the merger, the DermTech board of directors consulted with its senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

•

the DermTech board of directors’ belief, after reviewing the various alternative transactions that were considered by the DermTech board of directors and the likelihood of achieving any of these alternative transactions, that currently no alternatives to the merger were reasonably likely to create greater value for DermTech’s stockholders than the merger;

•

the expectation that the merger would be a more time and cost effective means to access capital than other alternatives considered, including an initial public offering of DermTech’s common stock and additional financings of DermTech as a non-publicly traded entity;

•

the potential for access to public capital markets following the business combination, including sources of capital from a broader range of investors to support the continued development and commercialization of DermTech’s products than it could otherwise obtain if it continued to operate as a privately-held company;

•

historical and current information concerning DermTech’s business, including its financial performance and condition, recent publishing of the draft Medicare coverage policy and desire to scale the commercial effort around this coverage, operations, ongoing clinical trial efforts for its current product candidate, management and prospective competitive position;

•	the cash resources of the combined company expected to be available at the closing of the business combination relative to the anticipated burn rate of the combined company;

•	the potential to provide DermTech’s current stockholders with greater liquidity by owning stock in a public company;

•

the fact that the shares of Constellation common stock issued to DermTech stockholders will be registered pursuant to a registration statement on Form S-4 by Constellation and will become freely tradable for DermTech’s stockholders following the expiration of the 180-day lock-up period provided for by the Lock-Up Agreement;

•	the ability to obtain a NASDAQ listing and the fact that Constellation will change its name to “DermTech, Inc.” upon the closing of the business combination;

•	the competitive market conditions private companies currently face when seeking exchange traded merger or business combination partners;

•

the belief, after conducting due diligence, that Constellation had comparatively fewer and less significant ongoing obligations and material liabilities when compared to other potential exchange traded merger and business combination partners;

•	the likelihood that the merger will be consummated on a timely basis; and

•	the terms and conditions of the Merger Agreement, including, without limitation, the following:

•

the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that the DermTech stockholders will not generally recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of DermTech capital stock for Constellation common stock pursuant to the merger;

•

the Stockholder Support Agreement, pursuant to which certain stockholders of DermTech, have agreed, solely in their capacity as stockholders of DermTech, to vote all of their shares of DermTech capital stock in favor of the adoption or approval, respectively, of the Merger Agreement and the transactions contemplated by the Merger Agreement; and

•

the belief that the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations in these agreements, were reasonable in light of the entire transaction.

The DermTech board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement, including the following:

•

the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on the reputation of DermTech and the ability of DermTech to obtain financing in the future in the event the merger is not completed;

•	the risk that the merger might not be consummated in a timely manner or at all;

•	the substantial expenses to be incurred in connection with the merger;

•	the fact that the representations and warranties in the Merger Agreement do not survive the closing of the business combination and the potential risk of liabilities that may arise post-closing;

•	the additional public company expenses and obligations that DermTech’s business will be subject to following the business combination to which it has not previously been subject; and

•

various other risks associated with the combined company and the merger, including the risks described in the section entitled “Risk Factors” beginning on page 39 of this proxy statement/prospectus/information statement.

The DermTech board of directors weighed the benefits, advantages and opportunities of a potential transaction against the uncertainties and risks described above, as well as the possible diversion of management attention for an extended period of time. After taking into account these and other factors, the DermTech board of directors approved and authorized the Merger Agreement and the transactions contemplated thereby, including the merger.

Constellation Reasons for the Business Combination

As described under “Background of the Business Combination” above, Constellation’s board of directors, in evaluating the business combination, consulted with Constellation’s management and legal and other advisors in reaching its decision at its meeting on May 22, 2019 to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement. At this and at prior meetings, Constellation’s board of directors considered a variety of factors weighing positively and negatively with respect to the business combination. In light of the number and wide variety of factors considered in connection with its evaluation of the business combination, Constellation’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Constellation’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the reasons for Constellation’s board of directors’ approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

The factors considered by our board of directors include, but are not limited to, the following:

•

Significant addressable market opportunity. With approximately 15 million surgical biopsies performed to diagnose 5.4 million cases of skin cancer annually, DermTech’s lead product, Pigmented Lesion Assessment, or PLA, for melanoma detection, will potentially provide a significant market opportunity and there are additional opportunities to apply DermTech’s PLA technology to inflammatory diseases with an available potential total market opportunity of greater than $5 billion per annum;

•

Disruptive Technology with Substantiating Clinical Validation and Significant Advantages Relative to Current Standard of Care. Constellation’s management and board of directors believe that PLA is less invasive than traditional surgical incisions because it utilizes an adhesive patch and, based on DermTech’s clinical studies to date, the likelihood of missed melanoma is 1% for the PLA test compared to 17% for current standard surgical biopsy. Constellation’s management and board of directors also believe that PLA offers attractive unit economics as it provides significant cost saving per melanoma detected compared to surgical biopsy;

•

Near Term Value. Constellation’s management and board of directors believe that DermTech provides near term value creating an inflection point with a line of sight to Medicare coverage policy. DermTech has received a draft favorable coverage decision from Medicare MolDX. The final policy is expected by DermTech management in the second half of 2019 and DermTech expects to experience a significant revenue increase after CMS approval because of the opportunity to approach private payors. DermTech believes that, if Medicare coverage is granted, PLA may generate significant revenues in the second and third years following such coverage grant;

•

Blue-Chip Investor Base. Constellation’s management and board of directors believe that DermTech has an existing blue-chip investor base featuring ‘crossover’ investors, including RTW and the Jacobs Family, that will be supportive of the business combination;

•	Private Placement. The ability of Constellation to consummate the contemplated PIPE transaction for up to $24 million in gross proceeds and satisfy the Merger Agreement’s minimum cash condition;

•	Product Pipeline. Constellation’s management and board of directors considered DermTech’s robust product pipeline and collaborations with “big pharma;”

•

Experienced Management Team. Constellation’s management and board of directors believe that DermTech has an experienced management team poised to execute on DermTech’s commercialization plan after CMS approval of PLA. DermTech’s Chief Executive Officer, John Dobak, was previously the founder and chairman of 10xBio. DermTech’s Chief Executive Officer, Steven Kemper, was previously Chief Financial Officer of GenMark (Nasdaq: GNMK), Dexcom (Nasdaq: DXCM) and Cryogen. DermTech’s Chief Commercial Officer, Todd Wood, was recently hired by DermTech and was previously the Vice President of US sales at Allergan;

•

Terms of the Business Combination. The financial and other terms and conditions of the Merger Agreement, as reviewed by the board of directors, see the section entitled “The Merger Agreement” beginning on page 118, and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Constellation and DermTech;

•

Attractive Market Valuation of Comparable Post-Approval Companies. Constellation management’s observation that the valuations of the Comparable Post-Approval Companies in the year following Center for Medicare and Medicaid Services (CMS) approval reflect enterprise values/revenue (based on data publicly available data from Bloomberg and Capital IQ as well as data provided by DermTech) ranging from 2.7x to 21.9x (with a median of 8.6x); and

•

Attractive Market Valuation of Comparable Listed Companies and Comparable Post-Approval Companies. Constellation management’s observation that the public trading market valuations of the Comparable Listed Companies reflect enterprise values/sales multiples (based on public filings and Wall Street consensus estimates as of May 19, 2019) ranging from 2.9x to 15.1x projected FY2019 (with a median of 5.1x) and ranging from 2.7x to 10.5x projected FY2020 (with a median of 5.3x). Post-Closing, the anticipated post-money initial equity valuation of the combined company is expected to be approximately $81.6 million. Based on DermTech forecasts for the current and forward financial years, the various multiples for the combined company are expected to be at an attractive valuation relative to the Comparable Listed Companies and the Comparable Post-Approval Companies.

Constellation’s board of directors also considered the following factors:

•

The pricing terms of the contemplated PIPE transaction, pursuant to which Constellation will sell shares of its common stock at $3.25 per share compared to Constellation’s initial public offering price of $10.00 per share;

•	The risks associated with the failure of DermTech to receive CMS approval in the second half of 2019 or at all;

•	DermTech’s reliance on the PLA test to generate revenues both currently and in the future;

•	DermTech’s ongoing and future capital needs to commercialize PLA for melanoma and to capitalize on additional opportunities to apply PLA technology to other diseases;

•

DermTech does not have employment agreements with the majority of its executives or other personnel of DermTech and there are no current plans to enter into such arrangements before, or in connection with, the business combination;

•	DermTech currently lacks the ability to launch and commercialize other tests in their pipeline and is subject to competition from other diagnostic companies; and

•

The interests of Constellation’s principal shareholder, directors and certain executive officers in the business combination, see the section entitled “Interests of the Constellation Directors and Executive Officers in the Business Combination.”

In connection with analyzing the business combination, Constellation’s management, based on its experience and judgment, selected the Comparable Listed Companies and the Comparable Post-Approval Companies. The Comparable Listed Companies are comprised of Exact Sciences Corporation, Guardant Health, Inc., Genomic Health, Inc., Quidel Corporation, Myriad Genetics, Inc., Invitae Corporation, NeoGenomics, Inc., Natera, Inc. and OncoCyte Corporation. The Comparable Post-Approval Companies include Exact Sciences, Veracyte, Genomic Health and BioSite. Constellation’s management selected the Comparable Listed Companies because they are publicly traded companies with certain operations, results, business mixes or size and scale that, for the purposes of analysis, may be considered similar to certain operations, results, business mixes or size and scale of DermTech. Constellation’s management selected the Comparable Post-Approval Companies because they are diagnostics companies that reached a certain stage in their development with respect to CMS approval that, for the purposes of analysis, may be considered relevant to DermTech’s experience with respect to potential CMS approval. None of the Comparable Listed Companies or the Comparable Post-Approval Companies is identical or directly comparable to DermTech.

In connection with its analysis of the business combination, Constellation’s management reviewed and compared, using publicly available information, certain current, projected and historical financial information for

DermTech corresponding to current and historical financial information, ratios and public market multiples for the Comparable Companies, as described above.

Constellation’s board of directors also considered the business combination in light of the investment criteria set forth in Constellation’s final prospectus for its initial public offering including, without limitation, that based upon Constellation’s analyses and due diligence, DermTech has unrecognized value and other positive characteristics, such as competitive advantages in its industry, multiple pathways to growth and desirable returns on capital, all of which Constellation’s board of directors believed have a strong potential to create meaningful shareholder value following the consummation of the business combination.

The above discussion of the material factors considered by Constellation’s board of directors is not intended to be exhaustive but does set forth the principal factors considered by Constellation’s board of directors.

Interests of the DermTech Directors and Executive Officers in the Business Combination

In considering the recommendation of the DermTech board of directors with respect to the approval of the business combination, DermTech stockholders should be aware that certain members of the board of directors and executive officers of DermTech have interests in the business combination that may be different from, or in addition to, interests they may have as DermTech stockholders. The DermTech board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement, the business combination and related transactions, and to recommend that the DermTech stockholders sign and return the written consent as contemplated by this proxy statement/prospectus/information statement.

Potential Payments and Other Benefits Awardable in Connection with the Business Combination

DermTech’s Compensation Committee has, by resolution, deemed the business combination a “change in control” for the purposes of Dr. Dobak’s and Mr. Kemper’s employment agreements. DermTech’s board of directors has also deemed any resignation of Dr. Dobak or Mr. Kemper during the 18-month period following such “change in control” a termination for “good reason” for purposes of their employment agreements. Therefore, if the business combination is consummated, Dr. Dobak and Mr. Kemper may be entitled to receive certain benefits prescribed by their employment agreements, as further described under the section below entitled “Management Following the Business Combination—Narrative Disclosure to Summary Compensation Table” beginning on page 233 of this proxy statement/prospectus/information statement.

In addition, DermTech’s board of directors has, by resolution, fully accelerated the vesting of all shares of DermTech common stock underlying each of Dr. Dobak’s and Mr. Kemper’s outstanding stock options and restricted stock units, such resolution to be effective as of immediately prior to the consummation of the business combination.

DermTech’s Compensation Committee has, by resolution, accelerated two years of vesting of all shares of DermTech common stock underlying all outstanding stock options and restricted stock units held by persons who have been employed or contracted by DermTech for at least six months, such resolution to be effective immediately prior to the closing of the business combination. DermTech’s Compensation Committee has also approved the full acceleration of the vesting of all shares of DermTech common stock underlying all outstanding stock options and restricted stock units held by persons who have been employed or contracted by DermTech for at least six months and who are terminated (or constructively terminated) due to the business combination.

Constellation has not quantified the value of the immediate vesting of these securities because it would not be practicable to do so. Although Constellation’s ordinary shares have traded on the Nasdaq Capital Market between $10.39 and $10.40 over the past five business days, Constellation expects the trading value of such shares to be substantially lower upon the closing of the business combination because $24 million of Constellation capital stock has been subscribed for, at a price per share of common stock of $3.25 (on an as-converted basis), by investors in the PIPE financing that is expected to close concurrently with the closing of the business combination. Given the foregoing, Constellation believes any attempt to quantify the value of the immediate vesting of the DermTech stock options and restricted stock units described above could be misleading to investors.

Ownership Interests

Restricted Common Stock Unit Awards

Certain of DermTech’s executive officers and directors hold restricted common stock unit awards as set forth below. In connection with the merger, Constellation will assume each of the below awards, and each such award shall become the right to receive a number of shares of Constellation common stock pursuant to the terms of the Merger Agreement.

Name and Title	Restricted DermTech Common Stock Units
John Dobak, Chief Executive Officer and Director	268,135
Steven Kemper, Chief Financial Officer	125,064
Burkhard Jansen, Chief Medical Officer	81,860
Zuxu Yao, Chief Scientific Officer	68,762
Matt Posard, Chairman of the Board	27,539
Gary Jacobs, Director	28,293
Cynthia Collins, Director	15,075
Gene Salkind, Director	13,073
Herm Rosenman, Director	30,482
Scott Pancoast, Director	30,153

Stock Options

Certain of DermTech’s directors and executive officers hold options to purchase shares of DermTech common stock as set forth below. In connection with the merger, Constellation will assume each of the below options, and each such option shall become an option to acquire a number of shares of Constellation common stock pursuant to the terms of the Merger Agreement.

Optionholder Name and Title	Grant Date	Expiration Date	Exercise Price ($)	Number of Shares of Common Stock Underlying Option as of July 31	Number of Shares Vested as of July 31
John Dobak, Chief Executive Officer and Director	11/7/2013	11/7/2023	$0.63	68,697	68,697
	11/7/2013	11/7/2023	$0.63	68,697	68,697
	2/25/2014	2/25/2024	$0.63	147,495	147,495
	1/4/2019	1/4/2029	$0.65	236,201	29,525
Steven Kemper, Chief Financial Officer	1/4/2019	1/4/2029	$0.65	64,642	8,080
Burkhard Jansen, Chief Medical Officer	11/7/2013	11/7/2023	$0.63	1,748	1,748
	2/25/2014	2/25/2024	$0.63	3,175	3,175
	9/12/2014	9/12/2024	$0.63	3,415	3,415
	9/12/2014	9/12/2024	$0.63	10,243	10,243
	3/14/2016	3/14/2026	$4.03	36,580	32,008
	1/4/2019	1/4/2029	$0.65	46,482	5,810
Zuxu Yao, Chief Scientific Officer	6/4/2015	6/4/2025	$0.63	15,317	15,317
	3/14/2016	3/14/2026	$4.03	40,842	35,737
	1/4/2019	1/4/2029	$0.65	59,131	6,998
Matt Posard, Chairman of the Board	9/21/2016	9/21/2026	$4.03	16,705	16,705
	1/4/2019	1/4/2029	$0.65	22,847	2,856
Gary Jacobs, Director	11/7/2013	11/7/2023	$0.63	6,870	6,870
	1/2/2014	1/2/2024	$0.63	1,190	1,190
	1/2/2014	1/2/2024	$0.63	1,190	1,190
	2/25/2014	2/25/2024	$0.63	6,870	6,870
	1/4/2019	1/4/2029	$0.65	22,678	2,835
Cynthia Collins, Director	1/4/2019	1/4/2029	$0.65	18,471	2,309
Gene Salkind, Director	11/7/2013	11/7/2023	$0.63	4,122	4,122
	1/2/2014	1/2/2024	$0.63	1,190	1,190
	2/25/2014	2/25/2024	$0.63	4,122	4,122
	1/4/2019	1/4/2029	$0.65	11,039	1,380
Herm Rosenman, Director	1/4/2019	1/4/2029	$0.65	19,837	2,480
Scott Pancoast, Director	11/7/2013	11/7/2023	$0.63	6,870	6,870
	2/25/2014	2/25/2024	$0.63	6,870	6,870
	1/4/2019	1/4/2029	$0.65	23,199	2,900
Todd Wood, Chief Commercial Officer	1/4/2019	1/4/2029	$0.65	234,670	0

Warrants

Certain of DermTech’s directors and executive officers hold warrants to purchase shares of DermTech common stock as set forth below. In connection with the merger, Constellation will assume each of the below warrants, and each such warrant shall become a warrant to acquire a number of shares of Constellation common stock pursuant to the terms of the Merger Agreement.

Warrantholder Name and Title	Issue Date	Expiration Date	Exercise Price ($)	Number of Shares of Common Stock Underlying Warrant	Number of Shares Vested as of June 10, 2019
John Dobak, Chief Executive Officer and Director	2/25/2014	2/25/2024	$0.63	15,873	15,873
Steven Kemper, Chief Financial Officer	12/17/2013	12/17/2023	$0.63	22,557	22,557

Management Following the Business Combination

As described elsewhere in this proxy statement/prospectus/information statement, including in the section entitled “Management Following the Business Combination” beginning on page 225 of this proxy statement/prospectus/information statement, certain of DermTech’s directors and executive officers are expected to become directors and executive officers of the combined company upon the closing of the business combination.

Named Executive Officer Compensation

Please see the section entitled “Management Following the Business Combination” beginning on page 225 of this proxy statement/prospectus/information statement for details regarding the compensation paid to DermTech’s executive officers.

Indemnification and Insurance

Under the Merger Agreement, from and after the closing of the merger, Constellation must fulfill and honor in all respects the obligations of DermTech and Constellation existing prior to the date of the Merger Agreement to indemnify DermTech’s and Constellation’ present and former directors and officers and their heirs, executors and assigns.

In accordance with the Merger Agreement, the certificate of incorporation and bylaws of Constellation, as the surviving corporation in the merger, shall contain provisions at least as favorable with respect to indemnification as are presently set forth in the certificate of incorporation and bylaws of DermTech, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of DermTech shall not be amended, repealed or otherwise modified for a period of six years’ time from the closing of the merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the closing of the merger, were officers, directors, employees, fiduciaries or agents of DermTech.

The Merger Agreement also provides that DermTech will maintain director and officer liability insurance coverage on DermTech’s existing directors and officers for six years from the closing.

Limitations on Liability and Indemnification

Pursuant to the terms of the Merger Agreement, the certificate of incorporation and bylaws of the combined company will contain provisions no less favorable with respect to indemnification than are set forth in the current certificate of incorporation of DermTech, and such provisions will not be amended or otherwise modified for a period of six years from the effective time of the business combination in any manner that would affect adversely the rights of individuals who, at or prior to the closing of the merger, were directors, officers, employees, fiduciaries or agents of DermTech, unless required by law.

In addition, the combined company will use its reasonable best efforts to maintain in effect for six years from the closing of the business combination, the current DermTech directors’ and officers’ liability insurance policies with respect to matters occurring prior to the closing of the business combination.

Treatment of Capital Stock/Stock Options/Warrants/Restricted Stock Units/Convertible Notes

At the effective time of the business combination, all of the shares of DermTech common stock and DermTech preferred stock will be cancelled and automatically converted into the right to receive the Merger Consideration (as defined in the section of this proxy statement/prospectus/information statement entitled “The Business Combination – Merger Consideration”), except for shares of capital stock held by DermTech stockholders who will have properly demanded their appraisal rights and exercised and perfected their dissenters’ rights for such holder’s DermTech common stock and/or DermTech preferred stock. All shares of DermTech common stock and DermTech preferred stock held in treasury by DermTech or owned by any direct or indirect wholly owned subsidiary of DermTech immediately prior to the effective time of the business combination will be terminated and cancelled upon consummation of the business combination without any consideration.

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the business combination will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of DermTech, and no further rights in DermTech common stock or DermTech preferred stock will be acknowledged in connection with the conversion.

All stock options and warrants of DermTech, whether vested or unvested, and the stock option plan of DermTech will be assumed by Constellation, and each such option or warrant of DermTech will become an option or warrant to acquire, respectively, on the same terms and conditions as were applicable under such option of DermTech or warrant of DermTech, the same number of shares of Constellation common stock multiplied by the Exchange Ratio, such calculation to be set forth in the final Allocation Schedule to the Merger Agreement.

All restricted stock units of DermTech, whether vested or unvested, will be assumed by Constellation and will have the right to receive on the same terms and conditions as were applicable under such restricted stock units of DermTech, the same number of shares of Constellation common stock multiplied by the Exchange Ratio, such calculation to be set forth in the final Allocation Schedule to the Merger Agreement.

The outstanding principal and accrued but unpaid interest of outstanding convertible promissory notes issued by DermTech prior to June 5, 2019 will convert into shares of DermTech common stock immediately prior to the consummation of the business combination at a price per share equal to 70% of the lesser of (i) $3.75 and (ii) the offering price per share of the PIPE, which is $3.25 multiplied by the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of DermTech as of immediately after the conversion of all then outstanding DermTech bridges notes and immediately prior to the consummation of the business combination. The aggregate principal amount of such notes as of the date hereof is $6,800,000.

The outstanding principal and accrued but unpaid interest of outstanding convertible promissory notes issued by DermTech between June 5, 2019 and June 10, 2019 will convert into shares of DermTech common stock immediately prior to the consummation of the business combination. The price per share at which such convertible promissory notes will convert depends on whether the consummation of the business combination occurs before or after September 25, 2019. If the consummation of the business combination occurs prior to September 25, 2019, the price per share at which such notes will convert will equal the lesser of (i) $3.37 and (ii) 90% of the offering price per share of the PIPE, which is $3.25, multiplied by the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of DermTech as of immediately prior to the consummation of the business combination (including any DermTech shares to be issued pursuant to outstanding promissory notes converting immediately prior to the consummation of the business combination and any DermTech shares underlying all outstanding options, restricted stock unit awards and warrants). If the consummation of the business combination occurs after September 25, 2019, the price per share at which such notes will convert will equal the lesser of (i) $2.62 and (ii) 70% of the offering price per share of the PIPE multiplied by the quotient described in the preceding sentence. Constellation would be able to complete the business combination after September 23, 2019 if it obtained the requisite shareholder approval to its memorandum and articles of association to extend the deadline for completing the business combination to a later date after calling a special meeting of its shareholders to vote on the proposed amendment to its memorandum and articles of association.

Form of the Business Combination

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, Constellation and DermTech will enter into a business combination transaction pursuant to which Merger Sub will merge with and into DermTech, with DermTech surviving the merger as a wholly owned subsidiary of Constellation.

Merger Consideration

The Merger Agreement provides that, at the effective time of the business combination, all of the outstanding shares of DermTech common stock and DermTech preferred stock will be cancelled and automatically converted into the right to receive an aggregate amount of 16,000,000 shares of Constellation common stock (subject to adjustment for any reverse stock split or other adjustment that may be effected for the purpose of meeting the initial listing requirements of the Nasdaq Capital Market, and only to the extent necessary to meet such listing requirements), less the total number of shares of Constellation common stock that can be acquired or received pursuant to outstanding DermTech options, restricted stock units and warrants having an exercise price per share of less than $3.80 as of May 29, 2019, or the In The Money Securities, such calculation to be set forth in the final Allocation Schedule to the Merger Agreement. The Constellation common stock to be issued in connection with the Merger Agreement in accordance with its terms and as described herein is referred to as the Merger Consideration.

It is currently anticipated that, at the closing of the business combination, the above exchange ratio will be approximately 1.16 shares of Constellation common stock for each share of DermTech capital stock outstanding (including any DermTech shares issued pursuant to promissory notes converting into DermTech common stock immediately prior to the closing of the business combination) or issuable upon exercise of the In The Money Securities (prior to giving effect to any reverse stock split or other adjustment that may be effected for the purpose of meeting the initial listing requirements of the Nasdaq Capital Market), or the Exchange Ratio. The Exchange Ratio is subject to change due to, among other items, the actual closing date of the business combination, the number of outstanding shares of DermTech capital stock as of the closing date, the number of In The Money Securities as of the closing date and any reverse split or other adjustment to the Constellation common stock prior to the closing of the business combination.

Regulatory Approvals

Consummation of the business combination is conditioned upon, among other things, receipt of certain regulatory approvals and regulatory filings.

Constellation must comply with applicable federal and state securities laws and the rules and regulations of the Nasdaq Capital Market in connection with the issuance of shares of Constellation common stock and the filing of this proxy statement/prospectus/information statement with the SEC.

Tax Treatment of the Business Combination

DermTech and Constellation intend for the business combination to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. DermTech and Constellation each will use its commercially reasonable efforts to cause the business combination to qualify, and agree not to, and not to permit or cause any affiliate or any subsidiary of DermTech or Constellation to, take any action which to its knowledge could reasonably be expected to prevent or impede the business combination from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

Material U.S. Federal Income Tax Consequences of the Business Combination

The following is a description of the material U.S. federal income tax consequences of the business combination that are applicable to U.S. Holders (as defined below) of DermTech common stock who exchange shares of DermTech common stock for shares of Constellation common stock in the business combination and hold their shares as capital assets. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular U.S. Holders in light of their particular circumstances. This discussion does not address special tax rules applicable to particular U.S. Holders, such as: dealers in securities or foreign currencies; banks; insurance companies; financial institutions; mutual funds; real estate investment trusts; regulated investment companies; tax-exempt organizations; pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein); persons who are not U.S. Holders; stockholders who are subject to the alternative minimum tax provisions of the Code; persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction; persons that have a functional currency other than the U.S. dollar; traders in securities who elect to apply a mark-to-market method of accounting; persons who hold shares of DermTech common stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code; persons who acquired their shares of stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code; persons who acquired their shares of stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and certain expatriates or former citizens or longterm residents of the United States. DermTech stockholders subject to special tax rules that are described in this paragraph are urged to consult their own tax advisors regarding the consequences to them of the business combination.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds DermTech common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships or other pass-through entities holding shares of DermTech common stock should consult their tax advisors regarding the tax consequences of the business combination.

This discussion does not address the tax consequences to DermTech stockholders under any state, local or foreign tax laws or the U.S. federal estate or gift, Medicare net investment income, or alternative minimum tax provisions of the Code. It also does not discuss the tax consequences of transactions occurring prior to, concurrently with or after the business combination (whether or not such transactions are undertaken in connection with the business combination), including, without limitation, the Domestication, the exercise of stock options or warrants in anticipation of the business combination. No ruling from the Internal Revenue Service, or the IRS, has been or will be requested in connection with the business combination and DermTech stockholders should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion.

This discussion is based upon current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, and current administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations or change. Any change, which may be retroactive, could alter the tax consequences to DermTech stockholders as described in this summary.

In connection with the filing of the registration statement of which this proxy statement/prospectus/information statement is a part, Greenberg Traurig, LLP will deliver to Constellation and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. will deliver to DermTech opinions that (i) the statements under the section titled “The Business Combination—Material U.S. Federal Income Tax Consequences of the Business Combination” beginning on page 96 of this proxy statement/prospectus/information statement constitute the opinions of Greenberg and Mintz and (ii) the business combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, respectively. In rendering their opinions, counsel assume that the statements and facts concerning the business combination set forth in this proxy statement/prospectus/information statement and in the Merger Agreement, are true and accurate in all respects, and that the business combination will be completed in accordance with this proxy statement/prospectus/information statement and the merger agreement. Counsels’ opinions also assume the truth and accuracy of certain representations and covenants as to factual matters made by Constellation, DermTech and Merger Sub in tax representation letters provided to counsel. In addition, counsel base their tax opinions on the law in effect on the date of the opinions and assume that there will be no change in applicable law between such date and the time of the business combination. If any of these assumptions is inaccurate, the tax consequences of the merger could differ from those described in this proxy statement/prospectus/information statement.

Definition of “U.S. Holder”

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of DermTech common stock that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or any other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person under applicable U.S. Treasury Regulations; or an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Treatment of DermTech Stockholders Who Are U.S. Holders in the Business Combination

In the opinions of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Greenberg Traurig, LLP, respectively, the business combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Therefore, DermTech stockholders generally will not recognize gain or loss upon the exchange of their DermTech common stock for Constellation common stock. DermTech stockholders generally will obtain a basis in the Constellation common stock they receive in the business combination equal to their basis in the DermTech common stock exchanged therefor. The holding period of the shares of Constellation common stock received by a DermTech stockholder in the business combination will include the holding period of the shares of DermTech common stock surrendered in exchange therefor.

We have not sought a ruling from the IRS as to any U.S. federal income tax consequences described herein. The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject a U.S. Holder to adverse U.S. federal income tax consequences that would be different than those described herein. If the business combination is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. Holder of DermTech common stock generally will be treated as exchanging its DermTech common stock in a fully taxable transaction in exchange for Constellation common stock. DermTech stockholders will generally recognize capital gain or loss in such exchange equal to the difference between a DermTech stockholder’s adjusted tax basis in the

DermTech common stock surrendered in the business combination and the fair market value of the Constellation common stock. Any recognized capital gain or capital loss will be long-term capital gain or capital loss if the U.S. Holder has held the shares of DermTech common stock for more than one year. The deductibility of capital losses is subject to limitations.

For purposes of the above discussion, DermTech stockholders who acquired their DermTech common stock at different times or for different prices should consult their tax advisors regarding the manner in which gain or loss should be determined in their specific circumstances.

Holders of DermTech common stock are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the business combination in light of their personal circumstances and the consequences to them under state, local and non-U.S. tax laws and other federal tax laws.

Reporting Requirements

Because the business combination is a “reorganization” within the meaning of Section 368(a) of the Code, each U.S. Holder who receives shares of Constellation common stock in the business combination is required to retain permanent records pertaining to the business combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such “reorganization.” Additionally, U.S. Holders who owned immediately before the business combination at least one percent (by vote or value) of the total outstanding stock of DermTech are required to attach a statement to their tax returns for the year in which the business combination is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in such holder’s DermTech common stock surrendered in the business combination, the fair market value of such stock, the date of the business combination and the name and employer identification number of each of DermTech and Constellation. U.S. Holders are urged to consult with their tax advisors to comply with these rules.

The foregoing summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular DermTech stockholder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the business combination to you.

Nasdaq Capital Market Listing

Constellation’s common stock and warrants are currently listed on the Nasdaq Capital Market under the symbols “CNAC” and “CNACW,” respectively. Constellation intends to (i) to the extent required by the rules and regulations of the Nasdaq Capital Market, prepare and submit to the Nasdaq Capital Market a notification form for the listing of the shares of Constellation common stock and warrants to be issued in connection with the business combination, and to cause such shares and warrants to be approved for listing (subject to official notice of issuance) on or prior to the business combination; and (ii) to the extent required by Nasdaq Marketplace Rule 5110, file an initial listing application for the shares of Constellation common stock issued in connection with the business combination and to cause such listing application to be approved prior to the business combination. Under the Merger Agreement, each of Constellation’s and DermTech’s obligation to complete the business combination is subject to the satisfaction or waiver, at or prior to the business combination, of various conditions, including a condition that the shares of Constellation common stock be approved for listing on the Nasdaq Capital Market as of the closing date of the business combination. If such application is accepted, Constellation anticipates that its common stock and warrants will be listed on the Nasdaq Capital Market following the closing of the business combination under the trading symbols “DMTK” and “DMTKW,” respectively.

Anticipated Accounting Treatment

The business combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Constellation will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on DermTech’s stockholders expecting to have a majority of the voting power of the combined company, DermTech comprising the ongoing operations of the combined company, DermTech comprising a majority of the governing body of the combined company, and DermTech’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of DermTech issuing stock for the net assets of Constellation, accompanied by a recapitalization. The net assets of Constellation will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of DermTech.

Appraisal Rights and Dissenters’ Rights

Delaware Law

If the merger is completed, DermTech stockholders who do not deliver a written consent approving the merger are entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established by Section 262. Shareholders of Constellation are not entitled to appraisal rights under Delaware law in connection with the merger.

The discussion below is not a complete summary regarding an DermTech stockholder’s appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which is attached as Annex G. Stockholders intending to exercise appraisal rights should carefully review Annex G. Failure to follow precisely any of the statutory procedures set forth in Annex G may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that DermTech stockholders exercise their appraisal rights under Delaware law.

Under Section 262 of the DGCL, or Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation before the effective date of the merger or the surviving corporation, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of the merger, the effective date of the merger and that appraisal rights are available.

If the merger is completed, within 10 days after the effective date of the merger DermTech will notify its stockholders that the merger has been approved, the effective date of the merger and that appraisal rights are available to any stockholder who has not approved the merger. Holders of shares of DermTech capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to DermTech within 20 days after the date of mailing of that notice, and that stockholder must not have delivered a written consent approving the merger. A demand for appraisal must reasonably inform DermTech of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of DermTech capital stock held by such stockholder. Failure to deliver a written consent approving the merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to DermTech, Inc., 11099 N. Torrey Pines Road, #100, La Jolla, CA 92037, Attention: Steven Kemper, and should be executed by, or on behalf of, the record holder of shares of DermTech capital stock. ALL DEMANDS MUST BE RECEIVED BY DERMTECH WITHIN 20 DAYS AFTER THE DATE DERMTECH MAILS A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED, THE EFFECTIVE DATE OF THE MERGER AND THAT APPRAISAL RIGHTS ARE AVAILABLE TO ANY STOCKHOLDER WHO HAS NOT APPROVED THE MERGER.

If an DermTech stockholder fails to deliver a written demand for appraisal within the time period specified above, the stockholder will be entitled to receive the merger consideration for its shares of DermTech capital stock as provided for in the Merger Agreement, but the DermTech stockholder will have no appraisal rights with respect to its shares of DermTech capital stock.

To be effective, a demand for appraisal by a holder of shares of DermTech capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to DermTech. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

If you hold your shares of DermTech capital stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the merger by delivering a written withdrawal to DermTech. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of DermTech capital stock.

Within 120 days after the effective date of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within 10 days after the stockholder’s written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and DermTech, which is expected to be the surviving corporation, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but may include a fair rate of interest, if any, upon the amount determined to be the fair value.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares subject to appraisal as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her DermTech capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Consideration to be Paid in the Business Combination

The consideration to DermTech stockholders will be in the form of shares of Constellation common stock, except in the instance that a DermTech stockholder who has properly demanded their appraisal rights and exercised and perfected their dissenters’ rights for such holder’s DermTech common stock and/or DermTech preferred stock. See the section entitled “The Business Combination – Merger Consideration” beginning on page 108 of this proxy statement/prospectus/information statement.

Interests of the Constellation Directors and Executive Officers in the Business Combination

In considering the recommendation of the Constellation board of directors with respect to the approval of the business combination, Constellation shareholders should be aware that certain members of the board of directors and executive officers of Constellation have interests in the business combination that may be different from, or in addition to, interests they may have as Constellation shareholders. The Constellation board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement, the business combination and related transactions, and to recommend that the Constellation shareholders approve the same.

These interests include, among other things:

•

the beneficial ownership of Constellation’s sponsor of an aggregate of 3,882,500 ordinary shares, which shares would become worthless if Constellation does not complete a business combination within the applicable time period, as Constellation’s initial shareholders have waived any right to redemption with respect to these ordinary shares. Such shares have an aggregate market value of approximately $40,378,000 based on the closing price of the ordinary shares of $10.40 on Nasdaq on July 31, 2019;

•

the beneficial ownership of Constellation’s sponsor of warrants to purchase 212,500 ordinary shares, which warrants would expire and become worthless if Constellation does not complete a business combination within the applicable time period. Such warrants have an aggregate market value of approximately $12,750 based on the closing price of Constellation’s warrants of $0.06 on Nasdaq on July 31, 2019;

•

the beneficial ownership of Constellation’s sponsor of rights to receive 42,500 ordinary shares, which rights will become worthless if Constellation does not complete a business combination within the applicable time period. Such rights have an aggregate market value of approximately $8,725 based on the closing price of Constellation’s rights of $0.2053 on Nasdaq on July 31, 2019; and

•

as of July 31, 2019, Constellation’s initial shareholders have advanced approximately $94,559 to Constellation for operating expenses. Such advances will be repaid only if Constellation completes a business combination.

These interests may influence Constellation’s directors in making their recommendation that you vote in favor of the approval of the business combination.

Named Executive Officer Compensation

Constellation’s current executive officers do not receive compensation for their services.

Please see the section entitled “Management Following the Business Combination” for details regarding the compensation paid to DermTech’s executive officers.

Ownership Interests

Please see the sections entitled “Principal Stockholders of DermTech” and “Principal Shareholders of Constellation” for information regarding the ownership interests of their respective directors and officers.

Directors and Officers of the Combined Company Following the Business Combination

Pursuant to the Merger Agreement, the combined company’s board of directors will consist of eight members designated by DermTech, or the DermTech Appointees, immediately after the effective time of the business combination. Each current director of Constellation that will no longer be a member of the combined company’s board of directors after the effective time of the business combination will resign effective as of the effective time of the business combination. From and after the effective time of the business combination, the combined company’s board of directors will maintain an independent audit committee, and it is anticipated that the DermTech Appointees will allow the combined company’s board of directors to comply with the requisite Nasdaq independence requirements and all applicable securities laws. It is anticipated that the combined company’s board of directors will include the following DermTech Appointees: Matt Posard, Gary Jacobs, Scott R. Pancoast, Herm Rosenman, Gene Salkind, M.D., Cynthia Collins, Enrico Picozza and John Dobak, M.D. Effective as of the effective time of the business combination, DermTech will direct the combined company’s board of directors to appoint each of the following indivdiduals as executive officers of the combined company:

Name	Title
John Dobak, M.D.	Chief Executive Officer and Director
Steven Kemper, CPA, MBA	Chief Financial Officer, Treasurer, and Secretary
Burkhard Jansen, M.D.	Chief Medical Officer
Todd Wood	Chief Commercial Officer
Zuxu Yao, Ph.D.	Chief Scientific Officer

Directors Compensation

Constellation’s directors did not receive any compensation of any kind during the year ended March 31, 2019. Following the closing of the business combination, the combined company will reevaluate its non-employee director compensation policy, including the types and terms of compensation to be awarded to each such non-employee director.

Potential Actions to Secure Requisite Shareholder/Stockholder Approvals

In connection with the execution of the Merger Agreement, Constellation and certain key stockholders of DermTech have entered a stockholder support agreement, or the Stockholder Support Agreement, providing that, among other things, such stockholders of DermTech will vote their shares of DermTech common stock and DermTech preferred stock in favor of the Merger Agreement, the business combination and the other transactions contemplated by the Merger Agreement.

DermTech will seek the irrevocable written consent of DermTech stockholders as is required to approve and adopt the business combination; such approval requires the holders of: (i) a majority of the outstanding shares of the capital stock of DermTech, and (ii) 70% of the outstanding shares of DermTech preferred stock, to each affirmatively vote in favor of the approval and adoption of the business combination. The stockholders of DermTech may approve the Merger Agreement by written consent and no additional approval or vote from any holders of any class or series of stock of DermTech will be necessary to adopt and approve the business combination. Such written consent will be obtained by DermTech within forty-eight hours of the registration statement on Form S-4 being declared effective by the SEC.

Pursuant to the Merger Agreement, Constellation will hold a shareholder meeting to consider approving and adopting: (i) the business combination; (ii) the issuance of Constellation common stock as contemplated by the Merger Agreement; (iii) the Domestication; (iv) the Interim Charter; (v) the final certificate of incorporation to replace the Interim Charter; (vi) the combined company’s Bylaws; (vii) the assumption of the DermTech Plan and (viii) any other proposals the parties deem necessary to effectuate the business combination or as may be mutually agreed upon by Constellation and DermTech.

In connection with the Constellation shareholder vote to approve the proposed business combination, Constellation’s sponsor, directors, officers or advisers or their respective affiliates may privately negotiate transactions to purchase ordinary shares of Constellation from Constellation shareholders who would have otherwise elected to have their ordinary shares redeemed in conjunction with the business combination for a per-share pro rata portion of the trust account. None of Constellation’s sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of the ordinary shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Constellation’s sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their ordinary shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. The purpose of these purchases would be to increase the number of ordinary shares voted in favor of the proposals to be voted on by the shareholders.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The Merger Agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Constellation, DermTech or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the business combination and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Constellation and Merger Sub, on the one hand, and DermTech, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Constellation and DermTech do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Constellation or DermTech, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Constellation, Merger Sub and DermTech and are modified by the disclosure schedules.

Structure of the Business Combination

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, Constellation and DermTech will enter into a business combination transaction pursuant to which Merger Sub will merge with and into DermTech, with DermTech surviving the merger as a wholly owned subsidiary of Constellation.

Domestication

The Merger Agreement provides that at least two business days prior to the closing of the business combination, Constellation will re-domicile out of the British Virgin Islands and continue as a company incorporated in the State of Delaware pursuant to Section 184 of the BVI Companies Act and Section 388 of the DGCL.

Completion and Effectiveness of the Business Combination

The merger is to become effective by the filing of a certificate of merger with the Delaware Secretary of State and will be effective immediately upon such filing.

The parties will hold a closing, on a date to be specified by Constellation and DermTech, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the second business day after the satisfaction or waiver, if legally permissible, of each of the conditions to the completion of the business combination (or on such other date, time or place as Constellation and DermTech may mutually agree to in writing).

At the effective time of the business combination, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of DermTech and Merger Sub will vest in the combined company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of DermTech and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the combined company.

If the business combination is not consummated by September 23, 2019, either Constellation or DermTech may terminate the Merger Agreement.

Merger Consideration and Exchange Ratio

Please see the section entitled “The Business Combination – Merger Consideration” on page 108 of this proxy statement/prospectus/information statement for a description of the consideration being paid to the stockholders of DermTech in connection with the Merger Agreement.

Determination of Constellation Net Cash

After (i) giving effect to the exercise of redemption rights (provided under the Current Charter) by any holder of Constellation common stock and all payments related to such exercise and (ii) adding the amount of any proceeds received from any financing consummated after the date of the Merger Agreement and prior to or at the effective time of the business combination, including any proceeds received from the PIPE, Constellation will have at least $15,000,000 of cash held either in or outside of the Trust Account (none of which shall be redeemable pursuant to any redemption rights provided under the Current Charter, Interim Charter or otherwise) at the effective time of the business combination.

Treatment of Capital Stock/Stock Options/Warrants/Restricted Stock Units/Convertible Notes

Please see the section entitled “The Business Combination – Treatment of Capital Stock/Stock Options/Warrants/Restricted Stock Units/Convertible Notes” on page 107 of this proxy statement/prospectus/information statement for a description of the treatment of DermTech capital stock, stock options, warrants, restricted stock units and outstanding convertible promissory notes in connection with the Merger Agreement.

Procedures for Exchanging DermTech Stock Certificates

Constellation will deposit with Continental Stock Transfer & Trust Company, for the benefit of the holders of DermTech common stock and DermTech preferred stock entitled to receive a portion of the Merger Consideration, certificates representing the number of shares of Constellation common stock sufficient to deliver the aggregate Merger Consideration as of the effective time of the business combination.

As soon as reasonably practicable after the effective time of the business combination (no later than ten days following the closing of the business combination), Constellation will use its reasonable best efforts to cause Continental Stock Transfer & Trust Company to mail to each DermTech stockholder entitled to receive the Merger Consideration, a letter of transmittal for use in effecting the surrender of such holder’s DermTech stock certificates in exchange for the applicable consideration to be received by such holder in the business combination. Risk of loss and title to the DermTech stock certificates will remain with the holder until proper delivery of such certificates to Continental Stock Transfer & Trust Company.

After the effective time of the business combination, holders of certificates representing shares of DermTech common stock outstanding immediately prior to the effective time of the business combination will have no rights with respect to such shares, except as otherwise provided in the Merger Agreement or by applicable law.

Fractional Shares

No fractional shares of Constellation common stock are contemplated to be issued pursuant to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Constellation, DermTech, and Merger Sub, relating to their respective businesses and, in the case of Constellation, its public filings. The accuracy of each party’s representations and warranties, subject to a materiality or a material adverse effect standard, is a condition to completing the business combination.

Constellation, DermTech and Merger Sub have qualified certain of the representations and warranties by a materiality or a material adverse effect standard. The Merger Agreement defines a “material adverse effect”:

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With respect to DermTech, any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to: (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of DermTech and any of its subsidiaries, taken as a whole; or (ii) prevent or materially delay consummation of any of the transactions contemplated under the Merger Agreement or otherwise prevent or materially delay DermTech from performing its obligations under the Merger Agreement; provided, however, that clause (i) will not include any event, circumstance, change or effect resulting from changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on DermTech or any of its subsidiaries.

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With respect to Constellation, any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to: (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of Constellation and any of its subsidiaries taken as a whole; or (ii) prevent or materially delay consummation of any of the transactions contemplated under the Merger Agreement or otherwise prevent or materially delay Constellation from performing its obligations under the Merger Agreement; provided, however, that clause (i) will not include any event, circumstance, change or effect resulting from changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on Constellation or any of its subsidiaries.

In addition, the representations and warranties by DermTech have been qualified by information that DermTech set forth in the DermTech disclosure schedules that DermTech provided in connection with the Merger Agreement; the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement and are subject to the materiality and material adverse effect standards described in the Merger Agreement, which may differ from what may be viewed as material by you.

DermTech has made representations and warranties about itself to Constellation and Merger Sub regarding the following:

•	Organization and Qualification of DermTech and its Subsidiaries

•	Certificate of Incorporation and Bylaws

•	Capitalization

•	Authority Relative to the Merger Agreement

•	No Conflict; Required Filings and Consents

•	Permits; Compliance

•	Financial Statements

•	Absence of Certain Changes or Events

•	Absence of Litigation

•	Employee Benefit Plans

•	Labor and Employment Matters

•	Real Property; Title to Assets

•	Intellectual Property

•	Taxes

•	Environmental Matters

•	Material Contracts

•	Insurance

•	Board Approval; Vote Required

•	Customers and Suppliers

•	Inventories

•	Certain Business Practices

•	Interested Party Transactions

•	Brokers

Constellation and Merger Sub have also made other representations and warranties to DermTech regarding the following:

•	Corporate Organization

•	Certificate of Incorporation and By-laws

•	Capitalization

•	Authority Relative to the Merger Agreement

•	No Conflict; Required Filings and Consents

•	Compliance

•	SEC Filings; Financial Statements

•	Absence of Certain Changes or Events

•	Absence of Litigation

•	Board Approval; Vote Required

•	No Prior Operations of Merger Sub

•	Brokers

•	Constellation Trust Account

•	Taxes

Conduct of Business Pending the Business Combination

DermTech has agreed that, prior to the effective time of the business combination or the earlier termination of the Merger Agreement, except as expressly contemplated by any other provision of the Merger Agreement or any ancillary agreements, unless Constellation otherwise consents in writing, DermTech and its subsidiaries: (i) will carry on their respective businesses in the ordinary and usual course consistent with past practice; and (ii) will use its reasonable efforts to preserve substantially intact their current business organizations, keep available the services of their current officers and key employees and consultants and maintain their existing relationships with those having significant business relationships with them. In addition, DermTech has agreed to not take a litany of material actions, as set forth in detail in the Merger Agreement, during the period between the signing of the Merger Agreement and the closing of the business combination without the prior written consent of Constellation. Constellation has also agreed to not take certain material actions during this period, as set forth in detail in the Merger Agreement, without the prior written consent of DermTech.

Conditions to the Completion of the Business Combination

Conditions to Each Party’s Obligation to Complete the Business Combination

•	The Domestication occurred and Constellation delivered to DermTech reasonably sufficient evidence of such;

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A registration statement on Form S-4 has been declared effective by the SEC, no order suspending the effectiveness of the registration statement has been issued, and no proceeding for that purpose was initiated by the SEC;

•	DermTech received the requisite stockholder approval of the business combination;

•	The proposals presented at the special meeting of Constellation’s shareholders were approved and adopted;

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No governmental authority has enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the business combination or transactions thereunder illegal or otherwise prohibiting consummation of the business combination or transactions thereunder;

•	Any waiting period (and any extension thereof) applicable to the consummation of the business combination under the HSR Act has expired or been terminated;

•	All consents, approvals and authorizations legally required to be obtained to consummate the business combination have been obtained from all governmental authorities;

•	Immediately prior to or at the effective time of the business combination, Constellation has at least $15,000,000 of cash; and

•	The shares of Constellation common stock continue to be listed on the Nasdaq Capital Market as of the closing of the business combination.

Conditions to the Obligations of Constellation and Merger Sub to Complete the Business Combination

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DermTech’s representations and warranties relating to capitalization are true and correct in all respects as of the closing of the business combination, except where any such representation and warranty expressly speaks of an earlier date, other than de minimis errors therein;

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DermTech’s representations and warranties relating to: (i) organization and qualification; (ii) authority relative to the Merger Agreement; (iii) absence of certain changes or events; (iv) taxes; (v) approval of the board of directors of DermTech and the approval required from DermTech’s stockholders; and (vi) brokers are true and correct in all material respects as of the closing of the business combination, and all other of DermTech’s representations and warranties are to be true and correct in all respects as of the closing of the business combination, except where any such representation and warranty expressly speaks of an earlier date and without giving effect to any limitation as to “materiality” or material adverse effect, with respect to DermTech;

•	DermTech performed or complied in all material respects with all agreements and covenants under the Merger Agreement;

•	No material adverse effect, with respect to DermTech, has occurred between signing and the closing of the business combination;

•	DermTech delivered to Constellation a certificate signed by the president of DermTech, certifying satisfaction of the aforementioned conditions;

•	Constellation received from each affiliate (within the meaning of Rule 145 of the Securities Act) of DermTech, an executed copy of the affiliate letter attached as an exhibit to the Merger Agreement;

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All consents from third parties under any material contract or instrument, to which DermTech or any of its subsidiaries is a party, or by which it is bound as a result of the business combination will have been obtained;

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All members of the board of directors of DermTech (other than those identified by Constellation as continuing directors) have executed written resignations effective as of the closing of the business combination;

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DermTech, on or prior to the closing of the business combination, has delivered to Constellation a properly executed certification that shares of DermTech are not “U.S. real property interests” in accordance with the regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which will be filed by Constellation with the IRS following the closing of the business combination) in accordance with the provisions of Treasury Regulation Sections 1.897-2(h)(2);

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DermTech has delivered or caused to be delivered to Constellation a schedule, or the Allocation Schedule, setting forth a list of each of the DermTech stockholders, the number of shares of DermTech common stock, DermTech preferred stock, options, restricted stock units and warrants of DermTech held by each such stockholder, the total Merger Consideration payable to each such stockholder and the total number of shares of Constellation common stock that can be acquired or received pursuant to the options, restricted stock units or warrants of DermTech for each such stockholder, at least three business days prior to the closing of the business combination. The Allocation Schedule shall have also set forth the number of In the Money Securities and the names of the holders of such In The Money Securities;

•	Certain DermTech stockholders, on or prior to the closing of the business combination, have entered into, executed and delivered a registration rights agreement, or the Registration Rights Agreement;

•	Certain DermTech stockholders, on or prior to the closing of the business combination, have entered into, executed and delivered a lock-up agreement, or the Lock-up Agreement;

•	The number of dissenting shares is not in excess of 10% of the total outstanding shares of both the DermTech common stock and DermTech preferred stock;

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DermTech has (i) converted all debt amounts under each of its outstanding convertible notes into shares of DermTech common stock in accordance with the terms and conditions of each such convertible note and (ii) delivered to Constellation reasonable evidence of each such conversion of the convertible notes; and

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DermTech has (i) converted all debt amounts under each of the Interim Convertible Notes into shares of DermTech common stock in accordance with the terms and conditions of each such Interim Convertible Note and (ii) delivered to Constellation reasonable evidence of each such conversion of the Interim Convertible Notes. Interim Convertible Notes are defined as certain convertible notes entered into by DermTech between signing and closing of the business combination having an aggregate principal amount of up to $3,000,000.

Conditions to the Obligations of DermTech to Complete the Business Combination.

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Constellation’s and Merger Sub’s representations and warranties relating to: (i) corporate organization; (ii) absence of certain changes or events; (iii) authority relative to the Merger Agreement; (iv) approval of the Constellation board of directors and vote of the holders necessary for approval; and (v) brokers, are true and correct in all material respects as though made on or as of the closing of the business combination; all other representations and warranties of Constellation contained in the Merger Agreement are true and correct in all material respects as of the closing of the business combination, as though made on and as of the closing of the business combination, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or material adverse effect, with respect to Constellation, are true and correct in all respects as of the closing of the business combination, or as of such particular earlier date, as the case may be);

•	Constellation and Merger Sub have performed and complied with, in all material respects, their respective agreements and covenants under the Merger Agreement;

•	No material adverse effect, with respect to Constellation, has occurred between signing of the Merger Agreement and the closing of the business combination; and

•	Constellation has delivered to DermTech a certificate signed by the chief executive officer of Constellation, certifying satisfaction of the aforementioned conditions.

No DermTech Solicitation

No Solicitation. Until the effective time of the business combination or, if earlier, the valid termination of the Merger Agreement, DermTech cannot directly or indirectly (whether through its subsidiaries or any agents, employees, representatives or affiliates of DermTech or any of its subsidiaries): (i) initiate, solicit, encourage or take any action to facilitate any DermTech Acquisition Proposal (as defined below); (ii) engage in discussions or negotiations regarding, or provide access to properties, books and records or any confidential information or data of DermTech to any person in connection with any DermTech Acquisition Proposal; (iii) engage in, cooperate with, assist or participate in or facilitate discussion, negotiation, inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any DermTech Acquisition Proposal; (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of DermTech or any of its subsidiaries; (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any DermTech Acquisition Proposal; (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal that would reasonably be expected to lead to any DermTech Acquisition Proposal; or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives to take any such action. DermTech has agreed to, and agrees to cause its subsidiaries and their representatives to, immediately cease and terminate all existing discussions, negotiations and solicitations (other than with the parties to the Merger Agreement) in connection with any DermTech Acquisition Proposal.

Notification of a DermTech Acquisition Proposal. DermTech will promptly (and, in any event, within 24 hours) notify Constellation of the receipt of any DermTech Acquisition Proposal after the date of the Merger Agreement. As used in this context, DermTech Acquisition Proposal means any: (i) proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving DermTech or any of its subsidiary; and (ii) acquisition by any person, or proposal or offer, which if consummated would result in any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 10% or more of the total voting power or of any class of equity securities of DermTech or those of any of its subsidiaries, or 10% or more of the consolidated total assets (including equity securities of DermTech’s subsidiaries) of DermTech, in each case other than the business combination.

Non-Solicitation Exceptions. Notwithstanding the restrictions set forth above, prior to the receipt of the requisite approval from DermTech’s stockholders, the board of directors of DermTech, directly or indirectly, may: (i) engage in negotiations or discussions with any third party that has made a bona fide unsolicited DermTech Acquisition Proposal that the board of directors of DermTech reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a DermTech Superior Proposal (as defined below); and (ii) furnish non-public information regarding DermTech or its subsidiaries to such third party pursuant to an executed confidentiality agreement in a form reasonable acceptable to DermTech and Constellation (a copy of which is to be delivered to Constellation within 24 hours); provided, that, DermTech will promptly provide to Constellation and Merger Sub any material non-public information provided to such third party.

Notification of a DermTech Acquisition Proposal under the Non-Solicitation Exceptions. The board of directors of DermTech may not take any of the aforementioned actions without having delivered to Constellation a prior written notice (promptly, and in no event later than 24 hours after receipt of the DermTech Acquisition Proposal, inquiry that could lead to a DermTech Acquisition Proposal or request for information) advising Constellation of its intent to take such actions. DermTech agrees to keep Constellation informed of the status and material terms of any such DermTech Acquisition Proposal.

As used in the context of this proxy statement/prospectus/information statement, a DermTech Superior Proposal means as a bona fide, written DermTech Acquisition Proposal, not solicited, received, initiated or facilitated in violation of the Merger Agreement, involving: (i) assets that generate more than 50% of the consolidated total revenues of DermTech and any of its subsidiaries, taken as a whole; (ii) assets that constitute more than 50% of the consolidated total assets of DermTech and any of its subsidiaries, taken as a whole; or (iii) more than 50% of the total voting power of the equity securities of DermTech, in each case, that the board of directors of DermTech (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to DermTech than the business combination after taking into account all such factors and matters deemed relevant in good faith by the board of directors of DermTech, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of the Merger Agreement irrevocably offered in writing by Constellation in response to such DermTech Superior Proposal.

Fiduciary Out to Board Recommendation. (i) If, in response to an unsolicited DermTech Acquisition Proposal that was not made or received in violation of the non-solicitation provisions of the Merger Agreement, the board of directors of DermTech determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with their fiduciary duties under applicable law and that such DermTech Acquisition Proposal constitutes a DermTech Superior Proposal, subject to the payment of the termination fee to Constellation under the Merger Agreement, the board of directors of DermTech may, at any time before obtaining the approval of the DermTech stockholders: (A) (1) fail to, or publicly propose to, make, change, withdraw, withhold, amend, modify or qualify in a manner adverse to Constellation or Merger Sub, the recommendation of the board of DermTech; or (2) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the DermTech stockholders any DermTech Acquisition Proposal or DermTech Superior Proposal; (B) make any public statement inconsistent with the recommendation of DermTech’s board of directors; (C) resolve or agree to take any of the foregoing actions (any of the foregoing, a DermTech Adverse Recommendation Change); or (D) authorize, cause or permit DermTech or any of its subsidiaries or any of their respective representatives to enter into any agreement to effect a DermTech Acquisition Proposal (each such agreement, a DermTech Acquisition Agreement) or any proposal that could reasonably be expected to lead to a DermTech Acquisition Proposal; and (ii) DermTech may take the actions set forth in clause (i) only if: (A) at least three business days prior to the taking of any of such actions, DermTech will have provided Constellation with notice that DermTech has received a DermTech Acquisition Proposal that DermTech’s board of directors intends to declare a DermTech Superior Proposal and that DermTech’s board of directors intends to make a DermTech Adverse Recommendation Change and/or

DermTech intends to enter into a DermTech Acquisition Agreement; (B) during such period DermTech and its subsidiaries and their representatives negotiate in good faith with Constellation to make adjustments to the terms and conditions of the Merger Agreement such that the DermTech Acquisition Proposal would no longer constitute a DermTech Superior Proposal should Constellation make such adjustments (provided that if there is any material revision in the DermTech Superior Proposal, such as revisions in price, the notice period will be extended to ensure that at least two business days remain subsequent to the time DermTech notifies Constellation of any such material revision); and (C) DermTech’s board of directors determines in good faith, after consulting with outside legal counsel, that such DermTech Acquisition Proposal continues to constitute a DermTech Superior Proposal after taking into account any adjustments made by Constellation in the terms and conditions of the Merger Agreement.

No Constellation Solicitation

No Constellation Solicitation. Until the effective time of the business combination or, if earlier, the valid termination of the Merger Agreement, Constellation cannot directly or indirectly (whether through its subsidiaries or any agents, employees, representatives or affiliates of Constellation): (i) initiate, solicit, encourage or take any action to facilitate any Constellation Acquisition Proposal (as defined below); (ii) engage in discussions or negotiations regarding, or provide access to properties, books and records or any confidential information or data of Constellation in connection with any Constellation Acquisition Proposal; (iii) engage in, cooperate with, assist or participate in or facilitate discussion, negotiation, inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Constellation Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations; (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Constellation; (v) approve, endorse or recommend any Constellation Acquisition Proposal; (vi) approve, endorse, recommend or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Constellation Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to any Constellation Acquisition Proposal; or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives to take any such action. Constellation has agreed to, and agrees to cause its representatives to, immediately cease and terminate all existing discussions, negotiations and solicitations in connection with any Constellation Acquisition Proposal.

Notification of a Constellation Acquisition Proposal. Constellation will promptly (and, in any event, within 24 hours) notify DermTech of the receipt of any Constellation Acquisition Proposal after the date of the Merger Agreement. As used in this context, Constellation Acquisition Proposal means any: (i) proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Constellation; and (ii) acquisition by any person, or proposal or offer, which if consummated would result in any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 10% or more of the total voting power or of any class of equity securities of Constellation other than the business combination.

Non-Solicitation Exceptions. Notwithstanding the restrictions set forth above, prior to the receipt of the requisite approval of the Merger Agreement from Constellation’s stockholders, the board of directors of Constellation, directly or indirectly, may: (i) engage in negotiations or discussions with any third party that has made a bona fide unsolicited Constellation Acquisition Proposal that the board of directors of Constellation reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Constellation Superior Proposal (as defined below); and (ii) furnish non-public information regarding Constellation to such third party pursuant to an executed confidentiality agreement in a form reasonably acceptable to DermTech and Constellation (a copy of which is to be delivered to DermTech within 24 hours); provided, that, Constellation will promptly provide to DermTech any material non-public information provided to such third party.

Notification of a Constellation Acquisition Proposal under the Non-Solicitation Exceptions. The board of directors of Constellation may not take any of the aforementioned actions without having delivered to DermTech a prior written notice (promptly, and in no event later than 24 hours after receipt of the Constellation Acquisition Proposal, inquiry that could lead to a Constellation Acquisition Proposal or request for information) advising DermTech of its intent to take such actions. Constellation agrees to keep DermTech informed of the status and material terms of any such Constellation Acquisition Proposal.

As used in the context of this proxy statement/prospectus/information statement, a Constellation Superior Proposal means as a bona fide, written Constellation Acquisition Proposal, not solicited, received, initiated or facilitated in violation of the Merger Agreement, involving more than 50% of the total voting power of the equity securities of Constellation, that the board of directors of Constellation (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to Constellation than the business combination after taking into account all such factors and matters deemed relevant in good faith by the board of directors of Constellation, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of the Merger Agreement irrevocably offered in writing by DermTech in response to such Constellation Superior Proposal.

Fiduciary Out to Board Recommendation. (i) If, in response to an unsolicited Constellation Acquisition Proposal that was not made or received in violation of the non-solicitation provisions of the Merger Agreement, the board of directors of Constellation determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with their fiduciary duties under applicable law and that such Constellation Acquisition Proposal constitutes a Constellation Superior Proposal, subject to the payment of the termination fee to DermTech under the Merger Agreement, the board of directors of Constellation may, at any time before obtaining the approval of the Constellation stockholders: (A) (1) fail to, or publicly propose to, make, change, withdraw, withhold, amend, modify or qualify in a manner adverse to DermTech, the recommendation of the board of Constellation; or (2) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the Constellation stockholders any Constellation Acquisition Proposal or Constellation Superior Proposal; (B) make any public statement inconsistent with the recommendation of Constellation’s board of directors; (C) resolve or agree to take any of the foregoing actions (any of the foregoing, a Constellation Adverse Recommendation Change); or (D) authorize, cause or permit Constellation or any of its respective representatives to enter into any agreement to effect a Constellation Acquisition Proposal, or a Constellation Acquisition Agreement, or any proposal that could reasonably be expected to lead to a Constellation Acquisition Proposal; and (ii) Constellation may take the actions set forth in clause (i) only if: (A) at least three business days prior to the taking of any of such actions, Constellation will have provided DermTech with notice that Constellation has received a Constellation Acquisition Proposal that Constellation’s board of directors intends to declare a Constellation Superior Proposal and that Constellation’s board of directors intends to make a Constellation Adverse Recommendation Change and/or Constellation intends to enter into a Constellation Acquisition Agreement; (B) during such period Constellation and its representatives negotiate in good faith with DermTech to make adjustments to the terms and conditions of the Merger Agreement such that the Constellation Acquisition Proposal would no longer constitute a Constellation Superior Proposal should Constellation make such adjustments (provided that if there is any material revision in the Constellation Superior Proposal, such as revisions in price, the notice period will be extended to ensure that at least two (2) Business Days remain subsequent to the time Constellation notifies DermTech of any such material revision); and (C) Constellation’s board of directors determines in good faith, after consulting with outside legal counsel, that such Constellation Acquisition Proposal continues to constitute a Constellation Superior Proposal after taking into account any adjustments made by DermTech in the terms and conditions of the Merger Agreement.

Meeting of Constellation Stockholders and Written Consent of DermTech’s Stockholders

The Merger Agreement provides that Constellation, DermTech and certain key stockholders of DermTech, concurrently with the execution and delivery of the Merger Agreement, will enter into the Stockholder Support

Agreement; providing that, among other things, certain key stockholders of DermTech will vote their shares of DermTech common stock and DermTech preferred stock in favor of the Merger Agreement, the business combination and the other transactions contemplated by the Merger Agreement.

DermTech will seek the irrevocable written consent of DermTech stockholders as is required to approve and adopt the business combination; such approval requires the holders of: (i) a majority of the outstanding shares of the capital stock of DermTech; and (ii) 70% of the outstanding shares of DermTech preferred stock, to each affirmatively vote in favor of the approval and adoption of the business combination. The written consent of DermTech stockholders will qualify as the requisite DermTech stockholder approval, and no additional approval or vote from any holders of any class or series of stock of DermTech would be necessary to adopt and approve the business combination within forty-eight hours of the registration statement on Form S-4 being declared effective by the SEC.

Pursuant to the Merger Agreement, Constellation will hold a shareholder meeting to consider approving and adopting: (i) the business combination; (ii) the issuance of Constellation common stock as contemplated by the Merger Agreement; (iii) the Domestication; (iv) Interim Charter; (v) the final certificate of incorporation to replace the Interim Charter; (vi) the combined company’s Bylaws; (vii) the assumption of the DermTech Plan and (viii) any other proposals the parties deem necessary to effectuate the business combination or as may be mutually agreed upon by Constellation and DermTech.

Regulatory Approvals

Consummation of the business combination is conditioned upon, among other things, receipt of certain regulatory approvals and the completion of certain regulatory filings, including expiration or termination of the waiting period (and any extensions thereof) under the HSR Act.

Constellation must comply with applicable federal and state securities laws and the rules and regulations of the Nasdaq Capital Market in connection with the issuance of shares of Constellation common stock and the filing of this proxy statement/prospectus/information statement with the SEC.

Indemnification and Insurance

Pursuant to the Merger Agreement, the certificate of incorporation and bylaws of the combined company will contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation of DermTech, and such provisions will not be amended or otherwise modified for a period of six years from the effective time of the business combination in any manner that would affect adversely the rights of individuals who were directors, officers, employees, fiduciaries or agents of DermTech, unless be required by law.

The Merger Agreement provides that, from and after the effective time of the business combination, the combined company and its subsidiaries will indemnify any past and present officers and directors of DermTech and any of its subsidiaries against any and all claims arising out of the fact that such person is or was a director or officer of DermTech or any of its subsidiaries, or at or after, the closing date of the business combination, including all liabilities arising out of, or relating to the business combination. The combined company will purchase and have in place at the closing of the business combination, a “tail” or “runoff” policy providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by DermTech and its subsidiaries as of the closing of the business combination with respect to matters occurring prior to the effective time of the business combination. The terms of such policy will be no less favorable than those in effect immediately prior to the effective time of the business combination and will remain in effect for six years following the closing of the business combination, provided, however, that in no event will the combined company be required to expend more than an amount per year equal to 125% of annual premiums paid by DermTech for such insurance immediately prior to the business combination

The Merger Agreement provides that the representations, warranties and agreements in the Merger Agreement and in any certificate delivered pursuant to such representations, warranties and agreements will terminate at the effective time of the business combination or upon the termination of the Merger Agreement, except for certain provisions as set forth in the Merger Agreement.

Nasdaq Capital Market Stock Market Listing

Constellation’s common stock and warrants are currently listed on the Nasdaq Capital Market under the symbols “CNAC” and “CNACW,” respectively. Constellation intends to: (i) to the extent required by the rules and regulations of the Nasdaq Capital Market, prepare and submit to the Nasdaq Capital Market a notification form for the listing of the shares of Constellation common stock and warrants to be issued in connection with the business combination, and to cause such shares and warrants to be approved for listing (subject to official notice of issuance) on or prior to the business combination; and (ii) to the extent required by Nasdaq Marketplace Rule 5110, file an initial listing application for the shares of Constellation common stock issued in connection with the business combination and to cause such listing application to be approved prior to the business combination. Under the Merger Agreement, each of Constellation’s and DermTech’s obligations to complete the business combination is subject to the satisfaction or waiver, at or prior to the business combination, of various conditions, including a condition that the shares of Constellation common stock be approved for listing on the Nasdaq Capital Market as of the closing date of the business combination. If such application is accepted, Constellation anticipates that its common stock and warrants will be listed on the Nasdaq Capital Market following the closing of the business combination under the trading symbols “DMTK” and “DMTKW,” respectively.

Termination of the Merger Agreement

The Merger Agreement may be terminated by:

•	the mutual written consent of Constellation and DermTech;

•

either Constellation or DermTech, if: (i) the business combination is not consummated on or before September 23, 2019; (ii) any governmental authority in the United States issues a final, non-appealable order and that has the effect of making consummation of the business combination illegal or otherwise preventing or prohibiting consummation of the business combination; or (iii) the Merger Agreement fails to receive the requisite vote for approval at the meeting of Constellation’s shareholders held to approve the business combination;

•

Constellation, if: (i) the board of directors of DermTech has made a DermTech Adverse Recommendation Change, withdrawn or modified in a manner adverse to Constellation or Merger Sub its approval or recommendation of the business combination or the Merger Agreement, or approved or recommended any DermTech Acquisition Proposal; (ii) DermTech has failed to deliver the required written consent of DermTech stockholders to Constellation within forty-eight hours of a registration statement on Form S-4 being declared effective by the SEC; (iii) there has been a breach by DermTech of any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of DermTech has become untrue, that would result in the failure of its closing conditions and such breach will not have been cured or is not capable of being cured within 30 days after written notice of such breach; (iv) a material adverse effect with respect to DermTech has occurred; or (v) at any time prior to receiving the requisite vote for approval at the Constellation shareholders’ meeting, in connection with Constellation entering into a Constellation Acquisition Agreement with respect to a Constellation Superior Proposal, subject to compliance with the “fiduciary out” and non-solicitation provisions of the Merger Agreement, provided that, prior to or concurrently with such termination Constellation pays the termination fee of $2,080,000 (as further described below); or

•	DermTech, if: if there has been a breach by Constellation or Merger Sub of any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in a failure of their closing conditions and such breach will not have been cured or is not capable of being cured within 30 days after written notice of such breach; (ii) at any time prior to the receipt of the requisite approval of the DermTech stockholders, in connection with entering into a DermTech Acquisition Agreement with respect to a Company Superior Proposal, subject to compliance with the “fiduciary out” and non-solicitation provisions of the Merger Agreement, provided that, prior to or concurrently with such termination, DermTech pays the termination fee of $2,080,000 (as further described below); or (iii) the board of directors of Constellation shall have made a Constellation Adverse Recommendation Change, withdrawn or modified in any manner adverse to DermTech its approval or recommendation of the business combination or the Merger Agreement, or approved or recommended any Constellation Acquisition Proposal.

Termination Fees

DermTech is required to pay Constellation a termination fee in the amount equal to $2,080,000 if the Merger Agreement is terminated: (i) by DermTech or Constellation if the effective time of the business combination has not occurred on or before September 23, 2019, or by Constellation if DermTech fails to deliver the written consent of DermTech stockholders to Constellation within forty-eight hours of a registration statement on Form S-4 being declared effective by the SEC or if there is a material breach of the Merger Agreement by DermTech not cured or not capable or being cured within 30 days after written notice of such breach; provided that in each case set forth above: (A) a bona fide DermTech Acquisition Proposal will have been made, proposed or otherwise communicated to DermTech after the date of the Merger Agreement, and (B) within six months of the date the Merger Agreement is terminated, DermTech enters into a definitive agreement with respect to a DermTech Acquisition Proposal; (ii) by DermTech at any time prior to the receipt of the approval of the Merger Agreement by the DermTech stockholders, in connection with DermTech entering into a DermTech Acquisition Agreement with respect to a DermTech Superior Proposal; or (iii) by Constellation if the board of directors of DermTech will have made a DermTech Adverse Recommendation Change, withdrawn or modified in any manner adverse to Constellation or Merger Sub its approval or recommendation of the business combination or the Merger Agreement, or approved or recommended any DermTech Acquisition Proposal.

Constellation is required to pay DermTech a termination fee in the amount equal to $2,080,000 if the Merger Agreement is terminated: (i) by Constellation or DermTech if the effective time of the business combination has not occurred on or before September 23, 2019 or if the Merger Agreement fails to receive the requisite vote for approval at the Constellation shareholders’ meeting, or by DermTech if there is a material breach of the Merger Agreement by Constellation not cured or not capable of being cured within 30 days after written notice of such breach; provided that in each case set forth above: (A) a bona fide Constellation Acquisition Proposal will have been made, proposed or otherwise communicated to Constellation after the date of the Merger Agreement, and (B) within six months of the date the Merger Agreement is terminated, Constellation enters into a definitive agreement with respect to a Constellation Acquisition Proposal; (ii) by Constellation at any time prior to the receipt of the approval of the Merger Agreement by the Constellation stockholders, in connection with entering into a Constellation Acquisition Agreement with respect to a Constellation Superior Proposal; or (iii) by DermTech if the board of directors of Constellation will have made a Constellation Adverse Recommendation Change, withdrawn or modified in any manner adverse to DermTech its approval or recommendation of the business combination or the Merger Agreement, or approved or recommended any Constellation Acquisition Proposal.

Amendment; Waiver and Extension of the Merger Agreement

At any time prior to the effective time of the business combination, Constellation or DermTech may: (a) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement; (b) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant thereto; and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained in the Merger Agreement. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the business combination; provided, however, that, after the approval and adoption of the Merger Agreement and the transactions contemplated thereunder by the DermTech stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each share of DermTech will be converted upon consummation of the business combination. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties to the Merger Agreement.

Amendments to Organizational Documents of Constellation

Pursuant to the Merger Agreement, at the meeting of Constellation’s shareholders held to approve the business combination, the Constellation’s shareholders will approve and adopt the Interim Charter to replace Constellation’s memorandum and articles of association upon Domestication. See the section entitled “Matters Being Submitted to a Vote of Constellation Shareholders – Proposal No. 2 – The Domestication Proposal” beginning on page 135 of this proxy statement/prospectus/information statement for additional information.

Access to Information

Subject to a confidentiality agreement between Constellation and DermTech, from the date of the Merger Agreement until the effective time of the business combination, the parties have agreed to make their representatives available and provide one another with copies of existing documents, data and information relating to the party as the other may reasonably request, provided that, neither party will be required to provide such access where it would jeopardize attorney-client privilege or contravene applicable law.

Other Agreements

Employee Benefits. Employees of DermTech and any of its subsidiaries will receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the combined company or any of its subsidiaries for service accrued or deemed accrued prior to the effective time of the business combination with DermTech and any of its subsidiaries; provided, however, that such crediting will not duplicate any benefit.

Claims Against Trust Account. DermTech has agreed that it does not have and further, waives any claim against the Trust Account, regardless of whether such claim arises from the business relationship between Constellation and DermTech, the Merger Agreement or any other agreement between the parties.

DermTech Affiliates. No later than 30 days after the date of the Merger Agreement, DermTech will deliver to Constellation a list of names and addresses of those persons who were, in DermTech’s reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act) of DermTech. DermTech will use its reasonable best efforts to deliver or cause to be delivered to Constellation, prior to the effective time of the business combination, an affiliate letter, executed by each such individual identified in the foregoing list.

AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Subscription Agreements

Between May 22, 2019 and August 1, 2019, Constellation entered into separate Subscription Agreements with the Subscribers pursuant to which the Subscribers agreed to purchase, and Constellation agreed to sell to the Subscribers, an aggregate of 6,153,847 shares of Constellation common stock for a purchase price of $3.25 per share and 1,231 shares of Constellation Series A Convertible Preferred Stock for a purchase price of $3,250 per share (equal to $3.25 per share of common stock on an as-converted basis), in a private placement in which Constellation will raise an aggregate of approximately $24,000,000, less certain offering related expenses payable by Constellation. The shares of Constellation common stock to be issued pursuant to the PIPE will be identical to the shares of Constellation common stock that will be held by Constellation’s public stockholders at the time of the closing of the business combination. The shares of Constellation Series A Convertible Preferred Stock to be issued pursuant to the PIPE will be governed by a Certificate of Designation that will be filed in connection the PIPE Closing. The PIPE Closing will be contingent upon the substantially concurrent consummation of the business combination. The PIPE Closing will occur on the date of, and substantially concurrent with, the consummation of the business combination and will be subject to customary conditions.

DermTech Stockholder Support Agreement

On May 29, 2019, stockholders of DermTech representing the affirmative vote of (i) a majority of the outstanding shares of the capital stock of DermTech and (ii) 70% of the outstanding shares of preferred stock of DermTech, entered into the Stockholder Support Agreement, or the Stockholder Support Agreement, in which such stockholders agreed to vote all of their shares of stock of DermTech in favor of the approval and adoption of the business combination. Additionally, such stockholders have agreed not to (i) transfer any of their shares of capital stock of DermTech (or enter into any arrangement with respect thereto) or (ii) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Forfeiture Agreement

On May 29, 2019, Constellation’s sponsor entered into a Forfeiture Letter, or the Forfeiture Agreement, pursuant to which Constellation’s sponsor will forfeit to Constellation an aggregate of 2,694,779 shares of Constellation common stock, effective as of immediately prior to the consummation of the business combination.

Lock-Up Agreement

In connection with, and as a condition to the closing of the merger, the Merger Agreement provides that certain persons and entities which will hold Constellation common stock upon the consummation of the business combination, or the Lock-Up Parties, will each enter into a Lock-Up Agreement, or the Lock-Up Agreement, providing each such holder agrees that, during the period commencing on the closing of the merger and continuing to and including the date 180 days after the date of the closing of the merger, such holder will not sell, offer to sell, pledge, or transfer any Constellation securities held by such holder, subject to certain limited exceptions. The Lock-Up Parties are listed on Exhibit G to the Merger Agreement, which is included in this proxy statement/prospectus/information statement as Annex A.

Registration Rights Agreement

In connection with, and as a condition to the closing of the merger, the Merger Agreement provides that Constellation and certain persons and entities which will hold Constellation common stock upon the consummation of the business combination will enter into a Registration Rights Agreement, or the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, Constellation will be obligated to file a shelf registration statement on Form S-3 to register the resale by such holders of Constellation common stock issuable in connection with the business combination. The Registration Rights Agreement will also provide such holders with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions.

Deferred Underwriting Fee Assignment Agreement

In connection with the execution of the Merger Agreement, on May 29, 2019 Constellation, DermTech and Cowen entered into a letter agreement, or the Deferred Underwriting Fee Assignment Agreement, pursuant to which Constellation agreed to assign to DermTech and DermTech agreed to assume, or the Underwriting Fee Assignment, Constellation’s obligation pursuant to the Underwriting Agreement, dated as of June 19, 2017, or the Underwriting Agreement, by and among Constellation and Cowen, acting as representative of the underwriters named in Schedule A thereto, or the Underwriters, to pay the Underwriters the underwriting fee set forth therein of $4,375,000, or the Original Fee, subject to certain adjustments and pursuant to the full terms of the Deferred Underwriting Fee Assignment Agreement, as summarized below.

Insider Letter Agreement

In connection with Constellation’s initial public offering, Constellation’s sponsor, directors and executive officers entered into a letter agreement with Constellation pursuant to which they agreed that 50% of the Founder Shares would be locked up until the earlier of one year after the date of the consummation of an initial business combination or the date on which the closing price of Constellation’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the business combination and that the other 50% of the Founder Shares would be locked up until one year after the date of the consummation of an initial business combination, or earlier in ether case, if subsequent to the business combination, Constellation consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Constellation’s shareholders having the right to exchange their shares for cash, securities or other property. Prior to the consummation of the business combination, the parties to the letter agreement expect to amend the letter agreement to reduce the $12.50 per share closing price to $4.00 per share.

MATTERS BEING SUBMITTED TO A VOTE OF CONSTELLATION SHAREHOLDERS

PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL

As discussed in this proxy statement/prospectus/information statement, Constellation shareholders are being asked to consider and vote on the Business Combination Proposal, to approve the Merger Agreement and the transactions contemplated thereby. You should read carefully this proxy statement/prospectus/information statement in its entirety for more detailed information concerning the business combination, especially the sections entitled “The Business Combination,” “The Merger Agreement” and “Agreements Related to the Business Combination” beginning on pages 96, 118 and 132, respectively. In particular, you are directed to the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus/information statement.

Vote Required for Approval

The Business Combination Proposal requires the affirmative vote “FOR” of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

CONSTELLATION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL. WHEN YOU CONSIDER THE RECOMMENDATION OF CONSTELLATION’S BOARD OF DIRECTORS, YOU SHOULD KEEP IN MIND THAT CONSTELLATION’S DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT ARE DIFFERENT FROM, OR IN ADDITION TO, YOUR INTERESTS AS A SHAREHOLDER, WHICH ARE DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT.

PROPOSAL NO. 2 – THE DOMESTICATION PROPOSAL

Overview

Pursuant to the terms and conditions of the Merger Agreement, Constellation, a British Virgin Islands business company with limited liability, will re-domicile and continue as a Delaware corporation and will no longer be considered a company incorporated in the British Virgin Islands. Constellation was formed in July 2015 for the purposes of effectuating a business combination. The ability to redomicile Constellation out of the British Virgin Islands to another jurisdiction is expressly provided for in Constellation’s Current Charter (subject to obtaining the requisite approval).

Constellation believes that the Domestication would, among other things: provide legal, administrative, and other similar efficiencies; relocate Constellation’s jurisdiction of organization to one that is the choice of domicile for many publicly traded corporations, as there is an abundance of case law to assist in interpreting the DGCL, and the Delaware legislature frequently updates the DGCL to reflect current technology and legal trends; and provide a favorable corporate environment which will help Constellation compete more effectively with other publicly traded companies in raising capital and in attracting and retaining skilled and experienced personnel.

The Merger Agreement requires the completion of the Domestication prior to the consummation of the business combination.

In connection with the Domestication, Constellation will adopt the Interim Charter which will replace or remove certain provisions of Constellation’s Current Charter which are no longer valid or otherwise applicable as a result of the Domestication (but without substantively changing such ongoing rights) and file the same with the Secretary of State of the State of Delaware. The following table sets forth a summary of the principal changes proposed to be made between Constellation’s Current Charter and the Interim Charter. This summary is qualified by reference to the complete text of the Interim Charter, a copy of which is attached to this proxy statement/prospectus/information statement as Annex B. All shareholders are encouraged to read the Interim Charter in its entirety for a more complete description of its terms.

	Current Charter	Interim Charter
Name of the Company	Constellation Alpha Capital Corp.	Constellation Alpha Capital Corp.

Provisions Specific to a British Virgin Islands Company

Section 8.2: Upon the written request of the Members entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested the Directors shall convene a meeting of Members.

Section 8.3: The Director convening a meeting of Members shall give not less than 10 nor more than 60 days’ written notice of such meeting to:

(a) those Members whose names on the date the notice is given appear as Members in the share register of the Company and are entitled to vote at the meeting; and

(b) the other Directors

Not applicable.

	Current Charter	Interim Charter

Section 10.6 Subject to Regulation 23.7, the Directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party, provided always that if the same occurs prior to the consummation of a Business Combination, the Company must first obtain from the lender a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

Capitalization

Section 5.1: There is one class of ordinary shares with no par value and then there are five classes of preferred stock with no par value.

Section 8: Rights not varied by the issue of pari passu: The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

•  There is common stock with a par value of $0.0001 per share and preferred stock with a par value of $0.0001 per share.

•  Rights and options: The Company has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of the Company’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Provisions Specific to a Delaware Corporation	Not applicable

•  Section 7.01 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of shareholders of the Corporation may be called only by the chairman of the Board, chief executive officer or president of the Corporation, or

Current Charter	Interim Charter

the Board pursuant to a resolution adopted by a majority of the Board, and the shareholders shall have no right to call a special meeting.

•  Section 7.02 Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

•  Section 7.03 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent of the stockholders holding the requisite number of shares required to approve such action.

You should note that not only will the Interim Charter preserve the existing rights of Constellation ordinary shares, but also that the existing provisions of the Current Charter (including Regulation 23 of the Current Charter and those other provisions which cannot be amended prior to the Closing or made subject to certain restrictions or amendment) will be replicated or substantively replicated in the Current Charter.

Material U.S. Federal Income Tax Consequences of the Domestication

The following is a description of the material U.S. federal income tax consequences of the Domestication to holders of Constellation ordinary shares if the Domestication is completed. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

•	certain U.S. expatriates;

•	a dealer in securities or foreign currencies;

•	traders in securities that elect mark-to-market treatment;

•	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions or banks;

•	a person that received Constellation ordinary shares as compensation for services;

•	mutual funds;

•	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies (or RICs);

•	real estate investment trusts (or REITs);

•	persons holding Constellation ordinary shares as part of a “straddle,” “wash sale,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	persons that actually or constructively own five percent or more of Constellation ordinary shares;

•	a controlled foreign corporation; and/or

•	a passive foreign investment company.

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Constellation ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Constellation ordinary shares, you should consult your tax advisor. This summary assumes that shareholders hold Constellation ordinary shares as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the shareholder’s trade or business.

This summary does not address the tax consequences to Constellation stockholders under any state, local or foreign tax laws or the U.S. federal estate or gift, Medicare net investment income, or alternative minimum tax provisions of the Code. This summary does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Domestication (whether or not any such transactions are undertaken in connection with the Domestication) including, without limitation, the exercise of an option to acquire Constellation ordinary shares or other rights to acquire Constellation ordinary shares.

WE URGE HOLDERS OF CONSTELLATION ORDINARY SHARES TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Consequences to U.S. Holders

This section is addressed to U.S. Holders of Constellation ordinary shares. For purposes of this discussion, a “U.S. Holder” is a beneficial owner that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

The Domestication

As a result of the Domestication, Constellation will be changing its place of incorporation from the British Virgin Islands to Delaware. Under Section 368(a)(1)(F) of the Code, a reorganization, or F Reorganization) is a “mere change in identity, form, or place of organization of one corporation, however effected.” To qualify as an F reorganization, a transaction must satisfy certain requirements. More specifically, it must involve only one corporation, there must be no change in the shareholders of the corporation, there must be no change in the assets of a corporation, and certain other conditions must be met. Based on Rev. Rul. 96-29, 1996-1 C.B. 50, the proper time for testing these requirements is immediately before and immediately after the purported F reorganization, without regard to other aspects of a larger transaction that may follow that step, such as the Merger. Based upon the foregoing, in the opinion of Greenberg Traurig, LLP, the requirements for an F reorganization will be satisfied, and the Domestication will constitute an F reorganization. Therefore, U.S. Holders will not recognize taxable gain or loss as a result of the Domestication for U.S. federal income tax purposes, except as explained in the discussion related to Section 367 of the Code and the rules discussed below under “PFIC Considerations.”

In a domestication of a foreign corporation treated as an F reorganization, the holders of the stock of the foreign corporation are deemed to exchange their shares for shares in a U.S. corporation. Subject to the discussion below under “PFIC Considerations,” the tax basis of Constellation common stock deemed to be received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Constellation ordinary share surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code and the rules discussed below under “PFIC Considerations.” The holding period for Constellation common stock received by a U.S. Holder in the Domestication will include such holder’s holding period for the Constellation ordinary share surrendered in exchange therefor.

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. When it applies, Section 367 imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) would apply to the Domestication.

A. U.S. Holders of More Than 10% or More of the Constellation Ordinary Shares

A U.S. Holder who on the day of the Domestication beneficially owns (directly, indirectly, or constructively) 10% or more of the total combined voting power or value of all classes of Constellation shares entitled to vote, or a 10% Shareholder, must include in income as a dividend the “all earnings and profits amount” attributable to the Constellation ordinary shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder is a 10% Shareholder.

A 10% Shareholder’s all earnings and profits amount with respect to its Constellation ordinary shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulation Section 1.367(b)-2(d)(3) provides that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a 10% Shareholder should be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Constellation common stock. If Constellation’s cumulative earnings and profits through the date of the Domestication are not greater than zero, then a U.S. Shareholder should not be required to include in gross income an all earnings and profits amount with respect to its Constellation ordinary shares. However, it is possible that the amount of Constellation’s earnings and profits could be greater than expected through the date of the Domestication or could be adjusted as a result of an IRS examination. The determination of Constellation’s earnings and profits is a complex determination and may be impacted by numerous factors. Therefore, it is possible that one or more of these factors may cause Constellation to have positive earnings and profits through the date of the Domestication. As a result, depending upon the period in which such a U.S. Shareholder held its Constellation ordinary shares, such U.S. Shareholder could be required to include its earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication.

B. U.S. Holders that Own Less Than 10% of Constellation

A U.S. Holder, who on the date of the Domestication beneficially owns (directly, indirectly, or constructively) Constellation ordinary shares with a fair market value of $50,000 or more, but who is not a 10% Shareholder, may elect to recognize gain with respect to the deemed receipt of the Constellation common stock in the Domestication or, in the alternative, recognize the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to the deemed receipt of the Constellation common stock in the Domestication. Any such gain should be equal to the excess of the fair market value of the Constellation common stock received over the U.S. Holder’s adjusted basis in the Constellation ordinary shares deemed to be surrendered in exchange therefor. Subject to the discussion below under “PFIC Considerations,” such gain should be capital gain, and should be long-term capital gain if the holder held the Constellation ordinary shares for longer than one year. Long-term capital gains of non-corporate taxpayers are subject to a maximum U.S. federal income tax rate of 20% (plus any tax on net investment income).

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Constellation ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury regulations and generally must include, among other things: (i) a statement that the transaction is a Section 367(b) exchange; (ii) a complete description of the transaction, (iii) a description of any stock, securities, or other consideration transferred or received in the transaction, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Constellation establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Constellation ordinary shares, and (B) a representation that the U.S. Holder has notified Constellation (or the combined company) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Domestication and the U.S. Holder must send notice to Constellation of the election no later than the date such tax return is filed.

If Constellation’s cumulative earnings and profits are not greater than zero through the date of the Domestication, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) provided the U.S. Holder properly executes the election and complies with the applicable notice requirements. If it were determined that Constellation had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Constellation ordinary shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.

C. U.S. Holders that Own Constellation Ordinary Shares with a Fair Market Value Less Than $50,000

Subject to the discussion below under “PFIC Considerations,” a U.S. Holder who on the date of the Domestication owns (or is considered to own) ordinary shares of Constellation with a fair market value less than $50,000 and is not a 10% Shareholder will not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally will not be required to include any part of the all earnings and profits amount in income, or the de minimis exception.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TIMING OF THE APPLICABILITY AND THE CONSEQUENCES OF SECTION 367(B) IN THE CASE OF THE DOMESTICATION.

PFIC Considerations

In addition to the discussion above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if Constellation is or ever was a PFIC.

A. Definition of a PFIC

In general, Constellation will be a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held Constellation ordinary shares, (a) at least 75% or more of Constellation’s gross income for the taxable year was passive income or (b) at least 50% or more of the value, determined on the basis of a quarterly average, of Constellation’s assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties that are derived in the active conduct of a trade or business), and gains from the disposition of passive assets.

B. PFIC Status of Constellation

In the opinion of Greenberg Traurig, LLP, counsel to Constellation, Constellation has been a PFIC since its inception. The determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination.

C. Effects of PFIC Rules on the Domestication

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f). However, proposed Treasury Regulations under Section 1291(f) were promulgated in 1992 and may be applied with a retroactive effective date. Such regulations have not been finalized in the 27 years since they were issued. If finalized in their current form, those regulations would generally require taxable gain recognition to U.S. Holders of Constellation ordinary shares in the Domestication if Constellation were classified as a PFIC at any time during such U.S. Holder’s holding period in such shares and the U.S. Holder had not made a QEF election under Section 1295 of the Code for the first taxable year in which the U.S. Holder owned Constellation ordinary shares or in which Constellation was a PFIC, whichever is later. The tax on any such recognized gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Constellation. Under these rules:

•	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s holding period for such holder’s Constellation ordinary shares;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Constellation was a PFIC, would be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such holder’s holding period would be taxed at the highest tax rate in effect for that year applicable to the U.S. Holder; and

•

the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication generally would be treated as gain subject to these rules.

If the proposed Treasury Regulations are adopted in their final form, it is the opinion of Greenberg Traurig, LLP, counsel to Constellation, that the tax consequences should be as set forth above in this section entitled “Proposal No. 2 – The Domestication Proposal – Material U.S. Federal Income Tax Consequences of the Domestication – PFIC Considerations – C. Effects of PFIC Rules on the Domestication.” However, because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance they will be finally adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that taxpayers may apply reasonable interpretations of Code provisions applicable to PFICs and that it considered the rules set forth in the Proposed Treasury Regulations to be reasonable interpretations of those Code provisions. Given the length of time that has elapsed since the proposed Treasury Regulations were promulgated it appears unlikely that they would be adopted in the form and effective date proposed prior to the consummation of the business combination. If the proposed Treasury Regulations are not adopted in the form and with the effective date proposed, it is the opinion of Greenberg Traurig, LLP, counsel to Constellation, that the tax consequences should be as set forth above under the section entitled “Proposal No. 2 – The Domestication Proposal – Material U.S. Federal Income Tax Consequences of the Domestication – The Domestication.” When we use the term “should” in this section it represents that we believe that this will be the likely outcome, but there can be no assurance that this will be the case. The risks associated with using the term “should” include the possibility that the anticipated outcome will be different, and if an investor relies on this term, such investor may experience an adverse tax outcome.

Although some elections may be able to mitigate the adverse PFIC tax consequences upon a disposition of shares, such as a qualified electing fund, or QEF, election, mark to market election, or deemed sale election, no such elections are available for warrants. Any holder of warrants could therefore be required to recognize gain as ordinary income and subject to an interest charge. Further, because the shareholder’s holding period in the stock received upon the exercise of the warrants includes the holding period in the warrants under the PFIC rules, a QEF election made on the stock would not rid the stock of its PFIC taint absent the shareholder recognizing gain or including a deemed dividend amount in a purging election. In addition, Constellation may not provide timely financial information that would be required for U.S. taxpayers to make a potentially favorable QEF election.

The PFIC rules are complex and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury regulations which in many instances have not been promulgated and which may be promulgated and which may have retroactive effect. There can be no assurance that any of these proposals will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. Accordingly, and due to the complexity of the PFIC rules, U.S. Holders are strongly urged to consult their own tax advisors concerning the impact of these rules on the Domestication, including, without limitation, whether a QEF Election, deemed sale election and/or mark to market election is available with respect to their Constellation ordinary shares and the consequences to them of any such election.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

This section is addressed to non-U.S. Holders of Constellation common stock after completion of the Domestication. For purposes of this discussion, a Non-U.S. Holder is a beneficial owner (other than any entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

In the event that Constellation makes a distribution of cash or property with respect to Constellation common stock, any such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent paid from Constellation’s or the combined company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. Holder generally will be required to provide to Constellation or the combined company an IRS Form W-8BEN (or other applicable documentation) certifying its entitlement to benefits under the treaty.

The withholding tax does not apply to dividends paid to a non-U.S. Holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax treaty providing otherwise). A foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate). If a non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If the amount of a distribution paid by Constellation or the combined company on a share of Constellation common stock to a non-U.S. Holder exceeds Constellation’s or the combined company’s current and accumulated earnings and profits, as the case may be, such excess will be treated first as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted tax basis in such share, and thereafter as capital gain from a sale or other disposition of such share that is taxed as described below.

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of a Constellation ordinary share or a share of Constellation common stock unless:

•

the non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and other requirements are met, in which case any gain realized would generally be subject to a flat 30% U.S. federal income tax.

•

the gain is effectively connected with a trade or business of the non-U.S. Holder in the U.S., subject to an applicable treaty providing otherwise (namely if the gain is attributable to the conduct of a trade or business through a permanent establishment of fixed base in the United States). In this case, the gain will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise) and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) may also apply, or

•

Constellation or the combined company is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and either (A) the Constellation ordinary shares or the Constellation common stock have ceased to be regularly traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of the Constellation common stock.

Constellation has not been and is not, and Constellation does not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes. However, the determination of whether a corporation is a U.S. real property holding corporation is primarily factual and there can be no assurance whether such facts will not change or whether the IRS or a court will agree with our determination. If Constellation is classified as a U.S. real property holding corporation for U.S. federal income tax purposes, then gain recognized by a non-U.S. Holder on the sale, exchange, or other disposition of Constellation common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such stock from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Constellation common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Under U.S. federal income tax and U.S. Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. U.S. Holders are urged to consult with their own tax advisors concerning such reporting requirements.

Foreign Account Tax Compliance Act (Withholding on Payments to Foreign Financial Institutions and Foreign Non-Financial Institutions)

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder, commonly referred as the Foreign Account Tax Compliance Act, or FATCA, generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and gross proceeds from the sale or other disposition of, securities (including Constellation common stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Constellation common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, gross proceeds from the sale or other disposition of, Constellation common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. The IRS and the Treasury Department recently issued proposed regulations, or Proposed Regulations, providing for the elimination of the 30% withholding tax applicable to gross proceeds from the sale or disposition of Constellation common stock.    Taxpayers may rely on the provisions of the Proposed Regulations until final regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Constellation common stock.

SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

Vote Required for Approval

The Domestication Proposal requires the affirmative vote “FOR” of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Domestication Proposal is conditioned upon the approval of the Business Combination Proposal. Additionally, if the Domestication Proposal is not approved, unless waived by DermTech, the Business Combination Proposal will have no effect (even if approved by the requisite vote of Constellation’s shareholders at the special or any adjournment or postponement thereof) and the business combination will not be completed.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 3 – CHARTER AMENDMENT PROPOSAL

Overview

Proposed Amended and Restated Certificate of Incorporation of the Combined Company

Constellation’s Current Charter, which will be in large part replicated in the Interim Charter, includes certain provisions applicable to the rights of shareholders (such as the right to have their shares redeemed if Constellation fails to consummate a business combination by a particular date or if Constellation seeks to amend its memorandum and articles to extend that date) and the conduct of the company’s management and affairs prior to a business combination. Upon the closing of the business combination, such provisions will terminate or cease to be applicable.

The following table sets forth a summary of the principal changes proposed to be made between our Interim Charter and the Proposed Amended and Restated Charter. This summary is qualified by reference to the complete text of the Proposed Amended and Restated Charter, a copy of which is attached to this proxy statement/prospectus/information statement as Annex D. All shareholders are encouraged to read the Proposed Amended and Restated Charter in its entirety for a more complete description of its terms.

	Interim Charter	Proposed Amended and Restated Charter
Name of the Company	Constellation Alpha Capital Corp.	DermTech, Inc.

Provisions Specific to a Blank Check Company

•  Section 2.01 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a Business Combination.

•  Section 9.06 No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company, as such term is defined in Rule 419 of the Securities Act of 1933, or a similar company with nominal operations.

None.

Directors	Subject to Section 5.05 hereof, the directors of the Corporation shall be divided into two classes designated Class I and Class II. Each class shall	Article NINTH: • General Powers. The business and affairs of the Corporation shall be

Interim Charter	Proposed Amended and Restated Charter
consist, as nearly as may be possible, of one-half of the total number of directors constituting the entire Board. The Board may assign members of the Board already in office at the time of effectiveness of this Certificate of Incorporation (the “Effective Time”) to such classes. The Class I directors shall stand elected for a term expiring at the Corporation’s first annual stockholder meeting following the Effective Time and the Class II directors shall stand elected for a term expiring at the Corporation’s second annual stockholder meeting following the Effective Time. At each annual meeting of the stockholders of the Corporation following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the second annual stockholder meeting following their election, subject to their earlier death, resignation or removal. Except as DGCL or any applicable law may otherwise require, in the interim between an annual stockholder meeting or general meeting called for the election of directors and/or the removal of one or more directors any vacancy on the Board, may be filled by the majority vote of the remaining directors.

managed by or under the direction of the board of directors.

•  Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the board of directors. Election of directors need not be by written ballot, except as and to the extent provided in the By-laws of the Corporation. There shall be no cumulative voting in the election of directors.

•  Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the board of directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. The board of directors is authorized to assign members of the board of directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

•  Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

•  Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly-created directorship in the board of directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall

	Interim Charter	Proposed Amended and Restated Charter

not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

Amendment to Bylaws

Section 10.01 No Amendment by Board. The Corporation may amend its Certificate of Incorporation or Bylaws by a Resolution of Shareholders or by a resolution adopted by a majority of the Board, provided that no amendment may be made by the Board:

•  to restrict the rights or powers of the shareholders to amend the Certificate of Incorporation or Bylaws;

•  to change the percentage of shareholders required to pass a Resolution of Shareholders to amend the Certificate of Incorporation or Bylaws;

•  in circumstances where the Certificate of Incorporation or Bylaws cannot be amended by the shareholders; or

•  to change Sections 4.02, 4.03, Article IX and this Section 10.01.

Section 10.02 No Amendment by Resolution of Shareholders. Notwithstanding Section 10.01, no amendment may be made to the Certificate of Incorporation or Bylaws by a Resolution of Shareholders to amend:

Article IX prior to the initial Business Combination that would affect the substance or timing of the Corporation’s obligations as described in Article IX to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares unless the holders of the Public Shares are provided with the

Article SIXTH:

In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of Preferred Stock, the board of directors shall have the power to adopt, amend, alter or repeal the By-laws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the By-laws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

	Interim Charter	Proposed Amended and Restated Charter
opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set forth in Article IX; or Section 10.02 dung the Target Business Acquisition Period.

Provisions specific to business combination	Article IX. Business Combination.	None.

Exclusive Forum Provisions	None.

Article TWELFTH:

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the Delaware General Corporation Law or this Certificate of Incorporation or the By-Laws of the Corporation (in each case, as they may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (including any right, obligation, or remedy thereunder), (v) any action or proceeding as to which the Delaware General

Interim Charter	Proposed Amended and Restated Charter
Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation, governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH. This Article TWELFTH shall not apply to actions brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts have exclusive jurisdiction.

Proposed Bylaws of the Combined Company

In addition, below is a summary of the Proposed Bylaws. This summary is qualified by reference to the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus/information statement as Annex C. All shareholders are encouraged to read the Proposed Bylaws in its entirety for a more complete description of its terms.

Pursuant to the Proposed Bylaws, the combined company shall maintain a registered office inside the State of Delaware. All meetings of stockholders for the election of directors and other proper business brought before the meeting shall be held at such place as may be designated from time to time by the board of directors, the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal office of the combined company in accordance with Sections 1.1 and 1.2 of the Proposed Bylaws.

Except as otherwise provided by law or by the Proposed Bylaws, the holders of a majority in voting power of the shares of the capital stock of the combined company issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the board of directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Proposed Amended and Restated Charter, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the combined company issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the board of directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. Except as may be otherwise provided in the Proposed Amended and Restated Charter or the Proposed Bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder and a proportionate vote for each fractional share so held. At all duly called or convened meetings of stockholders, at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director.

Except as otherwise provided by the Proposed Amended and Restated Charter, the Proposed Bylaws, the rules or regulations of any stock exchange applicable to the combined company, or applicable law or pursuant to any regulation applicable to the combined company or its securities, all other elections and questions presented to the stockholders at a duly called or convened meeting, at which a quorum is present, shall be decided by the majority of the votes cast affirmatively or negatively (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter) and shall be valid and binding upon the combined company.

The authorized number of directors shall be determined from time to time by resolution of the board of directors, provided the board of directors shall consist of at least one member. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Except as provided in Section 2.8 of the Proposed Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders. The Proposed Amended and Restated Charter or the Proposed Bylaws may prescribe other qualifications for directors. The board of directors or any individual director may be removed from office only for cause by the affirmative vote of the holders of at least seventy-five (75) percent of the voting power of all the then outstanding shares of voting stock of the combined company entitled to vote at an election of directors, voting together as a single class.

The board of directors may hold meetings, both regular and special, either within or outside the State of Delaware. At all meetings of the board of directors, the greater of a majority of the directors at any time in office and one-third of the number of directors established by the board of directors pursuant to Section 2.2 of the Proposed Bylaws shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the Proposed Amended and Restated Charter or the Proposed Bylaws. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the combined company. The officers of the combined company shall be a Chief Executive Officer or President, a Chief Financial Officer or Treasurer, a Secretary and such other officers with such other titles as the board of directors shall determine, including one or more Vice Presidents and Assistant Secretaries. The combined company may also have, at the discretion of the board of directors, a Chairman of the Board, a Vice Chairman of the Board and any other officers as may be appointed in accordance with the provisions of the Proposed Bylaws.

Reasons for the Proposed Amended and Restated Charter

Change of the Name of Constellation

The Proposed Amended and Restated Charter would change our name to DermTech, Inc.

Approval of Additional Amendments to Interim Charter in Connection with the Business Combination

The elimination of certain provisions related to Constellation’s status as a blank check company is desirable because these provisions will serve no purpose following the business combination. Furthermore, the Proposed Amended and Restated Charter includes certain provisions that are appropriate for a company such as the combined company and in compliance with DGCL. One such provision is the exclusive forum provision, which provides that unless the combined company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for certain claims brought against the combined company or on its behalf by its stockholders (with the exception of suits brought to enforce any liability or duty created by the Exchange Act or rules and regulations thereunder). DermTech and Constellation believe this provision provides increased consistency in the application of the applicable laws, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation.

Vote Required for Approval

The approval of the Charter Amendment Proposal (as it is in conjunction with the closing of the business combination) requires the affirmative vote “FOR” of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting. assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal. Additionally, if the Charter Amendment Proposal is not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the special meeting or any adjournment or postponement thereof) and the business combination will not be completed.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL NO. 4 – INCENTIVE PLAN PROPOSAL

Overview

Assuming the Business Combination Proposal and the Nasdaq Proposal are approved, Constellation is seeking shareholder approval of the DermTech Amended and Restated 2010 Stock Plan, or the DermTech Plan, and the assumption of all outstanding DermTech equity awards granted pursuant to the DermTech Plan, including stock options and restricted stock units. Constellation’s board of directors intends to adopt the DermTech Plan and all outstanding equity awards granted thereunder, subject to approval from the shareholders of Constellation. Constellation’s board of directors has determined that it is in the best interests of the combined company to adopt and assume the DermTech Plan and all outstanding equity awards granted thereunder, and is asking the shareholders of Constellation to approve the DermTech Plan and the assumption of all outstanding equity awards granted thereunder. If approved, the DermTech Plan will become effective at the effective time of the business combination, and the combined company may grant additional equity awards pursuant to the DermTech Plan following the effective time of the business combination.

Constellation’s board of directors believes that the combined company must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within the combined company. Constellation’s board of directors expects that the DermTech Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to the combined company’s success and in providing incentive to these individuals to promote the success of the combined company. If the DermTech Plan is not approved by Constellation shareholders, the combined company will be unable to make equity grants to its employees, consultants and directors, and will therefore be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who will contribute to its success.

As of the date hereof, 173,258 shares of DermTech common stock remain available for issuance under the DermTech Plan.

A summary of the principal features of the DermTech Plan is provided below. This summary is qualified by reference to the complete text of the DermTech Plan, a copy of which is attached to this proxy statement/prospectus/information statement as Annex E. All shareholders are encouraged to read the DermTech Plan in its entirety for a more complete description of its terms.

Registration with the SEC

If Constellation shareholders approve the assumption of the DermTech Plan and the outstanding DermTech equity awards granted thereunder, the combined company will file a registration statement on a Form S-8 (or another appropriate form) with the SEC, as promptly as practicable after the effective time of the business combination, but in no event later than five business days following the effective time of the business combination.

DermTech Plan

The DermTech Plan was adopted by the DermTech board of directors in July 2010 and became effective in November 2010 after approval by DermTech’s stockholders. The DermTech Plan was amended on July 13, 2015 and amended again on April 6, 2016. The principal purpose of the DermTech Plan is to attract, retain and reward certain employees, consultants and directors through the granting of stock-based compensation awards. Any reference below to DermTech shall be deemed to refer to the combined company if the DermTech Plan is approved and the business combination is completed.

Share Reserve. Under the DermTech Plan, 2,910,008 shares of DermTech common stock have been reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, restricted stock, restricted stock purchase rights and restricted stock units.

The following counting provisions are in effect for the share reserve under the DermTech Plan:

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to the extent that an award terminates, expires, or is cancelled without having been exercised or settled in full, any shares subject to the award at such time will be available for future grants under the DermTech Plan;

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to the extent shares of DermTech common stock are tendered or withheld to satisfy an exercise price or tax withholding obligation with respect to any award under the DermTech Plan, such tendered or withheld shares will be available for future grants under the DermTech Plan; and

•	to the extent that shares of DermTech common stock are forfeited or repurchased by DermTech prior to vesting, such shares will be available for future grants under the DermTech Plan.

Administration. The DermTech board of directors administers the DermTech Plan. The DermTech board of directors may delegate to a committee of the board of directors any or all of the authority and responsibility of the DermTech board of directors under the DermTech Plan.

Subject to the terms and conditions of the DermTech Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the DermTech Plan; provided that the DermTech board of directors shall be solely responsible for all questions of interpretation of the DermTech Plan, any award agreement or any other form of agreement or other document used by DermTech in the administration of the DermTech Plan or any award.

Eligibility. All awards under the DermTech Plan may be granted to individuals who are then DermTech’s officers, directors, employees or consultants.

Awards. The DermTech Plan provides that the administrator may grant or issue stock options, restricted stock, restricted stock purchase rights, restricted stock units or any combination thereof. Each award granted under the DermTech Plan is set forth in a separate agreement with the person receiving the award. These agreements indicate the type, terms and conditions of the award.

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Nonstatutory Stock Options, or NSOs, provide for the right to purchase shares of DermTech common stock at a specified price which may not be less than fair market value on the date of grant. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

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Incentive Stock Options, or ISOs, are designed in a manner intended to comply with the provisions of Section 422 of the Code and are subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant and no later than five years after the date of grant for 10% stockholders. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of DermTech’s capital stock, the DermTech Plan provides that the exercise price must be at least 110% of the fair market value of a share of DermTech common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

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Restricted Stock may be granted to any eligible individual, typically without payment of consideration, and may be made subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by DermTech at the original purchase price if the conditions or restrictions on vesting are not met. Restricted stock may not be sold or otherwise transferred until the restrictions thereto are removed or expire. Recipients of restricted stock, unlike recipients of options, have voting rights and have the right to receive dividends, if any, prior to the time when the restrictions lapse, provided, however, that the administrator may subject any such dividends otherwise payable to a holder of restricted stock to the same vesting conditions applicable to the holder’s restricted stock if determined by the board of directors and provided for in the holder’s award agreement.

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Restricted Stock Purchase Rights may be awarded to any eligible individual for a purchase price established by the board of directors, and may be made subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Restricted Stock Purchase Right holders may be eligible to receive dividend equivalents if granted by the administrator. Like restricted stock, restricted stock purchase rights may not be sold or otherwise transferred until the vesting conditions thereto are removed or expire. Unlike restricted stock, stock underlying restricted stock purchase rights will not be issued until the holder exercises his or her purchase rights. Like restricted stock, recipients of restricted stock have voting rights and have the right to receive dividends, if any, prior to the time when the restrictions lapse, provided, however, that the administrator may subject any such dividends otherwise payable to a holder of a restricted stock purchase right to the same vesting conditions applicable to the holder’s restricted stock purchase right if determined by the board of directors and provided for in the holder’s award agreement.

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Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Restricted Stock Unit holders may be eligible to receive dividend equivalents if granted by the administrator. Like restricted stock, restricted stock units may not be sold or otherwise transferred until the vesting conditions thereto are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally have no voting or dividend rights prior to the time when the vesting conditions thereto are satisfied.

Change in Control. The administrator may, in its sole discretion, make appropriate adjustments to awards under the DermTech Plan and is authorized to provide for the acceleration, assumption, cash-out, continuation or substitution of such awards in the event of a change in control. Under the DermTech Plan, a change in control is generally defined as:

•	the director or indirect sale or exchange in a single transaction or series of related transactions by DermTech’s stockholders of more than 50% of DermTech’s voting stock;

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a merger or consolidation in which DermTech is a party, other than a merger or consolidation which results in DermTech’s outstanding voting securities immediately before the transaction continuing to represent at least 50% or more of the combined voting power of voting securities of the surviving entity immediately after the transaction;

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the sale, exchange, or transfer of all or substantially all of DermTech’s assets to an entity which DermTech’s stockholders do not retain at least 50% or more of the voting power of the voting securities of the entity receiving DermTech’s assets immediately after such sale, exchange or transfer; or

•	stockholder approval of DermTech’s liquidation or dissolution.

Adjustments of Awards. In the event of any change in DermTech’s common stock effected without receipt of consideration by DermTech, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of DermTech, or in the event of payment of a dividend or distribution to the stockholders of DermTech in a form other than common stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of DermTech common stock, then the administrator shall make appropriate, proportionate adjustments to reflect the event giving rise to the need for such adjustments, with respect to:

•	the aggregate number and type of shares subject to the DermTech Plan;

•	the number and kind of shares subject to outstanding awards; and

•	the exercise or purchase price per share of any outstanding awards under the DermTech Plan.

Amendment and Termination. The DermTech board of directors may terminate, amend or suspend the DermTech Plan at any time and from time to time. However, DermTech must generally obtain stockholder approval:

•	to increase the number of shares of DermTech common stock available under the DermTech Plan (other than in connection with certain corporate adjustment events described above);

•	to change the class of individuals eligible to receive ISOs under the DermTech Plan; or

•	to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

Termination. The DermTech board of directors may terminate the DermTech Plan at any time, the DermTech Plan shall continue in effect until that time. All awards granted under the DermTech Plan shall have been made on or before July 29, 2020.

Summary of U.S. Federal Income Tax Consequences. The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the DermTech Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

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ISOs. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an ISO qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the combined company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (each such disposition is referred to as a disqualifying disposition), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by DermTech for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code. The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

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NSOs. Options not designated or qualifying as ISO will be NSOs having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of an NSO, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of an NSO, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the combined company with respect to the grant of an NSO or the sale of the stock acquired pursuant to such grant.

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Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate vesting to the date of grant by filing an election with the IRS no later than 30 days after the date the shares are received. Upon the sale of shares received pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

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Restricted Stock Unit. There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

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Restricted Stock Purchase Rights. A participant receiving the right to acquired restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date, less amounts paid for the restricted stock. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate vesting to the date of acquisition or grant by filing an election with the IRS no later than 30 days after the date the shares are acquired or received. Upon the sale of shares acquired or received pursuant to a restricted stock purchase right, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

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Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the DermTech Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The combined company will also have withholding and reporting requirements with respect to such amounts.

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Tax Effect for the Combined Company. The combined company generally will be entitled to a tax deduction in connection with an award under the DermTech Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a NSO). Special rules limit the deductibility of compensation paid to the Successor’s chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMBINED COMPANY UNDER THE DERMTECH PLAN.

IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required

The approval of the Incentive Plan Proposal requires the affirmative vote “FOR” of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and completion of the business combination.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5 – THE REVERSE STOCK SPLIT PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, Constellation’s shareholders are also being asked to approve a Certificate of Amendment to the Proposed Amended and Restated Charter, or the Certificate of Amendment, to effect a one-for-two reverse stock split of all of the shares of Constellation common stock outstanding immediately following the adoption of the Proposed Amended and Restated Charter, or the Reverse Stock Split.

The Certificate of Amendment will not change the number of authorized shares of Constellation common stock, Constellation preferred stock or the relative voting power of Constellation’s stockholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of Constellation’s common stock will increase and will be available for reissuance by Constellation. The Reverse Stock Split, if effected, would affect all holders of Constellation common stock uniformly.

Reason for the Reverse Stock Split

The primary purpose for effecting the Reverse Stock Split would be to increase the per share price of the combined company’s common stock. Constellation’s board of directors believes that effecting the Reverse Stock Split would, among other things, help the combined company appeal to a broader range of investors to generate greater investor interest in the combined company, and improve the perception of the combined company’s common stock as an investment security.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in Constellation. An increase in the combined company’s stock price may make the combined company’s common stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients, particularly lower-priced securities of healthcare companies. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of the combined company’s common stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks.

Improve the Perception of the Combined Company’s Common Stock as an Investment Security. Constellation believes increasing the share price of the combined company’s common stock could improve the perception of its common stock as an investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of the combined company’s common stock, but also the combined company’s market liquidity.

Nasdaq Listing Requirements. Following the completion of the business combination, the combined company’s common stock is expected to be listed on the Nasdaq Capital Market. According to applicable Nasdaq rules, in order for the combined company’s common stock to continue to be listed on Nasdaq, the combined company must satisfy certain requirements established by Nasdaq, including with regard to its market price. The Constellation board of directors expects that the Reverse Share Split will increase the market price of the combined company’s common stock so that the combined company will be better able to maintain compliance with the relevant Nasdaq listing requirements.

Effects of the Reverse Stock Split

Pursuant to the Reverse Stock Split, each holder of Constellation common stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will become the holder of fewer shares of the combined company’s common stock after consummation of the Reverse Stock Split.

If Constellation’s shareholders approve the Reverse Split Proposal, then as of immediately after the closing of the business combination, each two shares of the combined company’s issued and outstanding common stock shall be reclassified as, and changed into, one share of the combined company’s common stock. The Reverse Stock Split would be effected simultaneously for all of Constellation common stock, and the exchange ratio would be the same for all shares of Constellation common stock. The Reverse Stock Split would affect all of Constellation’s stockholders uniformly and would not affect any stockholder’s percentage ownership interests in Constellation, except to the extent that it results in a Constellation stockholder receiving cash in lieu of fractional shares. The Reverse Stock Split would not affect the relative voting or other rights that accompany the shares of Constellation common stock, except to the extent that it results in a stockholder receiving cash in lieu of fractional shares. The combined company’s common stock issued pursuant to the Reverse Stock Split would remain fully paid and non-assessable. The Reverse Stock Split would not affect the combined company’s securities law reporting and disclosure obligations, and the combined company would continue to be subject to the periodic reporting requirements of the Exchange Act. Constellation has no current plans to take the combined company private. Accordingly, the Reverse Stock Split is not related to a strategy to do so.

In addition to the change in the number of shares of Constellation common stock outstanding, the Reverse Stock Split would have the following effects:

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Increase the Per Share Price of the Combined Company’s Common Stock. By effectively condensing two pre-split shares into one share of the combined company’s common stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain.

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Increase in the Number of Shares of the Combined Company’s Common Stock Available for Future Issuance. By reducing the number of shares outstanding without reducing the number of shares of available but unissued combined company common stock, the Reverse Stock Split will increase the number of authorized but unissued shares.

If effected, the Reverse Stock Split will likely result in some stockholders owning “odd-lots” of less than 100 shares of the combined company’s common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

The par value per share of the combined company’s common stock will remain unchanged at $0.0001 per share after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the combined company’s balance sheet attributable to the combined company’s common stock will be reduced proportionately based on the one-for-two Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. After the Reverse Stock Split, net income or loss per share and other per share amounts will be increased because there will be fewer shares of the combined company’s common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split would be recast to give retroactive effect to the Reverse Stock Split. As described below, the per share exercise price of outstanding warrants would increase proportionately, and the number of shares of the combined company’s common stock issuable upon the exercise of outstanding warrants would decrease proportionately, in each case based on the one-for-two Reverse Stock Split ratio. Constellation’s rights will be converted into shares of common stock of the combined company upon consummation of the business combination and prior to the Reverse Stock Split. Constellation does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Upon taking effect, under the Proposed Amended and Restated Charter attached to this proxy statement/prospectus/information statement as Annex D, Constellation will be authorized to issue a maximum of 50,000,000 shares of Constellation common stock. As of the record date, there were 5,342,532 ordinary shares of Constellation issued and outstanding and Constellation expects there to be between 23,389,587 and 27,525,991 shares of the combined company’s common stock outstanding following the closing of the business combination, prior to giving effect to the Reverse Stock Split. Although the number of authorized shares of the combined company’s common stock will not change as a result of the Reverse Stock Split, the number of shares of the combined company’s common stock issued and outstanding will be reduced by 50%. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of the combined company’s common stock available for future issuance by the amount of the reduction effected by the Reverse Stock Split.

Following the Reverse Stock Split, the combined company’s board of directors will have the authority, subject to applicable securities laws, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the board of directors deems appropriate.

As of the record date, there were 14,936,250 warrants to purchase Constellation common stock outstanding at an exercise price of $11.50 per share. If the Reverse Stock Split is effected, the outstanding warrants will automatically be reduced in the same ratio as the reduction in the number of shares of outstanding common stock resulting in a total of approximately 7,468,125 warrants outstanding. Correspondingly, the per share exercise price of such warrants will be increased to $23.00, so that the aggregate dollar amount payable for the purchase of the shares subject to the warrants will remain unchanged.

The following table reflects the approximate number of shares of Constellation common stock that would be outstanding, and the number of shares of Constellation common stock underlying outstanding warrants, following the business combination if the Reverse Stock Split is not effected and if the Reverse Stock Split is effected. The following table does not reflect any cash payments made or rounding up of shares in lieu of the issuance of fractional shares of Constellation common stock.

	Reverse Stock Split is not Effected	Reverse Stock Split is Effected
Authorized Constellation common stock	50,000,000	50,000,000
Minimum number of shares of Constellation common stock outstanding following the business combination	23,389,587	13,694,794
Maximum number of shares of Constellation common stock outstanding following the business combination	27,525,991	13,762,996
Shares underlying outstanding warrants	7,468,125	3,734,063
Shares reserved for issuance pursuant to the DermTech Amended and Restated 2010 Stock Plan	211,866	105,933

Cash Payment or Rounding Up of Shares in Lieu of Fractional Shares

No fractional shares of the combined company’s common stock will be issued as a result of the Reverse Stock Split. Instead, in lieu of any fractional shares to which a holder of Constellation common stock would otherwise be entitled as a result of the Reverse Stock Split, the combined company shall, at its election, (i) pay cash equal to such fraction multiplied by the closing sales price of Constellation common stock as reported on Nasdaq on the last trading day immediately preceding the Effective Time, or (ii) round up to the next whole share.

Material Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to Constellation stockholders of the Reverse Stock Split. The summary is based on the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement/prospectus/information statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. Constellation has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Constellation’s stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of the Reverse Stock Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely an increased number of shares of the combined company’s common stock in exchange for their old shares of Constellation common stock. Constellation believes that because the Reverse Stock Split is not part of a plan to increase periodically a stockholder’s proportionate interest in Constellation’s assets or earnings and profits, the Reverse Stock Split should have the following federal income tax effects. A stockholder who receives solely a reduced number of shares of the combined company’s common stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of the combined company’s common stock will equal the stockholder’s basis in its old shares of Constellation common stock and such stockholder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. A stockholder who receives cash in lieu of a fractional share as a result of the Reverse Stock Split should generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of the combined company’s common stock will equal the stockholder’s basis in its old shares of Constellation common stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged. Depending on a stockholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so stockholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

Constellation will not recognize any gain or loss as a result of the Reverse Stock Split.

Effectiveness of Reverse Stock Split

If approved by Constellation’s shareholders, the Reverse Stock Split will be effective upon filing with the Secretary of State of the State of Delaware of the Certificate of Amendment, which Constellation intends to do immediately after the filing of the Proposed Amended and Restated Charter. Upon the filing of the Proposed Amended and Restated Charter and the Certificate of Amendment, certificates representing shares of Constellation’s common stock issued and outstanding immediately prior to the Effective Time shall represent the number of whole shares of the combined company’s common stock after the Effective Time into which such shares shall have been reclassified pursuant to the Reverse Stock Split.

By approving the Reverse Stock Split Proposal, Constellation shareholders are also approving the Certificate of Amendment contemplated by the Reverse Stock Split Proposal. A copy of the Certificate of Amendment, which reflects the amendments proposed by the Reverse Stock Split Proposal, is attached to this proxy statement/prospectus/information statement as Annex F. All shareholders are encouraged to read the Certificate of Amendment in its entirety.

This proposal is conditioned upon the approval of the Business Combination Proposal and the Charter Amendment Proposal. If either of the Business Combination Proposal or the Charter Amendment Proposal are not approved, this proposal will have no effect. If this proposal is not approved, the business combination will still occur if approved.

Vote Required for Approval

The approval of the Reverse Stock Split Proposal requires the affirmative vote “FOR” of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal. The Reverse Stock Split Proposal is conditioned upon the approval of the Business Combination Proposal and completion of the business combination.

Recommendation of the Board

CONSTELLATION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

CONSTELLATION’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL NO. 6 – NASDAQ PROPOSAL

Overview

Constellation is seeking shareholder approval of the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares); or (B) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Constellation currently has 5,342,532 Constellation ordinary shares issued and outstanding.

Pursuant to the Merger Agreement Constellation anticipates that it will issue to DermTech stockholders as the merger consideration shares upon the Closing of approximately 16,000,000 shares of Constellation common stock minus the total number of shares of Constellation common stock that can be acquired or received pursuant to outstanding DermTech options, restricted stock units and warrants having an exercise price per share of less than $3.80 as of May 29, 2019. See the section entitled “The Merger Agreement” for additional information. In addition, pursuant to the Subscription Agreements, upon the PIPE Closing, Constellation anticipates that it will issue to the Subscribers an aggregate of 6,153,847 shares of Constellation common stock for a purchase price of $3.25 per share and 1,231 shares of Constellation Series A Convertible Preferred Stock for a purchase price of $3,250 per share (equal to $3.25 per share of common stock on an as-converted basis). Because the number of shares of Constellation common stock Constellation anticipates issuing in the business combination (1) will constitute more than 20% of Constellation’s outstanding ordinary shares and more than 20% of outstanding voting power prior to such issuance, (2) will result in a change of control of Constellation, and (3) with respect to the 6,153,847 shares of Constellation common stock and 1,231 shares of Constellation Series A Convertible Preferred Stock sold pursuant to the Subscription Agreements, will in each case be sold for a purchase price of $3.25 per share of common stock (on an as-converted basis), which will be less than the greater of the book or market value of the shares. Constellation is required to obtain shareholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a), (b) and (d).

Effect of Proposal on Current Shareholders

If the Nasdaq Proposal is adopted and the business combination is consummated Constellation estimates that it may issue approximately 16,000,000 shares of Constellation common stock to DermTech stockholders as merger consideration shares pursuant to the Merger Agreement and 6,153,847 shares of Constellation common stock and 1,231 shares of Constellation Series A Convertible Preferred Stock to the Subscribers pursuant to the Subscription Agreements. The issuance of such shares would result in significant dilution to Constellation’s shareholders, and would afford Constellation’s shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Constellation.

Vote Required for Approval

The Nasdaq Proposal requires the affirmative vote “FOR” of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Nasdaq Proposal is conditioned upon the approval of the Business Combination Proposal and completion of the business combination. Additionally, if the Nasdaq Proposal is not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of Constellation’s shareholders at the special or any adjournment or postponement thereof) and the business combination will not be completed.

Recommendation of the Board

CONSTELLATION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CONSTELLATION’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 7 – THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will direct the Chairman of the special meeting to use his powers under Constellation’s Current Charter to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Constellation’s shareholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal, the Reverse Stock Split Proposal or the Nasdaq Proposal, or Constellation’s public shareholders have elected to redeem an amount of Constellation’s public shares such that the minimum available cash condition to the obligation to closing of the business combination would not be satisfied. The Adjournment Proposal does not require the approval of any other proposal to be effective.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented at the special meeting and is not approved by Constellation’s shareholders, the Chairman of the special meeting will not be obligated to exercise their discretionary choice to adjourn the special meeting to a later date in the event, based on the tabulated votes at the special meeting, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal, the Reverse Stock Split Proposal or the Nasdaq Proposal (although the Chairman may still exercise that discretion if he wishes). It is important for you to note that in the event that the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal, Reverse Stock Split Proposal or the Nasdaq Proposal do not receive the requisite vote for approval, then Constellation will not consummate the business combination. If Constellation does not consummate the business combination and fails to complete an initial business combination by September 23, 2019, unless a further extension is approved by Constellation’s shareholders, Constellation will be required to dissolve and liquidate its trust account by returning the then remaining funds in such account to the public shareholders.

Vote Required for Approval

Adoption of the Adjournment Proposal requires the affirmative vote “FOR” of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

CONSTELLATION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CONSTELLATION’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

DERMTECH BUSINESS

DermTech is an emerging growth precision dermatology company developing and marketing novel non-invasive diagnostic tests that seek to transform the practice of dermatology and related fields. DermTech’s platform may change the diagnostic paradigm in dermatology from one that is subjective, invasive, inaccurate and high-cost, to one that is objective, non-invasive, highly accurate and low-cost. DermTech’s initial focus is skin cancer. DermTech currently has two clinical commercial tests, with a third in development, that enhance the early detection of skin cancer and related conditions. DermTech’s scalable genomics platform has been designed to work with a proprietary adhesive patch sample collection kit that provides a skin sample collected non-invasively. DermTech also provides its technology platform on a contract basis to large pharmaceutical companies who use the technology in their clinical trials to test for the existence of genetic targets of various diseases and to measure the response of new drugs under development. DermTech processes its tests in a high complexity molecular laboratory that is Clinical Laboratory Improvement Amendments of 1988, or CLIA, certified and has applicable laboratory licenses in all 50 states in the United States and is certified by the College of American Pathologists. As described below, DermTech’s technology platform is easy to use and integrates seamlessly into the current clinical diagnostic pathway by providing (i) simple and rapid tissue collection and shipping via standard express mail, (ii) sample processing via quantitative polymerase chain reaction, or qPCR, or other technologies and (iii) physician reporting within 48 to 72 hours. In addition, physicians can bill for their services using existing Current Procedural Technology, or CPT, codes.

Dermatology is one of the largest medical markets in the United States. The skin cancer segment alone has over 15 million surgical diagnostic procedures performed each year in the United States, with an average annual spend of $8.1 billion from 2007 to 2011, according to the American Academy of Dermatology, or AAD. Current dermatologic diagnosis is primarily based on subjective visual assessments and subsequent surgical diagnostic procedures. This legacy paradigm is prone to error and results in a substantial number of unnecessary and invasive surgical procedures. DermTech’s platform provides a non-invasive alternative that eliminates pain, scarring, and risk of infection. Further, because DermTech’s testing results utilize genomic analysis, DermTech provides more accurate, objective diagnostic information than the currently prevailing diagnosis procedures. As described below, DermTech’s platform has been through rigorous clinical testing and has been demonstrated to provide better care at a lower cost.

DermTech is the first company to offer non-invasive genomic tests to the clinical dermatology market. The clinical dermatology market is unique and allows DermTech to avoid competing in the general genomic testing market, which is highly saturated, and offers tests primarily to pathology and oncology specialists. DermTech believes its technology platform transforms the practice of dermatology and will expand the base of clinicians that can practice high quality dermatology (e.g., primary care clinicians). As healthcare delivery diverges to more convenient delivery models, such as pharmacy-based/retail clinics and telemedicine, DermTech believes its platform will facilitate the migration of dermatologic care to these alternative models. DermTech ultimately believes its platform may allow for future consumer-based sample collection shipped directly to DermTech’s laboratory, maximally impacting the ease of use and convenience of providing dermatologic care.

DermTech’s first product, the Pigmented Lesion Assay, or PLA, assesses pigmented skin lesions, moles or dark skin spots for melanoma and enhances early detection. Of the approximate 3.5 million to 4.0 million surgical biopsies performed each year on pigmented skin lesions, over 95% are negative for melanoma and represent unnecessary surgical procedures. The PLA improves the assessment of pigmented lesions by reducing the probability of missing melanoma to less than 1.0% (versus approximately 11-17% with the current standard of care) and by reducing the number of surgical biopsies required to diagnose melanoma by tenfold (from about 25:1 to about 2.5:1). In March 2019, Medicare’s MolDX program, administered by Palmetto, which performs technology assessments for genomic tests, issued a favorable Draft LCD for the PLA. DermTech believes this Draft LCD will be finalized and become active in the second half of 2019.

The performance of the PLA is supported by nine investigational studies, which enrolled an aggregate of over 3,500 patients and yielded a total of 13 peer-reviewed publications in top rated medical dermatology journals. A recent publication in JAMA Dermatology demonstrated that the PLA significantly lowers the cost to diagnose melanoma while providing better care than current methods. The AAD melanoma guidelines have recently indicated that non-invasive gene expression testing can be used as a part of the initial clinical assessment for pigmented lesions. In addition, an independent panel of melanoma experts has produced consensus recommendations for use of DermTech’s PLA product. In January 2018, the American Medical Association, or AMA, published the addition of DermTech’s PLA genes to the Category I CPT code 81401, and DermTech’s application for this code was endorsed by nine major medical societies. The PLA was also issued a proprietary laboratory assay code from the AMA for insurance payers that prefer to bill using these codes. DermTech believes the PLA can be used as an alternative for the majority of these surgical biopsy procedures, which could create a total existing market opportunity for melanoma greater than $1.5 billion per year. DermTech has also received Health Canada clearance for use of its platform and have established a non-exclusive licensing partnership with DermTech Canada. DermTech is working with this partner to secure reimbursement coverage with various Canadian provinces.

DermTech initiated the commercialization of its PLA product in the second quarter of 2016 and of DermTech’s Nevome product in the second quarter of 2018. DermTech currently markets these tests directly to dermatologists in the United States with a team of seven outside and two inside sales professionals located in California, Arizona, Texas, Florida, New York, Virginia and Georgia and plan to expand this team into more regions throughout the United States. The purpose of DermTech’s early sales effort is to develop sufficient sample volume and adoption by dermatologists to facilitate reimbursement coverage from commercial payers, which desire a demonstration of product demand prior to providing coverage determinations. To date, DermTech has processed over 27,000 samples for its PLA and Nevome products by more than 500 providers. In 2018, DermTech completed and published its second clinical utility study based on this real-world usage, a data set which is commonly required by many large payers to secure reimbursement coverage. Consequently, DermTech’s PLA test is being reviewed for coverage by key United States commercial payers, including Aetna Inc., Cigna Corporation, Humana Inc., CareCore National, LLC dba eviCore healthcare, LLC and others. DermTech believes it will achieve successful coverage outcomes from these efforts in 2019 and over the next 24 months, although no assurances can be given that any reimbursement coverage approvals will be obtained.

In the second quarter of 2018, DermTech introduced its Nevome product, an adjunctive reflex test for the PLA. The Nevome test can be used with histopathology to identify additional risk factors for melanoma and to confirm the diagnosis of melanoma in PLA positive tests, which are subjected to surgical biopsy. The Nevome test analyzes early-stage melanoma driver mutations in the BRAF, NRAS and TERT genes. The Nevome test utilizes the same genomic material collected from the initial adhesive patch sample used for the PLA and does not require additional sampling. DermTech believes the market opportunity for the Nevome test in the United States is approximately $250 million per year.

DermTech plans to expand its sales efforts as it obtains reimbursement coverage to penetrate a majority of the 12,000 clinical dermatology practice professionals in the United States. DermTech believes that an eventual sales force of approximately 75 direct sales professionals and ten inside sales professionals will provide adequate coverage in the United States at scale. In addition, DermTech plans to broaden its United States sales coverage through distribution agreements with other molecular testing companies that work with dermatologists. In the fourth quarter of 2018, DermTech initiated a distribution partnership with CBLPath, Inc., a division of Sonic

Healthcare Limited. DermTech is currently in discussions with other potential partners to expand access to its PLA and Nevome products into primary care once DermTech has secured Medicare coverage. In addition, DermTech is in late-stage discussions with several major molecular laboratory companies that sell to primary care physicians, each such company employing more than 400 sales professionals, though DermTech cannot be certain it will be successful in reaching a distribution agreement.

DermTech believes the total annual United States market opportunity for its PLA and Nevome tests exceeds $1.75 billion, and that the select annual worldwide market consisting of Australia, Europe, and Canada exceeds an additional $750 million.

DermTech is expanding its skin cancer product offerings to non-melanoma skin cancers (basal cell and squamous cell cancers) with DermTech’s Carcinome product, which is currently under development. In the United States, approximately 12 million surgical biopsies are performed each year to diagnose approximately 5.0 million non-melanoma skin cancers. Many of the initial surgical procedures for these skin cancers are performed on cosmetically sensitive areas of the body, such as the face, neck, chest and arms, creating significant demand for a non-invasive alternative. DermTech believes the total market opportunity for its Carcinome product exceeds $3.0 billion in the United States and approximately $1.0 billion in select world-wide markets.

DermTech is also working on tests to facilitate the assessment of inflammatory skin diseases, such as atopic dermatitis and psoriasis, which will facilitate the appropriate diagnosis and treatment of these inflammatory diseases. The prevalence of atopic dermatitis in the United States is approximately 7.0% with approximately 6.6 million patients having moderate to severe disease. The prevalence of psoriasis in the United States is approximately 2.2% with approximately 1.3 million patients having moderate to severe disease.

DermTech also makes its non-invasive molecular skin analysis platform available to pharmaceutical companies to facilitate the development of new targeted therapies in dermatology and cancer, including biologics. These partners use DermTech’s platform and services to assess treatment response, monitor side effects and identify likely responders to the therapy under development. DermTech has completed and has ongoing research collaborations with Biogen Inc., AstraZeneca PLC, Incyte Corporation, Johnson & Johnson and others. DermTech has initiated programs across the spectrum of pharmaceutical development stages from Phase 1 through Phase 3. DermTech believes that some of these collaborations may result in a complimentary or companion diagnostic product. DermTech has booked over $3.3 million of orders pursuant to research contracts in the last 24 months, and many of these contracts are multi-year in length.

DermTech offers its gene expression tests through its 6,000 square-foot state-of-the-art high complexity molecular laboratory that is CLIA licensed in all 50 states in the United States and certified by the College of American Pathology. In the first quarter of 2018, DermTech received its New York Department of Health License, the most rigorous licensing process for clinical diagnostic laboratories. DermTech has processed over 27,000 commercial samples in DermTech’s laboratory. DermTech can scale its current facility to approximately 100,000 tests per annum, with the ability to scale to 1,000,000 tests per year with additional facility and capital investments.

DermTech’s sample collection technology maximizes collection of tissue with minimal patient discomfort using adhesive patches. DermTech has developed significant intellectual property and know-how around the use of adhesives for non-invasive biopsy and the transportation and handling of this type of sample. DermTech has developed a proprietary process that allows it to extract genomic material from the patch with sufficient quality and quantity to perform gene expression, DNA mutation, DNA methylation and transcriptomic analyses. In addition, DermTech’s technology can be utilized to assess the microbiome of the skin with superior performance to existing methods that use swabs. The results of these efforts will allow DermTech to introduce DermTech’s sample collection technology to facilitate the diagnosis of a broad array of dermatologic conditions and other conditions where the skin serves as a surrogate target organ.

DermTech’s Competitive Advantages

Superior patient care at a lower cost. The PLA is used to assess pigmented lesions that may harbor melanoma at the earliest stages (melanoma in situ or stage 1a), the most difficult lesions to diagnose. In DermTech’s clinical studies, its PLA test has demonstrated a sensitivity of 91-95% and a specificity of 69-91% in differentiating these early stage melanomas from non-melanoma using histopathology as the reference standard. This leads to a very high negative predictive value, or NPV, of greater than 99%, which is the probability DermTech’s PLA test correctly ruled out melanoma. In addition, the PLA has demonstrated a tenfold reduction in surgical procedures, relative to the current visual assessment and histopathology standard of care. Such a reduction results in significant cost savings for the health care system and reduces patient morbidity as compared to other diagnostic approaches. Table 1 below compares DermTech’s PLA with other techniques and the current standard of care for assessing early stage melanoma in pigmented skin lesions.

	Diagnostic Devices	Surgical Specimen Gene Expression	DermTech PLA	Visual Assessment & Pathology (Current Standard)
Mechanism	Pattern Recognition	Tumor Biology	Tumor Biology	Pattern Recognition
Surgical Procedure Required	No	Yes	No	Yes
Platform Technology	No	N/A	Yes	N/A
Multiple Dermatologic Indications	No	No	Yes	Yes
Physician Payment	No	No	Yes	Yes
Simple Practice Integration	No	N/A	Yes	N/A
Ease of Use	No	N/A	Yes	N/A
Number Needed to Biopsy(1)	>15	>25	2.7	>25
Number Needed to Excise(2)	Unknown	5.2	1.6	5.2
Better Performance
NPV(3)	99%	>99%	>99%	>81-89%
Sensitivity(4)	96-98%	90-95%	91-95%	65-84%
Cost	Unknown	>$2,500	$450(5)	$987
Capital Equipment	Yes	No	No	No

Table 1. The data summarized above compares DermTech’s PLA with other techniques and the current standard of care for assessing early stage melanoma in pigmented skin lesions.

(1)	Number of surgical biopsies required to diagnose one melanoma.
(2)	Number of wide excision surgical procedures per melanoma diagnosed.
(3)	NPV measures the probability that a negative result is truly negative.
(4)	Sensitivity measures the proportion of actual positives that are correctly identified as such.
(5)	Figure represents a projected United States reimbursed priced, though this price has not yet been negotiated with major United States payors

DermTech’s technology platform has the potential to transform dermatologic practice. DermTech is the first company to offer non-invasive genomic testing to clinicians that practice dermatology. Current dermatologic practice is based on subjective visual assessments that are prone to inaccuracy and lead to invasive surgical procedures that drive unnecessary costs. DermTech’s technology platform seeks to dramatically transform this paradigm by providing non-invasive, objective, and accurate information, thereby broadening the base of clinicians that can practice dermatology while also improving the performance of experts.

Superior ease of use. DermTech’s non-invasive biopsy procedure can be performed in less than five minutes. All the necessary items, including adhesive patches, instructions, a marking pen for outlining, and a preaddressed and prepaid return shipping label, are contained in DermTech’s kit.

Physician services can be reimbursed using existing payment CPT codes. Unlike competing solutions for which there are no CPT reimbursement codes, physicians using DermTech’s tests can seek reimbursement under existing CPT codes.

Simple integration into clinical practice. DermTech’s tests and adhesive patch replace the scalpel in the initial assessment. Unlike device technologies, DermTech’s platform does not require the installation and maintenance of capital equipment. The nursing support, documentation, specimen processing, and requisition post procedure are substantially similar to current practice. These issues are critical in a busy clinical practice where clinicians see patients every five to seven minutes.

Strong intellectual property protection. DermTech has five issued United States patents, two of which are broadly directed to the use of an adhesive to collect samples containing RNA from the skin for analysis. Foreign counterparts to the first issued of these patents have been granted in many countries around the world, including what DermTech believes to be the world’s major skin cancer markets. In addition, DermTech has been awarded a patent on unique gene expression profiles and classifiers that differentiate melanoma from non-melanoma, and it will not expire until 2029. DermTech has also developed unique know-how and proprietary processes that allow DermTech to extract sufficient quantities of low quality genomic material from adhesive patch samples suitable for analysis. DermTech may at some point in the future elect to file patent protection on these processes.

DermTech’s Strategy

DermTech’s goal is to become the global leader in non-invasive genomics testing for dermatologic conditions. DermTech believes its robust intellectual property portfolio, platform technology, first-to-market advantage, and groundbreaking research will facilitate the achievement of this goal. Specifically, DermTech will focus on the following objectives:

Build a specialized sales force to introduce DermTech’s products into the dermatology market. DermTech intends to expand its existing direct specialty sales force of seven professionals to approximately 75 as reimbursement coverage is achieved. Consistent with its current sales strategy, DermTech will continue to recruit experienced sales representatives, primarily those from the dermatology sector who have existing physician relationships. These sales representatives will be positioned in major urban areas across the United States that have the highest density of dermatology practices. DermTech also plans to leverage this sales force by establishing distribution relationships with laboratory companies that do business with the clinical dermatologist or sell molecular tests. In the fourth quarter of 2018, DermTech initiated a distribution effort with CBLPath, Inc., a division of Sonic Healthcare Limited. DermTech expects this strategy will allow it to substantially penetrate 80% of the approximately 12,000 clinical dermatology practice professionals in the United States and who focus on medical dermatology.

Secure broad reimbursement coverage for DermTech’s assays. DermTech plans to target regional and national payers to secure favorable coverage decisions for the reimbursement of DermTech’s tests. The PLA has completed the necessary analytical validity, clinical validity, and clinical utility studies that payers require molecular tests to undertake. DermTech has also published a United States health economic impact study on the PLA in JAMA Dermatology, which shows that the PLA significantly reduces the relative cost to assess a pigmented lesion. The cost to fully adjudicate a pigmented lesion suspicious for melanoma is $947 in the United States. DermTech believes the PLA could lead to cost savings of greater than $1.5 billion per year in aggregate savings, based on 3.5 million surgical biopsies conducted per year to rule out melanoma, and assuming the PLA was to become the standard of care in the United States.

In March 2019, Medicare’s MolDX program, administered by Palmetto, GBA which performs technology assessments for genomic tests, issued the PLA a favorable Draft LCD. DermTech believes this Draft LCD should be finalized in the second half of 2019. DermTech’s local Medicare administrator, Noridian Healthcare Solutions, LLC, uses MolDX for technology assessments of genomic-based tests and therefore typically adopts

LCDs issued by MolDX. Should Noridian Health Care Solutions, LLC adopt the finalized MolDX LCD, it will effectively provide coverage for the PLA across the United States. DermTech believes it will be successful in securing a finalized LCD in the second half of 2019, although no assurances can be given that any reimbursement coverage approvals will be obtained.

Clinical utility is the most important attribute of a test for establishing coverage policies with payers because it demonstrates how frequently physicians adhere to the recommendation of the test and the resulting improvement in clinical outcomes. In 2018, DermTech completed and published its second clinical utility study of the PLA based on real-world commercial usage. In this most recent clinical utility study, as well as in its earlier utility study, DermTech demonstrated that clinicians adhere to the recommendation of the PLA more than 98% of the time. DermTech’s test significantly reduces surgical procedures and improves the diagnostic pathway for pigmented lesion assessment. In mid-2018, DermTech also initiated a clinical utility registry study, which has collected data on over 1,500 commercial cases. This registry study has also demonstrated that clinicians follow the recommendation of the test more than 98% of the time, leading to the avoidance of unnecessary surgical diagnostic procedures. DermTech believes its body of clinical evidence and utility will lead to securing coverage policies from the major private payers and Medicare over the next 24 months, although no assurances can be given that any reimbursement coverage approvals will be obtained.

DermTech has currently secured six contracts with major preferred provider networks, including MultiPlan Inc., FedMed, Inc., America’s Choice Provider Network, Three Rivers Provider Network, Inc., First Health Group Corp., and Midlands Choice, Inc. In addition, DermTech has established contracts with Carefirst of Maryland, Inc. and Tricare West. DermTech has submitted clinical and technology assessment packages to CareCore National, LLC dba eviCore healthcare, LLC, approximately 20 large payer partners, and a number of large commercial payers, including Aetna Inc., Cigna Corporation and Humana Inc., all of which are currently under review.

Integrate DermTech’s products into the standard of care. DermTech conducts rigorous clinical and basic science research and publishes the results of this research in peer-reviewed journals. Overall, DermTech’s research has yielded 20 publications in top peer-reviewed journals. The PLA’s performance is supported by nine investigational studies, which enrolled an aggregate of over 3,500 patients and yielded a total of 13 peer-reviewed publications in top-rated medical dermatology journals. A recent publication in JAMA Dermatology demonstrated that the PLA significantly lowers the cost to diagnose melanoma while providing better care. DermTech’s research is frequently highlighted at clinical meetings and has several times been accepted for peer-reviewed late-breaking presentations at major medical society meetings, including recent annual meetings of the AAD.

The AAD melanoma guidelines have indicated that non-invasive gene expression testing can be used as a part of the initial clinical assessment for pigmented lesions. In addition, an independent panel of melanoma experts has produced consensus recommendations for use of DermTech’s PLA product, which were presented at the 2018 Fall Clinical Dermatology Meeting and are expected to be published in 2019. In January of 2018, the AMA published the addition of DermTech’s PLA genes to the Category 1 CPT code 81401, and DermTech’s application for this code was endorsed by nine major medical societies. DermTech is currently working with the National Comprehensive Cancer Network, or NCCN, to integrate the PLA into their melanoma guidelines.

DermTech has established an extensive board of sixteen Key Opinion Leaders, or KOLs, in dermatology, including four former presidents of the AAD. These KOLs speak extensively about DermTech’s technology platform and the PLA at various society and clinical meetings. In addition, these KOLs participate in DermTech’s clinical studies and publish findings in peer-reviewed journals.

Establish distribution partnerships for primary care. A substantial portion of dermatology is practiced in primary care. DermTech plans to access the primary care market by establishing distribution relationships with molecular testing companies that focus on this physician call point. These potential partners have 400-600 sales professionals in the aggregate who access the primary care market. DermTech has been negotiating terms with one potential primary care distribution partner and is in ongoing discussions with a second potential partner. Since a large proportion of the primary care dermatology market is comprised of Medicare patients, DermTech expects to implement this strategy in the second half of 2019 after DermTech obtains Medicare reimbursement coverage.

Implement send-out contract model for large integrated dermatology networks and dermatopathology laboratories. Large dermatology practices with multiple clinics and generally more than 50 clinical professionals often have integrated dermatopathology and laboratory testing services for their clinics. For these situations, DermTech plans to implement send-out contracts, whereby the integrated laboratory will accession the PLA samples and bill for these samples, while paying DermTech a contracted price. DermTech estimates that 10-20% of its dermatology market opportunity may be accessed through this model. DermTech believes its anticipated average reimbursement price for the PLA will provide sufficient margin to make these contracts profitable.

Expand DermTech’s product offerings. DermTech has developed a platform that provides genomic analysis of the skin using a non-invasive adhesive patch as the sample collection method. This platform can be used to develop multiple products based on the same sample collection method, and it only requires different genomic markers to be assayed in DermTech’s CLIA licensed laboratory. DermTech is currently working to complete development of its Carcinome product, which assesses non-pigmented lesions for basal cell and squamous cell cancers. In addition, DermTech is working to develop tests for inflammatory diseases of the skin. Lastly, DermTech’s collaborations with pharmaceutical partners may result in the introduction of complimentary or companion diagnostic products.

Expand DermTech’s marketing of research services to pharmaceutical companies. DermTech’s platform is used by several large pharmaceutical companies to facilitate their development of new targeted therapeutics in dermatology. DermTech’s PLA product helps identify biomarker treatment responses, track side effects, and identify patients that respond to the therapy. DermTech plans to hire additional business development professionals to sell these services to the pharmaceutical industry. These efforts will include the participation in additional industry conferences and the presentation of DermTech’s platform and data at additional medical conferences.

Market Opportunity – Skin Cancer

Melanoma is currently one of the fastest growing cancers and the subject of significant attention in the medical community. The incidence of melanoma has doubled since 1973. While there has been a 20% decline in cancer deaths overall since 1991, melanoma is one of three cancers facing increasing death rates. According to a study from the Mayo Clinic, the incidence of melanoma increased eightfold among women under 40 and fourfold among men under 40 from 1970 to 2009.

Melanoma is one of the deadliest forms of skin cancer. On average, melanoma causes more than one death every hour of every day of the year in the United States. The American Cancer Society projects that more than 9,000 people will die from melanoma in 2018. If diagnosed and removed early in its evolution, when confined to the outermost skin layer and deemed to be “in situ” (Stage 0), patients are expected to have a survival rate of almost 100%. Invasive melanomas that are thin and extend into the uppermost regions of the second skin layer (Stage 1) still have cure rates greater than 90%. However, once the cancer advances into the deeper layers of skin, the risk of it spreading to other parts of the body, or metastasis, and death increases. The table below depicts the survival rate of melanoma based on the stage of the cancer at initial diagnosis.

From Balch CM, Buzaid AC, Soong S-j et al: Final Version of the American Joint Committee on Cancer Staging System for Cutaneous Melanoma. Journal of Clinical Oncology, August 2001.

Approximately 178,560 cases of melanoma, 87,290 non-invasive (in situ) and 91,270 invasive, were diagnosed in the United States in 2018. DermTech’s PLA test is primarily used to assess pigmented lesions at risk for melanoma at the earliest stages, in situ and stage 1a, which DermTech estimates numbered 132,925 cases in 2018. On average, 25 surgical biopsies are performed per early stage melanoma diagnosed, creating a total market opportunity of approximately 3.5 million surgical procedures per year. Assuming the average selling price of DermTech’s PLA test is established in the range of $350 to $450 per test, a total market opportunity of $1.225 billion to $1.575 billion in the United States per annum may be realized. Outside the United States, the incidence of melanoma is highest in Western Europe, Australia, and Canada. DermTech estimates that these select worldwide markets perform over 1.5 million surgical biopsies annually to diagnose approximately 75,000 melanomas, creating additional market opportunity that DermTech believes exceeds $750 million per annum.

Approximately 5.0 million non-melanoma skin cancers (basal cell and squamous cell carcinomas) will be diagnosed in the United States in 2018. The number of surgical biopsies needed to diagnose one non-melanoma skin cancer is approximately 2.5-3.0 among dermatologists and can be considerably higher when diagnosed by other clinicians such as nurse practitioners and primary care physicians. DermTech estimates that approximately 12 million surgical biopsies are performed each year in the United States to diagnose non-melanoma skin cancer. While these cancers are not as deadly as melanoma, they commonly occur on the face, head, neck, and other cosmetically sensitive areas, creating an important unmet medical need for a non-invasive alternative, and a potential market opportunity of approximately $3.0 billion in the United States per annum based on the approximately 10-12 million surgical biopsies performed to diagnosis of basal and squamous cell skin cancers.

Limitations of Current Melanoma Diagnostic Pathway

The estimated prevalence of pigmented lesions (moles) ranges from 2-8% in fair-skinned persons. Pigmented lesions may be classified as clinically atypical by meeting one or more of the American Cancer Society’s ABCDE criteria, which includes Asymmetric, irregular Border, variegated or dark Color, Diameter greater than 6 mm, or Evolving mole. Atypical pigmented lesions are at risk for harboring melanoma. A meta-analysis of case-control studies found that the relative risk of melanoma is 1.45 in patients with one atypical mole vs. those with none, and this risk increases to 6.36 in those patients with five atypical moles. Management of atypical pigmented lesions involves ruling out melanoma via a visual assessment followed by surgical biopsy and histopathology. Ideally, when melanomas are identified, they are found at the earliest stages (melanoma in situ or stage 1a) when a high cure rate is possible by wide excision. Since a biopsy only partially removes a lesion for histopathologic analysis, early stage melanomas diagnosed histopathologically from biopsy material are treated with follow-up wide excision procedures (generally with 0.5-1.0 cm margins).

While the purpose of the visual assessment or surgical biopsy is to rule out melanoma, the poor performance metrics of this diagnostic pathway leads to a low NPV for early stage disease (Table 2). This is related to the low specificity of the visual assessment (3-10%), which results in a high number of biopsies on benign atypical nevi. During histopathologic assessment, a small number of melanomas must be identified from this large pool of biopsied atypical nevi. However, there is significant overlap in the histopathologic diagnostic criteria between atypical nevi and early stage melanoma, invariably leading to false negative diagnoses and a relatively low sensitivity (65-84%). Elmore et al. BMJ (2017) 357:j2183, concluded that the diagnosis of early stage melanoma was not accurate after finding that 35% of slide interpretations for melanoma in situ or stage 1a melanomas by 187 pathologists received a false negative diagnosis as benign. With the prevalence of early stage melanoma in biopsied lesions at approximately 5%, the negative predictive value ranges from 75-89%. According to several published papers, the real NPV of the visual assessment or surgical biopsy pathway is likely in the low- to mid-80%. In a study by Malvehy et al., BJD (2014) 171:1099, 206 melanoma in situ and stage 1a (thickness less than 0.75 mm) melanomas were diagnosed with a sensitivity of 81% and a specificity of 10%. The prevalence of early melanoma in the study was about 10%, yielding an NPV of 83%.

	Current Pathway	PLA
Test Purpose	Rule-out melanoma	Rule-out melanoma
Type	Surgical biopsy/ histopathology	Non-invasive gene expression
NPV	83%	99%
Probability of Missed Mel	17%	1%
Number Needed to Biopsy	25	2.7
Number Needed to Excise	5.2	1.6
Cost per Lesion Tested	$947	$450

Table 2. Data summarized compares the key performance metrics of the PLA versus the current pathway (visual assessment and surgical biopsy/histopathology) for managing pigmented skin lesions.

This low NPV for the current pathway is accompanied by a high number of unnecessary surgical procedures, again driven by the poor specificity of the visual assessment. The number of surgical biopsies needed to identify one melanoma averages 25 and ranges from eight to greater than 30 depending on the clinical setting. Further, the histopathologic review of biopsied lesions is extremely limited with 2% or less of the lesion sectioned and evaluated, leaving doubt as to what may be occurring in the rest of the lesion. Consequently, lesions that have cellular atypia and positive margins are often clinically managed conservatively and subjected to full excisions with margins. However, only 0.2% to less than 1.0% of lesions with atypia and positive margins that undergo excision are diagnostically upgraded, most commonly to a higher level of atypia and rarely to melanoma in situ, and such excisions can be considered unnecessary. Approximately 5.2 excisions with margins are performed per melanoma identified, emphasizing how the current pathway of surgical biopsy and limited histopathology assessment leads to more complex and invasive excisions. It is estimated that 3.5-4.0 million surgical biopsies and 780,000 excisions were performed in the United States in 2018 to find approximately 180,000 melanomas as part of the current diagnostic pathway for atypical pigmented lesions.

DermTech’s Products

The PLA

The PLA is a gene expression test that helps rule out melanoma and the need for a surgical biopsy of atypical pigmented lesions. The performance of the PLA is supported by nine investigational studies, which enrolled over

3,500 patients and yielded 13 peer-reviewed publications in top rated medical dermatology journals. Key studies and manuscripts are summarized in Table 3. The PLA is based on a new platform technology for non-invasive genomic testing of the skin, which allows the molecular analysis of samples collected from an adhesive patch. In contrast to the current pathway, the PLA has a very high NPV (greater than 99%) and high sensitivity (91-95%), ensuring a very low probability of missing melanoma. The PLA’s high specificity (69-91%) effectively reduces the number of false positive samples undergoing histopathologic review. This improves the overall sensitivity of the pathway and greatly increases the NPV. The PLA’s NPV is supported by a 12-month follow-up study of 802 patients, which demonstrated that no melanomas were missed in the 12-month period following initial testing. In addition, the non-invasive sampling leads to a dramatic reduction in surgical biopsies and subsequent excisions. Consequently, DermTech’s studies have shown that the number of surgical biopsies needed to find one melanoma using the PLA is markedly reduced by almost tenfold to approximately 2.7 and the number of excisions needed is reduced to 1.6. Overall, unnecessary surgical procedures are reduced by 88%, which is consistent with a recent 2017 review of 18,715 biopsied pigmented lesions that found that approximately 90% of biopsies performed on pigmented lesions are negative and unnecessary. Non-invasive gene expression testing has been added to the 2018 AAD melanoma guidelines as part of the initial clinical assessment for clinically concerning lesions. In addition, an independent expert committee has developed and presented consensus use criteria for the PLA.

Study	Status	Size (n)	Publication
Analytical Validation	Complete	125	Assay and Drug Development Technologies, 2016; 14(6): 355-363
Clinical Validation-Pathology	Complete	555	Journal of the American Academy of Dermatology, 2017; 76(1): 114-120
Clinical Validation-Driver Mutations	Complete	626	Journal of Investigative Dermatology, 2018; DOI:10.1016/j.jid.2018.10.041
Clinical Utility	Complete	45 Derms	JAMA Dermatology, 2017; 153(7):675-680
Real-World Clinical Utility	Complete	381	Melanoma Research, 2018; DOI:10.1097/CMR.0000000000000478
1-Year Follow Up	Complete	734	Accepted Dermatology Online Journal
Real-World Utility Registry	On-going	1575	Accepted Dermatology Online Journal
Adhesive Patch Validation	Complete	N/A	Journal of Drugs in Dermatology, 2017; 16(10): 979-986
Health Economics	Complete	319	JAMA Dermatology, 2017; 154(9):1-8
Genome Screen	Complete	202	British J Derm, 2011; 797-806

Table 3. Summarizes key clinical studies and publications supporting the PLA.

Nevome

DermTech’s Nevome test is an adjunctive reflex test for the PLA. It can be used with histopathology to identify additional risk factors for melanoma and confirm the diagnosis. Approximately 13% of DermTech’s PLA tests are positive. Lesions that test positively for the PLA are subjected to surgical biopsy and histopathologic review. Due to significant challenges in diagnosing early stage melanoma by histopathology, additional information can be required to confirm the presence of melanoma and/or identify lesions with significant risk for melanoma that require wide excision. The Nevome test analyzes early stage melanoma driver mutations in the BRAF, NRAS, and TERT genes, providing additional information and risk factors in the lesion being assessed. The Nevome test utilizes the genomic material collected from the initial adhesive patch sample used for the PLA.

Adhesive Skin Sample Collection Kit

DermTech is the inventor and owner of the intellectual property for the Adhesive Skin Sample Collection Kit (pictured below). DermTech has contracted with a Food and Drug Administration, or FDA, registered supplier to produce DermTech’s kit and it controls the exclusive distribution rights. DermTech’s kit’s adhesive patch allows for the collection of skin samples with minimal patient discomfort. A single kit contains all of the necessary components to complete the sample collection for DermTech’s analysis, including the adhesive patches, instructions for use, a marking pen for lesion outlining, and a pre-addressed and prepaid return shipping pack. The unique properties of the adhesive maximizes the collection of informative cellular material for DermTech’s PLA. The entire procedure for the kit’s sample collection takes less than five minutes.

Clinical Research Products

Research on the genomic basis of diseases has increased significantly over the last decade. Genomic analysis can facilitate drug development by identifying drug targets and stratifying patients into groups that will maximize drug response. Genomic analysis is part of the effort to personalize medical therapy to patients’ individual needs. Consequently, tools to facilitate this type of research are in high demand.

DermTech offers a suite of products to facilitate clinical research using DermTech’s technology platform. DermTech has developed a proprietary process that allows it to extract genomic material from the patch with sufficient quality and quantity to perform gene expression, DNA mutation analysis, DNA methylation, and transcriptomic analyses. In addition, DermTech’s platform can be utilized to assess the microbiome of the skin with superior performance to existing methods that use swabs. DermTech has developed gene expression assays for the Th1, Th2, IFN-gamma, and Th17 inflammatory pathways. DermTech markets these assays to pharmaceutical companies developing drug products in dermatology. In addition, DermTech develops custom gene assays to support development for these pharmaceutical partners. DermTech has completed and has ongoing research collaborations with Biogen, Astra-Zeneca, Incyte, Johnson and Johnson, and others. DermTech’s technology platform has been deployed in Phase 1 through Phase 3 clinical programs. These efforts may also lead to the introduction of complimentary and companion diagnostic products.

Leveraging DermTech’s Platform for Other Indications

DermTech’s adhesive patch gene expression platform is applicable to numerous other indications in dermatology. While DermTech is focused initially on skin cancer products, it believes there are significant business development opportunities in other areas. DermTech has undertaken a number of pilot development activities in inflammatory diseases, acne, and skin aging. This effort will also focus on potential licensing and partnering opportunities for the development of complimentary and companion diagnostics. In addition, because the processing of samples is the same regardless of the indication, DermTech’s development activities will leverage its laboratory operations.

Inflammatory Indications

DermTech has investigated gene expression profiles in atopic dermatitis and psoriasis. Responses to biologic therapy used in moderate to severe forms of these diseases can be variable and may wane over time. For example, only 30-40% of patients have a robust response to either anti-TNF alpha drugs used in psoriasis or the anti-IL-13 drugs used in atopic dermatitis. The low response rate of these drugs creates an unmet need for drug companion and complimentary diagnostic products that identify responders to a specific therapy and that monitor responses over time.

Because atopic dermatitis and psoriasis are confined to the epidermis of the skin, blood based biomarker tests are unreliable to test response to these conditions. Further, patients are unlikely to consent to repeated surgical biopsy procedures for the purposes of assessing therapy response. DermTech’s non-invasive genomics platform is therefore ideal for these types of products because it specifically samples tissue from the epidermis. Moreover, DermTech has demonstrated in clinical studies that DermTech’s platform is superior to surgical biopsy and blood testing for assessing biomarkers related to inflammatory diseases.

In DermTech’s work in psoriasis, it has identified subsets of patients with different gene expression profiles. These different profiles may identify patients that respond more robustly to the various biologic therapies available for this condition. In addition, DermTech has shown in a pilot clinical investigation that only subsets of patients with atopic dermatitis appear to have high gene expression levels of IL-13. The proportion of patients that are high expressers of IL-13 is approximately 40%, which is consistent with the response rate of approximately 30-40% to the anti-IL-13 drug dupilumab.

Microbiome Indications

The study of bacterial microbes that inhabit the skin and their relationship to health and disease has been the subject of intense investigation over the last five years. Numerous products are under development that seek to alter the composition and populations of these microbes for therapeutic purposes. DermTech has demonstrated in development studies that its platform can be used to assess the genomics of skin microbes and that the quantity of microbial genomic material and the measurements of microbial variability are superior to the swab based methods currently in use. In addition, DermTech’s platform (which simultaneously and non-invasively collects skin host and microbiome samples) can separate and assess microbial populations at different depth levels in the epidermis.

Skin Health Indications

DermTech has developed an expression profile that correlates with the age of the skin. DermTech’s profile could be used to stratify patients to a particular anti-aging treatment, to identify potential drug targets, and to assess the performance of different anti-aging treatments. Over $10 billion annually is spent in the United States on anti-aging topical treatments, creating a significant market opportunity for innovative treatments.

DermTech has found over 300 genes that are differentially expressed between the skin of patients greater than 60 years old and those less than 30 years old. In a study of over 100 patients, a 16-gene expression profile could be used to stratify patients into 10-year increments. In addition, the profile demonstrated that some individuals show gene expression that is not consistent with their chronological age, and that is more typical of an older or younger person.

DermTech has also conducted studies to assess skin damage due to ultraviolet radiation. DermTech believes this product will allow patients to understand their degree of exposure to the sun, a risk factor for skin cancer. In addition, this product may help assess the effect of treatments to reduce skin damage from sun exposure.

Acne

DermTech has successfully isolated RNA from acne lesions on the face. In addition, DermTech has successfully identified differences in gene expression between inflammatory and non-inflammatory acne. DermTech believes its technology could be used to stratify patients for appropriate acne treatment and to assess therapeutic response.

Sales and Marketing

The vast majority of molecular diagnostic tests are sold to pathology and oncology practitioners. These markets are fast becoming saturated with products, services, and sales calls. DermTech believes that it has a unique opportunity to be the first company to market a novel molecular test to dermatologists and other clinical practitioners of dermatology. DermTech believes there are fewer barriers to adoption in this customer base than in other medical markets because DermTech’s product fits within the current diagnostic and reimbursement pathway for various skin conditions.

DermTech has established a highly experienced team of sales professionals possessing extensive backgrounds in selling dermatology products. DermTech’s Chief Commercial Officer spent 24 years at Allergan plc and rose to lead their dermatology and ophthalmology product sales for the entire United States. DermTech plans to expand its specialty sales force in 2019 as it secures reimbursement coverage from Medicare and commercial payers. DermTech believes that a sales force of approximately 75 representatives, strategically placed in urban regions across the United States, can address the majority of dermatology practices in the United States. DermTech also plans to leverage this sales force by establishing distribution relationships with laboratory companies that do business with the clinical dermatologist or sell molecular tests. In the fourth quarter of 2018, DermTech initiated a distribution effort with CBLPath, Inc., a division of Sonic Healthcare Limited.

There are approximately 7,500 dermatologists in the United States actively practicing clinical dermatology. Such dermatologists rely heavily on nurse practitioners and physician assistants, which increases the number of clinical dermatology providers to approximately 12,000. DermTech segments these practices into three categories: primarily cosmetic practices (10-15%), mixed medical and cosmetic practices (50-75%), and medical only practices (15-25%). DermTech focuses much of its effort on practices that deliver some medical dermatology services. Approximately 50% to 60% of these medical dermatology practices are single site clinics with one to four clinical dermatology professionals with no internal laboratory or pathology capabilities. DermTech has initially focused its selling activity on these accounts, which typically have a shorter adoption cycle.

DermTech is also expanding its sales and marketing efforts with multi-site group practices and integrated dermatology networks. Multi-site group practices and large integrated dermatology networks make up approximately 25% and 15%, respectively, of the remaining dermatology market. DermTech recently rolled out its PLA test in a large dermatology network on the West Coast with over 100 providers. Because these group practices and networks often have integrated dermatopathology services, DermTech plans to offer send-out contracts for its PLA test as necessary. In the send-out model, the integrated dermatopathology laboratory will accession the PLA samples and bill for these samples, while paying DermTech a contracted price. DermTech believes its anticipated average reimbursement price for the PLA will provide sufficient margin to make these contracts profitable. DermTech believes this send-out contract sales model will be most effective as its reimbursement coverage increases and payments for its tests become more routine.

A substantial portion of dermatology is practiced in primary care. DermTech plans to access the primary care market by establishing distribution relationships with molecular testing companies that focus on this physician call point. These potential partners have 400-600 sales professionals in the aggregate who access the primary care market. DermTech has been negotiating terms with one potential primary care distribution partner and are in ongoing discussions with a second potential partner. Since a large proportion of the primary care dermatology market are Medicare patients, DermTech expects to implement this strategy in the second half of 2019 after DermTech obtains Medicare reimbursement coverage.

DermTech’s marketing is focused on dermatology trade shows and scientific symposiums as well as in-person physician education and peer-to-peer education. DermTech participates as an exhibitor and sponsor at key dermatology conferences and will expand this effort to primary care conferences. DermTech often submits scientific abstracts for presentation at the conferences it attends. DermTech’s KOLs speak on its behalf at various medical conferences, present data from its clinical studies, and chair continuing medical education courses on genomics in dermatology and DermTech’s products.

DermTech’s sales and marketing strategy will leverage its extensive network of KOLs in the fields of dermatology, pathology, biostatistics, healthcare economics, and reimbursement. DermTech uses its experts to perform peer-to-peer education, to publish papers utilizing its tests, and to chair continuing medical education courses on genomics in dermatology and DermTech’s products. These efforts extend to supporting DermTech’s policy coverage review process with payers. DermTech’s KOL group includes four former AAD presidents and numerous melanoma experts, such as Drs. Darrel Rigel, Ronald Moy, Dan Siegel and Clay Cockerell.

DermTech continuously expands and improves on the validation of its tests by conducting additional clinical trials, and DermTech publishes the results of its scientific and clinical work in peer-reviewed medical journals. Through these efforts, DermTech believes it can elevate its positioning in the AAD guidelines and secure the addition of DermTech’s products to other cancer guidelines, such as the NCCN’s. DermTech also utilizes advertising in medical journals and social media campaigns to rally the extensive patient advocacy support that exists today for a variety of skin conditions and melanoma sufferers. Because dermatology practitioners often sell cosmetic procedures to their patients, they are very service oriented and responsive to their patient’s requests. DermTech believes direct-to-consumer advertising will engage the patient to request its skin cancer assessment tests and allow DermTech to capitalize on the unique non-invasive benefits its platform provides patients.

DermTech has received Health Canada clearance for its platform and has established a non-exclusive licensing partner, DermTech Canada, for Canada. DermTech is working with this partner to secure reimbursement coverage with various Canadian provinces. DermTech plans to engage in the marketing of its product in other countries outside the United States only after DermTech has established the United States and Canadian markets. DermTech will focus its efforts in regions that have a high incidence of melanoma and skin cancers such as Australia and Western Europe. DermTech will likely seek distribution partners in these select countries for the sales and marketing of its tests. While DermTech has demonstrated that the stability of the skins samples collected with DermTech’s adhesive patch-based sampling device is suitable for shipping from countries outside the United States, DermTech will likely establish clinical laboratories or laboratory partnerships in some of these countries.

Reimbursement Strategy

The genes that comprise the PLA test, LINC00518 and PRAME, were subject to review by the CPT coding editorial panel, including the molecular pathology subcommittee and the pathology coding caucus, during 2017. Medical societies and groups supporting the CPT code application included:

1.	American Academy of Dermatology

2.	Society for Investigative Dermatology

3.	American Society for Clinical Pathology

4.	College of American Pathologists

5.	American Society of Cytopathology

6.	Pathology Coding Caucus

7.	Molecular Pathology Advisory Group

8.	United States and Canadian Academy of Pathology

The LINC00518 and PRAME genes were each added to the Category 1, Tier 2 molecular CPT code 81401. The changes became effective in January of 2018. DermTech bills for each of LINC00518 and PRAME separately using the 81401 code, which has an average allowed amount across all payers of greater than $200 per gene expression target. DermTech also performs macro-dissection on its PLA sample and bills for these services under the CPT code 88387, which has an average reimbursement across all payers of approximately $35. DermTech has also received a proprietary lab assay code from the AMA for payers that prefer to bill under these codes.

DermTech has developed in-house reimbursement capabilities, including claims submittal, appeals, collection, and contracting. Because DermTech is out of network, its initial 81401 claims are commonly denied. In situations where payment is denied, DermTech works through the claims appeals process to secure payment for services performed. The appeals process can require several cycles and can culminate in an independent committee review for blocks of claims. Currently, DermTech is not routinely successful in winning appeal claims.

To improve its allowed claim rate and payment, DermTech is seeking contractual relationships and reimbursement coverage policy decisions from third-party payers. Reimbursement coverage decisions for clinical tests are primarily supported by clinical utility studies. Clinical utility of a genomics test is established by demonstrating that the test result changes the behavior of the physician and improves the clinical outcome for the patient. In 2017, DermTech completed a clinical utility study that demonstrated the PLA changes physician behavior, which leads to fewer unnecessary surgical biopsies and the identification of more early stage melanomas. In mid-2018, DermTech completed a clinical utility study on real-world usage of the PLA. This study demonstrated that clinicians adhere to the recommendation of the PLA more than 98% of the time, and that the PLA significantly reduces surgical procedures and improves the diagnostic pathway for melanoma. In mid-2018, DermTech also initiated a clinical utility registry study, which has collected data on over 1,500 commercial cases. This study has also demonstrated that clinicians follow the recommendation of the test more than 98% of the time, leading to the avoidance of unnecessary surgical diagnostic procedures. DermTech believes its body of clinical evidence and utility will lead to securing coverage policies from the major commercial payers and Medicare over the next 24 months. DermTech’s PLA test is being reviewed by key United States payers, including Medicare’s MolDX program, CareCore National, LLC dba eviCore healthcare, LLC on behalf of its about 20 payer partners, and large payers such as Aetna Inc., Cigna Corporation, Humana Inc. and others.

For gnomic-based tests, Medicare coverage is typically obtained through the MolDX program, which is administered by Medicare contractor Palmetto GBA. MolDX provides coverage policy decisions for the Medicare carriers Noridian Healthcare Solutions, LLC, CGS Administrators, LLC, Palmetto GBA, and Cahaba Government Benefit Administrators, LLC. Noridian Healthcare Solutions, LLC is DermTech’s local Medicare contractor, and a successful coverage policy by MolDX will effectively provide coverage for the PLA across the United States. In March 2019, Medicare’s MolDX program, administered by Palmetto, GBA which performs technology assessments for genomic tests, issued the PLA a favorable Draft LCD. We believe this Draft LCD will be finalized in second half of 2019, although no assurances can be given that we will be able to obtain any reimbursement coverage.

To facilitate payment of the PLA once DermTech has established coverage policies, in early 2019 DermTech applied for and received a proprietary laboratory assay code from the AMA. This code will uniquely identify the

PLA for certain commercial payers to provide payment at a contracted rate. Contracted rates are negotiated and established based on multiple variables including the average allowed amounts under DermTech’s current billing for 81401 claims, the list price of the assay, and the economic impact of the test. DermTech’s average allowed total amounts for the PLA under 81401 claims are approximately $550, collected amounts average $120 and the list price of the PLA is $1,300.

Competition

The molecular diagnostics market is highly competitive. DermTech competes with a number of manufacturers and distributors of molecular diagnostic tests as well as new and traditional medical devices and other technologies that are used to assist physicians with the assessment of pigmented lesions and the diagnosis of skin cancer. DermTech is currently the only company to offer a non-invasive genomics test to clinical dermatology professionals. However, LEO Pharma A/S, a large Danish pharmaceutical company, and Mindera Corporation, a small early stage start-up, are also working on minimally invasive genomic tests. In the area of pigmented lesions, Myriad Genetics, Inc. recently launched a gene expression assay as a CLIA laboratory test for surgical biopsy tissue specimens. Castle Biosciences, Inc. markets a product to determine metastatic potential in later stage melanoma by utilizing surgical tissue samples.

There are several companies that market or are developing medical devices and imaging tools to detect melanoma as skin cancer. In general, medical devices have capital equipment costs and maintenance requirements, do not integrate well into clinical practice, and do not have clear mechanisms to provide physician payment. Strata Sciences, Inc. owns the rights to Melafind, an FDA approved device that utilizes varying wavelengths of light to capture lesion images at different depths and conducts an algorithmic image analysis to determine the degree of lesion disorganization and the need for biopsy. The clinical trials of this device only demonstrated marginal improvement in the assessment of pigmented lesions, and the device has not been adopted in the United States largely due to its specificity of less than 10%, which hampered clinical use. SciBase AB is marketing an epidermal electrical impedance spectrometer to assess pigmented lesions in Europe and Australia. In 2018, this product received FDA approval. Verisante Technology, Inc. has received regulatory approval in Europe and Australia to market a device that uses real-time Raman spectroscopy to assess changes in the chemical composition of skin tissue. Welch-Allen, Inc. and various others manufacture dermatoscopes, which provide magnified views of a pigmented lesion during diagnosis.

Research and Development

DermTech has expertise in the development of gene expression profiles and other genomic analyses for the diagnosis of dermatologic disease. In addition, DermTech has developed know-how related to the collection of skin samples using adhesives. DermTech has also developed expertise in statistical programs and algorithms that are used to process gene expression data.

DermTech’s product development process involves several stages. The first stage involves a genome-wide screen for differential gene expression. These differentially expressed genes are then narrowed down to specific gene sets that categorize disease states. These genes sets are then validated by comparison to clinical reference standards to produce a clinical product. DermTech has developed substantial expertise in designing and conducting clinical validation studies.

DermTech has identified additional gene targets that may further improve the performance of DermTech’s PLA. The qPCR assays for these genes are under development and may be added to DermTech’s platform in the future if their performance is validated in additional clinical studies. DermTech plans to expand its platform to include the diagnosis of other skin lesions, and DermTech anticipates expanding its development program to include non-melanoma skin cancers. DermTech has identified gene expression profiles for other conditions, such as psoriasis, atopic dermatitis, acne, and aging of the skin. Should DermTech determine that there are viable market opportunities for products treating these conditions, DermTech plans to consider developing gene expression tests for these conditions. Alternatively, DermTech may seek development partners or licensing opportunities for these potential products.

Intellectual Property

DermTech has developed a comprehensive portfolio of intellectual property, which includes five issued U.S. patents and four pending U.S. patent applications, their corresponding granted and pending foreign patents and patent applications, and one pending PCT application. DermTech’s intellectual property portfolio also includes trademark rights, trade secrets, and industry know-how. DermTech believes its intellectual property adequately protects DermTech’s technology and products, and that it may prevent others from developing products similar to DermTech’s.

Two of DermTech’s issued U.S. patents (U.S. Pat. Nos. 6,949,338 and 7,183,057) and their corresponding foreign counterpart patents and applications are directed to methods of using an adhesive to collect skin samples to quantitate RNA and determine disease or pathological state, and are not limited by specific species of RNA or by the use of specific types of adhesives. Corresponding foreign patents have been granted in Europe, Australia, and Canada. Subject to payment of all maintenance fees, U.S. Pat. No. 6,949,338 is expected to expire in 2019 and U.S. Pat. No. 7,183,057 is expected to expire in 2024, unless either such patent is disclaimed or rendered invalid by a court of competent jurisdiction or by the USPTO prior to such patent’s expiration time. The aforementioned patents are not encumbered by licensing agreements nor subject to any royalty payments.

One of DermTech’s issued U.S. patents that it owns and three pending U.S. patent applications that it owns are directed to expression profiles and nucleic acid classifiers associated with various melanoma disease states. The issued patent in this area provides patent protection of DermTech’s proprietary two-gene classifier for melanoma and also describes additional gene targets that DermTech may add to the expression profile in the future. Counterpart foreign patent applications have been issued or, will issue, in what DermTech believes to be the major foreign countries for melanoma. In addition to DermTech’s core patent filings around its melanoma assay and its PLA, DermTech has also filed patent applications in other areas, including acne, inflammatory conditions of the skin, and age ranges of the skin. These applications are directed to methods for differentiating these conditions and specific gene profiles and classifiers used in such assays.

The remaining two issued patents that DermTech owns are directed to methods that differ from, but are related to, DermTech’s current and planned products. U.S. Pat. No. 7,297,480 is directed to non-invasive methods for detecting early stage melanoma in a skin sample of a human subject by detecting the level of Interleukin-1 RI RNA in the skin sample and is expected to expire in 2023. U.S. Pat. No. 7,989,165 is directed to non-invasive methods for isolating or detecting a protein from an epidermal sample of a human subject and is expected to expire in 2024.

Laboratory Operations

DermTech’s CLIA laboratory occupies approximately 6,000 square feet and is divided into an accession area, pre-qPCR-laboratory and post-qPCR-laboratory area as per CLIA standards. Access to all areas is controlled and requires gowning. The laboratories employ commercial state-of-the-art equipment including high-throughput qPCR machines from Life Technologies Corporation. DermTech uses a laboratory information system to track all of its samples. DermTech employs clinical laboratory scientists holding appropriate state licenses to perform the assay.

DermTech’s PLA assay utilizes qPCR techniques that requires the extraction and purification of genomic material from the skin adhered to adhesive patches. This extraction process is extremely challenging, and DermTech has developed customized reagents and tools to provide suitable material yields reliably. Other steps of DermTech’s process have been customized and have proprietary processes and procedures, but in general involve the three main steps set forth below:

•	RNA extraction using DermTech’s proprietary process to maximize the yields and quantity of RNA from the cells on the patch;

•	reverse transcription, which converts the RNA into complementary DNA; and

•	expression level quantification, using qPCR to determine the expression levels of the target genes in DermTech’s expression profile.

After testing is complete, a written laboratory report is prepared and reviewed by DermTech’s California-licensed and American Board of Medical Genetics and Genomics board certified Laboratory Director. This report is made available to the physician by Health Insurance Portability and Accountability Act, or HIPAA, compliant methods such as fax or via an internet portal. The reports are generated in industry-standard PDF format that allows for high definition figures to be reproduced clearly.

DermTech continuously works to automate various steps in its test process. Much of this automation will come from purchasing and qualifying off-shelf and customized laboratory equipment such as liquid handlers and pipetting robots. DermTech has developed a laser-cutting robot to automate the cutting of the lesion area circumscribed on the adhesive patch by the clinician. DermTech expects these automation efforts to improve assay throughput by reducing processing time compared to manual processing, reducing the need for direct labor, and improving quality by reducing the potential for human error.

Third-Party Suppliers and Manufacturers

DermTech is the owner of intellectual property for the Adhesive Skin Sample Collection Kit with DermTech’s logo and has contracted with an FDA registered supplier to produce its kits. This kit is considered a Class 1 FDA device and is exempt from FDA premarket notification requirements. This product is manufactured according to the FDA’s applicable quality system manufacturing requirements. DermTech’s FDA registered supplier conducts the assembly and labeling of this kit. All of DermTech’s suppliers are high quality medical component and finished product suppliers accustomed to working on high volume disposable FDA regulated products. DermTech’s product has a shelf life tested to three years that allows DermTech to build inventory to mitigate against disruptions.

Governmental Regulation

The services that DermTech provides are regulated by federal, state and foreign governmental authorities. Failure to comply with the applicable laws and regulations can subject DermTech to repayment of amounts previously paid to DermTech, significant civil and criminal penalties, loss of licensure, certification, or accreditation, or exclusion from government health care programs.

DermTech’s Adhesive Skin Sample Collection Kit is a Class 1 FDA device and is manufactured by an FDA registered supplier according to applicable regulations and is exempt from obtaining premarket approval or clearance by the FDA. The FDA could declare DermTech’s product by declaring its Sample Collection Kit a Class 2 device. This would require DermTech to submit an application for premarket clearance or approval, which may require DermTech to develop additional clinical data to support premarket clearance or approval, which could come at substantial expense and could delay DermTech’s commercialization effort.

DermTech’s qPCR gene expression assay is considered a laboratory developed test, or LDT, and currently regulated under the CLIA. While the FDA has authority to regulate LDTs it has generally exercised enforcement discretion and is not otherwise regulating most tests developed and performed within a single high complexity CLIA-certified laboratory. DermTech plans to commercialize its test as an LDT and will process all tests in its single CLIA-certified central laboratory. DermTech may at some time in the future seek FDA clearance or approval for DermTech’s qPCR gene expression assay. DermTech believes the data it has collected in the development of DermTech’s LDT will support any FDA medical device clearance or approval process, but cannot guarantee that the FDA will find this data sufficient to support clearance or approval as a medical device under the applicable FDA regulations. This may require DermTech to collect additional clinical data, which could come at substantial expense and could delay DermTech’s commercialization effort.

CLIA and State Regulation

Clinical laboratories must hold certain federal, state, and local licenses, certifications, and permits to conduct business. Laboratories that perform testing on human specimens for the purpose of providing information for the diagnosis, prevention, or treatment of disease are subject to CLIA. CLIA requires such laboratories to be certified by the federal government and mandates compliance with various operational, personnel, facilities administration, quality, and proficiency testing requirements intended to ensure that testing services are accurate, reliable and timely. CLIA certification is also a prerequisite to be eligible to bill state and federal health care programs, as well as many private insurers, for laboratory testing services.

Standards for testing under CLIA vary based on the test and level of test complexity. Laboratories performing high complexity testing must comply with more stringent requirements than laboratories performing waived or moderate complexity testing. In addition, CLIA requires each certified laboratory to enroll in an approved proficiency-testing program if it performs testing in any category for which proficiency testing is required. Such laboratories must periodically test specimens received from an outside proficiency testing organization and then must submit the results back to that organization for evaluation. A laboratory that fails to achieve a passing score on a proficiency test may lose its right to perform testing in the category at issue. Further, failure to comply with other proficiency testing regulations, such as the prohibition on referral of a proficiency-testing specimen to another laboratory for analysis, can result in revocation of the referring laboratory’s CLIA certification.

As a condition of CLIA certification, DermTech’s laboratory is subject to survey and inspection every other year, in addition to being subject to additional unannounced inspections. The biennial survey is conducted by the Centers for Medicare and Medicaid Services, or CMS, a CMS agent (typically a state agency), or, if the laboratory holds a CLIA Certificate of Accreditation, a CMS-approved accreditation organization. DermTech also obtained accreditation by the College of American Pathologists, or CAP, which is a CMS-approved accreditation organization. Consequently, DermTech’s laboratory must comply with all CLIA requirements as well as with any additional requirements imposed by CAP. In the first quarter of 2018, DermTech also received its New York Department of Health laboratory license, the most rigorous state licensing process for clinical diagnostic laboratories.

CLIA provides that a state may adopt laboratory regulations that are more stringent than those under federal law. In some cases, state licensure programs actually substitute for the federal CLIA program. In other instances, the state’s regulations may be in addition to the CLIA program. DermTech’s laboratory is licensed by the appropriate state agencies in the states in which it operates, if such licensure is required. If a laboratory is out of compliance with state laws or regulations governing licensed laboratories, penalties for violation vary from state to state but may include suspension, limitation, revocation or annulment of the license, assessment of financial penalties or fines, or imprisonment. DermTech believes that it is in material compliance with all applicable licensing laws and regulations.

DermTech may become aware from time to time of other states that require out-of-state laboratories to obtain licensure to accept specimens from the state, and other states may impose such requirements in the future. If DermTech identifies any other state with such requirements, or if DermTech is contacted by any other state advising DermTech of such requirements, DermTech intends to follow all instructions from the state regulators regarding compliance with such requirements.

The FDA

Although the FDA has the authority to regulate LDTs that are validated by the developing laboratory and performed only by that laboratory, it has generally exercised enforcement discretion in not otherwise regulating most tests developed and performed within a single high complexity CLIA-certified laboratory. Nevertheless, the FDA has, for the past decade, been introducing proposals to end enforcement discretion and bring LDTs under FDA regulatory frameworks. In July 2010, the FDA held a two-day public meeting to obtain input from stakeholders on how it should apply its authority to implement a reasonable, risk-based, and effective regulatory framework for LDTs, including genetic tests. If the FDA decides to regulate LDTs, such as DermTech’s PLA or the Nevome test, as medical devices or under another regulatory framework, DermTech will be subject to increased regulatory burdens. Any regulatory framework is likely to have premarket application requirements prohibiting commercialization without FDA authorization and controls regarding modification to the tests that may require further FDA submissions. The process can be costly and time-consuming. DermTech cannot assure that its PLA, Nevome test, or any new tests that DermTech may develop or new uses for its products that DermTech develops will be cleared or approved by the FDA in a timely or cost-effective manner, if cleared or approved at all. Even if such devices are cleared or approved, the products may not be cleared or approved for all indications. This could significantly limit the market for that product and may adversely affect DermTech’s results of operations.

The Adhesive Skin Sample Collection Kit DermTech provides for collection and transport of skin samples from a healthcare provider to DermTech’s clinical laboratory is a Class I medical device subject to FDA regulations, but is currently exempt from premarket review by the FDA and manufactured by a third party on DermTech’s behalf.

HIPAA and other privacy laws

HIPAA established for the first time comprehensive federal protection for the privacy and security of health information. The HIPAA standards apply to three types of organizations, or Covered Entities: health plans, healthcare clearing houses, and healthcare providers that conduct certain healthcare transactions electronically. Title II of HIPAA, the Administrative Simplification Act, contains provisions that address the privacy of health data, the security of health data, the standardization of identifying numbers used in the healthcare system and the standardization of certain healthcare transactions. The privacy regulations protect medical records and other protected health information by limiting their use and release, giving patients a variety of rights, including the right to access their medical records and limiting most disclosures of health information to the minimum amount necessary to accomplish an intended purpose. The HIPAA security standards require the implementation of administrative, physical, and technical safeguards and the adoption of written security policies and procedures. HIPAA requires Covered Entities to obtain a written assurance of compliance from individuals or organizations who provide services to Covered Entities involving the use or disclosure of protected health information, or Business Associates.

On February 17, 2009, Congress enacted Subtitle D of the Health Information Technology for Economic and Clinical Health Act, or HITECH, provisions of the American Recovery and Reinvestment Act of 2009. HITECH amends HIPAA and, among other things, expands and strengthens HIPAA, creates new targets for enforcement, imposes new penalties for noncompliance and establishes new breach notification requirements for Covered Entities and Business Associates. Regulations implementing major provisions of HITECH were finalized on January 25, 2013 through publication of the HIPAA Omnibus Rule, or the Omnibus Rule. The Omnibus Rule contained significant changes for Covered Entities and Business Associates with respect to permitted uses and disclosures of Protected Health Information.

Under HITECH’s new breach notification requirements, Covered Entities must report breaches of protected health information that has not been encrypted or otherwise secured in accordance with guidance from the Secretary of the United States Department of Health and Human Services, or the Secretary. Required breach notices must be made as soon as is reasonably practicable, but no later than sixty days following discovery of the breach. Reports must be made to affected individuals and to the Secretary and in some cases, they must be reported through local and national media, depending on the size of the breach. DermTech is currently subject to the HIPAA regulations and maintains an active compliance program. DermTech is subject to audit under the United States Department of Health and Human Services’ HITECH-mandated audit program. DermTech may also be investigated in connection with a privacy complaint. DermTech is subject to prosecution and/or administrative enforcement and increased civil and criminal penalties for non-compliance, including a new, four-tiered system of monetary penalties adopted under HITECH. DermTech is also subject to enforcement by state attorneys general who were given authority to enforce HIPAA under HITECH. To avoid penalties under the HITECH breach notification provisions, DermTech must ensure that breaches of protected health information are promptly detected and reported within the company, so that DermTech can make all required notifications on a timely basis. However, even if DermTech makes required reports on a timely basis, DermTech may still be subject to penalties for the underlying breach and at risk of significant reputational harm if it experiences a large-scale data breach.

In addition to the federal privacy regulations, there are a number of state laws regarding the privacy and security of health information and personal data that are applicable to clinical laboratories. The compliance requirements of these laws, including additional breach reporting requirements, and the penalties for violation vary widely and new privacy and security laws in this area are evolving. Many states have also implemented genetic testing and privacy laws imposing specific patient consent requirements and requirements for protecting test results. In some cases, DermTech is prohibited from conducting certain tests without a certification of patient consent by the physician ordering the test. The applicability and requirements of these laws and penalties for violations vary widely. DermTech believes that it has taken the steps required of it to comply with health information privacy and security statutes and regulations in all jurisdictions, both state and federal. However, DermTech may not be able to maintain compliance in all jurisdictions where it does business. Failure to maintain compliance, or changes in state or federal laws regarding privacy or security, could result in civil and/or criminal penalties and could have a material adverse effect on its business.

DermTech anticipates expanding its business internationally, which would implicate international laws governing the privacy of health information and personal data as well as restrictions on the cross border transfer of this data. DermTech currently receives samples from Canada and must comply with applicable Canadian federal and provincial laws. Compliance with these laws and with other international regulatory requirements is a complex, time and expense consuming endeavor. DermTech’s failure to comply could have a material adverse effect on its business.

DermTech is subject to laws and regulations related to the protection of the environment, the health and safety of employees and the handling, transportation and disposal of medical specimens, infectious and hazardous waste, and radioactive materials. For example, the United States Occupational Safety and Health Administration, or OSHA, has established extensive requirements relating specifically to workplace safety for healthcare employers in the United States. This includes requirements to develop and implement multi-faceted programs to protect workers from exposure to blood-borne pathogens, such as HIV and hepatitis B and C, including preventing or minimizing any exposure through needle stick injuries. For purposes of transportation, some biological materials and laboratory supplies are classified as hazardous materials and are subject to regulation by one or more of the following agencies: the United States Department of Transportation, the United States Public Health Service, the United States Postal Service, and the International Air Transport Association. DermTech generally uses third-party vendors to dispose of regulated medical waste, hazardous waste, and radioactive materials and contractually requires them to comply with applicable laws and regulations.

Federal and State Self-Referral Prohibitions

DermTech is subject to the federal self-referral prohibitions, commonly known as the Stark Law, and to similar state restrictions such as California’s Physician Ownership and Referral Act, commonly known as PORA.

Together these restrictions generally prohibit DermTech from billing a recipient or any governmental or private payer for any test when the physician ordering the test, or any member of such physician’s immediate family, has an investment interest in, or compensation arrangement with, DermTech, unless the arrangement meets an exception to the prohibition.

Both the Stark Law and PORA contain an exception for compensation paid to a physician for personal services rendered by the physician, provided that certain conditions are satisfied. DermTech has compensation arrangements with a number of physicians for personal services, such as speaking engagements and specimen tissue preparation. DermTech has structured these arrangements with terms intended to comply with the requirements of the personal services exception to the Stark Law and PORA. However, DermTech cannot be certain that regulators would find these arrangements to be in compliance with the Stark Law, PORA or similar state laws.

Sanctions for a violation of the Stark Law include the following:

•	denial of payment for the services provided in violation of the prohibition;

•	refunds of amounts collected by an entity in violation of the Stark Law;

•	a civil penalty of up to $15,000 for each service arising out of the prohibited referral;

•	exclusion from federal healthcare programs, including the Medicare and Medicaid programs; and

•	a civil penalty of up to $100,000 against parties that enter into a scheme to circumvent the Stark Law’s prohibition.

These prohibitions apply regardless of the reasons for the financial relationship and the referral. No finding of intent to violate the Stark Law is required to commit a violation. In addition, knowing violations of the Stark Law may also serve as the basis for liability under the Federal False Claims Act.

Further, a violation of PORA is a misdemeanor and could result in civil penalties and criminal fines. Finally, other states have self-referral restrictions with which DermTech has to comply that differ from those imposed by federal and California law. While DermTech has attempted to comply with the Stark Law, PORA and similar laws of other states, it is possible that some of its financial arrangements with physicians could be subject to regulatory scrutiny at some point in the future, and DermTech cannot provide an assurance that it will be found to be in compliance with these laws following any such regulatory review.

Federal and State Fraud and Abuse Laws

Because of the significant federal funding involved in Medicare and Medicaid, Congress and the states have enacted, and actively enforce, a number of laws to eliminate fraud and abuse in federal healthcare programs. DermTech’s business is subject to compliance with these laws. In March 2010, the Recipient Protection and Affordable Care Act, as amended by the Healthcare and Education Affordability Reconciliation Act, which we refer to collectively as the ACA, was enacted in the United States. The provisions of the ACA are effective on various dates. The ACA expands the government’s investigative and enforcement authority and increases the penalties for fraud and abuse, including amendments to both the federal anti-kickback law, or the Anti-Kickback Statute, and the False Claims Act, to make it easier to bring suit under these statutes. The ACA also allocates additional resources and tools for the government to police healthcare fraud, with expanded subpoena power for the United States Department of Health and Human Services, additional funding to investigate fraud and abuse across the healthcare system, and expanded use of recovery audit contractors for enforcement.

Anti-Kickback Statutes

The federal healthcare programs’ Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare or Medicaid.

The definition of “remuneration” has been broadly interpreted to include anything of value, including, for example, gifts, certain discounts, the furnishing of free supplies, equipment or services, credit arrangements, payment of cash, and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered businesses, the statute has been violated. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment, and possible exclusion from Medicare, Medicaid and other federal healthcare programs. In addition, some kickback allegations have been claimed to violate the Federal False Claims Act, discussed in more detail below.

The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are otherwise lawful in businesses outside of the healthcare industry. Recognizing that the Anti- Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, Congress authorized the Office of Inspector General, or OIG, of the United States Department of Health and Human Services to issue a series of regulations known as “safe harbors.” These safe harbors set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy an applicable safe harbor may result in increased scrutiny by government enforcement authorities such as OIG.

Many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of recipients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

Government officials have focused their enforcement efforts on the marketing of healthcare services and products, among other activities, and recently have brought cases against companies, and certain individual sales, marketing, and executive personnel, for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

Federal False Claims Act

Another development affecting the healthcare industry is the increased use of the federal False Claims Act, and in particular, action brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions. The False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has violated the False Claims Act and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. In addition, various states have enacted false claims law analogous to the False Claims Act, many of these state laws apply where a claim is submitted to any third-party payer and not merely a federal healthcare program.

When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 and $11,000 for each separate instance of false claim. There are many potential bases for liability under the False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. The federal government has used the False Claims Act to assert liability on the basis of inadequate care, kick-backs and other improper referrals, and improper use of Medicare numbers when detailing the provider of services, in addition to the more predictable allegations as to misrepresentations with respect to the services rendered. In addition, the federal government has prosecuted companies under the False Claims Act in connection with off-label promotion of products. DermTech’s future activities relating to the reporting of wholesale or estimated retail prices of its products, the reporting of discount and rebate information and other information affecting federal, state and third-party reimbursement of its products and the sale and marketing of its products may be subject to scrutiny under these laws.

While DermTech is unaware of any current matters, DermTech is unable to predict whether it will be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the costs of defending such claims, as well as any sanctions imposed, could significantly affect DermTech’s financial performance.

Foreign Corrupt Practices Act

In general, the Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, prohibits offering to pay, paying, promising to pay, or authorizing the payment of money or anything of value to a foreign official in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business for or with, or in order to direct business to, any person. The prohibitions apply not only to payments made to “any foreign official,” but also those made to “any foreign political party or official thereof,” to “any candidate for foreign political office” or to any person, while knowing that all or a portion of the payment will be offered, given, or promised to anyone in any of the foregoing categories. “Foreign officials” under the FCPA include officers or employees of a department, agency, or instrumentality of a foreign government. The term “instrumentality” is broad and can include state-owned or state-controlled entities. Importantly, United States authorities deem most healthcare professionals and other employees of foreign hospitals, clinics, research facilities and medical schools in countries with public healthcare and/or public education systems to be “foreign officials” under the FCPA. When DermTech interacts with foreign healthcare professionals and researchers in testing and marketing its products abroad, it must have policies and procedures in place sufficient to prevent it and agents acting on its behalf from providing any bribe, gift or gratuity, including excessive or lavish meals, travel or entertainment in connection with marketing DermTech’s products and services or securing required permits and approvals. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring DermTech to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. We have a policy entitled “Anti-Bribery and Anti-Corruption” that seeks to fully comply with the FCPA.

Foreign regulations

When DermTech markets its tests outside of the United States, DermTech will be subject to foreign regulatory requirements governing laboratory licensure, human clinical testing, use of tissue, privacy and data security, and marketing approval for its tests. These requirements vary by jurisdiction, differ from those in the United States, and may require DermTech to implement additional compliance measures or perform additional pre-clinical or clinical testing. In the European Union, DermTech may be subject to newly enacted legislation that imposes requirements and restrictions on medical devices and in vitro diagnostics; that legislation will become effective in 2020 (for medical devices) and 2022 (for in vitro diagnostics). In addition, DermTech will also be subject to the E.U. General Data Protection Regulation, or the GDPR, that significantly regulates the possession, use, and disclosure of personal information. In many countries outside of the United States, coverage, pricing, and reimbursement approvals are also required. DermTech is also required to maintain accurate information and control over sales and distributors’ activities that may fall within the purview of the FCPA, its books and records provisions, and its anti-bribery provisions.

Employees

As of June 30, 2019, DermTech had 44 employees, 42 of which were full-time employees, including four engaged in research and development, two in clinical operations, ten in general and administrative, ten in laboratory operations, and sixteen in sales and marketing. DermTech also engage consultants in regulatory and information technology. None of DermTech’s employees are represented by a labor union and DermTech believes that its relationships with its employees and contractors are good.

Facilities

DermTech leases approximately 9,600 square feet of space at 11099 North Torrey Pines Road, Suite 100, San Diego, California 92037. DermTech’s lease expires in March of 2022. DermTech believes these facilities are adequate to meet its current and reasonably foreseeable requirements. DermTech believes that it would be able to obtain additional space, if required, on commercially reasonable terms.

Legal Proceedings

DermTech is not currently a party to any material legal proceedings.

Corporate and Other Information

DermTech was incorporated in California in 1995 and reincorporated in the state of Delaware on May 15, 2014. DermTech’s principal offices are located at 11099 North Torrey Pines Road, Suite 100, La Jolla, California 92037. DermTech’s telephone number is (858) 450-4222 and its website address is www.dermtech.com. Information contained on or accessible through DermTech’s website is not a part of this proxy statement/prospectus/information statement, and the inclusion of DermTech’s website address in this proxy statement/prospectus/information statement is an inactive textual reference only.

CONSTELLATION BUSINESS

Overview

Constellation is a blank check company incorporated in the British Virgin Islands as a business company with limited liability (meaning that its shareholders have no liability, as members of Constellation, for its liabilities over and above the amount already paid for their shares) and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities, which is referred to throughout this proxy statement/prospectus/information statement as Constellation’s initial business combination. On March 15, 2019, Constellation issued a press release announcing that it had executed a non-binding Letter of Intent to merge with DermTech. Between May 22, 2019 and August 1, 2019, Constellation entered into separate Subscription Agreements with new health care focused institutional investors as well as certain existing investors in DermTech, pursuant to which the Subscribers agreed to purchase an aggregate of 6,153,847 shares of Constellation common stock for a purchase price of $3.25 per share and 1,231 shares of Constellation Series A Convertible Preferred Stock for a purchase price of $3,250 per share (equal to $3.25 per share of common stock on an as-converted basis), in a private placement in which Constellation will raise an aggregate of approximately $24,000,000, less certain offering related expenses payable by Constellation. The shares of Constellation common stock to be issued pursuant to the PIPE will be identical to the shares of common stock that will be held by Constellation’s public stockholders at the time of the closing of the business combination. The shares of Constellation Series A Convertible Preferred Stock to be issued pursuant to the PIPE will be governed by a Certificate of Designation that will be filed in connection with the closing of the PIPE, or the PIPE Closing. The PIPE Closing will be contingent upon, among other things, the substantially concurrent consummation of the merger. On May 29, 2019, Constellation entered into the Merger Agreement with DermTech and Merger Sub, pursuant to which Merger Sub will merge with and into DermTech, with DermTech surviving the merger as a wholly owned subsidiary of Constellation. Upon the closing of the business combination, all of DermTech’s outstanding common stock and preferred stock will be cancelled and converted automatically into the right to receive an aggregate of 16,000,000 shares of Constellation less the total number of shares of our common stock that can be acquired or received pursuant to outstanding DermTech options, restricted stock units and warrants having an exercise price per share of less than $3.80 as of May 29, 2019.

On June 23, 2017, Constellation consummated its initial public offering of 14,375,000 units (including 1,875,000 units sold pursuant to the underwriters exercising their over-allotment option), with each unit consisting of one ordinary share, one warrant, each whole warrant entitling the holder to purchase one-half of one ordinary share at a price of $11.50 per whole share and one right to receive one-tenth of one ordinary share upon the consummation of an initial business combination. No fractional shares will be issued upon exercise of the warrants. Each warrant will become exercisable on the completion of Constellation’s business combination. The warrants will expire at 5:00 p.m., New York City time, five years after the completion of Constellation’s initial business combination or earlier upon redemption or liquidation.

The units in Constellation’s initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $143,750,000. Cowen Investments acted as the sole book running manager and I-Bankers Securities, Inc. acted as co-manager of the offering. The securities sold in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-218093), or the Registration Statement. The SEC declared the Registration Statement effective on June 19, 2017.

Constellation paid a total of $2,875,000 in underwriting discounts and commissions and $514,467 for other costs and expenses related to its initial public offering. In addition, the underwriters agreed to defer $5,031,250 in underwriting discounts and commissions, and up to this amount will be payable upon consummation of the business combination. After deducting the underwriting discounts and commissions (excluding the deferred portion of $5,031,250 in underwriting discounts and commissions, which will be released from the Trust Account upon consummation of the business combination, if consummated) and the estimated offering expenses, the total net proceeds from Constellation’s initial public offering and the private placement was $145,973,033, of which $145,187,500 (or $10.10 per unit sold in Constellation’s initial public offering) was placed in the Trust Account. The net proceeds that were deposited in the Trust Account will be part of the funds distributed to Constellation’s public shareholders in the event it is unable to complete a business combination. Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Constellation to pay its tax obligations, none of the funds held in the Trust Account will be released until the earlier of the completion of Constellation’s initial business combination and the redemption of 100% of Constellation’s public shares if Constellation is unable to consummate a business combination by September 23, 2019.

On March 21, 2019, in connection with the Special Meeting in lieu of the 2019 Annual General Meeting of Shareholders, Constellation’s shareholders approved a proposal to extend the date by which Constellation has to consummate a business combination from March 23, 2019 to September 23, 2019. Following Constellation’s shareholders’ approval of the extension, Constellation filed a copy of its amended and restated memorandum and articles of association with the Registrar of Corporate Affairs in the British Virgin Islands on March 21, 2019, effecting the extension. In connection with the extension, holders of 13,187,468 of Constellation’s ordinary shares redeemed their shares for a pro rata portion of the funds contained in the trust account. Approximately $12.3 million remained in the trust account as of March 26, 2019, following the redemption of 13,187,468 of Constellation’s ordinary shares.

On February 22, 2019, the Notice from the Listing Qualifications Department of The Nasdaq Stock Market indicating that Constellation was not in compliance with the Minimum Public Holders Rule, which requires Constellation to have at least 300 public holders for continued listing on the NASDAQ Capital Market. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of Constellation’s securities on the NASDAQ Capital Market.

On April 8, 2019, Constellation submitted a plan to regain compliance with the Minimum Public Holders Rule to Nasdaq providing that it expects to regain compliance with the Minimum Public Holders Rule upon the consummation of the proposed business combination. Nasdaq subsequently provided Constellation with an extension until August 21, 2019, to demonstrate compliance with Nasdaq’s initial listing requirements.

Initial Business Combination

Constellation’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If Constellation’s board of directors is not able to independently determine the fair market value of the target business or businesses, Constellation will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc., or FINRA, with respect to the satisfaction of such criteria.

Constellation has the flexibility to structure its initial business combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but Constellation will only complete such business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, Constellation’s shareholders prior to the business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and Constellation in the business combination transaction. For example, Constellation could pursue a transaction in which it issues a substantial number of new shares in exchange for all of the outstanding capital stock of a target. In this case, Constellation would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, Constellation’s shareholders immediately prior to its initial business combination could own less than a majority of Constellation’s outstanding shares subsequent to its initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% of net assets test. If the business combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the target businesses and Constellation will treat the target businesses together as the initial business combination for purposes of a tender offer or for seeking shareholder approval, as applicable. Constellation may issue notes or other debt securities or otherwise incur substantial debt to complete an initial business combination. Furthermore, Constellation may issue a substantial number of additional ordinary or preferred shares to complete its initial business combination or under an employee incentive plan upon or after consummation of its initial business combination.

Submission of Constellation’s Initial Business Combination to a Shareholder Vote

Constellation is providing its public shareholders with redemption rights upon consummation of the business combination. Public shareholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such shareholders follow the specific procedures for redemption set forth in this proxy statement/prospectus/information statement relating to the shareholder vote on the business combination. Constellation’s public shareholders are not required to vote against the business combination in order to exercise their redemption rights. If the business combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments.

Constellation’s initial shareholders, directors and officers have agreed to vote any public shares purchased before, during or after its initial public offering in favor of the business combination. In addition, Constellation’s initial shareholders, including Constellation’s sponsor, have agreed to waive their redemption rights with respect to their Founder Shares and private units. In addition, Constellation’s initial shareholders have agreed to waive their redemption rights with respect to any public shares that they may have acquired during or after Constellation’s initial public offering in connection with the completion of the business combination.

Permitted Purchases of Constellation’s Securities

Constellation’s sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the business combination. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the Sellers or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Constellation’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Constellation’s sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Constellation does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases would be to (i) vote such shares in favor of the business combination and thereby increase the likelihood of obtaining shareholder approval of the business combination or (ii) to satisfy a closing condition in an agreement with a target that requires Constellation to have a minimum net worth or a certain amount of cash at the closing of its business combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the business combination when it may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Constellation’s ordinary shares may be reduced and the number of beneficial holders of Constellation’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Constellation’s securities on a national securities exchange.

Redemption Rights for Holders of Public Shares

Constellation is providing its public shareholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable, divided by the number of then outstanding public shares, upon the consummation of the business combination, subject to the limitations described herein. As of May 28, 2019, the amount in the Trust Account, net of tax payable, is approximately $10.45 per public share. Public shareholders may redeem their public shares regardless of whether they held such public shares as of the record date. Constellation’s initial shareholders, including Constellation’s sponsor, have agreed to waive their redemption rights with respect to their Founder Shares and private units. The Founder Shares and private units will be excluded from the pro rata calculation used to determine the per-share redemption price.

Limitation on Redemption Rights

Notwithstanding the foregoing, Constellation’s memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in Constellation’s initial public offering, which is referred to as the Excess Shares. Constellation believes this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force Constellation or its management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public shareholder holding more than an aggregate of 20% of the shares sold in Constellation’s initial public offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by Constellation or its management at a premium to the then-current market price or on other undesirable terms. By limiting Constellation’s ‘shareholders’ ability to redeem no more than 20% of the shares sold in Constellation’s initial public offering, Constellation believes it will limit the ability of a small group of shareholders to unreasonably attempt to block its ability to complete the business combination. However, Constellation is not restricting its ‘shareholders’ ability to vote all of their shares (including Excess Shares) for or against its business combination.

Redemption of Public Shares and Liquidation if no Business Combination

Constellation’s sponsor, officers and directors have agreed that Constellation must complete its initial business combination by September 23, 2019, unless a further extension is approved by Constellation’s shareholders. Constellation may not be able to find a suitable target business and consummate its initial business combination within such time period. If Constellation is unable to consummate its initial business combination by September 23, 2019, Constellation will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses), pro rata to its public shareholders by way of redemption and cease all operations except for the purposes of winding up of its affairs. This redemption of public shareholders from the Trust Account shall be effected as required by function of Constellation’s memorandum and articles of association and prior to any voluntary winding up, although at all times subject to the BVI Companies Act.

Following the redemption of public shares, Constellation intends to enter “voluntary liquidation,” which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands.

Given that Constellation intends to enter voluntary liquidation following the redemption of public shareholders from the Trust Account, it does not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from its Trust Account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where Constellation has its principal place of business, and taking any other steps he considers appropriate to identify Constellation’s creditors, after which Constellation’s remaining assets would be distributed. As soon as the affairs of Constellation are fully wound-up, the liquidator must complete his statement of account and make a notificational filing with the Registrar. Constellation would be dissolved once the Registrar issues a Certificate of Dissolution.

Constellation’s initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and private units if Constellation fails to consummate its initial business combination within the applicable period from the closing of its initial public offering.

However, if Constellation’s initial shareholders, or any of Constellation’s officers, directors or affiliates acquire public shares in or after its initial public offering, they will be entitled to redemption rights with respect to such public shares if Constellation fails to consummate its initial business combination within the required time period. There will be no redemption rights or liquidating distributions with respect to Constellation’s rights or warrants, which will expire worthless in the event Constellation does not consummate its initial business combination by September 23, 2019. Constellation will pay the costs of its liquidation from its remaining assets outside of the Trust Account or interest earned on the funds held in the Trust Account. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the BVI court which, if successful, may result in Constellation’s liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of Constellation’s remaining assets.

Additionally, in any liquidation proceedings of Constellation under British Virgin Islands law, the funds held in Constellation’s Trust Account may be included in Constellation’s estate and subject to the claims of third parties with priority over the claims of Constellation’s shareholders. To the extent any such claims deplete the Trust Account Constellation may not be able to return to its public shareholders the liquidation amounts payable to them.

If Constellation were to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon its dissolution would be approximately $10.10. The proceeds deposited in the Trust Account could, however, become subject to the claims of Constellation’s creditors, which would have higher priority than the claims of Constellation’s public shareholders. The actual per-share redemption amount received by shareholders may be less than $10.10, plus interest (net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses).

Although Constellation will seek to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Constellation’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Constellation’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Constellation’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Constellation than any alternative. Examples of possible instances where Constellation may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Constellation and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, Constellation’s sponsor agreed that it will be liable to Constellation, if and to the extent any claims by a vendor for services rendered or products sold to Constellation, or a prospective target business with which Constellation has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.10 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Constellation’s indemnity of the underwriters of Constellation’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Constellation’s sponsor will not be responsible to the extent of any liability for such third-party claims. However, Constellation’s sponsor may not be able to satisfy those obligations. Other than as described above, none of Constellation’s other officers or directors will indemnify Constellation for claims by third parties including, without limitation, claims by vendors and prospective target businesses. Constellation has not independently verified whether its sponsor has sufficient funds to satisfy his indemnity obligations and believe that its sponsor’s only assets are securities of Constellation. Constellation believes the likelihood of its sponsor having to indemnify the Trust Account is limited because Constellation will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

In the event that the proceeds in the Trust Account are reduced below $10.10 per share and Constellation’s sponsor asserts that it is unable to satisfy any applicable obligations or that it has no indemnification obligations related to a particular claim, Constellation’s independent directors would determine whether to take legal action against Constellation’s sponsor to enforce its indemnification obligations. While Constellation currently expects that its independent directors would take legal action on its behalf against its sponsor to enforce its indemnification obligations to us, it is possible that its independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to claims of creditors, the actual value of the per-share redemption price may be less than $10.10 per share.

Constellation will seek to reduce the possibility that its sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which Constellation does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Constellation’s sponsor will also not be liable as to any claims under Constellation’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Constellation will have access to funds not held in the Trust Account and the interest income earned on the balance of the Trust Account (net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses) with which to pay any such potential claims. In the event that Constellation liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from Constellation’s Trust Account could be liable for claims made by creditors.

If Constellation is deemed insolvent for the purposes of the Insolvency Act, 2003 of the British Virgin Islands, or the Insolvency Act (i.e. (i) Constellation fails to comply with the requirements of a statutory demand that has not been set aside under section 157 of the Insolvency Act; (ii) execution or other process issued on a judgment, decree or order of a British Virgin Islands Court in favor of a creditor of Constellation is returned wholly or partly unsatisfied; or (iii) either the value of Constellation’s liabilities exceeds its assets, or it is unable to pay its debts as they fall due), then there are very limited circumstances where prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would include, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” A liquidator appointed over an insolvent company who considers that a particular transaction or payment is a voidable transaction under the Insolvency Act could apply to the British Virgin Islands Courts for an order setting aside that payment or transaction in whole or in part.

Additionally, if Constellation enters insolvent liquidation under the Insolvency Act, the funds held in its Trust Account will likely be included in its estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any insolvency claims deplete the Trust Account Constellation may not be able to return to its public shareholders the liquidation amounts due them.

Constellation’s public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of a redemption of the public shares prior to any winding up in the event Constellation does not consummate its initial business combination by September 23, 2019, (ii) if they redeem their shares in connection with an initial business combination that Constellation consummates or (iii) if they redeem their shares in connection with a shareholder vote to amend Constellation’s amended and restated memorandum and articles of association (A) to modify the substance or timing of Constellation’s obligation to redeem 100% of its public shares if it does not complete its initial business combination by September 23, 2019 or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity. In no other circumstances shall a shareholder have any right or interest of any kind to or in the Trust Account. A shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to Constellation for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. However, Constellation may not redeem its public shares in an amount that would cause Constellation’s net tangible assets to be less than $5,000,010 (so that Constellation is not subject to the SEC’s “penny stock” rules).

Facilities

Constellation’s executive offices are located at Emerald View, Suite 400, 2054 Vista Parkway, West Palm Beach, Florida 33411, and Constellation’s telephone number is (561) 404-9034. Constellation’s executive offices are provided to it by its sponsor. Commencing on the closing of Constellation’s initial public offering, Constellation agreed to pay its sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Constellation considers its current office space adequate for its current operations.

Employees

Constellation has two executive officers, neither of whom is paid a salary by it. Members of Constellation’s management team are not obligated to devote any specific number of hours to its matters but they intend to devote as much of their time as they deem necessary to its affairs until it has completed its initial business combination. The amount of time that any member of Constellation’s management team will devote in any time period will vary based on whether a target business has been selected for its initial business combination and the current stage of the business combination process. Constellation does not intend to have any full-time employees prior to the consummation of its initial business combination.

Directors and Executive Officers

Constellation’s directors and executive officers are as follows:

Name	Age	Position
Rajiv Shukla	43	Chairman and Chief Executive Officer
Craig Pollak	47	Chief Financial Officer and Secretary
John Alexander	79	Independent Director
Alan Rosling	55	Independent Director
Kewal Handa	65	Independent Director

Rajiv Shukla has served as Constellation’s Chairman and Chief Executive Officer since July 2015. Mr. Shukla has a combination of investment and operating experience in India, the United States and the United Kingdom. From June 2013 to May 2015, Mr. Shukla served as Chief Executive Officer of Pipavav Defence & Offshore Engineering Company (now Reliance Defence and Engineering Limited), India’s largest listed shipbuilding and defense manufacturing company. In this role, he led a team of approximately 4,000-employees through an operational restructuring that involved re-alignment of key business areas, several senior hires in the management team, submission of over $5 billion in new business bids to Indian and international clients and structuring of strategic alliances with global leaders in shipbuilding and defense. At Pipavav, he also successfully implemented one of India’s largest financial restructuring projects involving more than 25 banks and sold control to the Reliance ADA Group. From 2001 to 2006, Mr. Shukla served as Senior Director at Pfizer, Inc. In this role, he played a key role in several acquisitions: $60 billion acquisition of Pharmacia in 2003, $125 million acquisition of Meridica in 2004, $1.9 billion acquisition of Vicuron Pharmaceuticals in 2005, and acquisitions of Idun Pharmaceuticals in 2005 and Rinat Neuroscience in 2006. Mr. Shukla also led the operational integration of these organizations into Pfizer across multiple sites around the world. Mr. Shukla served as a Board Director of I-ven Medicare, India’s first hospital roll-up comprising control investments in Vikram Hospitals and Medica Synergie and significant minority stakes in Sahyadri Hospitals and RG Stone. Mr. Shuka also served as a Board Director of Ranbaxy Fine Chemicals Ltd, a roll-up of specialty chemicals and animal health businesses. In addition, Mr. Shukla served as a Board Director of Swiss Bio, a clinical CRO in the U.S., Bharat Biotech, India’s second largest vaccine company, three Indian specialty pharma companies with US FDA approved manufacturing facilities: Arch Pharmalabs, Malladi Drugs, Unimark Remedies, and Pipavav E-Complex, India’s biggest engineering facility. Between 2008 and 2013, Mr. Shukla worked as an investor at ICICI Venture, Morgan Stanley Investment Management and Citi Venture Capital International. Over his investment career, Mr. Shukla was involved with over 40 investments in healthcare companies across India, China, Brazil, Thailand, the United States and the United Kingdom Mr. Shukla served on the National Pharmaceuticals Committee of the Confederation of Indian Industry from 2007 to 2010. Mr. Shukla graduated from Harvard University with a Masters in Healthcare Management and Policy and a Bachelors in Pharmaceutics from the Indian Institute of Technology.

Craig Pollak has served as Constellation’s Chief Financial Officer and Secretary since April 2017. Over the past fifteen years, Mr. Pollak has raised more than $10 billion from institutional and private investors across a diverse array of investment strategies. From February 2006 until December 2011 and from July 2013 until March 2017, Mr. Pollak served as the Head of Global Marketing at Ivory Investment Management, an equity value fund based in Los Angeles and New York. From January 2012 until June 2013, Mr. Pollak worked as a Managing Director at Guggenheim Fund Solutions, helping to build the firm’s alternative investment and managed account infrastructure. From July 2005 until January 2006, Mr. Pollak worked as Chief Executive Officer of Chapwood Capital, a start-up multi-manager hedge fund platform. From July 2002 to June 2005, Mr. Pollak worked at FrontPoint Partners, earning the titles of Managing Director and Head of New Product Development. From January 2001 until July 2002, Mr. Pollak worked as a Vice President in the Client Strategy Group of the Private Wealth Management department at Morgan Stanley Dean Witter where he built out the firm’s 10b5-1 trading desk. From September 1998 until January 2001, Mr. Pollak worked as a corporate lawyer at Cravath, Swaine & Moore advising healthcare clients on deals in the diagnostics, pharmaceutical, retail and PBM sectors as well as clients in banking, energy and media. Mr. Pollak graduated from Yale University with a Bachelor of Arts with honors in Economics and with a Juris Doctor cum laude from the New York University School of Law.

Dr. John Alexander has served as a director of Constellation’s board since June 2017. Dr. Alexander is an Indian Administrative Services officer who has served as Cabinet Minister and Chief Secretary for Karnataka State, India’s seventh largest state with a population of over 60 million people, Commissioner of Bangalore City Municipal Corporation, Chairman of Bangalore Development Authority, State Urban Board, State Police Housing Corporation and Principal Secretary of Commerce and Industries Development. Dr. Alexander is the Chairman of the Board of Governors of Xavier Institute of Management and Entrepreneurship, a management education institute in Kochi, India. Dr. Alexander also served as Chairman of Karnataka Industrial Areas Development Board, Mangalore Chemicals & Fertilizers Ltd and Mysore Sales International Ltd. Dr. Alexander

served as a Board Member of Pipavav Defense & Offshore Engineering Vikrant Tyres, Mysore Soap and Sandals, and Mysore Paper Mills. Since 1995, Dr. Alexander has served as a Board Member of Stumpp Schuele & Somappa, a company that converts 15,000 tons of steel into springs for the automotive industry, business combination Analysts, a fintech company focused on digital payments, since 2011, and Navi Mumbai Smart City, a 75-square kilometer city being built adjacent to the site of the new Mumbai International airport, since 2012. Dr. Alexander graduated with a PhD in Philosophy from Karnataka University and Masters in English from Kerala University.

Mr. Alan Rosling has served as a director of Constellation’s board since June 2017. Mr. Rosling has been awarded Queen’s honors, OBE and CBE, for his many contributions to industry and society. Early in his career, Mr. Rosling served on the Prime Minister John Major’s Policy Unit at 10 Downing Street. Mr. Rosling also served as Chairman of Jardine Matheson Group India and Executive Director on the Board of Tata Sons, which controls Tata Group, India’s biggest conglomerate accounting for over $100 billion in market capitalization as of April 2017. During his tenure, he directed numerous efforts to internationalize the Tata Group leading to the closure of 37 deals across the world. Since 2010, Mr. Rosling was a co-founder and served as a Director of Kiran Energy, operator of one of India’s biggest solar power plants, until May 2018. Since 2009, Mr. Rosling serves as Chairman of Griffin Growth Partners and as Director on the Boards of Coats Group, Plc, and Vyome Biosciences since 2015. Mr. Rosling served as a Director on the Board of LNGaz from 2013 to 2018. Mr. Rosling has served as a Member of the Vice Chancellor of Cambridge University’s Circle of Advisors on India, First Chairman of the Advisory Council for India of the City of London and Chairman of the British Business Group, Mumbai, Member of the Managing Committee of the Bombay Chamber of Commerce. Mr. Rosling graduated from Harvard Business School as Baker Scholar and Harkness Fellow and First-Class Honors from Cambridge University. Constellation believes that Mr. Rosling is well qualified to serve as a director because of his wide range of experience in operating activities in India and globally as well as his experience serving as a director of companies in India and globally.

Mr. Kewal Handa has served as a director on Constellation’s board since June 2017. Mr. Handa led Pfizer India as CEO for seven years. During his tenure, Mr. Handa led Pfizer India through the mergers with Parke-Davis/Warner-Lambert, Pharmacia, and Wyeth. Under his leadership, Pfizer was the first multi-national company to introduce branded generics in India. Mr. Handa has been hailed for his leadership skills with many of operational initiatives serving as case studies for learning. Earlier in his career, Mr. Handa served as CFO of Pfizer India and as Head of Pfizer Animal Health India. Since 2012, Mr. Handa serves as Promoter Director of Salus Lifecare and Managing Partner of Conexus Social Responsibility Services since 2013. He also serves as Chairman of Clariant Chemicals since 2016 and a Board Member of Mukta Arts Limited since 2014, Third Eye Productions LLP since 2013 and Greaves Cotton Ltd. since 2016. Mr. Handa currently serves as an Additional and Independent Director of Quality Care India Limited, a position that he was appointed to in June 2019. Previously, Mr. Handa served as a Board Director of ING Vysya Bank, Medybiz Pharma, and Alfa Laval. Mr. Handa served as President of All India Management Association, Chairman of the Pharmaceutical Committee – ASSOCHAM and Vice President of Organization of Pharmaceutical Producers of India. He was awarded the Pharma Professional of the Year in 2010, the Bharat Shiromani Award in 2007 and the India CFO 2004 award. Mr. Handa is a qualified Chartered Accountant with a Masters in Commerce. He also completed the Pfizer Leadership Development Program at Harvard University.

Number and Terms of Office of Officers and Directors

Constellation’s board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Constellation’s first annual meeting of shareholders) serving a two-year term. The term of office of the first class of directors, consisting of Dr. Alexander and Mr. Handa, will expire at Constellation’s third annual meeting of shareholders. The term of office of the second class of directors, consisting of Messrs. Shukla and Rosling, will expire at the second annual meeting of shareholders. Constellation’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Constellation’s board of directors is authorized to appoint persons to the offices set forth in Constellation’s bylaws as it deems appropriate. Constellation’s memorandum and articles of association provide that its officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of Constellation’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Constellation’s board of directors has determined that Dr. Alexander and Messrs. Rosling and Handa are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Constellation’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Constellation’s board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Constellation’s board of directors approved the formation of Constellation’s audit committee and appointed Dr. Alexander and Messrs. Rosling and Handa to serve as the members of Constellation’s audit committee. Constellation’s board of directors appointed Mr. Handa to serve as the chairman of Constellation’s audit committee. Each member of the audit committee is financially literate and Constellation’s board of directors has determined that Mr. Handa qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Constellation’s board of directors approved the formation of Constellation’s compensation committee and appointed Dr. Alexander and Mr. Rosling to serve as the members of Constellation’s compensation committee. Constellation’s board of directors appointed Dr. Alexander to serve as the chairman of Constellation’s compensation committee. Constellation’s board of directors also approved the adoption of a compensation committee charter. There will be no salary, fees, or other compensation being paid to Constellation’s officers or directors prior to the Closing other than as disclosed in this proxy statement/prospectus/information statement.

Code of Ethics

Constellation has adopted a Code of Ethics applicable to its directors, officers and employees. Constellation has filed a copy of its Code of Ethics and its audit committee charter as exhibits to the Registration Statement filed in connection with its initial public offering. You will be able to review these documents by accessing Constellation’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from Constellation. Constellation intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Constellation’s officer, directors and persons who own more than ten percent of a registered class of its equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and ten percent shareholders are required by regulation to furnish Constellation with copies of all Section 16(a) forms they file. Based solely on copies of such forms received, Constellation believes that, during the year ended March 31, 2018, all filing requirements applicable to Constellation’s officer, directors and greater than ten percent beneficial owners were complied with.

Compensation Discussion and Analysis

None of Constellation’s executive officers or directors have received any cash (or non-cash) compensation for services rendered to Constellation. Pursuant to the administrative services agreement, Constellation has agreed to pay its sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of its initial business combination or its liquidation, Constellation will cease paying these monthly fees. Other than the described fee, no compensation of any kind, including finder’s and consulting fees, will be paid to Constellation’s sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of Constellation’s initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Constellation’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Constellation’s audit committee will review on a quarterly basis all payments that were made to Constellation’s sponsor, officers or directors, or its or their affiliates.

Constellation has not established any limit on the amount of such fees that may be paid by the combined company to its directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive and director compensation. Any compensation to be paid to Constellation’s officers will be determined, or recommended to the board of directors for determination, either by a Committee constituted solely by independent directors or by a majority of the independent directors on Constellation’s board of directors. See the section entitled “Management Following the Business Combination – Committees of the Board of Directors – Compensation Committee” for more information.

Constellation does not intend to take any action to ensure that members of its management team maintain their positions with it after the consummation of its initial business combination. Constellation is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Marcum LLP, or Marcum, has served as Constellation’s independent registered public accounting firm since its inception in 2015. For the fiscal year ended March 31, 2019, Marcum conducted the audit, and is exclusively responsible for the opinion rendered in connection with its examination. The following is a summary of fees paid for services rendered:

	Year Ended March 31, 2019	Year Ended March 31, 2018
Audit Fees(1)	$52,520	$58,765
Audit-Related Fees(2)	$22,222	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	$74,742	$58,765

(1)

Audit Fees consist of fees incurred for the audits of our annual consolidated financial statements and financial statements included in our registration statement on Form S-1 and this Annual Report on Form 10-K, for the review of our unaudited interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year and for fees incurred related to other SEC filings.

(2)	Audit-Related Fees consist of fees incurred for accounting consultations, due diligence in connection with planned acquisitions and research services.
(3)	Tax Fees consist of fees incurred for tax compliance, planning and advisory services and due diligence in connection with planned acquisitions.
(4)	All Other Fees consist of products and services provided, other than the products and services described in the other rows of the foregoing table.

Pre-Approval Policy

Constellation’s audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for Constellation by Marcum, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit). The audit committee may form and delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such members to grant pre-approvals shall be presented to the audit committee at its next scheduled meeting.

Legal Proceedings

Constellation is not currently a party to any material legal proceedings.

In June 2019, Constellation received invoices for the payment of a placement and advisory commission and expenses totaling more than $1.2 million from a financial advisor pursuant to a letter agreement which was previously terminated by Constellation. Management of Constellation does not believe any commissions are due and owing under the terms of the letter agreement.

DERMTECH MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of DermTech included elsewhere in this proxy statement/prospectus/information statement. This discussion contains forward-looking statements reflecting DermTech’s current expectations, estimates, plans and assumptions concerning events and financial trends that involve risks and may affect DermTech’s future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

DermTech is an emerging growth diagnostics company developing and marketing novel non-invasive gene expression tests to aid in the diagnosis of various skin conditions, including skin cancer, inflammatory diseases, and aging-related conditions. DermTech’s technology provides a highly accurate alternative to surgical biopsy, eliminating patient pain, scarring, and risk of infection, while maximizing convenience. DermTech’s scalable gene expression assays have been designed to work with a proprietary “adhesive patch biopsy” that provides a tissue sample for analysis non-invasively.

DermTech is initially commercializing tests that will address unmet needs in the diagnostic pathway of pigmented skin lesions, such as moles or dark colored skin spots. DermTech’s current products facilitate the clinical assessment of pigmented skin lesions for melanoma. DermTech has initially marketed this test directly to a concentrated group of dermatologists and plans to eventually market the test to primary care physicians and through telemedicine channels. DermTech also provides CLIA laboratory services to large pharmaceutical companies on a contract basis for their use in their clinical trials for new drugs. DermTech has a history of net losses since its inception.

Events, Trends and Uncertainties

DermTech filed an application for a technology assessment for their Pigmented Lesion Assay, or PLA, with MolDX (Medicare) in April of 2018, and the comment period for the accompanying Medicare Draft Local Coverage Decision, or Draft LCD, closed in August of 2018. In March 2019, a Draft LCD proposed favorable coverage for the PLA. The final policy is expected by DermTech in the second half of 2019 and DermTech expects to experience a significant revenue increase after CMS approval because of the opportunity to approach private payors. DermTech believes that, if Medicare coverage is granted, PLA may generate significant revenues in the second and third years following such coverage grant.

If the Final LCD reverses the coverage proposal in the Draft LCD, DermTech’s business will be significantly impacted due to lack of Medicare coverage. Uncertainty surrounds third-party payer reimbursement, including governmental and private payers, of any test incorporating new technology, including tests developed using DermTech’s technologies. Technology assessments of new medical tests conducted by research centers and other entities may be disseminated to interested parties for informational purposes. Third-party payers and health care providers may use such technology assessments as grounds to deny coverage for a test or procedure.

Because each payer generally determines for its own enrollees or insured patients whether to cover or otherwise establish a policy to reimburse DermTech’s tests, seeking payer approvals is a time-consuming and costly process. DermTech cannot be certain that coverage for DermTech’s current tests and DermTech’s planned future tests will be provided in the future by additional third-party payers or that existing policy decisions, or reimbursement levels will remain in place or be fulfilled under existing terms and provisions. If DermTech cannot obtain coverage and reimbursement from private and governmental payers such as Medicare and Medicaid for DermTech’s current tests, or new tests or test enhancements that it may develop in the future,

DermTech’s ability to generate revenues could be limited, which may have a material adverse effect on its financial condition, results of operations, and cash flows.

Financial Overview

Revenue

DermTech is an emerging growth company and recognizes revenue through CLIA laboratory services that are billed to private medical insurance companies and to pharmaceutical companies who order DermTech’s CLIA laboratory services, which can include sample collection kits, assay development, gene expression analysis, data analysis and reporting. DermTech’s revenue is generated from two revenue streams, assay revenue and contract revenue.

Assay Revenue

DermTech generates revenues from its Pigmented Lesion Assay, or PLA, and Nevome services it provides to dermatologists in various states throughout the United States to assist in a clinician’s diagnosis of melanoma. DermTech utilizes its sales force to provide dermatologists with its adhesive sample collection kits to perform non-invasive skin biopsies of clinically ambiguous pigmented skin lesions on patients. Once the sample is collected by the dermatologists, it is returned to DermTech’s CLIA laboratory for analysis. The patient RNA and DNA are extracted from the adhesive patch collection kit and analyzed using gene expression technology to determine if the pigmented skin lesion contains certain genomic features indicative of melanoma. Upon completion of the gene expression analysis, a final report is drafted and provided to the dermatologists detailing the results of the pigmented skin lesion indicating whether the sample collected is indicative of melanoma or not. DermTech considers all services to be complete upon the delivery of this final report and records revenue as of the date of the final report using the full accrual method based upon historical collection experience.

For many PLA and Nevome services performed within the United States, the payment DermTech receives depends upon the rate of reimbursement from commercial third-party payors and government payors. DermTech is not a participating provider with most commercial third-party payors and, therefore, does not have specific coverage decisions from those third-party payors for their services with established payment rates. Currently, most of the commercial third-party payors that reimburse the DermTech’s claims do so based upon the Current Procedural Terminology, or CPT. codes, the predominant methodology, or based on other methods such as percentages of charges or other formulas that are not made known to DermTech. Coverage and payment is determined by each third-party payor on a case by case basis. DermTech’s efforts in obtaining reimbursement based on individual claims, including pursuing appeals or reconsiderations of claim denials, take a substantial amount of time, and bills may not be paid for many months. Furthermore, if a third party payor denies coverage after final appeal, payment may not be received at all.

Contract Revenue

Contract revenue is generated from the sale of CLIA laboratory services and adhesive sample collection kits to third party companies through contract research agreements. CLIA laboratory revenues result from providing gene expression tests to facilitate the development of drugs designed to treat dermatologic conditions typically through clinical trials performed by third party companies. The provision of gene expression services may include sample collection using the DermTech’s patented adhesive patch biopsy devices, assay development for research partners, RNA isolation, expression, amplification and detection, including data analysis and reporting. Contract revenue is ordered by customers on projects that may span over several years. Segments of these contracts may be increased, delayed or eliminated based on the success of the customers’ clinical trials and other factors.

Operating Expenses

In recent years, DermTech has incurred significant costs in connection with the development of its tests. DermTech expects its expenses to continue to increase for the foreseeable future as DermTech conducts studies of its current tests and its planned other tests, grows its sales and marketing organization, drives adoption of and seeks reimbursement for its tests, and develops new tests. As a result, DermTech needs to generate significant revenues in order to achieve sustained profitability. Below is a breakdown of the main cost centers of DermTech and the primary costs that are incurred by each department on a regular and continued basis:

Sales and Marketing Expenses

Sales and marketing expenses are primarily related to DermTech’s specialty field sales force, consisting of salaries, commission compensation, fringe benefits, auto/travel and meals & entertainment expenses. Outside of DermTech’s sales force significant expenses are incurred related to market research, reimbursement efforts, trade show attendance, advertising and public relations expenses. DermTech expects sales and marketing expenses to grow significantly in the near- and long-term future due to a continued focus on growing the sales force to drive an increase in volume of assay services.

Research and Development Expenses

DermTech’s research and development, or R&D, expenses consist primarily of salaries and fringe benefits, clinical trials, consulting costs, facilities, laboratory supplies, equipment expense, and depreciation. DermTech also conducts clinical trials to validate the performance characteristics of its tests and to show medical cost benefit in support of its reimbursement efforts. DermTech expects these expenses to increase significantly as it continues to develop new products and expand the use of its existing products.

General and Administrative Expenses

DermTech’s general and administrative expenses consist of senior management compensation, consulting, legal, billing and collections, human resources, information technology, accounting, insurance, and general business expenses. DermTech expects its general and administrative expenses, especially insurance, accounting, and legal fees, to increase after the consummation of the business combination with Constellation.

Results of Operations

Fiscal Quarters Ended March 31, 2018 and 2019

Assay Revenue

Assay revenues grew $2,000 or 1% to $235,000 for the first quarter of 2019 compared to $233,000 for the first quarter of 2018. As much of DermTech’s assay revenue is driven by the samples that are sent by physicians and physician assistants to DermTech’s central lab for testing, a key performance measure for DermTech are samples that are received and processed by its central lab successfully, also known as billable samples. Billable samples increased slightly to 2,338 for the first quarter of 2019 compared to 2,299 for the first quarter of 2018. Sample volume is dependent on two major factors; the number of physicians or physician assistants who order an assay in any given quarter and the number of assays ordered by each physician during the period. The number of ordering physicians and the utilization per physician can vary based on a number of factors including the types of patients presenting skin cancer conditions, physician reimbursement, office workflow, market awareness, physician education and other factors.

Contract Revenue

Contract revenues with major pharmaceutical companies increased $100,000 or 38% to $361,000 for the first quarter of 2019, compared to $261,000 for the first quarter of 2018, due to accelerating activity with ongoing clinical trial contracts and new contracts. A key metric pertaining to contract revenue is the number of open contracts DermTech has outstanding as this is an indication of work orders DermTech is contracted to perform. Although contract sizes can vary, generally the more open contracts, the more opportunity to recognize future revenue once the work stated in the contract is completed. At the end of the first quarter of 2019, DermTech had 15 open contracts as compared to 8 open contracts at the end of the first quarter of 2018. The contract revenue can be highly variable as it is dependent on the pharmaceutical customers’ clinical trial progress which can be difficult to forecast due to variability of patient enrollment, drug safety and efficacy and other factors. Many of DermTech’s contracts with third parties are structured to contain milestone billing payments, which typically are advance payments on work yet performed. These advanced payments are structured to help fund operations and are included in deferred revenue as the work has not yet been performed. At March 31, 2019, the deferred revenue amount for these contracts, which is the advance payments minus the value of work performed, was $1.3 million. These advance payments will remain in deferred revenue until DermTech processes the laboratory portion of the contracts allowing us to recognize the revenue.

Cost of Revenue

Cost of revenues declined $28,000 to $635,000 for the first quarter of 2019 compared to $663,000 for the first quarter of 2018. The decrease was due to $49,000 in lower collection kit cost partially offset by higher compensation and shipping costs. In addition, DermTech has been focused on automating more processes within its central laboratory in order to cut down on costs and improve efficiency. At current capacity a majority of the costs of revenue are fixed and these costs include the CLIA facility, quality assurance, management and supervision and equipment calibration and depreciation. Much of the costs incurred primarily relate to salaries and benefits, laboratory supplies, shipping costs, equipment maintenance and calibration, utilities and depreciation. In the near- and long-term future, DermTech remains committed to continuing the automation of its laboratory processes in order to become more cost efficient and productive.

Operating Expenses

Sales and Marketing

Sales and marketing expenses increased $144,000 or 20% to $864,000 for the first quarter of 2019 compared to $720,000 for first quarter in 2018. The increase was primarily due to $86,000 in higher compensation related costs primarily due to the hiring of a new chief marketing officer, $40,000 in higher trade show costs and $37,000 in higher commission expense. As additional funding becomes available and approval by Medicare nears, DermTech expects to significantly add to DermTech’s specialty sales force and payer access teams in the second half of 2019 and 2020 and this would significantly increase DermTech’s sales and marketing expenses.

Research and Development

R&D expenses increased $53,000 to $572,000 for first quarter of 2019 compared to $519,000 for the first quarter of 2018, for a 10% increase. The increase was due to $35,000 in higher clinical trial costs along with higher associated statistical consulting. DermTech has several clinical trials underway that seek to add additional positive data to the clinical utility of the PLA assay that can be published in peer-reviewed journals. The primary expenses in R&D include salaries and benefits, clinical trials, facility and lab supplies. DermTech expects these expenses to increase as it continues the development of its basal and squamous cell skin cancer assays and other products.

General and Administrative

General and administrative expenses increased $659,000, or 76%, to $1.5 million for the first quarter of 2019 compared to $869,000 for the first quarter of 2018. The increase was due to $604,000 in higher audit and legal costs as surrounding the completion of PCAOB audits in advance of filing an anticipated Form S-4 as well as legal expenses for preparation of the merger agreement and related upcoming SEC filings. There is no assurance that the S-4 will become effective or that the merger will be completed. If the anticipated merger is completed, DermTech expects to have increased public company expenses including much higher legal, accounting, stock exchange and insurance costs. Also, as DermTech grows its sales force, additional infrastructure such as human resources, information technology and legal resources will be necessary. Ongoing expenses include salaries and benefits, facility costs, billing and collections, auditing, legal and insurance expenses.

Interest Expense

Interest expense increased $2.1 million to $2.2 million for the first quarter of 2019 compared to interest expense of $4,000 for the first quarter of 2018. The increase was primarily due to the interest and amortization of debt discount related to DermTech’s outstanding convertible bridge notes. DermTech expects this substantial increase in interest expense to be non-recurring in the near future as the convertible bridge notes are expected to be converted into common stock upon consummation of the business combination with Constellation.

Other Expense

Other expense of $185,000 for the first quarter of 2019 is related to change in fair value of derivative liability of the outstanding convertible bridge notes from December 31, 2018 to March 31, 2019. DermTech expects this to be a non-recurring expense in the near future as the convertible bridge notes are expected to be converted into common stock upon consummation of the business combination with Constellation.

Fiscal Years Ending December 31, 2017 and 2018

Assay Revenue

Assay revenues grew $230,000 or 22% to $1.3 million for fiscal 2018 compared to $1.1 million for fiscal 2017. As much of DermTech’s assay revenue is driven by the samples that are sent by physicians and physician assistants to DermTech’s central lab for testing, a key performance measure for DermTech are samples that are received and processed by its central lab successfully, also known as billable samples. Billable samples decreased slightly to 11,077 for fiscal year 2018 compared to 11,117 for fiscal year 2017. Despite the slight decrease in billable sample volume, DermTech saw an increase in assay revenue due to increased collection efforts from payors in 2018 as compared to 2017. Sample volume is dependent on two major factors; the number of physicians or physician assistants who order an assay in any given quarter and the number of assays ordered by each physician during the period. The number of ordering physicians and the utilization per physician can vary based on a number of factors including the types of patients presenting skin cancer conditions, physician reimbursement, office workflow, market awareness, physician education and other factors.

Contract Revenue

Contract revenues with major pharmaceutical companies increased $493,000 to $1.2 million for fiscal 2018, or 74%, compared to $667,000 for fiscal 2017, due to accelerating activity with ongoing clinical trial contracts and new contracts. At the end of fiscal year 2018, DermTech had 13 open contracts as compared to 9 open contracts at the end of fiscal year 2017. Contract revenue can be highly variable as it is dependent on the pharmaceutical customers’ clinical trial progress which can be difficult to forecast due to variability of patient enrollment, drug safety and efficacy and other factors. Much of DermTech’s contracts with third parties are structured to contain milestone billing payments, which typically are advance payments on work yet performed. These advanced payments are structured to help fund operations and are included in deferred revenue as the work has not yet been performed. At December 31, 2018, the deferred revenue amount for these contracts, which is the advance payments minus the value of work performed, was $1.6 million. These advance payments will remain in deferred revenue until DermTech processes the laboratory portion of the contracts allowing us to recognize the revenue.

Cost of Revenue

Cost of revenues increased $56,000, or 2%, to $2.6 million for the fiscal year 2018 compared to $2.6 million for the fiscal year 2017. The increase was driven by the costs incurred by implementing new processes and procedures for the new product “Nevome” in fiscal year 2018, which was generally offset by less spending on lab supplies due to the automation of several processes in DermTech’s central laboratory that allowed DermTech to cut down on the amount of supplies it uses in its sample analysis process. Much of the cost of revenue expenses incurred primarily relate to salaries and benefits, laboratory supplies, shipping costs, equipment maintenance and calibration, utilities and depreciation. In the near- and long-term future, DermTech remains committed to continuing the automation of its laboratory processes in order to become more cost efficient and productive.

Operating Expenses

Sales and Marketing

Sales and marketing expenses decreased $52,000, or 2%, to $2.8 million for fiscal 2018 compared to $2.9 million for fiscal 2017. The decline was due to $162,000 in lower compensation related costs, including salaries, commissions and benefits, due to a decline in DermTech’s sales force throughout fiscal year 2018 partially offset by higher trade show and consulting expenses. As additional funding becomes available and approval by Medicare nears, DermTech expects to significantly add to its specialty sales force and payer access teams in the second half of 2019 and 2020 and this would significantly increase its sales and marketing expenses.

Research and Development

R&D expenses increased $57,000, or 3%, to $2.1 million for fiscal 2018 compared to $2.0 million for fiscal 2017. Stock based compensation expenses increased $99,000 and clinical trial costs increased $54,000, which was partially offset by lower payroll costs, travel and laboratory supplies. DermTech initiated several clinical trials during fiscal year 2018 that seek to add additional positive data to the clinical utility of its PLA assay that can be published in peer-reviewed journals. The primary expenses in R&D include salaries and benefits, clinical trials, facility and lab supplies. DermTech expects these expenses to increase as it continues the development of its basal and squamous cell skin cancer assays and other new products.

General and Administrative

General and administrative expenses increased $0.9 million, or 33%, to $3.5 million for fiscal 2018 compared to $2.6 million for fiscal 2017. The increase was primarily due to $391,000 in higher payroll related costs for the buildup of DermTech’s billing and collection department including non-cash stock-based compensation costs, $158,000 in higher consulting for payer access and reimbursement assistance and $49,000 for higher rent and CAM charges. If the anticipated merger with Constellation is completed, DermTech expects to have increasing public company expenses including much higher legal, accounting, stock exchange and insurance costs. Also, as DermTech grows its sales force, additional infrastructure such as human resources, information technology and legal resources will be necessary. Ongoing expenses include salaries and benefits, facility costs, billing and collections, auditing and legal expenses.

Interest Expense, net

Interest expense increased to approximately $1.1 million for fiscal 2018 compared to approximately $18,000 for fiscal 2017. DermTech issued $6.8 million in convertible promissory notes during 2018 and the recorded interest expense includes both the 10% face-amount interest on the notes as well as amortization of debt discount on the notes. DermTech expects this substantial increase in interest expense to be non-recurring in the near future as the convertible bridge notes are expected to be converted into common stock upon consummation of the business combination with Constellation.

Other Expense

Other expense of $351,000 for 2018 is related to the change in fair value of the derivative liability from the date of issuances of the various convertible notes to December 31, 2018. DermTech expects this to be a non-recurring expense in the near future as the convertible bridge notes are expected to be converted into common stock upon consummation of the business combination with Constellation.

Liquidity and Capital Resources

DermTech has historically incurred substantial net losses, including net losses of $8.4 million in 2017 and $10.0 million in 2018; and DermTech has never been profitable. As of March 31, 2019, DermTech’s accumulated deficit is $76.6 million and it had a $10.6 million net capital deficiency. DermTech has historically financed operations through private placement and convertible debt offerings.

DermTech expects its losses to continue as a result of costs relating to ongoing research and development expenses and increased sales and marketing costs for existing and planned products. These losses have had, and will continue to have, an adverse effect on DermTech’s working capital. Because of the numerous risks and uncertainties associated with its commercialization and development efforts, DermTech is unable to predict when it will become profitable, and it may never become profitable. DermTech’s inability to achieve and then maintain profitability would negatively affect DermTech’s business, financial condition, results of operations and cash flows.

As of March 31, 2019, DermTech’s cash and cash equivalents totaled approximately $2.0 million. Based on DermTech’s current business operations, DermTech believes the net proceeds from this offering, together with its current cash and cash equivalents, will be sufficient to meet its anticipated cash requirements for the 18-month period following this offering. If DermTech’s available cash balances, net proceeds from this offering, and anticipated cash flow from operations are insufficient to satisfy DermTech’s liquidity requirements including due to changes in DermTech’s business operations, a lengthier sales cycle, lower demand for its products or other risks, DermTech may seek to raise additional capital through equity offerings, debt financings, collaborations or licensing arrangements. DermTech may also consider raising additional capital in the future to expand its business, to pursue strategic investments or to take advantage of financing opportunities. DermTech’s present and future funding requirements will depend on many factors, including:

•	DermTech’s revenue growth rate and ability to generate cash flows from operating activities;

•	DermTech’s sales and marketing and research and development activities;

•	effects of competing technological and market developments;

•	costs of and potential delays in product development;

•	changes in regulatory oversight applicable to DermTech’s tests; and

•	costs related to international expansion.

Historical Cash Flow Analysis

Fiscal Quarter Ended March 31, 2019

Net cash used in operating activities for the first quarter of 2019 totaled $2.7 million, primarily driven by the $5.2 million net loss offset by non-cash related items, including $1.8 million in amortization of the convertible bridge notes debt discount, $0.3 million in stock based compensation and $0.2 million in the change in the convertible bridge notes derivative liability. In addition, DermTech generated $0.3 million of cash inflow from the collection of billings related to DermTech’s contract revenue, much of which was advance payment billings.

Net cash used in investing activities totaled $6,000, which relates to the purchase of laboratory equipment. As DermTech scales its sales force and the resulting assay volume, additional laboratory equipment investment will be needed to install complex automation systems and other genomic testing equipment.

Net cash provided by financing activities was zero for the first quarter of 2019. In order to continue to fund operations, between June 5th and June 10th, 2019, DermTech issued additional convertible bridge notes to existing investors for aggregate gross proceeds of $2.6 million.

Fiscal Year Ended December 31, 2018

Net cash used in operating activities for fiscal year 2018 totaled $7.6 million primarily driven by a $10.0 million net loss offset by non-cash related items, including $1.0 million in amortization of the convertible bridge notes debt discount, $0.9 million in stock based compensation and $0.4 million in the change in the convertible bridge notes derivative liability. Accounts receivable increased by $0.2 million leading to a cash outflow that was primarily attributable to significant billings of advance payments related to DermTech’s contract revenue business that was partially offset by the resulting increase in deferred revenue.

Net cash used in investing activities totaled $11,000, which relates to the purchase of laboratory equipment. As DermTech scales its sales force and the resulting assay volume, additional laboratory equipment investment will be needed to install complex automation systems and other genomic testing equipment.

Net cash provided by financing activities totaled $11.1 million, which includes $4.5 million in Series C Preferred Stock sold by DermTech through a private placement offering and $6.8 million issued in convertible bridge notes that are partially offset by $0.2 million in debt issuance costs.

Contractual obligations

As of March 31, 2019, future minimum payments due under DermTech’s contractual obligations are as follows:

	Payments Due by Period
	Total	Less than 1 year	1-2 Years	2-3 Years	Thereafter
Operating lease obligations (1)	$1,251,394	$404,864	$417,010	$429,520	$—
Convertible bridge notes (2)	$7,099,288	$7,099,288	$—	$—	$—
WSGR note payable (3)	$569,054	$569,054	$—	$—	$—

(1)	DermTech rents an office and laboratory facility in which the current lease expires in March 2022. This amount reflects base rent only.
(2)	Amounts represent contractual amounts due under the outstanding convertible bridge notes, including interest based on a 10% fixed interest rate that increases to 15% on April 1, 2019.
(3)	Amounts represent contractual amounts due under the WSGR note payable, including interest based on a 3% fixed interest rate.

Going Concern Consideration

The accompanying financial statements of DermTech included in this proxy statement/prospectus/information statement have been prepared assuming DermTech will continue as a going concern. As of March 31, 2019, DermTech has incurred net losses since its formation and has an accumulated deficit of $76.6 million and a net capital deficiency of $10.6 million. DermTech does not have adequate cash on hand to fund operations for the next year. These conditions raise substantial doubt about DermTech’s ability to continue as a going concern.

Between June 5th and June 10th, 2019, DermTech entered into several convertible note agreements for gross proceeds of $2.6 million, for the sole purpose of funding DermTech’s operations. These convertible bridge notes carry an interest rate of 10% and mature after the earliest to occur of: (i) September 25, 2019; (ii) the occurrence of an Event of Default; (iii) the consummation of a liquidation or dissolution of DermTech; (iv) a Liquidation Transaction: or (v) the consummation of a merger of DermTech with DT Merger Sub, Inc., a subsidiary of Constellation Alpha Capital Corp., in accordance with the Agreement and Plan of Merger, dated as of May 29, 2019, or a Qualifying Merger.

DermTech has evaluated the expected cash requirements for a 12 month period from the issuance date of the March 31, 2019 financial statements through June 2020. Management intends to pursue debt financings and a strategic merger transaction with Constellation in order to fund future operations. Immediately prior to the closing of the merger, Constellation expects to raise $24.0 million through a PIPE financing. The proceeds from the PIPE financing will remain with the combined company. Management believes this will be sufficient to provide DermTech with the ability to continue, to support its planned operations and to continue developing and commercializing gene expression tests through June 2020. There can be no assurances as to the availability of additional financing or the terms upon which additional financing may be available to DermTech. If DermTech is unable to obtain sufficient funding at acceptable terms, it may be forced to significantly curtail its operations, and the lack of sufficient funding may have a material adverse impact on the DermTech’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should DermTech be unable to continue as a going concern.

Off-balance sheet financing arrangements

DermTech has no obligations, assets or liabilities which would be considered off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K. DermTech does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. DermTech has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Recent Developments

Convertible Bridge Notes Amendment

On May 23, 2019, DermTech and various convertible bridge note holders agreed to amend the outstanding convertible notes that were issued prior to June 5, 2019. As part of the amendment, the maturity dates of the notes were extended to the earliest of (i) September 24, 2019; (ii) the occurrence of an Event of Default; (iii) the consummation of a liquidation or dissolution of the Company (iv) a Liquidation Transaction; or (v) the consummation of a Qualifying Merger.

Prior to the amendment, the terms of the outstanding convertible promissory notes issued by DermTech before June 5, 2019 required the automatic conversion of such notes upon the closing a capital raising transaction in which DermTech issues equity securities for aggregate gross proceeds of at least $20,000,000, or a Qualified Financing. The amendment provides that notwithstanding any of the terms of such notes, the outstanding principal and accrued but unpaid interest of such outstanding convertible promissory notes issued by DermTech shall be converted into shares of DermTech common stock immediately prior to the consummation of the business combination with Constellation at a price per share equal to 70% of the lesser of (i) $3.75 and (ii) the offering price per share of the PIPE, which is $3.25, multiplied by the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of DermTech as of immediately after the conversion of all then outstanding DermTech bridge notes and immediately prior to the consummation of the business combination.

Because no DermTech shares will be issued pursuant to the PIPE, the PIPE will not qualify as a Qualified Financing under the notes and will not trigger automatic conversion of the notes. However, the notes will be converted immediately prior to the consummation of the business combination with Constellation pursuant to the terms of the amendment, as described above.

The aggregate principal amount of the outstanding convertible promissory notes issued by DermTech prior to June 5, 2019 is $6,800,000.

Issuance of Additional Convertible Bridge Notes

Between June 5th and June 10th, 2019, DermTech issued additional convertible bridge notes to existing investors for aggregate gross proceeds of $2.6 million. These convertible bridge notes carry an interest rate of 10% and mature after the earliest to occur of: (i) September 25, 2019; (ii) the occurrence of an Event of Default; (iii) the consummation of a liquidation or dissolution of DermTech; (iv) a Liquidation Transaction; or (v) the consummation of a Qualifying Merger.

The outstanding principal and accrued but unpaid interest of outstanding convertible promissory notes issued by DermTech between June 5, 2019 and June 10, 2019 will convert into shares of DermTech common stock immediately prior to the consummation of the business combination. The price per share at which such convertible promissory notes will convert depends on whether the consummation of the business combination occurs before or after September 25, 2019. If the consummation of the business combination occurs prior to September 25, 2019, the price per share at which such notes will convert will equal the lesser of (i) $3.37 and (ii) 90% of the offering price per share of the PIPE, which is $3.25, multiplied by the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of DermTech as of immediately prior to the consummation of the business combination (including any DermTech shares to be issued pursuant to outstanding promissory notes converting immediately prior to the consummation of the business combination and any DermTech shares underlying all outstanding options, restricted stock unit awards and warrants). If the consummation of the business combination occurs after September 25, 2019, the price per share at which such notes will convert will equal the lesser of (i) $2.62 and (ii) 70% of the offering price per share of the PIPE multiplied by the quotient described in the preceding sentence.

The terms of the outstanding convertible promissory notes issued by DermTech between June 5, 2019 and June 10, 2019 provide that such notes will automatically convert in the event DermTech closes, between September 26, 2019 and the consummation of the business combination, a Qualified Financing. In such case, the outstanding principal and accrued but unpaid interest of such notes would convert into shares of DermTech common stock at a price per share equal to the lesser of (i) the lowest price per share paid by an investor in such capital raising transaction multiplied by 80% and (ii) the quotient resulting from dividing $52,000,000 by the number of fully diluted shares of DermTech as of immediately prior to such Qualified Financing (including any DermTech shares reserved under an equity incentive plan or such plan’s underlying outstanding options and restricted stock unit awards, but excluding any DermTech shares to be issued pursuant to outstanding promissory notes converting immediately prior to such capital raising transaction or issuable up the exercise of outstanding warrants).

Because no DermTech shares will be issued pursuant to the PIPE, the PIPE will not qualify as a Qualified Financing under the notes and will not trigger automatic conversion of the notes. However, the notes will be converted immediately prior to the consummation of the business combination pursuant to the terms of the notes, as described above.

The aggregate principal amount of the outstanding convertible promissory notes issued by DermTech between June 5, 2019 and June 10, 2019 is $2,600,000.

Critical Accounting Policies and Significant Judgements and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses reported during the period. On an ongoing basis, management evaluates these estimates and judgments, including those related to test revenue, warrants, stock-based compensation, accounts receivable, expense accruals, convertible debt, the realization of deferred tax assets, and common and preferred stock valuations. Actual results may differ from those estimates. DermTech has identified the following critical accounting policies:

Revenue Recognition

DermTech’s revenue is generated from two revenue streams, contract revenue and assay revenue. DermTech accounts for revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that DermTech recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which DermTech expects to be entitled in exchange for those goods or services. The ASC 606 revenue recognition model consists of the following five steps: (1) identify the contracts with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

DermTech recognizes revenue from its contract and assay goods and service in accordance with that core principles and key aspects considered by DermTech include the following:

(a) Contract Revenue

Contract revenue is generated from the sale of CLIA laboratory services and adhesive sample collection kits to third party companies through contract research agreements. CLIA laboratory revenues result from providing gene expression tests to facilitate the development of drugs designed to treat dermatologic conditions. The provision of gene expression services may include sample collection using DermTech’s patented adhesive patch biopsy devices, assay development for research partners, ribonucleic acid (RNA) isolation, expression, amplification and detection, including data analysis and reporting.

Contracts

As part of DermTech’s contract revenue, it has established contracts and work orders with all big pharma partners that all fall under the scope of ASC 606.

Performance obligations

ASC 606 requires an entity to assess the goods or services promised in a contract and identify as a performance obligation each promise to transfer to the customer either a good or service (or a bundle of goods or services) that is distinct, or a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. Based upon review of existing contracts, a majority of DermTech’s contract revenue contracts contain three performance obligations:

(1)	Adhesive patch kits

(2)	RNA extractions

(3)	Certain project management fees

Many of the contract revenue contracts contain promises such as start-up activities and quality system setup fees, which are activities that are performed to fulfill the contract and they do not transfer any good or service to the customer. These promises encompass the administrative tasks associated with beginning and initiating a new project or study with a big pharma company. In accordance with ASC 606, an entity does not account for these activities as a promised good or service within the contract nor evaluate whether they are a performance obligations.

Transaction price

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.

The transaction prices of all the performance obligations are listed in each contract on a per unit basis and are fixed based for the adhesive patch kits and RNA extractions. The project management fees are assessed based on a monthly service fee which range within the contracts depending on certain factors which include length of project and amount of kits or RNA extractions promised within the contract. The fixed and variable rates are materially consistent within all contracts. Therefore, DermTech utilizes the prices listed in each of DermTech’s contracts as the transaction price for each performance obligation.

In determining the transaction price, ASC 606 requires an entity to adjust the promised amount of consideration for the effects of the time value of money if the contract contains a significant financing component. All contracts state fixed transaction prices for each deliverable associated with the contract and does not qualify for the significant financing component of ASC 606.

Allocate the transaction price

All contracts have a directly observable transaction price pertaining to each promised good or service. Those prices are consistent across all contracts for adhesive patch kits and RNA extractions, with the exception of project management fees, which encompass a sufficiently narrow range of prices that are dictated upon factors of each contract previously discussed above. Therefore, DermTech relies on those transaction prices as the basis to allocate the stand-alone selling prices to the performance obligations of the contract.

Most contracts contain a discount that is allocated to all items within the contract, whether they are performance obligations or not. Those items that are not performance obligations (e.g. quality system setup and start up fees) have the associated discount allocated to the transaction prices of the performance obligations evenly.

Recognize Revenue

An entity should recognize revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer. A good or service is transferred when (or as) the customer obtains control of that good or service. The adhesive patch kits are recognized as point in time when shipped to the customer. The RNA extraction is recognized at a point in time when the extraction process is complete and the results are sent to the customer. DermTech provides project management service over the life of the contract, providing equal benefit to the customer throughout the life of the project or study. Therefore, the revenue related to project management fees is recognized straight-line over the life contract.

(b) Assay Revenue

DermTech generates revenues from its PLA and Nevome services it provides to dermatologists in various states throughout the United States to assist in a clinician’s diagnosis of melanoma. DermTech provides participating dermatologists with its adhesive sample collection kits to perform non-invasive skin biopsies of clinically ambiguous pigmented skin lesions on patients. Once the sample is collected by the dermatologists, it is returned to DermTech’s CLIA laboratory for analysis. The patient RNA and DNA is extracted from the adhesive patch collection kit and analyzed using gene expression technology to determine if the pigmented skin lesion contains certain genomic features indicative of melanoma. Upon completion of the gene expression analysis, a final report is drafted and provided to the dermatologists detailing the results of the pigmented skin lesion indicating whether the sample collected is indicative of melanoma or not. A detailed analysis of payments made to DermTech by private health insurance companies for the assays over several quarters is used to estimate the ultimate receipt of funds for payment of billed amounts. These payments can vary widely from insurer to insurer and can be halted for routine audits or other reasons.

Insurance Payer Contracts

DermTech’s customer is the patient. However, DermTech does not enter into a formal reimbursement contract with a patient, as formal reimbursement contracts are more commonly established with insurance payers. Accordingly, DermTech establishes a contract with a patient in accordance with other customary business practices.

•	Approval of a contract is established by the use of the adhesive patch kit on a patient by an ordering physician, which is then sent to DermTech’s central lab for testing.

•

DermTech is obligated to perform its laboratory services upon receipt of a sample from a physician, and the patient and/or applicable payer are obligated to reimburse us for services rendered based on the patient’s insurance benefits.

•	Payment terms are a function of a patient’s existing insurance benefits.

•

Once the patient’s test results are delivered to the ordering physician, DermTech is legally able to collect payment and bill an insurer and/or patient, depending on payer contract status or patient insurance benefit status.

•	Consideration is deemed to be variable, and DermTech considers collection of such consideration to be probable to the extent that it is unconstrained.

Performance obligations

A performance obligation is a promise in a contract to transfer a distinct good or service (or a bundle of goods or services) to the customer. The customer is able to order a PLA test. However, a Nevome test cannot be ordered separately from the PLA test and it is contingent on being run only when a PLA test comes back positive on a sample. The Nevome test would not qualify as a distinct service. Therefore, the PLA test is recognized as a single performance obligation and the Nevome test, if rendered, is bundled with the single PLA performance obligation.

Transaction price

The transaction price is the amount of consideration that DermTech expects to collect in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). The consideration expected from a contract with a customer may include fixed amounts, variable amounts, or both.

The consideration derived from DermTech’s contracts is deemed to be variable, though the variability is not explicitly stated in any contract. Rather, the implied variability is due to several factors, such as the amount of contractual adjustments, any patient co-payments, deductibles or patient compliance incentives, the existence of secondary payers and claim denials.

DermTech estimates the amount of variable consideration using the expected value method, which represents the sum of probability-weighted amounts in a range of possible consideration amounts. When estimating the amount of variable consideration, DermTech considers several factors, such as historical collections experience, patient insurance eligibility and payer reimbursement contracts.

DermTech limits the amount of variable consideration included in the transaction price to the unconstrained portion of such consideration. In other words, DermTech recognizes revenue up to the amount of variable consideration that is not subject to a significant reversal until additional information is obtained or the uncertainty associated with the additional payments or refunds is subsequently resolved. Differences between original estimates and subsequent revisions, including final settlements, represent changes in the estimate of variable consideration and are included in the period in which such revisions are made.

DermTech monitors its estimates of transaction price to depict conditions that exist at each reporting date. If DermTech subsequently determines that it will collect more consideration than it originally estimated for a contract with a patient, it will account for the change as an increase in the estimate of the transaction price (i.e., an upward revenue adjustment) in the period identified. Similarly, if DermTech subsequently determines that the amount it expects to collect from a patient is less than it originally estimated, it will generally account for the change as a decrease in the estimate of the transaction price (i.e., a downward revenue adjustment), provided that such downward adjustment does not result in a significant reversal of cumulative revenue recognized.

When DermTech does not have significant historical experience or that experience has limited predictive value, the constraint over estimates of variable consideration may result in no revenue being recognized upon delivery of a patient’s test result to the ordering physician, with recognition, generally occurring at the date of cash receipt.

Allocate the transaction price

The entire transaction price is allocated entirely to the single performance obligation contained within the contract with a patient.

Recognize revenue

DermTech’s single performance obligation is satisfied at a point in time, and that point in time is defined as the date a patient’s successful test result is delivered to the patient’s ordering physician. DermTech considers this date to be the time at which the patient obtains control of the final results of the promised test service.

If a Nevome test service is ordered and completed in conjunction with DermTech’s PLA service, then DermTech will recognize revenue point in time upon the delivery of the both final reports to the physician. The delivery of DermTech’s Nevome test results is commonly after DermTech’s PLA results are delivered due to the circumstances of how DermTech processes the Nevome test. However, this length in time is determined to not materially impact the final overall revenue recognition timing.

Net Loss Per Share

Basic and diluted net loss per common share is determined by dividing net loss applicable to common shareholders by the weighted average common shares outstanding during the period. Because there is a net loss attributable to common shareholders for the financial periods presented in this filing, the outstanding common stock warrants, stock options, restricted stock units and preferred stock have been excluded from the calculation of diluted loss per common share because their effect would be anti-dilutive. Therefore, the weighted average shares used to calculate both basic and diluted loss per share are the same.

Stock-Based Compensation

Compensation costs associated with stock option awards and other forms of equity compensation are measured at the grant-date fair value of the awards and recognized over the requisite service period of the awards on a straight-line basis.

DermTech grants stock options to purchase common stock to employees with exercise prices equal to the fair market value of the underlying stock, as determined by the board of directors, management and outside valuation experts. The board of directors and outside valuation experts determine the fair value of the underlying stock by considering a number of factors, including historical and projected financial results, the risks DermTech faced at the time, the preferences of DermTech’s debt holders and preferred stockholders, and the lack of liquidity of DermTech’s common stock.

The fair value of each stock option award is estimated using the Black-Scholes-Merton valuation model. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line method. The expected term of options is based on the simplified method which defines the expected term as the average of the contractual term of the options and the weighted average vesting period for all option tranches. The expected volatility of stock options is based upon the historical volatility of a number of related publicly traded companies in similar stages of development. The risk-free interest rate is based on the average yield of U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards. The assumed dividend yield was based on DermTech’s expectation of not paying dividends in the foreseeable future.

DermTech accounts for stock options to non-employees using the fair value approach. The fair value of these options is measured using the Black-Scholes-Merton option pricing model, reflecting the same assumptions applied to employee options, other than expected life, which is assumed to be the remaining contractual life of the award. Options that are granted to employees have a requisite service period of four years. Equity instruments awarded to non-employees are periodically re-measured as the underlying awards vest unless the instruments are fully vested, immediately exercisable, and non-forfeitable on the date of grant.

Restricted stock units (RSU) are considered restricted stock. The fair value of restricted stock is equal to the fair market value of the underlying stock, as determined by the board of directors, management and input from outside valuation experts. DermTech recognizes stock-based compensation expense based on the fair value on a straight-line basis over the requisite service periods of the awards, taking into consideration estimated forfeitures. RSUs that are granted to employees have a requisite service period between two and four years.

Fair Value Measurements

DermTech uses a three-tier fair value hierarchy to prioritize the inputs used in DermTech’s fair value measurements. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Recent accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets, and to recognize on the income statement the expenses in a manner similar to current practice. In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic 842, Leases” and ASU 2018-11, “Leases (Topic 842): Targeted Improvements”, which improves the clarity of the new lease standard and corrects unintended application of the guidance. In December 2018, the FASB issued ASU 2018-20, “Narrow-Scope Improvements for Lessors”, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. This new standard is effective for interim and annual periods beginning January 1, 2020 and early adoption is permitted. DermTech is currently evaluating the impact of this standard on its financial statements.

In June 2019, the FASB issued ASU 2018-07, “Compensation- Stock Compensation (Topic 718) – Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies accounting for nonemployee share-based payment transactions resulting from expanding the scope of Topic 718, Compensation—Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. This new standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. DermTech is currently evaluating the impact of this standard on its financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which modified the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. This new standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. DermTech is currently evaluating the impact of this standard on its financial statements.

CONSTELLATION MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of Constellation included elsewhere in this proxy statement/prospectus/information statement. This discussion contains forward-looking statements reflecting Constellation’s current expectations, estimates, plans and assumptions concerning events and financial trends that involve risks and may affect Constellation’s future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Constellation is a blank check company incorporated on July 31, 2015 in the British Virgin Islands and formed for the purpose of entering into a business combination with one or more target businesses.

On June 23, 2017, Constellation consummated its initial public offering of 14,375,000 units (including 1,875,000 units sold pursuant to the underwriters exercising their over-allotment option), with each unit consisting of one ordinary share, one warrant, each warrant entitling the holder to purchase one-half of one ordinary share at a price of $11.50 per whole share and one right to receive one-tenth of one ordinary share upon the consummation of an initial business combination. No fractional shares will be issued upon exercise of the warrants. Each warrant will become exercisable on the completion of Constellation’s business combination. The warrants will expire five years after the completion of Constellation’s initial business combination or earlier upon redemption or liquidation.

The units in Constellation’s initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $143,750,000. Cowen Investments acted as the sole book running manager and I-Bankers Securities, Inc. acted as co-manager of the offering. The securities sold in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-218093), or Constellation’s registration statement. The SEC declared Constellation’s registration statement effective on June 19, 2017.

Constellation paid a total of $2,875,000 in underwriting discounts and commissions and $514,467 for other costs and expenses related to its initial public offering. In addition, the underwriters agreed to defer $5,031,250 in underwriting discounts and commissions, and up to this amount will be payable upon consummation of the business combination. After deducting the underwriting discounts and commissions (excluding the deferred portion of $5,031,250 in underwriting discounts and commissions, which will be released from the trust account upon consummation of the business combination, if consummated) and the estimated offering expenses, the total net proceeds from Constellation’s initial public offering and the private placement was $145,973,033, of which $145,187,500 (or $10.10 per unit sold in Constellation’s initial public offering) was placed in the Trust Account.

Constellation expects to continue to incur significant costs in the pursuit of its acquisition plans. Constellation cannot assure you that its plans to complete a business combination or to raise capital will be successful.

On August 2, 2018, Constellation entered into an agreement, or the Share Purchase Agreement, to purchase all of the issued and outstanding shares of capital stock of Medall Healthcare Private Limited, a company registered under the laws of India, or Medall. On December 3, 2018, the Share Purchase Agreement was terminated automatically. On March 15, 2019, Constellation announced that it had executed a non-binding letter of intent to merge with DermTech, Inc. Between May 22, 2019 and August 1, 2019, Constellation entered into separate Subscription Agreements with new health care focused institutional investors as well as certain existing investors in DermTech, pursuant to which the Subscribers agreed to purchase an aggregate of 6,153,847 shares of Constellation common stock for a purchase price of $3.25 per share and 1,231 shares of Constellation Series A Convertible Preferred Stock for a purchase price of $3,250 per share (equal to $3.25 per share of common stock on an as-converted basis), collectively referred to as the PIPE Shares, in a private placement in which Constellation will raise an aggregate of approximately $24,000,000, less certain offering related expenses payable by Constellation. The shares of Constellation common stock to be issued pursuant to the PIPE will be identical to the shares of common stock that will be held by Constellation’s public stockholders at the time of the closing of the business combination. The shares of Constellation Series A Convertible Preferred Stock to be issued pursuant to the PIPE will be governed by a Certificate of Designation that will be filed in connection with the closing of the PIPE. The closing of the sale of PIPE Shares will be contingent upon, among other things, the substantially concurrent consummation of the merger. On May 29, 2019, Constellation entered into the Merger Agreement with DermTech and Merger Sub, pursuant to which Merger Sub will merge with and into DermTech with DermTech surviving the merger as a wholly owned subsidiary of Constellation. Upon the closing of the business combination, all of DermTech’s outstanding common stock and preferred stock will be cancelled and converted automatically into the right to receive an aggregate of 16,000,000 shares of Constellation less the total number of shares of Constellation common stock that can be acquired or received pursuant to outstanding DermTech options, restricted stock units and warrants having an exercise price per share of less than $3.80 as of May 29, 2019.

On February 12, 2019, Constellation filed a preliminary proxy statement with the SEC in connection with its intent to hold a special meeting in lieu of its 2019 annual general meeting of shareholders for the purpose of amending its memorandum and articles of association to extend the date by which it has to consummate a business combination from March 23, 2019 to September 23, 2019. On March 21, 2019, in connection with the Special Meeting in lieu of the 2019 Annual General Meeting of Shareholders, Constellation’s shareholders approved a proposal to extend the date by which Constellation has to consummate a business combination to September 23, 2019. In connection with the extension, holders of 13,187,468 of Constellation’s ordinary shares redeemed their shares for a pro rata portion of the funds contained in the trust account. Approximately $12.3 million remained in the trust account as of March 26, 2019, following the redemption of 13,187,468 of Constellation’s ordinary shares.

On February 22, 2019, the Notice from the Listing Qualifications Department of The Nasdaq Stock Market indicating that Constellation was not in compliance with the Minimum Public Holders Rule, which requires Constellation to have at least 300 public holders for continued listing on the NASDAQ Capital Market. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of Constellation’s securities on the NASDAQ Capital Market.

On April 8, 2019, Constellation submitted a plan to regain compliance with the Minimum Public Holders Rule to Nasdaq providing that it expects to regain compliance with the Minimum Public Holders Rule upon the consummation of the proposed business combination. Nasdaq subsequently provided Constellation with an extension until August 21, 2019, to demonstrate compliance with Nasdaq’s initial listing requirements.

Results of Operations

Constellation has neither engaged in any operations nor generated any revenues to date. Constellation’s only activities from inception through March 31, 2019 were organizational activities, those necessary to consummate its initial public offering and identifying a target company for a business combination. Constellation does not expect to generate any operating revenues until after the completion of its business combination. Constellation expects to generate non-operating income in the form of interest income on cash and marketable securities it holds as a result of the initial public offering. There has been no material adverse change that has occurred since the date of Constellation’s audited financial statements included in Constellation’s registration statement for the initial public offering. Constellation expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in pursuit of its acquisition plans.

For the year ended March 31, 2019, Constellation had net income of approximately $944,000, consisting of interest income of approximately $2.9 million, and unrealized gain on marketable securities held in Constellation’s Trust Account of approximately $59,000, offset by operating costs of approximately $2.0 million.

For the year ended March 31, 2018, Constellation had net income of approximately $856,000, consisting of interest income on marketable securities held in its Trust Account of approximately $1.2 million, offset by unrealized loss on marketable securities held in its Trust Account of approximately $45,000, and operating costs of approximately $306,000.

Liquidity and Capital Resources

On June 23, 2017, Constellation consummated its initial public offering of 14,375,000 units, at a price of $10.00 per unit, which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,875,000 units at $10.00 per unit, generating gross proceeds of $143.75 million. Simultaneously with the closing of Constellation’s initial public offering, Constellation consummated the sale of 561,250 private units at a price of $10.00 per unit, of which of which 425,000 private units were purchased by Constellation’s sponsor and 136,250 private units were purchased by Cowen Investments, generating gross proceeds of approximately $5.61 million.

Following Constellation’s initial public offering and the exercise of the over-allotment option, a total of approximately $145.2 million was placed in the Trust Account. Constellation incurred approximately $8.4 million in initial public offering related costs, including $2.875 million of underwriting fees, approximately $5.03 million of deferred underwriting fees and approximately $514,000 of initial public offering costs.

On March 21, 2019, at Constellation’s special meeting of shareholders, its shareholders approved an amended and restated memorandum and articles of association to extend the date by which Constellation has to consummate a business combination to September 23, 2019. In connection with the extension, an aggregate of 13,187,468 ordinary shares were redeemed for an aggregate payment of approximately $136.9 million out of the Trust Account.

As of March 31, 2019, Constellation had marketable securities held in the Trust Account of approximately $12.4 million, substantially all of which is invested in U.S. treasury bills with a maturity of 180 days or less. Interest income earned on the balance in the Trust Account may be available to Constellation to pay its income tax obligations.

As of March 31, 2019, Constellation had cash of approximately $30,000 held outside the Trust Account, which is available for use by Constellation to cover the costs associated with identifying a target business, negotiating a business combination, due diligence procedures and other general corporate uses. In addition, as of March 31, 2019, Constellation had accounts payable and accrued expenses of approximately $1.5 million.

For the year ended March 31, 2019, cash used in operating activities amounted to approximately $444,000. Net income of approximately $944,000 was impacted by interest earned on marketable securities held in the Trust Account of approximately $2.9 million and an unrealized gain on marketable securities held in the Trust Account of approximately $59,000. Changes in Constellation’s operating assets and liabilities used cash of approximately $1.5 million.

For the year ended March 31, 2018, cash used in operating activities amounted to approximately $373,000. Net income of approximately $856,000 was impacted by interest earned on marketable securities held in the trust account of approximately $1.2 million and an unrealized loss on marketable securities held in the Trust Account of approximately $45,000. Changes in Constellation’s operating assets and liabilities used cash of approximately $67,000.

Constellation intends to use substantially all of the net proceeds of its initial public offering and the sale of the private units, including the funds held in the Trust Account (excluding deferred underwriting commissions and taxes payable on interest earned on the Trust Account), to acquire a target business or businesses and to pay its expenses relating thereto. To the extent that Constellation’s shares are used in whole or in part as consideration to effect Constellation’s initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which Constellation had incurred prior to the completion of its initial business combination if the funds available to it outside of the Trust Account were insufficient to cover such expenses.

Constellation intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to finance transaction costs in connection with a business combination, Constellation’s sponsor or an affiliate of Constellation’s sponsor, or Constellation’s officers and directors may, but are not obligated to, loan Constellation funds as may be required. If Constellation completes a business combination, it would repay such loaned amounts out of the proceeds of the Trust Account released to it. In the event that a business combination does not close, Constellation may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be converted into private units of the post business combination entity at a price of $10.00 per private unit at the option of the lender. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. On April 17, 2019 and May 21, 2019, Constellation entered into two promissory notes evidencing loans of $55,000 and $14,559 made to Constellation by two related parties, respectively, for the sole purpose of paying Constellation’s expenses. The principal balance of the notes are payable on the date that Constellation consummates its initial business combination from the funds available to Constellation in connection with the consummation of its initial business combination.

Constellation will need to obtain additional financing either to consummate its business combination or because Constellation becomes obligated to redeem a significant number of its public shares upon consummation of its business combination, in which case Constellation will issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, Constellation would only complete such financing simultaneously with the completion of its business combination, in which case Constellation will issue additional securities or incur debt in connection with such business combination. Constellation cannot provide any assurance that financing will be available to it on commercially acceptable terms, if at all. If Constellation is unable to complete its business combination because it does not have sufficient funds available to it, Constellation will be forced to cease operations and liquidate the Trust Account. In addition, following Constellation’s business combination, if cash on hand is insufficient, Constellation may need to obtain additional financing in order to meet its obligations.

In June 2019, Constellation received invoices for the payment of a placement and advisory commission and expenses totaling more than $1.2 million from a financial advisor pursuant to a letter agreement which was previously terminated by Constellation. Management of Constellation does not believe any commissions are due and owing under the terms of the letter agreement.

Going Concern Consideration

The accompanying financial statements of Constellation included in this proxy statement/prospectus/information statement have been prepared assuming Constellation will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of March 31, 2019, Constellation had cash held outside the Trust Account of approximately $30,000, cash and marketable securities held in the Trust Account of approximately $12.4 million (including approximately

$364,000 of interest income, net of unrealized losses), substantially all of which is invested in U.S. treasury bills with a maturity of 180 days or less, and a working capital deficit of approximately $1.5 million. Further, Constellation has incurred and expect to continue to incur significant costs in pursuit of its acquisition plans.

Constellation intends to use substantially all of the net proceeds of its initial public offering and the sale of the private units, including the funds held in the Trust Account (excluding deferred underwriting commissions and taxes payable on interest earned on the Trust Account), to acquire a target business or businesses and to pay its expenses relating thereto. To the extent that its shares are used in whole or in part as consideration to effect its initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which Constellation had incurred prior to the completion of its initial business combination if the funds available to Constellation outside of the Trust Account were insufficient to cover such expenses.

In order to finance transaction costs in connection with a business combination, Constellation’s sponsor or an affiliate of its sponsor, or Constellation’s officers and directors may, but are not obligated to, loan Constellation funds as may be required. If Constellation completes a business combination, it would repay such loaned amounts out of the proceeds of the Trust Account released to it. In the event that a business combination does not close, Constellation may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from Constellation’s Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be converted into private units of the post business combination entity at a price of $10.00 per private unit at the option of the lender. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. On April 17, 2019, Constellation entered into a promissory note evidencing a loan of $55,000 made to Constellation by Cowen Investments II LLC for the sole purpose of paying its annual Nasdaq fees. The principal balance of the note shall be payable on the date that Constellation consummates its initial business combination from the funds available to Constellation in connection with the consummation of its initial business combination.

On April 17, 2019 and May 21, 2019, Constellation entered into two promissory notes evidencing loans of $55,000 and $14,559 made to Constellation by two related parties, respectively, for the sole purpose of paying Constellation’s expenses. The principal balance of the notes is payable on the date that Constellation consummates its initial business combination from the funds available to it in connection with the consummation of its initial business combination.

Based on the foregoing, Constellation will have insufficient funds available to operate its business through the earlier of consummation of a business combination or September 23, 2019. Following the initial business combination, if cash on hand is insufficient, Constellation may need to obtain additional financing in order to meet its obligations. Constellation cannot be certain that additional funding will be available on acceptable terms, or at all. Constellation’s plans to raise capital or to consummate the initial business combination may not be successful. These matters, among others, raise substantial doubt about Constellation’s ability to continue as a going concern.

Off-balance sheet financing arrangements

Constellation has no obligations, assets or liabilities which would be considered off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K. Constellation does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Constellation has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

Constellation does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay its sponsor a monthly fee of $10,000 for office space, utilities and administrative support provided to the Constellation. Constellation began incurring these fees on June 20, 2017 and will continue to incur these fees monthly until the earlier of the completion of the business combination and the Constellation’s liquidation.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Constellation has identified the following critical accounting policy:

Ordinary shares subject to possible redemption

Constellation accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification, or ASC, Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Constellation’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Constellation’s ordinary shares feature certain redemption rights that are considered to be outside of Constellation’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2019 and 2018, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of Constellation’s balance sheet.

Net income (loss) per ordinary share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Constellation applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at March 31, 2019 and 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the earnings from the assets held in the Trust Account.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Constellation’s financial statements.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors

Resignation of Current Executive Officers of Constellation

Pursuant to the Merger Agreement, all of the current executive officers of Constellation will resign immediately prior to the completion of the business combination.

Executive Officers and Directors of the Combined Company Following the Business Combination

The Constellation board of directors is currently composed of five directors. Pursuant to the Merger Agreement, all of the directors of Constellation who will no longer be members of the Constellation board of directors immediately after the effective time of the business combination will resign at or prior to the effective time of the business combination. As of the effective time of the business combination, the board of directors will initially consist of eight directors designated by DermTech.

Following the business combination, the management team of Constellation is expected to be composed of the current management team of DermTech, plus a new director, Enrico Picozza. The following table lists the names, ages as of August 1, 2019 and positions of the individuals who are expected to serve as executive officers and directors of Constellation upon completion of the business combination:

Name	Age	Position
Executive Officers
John Dobak, M.D.	53	Chief Executive Officer and Director
Steven Kemper, CPA, MBA	64	Chief Financial Officer, Treasurer, and Secretary
Burkhard Jansen, M.D.	54	Chief Medical Officer
Todd Wood	50	Chief Commercial Officer
Zuxu Yao, Ph.D.	57	Chief Scientific Officer

Non-Employee Directors
Matt Posard [3]	52	Chairman of the Board
Gary Jacobs [2,3]	62	Director
Scott Pancoast [1,2]	61	Director
Herm Rosenman [1,2]	71	Director
Cynthia Collins [1,3]	61	Director
Gene Salkind, M.D.	65	Director
Enrico Picozza	59	Director

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Executive Officers

John Dobak, M.D. has served as a director on DermTech’s board of directors since June 2012 and currently serves as such. Dr. Dobak has served as DermTech’s Chief Executive Officer since June 2012. From 2006 until 2011, Dr. Dobak served as the founder and Chief Executive Officer of Lithera, Inc., a pharmaceutical company developing an injectable product for dermatology. Dr. Dobak is the founder and President of the JAKK Group, a life sciences technology accelerator, which has created several companies including Lithera, Inc., INNERCOOL Therapies, Inc., CryoGen, Inc., and CryoCor, Inc. Dr. Dobak’s companies have developed and marketed therapeutics devices for endovascular hypothermia, cryosurgical cardiac catheters, and endometrial ablation. Dr. Dobak received a Bachelor’s Degree from the University of California, Los Angeles and a Medical Doctorate from the University of California, San Diego. Dr. Dobak is qualified to serve on the combined company’s board of directors because of his service as DermTech’s Chief Executive Officer, his service as a member of DermTech’s board of directors and his experience founding and operating multiple companies in the life sciences industry.

Steven Kemper, CPA, MBA has served as DermTech’s Chief Financial Officer and Treasurer since April 2014 and as DermTech’s Consulting Chief Financial Officer from December 2013. From 1996 to present, Mr. Kemper has served as President of Pacific Financial Consulting, an advisory firm that assists emerging growth companies raise capital and grow. Since 2011, Mr. Kemper has also served as adjunct professor of Finance at the University of San Diego. Mr. Kemper was Chief Financial Officer of GenMark Diagnostics, Inc., a medical devices company focusing on molecular diagnostic testing, and Sr. Vice President, Finance for its predecessor company, Osmetech plc, from November 2009 until November 2010. Previously he was the founding Chief Financial Officer and Treasurer of DexCom, Inc., (NASDAQ:DXCM) a medical device company focusing on glucose monitoring systems, where he served from 2003 to 2007. Mr. Kemper has also served as a director of Open Energy Corporation, a renewable energy company focusing on solar energy, and several private companies. He holds a Bachelor’s Degree from the University of California, San Diego, an MBA in Finance from Loyola Marymount University (honors), an MS in Accountancy from San Diego State University, and is a licensed CPA.

Burhard Jansen, M.D. has served as DermTech’s Chief Medical Officer since January 2017. From October 2015 to January 2017, Dr. Jansen served as DermTech’s Vice President of Clinical Development, and from June 2013 to October 2015, he served as a consulting expert to DermTech in dermatology, medical affairs and clinical trials. Dr. Jansen has served as founder, director, and senior executive of a number of dermatology and oncology focused life sciences companies, including Novelix, Avienne, and Oncogenex in the US, Canada, and Europe. Dr. Jansen received his medical doctorate and dermatology training from the Universities of Graz and Vienna in Austria, his postdoctoral science training at the University of Minnesota, and his executive business education at UCLA.

Zuxu Yao, Ph.D. has served as DermTech’s Chief Scientific Officer since January 2017 and prior to that served as DermTech’s Vice President Assay Development since November 2014. From April 2012 to October 2014, Dr. Yao served as Vice President Assay Development at Nexogen, Inc. Dr. Yao received his bachelors degree in Microbiology from Xiamen University in China, his masters degree in physiology from Wageningen University in the Netherlands and his Ph.D. in Biochemistry from Memorial University, Newfoundland, Canada.

Todd Wood has served as DermTech’s Chief Commercial Officer since January 2019. From March 2018 to December 2018, Mr. Wood served as Vice President Global Sales for Obalon Therapeutics, a medical device company. Prior to that Mr. Wood served in a variety of executive roles at Allergan including Vice President US Medical Dermatology Sales from June 2016 through March 2018 and as Vice President US Eye Care Sales from March 2013 to June 2016. Mr. Wood received a bachelor’s degree from Grand Valley State University.

Non-Employee Board of Directors

Matthew L. Posard has served on DermTech’s board of directors since 2016 and as Chairman of the DermTech board since June 2019. Mr. Posard currently serves as Founding Partner at Explore-DNA, a Life Sciences and Diagnostics consulting firm. Mr. Posard served as the President and Chief Commercial Officer of GenePeeks from February 2017 to April 2018 and as Executive Vice President and Chief Commercial Officer at Trovagene from March 2015 to April 2016. Mr. Posard also held multiple executive leadership roles at Illumina, Inc. from 2006 to 2015. Mr. Posard is currently on the boards of Halozyme Therapeutics (NASDAQ: HALO), Talis BioMedical, Ignite Bio and Fabric Genomics and is Executive Chairman of Stemson Therapeutics. Mr. Posard holds a bachelor’s degree in Management Science from the University of California, San Diego. Mr. Posard is qualified to serve on the combined company’s board of directors because of his extensive experience as an executive and serving on various boards of directors of companies in the life sciences industry, including DermTech’s.

Gary Jacobs has served on DermTech’s board of directors since 2006 and as Chairman of the DermTech board from 2006 through June 2019. Since 2004, Mr. Jacobs has served on the board of Nutrinia Ltd., a biotechnology company focusing on oral insulin based therapies for infants. Since 2004, Mr. Jacobs has served on the board of Next Generation Technologies, Inc., a technology company specializing in speech recognition software. Since 2007, Mr. Jacobs has served on the board of GEO2 Technologies Inc., a material sciences company providing a microstructure for complex chemical reactions. Since 2009, Mr. Jacobs has served on the board of Bio2 Technologies, Inc., a medical device company specializing in fiber bonding for biocompatible materials. Since 2012, Mr. Jacobs has served on the board of Motus GI Medical Technologies Ltd., a medical device company that develops endoscopy devices. Since 2008, Mr. Jacobs has served on the board of Medical Surgical Technologies, Ltd., another medical device company that develops laparoscopy manipulator systems. Since 2004, Mr. Jacobs has served on the board of Fallbrook Technologies Inc., an automotive company that manufactures transmissions. Mr. Jacobs is an active investor and philanthropist and is Chairman of the Board of Trustees of High Tech High, or HTH, as well as a board member of the HTH Graduate School of Education. He serves on the boards of the Lawrence Family Jewish Community Center and Jewish Community Centers Association. Mr. Jacobs also chairs the Dean’s Advisory Council for the Social Sciences at University of California, San Diego, the UCSD Athletic Board, the UCSD Board of Overseers, and UCSD Foundation Board. Mr. Jacobs received his Bachelor of Arts degree in Management Science from the University of California, San Diego. Mr. Jacobs is qualified to serve on the combined company’s board of directors because of his considerable experience serving on multiple other boards of directors, including as Chairman of DermTech’s board for thirteen years.

Scott Pancoast has served on DermTech’s board of directors since 2013. Since October 2017 to present, Mr. Pancoast served as Chief Executive Officer, Chairman and Founder of Zylö Therapeutics Inc., a company developing an innovative sustained topical drug-delivery system. From November 2014 to date, Mr. Pancoast served as President of Rutledge Investment Group, a family real-estate-focused entity. From 2005 until 2014, Mr. Pancoast served as Chief Executive Officer and as a board member of Lpath Inc. (Nasdaq:LPTN), a biotechnology company that generated lipodomic-based therapeutic antibodies. Mr. Pancoast has served as the Chief Executive Officer or interim Chief Executive Officer for six start-up companies, and has been a member of the boards of directors for over 15 companies, including three public companies. Mr. Pancoast is a graduate of the Harvard Business School and the University of Virginia. Mr. Pancoast is qualified to serve on the combined company’s board of directors because of his wide-ranging experience serving as the chief executive officer and as a director for multiple companies, including start-up companies and public companies.

Herm Rosenman has served on DermTech’s board of directors since February 2017, and served as Natera’s Chief Financial Officer from February 2014 to January 2017. Prior to Natera, Mr. Rosenman served as senior vice president of finance and Chief Financial Officer at Gen-Probe Incorporated, or Gen-Probe, a developer, manufacturer and marketer of diagnostic and screening products using nucleic acid probes, from June 2001 to October 2012, when Gen-Probe was acquired by Hologic, Inc., a diagnostic products, medical imaging systems, and surgical products company. From August 2012 to February 2014, Mr. Rosenman focused on his board memberships. Mr. Rosenman has served on the board of directors of each of Oxford Immunotec Global PLC, a commercial-stage diagnostics company and of Vivus, Inc., a biopharmaceutical company, since 2013. Mr. Rosenman also previously served on the board of directors of Medistem, Inc., a stem cell therapy company, ARYx Therapeutics Inc., a private drug discovery and development company, Infinity Pharmaceuticals, Inc., a drug discovery and development company, Biofire Diagnostics and a number of privately held companies. Mr. Rosenman holds a B.B.A. in accounting and finance from Pace University and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Rosenman is qualified to serve on the combined company’s board of directors because of his experience serving as the chief financial officer and as a director of multiple life sciences companies.

Gene Salkind, M.D., has served on DermTech’s board of directors since 2007. Dr Salkind also sits on the boards of Cure Pharmaceuticals, Inc and Mobiquity Technolgies, Inc. Dr. Salkind’s background includes more than 25 years as a practicing neurosurgeon in a private practice, with academic affiliation in Pennsylvania. He is the

Chairman of Neurosurgery at the Holy Redeemer Hospital and Medical Center and is the former Chairman of Neurosurgery at the Albert Einstein Medical Center. Dr. Salkind has held professorships at the University of Pennsylvania and at the Temple University School of Medicine. Dr. Salkind has published multiple papers on general neurosurgical topics, has been a guest lecturer worldwide, and sits on numerous boards. Dr. Salkind received his B.A. (cum laude) from the University of Pennsylvania and his M.D. from the Temple University School of Medicine, with distinction. He completed his training in neurological surgery at the Hospital of the University of Pennsylvania where he became the Chief Resident in 1985. Dr. Salkind is qualified to serve on the combined company’s board of directors because of his lengthy career as a practicing doctor and his experience serving on numerous boards of directors, including DermTech’s for the past twelve years.

Cynthia Collins has served on DermTech’s board of directors since July of 2018. Ms. Collins served as Intermin Chief Executive Officer of Editas Medicine since February of 2019, and served as Chief Executive Officer of Human Longevity Inc. from January 2017 to December 2017. From October 2013 to April 2015, Ms. Collins served as the Chief Executive Officer/General Manager of General Electric’s Healthcare Cell Therapy and Lab Businesses and GE’s Clarient Diagnostics. Ms. Collins received her bachelor’s degree in microbiology from the University of Illinois, Urbana and her MBA from the University of Chicago Booth School of Business. Ms. Collins is qualified to serve on the combined company’s board of directors because of her broad experience serving as the chief executive officer for a variety of companies in the life sciences industry.

Enrico Picozza has, since 2011, served as partner of HLM Venture Partners, a venture firm that invests in tech-enabled healthcare services, healthcare information technology, and medical device and diagnostics companies. From 2018 to present, Mr. Picozza has served as Chairman of the board of RubiconMD, Inc., an eConsult platform focused on eliminating unnecessary visits to specialists and providing better care and cost saving to patients and health systems. Since 2016 to present, Mr. Picozza has served on the board and audit committee of mPulse Mobile, Inc., a provider of conversational artificial intelligence solutions for the healthcare industry. Since 2016 to present, Mr. Picozza has also served on the board of Able To, Inc., a provider of virtual behavioral healthcare, and as a member of its audit committee and chair of its compliance committee. Mr. Picozza also currently serves on the council of advisors of BioAccel, a non-profit organization that aims to accelerate the development of new companies and biomedical products by providing entrepreneurs with needed training, mentoring, and early-stage funding support. From 2015 to 2018, Mr. Picozza served on the board of Aventura HQ, Inc., a developer of a software solution designed to simplify usability of electronic medical records in hospital settings. From 2016 to 2018, Mr. Picozza served on the board of Spinal Kinetics, Inc., a provider of freedom of motion spinal disk implants, which sold to Orthofix International N.V. in 2018. From 2015 to 2017, Mr. Picozza served as Chairman of the board of Vericare Management, a provider of behavioral health services and drug management, primarily to patients in skilled nursing facilities, which merged with Medoptions, Inc. in 2016. From 2015 to 2017, Mr. Picozza also served on the board of Medicalis Corporation, a provider of a decision support platform designed to streamline the radiology approval process, which sold to Siemens Healthineers in 2017. From 2015 to 2016, Mr. Picozza served on the board of Transcend Medical, makers of an implantable device to help regulate interocular pressure for patients with glaucoma, which sold to Alcon Holdings, Inc. in 2016. Mr. Picozza has extensive management experience, including his experience in various leadership roles he held at Applied Biosystems, Inc. and PerkinElmer, Inc., where he was involved in the development and commercialization of polymerase chain reaction technology, and as a co-founder of HTS Biosystems, Inc., which sold to Biacore International AB in 2005. Mr. Picozza is the inventor on several patents, the author of numerous scientific papers and a frequent domestic and international speaker. Mr. Picozza received his Bachelor of Science from the University of Connecticut in 1984 and attended the University of Connecticut for post-graduate studies while working at PerkinElmer, Inc. Mr. Picozza is qualified to serve on the combined company’s board of directors because of his considerable experience serving as an officer and as a director of multiple life sciences companies.

Composition of the Board of Directors

The Constellation board of directors currently consists of three members and is divided into two classes each serving staggered two-year terms until their respective successors are duly elected and qualified:

•	Constellation’s Class I directors are Dr. Alexander and Mr. Handa and their terms expire at the annual meeting of stockholders in 2021; and

•	Constellation’s Class II directors are Messrs. Shukla and Rosling and their term expires at the annual meeting of stockholders in 2020.

Pursuant to the Merger Agreement, all of the directors of Constellation who will no longer be members of the Constellation board of directors immediately after the effective time of the merger will resign at or prior to the effective time of the merger. As of the effective time of the merger, the board of directors of the combined company will consist of eight directors, and will be divided into three staggered classes as follows:

•	the combined company’s Class I directors will be Matt Posard, Cynthia Collins and Enrico Picozza and their terms will expire at the annual meeting of stockholders in 2022; and

•	the combined company’s Class II directors will be Herm Rosenman, John Dobak and Gary Jacobs and their term will expire at the annual meeting of stockholders in 2021; and

•	the combined company’s Class III directors will be Gene Salkind and Scott Pancoast and his term will expire at the annual meeting of stockholders in 2020.

There are no family relationships among any of DermTech’s executive officers or directors.

Director Independence

The Constellation board of directors has determined that each of its current directors is independent as defined under Nasdaq Stock Market listing standards. The Constellation board of directors reviews independence on an annual basis and has also determined that each current member of the Audit Committee and Compensation Committee is independent as defined under the applicable Nasdaq Stock Market listing standards and SEC rules. In making this determination, Constellation’s board of directors found that none of these directors had a material or other disqualifying relationship with Constellation.

DermTech and Constellation anticipate that a majority of the members of the board of directors of the combined company as of the effective time of the business combination will be independent as defined under the Nasdaq Stock Market listing standards. With respect to the Audit Committee, DermTech and Constellation anticipate that the directors who will be appointed will satisfy the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC and the Nasdaq Stock Market listing standards, as applicable. DermTech and Constellation further anticipate that the directors who will be appointed to the Compensation Committee and the Nominating and Corporate Governance Committee will satisfy the independence standards for such committees established by the SEC and Nasdaq Stock Market listing standards, as applicable. In making such determinations, the relationships that each such director has with DermTech or Constellation and all other facts and circumstances deemed relevant in determining their independence have been and will be considered.

Committees of the Board of Directors

The Constellation board of directors currently has an Audit Committee and a Compensation Committee. After completion of the business combination, the combined company will also have a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee of the Constellation board of directors was established in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee Constellation’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, Constellation’s Audit Committee performs several functions, including, among other things:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Constellation;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Constellation, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with Constellation in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditors’ internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Constellation entering into such transaction; and

•

reviewing with management, the independent auditors, and Constellation’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Constellation’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The Audit Committee of the combined company is expected to retain these duties and responsibilities following completion of the business combination.

Constellation’s management has the primary responsibility for its consolidated financial statements and the reporting process including its system of internal accounting and financial controls.

Constellation’s Audit Committee currently consists of Mr. Handa, who serves as its chairman, Dr. Alexander and Mr. Rosling. Following completion of the business combination, the Audit Committee is expected to consist of Cynthia Collins, Scott Pancoast and Herm Rosenman, with Herm Rosenman expected to serve as its chairman

The Constellation board of directors has also determined that Mr. Handa qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Constellation board of directors made a qualitative assessment of Mr. Handa’s level of knowledge and experience based on a number of factors, including his formal education and experience in financial roles.

Compensation Committee

The Compensation Committee of the Constellation board of directors acts on behalf of the Constellation board of directors to review, adopt or recommend for adoption, and oversee Constellation compensation strategy, policies, plans and programs. For this purpose, Constellation’s Compensation Committee performs several functions, including, among other things:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to Constellation’s Chief Executive Officer’s compensation, evaluating Constellation’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Constellation’s Chief Executive Officer based on such evaluation in executive session at which Constellation’s Chief Executive Officer is not present;

•	reviewing and approving the compensation of all of Constellation’s other officers;

•	reviewing Constellation’s executive compensation policies and plans;

•	implementing and administering Constellation’s incentive compensation equity-based remuneration plan;

•	assisting management in complying with Constellation’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Constellation’s officers and employees;

•	producing a report on executive compensation to be included in Constellation’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Constellation’s Compensation Committee Charter, established by the Constellation board of directors, also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor and is directly responsible for the appointment, compensation and oversight of the work of any such advisor. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the Compensation Committee will consider the independence of each such advisor, including the factors required by Nasdaq and the SEC.

The Compensation Committee of the combined company is expected to retain each of the above duties and responsibilities following completion of the business combination.

Constellation’s Compensation Committee currently consists of Dr. Alexander, who serves as its chairman, and Mr. Roslin. Following completion of the business combination, the Compensation Committee is expected to consist of Herm Rosenman, Gary Jacobs and Scott Pancoast, with Scott Pancoast expected to serve as its chairman.

Nominating and Corporate Governance Committee

Constellation does not currently have a Nominating and Corporate Governance Committee. Upon completion of the business combination, the combined company will establish a Nominating and Corporate Governance Committee to be responsible for the following:

•	identifying and recommending candidates for membership on the combined company’s board of directors;

•	recommending directors to serve on board committees;

•	reviewing and recommending the combined company’s corporate governance guidelines and policies;

•	evaluating, and overseeing the process of evaluating, the performance of the combined company’s board of directors and individual directors; and

•	assisting the combined company’s board of directors on corporate governance matters.

Following completion of the business combination, the Nominating and Corporate Governance Committee is expected to consist of Cynthia Collings, Gary Jacobs and Matt Posard, with Cynthia Collins expected to serve as its chairman. The Nominating and Corporate Governance Committee will be governed by a written charter approved by the combined company’s board of directors.

Compensation Committee Interlocks and Insider

Composition of the Compensation Committee for the combined company has not yet been determined. Following completion of the business combination, each member designated by DermTech and appointed to the Compensation Committee is expected to be an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code, a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of The Nasdaq Capital Market. None of the proposed combined company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined company’s board of directors or Compensation Committee following the business combination.

Executive Compensation

This section discusses the material components of the executive compensation program offered to DermTech’s named executive officers identified below.

DermTech’s named executive officers for the year ended December 31, 2018 who will serve as the named executive officers of the combined company following the business combination, are referred to in this proxy statement/prospectus/information statement as the “named executive officers.” The named executive officers and their current positions are as follows:

Name	Title
John Dobak	Chief Executive Officer
Steve Kemper	Chief Financial Officer
Burkhard Jansen	Chief Medical Officer

2018 Summary Compensation Table

The following table provides information regarding the named executive officers of DermTech during the fiscal year ended December 31, 2018. For information regarding the management of the combined company after the closing of the business combination, please see the section entitled “Management Following the Business Combination – Executive Officers and Directors – Executive Officers and Directors of the Combined Company Following the Business Combination” beginning on page 225 of this proxy statement/prospectus/information statement.

The following table presents information regarding the total compensation awarded to, earned by, and paid to DermTech’s named executive officers for services rendered to DermTech in all capacities for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)(3)	Total ($)
John Dobak	2018	349,525	79,794	280,381	—	10,168	719,868
Chief Executive Officer	2017	341,000	73,125	212,318	—	11,402	637,845

Steven Kemper	2018	271,625	41,340	136,207	—	18,000	467,172
Chief Financial Officer	2017	265,000	37,500	65,969	—	18,000	386,469

Burkhard Jansen	2018	270,300	41,340	76,540	—	—	388,180
Chief Medical Officer	2017	265,000	43,200	98,914	—	—	407,114

(1)	Amounts reported represent bonus amounts paid in the sole discretion of the DermTech board of directors.
(2)

This amount represents the aggregate fair value of stock awards computed as of the issuance date of each stock award in accordance with Financial Accounting Standards Board Accounting Standards Codification No. 718, Compensation-Stock Compensation, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual.

(3)

All Other Compensation for Dr. Dobak in 2017 and 2018 represents reimbursement of certain fees paid by him to relating to his membership in the Young President’s Organization. All Other Compensation for Mr. Kemper in 2017 and 2018 represents reimbursement of certain health care expenses paid by him.

Narrative Disclosure to Summary Compensation Table

DermTech has entered into executive employment agreements John Dobak and Steven Kemper and an employment letter with Burkhard Jansen, each in connection with their employment with DermTech, the material terms of which are described below. Except as noted below, these documents provide for “at will” employment. In addition, each named executive officer has entered into a confidentiality agreement obligating the officer to refrain from disclosing any of DermTech’s proprietary information received during the course of employment.

John Dobak, M.D.

DermTech entered into an executive employment agreement with Dr. Dobak, as DermTech’s Chief Executive Officer and President, on June 26, 2012. Pursuant to the terms of this agreement, Dr. Dobak’s initial annual base salary was $250,000 and has since increased to $349,525 as of the date hereof pursuant to annual discretionary raises granted by DermTech’s board of directors. In connection with his hiring, Dr. Dobak received a stock option grant exercisable for up to 5% of DermTech’s fully-diluted capitalization at an exercise price equal to the fair market value of DermTech’s common stock on the date of the grant. Following both the initial closing of the sale of DermTech’s Series B Preferred Stock and the May 11, 2017 closing of the sale of DermTech’s Series C Preferred Stock, Dr. Dobak also received one-time additional options to purchase the number of shares of common stock such that, immediately following each such closing, the aggregate number of shares subject to options granted to Dr. Dobak would represent 5% of DermTech’s outstanding shares of common stock. Dr. Dobak is eligible to receive annual discretionary bonuses of up to 30% of his annual base salary.

Dr. Dobak’s employment agreement provides that in the event that Dr. Dobak is terminated without cause or resigns from his position for good reason (as defined in the employment agreement), he is entitled to receive his then in effect base salary, prorated to the date of termination, his accrued benefits and a severance package consisting of (a) a payment equal to six months of his then in effect base salary payable in a lump sum, (b) payment by DermTech of the premiums required to continue Dr. Dobak’s group health care coverage for a period of six months following termination, provided that Dr. Dobak remains eligible for Consolidated Omnibus Budget Reconciliation Act, or COBRA, benefits and (c) except in the event that Dr. Dobak’s termination without cause or resignation for good reason occurs within 18 months following a change of control (as defined in the employment agreement), six months additional vesting of any of Dr. Dobak’s outstanding equity awards under DermTech’s stock plan, with one year after the date of termination to exercise any vested portion of any stock option under the stock plan. On February 28, 2014, DermTech amended its employment agreement with Dr. Dobak, which amendment, among other things, provides for the payment of cash and equity bonus awards in connection with the sale of DermTech’s next qualified financing, which occurred on May 11, 2017 at one of the closings of the sale of DermTech’s Series C Preferred Stock.

DermTech’s Compensation Committee has deemed the business combination a change in control for purpose of Mr. Dobak’s employment agreement. In addition, DermTech’s board of directors has deemed any resignation of Mr. Dobak during the 18-month period following such change in control a resignation for good reason for purposes of his employment agreement.

Steven Kemper, CPA, MBA

DermTech entered into an executive employment agreement with Mr. Kemper, as DermTech’s Chief Financial Officer and Treasurer, on April 1, 2014. Pursuant to the terms of this agreement, Mr. Kemper’s initial annual base salary was $125,000 and has since increased to $271,625 as of the date hereof pursuant to annual discretionary raises granted by DermTech’s board of directors. In addition, Mr. Kemper received a stock option grant exercisable for up to 1,421,102 shares of DermTech’s common stock at an exercise price equal to the fair market value of DermTech’s common stock on the date of the grant. Mr. Kemper is eligible to receive annual discretionary bonuses of up to 20% of his annual base salary.

In the event that Mr. Kemper is terminated without cause or resigns for good reason (as defined in the employment agreement), other than during a period beginning three months prior to and ending 18 months following a change in control (as defined in the employment agreement), he is entitled to a severance package consisting of (a) a payment equal to six months of his then in effect base salary payable in a lump sum, (b) the immediate vesting of the number of eligible shares (as defined in the employment agreement) that would have vested had Mr. Kemper remained an employee of DermTech for six months following his termination, (c) eighteen months additional time to exercise any vested stock options and (d) payment by DermTech of the premiums required to continue Mr. Kemper’s (and his eligible dependents’) group health care coverage for a period of six months following termination, provided that Mr. Kemper remains eligible for COBRA benefits. In addition, if Mr. Kemper’s termination without cause occurs subsequent to a change in DermTech’s Chief Executive Officer, then 100% of Mr. Kemper’s unvested options shall vest. In the event that Mr. Kemper is terminated without cause or resigns for good reason during a period beginning three months prior to and ending 18 months following a change in control, he is entitled to receive a payment equal to twelve months of his then in effect base salary payable in a lump sum, continued health care benefits for a period of twelve months and immediate vesting of 100% of the eligible shares subject to his option that was granted pursuant to his employment agreement.

DermTech’s Compensation Committee has deemed the business combination a change in control for purposes of Mr. Kemper’s employment agreement. In addition, DermTech’s board of directors has deemed any resignation of Mr. Kemper during the 18-month period following such change in control a resignation for good reason for purposes of his employment agreement.

Burkhard Jansen, M.D.

Dr. Jansen’s employment as DermTech’s Vice President of Clinical Development is at-will and began on October 1, 2015 pursuant to an offer of employment letter from DermTech. Dr. Jansen’s initial annual base salary is $240,000, and he is eligible to receive an annual discretionary bonus of up to 20% of his annual base salary. In connection with his hiring, Dr. Jansen received a stock option to purchase 36,580 shares of DermTech common stock. If, subsequent to an acquisition of DermTech by another company, Dr. Jansen is terminated within one year following the acquisition, and the acquiring company does not assume liability for Dr. Jansen’s stock options, 100% of his unvested options will vest. In the event that Dr. Jansen’s employment is terminated by DermTech other than for cause, he is entitled to payment of his then in effect base salary for a period of three months.

Grant of Plan-Based Awards

The following table presents the awards to DermTech’s named executive officers in 2018.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value
John Dobak	01/25/2018	121,377	$280,381
Steve Kemper	01/25/2018	58,964	$136,207
Burkhard Jansen	01/25/2018	33,134	$76,540

2018 Outstanding Equity Awards at Year-End

The following table presents the outstanding equity awards held by DermTech’s named executive officers as of December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable[1]	Number of Securities Underlying Unexercised Options Unexercisable[2]	Option Exercise price	Option Expiration date	Number of shares of stock or units that have not vested	Market value of shares of stock or units that have not vested
John Dobak	68,697	—	$0.63	11/7/2023	—		—
	68,697	—	$0.63	11/7/2023	—		—
	147,495	—	$0.63	2/25/2024	—		—
	—	—	—	—	13,178		$8,566
	—	—	—	—	39,827		$25,888
	—	—	—	—	75,861		$49,310
Steve Kemper	22,557 —	— —	$0.63 —	2/25/2024 —	— 10,501	$	— 6,826
	—	—	—	—	11,617		$7,551
	—	—	—	—	36,852		$23,954
Burkhard Jansen	2,748	—	$0.63	11/7/2023	—		—
	3,175	—	$0.63	2/25/2024	—		—
	3,415	—	$0.63	9/12/2024	—		—
	10,243	—	$0.63	9/12/2024	—		—
	26,673	9,907	$4.03	3/14/2026	—		—
	—	—	—	—	18,086		$11,756
	—	—	—	—	20,709		$13,461

(1)	The number of shares under the option that have vested.
(2)	The number of shares under the option that have not vested.

Potential Payments and Other Benefits Awardable in Connection with the Business Combination

The terms of John Dobak’s and Steven Kemper’s employment agreements, and Burkhard Jansen’s employment letter, including with respect to potential payments upon termination of employment or change in control, are described under the section above entitled “Management Following the Business Combination – Narrative Disclosure to Summary Compensation Table” beginning on page 233 of this proxy statement/prospectus/information statement.

DermTech’s Compensation Committee has, by resolution, deemed the business combination a “change in control” for the purposes of Dr. Dobak’s and Mr. Kemper’s employment agreements. DermTech’s board of directors has also deemed any resignation of Dr. Dobak or Mr. Kemper during the 18-month period following such “change in control” a termination for “good reason” for purposes of their employment agreements. Therefore, if the business combination is consummated, Dr. Dobak and Mr. Kemper may be entitled to receive certain benefits prescribed by their employment agreements, as further described above.

In addition, DermTech’s board of directors has, by resolution, fully accelerated the vesting of all shares of DermTech common stock underlying each of Dr. Dobak’s and Mr. Kemper’s outstanding stock options and restricted stock units, such resolution to be effective as of immediately prior to the consummation of the business combination.

DermTech’s Compensation Committee has, by resolution, accelerated two years of vesting of all shares of DermTech common stock underlying all outstanding stock options and restricted stock units held by persons who have been employed or contracted by DermTech for at least six months, such resolution to be effective immediately prior to the closing of the business combination. DermTech’s Compensation Committee has also approved the full acceleration of the vesting of all shares of DermTech common stock underlying all outstanding stock options and restricted stock units held by persons who have been employed or contracted by DermTech for at least six months and who are terminated (or constructively terminated) due to the business combination.

Constellation has not quantified the value of the immediate vesting of these securities because it would not be practicable to do so. Although Constellation’s ordinary shares have traded on the Nasdaq Capital Market between $10.39 and $10.40 over the past five business days, Constellation expects the trading value of such shares to be substantially lower upon the closing of the business combination because $24 million of Constellation capital stock has been subscribed for, at a price per share of common stock of $3.25 (on an as-converted basis), by investors in the PIPE financing that is expected to close concurrently with the closing of the business combination. Given the foregoing, Constellation believes any attempt to quantify the value of the immediate vesting of the DermTech stock options and restricted stock units described above could be misleading to investors.

Employment Benefits Plan

DermTech Plan

Please see the section entitled “Matters Being Submitted to a Vote of Constellation Shareholders – Proposal No. 4 – Incentive Plan Proposal” for a description of the DermTech Plan.

DermTech Director Compensation

The table below shows all compensation earned by DermTech’s non-employee directors during the year ended December 31, 2018.

Name	Fees Earned ($)	All Other Compensation ($)(1)		Total ($)
Matthew Posard	$25,000	$68,418	(2)	$93,418
Gary Jacobs	$25,000	$28,510		$53,510
Scott Pancoast	$25,000	$30,055		$55,055
Herm Rosenman	$25,000	$35,590		$60,590
Cynthia Collins	$25,000	$34,823		$59,823
Gene Salkind	$5,000	$13,363		$18,363

(1)

For each non-employee director, All Other Compensation consists solely of the aggregate fair value of stock awards computed as of the issuance date of each stock award in accordance with FASB ASC Topic 719.

(2)	Matthew Posard was compensated $30,000 for consulting services that were provided to DermTech’s sales and marketing department during the twelve month period ended December 31, 2018.

Following the closing of the business combination, the combined company expects to reevaluate its non-employee director compensation policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF DERMTECH

Described below are transactions occurring since January 1, 2017 and any currently proposed transactions to which DermTech was a party and in which:

•	The amounts involved exceeded or will exceed $38,652.17, which represents one percent of the average of DermTech’s total assets at year end for its last two completed fiscal years; and

•

A director, executive officer, holder of more than 5% of the outstanding capital stock of DermTech, or any member of such person’s immediate family had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements that are described under the section entitled “Management Following the Business Combination – Executive Compensation” beginning on page 232 of this proxy statement/prospectus/information statement.

DermTech Series C Preferred Stock Financings

From October 2016 through May 2018, DermTech sold and issued an aggregate of 2,624,393 shares of its Series C Preferred Stock, or the Series C Financing, at a purchase price of $5.54 per share for gross cash proceeds to DermTech of $14,539,137. In addition, each investor who purchased at least $1 million of Series C Preferred Stock in a single closing received a three-year warrant to purchase a number of shares of DermTech common stock equal to 20% of the shares of Series C Preferred Stock purchased by such investor, at an exercise price of $5.54 per share, or a Series C Warrant.

Certain directors, executive officers, and/or holders of more than 5% of DermTech capital stock and their affiliates, or the Principal DermTech Stockholders, participated in the Series C Financing.

Entities affiliated with Elliot Feuerstein purchased an aggregate of 180,506 shares of Series C Preferred Stock for a cash purchase price of $1,000,005 and received Series C Warrants exercisable for an aggregate of 36,100 shares of common stock.

Entities affiliated with Paulson Investment Company LLC purchased an aggregate of 709,987 shares of Series C Preferred Stock for a cash purchase price of $3,933,328, received Series C Warrants exercisable for an aggregate of 141,993 shares of common stock, and also received separate ten-year warrants to purchase an aggregate of 125,147 shares of DermTech common stock at an exercise price of $5.54 per share pursuant to a side agreement with DermTech.

Entities affiliated with RTW Investments L.P. purchased an aggregate of 541,516 shares of Series C Preferred Stock for a cash purchase price of $2,999,998 and received Series C Warrants exercisable for an aggregate of 108,302 shares of common stock.

Irwin and Joan Jacobs Family Trust 6-2-80 purchased an aggregate of 1,083,033 shares of Series C Preferred Stock for a cash purchase price of $6,000,003 and received Series C Warrants exercisable for an aggregate of 216,606 shares of common stock.

Amended and Restated Investors’ Rights Agreement

In connection with the issuances of shares of its Series C Preferred Stock throughout 2016-2018, DermTech entered into an amended and restated investors’ rights agreement, or the Series C IRA, with purchasers of its Series C Preferred Stock. The Series C IRA provides for, among other things, certain demand, piggy-back and S-3 registration rights. Principal DermTech Stockholders who entered into the Series C IRA include Irwin and Joan Jacobs Family Trust 6-2-80, RTW Master Fund LTD, entities affiliated with Elliot Feuerstein, and entities affiliated with Gary Jacobs. The Series C IRA will terminate upon the closing of the business combination.

Right of First Refusal and Co-Sale Agreement

In connection with the issuances of shares of its Series C Preferred Stock throughout 2016-2018, DermTech entered into a right of first refusal and co-sale agreement, or the Series C ROFR, with purchasers of its Series C Preferred Stock. The Series C ROFR provides for, among other things, certain right of first refusal and co-sale rights. Principal DermTech Stockholders who entered into the Series C ROFR include Irwin and Joan Jacobs Family Trust 6-2-80, RTW Master Fund LTD, entities affiliated with Elliot Feuerstein, and entities affiliated with Gary Jacobs.

Amended and Restated Voting Agreement

In connection with the issuances of shares of its Series C Preferred Stock throughout 2016-2018, DermTech entered into an amended and restated voting agreement, or the Series C Voting Agreement, with purchasers of its Series C Preferred Stock. The Series C Voting Agreement provides for, among other things, drag along arrangements and voting provisions. Principal DermTech Stockholders who entered into the Series C IRA include Irwin and Joan Jacobs Family Trust 6-2-80, RTW Master Fund LTD, entities affiliated with Elliot Feuerstein, and entities affiliated with Gary Jacobs.

DermTech Convertible Promissory Notes

During 2018, DermTech issued several convertible promissory notes to various investors for an aggregate principal amount of $6.8 million. Principal DermTech Stockholders who purchased such notes include Irwin Jacobs Family Trust 6-2-80 ($2.6 million), various entities affiliated with RTW Investments L.P. ($3.0 million), and various entities affiliated with Elliot Feuerstein ($1.2 million). The outstanding principal and accrued but unpaid interest of all such convertible promissory notes will convert into shares of DermTech common stock immediately prior to the consummation of the business combination at a price per share equal to 70% of the lesser of (i) $3.75 and (ii) the offering price per share of the PIPE, which is $3.25, multiplied by the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of DermTech as of immediately after the conversion of all then outstanding DermTech bridges notes and immediately prior to the consummation of the business combination.

In June 2019, DermTech issued additional convertible promissory notes to various investors for an aggregate principal amount of $2.6 million. Principal DermTech Stockholders who purchased such notes include an entity affiliated with Gary Jacobs ($500,000), various entities affiliated with RTW Investments L.P. ($1.5 million), and various entities affiliated with Elliot Feuerstein ($500,000). The outstanding principal and accrued but unpaid interest of such convertible promissory notes will convert into shares of DermTech common stock immediately prior to the consummation of the business combination. The price per share at which such convertible promissory notes will convert depends on whether the consummation of the business combination occurs before or after September 25, 2019. If the consummation of the business combination occurs prior to September 25, 2019, the price per share at which such notes will convert will equal the lesser of (i) $3.37 and (ii) 90% of the offering price per share of the PIPE, which is $3.25, multiplied by the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of DermTech as of immediately prior to the consummation of the business combination (including any DermTech shares to be issued pursuant to outstanding promissory notes converting immediately prior to the consummation of the business combination and any DermTech shares underlying all outstanding options, restricted stock unit awards and warrants). If the consummation of the business combination occurs after September 25, 2019, the price per share at which such notes will convert will equal the lesser of (i) $2.62 and (ii) 70% of the offering price per share of the PIPE multiplied by the quotient described in the preceding sentence.

Policies and Procedures Regarding Related Party Transactions

While DermTech does not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the DermTech Board reviews and considers the interests of its directors, executive officers and principal stockholders in its review and consideration of transactions and obtains the approval of non-interested directors when it determines that such approval is appropriate under the circumstances.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Constellation is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the business combination.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2019 combines the unaudited historical balance sheet of DermTech as of March 31, 2019 with the audited historical consolidated balance sheet of Constellation as of March 31, 2019, giving effect to the business combination as if it had been consummated as of that date.

The following unaudited pro forma condensed combined income statement combines the audited historical statement of operations of DermTech for the year ended December 31, 2018 with the audited historical consolidated statement of operations of Constellation for the year ended March 31, 2019, giving effect to the business combination as if it had occurred as of the beginning of the earliest period presented.

The historical financial information of Constellation was derived from the audited financial statements of Constellation for the year ended March 31, 2019, included elsewhere in this proxy statement/prospectus/information statement. The historical financial information of DermTech was derived from the audited financial statements of DermTech for the twelve months ended December 31, 2018 and the unaudited financial statements of DermTech for the three months ended March 31, 2019, included elsewhere in this proxy statement/prospectus/information statement. This information should be read together with Constellation’s and DermTech’s audited and unaudited financial statements and related notes, the sections titled “Constellation Management’s Discussion And Analysis Of Financial Condition And Results Of Operations,” and “DermTech Management’s Discussion And Analysis Of Financial Condition And Results Of Operations” and other financial information included elsewhere in this proxy statement/prospectus/information statement.

Description of the Business Combination

Pursuant to the Merger Agreement, all outstanding shares of DermTech common stock and preferred stock shall be cancelled and converted automatically, into the right to receive an aggregate of sixteen million (16,000,000) shares of Constellation common stock less the total number of shares of Constellation common stock that can be acquired or received pursuant to outstanding DermTech options, restricted stock units and warrants having an exercise price per share of less than $3.80 as of May 29, 2019. Concurrently with the closing of the business combination, certain investors have committed to purchase an aggregate of $24 million in a PIPE financing for the combined company, subject to the completion of the merger. In connection with the Business Combination, Constellation entered into Subscription Agreements with investors to purchase an aggregate of 6,153,847 shares of Constellation common stock, for a purchase price of $3.25 per share and 1,231 shares of Constellation Series A Convertible Preferred Stock for a purchase price of $3,250 per share, (equal to $3.25 per share of common stock on an as-converted basis) in a private placement in which Constellation will raise an aggregate of approximately $24,000,000.

Accounting for the Merger

The business combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Constellation will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on DermTech’s shareholders expecting to have a majority of the voting power of the combined company, DermTech comprising the ongoing operations of the combined company, DermTech comprising a majority of the governing body of the combined company, and DermTech’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of DermTech issuing stock for the net assets of Constellation, accompanied by a recapitalization. The net assets of Constellation will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of DermTech.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the business combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the business combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. DermTech and Constellation have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming redemptions of 1,187,532 shares of Constellation ordinary shares into cash, which is assumed to be the most likely outcome to occur. A redemption rate of 100% is likely given that the redemption amount is currently estimated to be $10.41 per share and the shares of Constellation common stock being sold in the PIPE financing, to be consummated concurrently with the closing of the business combination, are priced at $3.25 per share. This presentation assumes that Constellation stockholders exercise their redemption rights with respect to a maximum of 1,187,532 ordinary shares upon consummation of the Business Combination at a redemption price of approximately $10.41 per share. Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 12,729,061 shares of common stock to be issued to DermTech stockholders, 1,493,628 shares issued to the holders of rights at 1/10th of a share of common stock per share of Constellation shares held and 6,153,847 shares of common stock to be issued to the PIPE investors.

As a result of the Business Combination, it is assumed that all Constellation stockholders will elect to redeem their shares for cash. As a result of the maximum redemption of Constellation shareholders, DermTech will own approximately 58.85%, Constellation will own approximately 12.70% and the PIPE investors will own approximately 28.45% of Constellation common stock to be outstanding immediately after the Business Combination, based on the number of shares of Constellation common stock outstanding as of March 31, 2019.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2019

	A	B
			Pro Forma Adjustments		Pro Forma Balance Sheet
	DermTech	Constellation
Assets
Current assets:
Cash and cash equivalents	$2,040,794	30,487	(36,095)	1
			(70,000)	9
			20,000,000	10
			4,000,000	12	25,965,186
Accounts receivable, net	277,585	—			277,585
Inventory	38,917	—			38,917
Prepaid expenses and other current assets	98,120	51,257			149,377

Total current assets	2,455,417	81,744	23,893,905		26,431,066
Marketable securities held in Trust Account	—	12,357,980	(12,357,980)	2	—
Property and equipment, net	201,772	—			201,772
Other assets	50,000	—			50,000

Total assets	$2,707,188	12,439,724	11,535,925		26,682,838

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses*	$895,844	1,522,158	(70,000)	9	2,348,004
Advances from related parties	—	36,095	(36,095)	1	—
Accrued compensation	425,613	—			425,613
Deferred revenue	1,303,785	—			1,303,785
Current Notes payable	516,270	—			516,270
Current convertible notes payable, net	6,800,000	—	(6,800,000)	3	—
Derivative liability	3,064,419	—	(3,064,419)	4	—

Total current liabilities	13,005,932	1,558,253	(9,970,514)		4,593,672
Deferred underwriting fees	—	5,031,250	(2,187,500)	6	2,843,750

Total liabilities	13,005,932	6,589,503	(12,158,014)		7,437,422

Commitments and Contingencies
Constellation ordinary shares subject to possible redemption, 81,701 shares at redemption values as of March 31, 2019	—	850,217	(850,217)	2	—
DermTech Series C convertible preferred stock, par value $0.001; 2,624,393 shares issued and outstanding as of March 31, 2019	2,624	—	(2,624)	5	—

Stockholders’ (deficit) equity:
DermTech common stock, par value $0.001; 4,644,983 shares issued and outstanding as of March 31, 2019	4,645	—	2,659	3
			2,624	5
			(9,928)	8	—
Constellation ordinary shares, no par value; 5,260,831 shares issued and outstanding as of March 31, 2019	—	3,201,932	(3,201,932)	7	—
Combined company common stock, par value $0.001	—		5,261	7
			12,729	8
			6,154	10
			1,494	11	25,637
Combined entity Series A convertible preferred stock, par value $0.0001	—	—	0	12	0
Additional paid-in capital	66,271,946	—	(11,507,763)	2
			6,797,341	3
			3,196,671	7
			(2,801)	8
			19,993,846	10
			(1,494)	11	88,747,747
			4,000,00	12
Accumulated earnings (deficit)	(76,577,959)	1,798,072	3,064,419	4
			2,187,500	6	(69,527,968)

Total stockholders’ (deficit) equity	(10,301,368)	5,000,004	24,546,780		19,245,416

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$2,707,188	12,439,724	11,535,925		26,682,838

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

A – Derived from the unaudited balance sheet of DermTech as of March 31, 2019.

B – Derived from the audited balance sheet of Constellation as of March 31, 2019.

1 – To record repayment of advances from related parties.

2 – Assumes the maximum number of shares of 1,187,532 are redeemed into cash by the Constellation stockholders at a price of $10.41, and as a result $12,357,980 would be paid out of trust account. This represents the maximum redemption amount after giving effect to payments to redeeming stockholders based on a consummation of the business combination on March 31, 2019. If less than the maximum of 1,187,532 shares are redeemed, the surviving entity would have more shares outstanding and a higher cash balance, resulting in a higher stockholders equity amount. If 50% of the 1,187,532 Constellation shares are not redeemed, the remaining shares would result in approximately 5% additional shares outstanding in the weighted average shares calculation of the pro forma income statement, with a resulting approximate $6.2 million in additional cash remaining in the surviving entity.

3 – Assumes the outstanding convertible notes payable converts upon consummation of the business combination. As a result of conversion, 2,658,909 shares of DermTech common stock are issued at a par value of $0.001.

4 – Represents extinguishment of derivative liability and resulting gain to retained earnings (other income) upon conversion of convertible notes payable.

5 – Outstanding Series C Preferred Stock will convert to DermTech common stock at a 1:1 ratio immediately prior to the business combination.

6 – To record the reduction in deferred underwriting fees upon consummation of the business combination based upon Deferred Underwriting Fee Assignment Agreement between Constellation, Cowen and DermTech dated May 29, 2019.

7 – To create a par value at $0.001 for Constellation’s outstanding ordinary shares as of 3/31/2019 and to transfer remaining account balance to additional paid in capital.

8 – To reflect the merger consideration conversion ratio at March 31, 2019 of DermTech outstanding common stock into the combined company’s common stock. 9,928,285 shares of DermTech common stock (includes outstanding common shares, converted preferred stock and converted outstanding bridge note shares) converted to 12,729,061 shares of Constellation common stock at a conversion ratio of 1.28*, calculated as follows:

DermTech Stock Type	DermTech Shares at March 31, 2019
Common Stock	4,644,983
Convertible Series C Preferred Stock	2,624,393
Bridge Note Conversion to Common Stock	2,658,909
Common Stock Options @ 0.63	409,396
Common Stock Options @ 0.65	997,115
Common Stock Options @ 2.03	144,912
Common Stock Options @ 2.31	159,730
Restricted Stock Units	801,651
Common Stock Warrants @ 0.63	38,430

Total DermTech Shares	12,479,519
CNAC Shares Issued in Business Combination	16,000,000
Merger Conversion Ratio	1.28
DermTech Principal Shares	9,928,285
Conversion into Constellation Shares	12,729,061

*

This Merger Conversion Ratio differs from 1.16 Merger Conversion Ratio discussed throughout this prospectus as this ratio is calculated as if the business combination took place as of March 31, 2019. The 1.16 Merger Conversion Ratio is the projected conversion ratio upon consummation of the business combination.

9 – Constellation entered into an Administrative Service Agreement, dated June 20, 2017, in which at the consummation of a business combination, Constellation is required to pay a fee for office space, utilities and administrative services. An aggregate of $70,000 in fees for these services were included in accounts payable and accrued expenses in the accompanying balance sheet at March 31, 2019.

10 – To reflect the PIPE investment issuance of 6,153,847 shares of Constellation common stock for gross proceeds of $20,000,000.

11 – There currently are 14,936,250 rights to receive ordinary shares issued and outstanding sold as part of the units in Constellation’s initial public offering and part of the private unit offering. Each holder of a right will receive one-tenth of one ordinary share upon consummation of Constellation’s initial business combination, even if the holder of such right redeemed all ordinary shares held by them.

12 – To reflect the PIPE investment issuance of 1,231 shares of Series A Convertible Preferred Stock for gross proceeds of $4,000,000.

*

The Company is currently in discussion with vendors that comprise a significant portion of the accounts payable due at Closing regarding the total amount of payment to be made. At this time, the Company is not able to ascertain the precise amount to be paid to such vendors.

Unaudited Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Loss

For the Year Ended December 31, 2018 (DermTech) and March 31, 2019 (Constellation)

	A	B
			Pro Forma Adjustments		Pro Forma Income Statement
	DermTech	Constellation
Revenues:
Contract revenue	$1,160,894	—			1,160,894
Assay revenue	1,281,259	—			1,281,259

Total Revenues	2,442,153	—	—		2,442,153

Cost of revenues	2,626,930	—			2,626,930

Gross loss	(184,777)	—	—		(184,777)

Operating expenses:
Sales and marketing	2,805,895	—			2,805,895
Research and development	2,053,979	—			2,053,979
General and administrative	3,514,804	1,978,028	(848,267)	1	4,644,565

Total operating expenses	8,374,678	1,978,028	(848,267)		9,504,439

Loss from operations	(8,559,455)	(1,978,028)	848,267		(9,689,217)

Other income (expense):
Interest income (expense), net	(1,093,863)	2,863,123	(2,863,123)	2
			1,078,375	3	(15,488)
Unrealized gain (loss) on marketable securities held in Trust Account	—	59,363	(59,363)	2	—
Other expense	(351,034)	—	351,034	3	—

Total other income (expense)	(1,444,897)	2,922,486	(1,493,077)		(15,488)

Net income (loss)	$(10,004,352)	944,458	(644,810)		(9,704,705)

Weighted average shares outstanding used in computing net loss per share, basic and diluted	4,644,353	5,136,904	12,729,061	4	21,631,129
Net loss per common share outstanding, basic and diluted	(2.15)	0.14			(0.45)

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Operations

A – Derived from the audited consolidated statements of operations of DermTech for the year ended December 31, 2018.

B – Derived from the audited consolidated statements of operations of Constellation for the year ended March 31, 2019.

1 – Reflects the elimination of $848,267 in nonrecurring transaction costs incurred that are directly related to the Business Combination.

2 – Represents an adjustment to eliminate interest income and unrealized gain on marketable securities held in the trust account as of the beginning of the period.

3 – Reflects the elimination of interest expense and other expense associated with the outstanding convertible notes that will be extinguished upon consummation of the Business Combination.

4 – As the Business Combination is being presented as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the business combination and the PIPE have been outstanding for the entire period presented. In addition, the Constellation shares issued to DermTech in the Business Combination presented below assumes conversion of outstanding DermTech shares as of March 31, 2019 at a conversion ratio of 1.28*. Weighted average common shares outstanding basic and diluted are calculated as follows:

Weighted average shares calculation, basic and diluted
Constellation weighted average shares outstanding	5,136,904
Less: maximum shares subject to redemption	(1,187,532)
Less: shares subject to Constellation Forfeiture Agreement, dated May 29, 2019	(2,694,779)
Shares issued to Constellation rights holders	1,493,628
Constellation shares issued to DermTech in the Business Combination	12,729,061
Shares issued to PIPE investors	6,153,847

Weighted average shares outstanding	21,631,129

The foregoing calculations assume the maximum number of shares of 1,187,532 are redeemed into cash by the Constellation stockholders at a price of $10.41, and as a result $12,357,980 would be paid out of trust account. This represents the maximum redemption amount after giving effect to payments to redeeming stockholders based on a consummation of the business combination on March 31, 2019. If less than the maximum of 1,187,532 shares are redeemed, the combined company would have more shares outstanding and a higher cash balance, resulting in a higher stockholders equity amount. If 50% of the 1,187,532 Constellation shares are not redeemed, the remaining shares would result in approximately 5% additional shares outstanding in the weighted average shares calculation of the pro forma income statement, with a resulting approximate $6.2 million in additional cash remaining in the combined company.

In addition, any redemption amount less than 100% of the 1,187,532 Constellation shares would result in the combined company having a higher number of weighted average shares outstanding, which would reduce the pro forma loss per share. The pro forma statement of operations and comprehensive loss assumes 100% redemptions as this reflects the maximum potential loss per share.

Percent of shares owned by DermTech	58.85%
Percent of shares owned by PIPE investors	28.45%
Percent of shares owned by Constellation	12.70%

*

This Merger Conversion Ratio differs from 1.16 Merger Conversion Ratio discussed throughout this prospectus as this ratio is calculated as if the business combination took place as of March 31, 2019. The 1.16 Merger Conversion Ratio is the projected conversion ratio upon consummation of the business combination.

COMPARISON OF RIGHTS OF HOLDERS OF DERMTECH CAPITAL STOCK AND CONSTELLATION CAPITAL STOCK

General

Constellation is incorporated under the laws of the British Virgin Islands. DermTech is incorporated under the laws of the State of Delaware. Following the Domestication, the rights of the stockholders of each company will be governed by the DGCL. If the business combination is completed, DermTech stockholders will become stockholders of Constellation, and their rights will be governed by the DGCL, the amended and restated certificate of incorporation of Constellation, and the bylaws of Constellation.

The summaries below describe the material differences between the current rights of DermTech stockholders under the DermTech amended and restated certificate of incorporation and the DermTech bylaws and the rights of the combined company’s stockholders, post-business combination, under the Constellation amended and restated certificate of incorporation and Constellation bylaws, as applicable, and as in effect immediately following the business combination. However, these summaries may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of DermTech and Constellation stockholders and are qualified in their entirety by reference to the DGCL and the various documents of DermTech and Constellation that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus/information statement and the other documents referred to in this proxy statement/prospectus/information statement for a more complete understanding of the differences between being a stockholder of DermTech or Constellation before the business combination and being a stockholder of Constellation after the business combination. Constellation has filed copies of its current certificate of incorporation and bylaws with the SEC and will send copies of the documents referred to in this proxy statement/prospectus/information statement to you upon your request. DermTech will also send copies of its amended and restated certificate of incorporation and bylaws to you upon your request. See the section entitled “Where You Can Find More Information” on page 271 of this proxy statement/prospectus/information statement.

Authorized Capital Stock

DermTech

DermTech’s amended and restated certificate of incorporation authorizes the issuance of up to 26,000,000 shares of common stock, $0.001 par value per share, and 2,800,000 shares of preferred stock, $0.001 par value per share, all 2,800,000 shares of which are designated Series C Preferred Stock.

Constellation

Constellation’s amended and restated certificate of incorporation authorizes the issuance of up to 50,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share.

Dividends

DermTech

DermTech’s amended and restated certificate of incorporation provides that holders of Series C Preferred Stock may only receive dividends when and if declared by DermTech’s board of directors. If DermTech’s board of directors declares any dividends, the holders of Series C Preferred Stock shall be entitled to receive any such declared dividends prior and in preference to the payment of any dividends to the holders of common stock. If dividends are declared, the holders of Series C Preferred Stock shall receive any such declared dividends at the per annum rate of six percent (6%) of the initial purchase price per share of the Series C Preferred Stock (currently $5.54, subject to adjustment for stock splits, stock dividends, reclassification, and the like), payable annually. Such dividends are not cumulative.

After payment of declared dividends, if any, to the holders of Series C Preferred Stock, any additional dividends shall be distributed to the holders of common stock on a pro rata basis.

Constellation

Constellation’s amended and restated certificate of incorporation will provide that holders of Constellation common stock are entitled to receive dividends ratably, if any, as may be declared by the Constellation board of directors out of legally available funds, subject to any preferential dividend rights of any Constellation preferred stock then outstanding. Constellation’s board of directors will be authorized, without action by the Constellation stockholders, to designate and issue shares of Constellation preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to the rights of holders of Constellation preferred stock to receive dividends. In connection with the closing of the business combination, Constellation will file a Certificate of Designation of Preferences, Rights and Limitations for a new series of Series A Convertible Preferred Stock, or the Series A Certificate of Designation. Pursuant to the Series A Certificate of Designation, holders of the new Series A Convertible Preferred Stock, or the Series A Preferred, will be entitled to receive dividends on an as-converted basis equal to and in the same form as dividends actually paid on shares of Constellation common stock when, as and if such dividends are paid on such common stock.

Liquidation Preference

DermTech

DermTech’s amended and restated certificate of incorporation provides that in the event of any voluntary or involuntary liquidation, dissolution or winding up of DermTech, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of DermTech’s assets to the holders of common stock, an amount per share equal to the initial purchase price per share of the Series C Preferred Stock (currently $5.54, subject to adjustment for stock splits, stock dividends, reclassification, and the like), for each share of Series C Preferred Stock held by them, plus declared but unpaid dividends, or collectively the Series C Preference Amount.

If, upon the liquidation, dissolution or winding up of DermTech, the distribution of DermTech’s assets to the holders of Series C Preferred Stock would be insufficient to fulfill the Series C Preference Amount, then all the assets of DermTech legally available for distribution shall be distributed to the holders of Series C Preferred Stock in proportion to the Series C Preference Amount each such holder would otherwise be entitled to receive.

After payment of the Series C Preference Amount is made in full to the holders of Series C Preferred Stock, the remaining assets of DermTech available for distribution to its stockholders, if any, shall be distributed among the holders of common stock on a pro rata basis.

Constellation

Constellation’s amended and restated certificate of incorporation will provide that in the event of dissolution, liquidation or winding up, holders of Constellation common stock are entitled to share ratably in Contellation’s net assets legally available after the payment of all of Constellation’s debts and other liabilities, subject to the preferential rights of any Constellation preferred stock then outstanding. Constellation’s board of directors will be authorized, without action by the Constellation stockholders, to designate and issue shares of Constellation preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to the liquidation preference of holders of Constellation preferred stock. The Series A Certificate of Designation will provide that holders of the Series A Preferred shall participate pari passu with the holders of Constellation common stock on an as-converted basis.

Conversion Rights and Protective Provisions

DermTech

DermTech’s amended and restated certificate of incorporation provides that holders of Series C Preferred Stock have the right to convert their shares into shares of common stock at any time at a conversion rate in accordance with the terms of DermTech’s amended and restated certificate of incorporation. In addition, upon the earlier of (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $11.08 per share (as adjusted for stock splits, stock dividends, reclassifications and the like), and which results in at least $15 million of aggregate cash proceeds (prior to underwriting discounts, commissions and other expenses), or (ii) the date specified by a vote or written consent of the holders of a majority of the then outstanding shares of preferred stock (voting together as a class), each share of Series C Preferred Stock shall automatically be converted into the number of shares of common stock obtained by multiplying such share by the applicable conversion rate in accordance with the terms of DermTech’s amended and restated certificate of incorporation. This conversion rate is subject to anti-dilution adjustments further described in DermTech’s amended and restated certificate of incorporation. Each share of Series C Preferred Stock is convertible into one share of common stock as of the date hereof.

As long as 270,000 shares of Series C Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like) are issued and outstanding, DermTech may not take any of the following actions without the approval of the holders of at least 70% of the then outstanding shares of Series C Preferred Stock, voting together as a class (except as required by law) and on an as-converted basis:

•	increase or decrease (other than by conversion) the total number of authorized shares of its preferred stock or any series of its preferred stock;

•	amend, alter or repeal any provisions of its amended and restated certificate of incorporation or its bylaws in any manner which materially and adversely affects the holders its preferred stock;

•

create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with its preferred stock;

•

approve the purchase redemption or other acquisition of any of its common stock other than repurchases pursuant to stock restriction agreements or similar agreements approved by the board of directors upon the termination of a consultant, director, employee or advisor to DermTech;

•	declare or pay any dividend or otherwise make a distribution to holders of any capital stock prior to the distribution to the holders of the Series C Preferred Stock;

•	liquidate, dissolve or wind up the affairs of DermTech, or effect any merger, consolidation or other liquidation transaction;

•	create or authorize the creation of any debt securities with an aggregate outstanding principal amount in excess of $1,500,000;

•	create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary or dispose of any subsidiary stock or all or substantially all of any subsidiary assets; or

•	increase or decrease the size of the board of directors.

RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd., or the RTW Parties, are also entitled to certain preemptive rights in accordance with the terms of that certain letter agreement by and among DermTech and the RTW Parties, dated March 5, 2018, or the RTW Letter Agreement. Subject to certain exceptions described in the RTW Letter Agreement, DermTech may not create, incur or assume any indebtedness without obtaining the prior written consent of the RTW Parties. The RTW Letter Agreement will be terminated upon completion of the business combination.

Constellation

Holders of Constellation common stock will have no conversion rights under Constellation’s amended and restated certificate of incorporation or bylaws. Constellation’s board of directors will be authorized, without action by the Constellation stockholders, to designate and issue shares of Constellation preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to conversion rights. The Series A Certificate of Designation will provide that each share of Series A Preferred will be convertible into Constellation common stock at a conversion price equal to $0.00325, provided that in no event shall any shares of Series A Preferred be convertible if such conversion would result in the Holder of such shares beneficially owning more than 9.99% of Constellation’s then-outstanding shares of common stock.

Number of Directors

DermTech

DermTech’s bylaws provide that the number of members of the board of directors may be fixed from time to time by the board of directors. The Amended and Restated Voting Agreement, dated August 5, 2016, by and among DermTech and holders of its securities identified therein, as amended, or the DermTech Voting Agreement, provides that the board of directors must consist of the Chief Executive Officer of DermTech (currently John Dobak, M.D.), one person designated by Jacobs Investment Company LLC for so long as Jacobs Investment Company LLC holds no fewer than 500,000 shares of DermTech’s capital stock (currently Gary Jacobs), and one person designated by the RTW Parties for so long as the RTW Parties hold no fewer than 324,910 shares of DermTech’s capital stock (currently vacant). The number of directors is currently fixed at seven.

Constellation

Constellation’s amended and restated certificate of incorporation and its bylaws will provide that Constellation’s board of directors will be divided into three classes serving three-year terms, with one class being elected each year. The number of directors will be fixed from time to time by Constellation’s board of directors, and it will be fixed at eight upon the closing of the business combination. For more information on the board composition of the combined company, please see the section entitled “Management Following the Business Combination – Composition of the Board of Directors” beginning on page 229 of this proxy statement/prospectus/information statement.

Stockholder Nominations and Proposals

DermTech

DermTech’s amended and restated certificate of incorporation and bylaws do not address the notice requirements for stockholder nominations or proposals. Notice requirements for DermTech stockholder nominations and proposals are governed by the DGCL.

Constellation

Constellation’s bylaws will establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of Constellation’s stockholders. These procedures will provide that notice of stockholder proposals must be timely given in writing to Constellation’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at Constellation’s principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Constellation.

Removal of Directors; Vacancies on the Board of Directors

DermTech

DermTech’s bylaws provide that, unless otherwise restricted by the bylaws, statute or DermTech’s amended and restated certificate of incorporation, any director may be removed from the board of directors at any time, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

DermTech’s bylaws also provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office or by a sole remaining director. The DermTech bylaws further provide that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of DermTech’s amended and restated certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

However, the parties to the DermTech Voting Agreement have agreed to vote their shares, including any votes with respect to removals or vacancies, to ensure the board composition proscribed by the DermTech Voting Agreement. See the section entitled “Comparison of Rights of Holders of DermTech Stock and Constellation Stock – Number of Directors” beginning on page 249 of this proxy statement/prospectus/information statement.

Constellation

Constellation’s amended and restated certificate of incorporation and bylaws will provide that, subject to the rights of the holders of any series of Constellation preferred stock, directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, subject to the rights of the holders of any series of Constellation preferred stock, any vacancy on Constellation’s board of directors, however occurring, including a vacancy resulting from an increase in the size of Constellation’s board, may only be filled by the affirmative vote of a majority of Constellation’s directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by a vote of the stockholders.

Voting Stock

DermTech

DermTech’s amended and restated certificate of incorporation provides that the holders of common stock are entitled to one vote for each share of such stock held by them and the holders of Series C Preferred Stock are entitled to one vote for each share of common stock into which such share of Series C Preferred Stock is convertible.

Constellation

Constellation’s amended and restated certificate of incorporation will provide that the holders of Constellation common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Constellation’s board of directors will be authorized, without action by the Constellation stockholders, to designate and issue shares of Constellation preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to the voting rights of the holders of

Constellation preferred stock. The Series A Certificate of Designation will provide that holders of the Series A Preferred shall have no voting rights, except with respect to certain protective provisions set forth in the Series A Certificate of Designation relating to the powers, preferences and rights of the Series A Preferred.

Cumulative Voting

DermTech

DermTech’s amended and restated certificate of incorporation and bylaws do not contain a provision granting cumulative voting rights in the election of DermTech’s directors.

Constellation

Constellation’s amended and restated certificate of incorporation and bylaws will not contain any provisions granting cumulative voting rights in the election of Constellation’s directors.

Stockholder Action by Written Consent

DermTech

DermTech’s bylaws provide that, unless otherwise provided in the amended and restated certificate of incorporation, or by statute, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Constellation

Constellation’s amended and restated certificate of incorporation will provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Notice of Stockholder Meetings

DermTech

DermTech’s bylaws provide that all notices of meetings of stockholders shall be in writing and state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. DermTech’s bylaws also provide that, except as otherwise provided in the DGCL, the amended and restated certificate of incorporation or the bylaws, all such notices of meetings shall be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Constellation

Constellation’s bylaws will provide that all notices of meetings of stockholders shall be given in writing or by electronic transmission and state the place, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. A notice of a special meeting shall state, in addition, the purpose(s) for which the meeting is called. Constellation’s bylaws will also provide that all such notices shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Special Stockholder Meetings

DermTech

DermTech’s bylaws provide that a special meeting of the stockholders may be called at any time by the board of directors, the Chairman of the board, the Chief Executive Officer (or President in the absence of a Chief Executive Officer), or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

Constellation

Constellation’s bylaws will provide that only a majority of the members of Constellation’s board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Drag-Along Rights

DermTech

The DermTech Voting Agreement provides that if the board of directors, the holders of at least 50% of the shares of common stock then issued or issuable on conversion of the shares of Series C Preferred Stock, the holders of a majority of the shares of the then outstanding common stock (other than those issued or issuable upon conversion of the shares of Series C Preferred Stock), and the RTW Parties approve a liquidation transaction or the resale of shares of DermTech’s capital stock by DermTech stockholders representing more than 50% of the voting power of DermTech, all holders of DermTech’s capital stock that are party to the DermTech Voting Agreement are required to vote all their shares in favor of such transaction and to sell their shares of DermTech capital stock pursuant to the terms of such transaction.

Constellation

Constellation’s amended and restated certificate of incorporation and bylaws will not contain any provisions granting drag-along rights to any holder of Constellation’s capital stock.

Tag-Along Rights

DermTech

That certain Right of First Refusal and Co-Sale Agreement by and among DermTech and the holders of its securities identified therein, or the DermTech ROFR, provides that if certain of DermTech’s stockholders propose to transfer certain of their capital stock of DermTech and such stock is not purchased by DermTech pursuant to its right of first refusal granted to it in the DermTech ROFR, then holders of Series C Preferred Stock may exercise their right of co-sale to purchase such stock on a pro rata basis.

Constellation

Constellation’s amended and restated certificate of incorporation and bylaws will not contain any provisions granting tag-along rights to any holder of Constellation’s capital stock.

Redemption

DermTech

DermTech’s amended and restated certificate of incorporation provides that neither DermTech’s common stock nor its Series C Preferred Stock is redeemable.

Constellation

Constellation’s amended and restated certificate of incorporation and bylaws will not contain any provisions granting redemption rights to any holder of Constellation’s common stock. Constellation’s board of directors will be authorized, without action by the Constellation stockholders, to designate and issue shares of Constellation preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to the redemption rights of the holders of Constellation preferred stock. The Series A Certificate of Designation will provide that the Series A Preferred is not redeemable.

Indemnification

DermTech

DermTech’s amended and restated certificate of incorporation provides that, subject to any provisions in the bylaws related to indemnification, DermTech shall indemnify, to the fullest extent permitted by law, its directors and officers, provided that DermTech is not required to indemnify a director or officer with respect to a proceeding initiated by the indemnitee unless such proceeding was authorized by the board of directors.

DermTech’s bylaws further provide that DermTech shall indemnify, to the fullest extent permitted by the DGCL, its directors and officers, provided that DermTech is not obligated to indemnify a director or officer if, in connection with the applicable proceeding, such person did not act in good faith or in a manner such person reasonably believed to be in or not opposed to the best interests of o the company. With respect to any criminal proceedings, DermTech is obligated to indemnify its directors or officers only if such person had no reasonable cause to believe his or her conduct was unlawful.

DermTech’s indemnification obligations extend to suits brought by or in the right of DermTech. If the director or officer who might otherwise be indemnified in such circumstance is adjudged liable to DermTech, DermTech shall not be required to indemnify such director or officer, provided that DermTech shall indemnify any such liable director or officer if and to the extent that the court in which such action was brought determines that such director or officer is fairly and reasonably entitled to indemnity for expenses that the court deems proper.

DermTech is not obligated to indemnify its directors or officers in connection with any proceeding (i) to the extent such person’s expenses have been reimbursed by insurance, statute or otherwise; (ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provision of law, if such person is held liable therefor; (iii) for reimbursement to DermTech by such director or officer’s compensation or profits from the sale of DermTech’s securities, as required by the Exchange Act of 1934 (including such payments that arise from the Sarbanes-Oxley Act of 2002); (iv) initiated by such person, unless (a) the board of directors authorized the proceeding prior to its initiation, (b) DermTech provides the indemnification in its sole discretion pursuant to applicable law, (c) it is otherwise required to be made pursuant to the bylaws, or (d) it is otherwise required by applicable law; or (v) if prohibited by law.

DermTech’s bylaws further include the directors’ and officers’ right to advancement of expenses upon DermTech’s receipt of written notice therefor and an undertaking by or on behalf of any such director or officer to repay all amounts advanced if it shall ultimately be determined that the person is not entitled to be indemnified under DermTech’s bylaws or the DGCL.

DermTech’s bylaws further provide DermTech the power to indemnify its employees and other agents not otherwise prohibited by the DGCL or any other applicable law.

Constellation

Constellation’s amended and restated certificate of incorporation will provide that Constellation shall indemnify its directors and officers, provided that they have acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of Constellation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

This indemnity shall not extend to a suit by or in the right of Constellation in which any director or officer has been adjudged to be liable to Constellation, unless and to the extent that the court making such adjudication determines that the director or officer in question is fairly and reasonably entitled to indemnity for expenses that the court deems proper.

Constellation shall not indemnify any director or officer in respect of a proceeding initiated by such director or officer unless such proceeding was authorized by Constellation’s board of directors.

Any indemnification of its directors or officers by Constellation is conditioned on the director or officer in question notifying Constellation in writing as soon as possible of any proceeding for which indemnity will or could be sought, unless Constellation has confirmed to the director or officer that it is aware of such proceeding. Constellation may elect to participate in or assume the defense of any such proceeding at its own expense. Constellation shall not be required to indemnify for any amounts paid in settlement without its written consent, which consent will not be unreasonably withheld.

Any indemnified director or officer will have the right to advancement of expenses upon Constellation’s receipt of written notice therefor and an undertaking by or on behalf of any such director or officer to repay all amounts advanced if it shall ultimately be judicially determined that such person is not entitled to be indemnified.

Constellation shall not indemnify any director or officer to the extent such director or officer is reimbursed from the proceeds of insurance. In the event Constellation makes any indemnification payments and the director or officer in question is subsequently reimbursed from the proceeds of insurance, such director or officer shall promptly refund Constellation to the extent of such insurance reimbursement.

Amendment of Certificate of Incorporation or Bylaws

DermTech

Other than as set forth in the protective provisions in DermTech’s amended and restated certificate of incorporation and as provided by law, DermTech’s amended and restated certificate of incorporation does not have other restrictions for amending DermTech’s amended and restated certificate of incorporation except that any amendment thereof may not amend or repeal Articles VII or VIII of DermTech’s amended and restated certificate of incorporation (which pertain to personal liability of directors and indemnification) to the extent such amendment would impair or eliminate director’s or officer’s rights under such Articles arising from events that occurred prior to the date of such amendment. See the section entitled “Comparison of Rights of Holders of DermTech Stock and Constellation Stock – Conversion Rights and Protective Provisions” beginning on page 248 of this proxy statement/prospectus/information statement.

DermTech’s amended and restated certificate of incorporation provide that DermTech’s bylaws may be amended by DermTech’s stockholders entitled to vote, and DermTech’s bylaws provide that DermTech’s bylaws may be amended by DermTech’s board of directors.

DermTech’s bylaws further provide that any amendment to the bylaws by DermTech’s stockholders that specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

Constellation

As required by the DGCL, any amendment of Constellation’s amended and restated certificate of incorporation must first be approved by a majority of Constellation’s board of directors and, if required by law or

Constellation’s amended and restated certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability, exclusive jurisdiction of Delaware Courts and the amendment of Constellation’s bylaws and amended and restated certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class.

Constellation’s bylaws may be amended by the affirmative vote of a majority of the Constellation directors then in office, subject to any limitations set forth in Constellation’s bylaws, and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if Constellation’s board of directors recommends that the Constellation stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Exclusive Jurisdiction of Certain Actions

DermTech

DermTech’s amended and restated certificate of incorporation requires, unless DermTech otherwise consents, that the Court of Chancery in the State of Delaware, or the Chancery Court, be the sole and exclusive forum for any DermTech stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of DermTech, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of DermTech, to DermTech or DermTech’s stockholders, (iii) any action asserting a claim against DermTech, its directors, officers or employees, arising pursuant to any provision of the DGCL or DermTech’s amended and restated certificate of incorporation or bylaws or (iv) any action asserting a claim against DermTech, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Chancery Court determines that there is an indispensable party not subject to the jurisdiction of the Chancery Court (and the indispensable party does not consent to the personal jurisdiction of the Chancery Court within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Chancery Court, or for which the Chancery Court does not have subject matter jurisdiction.

Constellation

Constellation’s amended and restated certificate of incorporation will require, unless Constellation otherwise consents, that the Chancery Court will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of Constellation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Constellation, to Constellation or Constellation’s stockholders, (iii) any action or proceeding asserting a claim against Constellation or any current or former director, officer or other employee of Constellation, arising out of or pursuant to any provision of the DGCL or Constellation’s amended and restated certificate of incorporation or bylaws, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of Constellatin’s amended and restated certificate of incorporation or its bylaws, (v) any action or proceeding as to which the DGCL confers jurisdiction to the Chancery Court, or (vi) any action asserting a claim against Constellation or any director, officer or other employee of Constellation, relating to certain internal affairs matters. If the Chancery Court does not have jurisdiction for these actions or proceedings, then the actions or proceedings must be brought in a state court located in the State of Delaware. If these state courts also do not have jurisdiction, these actions or proceedings must be brought in the federal district court for the District of Delaware. These limitations in Constellation’s amended and restated certificate of incorporation will not apply to actions brought to enforce a duty or liability created by the Securities Act, the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction.

DESCRIPTION OF CONSTELLATION CAPITAL STOCK

The following summary of the material terms of Constellation’s securities is not intended to be a complete summary of the rights and preferences of such securities. Constellation urges you to read its proposed amended and restated memorandum and articles of association in its entirety for a complete description of the rights and preferences of its securities.

Authorized and Outstanding Capital Stock

Constellation is a company incorporated in the British Virgin Islands as a BVI business company (company number 1884971) and its affairs are governed by its memorandum and articles of association, the BVI Companies Act and the common law of the British Virgin Islands. Constellation is authorized to issue an unlimited number of both ordinary shares of no par value and five classes of preferred shares of no par value. The following description summarizes certain terms of Constellation’s shares as set out more particularly in its memorandum and articles of association. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit of Constellation consists of one ordinary share, one right and one warrant. Each right entitles the holder thereof to receive one-tenth of one ordinary share upon the consummation of an initial business combination. Each warrant entitles the holder to purchase one-half of one ordinary share exercisable at $11.50 per full share, subject to adjustment as described in this proxy statement/prospectus/information statement. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrantholder. For example, if a warrant holder holds one warrant to purchase one-half of one share, such warrant shall not be exercisable. If a warrantholder holds two warrants, such warrants will be exercisable for one share.

Ordinary Shares

As of the date of this proxy statement/prospectus/information statement, there were 5,342,532 ordinary shares of Constellation issued and outstanding, consisting of 1,187,532 ordinary shares originally sold as part of the units in Constellation’s initial public offering and 3,593,750 Founder Shares that were issued to Constellation’s sponsor prior to Constellation’s initial public offering (a total of 136,250 Founder Shares of which were subsequently transferred to Cowen Investments) and 561,250 ordinary shares originally sold to Constellation’s sponsor and Cowen Investments as part of the private units in a private sale simultaneously with Constellation’s initial public offering.

At any general meeting of Constellation, every ordinary shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy will have one vote for each share held on all matters to be voted on by shareholders. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken. Prior to the consummation of Constellation’s initial business combination, the rights attaching to ordinary shares (including those provisions designed to provide certain rights and protections to Constellation’s ordinary shareholders) may only be amended by a resolution of persons holding at least 65% (or 50% if approved in connection with Constellation’s initial business combination) of Constellation’s outstanding ordinary shares attending and voting on such amendment. Other provisions of Constellation’s memorandum and articles of association may be amended prior to the consummation of Constellation’s initial business combination if approved by a majority of the votes of Constellation’s shareholders attending and voting on such amendment or by resolution of Constellation’s directors. Following the consummation of, or in connection with, Constellation’s initial business combination, the rights and obligations attaching to Constellation’s ordinary shares and other provisions of Constellation’s memorandum and articles of association may be amended if approved by a majority of the votes of Constellation’s shareholders attending and voting on such amendment or, subject to certain limitations, by resolution of Constellation’s directors. Constellation’s board of directors is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Constellation’s shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefore.

Constellation does not currently intend to hold an annual meeting of shareholders until after it consummates its initial business combination. Therefore, if Constellation’s shareholders want Constellation to hold a meeting prior to such consummation, they may requisition the directors to hold one upon the written request of members entitled to exercise at least 30 percent of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Islands law, Constellation may not increase the required percentage to call a meeting above such 30 percent level.

Constellation’s memorandum and articles of association will require Constellation to provide its public shareholders with the opportunity to redeem their shares upon the consummation of its initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein and any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of a proposed business combination. The amount in the Trust Account as of May 28, 2019 is approximately $10.45 per share. The per-share amount Constellation will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions Constellation will pay to the underwriters. Constellation’s initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and public shares in connection with the consummation of Constellation’s initial business combination. Constellation will consummate the business combination only if a majority of the votes of ordinary shareholders who being so entitled attend and vote at the Special Meeting are voted in favor of the business combination. However, the participation of Constellation’s sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus/information statement) could result in the approval of the business combination even if a majority of Constellation’s public shareholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of Constellation’s outstanding ordinary shares, non-votes will have no effect on the approval of the business combination once a quorum is obtained.

Constellation’s initial shareholders have agreed to vote their Founder Shares and any public shares held by them in favor of the business combination. Each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the business combination.

Pursuant to Constellation’s memorandum and articles of association, if Constellation is unable to consummate its initial business combination by September 23, 2019, Constellation will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses), pro rata to Constellation’s public shareholders by way of redemption and cease all operations except for the purposes of winding up of its affairs. This redemption of public shareholders from the Trust Account will be effected as required by and by function of Constellation’s memorandum and articles of association and prior to any formal voluntary liquidation of the company. Constellation’s initial shareholders have agreed to waive their right to receive liquidating distributions with respect to their Founder Shares if Constellation fails to consummate its initial business combination by September 23, 2019. However, if Constellations’s initial shareholders or any of Constellation’s officers, directors or affiliates acquire public shares, they will be entitled to receive liquidating distributions with respect to such public shares if Constellation fails to consummate its initial business combination within the required time period.

Constellation’s shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of legally available funds. In the event of a liquidation or winding up of the company after Constellation’s initial business combination, Constellation’s shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Constellation’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that Constellation will provide its public shareholders with the redemption rights set forth above.

Founder Shares

The Founder Shares are identical to the other ordinary shares included in the units sold in Constellation’s initial public offering, and holders of Founder Shares have the same shareholder rights as public shareholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) Constellation’s initial shareholders agreed (A) to waive their rights to liquidating distribution with respect to their Founder Shares and public shares in connection with the consummation of Constellation’s initial business combination and (B) to waive their redemption rights with respect to Constellation’s Founder Shares if Constellation fails to consummate its initial business combination by September 23, 2019, although they will be entitled to redemption rights with respect to any public shares they hold if Constellation fails to consummate its initial business combination within such time period. Constellation’s initial shareholders have agreed to vote their Founder Shares and any public shares purchased during or after its initial offering in favor of the business combination and Constellation’s officers and directors have also agreed to vote any public shares purchased during or after the initial public offering in favor of the business combination.

Constellation’s initial shareholders have agreed pursuant to the terms of a letter agreement not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees as described below) until, with respect to 50% of the Founder Shares, the earlier of (i) one year after the date of the consummation of Constellation’s initial business combination or (ii) the date on which the closing price of Constellation’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after Constellation’s initial business combination, with respect to the remaining 50% of the Founder Shares, upon one year after the date of the consummation of Constellation’s initial business combination, or earlier, in either case, if, subsequent to Constellation’s initial business combination, Constellation consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of Constellation’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. Prior to the consummation of the business combination, the parties to the letter agreement expect to amend the letter agreement to reduce the $12.50 per share closing price to $4.00 per share.

Preferred Shares

Constellation’s memorandum and articles of association authorizes the creation and issuance without shareholder approval of an unlimited number of preferred shares divided into five classes, Class A through Class E each with such designation, rights and preferences as may be determined by a resolution of Constellation’s board of directors to amend the memorandum and articles of association to create such designations, rights and preferences. Constellation has five classes of preferred shares to give it flexibility as to the terms on which each Class is issued. Unlike Delaware law, all shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preferred shares allows Constellation to issue shares at different times on different terms. No preferred shares are currently issued or outstanding. Accordingly, Constellation’s board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights, which could adversely affect the voting power or other rights of the holders of ordinary shares. However, the underwriting agreement prohibits Constellation, prior to Constellation’s initial business combination, from issuing preferred shares which participate in any manner in the proceeds of the Trust Account, or which vote as a class with the ordinary shares on Constellation’s initial business combination. Constellation may issue some or all of the preferred shares to effect the business combination. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of Constellation. Although Constellation does not currently intend to issue any preferred shares, Constellation may do so in the future.

The rights of preferred shareholders, once the preferred shares are in issue, may only be amended by a resolution to amend Constellation’s memorandum and articles of association provided such amendment is also approved by a separate resolution of a majority of the votes of preferred shareholders who being so entitled attend and vote at the class meeting of the relevant preferred class. If Constellation’s preferred shareholders want Constellation to hold a meeting of preferred shareholders (or of a class of preferred shareholders), they may requisition the directors to hold one upon the written request of preferred shareholders entitled to exercise at least 30 percent of the voting rights in respect of the matter (or class) for which the meeting is requested. Under British Virgin Islands law, Constellation may not increase the required percentage to call a meeting above 30 percent.

Under the BVI Companies Act there are no provisions which specifically prevent the issuance of preferred shares or any such other “poison pill” measures. Constellation’s memorandum and articles of association also do not contain any express prohibitions on the issuance of any preferred shares. Therefore, the directors, without the approval of the holders of ordinary shares, may issue preferred shares that have characteristics that me be deemed anti-takeover. Additionally, such a designation of shares may be used in connection with plans that are poison pill plans. However, as noted under the BVI Companies Act, a director in the exercise of his powers and performance of his duties is required to act honestly and in good faith in what the director believes to be the best interests of the company.

Rights

There currently are 14,936,250 rights to receive ordinary shares issued and outstanding, consisting of 14,375,000 rights to receive ordinary shares originally sold as part of the units in Constellation’s initial public offering and 561,250 rights to receive ordinary shares that were sold as part of the private units. Each holder of a right will receive one-tenth of one ordinary share upon consummation of Constellation’s initial business combination, even if the holder of such right redeemed all ordinary shares held by him, her or it in connection with the business combination or an amendment to Constellation’s Memorandum and Articles of Association with respect to Constellation’s pre-business combination activities. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of an initial business combination as the consideration related thereto has been included in the unit purchase price paid for by investors in Constellation’s initial public offering. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of Constellation).

If Constellation is unable to complete an initial business combination by September 23, 2019 and Constellation liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from Constellation’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless.

As soon as practicable upon the consummation of Constellation’s initial business combination, Constellation will direct registered holders of the rights to return their rights to Constellation’s rights agent. Upon receipt of the rights, the rights agent will issue to the registered holder of such right(s) the number of full ordinary shares to which he, she or it is entitled. Constellation will notify registered holders of the rights to deliver their rights to the rights agent promptly upon consummation of such business combination and have been informed by the rights agent that the process of exchanging their rights for ordinary shares should take no more than a matter of days. The foregoing exchange of rights is solely ministerial in nature and is not intended to provide Constellation with any means of avoiding its obligation to issue the shares underlying the rights upon consummation of Constellation’s initial business combination. Other than confirming that the rights delivered by a registered holder are valid, Constellation will have no ability to avoid delivery of the shares underlying the rights.

Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will Constellation be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Although a company incorporated in the British Virgin Islands may issue fractional shares, it is not Constellation’s intention to issue any fractional shares upon conversions of the rights. In the event that any holder would otherwise be entitled to any fractional share upon exchange of his, her or its rights, Constellation will reserve the option, to the fullest extent permitted by Constellation’s memorandum and articles of association, the Act and other applicable law, to deal with any such fractional entitlement at the relevant time as Constellation sees fit, which would include the rounding down of any entitlement to receive ordinary shares to the nearest whole share (and in effect extinguishing any fractional entitlement), or the holder being entitled to hold any remaining fractional entitlement (without any share being issued) and to aggregate the same with any future fractional entitlement to receive shares in Constellation until the holder is entitled to receive a whole number. Any rounding down and extinguishment may be done with or without any in lieu cash payment or other compensation being made to the holder of the relevant rights, such that value received on exchange of the rights may be considered less than the value that the holder would otherwise expect to receive. All holders of rights shall be treated in the same manner with respect to the issuance of shares upon conversions of the rights.

Warrants

There currently are 14,936,250 warrants to purchase ordinary shares issued and outstanding, consisting of 14,375,000 warrants to purchase ordinary shares originally sold as part of the units in Constellation’s initial public offering and 561,250 warrants to purchase ordinary shares that were sold as part of the private units. Each warrant entitles the holder thereof to purchase one-half of one ordinary share at a price of $11.50 per full share, subject to adjustment as described in this proxy statement/prospectus/information statement, at any time commencing on the completion of an initial business combination. Because the warrants may only be exercised for whole numbers of shares, only an even number of warrants may be exercised at any given time. However, no public warrants will be exercisable for cash unless Constellation has an effective and current registration statement covering the issuance of the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the ordinary shares issuable upon exercise of the public warrants is not effective during any period when Constellation shall have failed to maintain an effective registration statement, holders may exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the closing of Constellation’s initial business combination at 5:00 p.m., New York City time or earlier redemption.

The private warrants are identical to the public warrants underlying the units except that such private warrants will be exercisable for cash (even if a registration statement covering the issuance of the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by Constellation, in each case so long as they are still held by the initial purchasers or their affiliates. In addition, for as long as the private warrants are held by Cowen Investments or its designees or affiliates, they may not be exercised after June 19, 2022.

Constellation may call the warrants for redemption (excluding the private warrants, in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the warrants are exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•

if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period ending on the third trading business day prior to the notice of redemption to warrant holders, and

•

if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for Constellation’s warrants has been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of Constellation’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If Constellation calls the warrants for redemption as described above, Constellation’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Constellation will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of Constellation’s ordinary shares at the time the warrants are called for redemption, Constellation’s cash needs at such time and concerns regarding dilutive share issuances.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Constellation. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Constellation’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Constellation, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by Constellation’s shareholders.

Except as described above, no public warrants will be exercisable and Constellation will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Constellation has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, Constellation cannot assure you that it will be able to do so and, if Constellation does not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and Constellation will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, Constellation will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Constellation will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

Dividends

Constellation has not paid any cash dividends on its ordinary share to date and does not intend to pay cash dividends prior to the completion of its initial business combination. The payment of cash dividends in the future will be dependent upon Constellation’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of Constellation’s initial business combination. The payment of any dividends subsequent to Constellation’s initial business combination will be within the discretion of Constellation’s then board of directors. It is the present intention of Constellation’s board of directors to retain all earnings, if any, for use in Constellation’s business operations and, accordingly, Constellation’s board does not anticipate declaring any dividends in the foreseeable future.

Private Units

Constellation’s sponsor purchased an aggregate of 425,000 private units in a private placement that occurred simultaneously with the closing of Constellation’s initial public offering. Constellation’s sponsor has agreed not to transfer, assign or sell any of the shares included in the private units and the respective ordinary shares underlying the private rights and private warrants included in the private units until after the completion of Constellation’s initial business combination. The private units (including the rights, warrants or ordinary shares issuable upon conversion of the rights or exercise of the warrants) will not be transferable, assignable or salable until after the completion of Constellation’s initial business combination (except, among other limited exceptions, to Constellation’s officers and directors and other persons or entities affiliated with Constellation’s sponsor) and they will not be redeemable by Constellation so long as they are held by members of Constellation’s sponsor or Cowen Investments, respectively, or their permitted transferees. Otherwise, the private units have terms and provisions that are identical the units sold in Constellation’s initial public offering, except the warrants included in the private units will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. If the warrants included in the private units are held by holders other than the holders who purchased such units or their permitted transferees, the warrants will be redeemable by Constellation and exercisable by the holders on the same basis as the warrants included in the units being sold in the initial public offering. In addition, for as long as the private warrants are held by Cowen Investments or its designees or affiliates, they may not be exercised after June 19, 2022. The price of the private units was determined in negotiations between Constellation’s sponsor and the underwriter for its initial public offering, with reference to the prices paid by initial shareholders for such warrants in special purpose acquisition companies, which had recently consummated their initial public offerings.

Memorandum and Articles of Association

As set forth in the memorandum of association, the objects for which Constellation is established are unrestricted and Constellation shall have full power and authority to carry out any object not prohibited by the BVI Companies Act or as the same may be revised from time to time, or any other law of the British Virgin Islands.

Constellation’s memorandum and articles of association contains provisions designed to provide certain rights and protections to Constellation’s ordinary shareholders prior to the consummation of Constellation’s initial business combination. These provisions cannot be amended without the approval of 65% (or 50% if approved in connection with Constellation’s initial business combination) of Constellation’s outstanding ordinary shares attending and voting on such amendment. Constellation’s sponsor, who owns approximately 72.7% of Constellation’s ordinary shares, will participate in any vote to amend Constellation’s memorandum and articles of association and will have the discretion to vote in any manner it chooses. Prior to Constellation’s initial business combination, if Constellation seeks to amend any provisions of its memorandum and articles of association relating to shareholders’ rights or pre-business combination activity, Constellation will provide dissenting public shareholders with the opportunity to redeem their public shares in connection with any such vote on any proposed amendments to Constellation’s memorandum and articles of association. Constellation and its directors and officers have agreed not to propose any amendment to Constellation’s memorandum and articles of association that would affect the substance and timing of Constellation’s obligation to redeem its public shares if Constellation is unable to consummate its initial business combination by September 23, 2019. Constellation’s initial shareholders have agreed to waive any redemption rights with respect to any Founder Shares and any public shares they may hold in connection with any vote to amend Constellation’s memorandum and articles of association prior to Constellation’s initial business combination.

Specifically, Constellation’s memorandum and articles of association provide, among other things, that:

•

If Constellation is unable to consummate its initial business combination by September 23, 2019, Constellation will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses), pro rata to Constellation’s public shareholders by way of redemption and cease all operations except for the purposes of winding up of its affairs. This redemption of public shareholders from the Trust Account shall be effected as required by function of Constellation’s memorandum and articles of association and prior to commencing any voluntary liquidation; and

•

except in connection with the consummation of Constellation’s initial business combination, prior to Constellation’s initial business combination, Constellation may not issue additional shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination;

•

although Constellation does not intend to enter into its initial business combination with a target business that is affiliated with its sponsor, directors or officers, Constellation is not prohibited from doing so. In the event Constellation seeks to complete its initial business combination with a target that is affiliated with its sponsor, officers or directors, Constellation, or a committee of independent directors, would obtain an opinion from an independent accounting firm, or independent investment banking firm that its initial business combination is fair to Constellation from a financial point of view; and

•	Constellation will not effectuate its initial business combination with another blank check company or a similar company with nominal operations.

In addition, Constellation’s memorandum and articles of association provide that under no circumstances will Constellation redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of its initial business combination.

Changes in Authorized Shares

Constellation is authorized to issue an unlimited number of shares, which will have rights, privileges, restrictions and conditions attaching to them as the shares in issue. Constellation may by resolution of directors or shareholders:

•	consolidate and divide all or any of Constellation’s unissued authorized shares into shares of larger or smaller amount than Constellation’s existing shares;

•	cancel any ordinary shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person; or

•

create new classes of shares with preferences to be determined by resolution of the board of directors to amend the memorandum and articles of association to create new classes of shares with such preferences at the time of authorization, although any such new classes of shares, with the exception of the preferred shares, may only be created with prior shareholder approval.

Pre-emption Rights

There are no pre-emption rights applicable to the issuance of new shares under Constellation’s memorandum and articles of association.

Variation of Rights of Shares

As permitted by the BVI Companies Act and Constellation memorandum of association, Constellation may vary the rights attached to any class of shares only with: (i) in the case of the ordinary shares prior to Constellation’s initial business combination, the consent of not less than 65% (or 50% if for the purposes of approving, or in connection with, the consummation of Constellation’s initial business combination) of the votes who are in attendance and vote at a meeting, or (ii) in the case of the preferred shares, 50% of the votes of shareholders who being so entitled attend and vote at a meeting of such shares, except, in each case where a greater majority is required under Constellation’s memorandum and articles of association or the BVI Companies Act, provided that that for these purposes the creation, designation or issue of preferred shares with rights and privileges ranking in priority to an existing class of shares is deemed not to be a variation of the rights of such existing class and may in accordance with Constellation’s memorandum and articles of association be effected by resolution of directors without shareholder approval.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted ordinary shares or warrants for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of Constellation’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Constellation is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Constellation was required to file reports) preceding the sale.

Persons who have beneficially owned restricted ordinary shares or warrants for at least six months but who are Constellation’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of ordinary shares then outstanding; or

•	the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Constellation’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Constellation.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company that has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus/information statement, Constellation had 5,342,532 ordinary shares outstanding. Of these shares, the 1,187,532 shares sold in Constellation’s initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of Constellation’s affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 3,593,750 Founder Shares owned collectively by Constellation’s sponsor and Cowen Investments and the 561,250 ordinary shares originally sold to Constellation’s sponsor and Cowen Investments as part of the private units in a private sale simultaneously with Constellation’s initial public offering, are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus/information statement, there are 14,936,250 warrants to purchase Constellation’s ordinary shares issued and outstanding, consisting of 14,375,000 warrants to purchase ordinary shares originally sold as part of the units in Constellation’s initial public offering and 561,250 warrants to purchase ordinary shares that were sold as part of the private units. Except as described above, no public warrants will be exercisable and Constellation will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Constellation has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. Under the terms of the warrant agreement, Constellation has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants.

PRINCIPAL STOCKHOLDERS OF DERMTECH

The following table sets forth certain information concerning the ownership of DermTech’s common stock as of July 31, 2019, by (i) those persons who are known to DermTech to be the beneficial owner(s) of more than five percent of DermTech’s common stock, (ii) each of DermTech’s directors and named executive officers and (iii) all directors and executive officers of DermTech as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership generally includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of July 31, 2019, through the exercise of stock options, warrants or other rights. Unless otherwise indicated in the footnotes to this table, DermTech believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The percentage of shares beneficially owned is computed on the basis of 7,295,133 shares of DermTech common stock outstanding as of July 31, 2019. This number assumes the conversion of all 2,624,393 shares of DermTech preferred stock outstanding as of July 31, 2019 into an aggregate of 2,624,393 shares of DermTech common stock and includes 4,670,740 shares of DermTech common stock outstanding as of July 31, 2019. Shares of DermTech common stock that an entity, person, director or named executive officer has the right to acquire within 60 days of July 31, 2019, including common stock subject to (i) stock options exercisable within 60 days of July 31, 2019, (ii) warrants exercisable within 60 days of July 31, 2019, (iii) restricted stock units vesting within 60 days of July 31, 2019, and (iv) the conversion of the aggregate principal amount and accrued interest of all outstanding convertible promissory notes, assuming conversion of all such notes 60 days after July 31, 2019, are in each case deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed is c/o DermTech, Inc., 11099 N. Torrey Pines Road, Suite 100, La Jolla, CA 92037.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Beneficial Ownership
5% or Greater Stockholders
Entities and persons affiliated with Gary Jacobs(1)	2,139,032	28.50%
Irwin & Joan Jacobs Trust 6-2-80(2)	2,505,107	28.74%
Entities and persons affiliated with Paulson Investment Company LLC(3)	2,062,291	27.16%
Entities and persons affiliated with RTW Investments L.P.(4)	2,559,858	27.49%
Entities and persons affiliated with Elliot Feuerstein(5)	1,097,131	13.62%

Named Executive Officers and Directors
Matthew Posard(6)	42,076	*
Gary Jacobs(1)	2,139,032	28.50%
Scott Pancoast(7)	46,333	*
Herm Rosenman(8)	26,921	*
Cynthia Collins(9)	15,644	*
Gene Salkind(10)	306,903	4.19%
John Dobak(11)	642,443	8.18%
Steve Kemper(12)	173,851	2.34%
Burkhard Jansen(13)	127,202	1.71%
All current executive officers and directors as a group (11 persons)(14)	3,639,177	42.37%

*	Indicates beneficial ownership of less than 1%.

(1)

Consists of (i) 1,079,785 shares of common stock held by Jacobs Investment Company LLC and 166,874 shares of common stock issuable upon the conversion of convertible promissory notes held by Gary Jacobs in connection with the closing of the business combination, (ii) 848,518 shares of common stock held by Gary Jacobs, 19,900 shares of common stock that may be acquired pursuant to the exercise of stock options held by Gary Jacobs within 60 days after July 31, 2019 and 22,882 shares of common stock underlying restricted stock units held by Gary Jacobs that vest within 60 days after July 31, 2019, and (iii) 1,073 shares of common stock held by Gary & Jerri-Ann Trustee. Gary Jacobs has the power to direct the vote and disposition of the common stock held by Jacobs Investment Company LLC and Gary & Jerri-Ann Trustee. Accordingly, Gary Jacobs may be deemed to be the beneficial owner of such shares.

(2)

Consists of 1,083,033 shares of common stock issuable upon the conversion of 1,083,033 shares of Series C Preferred Stock, 216,606 shares of common stock that may be acquired pursuant to the exercise of warrants within 60 days after July 31, 2019, and 1,205,468 shares of common stock issuable upon the conversion of convertible promissory notes in connection with the closing of the business combination.

(3)

Consists of (i) 515,965 shares of common stock held by Paulson DermTech Investments LLC, (ii) 537,188 shares of common stock held by Paulson DermTech Investments II LLC and 157,718 shares of common stock that may be acquired by Paulson DermTech Investments II LLC pursuant to the exercise of warrants within 60 days after July 31, 2019, (iii) 709,987 shares of common stock issuable upon the conversion of 709,987 shares of Series C Preferred Stock held by Paulson DermTech Investments III LLC and 141,993 shares of common stock that may be acquired pursuant to the exercise of warrants held by Paulson DermTech Investments III LLC within 60 days after July 31, 2019. Paulson Investment Company LLC has the power to direct the vote and disposition of the common stock and Series C Preferred Stock held by Paulson DermTech Investments LLC, Paulson DermTech Investments II LLC and Paulson DermTech Investments III LCC. Accordingly, Paulson Investment Company LLC may be deemed to be the beneficial owner of such shares. Trent Davis has the power to direct the vote and disposition of the securities held by Paulson Investment Company LLC. Trent Davis disclaims beneficial ownership of the shares held by Paulson Investment Company LLC, except to the extent of his pecuniary interest therein.

(4)

Consists of (i) 520,626 shares of common stock issuable upon the conversion of 520,626 shares of Series C Preferred Stock held by RTW Master Fund Limited, 104,124 shares of common stock that may be acquired pursuant to the exercise of warrants held by RTW Master Fund Limited within 60 days after July 31, 2019 and 1,635,124 shares of common stock issuable upon the conversion of convertible promissory notes held by RTW Master Fund Limited in connection with the closing of the business combination, and (ii) 20,890 shares of common stock issuable upon the conversion of 20,890 shares of Series C Preferred Stock held by RTW Innovation Master Fund Limited, 4,178 shares of common stock that may be acquired pursuant to the exercise of warrants held by RTW Innovation Master Fund Limited within 60 days after July 31, 2019 and 274,916 shares of common stock issuable upon the conversion of convertible promissory notes held by RTW Innovation Master Fund Limited in connection with the closing of the business combination. RTW Investments L.P has the power to direct the vote and disposition of the common stock and Series C Preferred Stock held by RTW Master Fund Limited and RTW Innovation Master Fund Limited. Accordingly, RTW Investments L.P. may be deemed to be the beneficial owner of such shares. Roderick Wong has the power to direct the vote and disposition of the securities held by RTW Investments L.P. Mr. Wong is the managing partner of RTW Investments G.P., which is the managing partner of RTW Investments L.P. Mr. Wong disclaims beneficial ownership of the shares held by RTW Master Fund Limited and RTW Innovation Master Fund Limited, except to the extent of his pecuniary interest therein.

(5)

Consists of (i) 75,053 shares of common stock held by Elliot Feuerstein, (ii) 35,269 shares of common stock held by Elliot Feuerstein Trust Dated 5-14-83, 36,102 shares of common stock issuable upon the conversion of 36,102 shares of Series C Preferred Stock held by Elliot Feuerstein Trust Dated 5-14-83, 7,220 shares of common stock that may be acquired pursuant to the exercise of warrants held by Elliot Feuerstein Trust Dated 5-14-83 within 60 days after July 31, 2019 and 66,750 shares of common stock issuable upon the conversion of convertible promissory notes held by Elliot Feuerstein Trust Dated 5-14-83 in connection with the closing of the business combination, (iii) 23,548 shares of common stock held by Elliot Feuerstein, Trustee FBO Brett Feuerstein, Feuerstein Children’s Trust Dated 3-15-89, (iv) 23,548 shares of common stock held by Elliot Feuerstein, Trustee FBO Michael Feuerstein, Feuerstein Children’s Trust Dated

3-15-89, (v) 36,101 shares of common stock issuable upon the conversion of 36,101 shares of Series C Preferred Stock held by Roberta Feuerstein Trust Dated 7-9-83, 7,220 shares of common stock that may be acquired pursuant to the exercise of warrants held by Roberta Feuerstein Trust Dated 7-9-83 within 60 days after July 31, 2019 and 138,955 shares of common stock issuable upon the conversion of convertible promissory notes held by Roberta Feuerstein Trust Dated 7-9-83 in connection with the closing of the business combination, (vi) 36,101 shares of common stock issuable upon the conversion of 36,101 shares of Series C Preferred Stock held by Mesa Shopping Center—East, LLC, 7,220 shares of common stock that may be acquired pursuant to the exercise of warrants held by Mesa Shopping Center—East, LLC within 60 days after July 31, 2019 and 126,103 shares of common stock issuable upon the conversion of convertible promissory notes held by Mesa Shopping Center—East, LLC in connection with the closing of the business combination, (vii) 36,101 shares of common stock issuable upon the conversion of 36,101 shares of Series C Preferred Stock held Mira Mesa Shopping Center, LLC and 7,220 shares of common stock that may be acquired pursuant to the exercise of warrants held by Mira Mesa Shopping Center, LLC within 60 days after July 31, 2019, (viii) 36,101 shares of common stock issuable upon the conversion of 36,101 shares of Series C Preferred Stock held Mira Mesa Shopping Center—West, LLC, 7,220 shares of common stock that may be acquired pursuant to the exercise of warrants held by Mira Mesa Shopping Center—West, LLC within 60 days after July 31, 2019 and 205,842 shares of common stock issuable upon the conversion of convertible promissory notes held by Mira Mesa Shopping Center—West, LLC in connection with the closing of the business combination, (ix) 92,728 shares of common stock issuable upon the conversion of convertible promissory notes held by Iowa Riverside, LLC in connection with the closing of the business combination, and (x) 92,728 shares of common stock issuable upon the conversion of convertible promissory notes held by Euclid Shopping Center, LLC in connection with the closing of the business combination. Elliot Feuerstein has the power to direct the vote and disposition of the common stock and Series C Preferred Stock held by Elliot Feuerstein Trust Dated 5-14-83, Elliot Feuerstein, Trustee FBO Brett Feuerstein, Feuerstein Children’s Trust Dated 3-15-89, Elliot Feuerstein, Trustee FBO Michael Feuerstein, Feuerstein Children’s Trust Dated 3-15-89, Roberta Feuerstein Trust Dated 7-9-83, Mesa Shopping Center—East, LLC, Mira Mesa Shopping Center, LLC, Mira Mesa Shopping Center—West, LLC, Iowa Riverside, LLC and Euclid Shopping Center, LLC. Accordingly, Elliot Feuerstein may be deemed to be the beneficial owner of such shares.
(6)

Consists of 20,513 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after July 31, 2019 and 21,563 shares of common stock underlying restricted stock units vesting within 60 days after July 31, 2019.

(7)

Consists of 4,301 shares of common stock, 17,607 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after July 31, 2019, and 24,426 shares of common stock issuable upon the vesting of 24,426 shares underlying restricted stock units within 60 days after July 31, 2019.

(8)

Consists of 3,306 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after July 31, 2019 and 23,615 shares of common stock underlying restricted stock units vesting within 60 days after July 31, 2019.

(9)

Consists of 3,079 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after July 31, 2019 and 12,565 shares of common stock underlying restricted stock units vesting within 60 days after July 31, 2019.

(10)

Consists of 285,079 shares of common stock, 11,274 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after July 31, 2019, and 10,550 shares of common stock underlying restricted stock units vesting within 60 days after July 31, 2019.

(11)

Consists of 85,725 shares of common stock, 15,873 shares of common stock that may be acquired pursuant to the exercise of common stock warrants within 60 days after July 31, 2019, 324,256 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after July 31, 2019, and 216,589 shares of common stock underlying restricted stock units vesting within 60 days after July 31, 2019.

(12)

Consists of 39,044 shares of common stock, 22,557 shares of common stock that may be acquired pursuant to the exercise of common stock warrants within 60 days after July 31, 2019, 10,774 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after July 31, 2019, and 101,476 shares of common stock underlying restricted stock units vesting within 60 days after July 31, 2019.
(13)

Consists of 1,000 shares of common stock, 59,860 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after July 31, 2019, and 66,342 shares of common stock underlying restricted stock units vesting within 60 days after July 31, 2019.

(14)

Includes (i) the shares described in footnote 1 and footnotes 6 through 13, (ii) 450 shares of common stock held by Zuxu Yao, 62,236 shares of common stock that may be acquired pursuant to the exercise of stock options held by Zuxu Yao within 60 days after July 31, 2019, and 55,937 shares of common stock underlying restricted stock units vesting within 60 days after July 31, 2019, and (iii) 150 shares of common stock held by Todd Wood.

PRINCIPAL SHAREHOLDERS OF CONSTELLATION

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of July 31, 2019 based on information obtained from the persons named below, with respect to the beneficial ownership of our ordinary shares, by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our outstanding ordinary shares;

•	each of our officers and directors; and

•	all our officers and directors as a group.

In the table below, percentage ownership is based on 5,342,532 ordinary shares outstanding as of July 31, 2019.

Name and Address of Beneficial Owner (1)	Number of Ordinary Shares Beneficially Owned	Percentage of Outstanding Ordinary Shares
Centripetal, LLC(2)	3,882,500	72.7%
Rajiv Shukla(2)	3,882,500	72.7%
Craig Pollak(3)	—	—
Dr. John Alexander(3)	—	—
Alan Rosling(3)	—	—
Kewal Handa(3)	—	—
All directors and executive officers as a group (seven individuals)	3,882,500	72.7%
Cowen Inc.(4)	919,296	17.2%

(1)	Unless otherwise indicated, the business address of each of the persons and entities is Emerald View, Suite 400, 2054 Vista Parkway, West Palm Beach, FL 33411.
(2)

Represents shares held by our sponsor, Centripetal, LLC. The shares held by our sponsor are beneficially owned by Rajiv Shukla, our Chairman and Chief Executive Officer and the managing member of our sponsor, who has sole voting and dispositive power over the shares held by our sponsor.

(3)	Such individual does not beneficially own any of our ordinary shares. However, he has a pecuniary interest in our ordinary shares through his ownership of membership interests in our sponsor.
(4)

According to a Form 3 filed with the SEC on March 29, 2019 on behalf of Cowen, Inc., Cowen Investments II LLC, or Cowen Investments II, Cowen and Company, LLC, or Cowen and Company, Cowen Holdings, Inc., or Cowen Holdings, RCG LV Pearl LLC, or RCG, and Jeffrey M. Solomon. 308,596 ordinary shares of Constellation were owned directly by Cowen Investments II. As the sole member of Cowen Investments II, RCG may be deemed to beneficially own the securities owned directly by Cowen Investments II. As the sole member of RCG, Cowen Inc. may be deemed to beneficially own the securities owned directly by Cowen Investments II. As Chief Executive Officer of Cowen Inc., Mr. Solomon may be deemed to beneficially own the securities owned directly by Cowen Investments II. 610,700 ordinary shares of Constellation are owned directly by Cowen Investments II. As the sole member of Cowen Investments II, RCG may be deemed to beneficially own the securities owned directly by Cowen Investments II. As the sole member of RCG, Cowen Inc. may be deemed to beneficially own the securities owned directly by Cowen Investments II. As Chief Executive Officer of Cowen Inc., Mr. Solomon may be deemed to beneficially own the securities owned directly by Cowen Investments II.

LEGAL MATTERS

The validity of the common stock of Constellation to be issued in connection with the business combination will be passed upon by Greenberg Traurig, LLP, counsel to Constellation. The material U.S. federal income tax consequences of the business combination will be passed upon for Constellation by Greenberg Traurig, LLP and for DermTech by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C, counsel to DermTech.

EXPERTS

The audited financial statements of Constellation as of March 31, 2019 and 2018, and for the years then ended, included in this proxy statement/prospectus/information statement have been so included in reliance on a report, which includes an explanatory paragraph related to substantial doubt about the Constellations’ ability to continue as a going concern, of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The financial statements of DermTech, Inc. as of December 31, 2018 and 2017, and for each of the years in the two-year period ended December 31, 2018, have been included herein and in the proxy statement/prospectus/information statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2018 financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

Constellation files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Constellation’s SEC filings, including this proxy statement/prospectus/information statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Constellation files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus/information statement or if you have questions about the business combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Rajiv Shukla

Constellation Alpha Capital Corp.

Emerald View, Suite 400

2054 Vista Parkway

West Palm Beach, FL 33411

Tel: (561) 404-9034

If you are a shareholder of Constellation and would like to request documents, please do so by                , 2019 to receive them before the Constellation special meeting of shareholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus/information statement relating to Constellation has been supplied by Constellation, and all such information relating to DermTech has been supplied by DermTech. Information provided by either Constellation or DermTech does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Constellation for the special meeting of its shareholders. Constellation has not authorized anyone to give any information or make any representation about the business combination, Constellation or DermTech that is different from, or in addition to, that contained in this proxy statement/prospectus/information statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

TRADEMARK NOTICE

“DermTech” is an unregistered trademark of DermTech in the United States and other jurisdictions and is a registered trademark of DermTech in the European Union. The DermTech logo is an unregistered trademark of DermTech in the United States and other jurisdictions. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

OTHER MATTERS

Delivery of Documents to Shareholders

Pursuant to the rules of the SEC, Constellation and servicers that Constellation employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus/information statement. Upon written or oral request, Constellation will deliver a separate copy of the proxy statement/prospectus/information statement to any shareholder at a shared address to which a single copy of the proxy statement/prospectus/information statement was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus/information statement may likewise request that we deliver single copies of the proxy statement/prospectus/information statement in the future. Shareholders may notify us of their requests by calling or writing us at Constellation’s principal executive offices at Emerald View, Suite 400, 2054 Vista Parkway, West Palm Beach, FL 33411.

Transfer Agent and Registrar

The transfer agent for Constellation’s securities, right agent for Constellation’s rights and warrant agent for Constellation’s warrants is Continental Stock Transfer & Trust Company.

Submission of Shareholder Proposals

Constellation’s board of directors is aware of no other matter that may be brought before the special meeting. Under Constellation’s memorandum and articles of association only business that is specified in the notice of meeting to shareholders may be transacted at the special meeting.

Future Shareholder Proposals

If you intend to present a proposal at the 2020 annual meeting of shareholders, you must give timely notice thereof in writing to Constellation. Constellation’s Secretary must receive this notice at the principal executive offices of Constellation no earlier than the opening of business on the 120th day before the 2020 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2020 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2020 annual meeting is first made by Constellation.

If you intend to present a proposal at the 2020 annual meeting, you must comply with the above notice requirements.

If you intend to have your proposal included in Constellation’s proxy statement and proxy card for Constellation’s 2020 annual meeting, the proposal must be received at Constellation’s principal executive offices within a reasonable time before Constellation begins to print and send its proxy materials for its 2020 annual meeting of shareholders. Shareholder proposals for the 2020 annual meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in Constellation’s proxy materials relating to its 2020 annual meeting.

INDEX TO FINANCIAL STATEMENTS

DERMTECH, INC.

CONSTELLATION ALPHA CAPITAL CORP.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

DermTech, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of DermTech, Inc. (the Company) as of December 31, 2018 and 2017, the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ (deficit) equity, and cash flows for each of the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2016.

San Diego, California

April 22, 2019

DERMTECH, INC.

Balance Sheets

December 31, 2018 and 2017

	2018	2017
Assets
Current assets:
Cash and cash equivalents	$4,752,579	1,242,042
Accounts receivable, net	579,961	361,244
Inventory	39,803	47,512
Prepaid expenses and other current assets	26,322	86,534

Total current assets	5,398,665	1,737,332
Property and equipment, net	214,867	279,569
Other assets	50,000	50,000

Total assets	$5,663,532	2,066,901

Liabilities, Convertible Preferred Stock and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$286,085	402,319
Accrued compensation	479,423	507,950
Accrued liabilities	286,059	133,726
Deferred revenue	1,552,229	1,312,227
Convertible notes payable, net	5,019,235	—
Derivative liability	2,879,774	—

Total current liabilities	10,502,805	2,356,222
Notes payable, noncurrent	516,270	516,270

Total liabilities	11,019,075	2,872,492

Commitments and contingencies
Series C convertible preferred stock, $0.001 par value; 2,800,000 Series C shares authorized as of December 31, 2018 and 2017; 2,624,393 and 1,752,181 shares issued and outstanding at December 31, 2018 and 2017, respectively; $14,539,137 and $9,707,092 liquidation preference at December 31, 2018 and 2017, respectively	2,624	1,752

Stockholders’ (deficit) equity:
Common stock, $0.001 par value; 26,000,000 shares authorized as of December 31, 2018 and 2017; 4,644,983 and 4,643,733 shares issued and outstanding at December 31, 2018 and 2017, respectively	4,645	4,644
Additional paid-in capital	66,014,324	60,560,797
Accumulated deficit	(71,377,136)	(61,372,784)

Total stockholders’ (deficit) equity	(5,358,167)	(807,343)

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$5,663,532	2,066,901

See accompanying notes to financial statements.

DERMTECH, INC.

Statements of Operations and Comprehensive Loss

Years ended December 31, 2018 and 2017

	2018	2017
Revenues:
Contract revenue	$1,160,894	667,426
Assay revenue	1,281,259	1,051,186

Total revenues	2,442,153	1,718,612

Cost of revenues	2,626,930	2,571,187

Gross loss	(184,777)	(852,575)

Operating expenses:
Sales and marketing	2,805,895	2,857,746
Research and development	2,053,979	1,997,203
General and administrative	3,514,804	2,643,898

Total operating expenses	8,374,678	7,498,847

Loss from operations	(8,559,455)	(8,351,422)

Other income (expense):
Interest expense, net	(1,093,863)	(17,627)
Other expense	(351,034)	—

Total other income (expense)	(1,444,897)	(17,627)

Net loss and comprehensive loss	$(10,004,352)	(8,369,049)

Weighted average shares outstanding used in computing net loss per share, basic and diluted	4,644,353	4,637,793
Net loss per common share outstanding, basic and diluted	$(2.15)	(1.80)

See accompanying notes to financial statements.

DERMTECH, INC.

Statements of Convertible Preferred Stock and Stockholders’ (Deficit) Equity

Years ended December 31, 2018 and 2017

	Series C convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ (deficit) equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2016	788,174	$788	4,615,921	$4,616	$55,043,596	$(53,003,735)	$2,044,477
Issuance of Series C preferred stock and common stock warrants at $5.54, net of $406,872 issuance costs	964,007	964	—	—	4,932,772	—	4,932,772
Exercise of stock options	—	—	24,292	24	14,746	—	14,770
Exercise of common stock warrants	—	—	3,520	4	17,737	—	17,741
Stock-based compensation	—	—	—	—	551,946	—	551,946
Net loss	—	—	—	—	—	(8,369,049)	(8,369,049)

Balance, December 31, 2017	1,752,181	$1,752	4,643,733	$4,644	$60,560,797	$(61,372,784)	$(807,343)
Issuance of Series C preferred stock and common stock warrants at $5.54. net of $294,647 issuance costs	872,212	872	—	—	4,536,534	—	4,536,534
Exercise of stock options	—	—	1,250	1	5,036	—	5,037
Stock-based compensation	—	—	—	—	911,957	—	911,957
Net loss	—	—	—	—	—	(10,004,352)	(10,004,352)

Balance, December 31, 2018	2,624,393	$2,624	4,644,983	$4,645	$66,014,324	$(71,377,136)	$(5,358,167)

See accompanying notes to financial statements.

DERMTECH, INC.

Statements of Cash Flows

Years ended December 31, 2018 and 2017

	2018	2017
Cash flows from operating activities:
Net loss	$(10,004,352)	(8,369,049)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	76,346	51,033
Stock-based compensation	911,957	551,946
Amortization of debt discount and issuance costs	962,975	—
Change in fair value of derivative liability	351,034	—
Changes in operating assets and liabilities:
Accounts receivable	(218,717)	(53,221)
Inventory	7,709	(14,636)
Prepaid expenses and other current assets	60,211	(65,689)
Accounts payable and accrued compensation	(144,761)	343,349
Accrued liabilities and deferred revenue	392,335	1,362,392

Net cash used in operating activities	(7,605,263)	(6,193,925)

Cash flows from investing activities:
Purchases of property and equipment	(11,644)	(123,200)

Net cash used in investing activities	(11,644)	(123,200)

Cash flows from financing activities:
Payments of notes payable	—	(64,854)
Proceeds from convertible notes payable	6,800,000	—
Payments of debt issuance costs	(215,000)	—
Proceeds from the exercise of common stock warrants	—	17,741
Proceeds from sale of convertible preferred stock and common stock warrants, net of issuance costs	4,537,406	4,933,736
Proceeds from exercise of stock options	5,038	14,770

Net cash provided by financing activities	11,127,444	4,901,393

Net increase/(decrease) in cash and cash equivalents	3,510,537	(1,415,732)
Cash and cash equivalents, beginning of period	1,242,042	2,657,774

Cash and cash equivalents, end of period	$4,752,579	1,242,042

Supplemental cash flow information
Income taxes paid	$800	800
Purchases of property and equipment recorded in accounts payable	$—	56,825

Non-cash investing and financing activities
Debt discount and derivative liability at issuance of convertible notes payable	$2,528,740	—

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

(1)	The Company and a Summary of its Significant Accounting Policies

(a)	Nature of Operations

DermTech, Inc., or the Company, was incorporated in California on December 28, 1995 as DermTech, International, and re-incorporated in Delaware on May 15, 2014. The Company is an emerging growth molecular diagnostic company developing and marketing its Clinical Laboratory Improvement Amendments, or CLIA, laboratory services including molecular pathology tests to facilitate the diagnosis of dermatologic conditions including melanoma. The Company has developed a proprietary, non-invasive technique for sampling the surface layers of the skin using an adhesive patch in order to collect individual biological information for commercial applications in the medical diagnostic field.

(b)	Basis of Presentation and Going Concern

These financial statements have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company has incurred net losses since the Company’s formation and has an accumulated deficit of $71.4 million and a net capital deficiency of $5.1 million as of December 31, 2018 and does not have adequate cash on hand to fund operations for the next year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has evaluated the expected cash requirements for a 12 month period from the issuance date of the financial statements through March 2020. Management intends to pursue additional equity and debt financings. They believe this will be sufficient to provide the Company with the ability to continue, to support its planned operations and to continue developing and commercializing gene expression tests. There can be no assurances as to the availability of additional financing or the terms upon which additional financing may be available to the Company. If the Company is unable to obtain sufficient funding at acceptable terms, it may be forced to significantly curtail its operations, and the lack of sufficient funding may have a material adverse impact on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

(c)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses reported during the period. On an ongoing basis, management evaluates these estimates and judgments, including those related to assay revenue, stock-based compensation, accounts receivable, derivative liability, the realization of deferred tax assets, and common and preferred stock valuations. Actual results may differ from those estimates.

(d)	Cash and Cash Equivalents

The Company considers all highly liquid investments with remaining maturities of three months or less when purchased to be cash equivalents. The Company maintains its cash balances at banks and financial institutions. The balances are insured up to the legal limit. The Company maintains cash balances that may, at times, exceed this insured limit.

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

(e)	Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets that range from two to five years. Leasehold improvements are depreciated over the shorter of the life of the lease or the asset. The Company recorded depreciation expense of $76,346 and $51,033 for the years ended December 31, 2018 and 2017, respectively. No property or equipment was disposed of during 2018. The Company disposed of $21,225 of fully depreciated property and equipment as of December 31, 2017.

(f)	Research and Development

Costs incurred in connection with research and development activities are expensed as incurred. Research and development expenses consist of (i) employee-related expenses, including salaries, benefits, travel and stock compensation expense; (ii) facilities and other expenses, which include direct and allocated expenses for rent and maintenance of facilities and laboratory and other supplies.

The Company expenses all costs as incurred in connection with patent applications (including direct application fees, and the legal and consulting expenses related to making such applications) and such costs are included in general and administrative expenses.

(g)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains $4.5 million in a bank deposit account that is in excess of the $250,000 insurance provided by the Federal Deposit Insurance Corporation in one federally insured financial institution. The Company has not experienced any losses in such accounts.

(h)	Income Taxes

The Company provides for federal and state income taxes on the asset and liability approach which requires deferred tax assets and liabilities to be recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance when, in management’s opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company’s valuation allowance is based on available evidence, including its current year and prior year operating losses, evaluation of positive and negative evidence with respect to certain specific deferred tax assets including evaluation sources of future taxable income to support the realization of the deferred tax assets. The Company has established a full valuation allowance on the deferred tax assets as of December 31, 2018 and 2017.

Current and deferred tax assets and liabilities are recognized based on the tax positions taken or expected to be taken in the Company’s income tax returns. U.S. GAAP requires that the tax benefits of an uncertain tax position can only be recognized when it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authority. Tax benefits related to tax positions that do not meet this criterion are not recognized in the financial statements.

The Company recognizes interest and penalties related to income tax matters in income tax expense.

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

(i)	Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. The Company assesses whether the fee is fixed or determinable based on the nature of the fee charged for the products or services delivered and whether there are existing contractual arrangements. Revenues are deferred for payments received before the earnings process is complete.

Contract Revenue

Contract revenue is generated from the sale of CLIA laboratory services and adhesive sample collection kits to third party companies through contract research agreements. CLIA laboratory revenues result from providing gene expression tests to facilitate the development of drugs designed to treat dermatologic conditions. The provision of gene expression services may include sample collection using the Company’s patented adhesive patch biopsy devices, assay development for research partners, ribonucleic acid, or RNA, isolation, expression, amplification and detection, including data analysis and reporting.

The Company has multiple element arrangements for contract research collaborations that include sales of biopsy kits, laboratory processing and set up procedures. The Company accounts for these revenues as separate units of accounting. To qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis. The Company has concluded that their biopsy kits have standalone value as they are routinely sold separately. In addition, the Company’s laboratory processing fees have standalone value and can be sold separately. The timing of the delivery of adhesive patch biopsy devices and performance of RNA analysis varies significantly by each contract. Revenue is recognized when adhesive patch biopsy devices are shipped and when RNA extraction data is summarized and delivered to the customer. Project initiation and set up milestones include project management and control, quality systems set up, procurement and receiving inspection, revisions to standard operating procedures and other items. These items are recognized as revenue pro ratably over completion of the standalone products and/or services of the contract.

The total arrangement consideration for a multiple element arrangement is allocated to the identifiable separate units of accounting based on their relative selling price. The Company determined the relative selling price for each deliverable using the best estimate of selling price, or BESP, for the deliverable. The Company determines the BESP for each deliverable primarily by considering the historical selling price of these deliverables in similar transactions as well as other factors, including, but not limited to review of stand-alone sales and current pricing practices.

Assay Revenue

The Company generates revenues from their Pigmented Lesion Assay, or PLA, and Nevome services it provides to dermatologists in various states throughout the United States to assist in a clinician’s diagnosis of melanoma. The Company provides participating dermatologists with its adhesive sample collection kits to perform non-invasive skin biopsies of clinically ambiguous pigmented skin lesions on patients. Once the sample is collected by the dermatologists, it is returned to the Company’s CLIA laboratory for analysis. The patient RNA and deoxyribonucleic acid, or DNA, is extracted from the adhesive patch collection kit and analyzed using gene expression technology to determine if the pigmented skin lesion contains certain genomic features indicative of melanoma. Upon completion of the gene expression analysis, a final report is drafted and provided to the dermatologists detailing the results of the pigmented skin lesion indicating whether the sample collected is indicative of melanoma or not. The Company considers all services to be complete upon the delivery of this final report and records revenue as of the date of the final report using the full accrual method based upon historical collection experience.

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

For many PLA and Nevome services performed within the United States, the payment the Company ultimately receives depends upon the rate of reimbursement from commercial third-party payors and government payors. The Company is not currently a participating provider with most commercial third-party payors and, therefore, does not have specific coverage decisions from those third-party payors for their services with established payment rates. Currently, most of the commercial third-party payors that reimburse the Company’s claims do so based upon the Current Procedural Terminology, or CPT codes, the predominant methodology, or based on other methods such as percentages of charges or other formulas that are not made known to the Company. Coverage and payment is determined by each third-party payor on a case-by-case basis. The Company’s efforts in obtaining reimbursement based on individual claims, including pursuing appeals or reconsiderations of claim denials, take a substantial amount of time, and bills may not be paid for many months. Furthermore, if a third-party payor denies coverage after final appeal, payment may not be received at all.

Due to the significant time it can take to collect upon billed PLA and Nevome services, a detailed analysis is performed based upon historical reimbursement data for each significant third-party payor for those amounts billed that the Company still anticipates collecting. For each significant payor, the Company analyzes the monthly average amount collected and the average timing of reimbursement for previously billed amounts in order to accurately develop an estimate of the remaining cash the Company expects to collect. The Company believes that collectability is reasonably assured for the amount of estimated cash collections as the Company has visibility into payor payment history to accurately and reasonably develop an estimate for remaining cash collections related to the applicable fiscal year.

(j)	Accounts Receivable

Contract Accounts Receivable

Contract accounts receivable are recorded at the net invoice value and are not interest bearing. The Company considers receivables past due based on the contractual payment terms which range from 30 to 60 days. The Company reserves specific receivables if collectability is no longer reasonably assured, and as of December 31, 2018, the Company did not maintain any reserve over contract receivables as they deal with large established credit worthy customers. The Company re-evaluates such reserves on a regular basis and adjusts its reserves as needed. Once a receivable is deemed to be uncollectible, such balance is charged against the reserve. The Company recorded $295,784 and $62,468 of contract accounts receivable as of December 31, 2018 and 2017, respectively.

Assay Accounts Receivable

Due to the nature of the Company’s assay revenue, it can take a significant amount of time to collect upon billed PLA services. The Company prepares an analysis on reimbursement collections and data obtained as of each year-end to determine the amount of receivables to be recorded relating to PLA services performed in the applicable fiscal year. The Company recorded $345,994 and $319,503 of gross assay accounts receivable as of December 31, 2018 and 2017, respectively. In addition, the Company established an allowance for doubtful accounts of $61,817 and $20,727 as of December 31, 2018 and 2017, respectively.

(k)	Freight and Shipping Costs

The Company records outbound freight and shipping costs for its contract and assay revenues in cost of revenues.

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

(l)	Comprehensive Income (Loss)

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss was the same as its reported net loss for all periods presented.

(m)	Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment. All revenues have been generated in the United States and all assets are held in the United States.

(n)	Net Loss Per Share

Basic and diluted net loss per common share is determined by dividing net loss applicable to common shareholders by the weighted average common shares outstanding during the period. Because there is a net loss attributable to common shareholders for the years ended December 31, 2018 and 2017, the outstanding common stock warrants, stock options, restricted stock units and preferred stock have been excluded from the calculation of diluted loss per common share because their effect would be anti-dilutive. Therefore, the weighted average shares used to calculate both basic and diluted loss per share are the same. Diluted net loss per common share for 2018 excludes the effect of anti-dilutive equity instruments including 2,624,393 shares of common stock issuable upon conversion of our preferred stock, 2,027,520 shares of common stock issuable upon the exercise of outstanding common stock warrants and 1,722,916 shares of common stock issuable upon the exercise stock options and release of restricted stock units. Diluted net loss per common share for 2017 excludes the effect of anti-dilutive equity instruments including 1,752,181 shares of common stock issuable upon conversion of our preferred stock, 2,798,147 shares of common stock issuable upon the exercise of outstanding warrants and 1,245,598 shares of common stock issuable upon the exercise stock options and release of restricted stock units. The Company did not consider a two class method of earnings (loss) per share given that the Company’s convertible participating securities do not participate in losses.

(o)	Stock-Based Compensation

Compensation costs associated with stock option awards and other forms of equity compensation are measured at the grant-date fair value of the awards and recognized over the requisite service period of the awards on a straight-line basis.

The Company grants stock options to purchase common stock to employees with exercise prices equal to the fair market value of the underlying stock, as determined by the board of directors, management and outside valuation experts. The board of directors and outside valuation experts determine the fair value of the underlying stock by considering a number of factors, including historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s debt holders and preferred stockholders, and the lack of liquidity of the Company’s common stock.

The fair value of each stock option award is estimated using the Black-Scholes-Merton valuation model. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line method. The expected term of options is based on the simplified method which defines the expected term as the average of the contractual term of the options and the

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

weighted average vesting period for all option tranches. The expected volatility of stock options is based upon the historical volatility of a number of related publicly traded companies in similar stages of development. The risk-free interest rate is based on the average yield of U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards. The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future.

The Company accounts for stock options to non-employees using the fair value approach. The fair value of these options is measured using the Black-Scholes-Merton option pricing model, reflecting the same assumptions applied to employee options, other than expected life, which is assumed to be the remaining contractual life of the award. Options that are granted to employees have a requisite service period of four years. Equity instruments awarded to non-employees are periodically re-measured as the underlying awards vest unless the instruments are fully vested, immediately exercisable, and non-forfeitable on the date of grant.

Restricted stock units, or RSUs, are considered restricted stock. The fair value of restricted stock is equal to the fair market value of the underlying stock, as determined by the board of directors, management and input from outside valuation experts. The Company recognizes stock-based compensation expense based on the fair value on a straight-line basis over the requisite service periods of the awards, taking into consideration estimated forfeitures. RSUs that are granted to employees have a requisite service period between two and four years.

The fair value of each option for employees was estimated on the date of grant using the following assumptions:

Year ended December 31
	2018	2017
Assumed risk-free interest rate	2.46%–3.00%	1.92%–2.08%
Assumed volatility	72.30%–78.25%	59.95%–64.47%
Expected option term	5.76–6.04 years	5.95–6.06 years
Expected dividend yield	—	—

The Company recorded stock-based compensation expense for employee options, RSUs, common stock warrants, and consultant options of $911,957 and $551,946 for the years ended December 31, 2018 and 2017, respectively. The total compensation cost related to non-vested awards not yet recognized at December 31, 2018 and 2017 was $1,050,174 and $935,772, respectively, which is expected to be recognized on a straight-line basis over a weighted average term of 1.40 years and 1.13 years, respectively.

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

(p)	Fair Value Measurements

The Company uses a three-tier fair value hierarchy to prioritize the inputs used in the Company’s fair value measurements. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. The following table provide a summary of the assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2018:

Fair Value Measurements at Reporting Date Using

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative liability	$—	$—	$2,879,774	$2,879,774

Total liabilities	$—	$—	$2,879,774	$2,879,774

The fair value of the derivative liability was determined based on a probability weighted valuation model of the various embedded features of the Company’s outstanding convertible debt. The fair value is subjective and is affected by changes in inputs to the valuation model including management’s assumptions regarding estimates of timing and the probability of each embedded conversion feature occurring. An initial fair value valuation was performed at each date of issuance of the outstanding convertible debt and subsequently remeasured as of December 31, 2018. The accumulated change in fair value between the measurement dates was determined to be a $351,034 loss, which was recognized as Other expense within the Statement of Operations. Changes in these assumptions can materially affect the fair value.

There were no other assets or liabilities that were measured at fair value on a recurring basis as of December 31, 2018 and 2017.

The Company believes the carrying amount of cash and cash equivalents, accounts payable and accrued expenses approximate their estimated fair values due to the short-term nature of these accounts.

(q)	Derivative Liability

From time-to-time, the Company may issue convertible notes that contain embedded features that require derivative accounting including the determination of the fair value of the financial instruments at the execution of the contract and the change in such fair values through each reporting period until such time the liability is extinguished. The Company’s convertible notes, as further discussed in Note 3, have embedded derivatives that required bifurcation from the host instrument.

(r)	Accounting Pronouncement Recently Adopted

In March 2016, the Financial Accounting Standards Board, or FASB, issued Accounting Standard Update, or ASU, 2016-09, “Compensation–Stock Compensation (Topic 718): Improvements to Employee Share Based Payment Accounting,” which includes multiple provisions intended to simplify accounting for share based payments, including accounting for income taxes, classification on the

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

statement of cash flows, accounting for forfeitures, and classification of awards as either liabilities or equity. This new standard was effective for interim and annual periods beginning January 1, 2018 and was adopted by the Company on this date. As a result of adoption, the Company will continue to estimate forfeitures as part of their stock-based compensation calculation. Much of the remaining accounting standard did not have a material impact on the Company’s financial statements.

(s)	Accounting Pronouncements Issued But Not Yet Effective

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which will supersede virtually all existing revenue guidance. Under this standard, an entity is required to recognize revenue upon transfer of promised goods or services to customers in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity will need to use more judgment and make more estimates than under the current guidance. This standard should be applied retrospectively either to each prior reporting period presented in the financial statements, or only to the most current reporting period presented in the financial statements with a cumulative effect adjustment recorded in retained earnings. In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” which clarifies the principal versus agent guidance in the new revenue recognition standard. In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing,” which clarifies the guidance on accounting for licenses of intellectual property, or IP, and identifying performance obligations in the new revenue recognition standard. In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients,” which does not change the core principles of the guidance in Topic 606, but further clarifies and improves various narrow aspects of Topic 606. In December 2017, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” which clarifies the codification and corrects unintended application of Topic 606. These new standards are effective for interim and annual periods beginning after December 15, 2018 and early adoption is permitted.

We have substantially completed our assessment of the new standard, which we will adopt on January 1, 2019. The Company anticipates that the standard will not have a material impact on our financial statements. We will utilize the modified retrospective approach upon full adoption of Topic 606.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets, and to recognize on the income statement the expenses in a manner similar to current practice. In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic 842, Leases” and ASU 2018-11, “Leases (Topic 842): Targeted Improvements”, which improves the clarity of the new lease standard and corrects unintended application of the guidance. In December 2018, the FASB issued ASU 2018-20, “Narrow-Scope Improvements for Lessors”, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. This new standard is effective for interim and annual periods beginning January 1, 2020 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement”, which modified the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. This new

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

(2)	Balance Sheet Details

Balance sheet details are as follows:

	December 31
	2018	2017
Prepaid expenses and other current assets:
Prepaid insurance	$1,848	39,658
Prepaid trade shows	18,836	41,624
Other current assets	5,638	5,252

	$26,322	86,534

Property and equipment, gross:
Laboratory equipment	$314,238	305,220
Computer equipment and software	2,626	—
Furniture and fixtures	33,813	33,813
Leasehold improvements	14,522	14,522

	365,199	353,555
Less accumulated depreciation	(150,332)	(73,986)

	$214,867	279,569

	December 31
	2018	2017
Accrued liabilities:
Accrued consulting services	$23,040	25,000
Accrued legal services	—	2,821
Accrued interest	164,312	33,424
Deferred rent	84,791	53,672
Other accrued expenses	13,916	18,809

	$286,059	133,726

Accrued compensation:
Accrued paid time off	$233,689	216,083
Accrued bonus and deferred compensation	245,734	291,867

	$479,423	507,950

(3)	Debt

Wilson, Sonsini, Goodrich & Rosati Note

On January 7, 2016, the Company converted $566,270 of its accounts payable due to Wilson, Sonsini, Goodrich & Rosati (the Company’s general legal counsel) into a three year promissory note bearing 3% interest and maturing on January 7, 2019, or earlier under certain circumstances. There are no principal payments due until the note reaches maturity. On October 25, 2017, the Company amended and restated its promissory note with Wilson, Sonsini, Goodrich & Rosati by paying down $50,000 on the principal balance

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

of the note while extending its maturity date to January 7, 2020, or earlier under certain circumstances at a continued interest rate of 3%. The Company recorded $15,488 and $16,710 of interest expense relating to this note payable during the year ended December 31, 2018 and 2017, respectively.

2018 Convertible Bridge Notes

From August to November 2018, the Company issued $6.8 million aggregate principal amount of convertible bridge notes, or the Bridge Notes, resulting in $6.6 million in net proceeds. The Bridge Notes carry a 10% interest rate and mature on March 31, 2019. If the Bridge Notes are not paid or converted by March 31, 2019 then the interest rate increases to 15%. The Company intends to let these Bridge Notes accrue at 15% interest until they are converted by one of the methods discussed below.

The Bridge Notes are subject to automatic conversion into equity securities of the Company at the closing of a single or series of related capital raising transactions in which the Company issues equity securities with aggregate gross proceeds to the Company of at least $20 million, or a Qualified Financing, that occurs on or prior to the maturity date. Upon automatic conversion of these Bridge Notes, the note holders shall be entitled to receive shares of the Company’s equity securities equal to the quotient obtained by dividing the unpaid principal amount of these Bridge Notes plus interest accrued but unpaid by the lesser of:

1)	the lowest price per share of the new stock paid in the Qualified Financing by investors multiplied by 70%.

2)

the price per share obtained by dividing $45 million by the Company’s fully-diluted capitalization immediately prior to such Qualified Financing assuming exercise or conversion of all outstanding options and issuance of all outstanding restricted stock unit awards, including all shares of common stock reserved and available for future grant under any equity incentive plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Qualified Financing, but excluding any shares issuable upon exercise of the Company’s outstanding common stock warrants or conversion of the Bridge Notes.

In the event the Company consummates, on or before the Maturity Date, an equity financing pursuant to which it sells shares of equity in a transaction that does not constitute a Qualified Financing, then the note holders shall have the option, but not the obligation, to elect to treat such equity financing as a Qualified Financing on the same terms set forth.

In addition, the note holders may elect to convert at any time all of the outstanding principal balance under these Bridge Notes, together with any accrued but unpaid interest into shares of the Company’s Series C Preferred Stock, or Optional Conversion. Upon Optional Conversion of these notes, the note holders shall be entitled to receive a number of shares of the Company’s Series C Preferred Stock equal to the quotient obtained by dividing the unpaid principal amount of these notes plus interest accrued but unpaid by $5.54, subject to adjustment upon certain events. The note holders will also receive common stock warrants, in substantially the same form as the common stock warrants issued to any purchasers of the Company’s Convertible Series C Preferred Stock.

In the event of a Change of Control (as defined in the Bridge Note agreements) transaction prior to the payment in full or conversion of these Bridge Notes, then the note holders may elect to either:

1)	effect the Optional Conversion feature, as discussed above.

2)

demand payment of the outstanding principal amount and the current accrued but unpaid interest of these Bridge Notes, or the Base Amount, plus an amount equal to the Base Amount multiplied by a specified percentage,

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

Several of the embedded features of the Bridge Notes were identified as meeting the criteria of a derivative and ultimately bifurcated from the host contract. The Company accounted for this by separating the derivative component of the Bridge Notes as a derivative liability on the balance sheet. The Company assigned a value to the debt component of the Bridge Notes equal to the difference between the estimated fair value of the Bridge Notes with and without the conversion features, which resulted in the Company recording the Bridge Notes at a discount. The total debt discount amount as of the respective date of issuance of the Bridge Notes was determined to be $2.5 million. The Company is amortizing the debt discount over the life of the Bridge Notes as additional non-cash interest expense utilizing the effective interest method. At each financial reporting period, the Company remeasures the fair value of the embedded features bifurcated from the Bridge Notes (i.e., the derivative liability) and changes in the fair value is recognized in earnings. As of December 31, 2018, the Company recognized a $0.4 million loss on the change in fair value of the derivative liability recognized as Other expense on the Statement of Operations.

The following table summarizes information about the liability components the Company’s financing arrangement:

Bridge Notes	December 31, 2018	December 31, 2017
Principal amount outstanding	$6,800,000	$—
Unamortized discount and issuance costs	(1,780,765)	—

Total current convertible notes payable, net	$5,019,235	$—

(4)	Stockholders’ Equity

(a)	Classes of Stock

The Company amended its Delaware certificate of incorporation in August 2016 authorizing the Company to issue 28,800,000 shares in two classes, common and preferred. The Company can issue up to 26,000,000 shares of common stock and 2,800,000 shares of preferred stock. The Company’s Series C Convertible Preferred Stock is the only preferred stock that is currently outstanding. Both classes of stock have a par value of $0.001 per share.

(b)	Series C Convertible Preferred Stock Financing

In an effort to raise additional capital, the Company set forth a Series C Convertible Preferred Stock private offering in August of 2016 for a total offering amount of $15 million at a price per share of $5.54. The Company engaged a registered placement agent to assist in marketing and selling of preferred units. Investors that purchase at least $1 million of Series C Convertible Preferred Stock in a single closing receive a three year warrant to purchase common shares at an exercise price of $5.54 in the amount equal to 20% of shares of Series C Preferred Stock purchased. During 2017, 964,007 shares of Series C Convertible Preferred Stock were issued for gross cash proceeds of $5.3 million, reduced by issuance costs of $406,872. In addition, 176,908 common stock warrants were issued with this offering, exclusive of compensatory warrants issued to the placement agent. During 2018, 872,212 shares of Series C Convertible Preferred Stock were issued for gross cash proceeds of $4.8 million, reduced by issuance costs of $294,647. In addition, 172,440 common stock warrants were issued with this offering, exclusive of compensatory warrants issued to the placement agent.

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

Preferred Dividends

Preferred Series C shareholders are entitled to non-cumulative dividends at a rate of 6% per share of the initial purchase price when and if declared by the board of directors. Any additional dividends shall be distributed to the common shareholders.

Preferred Liquidation Preference

Series C Convertible Preferred Stock is entitled to a per share liquidation preference equal to the initial purchase price plus declared but unpaid dividends. In the event of a liquidation transaction, Preferred Series C shareholders shall be entitled to receive prior and in preference to any distribution to common stock shareholders.

Redemption

Series C Convertible Preferred Stock does not contain any mandatory redemption features. The Company’s convertible preferred stock has been classified as temporary equity in the accompanying balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or transfer of control of the Company. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such events would occur.

Conversion

Series C Convertible Preferred Stock is convertible into common stock at a rate calculated by dividing the initial purchase price by the conversion price. The initial conversion price is equal to the initial purchase price. Under this conversion feature, each share of Series C Convertible Preferred Stock is convertible at the option of the holder or shall automatically be converted into fully paid, non-assessable shares of common stock at the then effective conversion price for such share immediately upon the earlier of (i) the closing of a public offering of the Company’s common stock involving aggregate proceeds of at least $15 million prior to underwriting discounts, commissions and other expense, and a per share price of at least $11.08 (as adjusted for stock splits, stock dividends, reclassifications and the like); or (ii) the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Series C Convertible Preferred Stock voting together as a single class.

For any future issuances of Series C Convertible Preferred Stock, the conversion price will be adjusted if the Series C Convertible Preferred Stock is issued under certain circumstances at a per share consideration less than the conversion price. The new conversion price shall be determined by multiplying the conversion price then in effect by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such issuance plus the number of shares of common stock that the aggregate consideration received by the Company for such issuance would purchase at such conversion price; and the denominator of which shall be the number of shares of outstanding common stock plus the number of shares of such additional stock.

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

Voting Rights

Each holder of common stock is entitled to one vote per share held. Each holder of Series C Convertible Preferred Stock is entitled to the number of votes equal to the number of common shares into which their holdings could be converted. Pursuant to the terms of a voting agreement, preferred and common stockholders shall vote together as a single class on an as-if-converted basis on all matters including the election of all members of the board of directors.

(c)	Stock-Based Compensation

The Company adopted the DermTech, Inc. 2010 Stock Option Plan, or the Plan, in 2010, which provides for the granting of incentive and non-statutory stock options and restricted stock purchase rights and bonus awards. Under the Plan, incentive and non-statutory stock options may be granted at not less than 100% of the fair market value of the Company’s common stock on the date of grant. For incentive stock options granted to a ten percent shareholder under the Plan, the exercise price shall not be less than 110% of the fair market value of a share of stock on the effective date of grant. The Company initially reserved 1.8 million shares of common stock for issuance to employees, non-employee directors and consultants of the Company. The Plan includes a provision which annually increases the amount of common stock reserved for issuance under the Plan. The reserved shares for issuance increased by 350,000 and 439,800 shares for the years ended December 31, 2018 and 2017, respectively. The contractual term of options granted under the Plan is ten years. Vesting provisions vary based on the specific terms of the individual option awards. 1.2 million and 1.3 million options remain available for future grant under the Plan as of December 31, 2018 and 2017, respectively.

The following table summarizes stock option transactions for the year ended December 31, 2018:

	Total options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at December 31, 2017	827,919	$1.86	7.44	$756,848
Granted	188,030	2.31
Exercised	(1,250)	4.03
Forfeited	(93,434)	2.38

Outstanding at December 31, 2018	921,265	1.89	6.86	8,188

Options vested and expected to vest as of December 31, 2018	904,099	1.88	6.82	8,188
Options exercisable as of December 31, 2018	642,550	1.62	6.08	8,149

The following table summarizes RSU transactions for the year ended December 31, 2018:

	Total RSUs	Weighted average grant date fair value per share
Outstanding at December 31, 2017	417,679	$2.51
Granted	392,619	2.31
Forfeited	(8,647)	2.51

Outstanding at December 31, 2018	801,651	2.41

RSUs vested and expected to vest as of December 31, 2018	790,977	2.41
RSUs vested, but not yet issued as of December 31, 2018	406,612	2.46

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

In 2018 and 2017, the Company granted options to consultants for 75,000 and 10,000 shares of common stock, respectively.

Warrants to purchase common stock were issued to executive officers in lieu of certain stock options. The common stock warrants have a ten year life and are exercisable at $0.63 per common share. The common stock warrants vest monthly over a four year period. Outstanding executive common stock warrants totaled 38,430 at both December 31, 2018 and 2017.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following at December 31, 2018 and 2017:

	December 31
	2018	2017
Warrants to purchase common stock	2,027,520	2,798,146
Stock options issued and outstanding	921,265	827,919
Restricted stock units issued and outstanding	801,651	417,679
Authorized for future option grants	1,187,092	1,314,410

	4,937,528	5,358,154

(5)	Income Taxes

The Company has reported net losses since inception and therefore, the minimum provision for state income taxes has been recorded.

The following table provides a reconciliation between income taxes computed at the federal statutory rate of 21% and 34% at December 31, 2018 and 2017, respectively, and the Company’s provision for income taxes.

	Year ended December 31
	2018	2017
Income tax at statutory rate	21.0%	34.0%
Change in tax rate for 2017 Jobs Act	—	(81.4)
Permanent items	(1.2)	(1.1)
Tax credits	0.7	0.4
Valuation allowance (decrease) increase	(20.5)	48.1

Income tax expense	—%	—%

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

Significant components of the Company’s deferred tax assets and liabilities from federal and state income taxes as of December 31 are shown below:

	2018	2017
Deferred tax assets:
Stock options right and net operation loss	$15,430,800	13,315,500
Research and development credits	1,472,600	1,237,200
Depreciation and amortization	112,200	111,400
Stock based compensation	113,800	61,800
Derivative liability	735,000	—
Accruals and other	86,200	116,900

	17,950,600	14,842,800
Less valuation allowance	(17,522,900)	(14,842,800)
Total deferred tax assets	427,700	—

Deferred tax liabilities:
Debt discount	(427,700)	—

Net deferred tax assets	$—	—

The Company has established a valuation allowance to offset the deferred tax assets as realization of such assets is not likely.

At December 31, 2018 and 2017, the Company had federal tax net operating loss, or NOL, carryforwards of approximately $59,404,000 and $51,264,000, respectively, as well as state tax net operating loss carryforwards at December 31, 2018 and 2017 of approximately $45,647,000 and $38,738,000, respectively. The Company also had federal income tax research and development and other tax credit carryforwards at December 31, 2018 and 2017 of approximately $739,000 and $671,000, respectively, and state income tax research and development and other tax credits totaling $929,000 and $716,000 at December 31, 2018 and 2017, respectively. The federal tax loss carryforwards will begin to expire in 2019, while the state tax loss carryforwards will begin to expire in 2028. The federal credit carryforwards will begin to expire in 2021 and the state credit carryforwards do not expire.

The utilization of NOL and tax credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that have occurred previously or may occur in the future. Under Sections 382 and 383 of the Internal Revenue Code, or IRC, a corporation that undergoes an ownership change may be subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes otherwise available to offset future taxable income and/or tax liability. An ownership change is defined as a cumulative change of 50% or more in the ownership positions of certain stockholders during a rolling three-year period. The Company has not completed a formal study to determine if any ownership changes within the meaning of IRC Section 382 and 383 have occurred. If an ownership change has occurred, the Company’s ability to use its NOL or tax credit carryforwards may be restricted, which could require the Company to pay federal or state income taxes earlier than would be required if such limitations were not in effect.

The Company conducts intensive research and experimentation activities, generating research tax credits for federal and state purposes under IRC Section 41. The Company has not performed a formal study validating these credits claimed in the tax returns. Once a study is prepared, the amount of research and development, or R&D, tax credits available could vary from what was originally claimed on the tax returns.

During the year, the Company issued convertible bridge notes that required bifurcation of embedded derivatives for financial statement purposes. As such deferred taxes were established for both the host

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

instrument and the bifurcated embedded derivatives. Although the deferred tax balances offset at issuance, they will differ as the bifurcated embedded derivatives will be marked to fair value on an ongoing basis while the debt discount will be accounted for under the effective interest method.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act, or the Tax Act. The legislation significantly changed U.S. tax law by, among other things, reducing the US federal corporate tax from 35% to 21%.

We have re-measured our deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% plus state and local tax. The Company recorded a decrease related to our federal deferred tax assets and liabilities of $6,812,000 as a result of the tax rate decrease, with a corresponding adjustment to our valuation allowance for the year ended December 31, 2017.

Due to the net operating loss carryforwards, the U.S. federal and state returns are open to examination for all years since inception.

(6)	Commitments and Contingencies

Operating Leases

In January 2013, the Company entered into a non-cancelable lease agreement for its operating facilities. In January 2014, the Company signed an amendment to the lease to extend the term through January 2017. In November 2016, the Company signed a second amendment to the lease to extend the term through March 2022. The Company records rent expense on a straight line basis over the life of the lease and the difference between the average rent expense and cash payments for rent is recorded as deferred rent and is included in accrued liabilities on the balance sheet.

Rent and associated common area maintenance expense totaled $638,440 and $589,603 for the years ended December 31, 2018 and 2017, respectively.

Future minimum lease payments for the operating leases for the operating facilities as of December 31, 2018 are:

2019	401,872
2020	413,928
2021	426,346
2022	108,982

$1,351,128

Legal Proceedings

The Company is not involved in any legal proceedings.

(7)	Retirement Plan

The Company has a Section 401(k) retirement plan, or the Plan, covering all employees. The Company does not offer a contribution percentage match.

(8)	Related Party Transactions

During 2018, we compensated a director $30,000 for consulting services that he provided to our sales and marketing department. There were no other related party transactions identified in 2018 or 2017.

DERMTECH, INC.

NOTES TO FINANCIAL STATEMENTS

(9)	Subsequent Events

Constellation Alpha Merger

On March 15, 2019, Constellation Alpha Capital Corp. (NASDAQ: CNAC), or Constellation, a special purpose acquisition company, announced that it has executed a non-binding Letter of Intent to merge with DermTech, Inc. Under the terms of the proposed transaction, it is anticipated that the Company will merge into a wholly-owned subsidiary of Constellation in exchange for shares of Constellation common stock. It is expected that the Company stockholders will own a majority of the combined company’s shares following the merger, but final ownership percentages will depend on the amount of redemptions by Constellation stockholders and the size of the anticipated private placement, if any. It is expected that the definitive agreement will contain a minimum cash closing condition of $15 million. The consummation of the transaction is contingent on, among other things, Constellation completing its legal and financial due diligence of the Company and the parties negotiating and entering into a legally binding definitive agreement. A definitive agreement with respect to the transaction, if entered into, will provide that the closing of the transaction is subject to approval by Constellation’s stockholders and the satisfaction of other closing conditions. The transaction is expected to close in the third quarter of 2019.

The Company considered subsequent events through April 22, 2019, the date the financial statements were available to be issued.

DERMTECH, INC.

Unaudited interim financial statements

as of and for the three-months ended March 31, 2019, and 2018.

March 31, 2019 and 2018

DERMTECH, INC.

Unaudited Balance Sheets

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$2,040,794	4,752,579
Accounts receivable, net	277,585	579,961
Inventory	38,917	39,803
Prepaid expenses and other current assets	98,120	26,322

Total current assets	2,455,416	5,398,665
Property and equipment, net	201,772	214,867
Other assets	50,000	50,000

Total assets	$2,707,188	5,663,532

Liabilities, Convertible Preferred Stock and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$388,978	286,085
Accrued compensation	425,613	479,423
Accrued liabilities	506,867	286,059
Deferred revenue	1,303,785	1,552,229
Notes payable, current	516,270	—
Convertible notes payable, net	6,800,000	5,019,235
Derivative liability	3,064,419	2,879,774

Total current liabilities	13,005,932	10,502,805
Notes payable, noncurrent	—	516,270

Total liabilities	13,005,932	11,019,075

Commitments and contingencies
Series C convertible preferred stock, $0.001 par value; 2,800,000 Series C shares authorized as of March 31, 2019 and December 31, 2018; 2,624,393 shares issued and outstanding at March 31, 2019 and December 31, 2018; $14,539,137 liquidation preference at March 31, 2019 and December 31, 2018	2,624	2,624
Stockholders’ (deficit) equity:
Common stock, $0.001 par value; 26,000,000 shares authorized as of March 31, 2019 and December 31, 2018; 4,644,983 shares issued and outstanding at March 31, 2019 and December 31, 2018	4,645	4,645
Additional paid-in capital	66,271,946	66,014,324
Accumulated deficit	(76,577,959)	(71,377,136)

Total stockholders’ (deficit) equity	(10,301,368)	(5,358,167)

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$2,707,188	5,663,532

See accompanying notes to financial statements.

DERMTECH, INC.

Unaudited Statements of Operations and Comprehensive Loss

	Three months ended March 31,
	2019	2018
Revenues:
Contract revenue	$361,186	261,250
Assay revenue	235,293	232,572

Total revenues	596,479	493,822

Cost of revenues	634,590	662,806

Gross loss	(38,111)	(168,984)

Operating expenses:
Sales and marketing	864,224	719,981
Research and development	572,075	518,865
General and administrative	1,528,665	869,336

Total operating expenses	2,964,964	2,108,182

Loss from operations	(3,003,075)	(2,277,166)

Other income (expense):
Interest expense, net	(1,968,525)	(3,872)
Other expense	(184,645)	—

Total other income (expense)	(2,153,170)	(3,872)

Net loss and comprehensive loss	$(5,156,245)	(2,281,038)

Weighted average shares outstanding used in computing net loss per share, basic and diluted	4,644,983	4,643,733
Net loss per common share outstanding, basic and diluted	$(1.11)	(0.49)

See accompanying notes to financial statements.

DERMTECH, INC.

Unaudited Statements of Convertible Preferred Stock and Stockholders’ (Deficit) Equity

Three months ended March 31, 2019 and 2018

	Series C convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ (deficit) equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2017	1,752,181	$1,752	4,643,733	$4,644	$60,560,797	$(61,372,784)	$(807,343)
Issuance of Series C preferred stock and common stock warrants at $5.54, net of $195,138 issuance costs	814,833	815	—	—	4,318,221	—	4,318,221
Stock-based compensation	—	—	—	—	226,337	—	226,337
Net loss	—	—	—	—	—	(2,281,038)	(2,281,038)

Balance, March 31, 2018	2,567,014	$2,567	4,643,733	$4,644	$65,105,355	$(63,653,822)	$1,456,177

	Series C convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ (deficit) equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2018	2,624,393	$2,624	4,644,983	$4,645	$66,014,324	$(71,377,136)	$(5,358,167)
Cumulative effect adjustment of accounting method change	—	—	—	—	—	(44,578)	(44,578)
Stock-based compensation	—	—	—	—	257,622	—	257,622
Net loss	—	—	—	—	—	(5,156,245)	(5,156,245)

Balance, March 31, 2019	2,624,393	$2,624	4,644,983	$4,645	$66,271,946	$(76,577,959)	$(10,301,368)

See accompanying notes to financial statements.

DERMTECH, INC.

Unaudited Statements of Cash Flows

	Three months ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(5,156,245)	(2,281,038)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	18,663	18,895
Stock-based compensation	257,622	226,337
Amortization of debt discount and issuance costs	1,780,765	—
Change in fair value of derivative liability	184,645	—
Changes in operating assets and liabilities:
Accounts receivable	302,376	(157,200)
Inventory	886	7,981
Prepaid expenses and other current assets	(71,799)	9,232
Accounts payable and accrued compensation	49,083	(145,056)
Accrued liabilities and deferred revenue	(72,213)	86,317

Net cash used in operating activities	(2,706,217)	(2,234,532)

Cash flows from investing activities:
Purchases of property and equipment	(5,568)	(2,895)

Net cash used in investing activities	(5,568)	(2,895)

Cash flows from financing activities:
Proceeds from sale of convertible preferred stock and common stock warrants, net of issuance costs	—	4,319,036

Net cash provided by financing activities	—	4,319,036

Net increase/(decrease) in cash and cash equivalents	(2,711,785)	2,081,609
Cash and cash equivalents, beginning of period	4,752,579	1,242,042

Cash and cash equivalents, end of period	$2,040,794	3,323,651

Supplemental cash flow information
Purchases of property and equipment recorded in accounts payable	$3,509	—

See accompanying notes to financial statements.

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

(1)	The Company and a Summary of its Significant Accounting Policies

(a)	Nature of Operations

DermTech, Inc. (the Company) was incorporated in California on December 28, 1995 as DermTech, International, and re-incorporated in Delaware on May 15, 2014. The Company is an emerging growth molecular diagnostic company developing and marketing its Clinical Laboratory Improvement Amendments (CLIA) laboratory services including molecular pathology tests to facilitate the diagnosis of dermatologic conditions including melanoma. The Company has developed a proprietary, non-invasive technique for sampling the surface layers of the skin using an adhesive patch in order to collect individual biological information for commercial applications in the medical diagnostic field.

(b)	Basis of Presentation and Going Concern

The Company’s unaudited financial statements as of March 31, 2019 and for the three months ended March 31, 2019 and 2018 have been prepared in conformity with U.S. generally accepted accounting principles (U.S. GAAP). In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position, results of operations and cash flows of the Company have been included. Operating results for the three months ended March 31, 2019 are not necessarily indicative of the results that may be expected for the year ended December 31, 2019. The Company has incurred net losses since the Company’s formation and has an accumulated deficit of $76.6 million and a net capital deficiency of $10.6 million as of March 31, 2019 and does not have adequate cash on hand to fund operations for the next year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has evaluated the expected cash requirements for a 12 month period from the issuance date of the financial statements through June 2020. Management intends to pursue debt financings and a strategic merger transaction to fund future operations. They believe this will be sufficient to provide the Company with the ability to continue, to support its planned operations and to continue developing and commercializing gene expression tests. There can be no assurances as to the availability of additional financing or the terms upon which additional financing may be available to the Company. If the Company is unable to obtain sufficient funding at acceptable terms, it may be forced to significantly curtail its operations, and the lack of sufficient funding may have a material adverse impact on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

(c)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses reported during the period. On an ongoing basis, management evaluates these estimates and judgments, including those related to assay revenue, stock-based compensation, accounts receivable, derivative liability, the realization of deferred tax assets, and common and preferred stock valuations. Actual results may differ from those estimates.

(d)	Cash and Cash Equivalents

The Company considers all highly liquid investments with remaining maturities of three months or less when purchased to be cash equivalents. The Company maintains its cash balances at banks and financial institutions. The balances are insured up to the legal limit. The Company maintains cash balances that may, at times, exceed this insured limit.

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

(e)	Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets that range from two to five years. Leasehold improvements are depreciated over the shorter of the life of the lease or the asset. The Company recorded depreciation expense of $18,663 and $18,895 for the quarters ended March 31, 2019 and 2018, respectively. No property or equipment was disposed of during the quarters ended March 31, 2019 and 2018. The Company assesses its long-lived assets, consisting primarily of property and equipment, for impairment when material events and changes in circumstances indicate that the carrying value may not be recoverable. There were no impairment losses for the periods ended March 31, 2019 and 2018.

(f)	Research and Development

Costs incurred in connection with research and development activities are expensed as incurred. Research and development expenses consist of (i) employee-related expenses, including salaries, benefits, travel and stock compensation expense; (ii) facilities and other expenses, which include direct and allocated expenses for rent and maintenance of facilities and laboratory and other supplies.

The Company expenses all costs as incurred in connection with patent applications (including direct application fees, and the legal and consulting expenses related to making such applications) and such costs are included in general and administrative expenses.

(g)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains $1.8 million in a bank deposit account that is in excess of the $250,000 insurance provided by the Federal Deposit Insurance Corporation in one federally insured financial institution. The Company has not experienced any losses in such accounts.

(h)	Income Taxes

The Company provides for federal and state income taxes on the asset and liability approach which requires deferred tax assets and liabilities to be recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance when, in management’s opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company’s valuation allowance is based on available evidence, including its current year and prior year operating losses, evaluation of positive and negative evidence with respect to certain specific deferred tax assets including evaluation sources of future taxable income to support the realization of the deferred tax assets. The Company has established a full valuation allowance on the deferred tax assets as of March 31, 2019 and December 31, 2018.

Current and deferred tax assets and liabilities are recognized based on the tax positions taken or expected to be taken in the Company’s income tax returns. U.S. GAAP requires that the tax benefits of an uncertain tax position can only be recognized when it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authority. Tax benefits related to tax positions that do not meet this criterion are not recognized in the financial statements.

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

The Company recognizes interest and penalties related to income tax matters in income tax expense.

(i)	Revenue Recognition

The Company’s revenue is generated from two revenue streams, Contract Revenue and Assay Revenue. The Company accounts for revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The ASC 606 revenue recognition model consists of the following five steps: (1) identify the contracts with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company adopted ASC 606 on January 1, 2019, using the modified retrospective method and elected to utilize Practical Expedient 1 to apply the modified retrospective method to only contracts which were open as of January 1, 2019. Application of the modified retrospective method for the Company’s contract revenue did require a cumulative effect adjustment upon adoption, which resulted in an adjustment of $44,578 to increase accumulated deficit and deferred revenue. Application of the modified retrospective method for the Company’s assay revenue does not materially impact amounts previously reported by the Company, nor does it require a cumulative effect adjustment upon adoption, as the Company’s method of recognizing revenue under ASC 606 was analogous to the method utilized immediately prior to adoption. Accordingly, there is no need for the Company to disclose the amount by which each financial statement line item was affected as a result of applying the new standard and an explanation of significant changes.

The Company recognizes revenue from its Contract and Assay goods and service in accordance with that core principles and key aspects considered by the Company include the following:

(a) Contract Revenue

Contract revenue is generated from the sale of CLIA laboratory services and adhesive sample collection kits to third party companies through contract research agreements. CLIA laboratory revenues result from providing gene expression tests to facilitate the development of drugs designed to treat dermatologic conditions. The provision of gene expression services may include sample collection using the Company’s patented adhesive patch biopsy devices, assay development for research partners, ribonucleic acid (RNA) isolation, expression, amplification and detection, including data analysis and reporting.

Contracts

As part of the Company’s contract revenue, we have established contracts and work orders with all our big pharma partners that all fall under the scope of ASC 606.

Performance obligations

ASC 606 requires an entity to assess the goods or services promised in a contract and identify as a performance obligation each promise to transfer to the customer either a good or service (or a bundle of goods or services) that is distinct, or a series of distinct goods or services that are substantially the same

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

and that have the same pattern of transfer to the customer. Based upon review of existing contracts, a majority of our contract revenue contracts contain three performance obligations:

(1)	Adhesive patch kits

(2)	RNA extractions

(3)	Certain project management fees

Many of our Contract Revenue contracts contain promises such as start-up activities and quality system setup fees, which are activities that we perform to fulfill the contract and they do not transfer any good or service to the customer. These promises encompass the administrative tasks associated with beginning and initiating a new project or study with a big pharma company. In accordance with ASC 606, an entity does not account for these activities as a promised good or service within the contract nor evaluate whether they are a performance obligations.

Transaction price

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.

The transaction prices of all our performance obligations are listed in each of our contracts on a per unit basis and are fixed based for the adhesive patch kits and RNA extractions. The project management fees are assessed based on a monthly service fee which range within the contracts depending on certain factors which include length of project and amount of kits or RNA extractions promised within the contract. The fixed and variable rates are materially consistent within all our contracts. Therefore, we utilize the prices listed in each of our contracts as the transaction price for each performance obligation.

In determining the transaction price, ASC 606 requires an entity to adjust the promised amount of consideration for the effects of the time value of money if the contract contains a significant financing component. All our contracts state fixed transaction prices for each deliverable associated with the contract and does not qualify for the significant financing component of ASC 606.

Allocate the transaction price

All of our contracts have a directly observable transaction price pertaining to each promised good or service. Those prices are consistent across all contracts for adhesive patch kits and RNA extractions, with the exception of our project management fees, which we believe encompass a sufficiently narrow range of prices that are dictated upon factors of each contract previously discussed above. Therefore, we rely on those transaction prices as the basis to allocate the stand-alone selling prices to the performance obligations of the contract.

Most of our contracts contain a discount that is allocated to all items within the contract, whether they are performance obligations or not. Those items that are not performance obligations (e.g. quality system setup and start up fees) have the associated discount allocated to the transaction prices of the performance obligations evenly.

Recognize Revenue

An entity should recognize revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer. A good or service is transferred when (or as) the customer

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

obtains control of that good or service. The adhesive patch kits are recognized as point in time when shipped to the customer. The RNA extraction is recognized at a point in time when the extraction process is complete and the results are sent to the customer. We provide our project management service over the life of the contract, providing equal benefit to the customer throughout the life of the project or study. Therefore, the revenue related to our project management fees is recognized straight-line over the life contract.

Deferred Revenue and Remaining Performance Obligations

The Company records a deferred revenue liability if a customer pays consideration before the Company transfers a good or service to the customer. Deferred revenue primarily represents upfront milestone payments, for which consideration is received prior to goods/services are completed in the contract. Deferred revenue at March 31, 2019 and December 31, 2018 was $1.3 million and $1.6 million, respectively.

Remaining performance obligations include deferred revenue and amounts the Company expects to receive for goods and services that have not yet been delivered or provided under existing contracts. For contracts that have an original duration of one year or less, the Company has elected the practical expedient applicable to such contracts and does not disclose the remaining performance obligations at the end of each reporting period and when the Company expects to recognize this revenue. At March 31, 2019, the estimated revenue expected to be recognized in future periods related to performance obligations that are unsatisfied for executed contracts with an original duration of one year or more was approximately $3.2 million. The Company expects to recognize revenue on the majority of these remaining performance obligations over the next two to three years.

(b) Assay Revenue

The Company generates revenues from their Pigmented Lesion Assay (PLA) and Nevome services it provides to dermatologists in various states throughout the United States to assist in a clinician’s diagnosis of melanoma. The Company provides participating dermatologists with its adhesive sample collection kits to perform non-invasive skin biopsies of clinically ambiguous pigmented skin lesions on patients. Once the sample is collected by the dermatologists, it is returned to the Company’s CLIA laboratory for analysis. The patient RNA and deoxyribonucleic acid (DNA) is extracted from the adhesive patch collection kit and analyzed using gene expression technology to determine if the pigmented skin lesion contains certain genomic features indicative of melanoma. Upon completion of the gene expression analysis, a final report is drafted and provided to the dermatologists detailing the results of the pigmented skin lesion indicating whether the sample collected is indicative of melanoma or not.

Contracts

The Company’s customer is the patient. However, the Company does not enter into a formal reimbursement contract with a patient, as formal reimbursement contracts are more commonly established with insurance payers. Accordingly, the Company establishes a contract with a patient in accordance with other customary business practices.

•	Approval of a contract is established by the use of our adhesive patch kit on a patient by an ordering physician, which is then sent to our central lab for testing.

•

We are obligated to perform our laboratory services upon receipt of a sample from a physician, and the patient and/or applicable payer are obligated to reimburse us for services rendered based on the patient’s insurance benefits.

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

•	Payment terms are a function of a patient’s existing insurance benefits.

•

Once we deliver a patient’s test result to the ordering physician, we are legally able to collect payment and bill an insurer and/or patient, depending on payer contract status or patient insurance benefit status.

•	Our consideration is deemed to be variable, and we consider collection of such consideration to be probable to the extent that it is unconstrained.

Performance obligations

A performance obligation is a promise in a contract to transfer a distinct good or service (or a bundle of goods or services) to the customer. The customer is able to order a PLA test. However, a Nevome test cannot be ordered separately from the PLA test and it is contingent on being run only when a PLA test comes back positive on a sample. The Nevome test would not qualify as a distinct service. Therefore, the PLA test is recognized as a single performance obligation and the Nevome test, if rendered, is bundled with the single PLA performance obligation.

Transaction price

The transaction price is the amount of consideration that the Company expects to collect in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). The consideration expected from a contract with a customer may include fixed amounts, variable amounts, or both.

The consideration derived from the Company’s contracts is deemed to be variable, though the variability is not explicitly stated in any contract. Rather, the implied variability is due to several factors, such as the amount of contractual adjustments, any patient co-payments, deductibles or patient compliance incentives, the existence of secondary payers and claim denials.

The Company estimates the amount of variable consideration using the expected value method, which represents the sum of probability-weighted amounts in a range of possible consideration amounts. When estimating the amount of variable consideration, the Company considers several factors, such as historical collections experience, patient insurance eligibility and payer reimbursement contracts.

The Company limits the amount of variable consideration included in the transaction price to the unconstrained portion of such consideration. In other words, the Company recognizes revenue up to the amount of variable consideration that is not subject to a significant reversal until additional information is obtained or the uncertainty associated with the additional payments or refunds is subsequently resolved. Differences between original estimates and subsequent revisions, including final settlements, represent changes in the estimate of variable consideration and are included in the period in which such revisions are made. Revenue recognized from changes in transaction prices was $2,062 and $0 for the three months ended March 31, 2019 and 2018, respectively.

The Company monitors its estimates of transaction price to depict conditions that exist at each reporting date. If the Company subsequently determines that it will collect more consideration than it originally estimated for a contract with a patient, it will account for the change as an increase in the estimate of the transaction price (i.e., an upward revenue adjustment) in the period identified. Similarly, if the Company subsequently determines that the amount it expects to collect from a patient is less than it originally estimated, it will generally account for the change as a decrease in the estimate of the transaction price (i.e., a downward revenue adjustment), provided that such downward adjustment does not result in a significant reversal of cumulative revenue recognized.

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

When the Company does not have significant historical experience or that experience has limited predictive value, the constraint over estimates of variable consideration may result in no revenue being recognized upon delivery of a patient’s test result to the ordering physician, with recognition, generally occurring at the date of cash receipt.

Allocate the transaction price

The entire transaction price is allocated entirely to the single performance obligation contained within the contract with a patient.

Recognize revenue

The Company’s single performance obligation is satisfied at a point in time, and that point in time is defined as the date a patient’s successful test result is delivered to the patient’s ordering physician. The Company considers this date to be the time at which the patient obtains control of the final results of the promised test service.

If a Nevome test service is ordered and completed in conjunction with the Company’s PLA service, then the Company will recognize revenue point in time upon the delivery of the both final reports to the physician. The delivery of the Company’s Nevome test results is commonly after the Company’s PLA results are delivered due to the circumstances of how the Company processes the Nevome test. However, this length in time is determined to not materially impact the final overall revenue recognition timing.

(c) Disaggregation of Revenue

The following table presents the Company’s revenues disaggregated by revenue source for the three months ended March 31, 2019 and 2018, respectively:

	Three Months Ended March 31,
	2019	2018
Assay Revenue
PLA test	$235,293	$232,572
Contract Revenue
Adhesive patch kits	$166,881	$70,526
RNA extractions	$115,211	$108,350
Project management fees	$77,674	$47,325
Other	$1,420	$35,049

	$361,186	$261,250

(d) Contract Balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable and deferred revenue on the balance sheets.

Generally, contract revenue has a majority of contracts in which the Company receives a substantial up-front payments upon various milestones over the life of the contract. This results in deferred revenue and is relieved upon delivery of the applicable adhesive patch kits or RNA extraction results. Changes in accounts receivable and deferred revenue were not materially impacted by any other factors.

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

Deferred revenue balances are presented on our condensed consolidated balance sheets and was $1.3 million and $1.6 million as of March 31, 2019 and December 31, 2018, respectively.

(j)	Accounts Receivable

Contract Accounts Receivable

Contract accounts receivable are recorded at the net invoice value and are not interest bearing. The Company considers receivables past due based on the contractual payment terms which range from 30 to 60 days. The Company reserves specific receivables if collectability is no longer reasonably assured, and as of March 31, 2019 and December 31, 2018, the Company did not maintain any reserve over contract receivables as they deal with large established credit worthy customers. The Company re-evaluates such reserves on a regular basis and adjusts its reserves as needed. Once a receivable is deemed to be uncollectible, such balance is charged against the reserve. The Company recorded no reserve as of March 31, 2019 and December 31, 2018. The Company recorded $37,830 and $295,784 of contract accounts receivable as of March 31, 2019 and December 31, 2018, respectively.

Assay Accounts Receivable

Due to the nature of the Company’s assay revenue, it can take a significant amount of time to collect upon billed PLA services. The Company prepares an analysis on reimbursement collections and data obtained as of each financial reporting period to determine the amount of receivables to be recorded relating to PLA services performed in the applicable period. The Company accrues an allowance for doubtful accounts against its accounts receivable when it is probable that an account is not collectible, based on write off history, credit risk of specific accounts, aging analysis and other information available on specific accounts. The Company generally does not perform evaluations of customers’ financial condition and generally does not require collateral. Accounts receivable are written off when all efforts to collect the balance have been exhausted. Historically, the Company’s bad debt expense has not been significant. The allowance for doubtful accounts was not material as of March 31, 2019 and December 31, 2018. Adjustments for implicit price concessions attributable to variable consideration are incorporated into the measurement of the accounts receivable balances and are not part of the allowance for doubtful accounts. The Company recorded $239,755 and $213,325 of assay accounts receivable as of March 31, 2019 and 2018, respectively.

(k)	Freight and Shipping Costs

The Company records outbound freight and shipping costs for its contract and assay revenues in cost of revenues.

(l)	Comprehensive Income (Loss)

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss was the same as its reported net loss for all periods presented.

(m)	Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment. All revenues have been generated in the United States and all assets are held in the United States.

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

(n)	Net Loss Per Share

Basic and diluted net loss per common share is determined by dividing net loss applicable to common shareholders by the weighted average common shares outstanding during the period. Because there is a net loss attributable to common shareholders for the quarters ended March 31, 2019 and 2018, the outstanding common stock warrants, stock options, restricted stock units and preferred stock have been excluded from the calculation of diluted loss per common share because their effect would be anti-dilutive. Therefore, the weighted average shares used to calculate both basic and diluted loss per share are the same. Diluted net loss per common share for 2019 excludes the effect of anti-dilutive equity instruments including 2,624,393 shares of common stock issuable upon conversion of our preferred stock, 1,180,815 shares of common stock issuable upon the exercise of outstanding common stock warrants and 2,711,407 shares of common stock issuable upon the exercise stock options and release of restricted stock units. Diluted net loss per common share for 2018 excludes the effect of anti-dilutive equity instruments including 2,567,014 shares of common stock issuable upon conversion of our preferred stock, 3,006,493 shares of common stock issuable upon the exercise of outstanding warrants and 1,695,529 shares of common stock issuable upon the exercise stock options and release of restricted stock units. The Company did not consider a two class method of earnings (loss) per share given that the Company’s convertible participating securities do not participate in losses.

(o)	Stock-Based Compensation

Compensation costs associated with stock option awards and other forms of equity compensation are measured at the grant-date fair value of the awards and recognized over the requisite service period of the awards on a straight-line basis.

The Company grants stock options to purchase common stock to employees with exercise prices equal to the fair market value of the underlying stock, as determined by the board of directors, management and outside valuation experts. The board of directors and outside valuation experts determine the fair value of the underlying stock by considering a number of factors, including historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s debt holders and preferred stockholders, and the lack of liquidity of the Company’s common stock.

The fair value of each stock option award is estimated using the Black-Scholes-Merton valuation model. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line method. The expected term of options is based on the simplified method which defines the expected term as the average of the contractual term of the options and the weighted average vesting period for all option tranches. The expected volatility of stock options is based upon the historical volatility of a number of related publicly traded companies in similar stages of development. The risk-free interest rate is based on the average yield of U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards. The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future.

The Company accounts for stock options to non-employees using the fair value approach. The fair value of these options is measured using the Black-Scholes-Merton option pricing model, reflecting the same assumptions applied to employee options, other than expected life, which is assumed to be the remaining contractual life of the award. Options that are granted to employees have a requisite service period of four years. Equity instruments awarded to non-employees are periodically re-measured as the underlying awards vest unless the instruments are fully vested, immediately exercisable, and non-forfeitable on the date of grant.

Restricted stock units (RSU) are considered restricted stock. The fair value of restricted stock is equal to the fair market value of the underlying stock, as determined by the board of directors, management

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

and input from outside valuation experts. The Company recognizes stock-based compensation expense based on the fair value on a straight-line basis over the requisite service periods of the awards, taking into consideration estimated forfeitures. RSUs that are granted to employees have a requisite service period between two and four years.

The fair value of each option for employees was estimated on the date of grant using the following assumptions:

	Quarter ended March 31
	2019	2018
Assumed risk-free interest rate	2.51%	2.46%
Assumed volatility	72.30%	78.25%
Expected option term	6.04 years	5.99 years
Expected dividend yield	—	—

The Company recorded stock-based compensation expense for employee options, RSUs, common stock warrants, and consultant options of $257,622 for the quarter ended March 31, 2019. The total compensation cost related to non-vested awards not yet recognized at March 31, 2019 was $1,181,672, which is expected to be recognized on a straight-line basis over a weighted average term of 1.97 years.

(p)	Fair Value Measurements

The Company uses a three-tier fair value hierarchy to prioritize the inputs used in the Company’s fair value measurements. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. The following table provide a summary of the assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2019 and December 31, 2018:

Fair Value Measurements at Reporting Date Using

	March 31, 2019
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative liability	$—	$—	$3,064,419	$3,064,419

Total liabilities	$—	$—	$3,064,419	$3,064,419

	December 31, 2018
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative liability	$—	$—	$2,879,774	$2,879,774

Total liabilities	$—	$—	$2,879,774	$2,879,774

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

The fair value of the derivative liability was determined based on a probability weighted valuation model of the various embedded features of the Company’s outstanding convertible debt. The fair value is subjective and is affected by changes in inputs to the valuation model including management’s assumptions regarding estimates of timing and the probability of each embedded conversion feature occurring. An initial fair value valuation was performed at each date of issuance of the outstanding convertible debt and subsequently remeasured as of March 31, 2019. The accumulated change in fair value between the measurement dates was determined to be a $184,645 loss, which was recognized as other expense within the Statement of Operations. Changes in these assumptions can materially affect the fair value.

There were no other assets or liabilities that were measured at fair value on a recurring basis as of March 31, 2019 and December 31, 2018. The Company believes the carrying amount of cash and cash equivalents, accounts receivables, inventory, accounts payable and accrued expenses approximate their estimated fair values due to the short-term nature of these accounts.

(q)	Derivative Liability

From time-to-time, the Company may issue convertible notes that contain embedded features that require derivative accounting including the determination of the fair value of the financial instruments at the execution of the contract and the change in such fair values through each reporting period until such time the liability is extinguished. The Company’s convertible notes, as further discussed in Note 3, have embedded derivatives that required bifurcation from the host instrument.

(r)	Accounting Pronouncement Recently Adopted

In May 2014, the FASB issued ASU 2014 09, “Revenue from Contracts with Customers (Topic 606),” superseded virtually all existing revenue guidance. Under this standard, an entity is required to recognize revenue upon transfer of promised goods or services to customers in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity will use more judgment and make more estimates than under the former guidance. This standard should be applied retrospectively either to each prior reporting period presented in the financial statements, or only to the most current reporting period presented in the financial statements with a cumulative effect adjustment recorded in retained earnings. In March 2016, the FASB issued ASU 2016 08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” which clarifies the principal versus agent guidance in the new revenue recognition standard. In April 2016, the FASB issued ASU 2016 10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing,” which clarifies the guidance on accounting for licenses of intellectual property (IP) and identifying performance obligations in the new revenue recognition standard. In May 2016, the FASB issued ASU 2016 12, “Revenue from Contracts with Customers (Topic 606): Narrow Scope Improvements and Practical Expedients,” which does not change the core principles of the guidance in Topic 606, but further

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

clarifies and improves various narrow aspects of Topic 606. In December 2017, the FASB issued ASU 2016 20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” which clarifies the codification and corrects unintended application of Topic 606. These new standards are effective for interim and annual periods beginning after December 15, 2018 and early adoption is permitted.

We adopted the standard as of January 1, 2019 utilizing the modified retrospective approach. Further information regarding the standard is discussed in Note 1(i) Revenue Recognition. As a result of adoption, we made a $44,578 adjustment to accumulated deficit to account for prior year contract revenue amounts being lower under ASC 606. The Company noted no material impact associated with the adoption of ASC 606 on assay revenue.

(s)	Accounting Pronouncements Issued But Not Yet Effective

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets, and to recognize on the income statement the expenses in a manner similar to current practice. In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic 842, Leases” and ASU 2018-11, “Leases (Topic 842): Targeted Improvements”, which improves the clarity of the new lease standard and corrects unintended application of the guidance. In December 2018, the FASB issued ASU 2018-20, “Narrow-Scope Improvements for Lessors”, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. This new standard is effective for interim and annual periods beginning January 1, 2020 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In June 2019, the FASB issued ASU 2018-07, “Compensation- Stock Compensation (Topic 718)—Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies accounting for nonemployee share-based payment transactions resulting from expanding the scope of Topic 718, Compensation—Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. This new standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which modified the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. This new standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

(2)	Balance Sheet Details

Balance sheet details are as follows:

	March 31,	December 31,
	2019	2018
Prepaid expenses and other current assets:
Prepaid insurance	$46,816	1,848
Prepaid trade shows	29,500	18,836
Other current assets	21,804	5,638

	$98,120	26,322

Property and equipment, gross:
Laboratory equipment	$317,747	314,238
Computer equipment and software	4,685	2,626
Furniture and fixtures	33,813	33,813
Leasehold improvements	14,522	14,522

	370,767	365,199
Less accumulated depreciation	(168,995)	(150,332)

	$201,772	214,867

	March 31,	December 31,
	2019	2018
Accrued liabilities:
Accrued consulting services	$25,000	23,040
Accrued interest	352,072	164,312
Deferred rent	82,467	84,791
Other accrued expenses	47,328	13,916

	$506,867	286,059

Accrued compensation:
Accrued paid time off	$269,727	233,689
Accrued bonus and deferred compensation	155,886	245,734

	$425,613	479,423

(3)	Debt

Wilson, Sonsini, Goodrich & Rosati Note

On January 7, 2016, the Company converted $566,270 of its accounts payable due to Wilson, Sonsini, Goodrich & Rosati (the Company’s general legal counsel) into a three year promissory note bearing 3% interest and maturing on January 7, 2019, or earlier under certain circumstances. There are no principal payments due until the note reaches maturity. On October 25, 2017, the Company amended and restated its promissory note with Wilson, Sonsini, Goodrich & Rosati by paying down $50,000 on the principal balance of the note while extending its maturity date to January 7, 2020, or earlier under certain circumstances at a continued interest rate of 3%. The Company recorded $3,872 of interest expense relating to this note payable during the quarters ended March 31, 2019 and 2018.

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

2018 Convertible Bridge Notes

From August to November 2018, the Company issued $6.8 million aggregate principal amount of convertible bridge notes (Bridge Notes), resulting in $6.6 million in net proceeds. The Bridge Notes carry a 10% interest rate and mature on March 31, 2019. Since the Bridge Notes were not paid or converted by March 31, 2019, the interest rate increased to 15%. The Company intends to let these Bridge Notes accrue at 15% interest until they are converted by one of the methods discussed below.

The Bridge Notes are subject to automatic conversion into equity securities of the Company at the closing of a single or series of related capital raising transactions in which the Company issues equity securities with aggregate gross proceeds to the Company of at least $20 million (Qualified Financing) that occurs on or prior to the maturity date. Upon automatic conversion of these Bridge Notes, the note holders shall be entitled to receive shares of the Company’s equity securities equal to the quotient obtained by dividing the unpaid principal amount of these Bridge Notes plus interest accrued but unpaid by the lesser of:

1)	the lowest price per share of the new stock paid in the Qualified Financing by investors multiplied by 70%.

2)

the price per share obtained by dividing $45 million by the Company’s fully-diluted capitalization immediately prior to such Qualified Financing assuming exercise or conversion of all outstanding options and issuance of all outstanding restricted stock unit awards, including all shares of common stock reserved and available for future grant under any equity incentive plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Qualified Financing, but excluding any shares issuable upon exercise of the Company’s outstanding common stock warrants or conversion of the Bridge Notes.

In the event the Company consummates, on or before the Maturity Date, an equity financing pursuant to which it sells shares of equity in a transaction that does not constitute a Qualified Financing, then the note holders shall have the option, but not the obligation, to elect to treat such equity financing as a Qualified Financing on the same terms set forth.

In addition, the note holders may elect to convert at any time all of the outstanding principal balance under these Bridge Notes, together with any accrued but unpaid interest into shares of the Company’s Series C Preferred Stock (Optional Conversion). Upon Optional Conversion of these notes, the note holders shall be entitled to receive a number of shares of the Company’s Series C Preferred Stock equal to the quotient obtained by dividing the unpaid principal amount of these notes plus interest accrued but unpaid by $5.54, subject to adjustment upon certain events. The note holders will also receive common stock warrants, in substantially the same form as the common stock warrants issued to any purchasers of the Company’s Convertible Series C Preferred Stock.

In the event of a Change of Control (as defined in the Bridge Note agreements) transaction prior to the payment in full or conversion of these Bridge Notes, then the note holders may elect to either:

1)	effect the Optional Conversion feature, as discussed above.

2)

demand payment of the outstanding principal amount and the current accrued but unpaid interest of these Bridge Notes (Base Amount) plus an amount equal to the Base Amount multiplied by a specified percentage,

Several of the embedded features of the Bridge Notes were identified as meeting the criteria of a derivative and ultimately bifurcated from the host contract. The Company accounted for this by separating the derivative component of the Bridge Notes as a derivative liability on the balance sheet. The Company assigned a value to the debt component of the Bridge Notes equal to the difference between the estimated fair value of the Bridge Notes with and without the conversion features, which resulted in the Company recording the Bridge Notes at a discount. The total debt discount amount as of the respective date of

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

issuance of the Bridge Notes was determined to be $2.5 million. The Company is amortizing the debt discount over the life of the Bridge Notes as additional non-cash interest expense utilizing the effective interest method. At each financial reporting period, the Company remeasures the fair value of the embedded features bifurcated from the Bridge Notes (i.e., the derivative liability) and changes in the fair value is recognized in earnings. As of March 31, 2019 and 2018, the Company recognized losses of $184,645 and $0 respectively on the change in fair value of the derivative liability recognized as other expense on the Statement of Operations.

The following table summarizes information about the liability components the Company’s financing arrangement:

Bridge Notes	March 31, 2019	December 31, 2018
Principal amount outstanding	$6,800,000	$6,800,000
Unamortized discount and issuance costs	—	(1,780,765)

Total current convertible notes payable, net	$6,800,000	$5,019,235

(4)	Stockholders’ Equity

(a)	Classes of Stock

The Company amended its Delaware certificate of incorporation in August 2016 authorizing the Company to issue 28,800,000 shares in two classes, common and preferred. The Company can issue up to 26,000,000 shares of common stock and 2,800,000 shares of preferred stock. The Company’s Series C Convertible Preferred Stock is the only preferred stock that is currently outstanding. Both classes of stock have a par value of $0.001 per share.

(b)	Series C Convertible Preferred Stock Financing

In an effort to raise additional capital, the Company set forth a Series C Convertible Preferred Stock private offering in August of 2016 for a total offering amount of $15 million at a price per share of $5.54. The Company engaged a registered placement agent to assist in marketing and selling of preferred units. Investors that purchase at least $1 million of Series C Convertible Preferred Stock in a single closing receive a three year warrant to purchase common shares at an exercise price of $5.54 in the amount equal to 20% of shares of Series C Preferred Stock purchased. During 2017, 964,007 shares of Series C Convertible Preferred Stock were issued for gross cash proceeds of $5.3 million, reduced by issuance costs of $406,872. In addition, 176,908 common stock warrants were issued with this offering, exclusive of compensatory warrants issued to the placement agent. During 2018, 872,212 shares of Series C Convertible Preferred Stock were issued for gross cash proceeds of $4.8 million, reduced by issuance costs of $294,647. In addition, 172,440 common stock warrants were issued with this offering, exclusive of compensatory warrants issued to the placement agent.

Preferred Dividends

Preferred Series C shareholders are entitled to non-cumulative dividends at a rate of 6% per share of the initial purchase price when and if declared by the board of directors. Any additional dividends shall be distributed to the common shareholders.

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

Preferred Liquidation Preference

Series C Convertible Preferred Stock is entitled to a per share liquidation preference equal to the initial purchase price plus declared but unpaid dividends. In the event of a liquidation transaction, Preferred Series C shareholders shall be entitled to receive prior and in preference to any distribution to common stock shareholders.

Redemption

Series C Convertible Preferred Stock does not contain any mandatory redemption features. The Company’s convertible preferred stock has been classified as temporary equity in the accompanying balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or transfer of control of the Company. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such events would occur.

Conversion

Series C Convertible Preferred Stock is convertible into common stock at a rate calculated by dividing the initial purchase price by the conversion price. The initial conversion price is equal to the initial purchase price. Under this conversion feature, each share of Series C Convertible Preferred Stock is convertible at the option of the holder or shall automatically be converted into fully paid, non-assessable shares of common stock at the then effective conversion price for such share immediately upon the earlier of (i) the closing of a public offering of the Company’s common stock involving aggregate proceeds of at least $15 million prior to underwriting discounts, commissions and other expense, and a per share price of at least $11.08 (as adjusted for stock splits, stock dividends, reclassifications and the like); or (ii) the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Series C Convertible Preferred Stock voting together as a single class.

For any future issuances of Series C Convertible Preferred Stock, the conversion price will be adjusted if the Series C Convertible Preferred Stock is issued under certain circumstances at a per share consideration less than the conversion price. The new conversion price shall be determined by multiplying the conversion price then in effect by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such issuance plus the number of shares of common stock that the aggregate consideration received by the Company for such issuance would purchase at such conversion price; and the denominator of which shall be the number of shares of outstanding common stock plus the number of shares of such additional stock.

Voting Rights

Each holder of common stock is entitled to one vote per share held. Each holder of Series C Convertible Preferred Stock is entitled to the number of votes equal to the number of common shares into which their holdings could be converted. Pursuant to the terms of a voting agreement, preferred and common stockholders shall vote together as a single class on an as-if-converted basis on all matters including the election of all members of the board of directors.

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

(c)	Stock-Based Compensation

The Company adopted the DermTech, Inc. 2010 Stock Option Plan (the Plan) in 2010, which provides for the granting of incentive and non-statutory stock options and restricted stock purchase rights and bonus awards. Under the Plan, incentive and non-statutory stock options may be granted at not less than 100% of the fair market value of the Company’s common stock on the date of grant. For incentive stock options granted to a ten percent shareholder under the Plan, the exercise price shall not be less than 110% of the fair market value of a share of stock on the effective date of grant. The Company initially reserved 1.8 million shares of common stock for issuance to employees, non-employee directors and consultants of the Company. The Plan includes a provision which annually increases the amount of common stock reserved for issuance under the Plan. The reserved shares for issuance increased 0 and 350,000 for the three months ended March 31, 2019 and twelve months ended December 31, 2018, respectively. The contractual term of options granted under the Plan is ten years. Vesting provisions vary based on the specific terms of the individual option awards. 0.2 million and 1.2 million options remain available for future grant under the Plan as of March 31, 2019 and December 31, 2018, respectively.

Warrants to purchase common stock were issued to executive officers in lieu of certain stock options. The common stock warrants have a ten year life and are exercisable at $0.63 per common share. The common stock warrants vest monthly over a four year period. Outstanding executive common stock warrants totaled 38,430 at both March 31, 2019 and December 31, 2018.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following at March 31, 2019 and December 31, 2018:

	March 31,	December 31,
	2019	2018
Warrants to purchase common stock	1,180,815	2,027,520
Stock options issued and outstanding	1,909,756	921,265
Restricted stock units issued and outstanding	801,651	801,651
Authorized for future option grants	198,601	1,187,092

	4,090,823	4,937,528

(5)	Income Taxes

The Company has reported net losses since inception and therefore, the minimum provision for state income taxes has been recorded. The federal statutory rates was 21% at March 31, 2019 and December 31, 2018, respectively, and the effective income tax rate for the Company’s provision for income taxes was 0% at March 31, 2019, and December 31, 2018, respectively.

The utilization of NOL and tax credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that have occurred previously or may occur in the future. Under Sections 382 and 383 of the Internal Revenue Code (IRC), a corporation that undergoes an ownership change may be subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes otherwise available to offset future taxable income and/or tax liability. An ownership change is defined as a cumulative change of 50% or more in the ownership positions of certain stockholders during a rolling three-year period. The Company has not completed a formal study to determine if any ownership changes within the meaning of IRC Section 382 and 383 have occurred. If an ownership change has occurred, the

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

Company’s ability to use its NOL and tax credit carryforwards may be restricted, which could require the Company to pay federal or state income taxes earlier than would be required if such limitations were not in effect.

The Company conducts intensive research and experimentation activities, generating research tax credits for federal and state purposes under IRC Section 41. The Company has not performed a formal study validating these credits claimed in the tax returns. Once a study is prepared, the amount of research and development (R&D) tax credits available could vary from what was originally claimed on the tax returns.

During the fiscal year 2018, the Company issued convertible bridge notes that required bifurcation of embedded derivatives for financial statement purposes. As such, deferred taxes were established for both the host instrument and the bifurcated embedded derivatives. Although the deferred tax balances offset at issuance, they will differ as the bifurcated embedded derivatives will be marked to fair value on an ongoing basis while the debt discount will be accounted for under the effective interest method.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (Tax Act). The legislation significantly changed U.S. tax law by, among other things, reducing the US federal corporate tax from 35% to 21%. We re-measured our deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% plus state and local tax. The Company recorded a decrease related to our federal deferred tax assets and liabilities of $6,812,000 as a result of the tax rate decrease, with a corresponding adjustment to our valuation allowance, in fiscal year 2017.

Due to the net operating loss carryforwards, the U.S. federal and state returns are open to examination for all years since inception.

(6)	Commitments and Contingencies

Operating Leases

In January 2013, the Company entered into a non-cancelable lease agreement for its operating facilities. In January 2014, the Company signed an amendment to the lease to extend the term through January 2017. In November 2016, the Company signed a second amendment to the lease to extend the term through March 2022. The Company records rent expense on a straight line basis over the life of the lease and the difference between the average rent expense and cash payments for rent is recorded as deferred rent and is included in accrued liabilities on the balance sheet.

Rent and associated common area maintenance expense totaled $152,572 and $156,145 for the months ended March 31, 2019 and 2018, respectively.

Future minimum lease payments for the operating leases for the operating facilities as of March 31, 2019 are:

2019	302,137
2020	413,928
2021	426,346
2022	108,983

$1,251,394

Legal Proceedings

The Company is not involved in any legal proceedings.

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

(7)	Retirement Plan

The Company has a Section 401(k) retirement plan (the Plan) covering all employees. The Company does not offer a contribution percentage match.

(8)	Related Party Transactions

There were no related party transactions identified as of and for the three months ended March 31, 2019. During 2018, we compensated a director $30,000 for consulting services that he provided to our sales and marketing department. There were no other related party transactions identified in 2019 or 2018.

(9)	Subsequent Events

Constellation Alpha Merger

On May 29, 2019, Constellation Alpha Capital Corp (NASDAQ: CNAC) (“Constellation”), a special purpose acquisition company, announced that it has executed a definitive agreement to merge with DermTech, Inc. (“DermTech”).

Under the terms of the transaction, Constellation will domesticate its jurisdiction of incorporation from the British Virgin Islands to the State of Delaware and DermTech will merge with a wholly-owned subsidiary of Constellation. All of DermTech’s outstanding capital stock will be converted into 16 million shares of newly issued Constellation common stock, less the number of shares of Constellation common stock that can be acquired or received pursuant to certain DermTech equity awards. In addition, Constellation has entered into subscription agreements with new health care focused institutional investors as well as certain existing investors in DermTech to sell approximately 6.2 million shares of its common stock at a purchase price of $3.25 per share for an aggregate of $20 million in a private placement that will close in connection with the closing of the transaction. It is anticipated that DermTech shareholders will own approximately 63.7% of the combined company’s shares and the private placement investors will own approximately 24.5% of the combined company’s shares following the consummation of the merger, but final ownership percentages will depend on the amount of redemptions by Constellation shareholders.

The definitive agreement contains a minimum cash closing condition of $15 million, which Constellation expects to satisfy with proceeds from the private placement described above. The merger agreement further provides that the closing of the transaction is subject to approval by Constellation’s shareholders and the satisfaction of other closing conditions. The transaction is expected to close in the third quarter of 2019. Shares of Constellation common stock may be redeemed by public stockholders for a price of approximately $10.45 upon consummation of the transaction. Cowen and Company, LLC is acting as financial and capital markets advisor to Constellation. Greenberg Traurig, LLP is acting as legal counsel to Constellation. Mintz is acting as legal counsel to DermTech.

Convertible Bridge Notes Amendment

On May 23, 2019, the Company and the various convertible bridge note holders agreed to amend the outstanding convertible notes that were issued in the last of half of 2018. As part of the amendment, the maturity dates of the notes were extended to the earliest of (i) September 24, 2019; (ii) the occurrence of an Event of Default; (iii) the consummation of a liquidation or dissolution of the Company (iv) a Liquidation Transaction; or (v) the consummation of a merger with or into Constellation Alpha Capital Corp. or any of its subsidiaries.

In addition, immediately prior to the consummation of a Company merger with or into Constellation Alpha Capital Corp. or any of its subsidiaries substantially on the terms contemplated as of the date hereof on or

DermTech, Inc.

Notes to Unaudited Interim Financial Statements

before September 24, 2019 (a “Qualifying Merger”), the outstanding principal amount of and all accrued but unpaid interest on each of the convertible notes shall automatically be converted into shares of the Company’s common stock at a price per share equal to 70% of the Merger Consideration. The “Merger Consideration” means (i) the lesser of $3.75 and (ii) the offering price per share of the PIPE transaction to be consummated concurrently with the consummation of the Qualifying Merger multiplied by the Conversion Ratio. The “Conversion Ratio” means the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of the Company as of immediately after the conversion of the notes.

Issuance of Additional Convertible Bridge Notes

Between June 5th and June 10th, 2019, the Company issued additional convertible bridge notes to existing investors for aggregate gross proceeds of $2.6 million. These convertible bridge notes carry an interest rate of 10% and mature after the earliest to occur of: (i) September 25, 2019; (ii) the occurrence of an Event of Default; (iii) the consummation of a liquidation or dissolution of the Company; (iv) a Liquidation Transaction; or (v) the consummation of a merger of the Company with DT Merger Sub, Inc., a subsidiary of Constellation Alpha Capital Corp., in accordance with the Agreement and Plan of Merger, dated as of May 29, 2019 (“Qualifying Merger”).

The unpaid principal amount of these convertible bridge notes together with any interest accrued but unpaid thereon, shall automatically be converted into shares of the Company’s common stock immediately prior to the consummation of a Qualifying Merger. Upon the conversion of these notes, the note holders shall be entitled to receive a number of shares of the Company’s common stock equal to the quotient obtained by dividing (i) the unpaid principal amount of these notes plus interest accrued but unpaid thereon, by (1) if the Qualifying Merger consummates prior to the maturity date, the lesser of (x) $3.37 and (y) 90% of the Merger Consideration (as defined below), or (2) if the Qualifying Merger consummates on or after the maturity date, the lesser of (x) $2.62 and (y) 70% of the Merger Consideration. The “Merger Consideration” means the offering price per share of the PIPE transaction between Constellation and the investors thereto, to be consummated substantially concurrently with the consummation of the Qualifying Merger, multiplied by the Conversion Ratio (as defined below). The “Conversion Ratio” means the quotient resulting from dividing 16,000,000 by the number of the Company’s fully diluted shares immediately prior to the consummation of the Qualifying Merger, assuming exercise of all outstanding options, issuance of all common stock underlying outstanding restricted stock unit awards, exercise of all outstanding warrants, and conversion of all outstanding convertible promissory notes, including these notes and any other note of substantially the same form, but excluding all shares of the Company’s common stock reserved and available for future grant under any equity incentive or similar plan of the Company, and in each case as adjusted for stock splits, combinations and similar transactions, all calculated in accordance with the final allocation schedule to be delivered in connection with the Qualifying Merger.

The Company considered subsequent events through June 18, 2019, the date the financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Constellation Alpha Capital Corp.

We have audited the accompanying consolidated balance sheets of Constellation Alpha Capital Corp. (the “Company”) as of March 31, 2019 and 2018, the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended March 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 1, the Company’s has a significant working capital deficiency and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2015.

New York, NY

June 14, 2019

CONSTELLATION ALPHA CAPITAL CORP.

CONSOLIDATED BALANCE SHEETS

	March 31,
	2019	2018
Assets:
Current assets:
Cash	$30,487	$449,942
Prepaid expenses	51,257	93,503

Total current assets	81,744	543,445
Cash and marketable securities held in Trust Account	12,357,980	146,350,150

Total assets	$12,439,724	$146,893,595

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable and accrued expenses	$1,522,158	$30,853
Advances from related parties	36,095	11,095

Total current liabilities	1,558,253	41,948
Deferred underwriting fees	5,031,250	5,031,250

Total liabilities	6,589,503	5,073,198

Commitments
Ordinary shares subject to possible redemption, 81,701 and 13,438,929 shares at redemption values as of March 31, 2019 and 2018, respectively	850,217	136,820,396

Shareholders’ Equity:
Preferred shares, no par value; unlimited shares authorized; none issued and outstanding	—	—
Ordinary shares, no par value; unlimited shares authorized; 5,260,831 and 5,091,071 shares issued and outstanding (excluding 81,701 and 13,438,929 shares subject to possible redemption) as of March 31, 2019 and 2018, respectively	3,201,932	4,146,387
Retained earnings	1,798,072	853,614

Total shareholders’ equity	5,000,004	5,000,001

Total Liabilities and Shareholders’ Equity	$12,439,724	$146,893,595

The accompanying notes are an integral part of the consolidated financial statements.

CONSTELLATION ALPHA CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended March 31,
	2019	2018
Operating costs	$1,978,028	$306,243

Loss from operations	(1,978,028)	(306,243)

Other income:
Interest income	2,863,123	1,208,066
Unrealized gain (loss) on marketable securities held in Trust Account	59,363	(45,416)

Net income	$944,458	$856,407

Weighted average ordinary shares outstanding, basic and diluted (1)	5,136,904	4,721,185

Basic and diluted net income (loss) per ordinary share	$0.14	$(0.05)

(1)	Excludes an aggregate of up to 81,701 and 13,438,929 shares subject to possible redemption at March 31, 2019 and 2018, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

CONSTELLATION ALPHA CAPITAL CORP.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED MARCH 31, 2019 AND 2018

	Ordinary Shares		Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Shares	Amount
Balance – March 31, 2017	4,312,500	$25,000	$(2,793)	$22,207

Cancellation of ordinary shares issued to initial shareholders	(718,750)	—	—	—
Sale of 14,375,000 Units, net of underwriters discount and offering expenses	14,375,000	135,329,283	—	135,329,283
Sale of 561,250 Private Units	561,250	5,612,500	—	5,612,500
Ordinary shares subject to redemption	(13,438,929)	(136,820,396)	—	(136,820,396)
Net income	—	—	856,407	856,407

Balance – March 31, 2018	5,091,071	$4,146,387	$853,614	$5,000,001

Change in ordinary shares subject to redemption	169,760	(944,455)	—	(944,455)
Net income	—	—	944,458	944,458

Balance – March 31, 2019	5,260,831	$3,201,932	$1,798,072	$5,000,004

The accompanying notes are an integral part of the consolidated financial statements.

CONSTELLATION ALPHA CAPITAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended March 31,
	2019	2018
Cash Flows from Operating Activities:
Net income	$944,458	$856,407
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,863,101)	(1,208,066)
Unrealized (gain) loss on securities held in Trust Account	(59,363)	45,416
Changes in operating assets and liabilities:
Prepaid expenses	42,246	(93,503)
Accounts payable and accrued expenses	1,491,305	26,355

Net cash used in operating activities	(444,455)	(373,391)

Cash Flows from Investing Activities
Investment of cash in Trust Account	—	(145,187,500)
Withdrawal from Trust Account for redemption of ordinary shares	136,914,634	—

Net cash provided by (used in) investing activities	136,914,634	(145,187,500)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	140,875,000
Proceeds from sale of Private Units	—	5,612,500
Advances received from related party	25,000	162,255
Repayment of advances from related party	—	(319,197)
Payment of offering costs	—	(344,725)
Payment of redemption of ordinary shares	(136,914,634)	—

Net cash (used in) provided by financing activities	(136,889,634)	145,985,833

Net change in cash	(419,455)	424,942

Cash – Beginning	449,942	25,000

Cash – Ending	$30,487	$449,942

Non-Cash investing and financing activities:
Offering costs charged to additional paid in capital	$—	$301,278

Deferred underwriting fee payable	$—	$5,031,250

Initial classification of ordinary shares subject to possible redemption	$—	$135,963,594

Change in value of ordinary shares subject to possible redemption	$944,455	$856,802

The accompanying notes are an integral part of the consolidated financial statements.

CONSTELLATION ALPHA CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Constellation Alpha Capital Corp. (the “Company”) is a blank check company incorporated in the British Virgin Islands on July 31, 2015. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”).

All activity through March 31, 2019 relates to the Company’s formation, its initial public offering consummated on June 23, 2017 (“Initial Public Offering”) of 14,375,000 units (“Units” and with respect to the ordinary shares included in the Units, the “Public Shares”), the sale of 561,250 units (the “Private Units”) in a private placement to the Company’s sponsor, Centripetal, LLC (the “Sponsor”) and Cowen Investments, LLC and their designees (“Cowen Investments”), and identifying a target company for a Business Combination. Each Unit consists of one Public Share, one right and one redeemable warrant (“Public Warrant”). Each right will convert into one-tenth (1/10) of one ordinary share. Each Public Warrant entitles the holder to purchase one-half (1/2) of one ordinary share at an exercise price of $11.50 per whole share.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account, which holds the proceeds from the Initial Public Offering and the sale of the Private Units (the “Trust Account”), (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement in connection with a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of its Public Shares (“Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account ($10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6).

On March 21, 2019, at the Special Meeting, the Company’s shareholders approved the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate a Business Combination (the “Extension”) to September 23, 2019 (the “Combination Period”). In connection with the Extension, an aggregate of 13,187,468 ordinary shares was redeemed for an aggregate payment of approximately $136.9 million out of the Trust Account.

If the Company is unable to complete a Business Combination on or before the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably

CONSTELLATION ALPHA CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $50,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be less than $10.10 per Unit. The Sponsor has agreed that it will indemnify the Company to the extent necessary to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company, but only if such a vendor or prospective target business does not execute such a waiver. However, the Sponsor may not be able to meet such obligation as the Company has not required its Sponsor to retain any assets to provide for its indemnification obligations, nor has the Company taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Moreover, the Sponsor will not be liable to the Public Shareholders if it should fail to satisfy its obligations and instead will only be liable to the Company. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On August 2, 2018, the Company entered into an agreement (“Share Purchase Agreement”) to purchase all of the issued and outstanding shares of capital stock of Medall Healthcare Private Limited, a company registered under the laws of India (“Medall”). On December 3, 2018, the Share Purchase Agreement was terminated automatically.

On March 15, 2019, the Company announced that it has executed a non-binding letter of intent to merge with DermTech, Inc. (“DermTech”), a Delaware corporation and a leading moleculargenomics company, with an initial focus on skin cancer, that develops and markets novel non-invasive diagnostic tests. On May 22, 2019 and May 23, 2019, the Company entered into separate subscription agreements (each, a “Subscription Agreement”) with new health care focused institutional investors as well as certain existing investors in DermTech (each, a “Subscriber”), pursuant to which the Subscribers agreed to purchase an aggregate of 6,153,847 shares (the “PIPE Shares”) of the Company’s common stock for a purchase price of $3.25 per share, in a private placement in which the Company will raise an aggregate of approximately $20,000,000, less certain offering related expenses payable by the Company (the “Private Placement”). The PIPE Shares are identical to the shares of common stock that will be held by the Company’s public stockholders at the time of the closing of the Merger, as defined below. The closing of the sale of PIPE Shares will be contingent upon, among other things, the substantially concurrent consummation of the Merger. On May 29, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DermTech and DT Merger Sub, Inc., a wholly owned subsidiary company of the Company incorporated in Delaware (“Merger Sub”), pursuant to which Merger Sub will merge with and into DermTech (the “Merger”), with DermTech surviving the Merger as a wholly owned subsidiary of the Company. Upon the closing of the Merger, all of DermTech’s outstanding common stock and preferred stock will be cancelled and converted automatically into the right to receive an aggregate of 16,000,000 shares of the

CONSTELLATION ALPHA CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

Company less the total number of shares of the Company’s common stock that can be acquired or received pursuant to certain options, restricted stock units and warrants of DermTech, as set forth in the Merger Agreement.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On February 22, 2019, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires the Company to have at least 300 public holders for continued listing on the NASDAQ Capital Market. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the NASDAQ Capital Market.

On April 8, 2019, the Company submitted a plan to regain compliance with the Minimum Public Holders Rule to Nasdaq providing that it expects to regain compliance with the Minimum Public Holders Rule upon the consummation of the proposed Merger. Nasdaq subsequently provided the Company with an extension until August 21, 2019, to demonstrate compliance with Nasdaq’s initial listing requirements.

Going Concern Consideration

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of March 31, 2019, the Company had cash held outside the Trust Account of approximately $30,000, cash and marketable securities held in the Trust Account of approximately $12.4 million (including approximately $364,000 of interest income, net of unrealized losses), substantially all of which is invested in U.S. treasury bills with a maturity of 180 days or less, and a working capital deficit of approximately $1.5 million. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

Based on the foregoing, the Company will have insufficient funds available to operate its business through the earlier of consummation of a Business Combination or September 23, 2019. Following the initial Business Combination, if cash on hand is insufficient, the Company will need to obtain additional financing in order to meet its obligations. The Company cannot be certain that additional funding will be available on acceptable terms, or at all. The Company’s plans to raise capital or to consummate the initial Business Combination may not be successful. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS

CONSTELLATION ALPHA CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2019 and 2018.

Cash and marketable securities held in Trust Account

At March 31, 2019 and 2018, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

CONSTELLATION ALPHA CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2019 and 2018, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s consolidated balance sheets.

Net income (loss) per ordinary share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at March 31, 2019 and 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the earnings from the assets held in the Trust Account. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and private placement to purchase 7,468,125 ordinary shares, and (2) rights sold in the Initial Public Offering and private placement that convert into 1,493,625 ordinary shares, in the calculation of diluted loss per share, since the exercise of the warrants and the conversion of rights into ordinary shares is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods.

Reconciliation of net loss per ordinary share

The Company’s net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted net income (loss) per ordinary share is calculated as follows:

	For the years ended March 31,
	2019	2018
Net income	$944,458	$856,407
Less: Income attributable to ordinary shares subject to redemption	(201,067)	(1,086,961)

Adjusted net income (loss)	$743,391	$(230,554)

Weighted average ordinary shares outstanding, basic and diluted	5,136,904	4,721,185

Basic and diluted net income (loss) per ordinary share	$0.14	$(0.05)

CONSTELLATION ALPHA CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

The calculation of income attributable to ordinary shares subject to redemption is as follows:

	For the years ended March 31,
	2019	2018
Income attributable to ordinary shares subject to redemption:
Interest income and unrealized gains (losses)	$2,922,486	$1,162,650
Less:
(i) Company’s portion available to pay taxes	—	—
(ii) Company’s portion available to be withdrawn for working capital purposes	—	—

Subtotal	2,922,486	1,162,650
Ordinary shares subject to redemption	81,701	13,438,929
Total IPO shares	1,187,532	14,375,000
% Attributable to ordinary shares subject to redemption	6.88%	93.49%

Income Attributable to Ordinary Shares Subject to Redemption	$201,067	$1,086,961

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2019 and 2018, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by foreign taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company’s tax provision is zero because the Company is organized in the British Virgin Islands with no connection to any other taxable jurisdiction. As such, the Company has no deferred tax assets. The Company is considered to be an exempted British Virgin Islands Company, and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

CONSTELLATION ALPHA CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

3. INITIAL PUBLIC OFFERING

On June 23, 2017, the Company sold 14,375,000 Units in the Initial Public Offering at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,875,000 Units at $10.00 per Unit. Each Unit consists of one ordinary share, one Public Right and one Public Warrant. Each Public Right will convert into one-tenth (1/10) of one ordinary share. Each Public Warrant entitles the holder to purchase one-half (1⁄2) of one ordinary share at an exercise price of $11.50 per whole share. The Company will not issue fractional shares.

4. PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering, the Sponsor and Cowen Investments purchased an aggregate of 561,250 Private Units for an aggregate purchase price of $5,612,500, of which 425,000 Private Units were purchased by the Sponsor and 136,250 Private Units were purchased by Cowen Investments. The proceeds from the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account.

The Private Units are identical to the Units sold in the Initial Public Offering, except for the Private Warrants, as described in Note 7. The holders have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to certain permitted transferees and provided the transferees agree to the same terms and restrictions as the permitted transferees of the founder shares must agree to) until after the completion of a Business Combination.

5. RELATED PARTY TRANSACTIONS

Administrative Services Arrangement

The Company entered into an agreement whereby, commencing on June 20, 2017 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company pays the Sponsor a monthly fee of $10,000 for office space, utilities and administrative services. For the years ended March 31, 2019 and 2018, the Company incurred $120,000 and $90,000 in fees for these services, respectively. An aggregate of $70,000 and $20,000 in fees for these services were included in accounts payable and accrued expenses in the accompanying consolidated balance sheets at March 31, 2019 and 2018, respectively.

Related Party Advances

As of March 31, 2019 and 2018, the Company has an outstanding balance of $36,095 and $11,095 of advances from related parties for working capital purposes, respectively. The advances are non-interest bearing, unsecured and due on demand.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

CONSTELLATION ALPHA CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

On April 17, 2019 and May 21, 2019, the Company entered into two promissory notes evidencing loans of $55,000 and $14,559 made to the Company by two related parties, respectively, for the sole purpose of paying the Company’s expenses. The notes are non-interest bearing, unsecured and payable upon the consummation of the initial business combination. If the Company is unable to completer a business combination, the notes will be forgiven.

6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on June 19, 2017, the holders of the founder shares, Private Units and any units that may be issued upon conversion of the working capital loans (and underlying securities) are entitled to registration rights. The holders of 25% of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act of 1993, as amended (the “Securities Act”) to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $5,031,250 in the aggregate. Of such amount, up to approximately 0.5% per Unit, or $718,750, may be paid to third parties not participating in the Initial Public Offering that assist the Company in consummating its Business Combination. The election to make such payments to third parties will be solely at the discretion of the Company, and such third parties will be selected by the Company in its sole and absolute discretion. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Financial Advisory Agreement

In July 2018, the Company engaged a financial advisor (the “Financial Advisory Agreement”) to raise between $50.0 million and $200 million (the “Financing Raise”) from investors in exchange for a success fee (the “Success Fee”) of 1.5% of the funds raised. In addition to the Success Fee, the Company agreed to pay additional fees of up to 0.5% of funds raised, at its sole discretion. The Success Fee will be payable upon consummation of the Financing Raise. In connection with the termination of the Share Purchase Agreement with Medall in December 2018, the Financial Advisory Agreement was also terminated.

7. SHAREHOLDERS’ EQUITY

Preferred Shares – The Company is authorized to issue an unlimited number of no par value preferred shares, divided into five classes, Class A through Class E, each with such designation, rights and preferences as may be determined by a resolution of the Company’s board of directors to amend the Memorandum and Articles of Association to create such designations, rights and preferences. The Company has five classes of preferred shares to give the Company flexibility as to the terms on which each Class is issued. All shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preferred shares will allow the Company to issue shares at different times on different terms. At March 31, 2019 and 2018, there are no preferred shares designated, issued or outstanding.

CONSTELLATION ALPHA CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

Ordinary Shares – The Company is authorized to issue an unlimited number of no par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At March 31, 2019 and 2018, there were 5,260,831 and 5,091,071 ordinary shares issued and outstanding (excluding 81,701 and 13,438,929 ordinary shares subject to possible redemption).

Simultaneously with the consummation of the Initial Public Offering in June 2017, the Sponsor forfeited 136,250 founder shares, which such shares were cancelled and simultaneously issued to Cowen Investments for no additional consideration (the “Cowen Shares”). The Company accounted for the Cowen Shares as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated the fair value of the Cowen Shares to be $1,362,500 based upon the offering price of the Units of $10.00 per Unit. Cowen Investments has agreed not to transfer, assign or sell any of the Cowen Shares (except to certain permitted transferees) until, with respect to 50% of the Cowen Shares, the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share for any 20 trading days within any 30- trading day period commencing after a Business Combination, and with respect to the remaining 50% of the Cowen Shares, upon one year after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. In addition, Cowen Investments has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Cowen Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the date of the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

Rights – Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business

CONSTELLATION ALPHA CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Warrants – Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the consummation of a Business Combination. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except the Private Warrants are exercisable for cash (even if a registration statement covering the ordinary shares issuable upon exercise of such Private Warrants is not effective) or on a cashless basis, at the holder’s option, and are be redeemable by the Company, in each case so long as they are still held by the Initial Shareholders or their affiliates.

The Company may call the warrants for redemption (excluding the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time while the Public Warrants are exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder;

•

if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third trading day prior to the notice of redemption to Public Warrant holders; and

•

if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

CONSTELLATION ALPHA CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in Accounting Standards Codification (“ASC”) 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at d March 31, 2019 and 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	March 31,
Description		2019	2018
Assets:
Marketable securities held in Trust Account	1	$12,357,980	$146,350,150

9. SUBSEQUENT EVENTS

On April 17, 2019 and May 21, 2019, the Company issued two promissory notes to two related parties for $55,000 and $14,559, respectively, for the sole purpose of paying the Company’s expenses. The notes are non-interest bearing, unsecured and payable upon the consummation of the initial Business Combination. If the Company is unable to complete a Business Combination, the notes will be forgiven.

On May 22, 2019 and May 23, 2019, the Company entered into separate Subscription Agreements with new health care focused institutional investors as well as certain existing investors in DermTech, pursuant to which the Subscribers agreed to purchase an aggregate of 6,153,847 PIPE Shares for a purchase price of $3.25 per share, in a private placement in which the Company will raise an aggregate of approximately $20,000,000, less certain offering related expenses payable by the Company. The PIPE Shares are identical to the shares of common stock that will be held by the Company’s public stockholders at the time of the closing of the Merger. The closing of the sale of PIPE Shares will be contingent upon, among other things, the substantially concurrent consummation of the Merger. On May 29, 2019, the Company entered into the Merger Agreement with DermTech and Merger Sub, pursuant to which Merger Sub will merge with and into DermTech, with DermTech

CONSTELLATION ALPHA CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

surviving the Merger as a wholly owned subsidiary of the Company. The consummation of the Merger is subject to customary and other conditions, including the approval of the Company’s shareholders. The Company expects to complete the Merger in the third quarter of 2019, but there can be no assurance that the Merger will be consummated prior to that date or at all. Additional information regarding the Merger and the transactions related thereto will be included in the Proxy Statement/Prospectus/Information Statement on Form S-4 that the Company intends to file with the SEC in connection with the special meeting of shareholders to approve the Merger.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

CONSTELLATION ALPHA CAPITAL CORP.,

DT MERGER SUB, INC.

and

DERMTECH, INC.

Dated as of May 29, 2019

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EXHIBIT A	Amended and Restated Certificate of Incorporation of Constellation
EXHIBIT B	Directors and Officers of Surviving Company
EXHIBIT C	Directors and Officers of Constellation
EXHIBIT D	Form of Affiliate Letter
EXHIBIT E	Third Party Consents
EXHIBIT F	Registration Rights Parties
EXHIBIT G	Lock-up Parties
EXHIBIT H	Form of Registration Rights Agreement
EXHIBIT I	Form of Lock-up Agreement

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AGREEMENT AND PLAN OF MERGER, dated as of May 29, 2019 (this “Agreement”), by and among Constellation Alpha Capital Corp., a company incorporated in the British Virgin Islands (“Constellation”), DT Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and DermTech, Inc., a Delaware corporation (the “Company”).

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of Constellation;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Delaware General Corporation Law (the “DGCL”), Constellation and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Constellation;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the board of directors of Constellation (the “Constellation Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the issuance of Constellation Common Stock to the holders of Company Conversion Shares pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement by the shareholders of Constellation;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Merger Sub and fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, at least two (2) Business Days prior to the Closing Date, Constellation will continue out of the British Virgin Islands and become domesticated as a corporation in the State of Delaware pursuant to Section 184 of the BVI Business Companies Act (the “BVIBCA”) and Section 388 of the DGCL (the “Domestication”);

WHEREAS, the parties intend that the Domestication will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement constitutes a plan of reorganization;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and Constellation are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization;

WHEREAS, concurrently with the execution and delivery of this Agreement, Centripetal, LLC, a Delaware limited liability company (“Constellation Sponsor”), is entering into a letter agreement pursuant to which Constellation Sponsor agrees to forfeit certain shares of Constellation Common Stock, effective as of immediately prior to the Effective Time; and

WHEREAS, Constellation, the Company and the Key Company Stockholders, concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the

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date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Constellation, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01    The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02    Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by Constellation and the Company, which date shall be as soon as practicable (the “Closing Date”) following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (but in no event later than the second (2nd) Business Day following such satisfaction or waiver of such conditions), at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, unless another date, time or place is agreed to in writing by Constellation and the Company.

SECTION 1.03    Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.05    Certificate of Incorporation; By-laws.

(a)    At the Effective Time, subject to Section 6.07(a), the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance therewith and applicable Law.

(b)    Unless otherwise determined by Constellation prior to the Closing, and subject to Section 6.07(a), the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the certificate of incorporation of the Surviving Corporation, such by-laws, and applicable Law.

5

(c)    At the Domestication, subject to receipt of approval by the shareholders of Constellation, Constellation shall adopt a Delaware certificate of incorporation in a form to be determined by Constellation (the “Interim Constellation Certificate of Incorporation”).

(d)    At the Closing, subject to receipt of approval by the shareholders of Constellation, Constellation shall amend and restate, effective as of the Effective Time, the Interim Constellation Certificate of Incorporation to be as set forth on Exhibit A (the “Final Constellation Certificate of Incorporation”).

SECTION 1.06    Directors and Officers.

(a)    The initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth on Exhibit B hereto, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. Immediately prior to the Closing, the parties shall take all such actions as may be required to cause the individuals listed on Exhibit B to become directors and officers of the Surviving Corporation.

(b)    The parties shall cause the Constellation Board and the officers of Constellation as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit C.

SECTION 1.07    Trust Disbursement. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and in accordance with the Constellation Certificate of Incorporation and the Trust Agreement, Constellation shall cause the Trustee to distribute the proceeds of the Trust Fund.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Constellation, Merger Sub, the Company or the holders of any of the following securities:

(a)    All Company Conversion Shares shall be canceled and shall be converted automatically, subject to Section 2.03, into the right to receive an aggregate of sixteen million (16,000,000) shares of Constellation Common Stock (subject to adjustment for any reverse stock split or other adjustment that may be effected for the purpose of meeting the initial listing requirements of the Nasdaq Capital Market, and only to the extent necessary to meet such listing requirements) minus the total number of shares of Constellation Common Stock that can be acquired or received pursuant to the In The Money Securities, as set forth on the Allocation Schedule (the “Merger Consideration”), with each holder of Company Conversion Shares to receive the right to receive the number of shares of Constellation Common Stock set forth opposite such holder’s name as set forth on the Allocation Schedule, payable upon surrender, in the manner provided in Section 2.06, of the Certificate that formerly evidenced such Company Conversion Share;

(b)    all shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company and all shares of Company Common Stock and Company Preferred Stock owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c)    each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

6

SECTION 2.02    Treatment of Company Options, Company RSUs and Company Warrants.

(a)    At the Effective Time, each Company Option, whether vested or unvested, and the Company Stock Plan shall be assumed by Constellation, and each such Company Option shall become an option to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time, such number of shares of Constellation Common Stock as set forth on the Allocation Schedule; provided that the assumption of each Company Option pursuant to this Section 2.02(a) shall comply with all requirements of Sections 424 and 409A of the Code and the U.S. Department of Treasury regulations issued thereunder, as applicable. Such Company Options shall continue in effect on the same terms and conditions to which they are currently subject (subject to the adjustments required by this Section 2.02 after giving effect to the Merger). The Company shall, prior to the Effective Time, take all actions necessary or desirable (as reasonably determined by the Company) in connection with the treatment of Company Options contemplated by this Section 2.02(a), including obtaining the consent from each holder of any Company Options (if such consent is required under the terms of the applicable agreement, instrument or plan). At the Effective Time, Constellation shall assume the Company Stock Plan such that stock options and other equity-based awards may be issued with respect to the shares available for grant thereunder as of immediately prior to the Effective Time (subject to appropriate adjustment pursuant to the Company Stock Plan and all equity-based awards granted thereunder) in respect of Constellation Common Stock under such Company Stock Plan.

(b)    Each Company RSU, whether vested or unvested, shall be assumed by Constellation and shall become the right to receive on the same terms and conditions as were applicable under such Company RSU immediately prior to the Effective Time, such number of shares of Constellation Common Stock as set forth on the Allocation Schedule.

(c)    As soon as practicable after the Effective Time, Constellation shall deliver to the participants in the Company Stock Plan appropriate notice setting forth such participants’ rights pursuant to Company Options and Company RSUs, as provided in this Section 2.02.

(d)    Constellation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Constellation Common Stock for delivery upon exercise of Company Options and settlement of Company RSUs and the issuance of stock options and other equity-based awards from the shares available for grant as of immediately prior to the Effective Time under the Company Stock Plan assumed in accordance with this Section 2.02. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days following the Effective Time, Constellation shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Constellation Common Stock subject to such options, such Company RSUs, and such Company Stock Plan and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options and Company RSUs remain outstanding.

(e)    At the Effective Time, by virtue of the Merger, each Company Warrant shall be automatically assumed by Constellation and shall become a warrant to acquire, on the same terms and conditions as were applicable under each such Company Warrant, such number of shares of Constellation Common Stock as set forth on the Allocation Schedule. The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Warrants contemplated by this Section 2.02(e). Constellation shall take all corporate actions necessary to reserve for issuance shares of Constellation Common Stock that will be subject to the Company Warrants, as adjusted per their terms.

SECTION 2.03    Exchange of Shares.

(a)    Exchange Agent. Constellation shall deposit with Continental Stock Transfer & Trust Company (the “Exchange Agent”) the number of shares of Constellation Common Stock sufficient to deliver the aggregate Merger Consideration payable pursuant to this Agreement as of the Effective Time (such certificates

7

being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions from Constellation, deliver the aggregate Merger Consideration in accordance with this Agreement.

(b)    Exchange Procedures. As promptly as practicable after the Effective Time, and in no event later than 10 days following the Closing, Constellation shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Company Conversion Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Company Conversion Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration such holder is entitled to receive in accordance with the provisions of Section 2.01(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Conversion Shares that is not registered in the transfer records of the Company, the proper amount of Merger Consideration that such holder in accordance with, the provisions of Section 2.01(a) may be issued to a transferee if the Certificate representing such Company Conversion Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 2.01(a).

(c)    Distributions with Respect to Unexchanged Shares of Constellation Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Constellation Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Constellation Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Constellation Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Constellation Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Constellation Common Stock.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Conversion Shares for six (6) months after the Effective Time shall be delivered to Constellation, upon demand, and any holders of Company Conversion Shares who have not theretofore complied with this Article II shall thereafter look only to Constellation for the Merger Consideration and any dividends or other distributions with respect to the Constellation Common Stock to which they are entitled pursuant to Section 2.03(c). Any portion of the Exchange Fund remaining unclaimed by holders of Company Conversion Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Constellation free and clear of any claims or interest of any person previously entitled thereto.

(e)    No Liability. None of the Exchange Agent, Constellation or the Surviving Corporation shall be liable to any holder of Company Conversion Shares for any such Company Conversion Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

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(f)    No Further Rights in Company Common Stock and Company Preferred Stock. All Merger Consideration payable upon conversion of the Company Conversion Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Conversion Shares.

(g)    No Fractional Shares. No fractional shares of Constellation Common Stock are contemplated to be issued pursuant to this Agreement.

(h)    Withholding Rights. Each of the Surviving Corporation and Constellation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Conversion Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Constellation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Conversion Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Constellation, as the case may be. To the extent that the amount so required to be deducted or withheld from any amounts payable, issuable or otherwise deliverable to a person under this Agreement exceeds the amount of cash otherwise payable to such person, Constellation, the Surviving Corporation, any of their affiliates and the Exchange Agent are hereby authorized to sell or otherwise dispose, or direct any other person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts payable, issuable or otherwise deliverable hereunder to such person as is necessary to provide sufficient funds to Constellation, the Surviving Corporation, any of their affiliates and the Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Constellation, the Surviving Corporation, any of their affiliates and the Exchange Agent, as applicable, shall notify the relevant person of such sale or other disposition and remit to such person any unapplied balance of the net proceeds of such sale or other disposition (after deduction for (x) the amounts required to satisfy the required withholding under the Agreement in respect of such person, (y) reasonable commissions payable to the broker and (z) other reasonable costs and expenses).

(i)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 2.01(a) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.03(c).

SECTION 2.04    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock, except as otherwise provided in this Agreement or by Law.

SECTION 2.05    Affiliates. Notwithstanding anything to the contrary herein, no Merger Consideration shall be delivered to a person who may be deemed an “affiliate” of the Company in accordance with Section 6.09 hereof for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Constellation an executed copy of the affiliate letter contemplated in Section 6.09 hereof.

SECTION 2.06    Allocation Schedule. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Constellation a schedule setting forth a list of each stockholder of the Company, the number of shares of Company Common Stock, Company Preferred Stock, Company Options, Company RSUs and Company Warrants held by each such stockholder, the total Merger Consideration payable to each such stockholder and the total number of shares of Constellation Common Stock that can be acquired or received

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pursuant to the Company Options, Company RSUs or Company Warrants for each such stockholder. The schedule shall also set forth the number of Company Options, Company RSUs and Company Warrants in which a share of Company Common Stock is exercisable for a price less than $3.80 as of the date of this Agreement (the “In The Money Securities”) and the names of the holders of such In The Money Securities (such schedule, the “Allocation Schedule”).

SECTION 2.07    Appraisal Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock or Company Preferred Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise losses his, her or its rights to appraisal of such shares of Company Common Stock or Company Preferred Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.03(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock or Company Preferred Stock (as the case may be).

(b)    Prior to the Closing, the Company shall give Constellation (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Constellation (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Constellation and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Constellation and Merger Sub as follows:

SECTION 3.01    Organization and Qualification; Subsidiaries.

(a)    Each of the Company and each subsidiary of the Company (each a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and each Company Subsidiary has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

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(b)    A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Company’s disclosure schedule (the “Company Disclosure Schedule”), which has been prepared by the Company and delivered by the Company to Constellation and Merger Sub prior to the execution and delivery of this Agreement. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

SECTION 3.02    Certificate of Incorporation and By-laws. The Company has heretofore furnished to Constellation a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

SECTION 3.03    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 26,000,000 shares of Company Common Stock and (ii) 2,800,000 shares of Company Preferred Stock. As of the date of this Agreement and as of the Closing, (i) 4,648,083 shares of Company Common Stock are issued and outstanding (excluding all shares of Company Common Stock issued pursuant to the Convertible Notes, the Interim Convertible Notes or Company Options exercised after the date of this Agreement), (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 1,132,419 shares of Company Common Stock are reserved for issuance pursuant to the outstanding Company Warrants (subject to adjustment as of the Closing for certain Company Warrants that (i) shall expire on their own terms and conditions or that (ii) may be exercised, in each case between the date of this Agreement and prior to the Closing) and (iv) no shares of Company Common Stock are held by the Company Subsidiaries. As of the date of this Agreement and the Closing, 2,624,393 shares of Company Preferred Stock are issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and are, to the extent owned directly or indirectly by the Company, owned free and clear of all Liens, except for transfer restrictions of general applicability as may be provided under the Securities Act. As of the date of this Agreement and as of the Closing (subject to adjustment as of the Closing for certain Company Warrants that (i) shall expire on their own terms and conditions or that (ii) may be exercised, in each case between the date of this Agreement and prior to the Closing), Company Warrants to acquire an aggregate of 1,132,419 shares of Company Common Stock are issued and outstanding. As of the date of this Agreement, Company Options to acquire an aggregate of 1,957,656 shares of Company Common Stock are issued and outstanding. As of the date of this Agreement, Company RSUs to acquire an aggregate of 801,651 shares of Company Common Stock are issued and outstanding. Except as set forth in this Section 3.03, the Stockholder Support Agreement, or Section 3.03(a)-1 of the Company Disclosure Schedule, other than the Company Warrants, Company Options and Company RSUs, there are no options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except as set forth on Section 3.03(a)-2 of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements that may affect the voting or transfer of Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any other person, other than the Company Subsidiaries. Section 3.03(a)-3 of the Company Disclosure Schedule sets forth the following

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information with respect to the stockholders of the Company: (i) the name and address of each such stockholder; and (ii) the number of shares of Company Common Stock and Company Preferred Stock held by each such stockholder. Section 3.03(a)-4 of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name and address of the holders of each such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; (v) the applicable vesting schedule (if any); (vi) the date on which such Company Warrant expires; and (vii) whether the exercisability of or right to repurchase of such Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Section 3.03(a)-5 of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name and address of the holders of each such Company Option; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the applicable vesting schedule (if any); (vi) the date on which such Company Option expires; and (vii) whether the exercisability of or right to repurchase of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Section 3.03(a)-6 of the Company Disclosure Schedule sets forth the following information with respect to each Company RSU outstanding as of the date of this Agreement: (i) the name and address of the holders of each such Company RSU; (ii) the number of shares of Company Common Stock subject to such Company RSU; (iii) the date on which such Company RSU was granted; (iv) the applicable vesting schedule (if any); (v) the date on which such Company RSU expires; and (vi) whether the vesting of such Company RSU and the granting of the underlying Company Common Stock will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. The Company has made available to Constellation accurate and complete copies of all Company Warrants, Company Options and Company RSUs that are currently outstanding. Section 3.03(a)-7 of the Company Disclosure Schedule sets forth all In The Money Securities outstanding as of the date of the Agreement and as of the Closing (subject to adjustment as of the Closing for In The Money Securities that (i) shall expire on their own terms and conditions or that (ii) may be exercised, in each case between the date of this Agreement and prior to the Closing). Section 3.03(a)-8 of the Company Disclosure Schedule sets forth all Company Warrants, Company Options and Company RSUs that are not In The Money Securities (collectively, the “Out Of The Money Securities”) outstanding as of the date of the Agreement and as of the Closing (subject to adjustment for Out Of The Money Securities that (i) shall expire on their own terms and conditions or that (ii) may be exercised, in each case between the date of this Agreement and prior to the Closing). Except as set forth on Section 3.03(a)-7 and Section 3.03(a)-8 of the Company Disclosure Schedule, there are no Company Warrants, Company Options and Company RSUs outstanding as of the date of the Agreement and as of the Closing. All shares of Company Common Stock and Company Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, Company Preferred Stock or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. All outstanding shares of Company Common Stock, all outstanding shares of Company Preferred Stock, all outstanding Company Warrants, all outstanding Company Options, all outstanding Company RSUs and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(b)    Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, except for transfer restrictions of general applicability as may be provided under the Securities Act.

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SECTION 3.04    Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Stockholder Approval, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Constellation and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has taken all actions necessary to render inapplicable any control share acquisition, business combination, or other similar anti-takeover provision under the Company’s organizational documents or any applicable Takeover Statute that is or could become applicable to Constellation, Merger Sub, this Agreement, the Merger or the other transactions contemplated hereby.

SECTION 3.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the certificate of incorporation or by-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) as set forth in Section  3.05(b) of the Company Disclosure Schedule.

SECTION 3.06    Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, (the “Company Permits”). After giving effect to all of the Transactions, the Company Permits will be sufficient for the conduct of Company’s business as currently conducted and as proposed to be conducted in each of the locations leased or subleased pursuant to the Lease Documents. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary

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is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

SECTION 3.07    Financial Statements.

(a)    The Company has delivered to Constellation the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2017 and December 31, 2018, and the related audited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which contain an unqualified report of the Company’s auditors, and which are attached as Section 3.07(a) of the Company Disclosure Schedule. Each of the Audited Financial Statements (including the notes thereto) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)    Except as and to the extent set forth on the Audited Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole.

(c)    The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Company has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.07(c) of the Company Disclosure Schedule lists, and the Company has made available to Constellation complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(d)    Section 3.07(d) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and the Company Subsidiaries since January 1, 2015 and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Company Board. The Company has no off-balance sheet arrangements.

(e)    Since January 1, 2015, neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported

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evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since January 1, 2015, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(f)    To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(g)    All accounts receivable of the Company and the Company Subsidiaries reflected in the Audited Financial Statements or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims. The Company’s reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices. Since the date of the Audited Financial Statements, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(h)    All accounts payable of the Company and the Company Subsidiaries reflected on the Audited Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the Audited Financial Statements, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 3.08    Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

SECTION 3.09    Absence of Litigation. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10    Employee Benefit Plans.

(a)    Section 3.10(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, equity and equity-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or other employee benefit plans, programs or

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arrangements, and all employment, consulting, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any liability or obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director and/or consultant of the Company or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any ERISA Affiliate could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any ERISA Affiliate could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Company Subsidiary and any employee of the Company or any Company Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Company Subsidiary (collectively, the “Plans”). Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(b)    With respect to each Plan, the Company has furnished to Constellation (i) a true and complete copy of each Plan and each material document or amendment, if any, prepared in connection with each such Plan, (including, without limitation, a copy of each trust, group insurance contract or other funding arrangement), (ii) copies of the most recent summary plan descriptions and summary of material modifications, (iii) copies of the two (2) most recently filed Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules, (iv) copies of the most recently received IRS determination, information or notification letter for each such Plan, (v) copies of the non-discrimination testing results, if applicable, for the two (2) most recently completed Plan year and (vi) copies of all non-routine material correspondence from any Governmental Authority with respect to any Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c)    None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expected to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a plan subject to Section 412 of the Code and/or Title IV of ERISA, or (iii) a multiple employer plan subject to Section 413(c) of the Code (a “Multiple Employer Plan”).

(d)    None of the Plans obligates the Company nor any ERISA Affiliate, nor does the Company nor any ERISA Affiliate have any other obligation to (i) provide for the payment of separation, severance, termination or similar-type benefits to any person, (ii) pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) make any payment or provide any benefit as a result of a “change in control” that would be classified as “excess parachute payments” within the meaning of such term under Section 280G of the Code.

(e)    None of the Plans provides for or promises, nor does the Company nor any ERISA Affiliate have any other obligation to provide, retiree medical, disability or life insurance benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)    Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the ERISA Affiliates have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan.

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No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)    Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)    There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan. Neither the Company nor any Company Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), and no fact or event exists which could reasonably be expected to give rise to any such liability. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could give rise to any fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i)    With respect to each Plan: (i) all contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates; (ii) there are no unfunded obligations under any Plan as of the date of this Agreement; and (iii) the present value of all liabilities under each Plan do not exceed the current fair market value of the assets of such Plan as of the date of this Agreement. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(j)    The Company, each ERISA Affiliate and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is in compliance, in all material respects, with the Patient Protection and Affordable Care Act (“ACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Plan to penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the ACA.

(k)    Each Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in all material respects, in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3), and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Plan), and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could be incurred by a participant in any such Plan.

SECTION 3.11    Labor and Employment Matters.

(a)    Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (i) there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees; (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has materially breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary

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under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(b)    The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employ any person.

(c)    All directors, officers, management employees, and technical and professional employees of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

SECTION 3.12    Real Property; Title to Assets.

(a)    Neither the Company nor any Company Subsidiary owns a fee interest in any real property.

(b)    Section 3.12(b) of the Company Disclosure Schedule is a true, correct and complete list of each parcel of real property currently used, occupied, licensed, leased or subleased by the Company or any Company Subsidiary, with the name of the lessor and the date of the lease, license, occupancy agreement, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Company Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been delivered to Constellation. All the leases, licenses, occupancy agreements, subleases or other such agreements and any amendments thereto or assignments thereof for the parcels of real property set forth in Section 3.12(b) of the Company Disclosure Schedule are in full force and effect, are valid and effective in accordance with their respective terms, have not been modified except as set forth in Section 3.12(b) of the Company Disclosure Schedule and there is not, under any of such Lease Documents, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Lease Document, or person in the chain of title to such leased premises and there is no event, which, with notice or lapse of time, or both, would constitute a breach or default by such other party or person in the chain of title to such leased premises.

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(c)    There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary.

(d)    Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens, conditional and installment sale agreements, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title.

(e)    Company has made available to the Constellation true, correct and complete copies of the Lease Documents.

(f)    Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, there are no subleases, licenses, concessions or other agreements, written or oral (including without limitation outstanding options or rights of first refusal) granting to any party the right of use or occupancy of any portion of any of the premises leased pursuant to a Lease Document.

(g)    The Company and/or the Company Subsidiaries are in exclusive possession of each of the premises leased pursuant to the Lease Document and all easements, licenses or rights required by Law for use and occupancy thereof for the business of each of the Company and the Company Subsidiaries.

(h)    The buildings, improvements, structures, building systems, fixtures, machinery, equipment and other property, including, without limitation, heating, ventilation, air conditioning systems, mechanical, electrical, plumbing, environmental control, remediation and abatement systems, sewer, storm, waste water systems, irrigation, parking facilities, fire protection, security and surveillance systems, telecommunications, computer wiring, cable installations, roof, foundation, load-bearing walls and floors included in premises leased pursuant each of the Lease Documents, are, in all material respects, in good condition and repair except for reasonable maintenance and repairs.

(i)    The Company Subsidiaries’ possession and quiet enjoyment of each premises leased pursuant to a Lease Document is not being disturbed and there are no disputes with respect to such Lease Document or premises.

(j)    Except as set forth on Section 3.12(j) of the Company Disclosure Schedule, no landlord’s/lessor’s consent is required as a result of the consummation of the Transactions.

(k)    To the Company’s knowledge, each premises leased pursuant to a Lease Document is in material compliance with all applicable Laws, including, without limitation, building, zoning, subdivision, health and safety and other land use Laws, the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the premises leased pursuant to a Lease Document. None of the Company Subsidiaries nor the Company has received any written notice of material violation of any Laws, including, without limitation, building, zoning, subdivision, health and safety and other land use Laws, the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the premises leased pursuant to a Lease Document, that is not cured and, to the Company’s knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation with respect to each premises leased pursuant to a Lease Document.

(l)    Neither Company nor any Company Subsidiaries has any offsets, defenses or claims against any landlord/lessor under any Lease Document.

(m)    Neither Company nor any Company Subsidiary has any material outstanding or deferred maintenance obligations under any Lease Document.

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(n)    Company and the Company Subsidiaries have paid all rent and other sums due and owing under each Lease Document, including, without limitations any estimated amounts for common area maintenance, insurance and real estate taxes.

SECTION 3.13    Intellectual Property.

(a)    Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned by the Company and the Company Subsidiaries: (i) registered Intellectual Property rights, (ii) applications for registrations of other Intellectual Property rights, (iii) registered Internet domain names, (iv) material unregistered Marks, copyrights, or other material unregistered Intellectual Property rights that are owned by the Company or any of the Company Subsidiaries.

(b)    Section 3.13(b) of the Company Disclosure Schedule contains a true, correct and complete list of all material contracts under which the Company or any of the Company Subsidiaries is a licensee to any Software or has received the right to use or ownership of any Intellectual Property or Business Systems from a third person, other than licenses for commercially available, off-the-shelf, unmodified Software, data or services and purchase orders entered into in the ordinary course of business that required individual or aggregate payments or consideration of $25,000 or less during any twelve (12) month period.

(c)    Except as set forth Section 3.13(c) of the Company Disclosure Schedule and to the Company’s knowledge, the Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens or out-licenses, all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license set forth on Section 3.13(b) of the Company Disclosure Schedule, all Intellectual Property rights necessary for, or used or held for use in, the operation of the business of the Company and the Company Subsidiaries as currently conducted and as proposed to be conducted as of the Closing Date, including all Intellectual Property rights set forth on Section 3.13(a) and Section 3.13(b) of the Company Disclosure Schedule (collectively, and together with any other Intellectual Property rights owned by the Company, the “Company Intellectual Property Rights”). To the Company’s knowledge, all Company Intellectual Property Rights are valid and enforceable. No loss or expiration of any of the Company Intellectual Property Rights is threatened, pending or, other than upon the expiration of its statutory term in the ordinary course, reasonably foreseeable. The Company and each of its applicable Company Subsidiaries have taken reasonable actions common in the industry to maintain, protect and enforce the Company Intellectual Property Rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. The Company and each of its applicable Company Subsidiaries have made timely payment of any filing, registration, examination, maintenance and renewal fees due with respect to the Company Intellectual Property Rights, and the Company Intellectual Property Rights are not subject to any unpaid fees or taxes for filings falling due within sixty (60) days after the Closing Date.

(d)    Except as set forth Section 3.13(d) of the Company Disclosure Schedule, (i) there are no claims or demands against the Company or any of the Company Subsidiaries that were either made within the past six (6) years or are presently pending, or to the Company’s knowledge threatened, (A) contesting the validity, use, ownership, inventorship, enforceability, patentability or registrability of any of the Company Intellectual Property Rights, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights or other rights of other persons, and, with respect to each of the foregoing clauses (A) and (B), to the Company’s knowledge, there is no reasonable basis for any such claim; (ii) to the Company’s knowledge, neither the Company nor any of the Company Subsidiaries has infringed, misappropriated or otherwise conflicted with, and to the Company’s knowledge the operation of its business as currently conducted and as proposed to be conducted as of the Closing Date does not and will not infringe, misappropriate or otherwise conflict with, any Intellectual Property rights or other rights of other persons, and neither the Company nor any of the Company Subsidiaries has received any notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property rights from any other person); and (iii) to the Company’s knowledge, no Supplier or any other third party has infringed, misappropriated or otherwise conflicted with any

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of the Company Intellectual Property Rights or otherwise conflicted with any way with any Intellectual Property rights of any other person.

(e)    Except as set forth Section 3.13(e) of the Company Disclosure Schedule, all past and present employees, consultants, and independent contractors of the Company and the Company Subsidiaries who have had access to any Confidential Information or have that has contributed to or participated in the conception, creation or other development of any Intellectual Property for the Company or any of the Company Subsidiaries (or has been employed or engaged to do so) have executed written agreements with the Company or one of the Company Subsidiaries pursuant to which each of such persons agrees to protect the Confidential Information and assigns to the Company or the applicable Company Subsidiary of their entire right, title, and interest in and to any Intellectual Property created or otherwise developed by such person in the course of his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property rights, and such agreements are valid and enforceable in accordance with their terms.

(f)    Neither the Company nor any of the Company Subsidiaries or any other party to any license with the Company or any of the Company Subsidiaries is in breach or in default of any license or services agreement specified in Section 3.13(b) or that is otherwise related to any Intellectual Property that used in the business of the Company or any of the Company Subsidiaries as currently conducted and as proposed to be conducted as of the Closing Date.

(g)    Neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect the Company Intellectual Property Rights.

(h)    The Company or one of the Company Subsidiaries leases, has the legal right to use or duly licenses and has procured a sufficient number of licenses (whether based on users, seats or some other metric) for all Software or Business Systems owned by another person and used by the Company or any of the Company Subsidiaries and necessary for the conduct of their respective businesses as currently conducted.

(i)    Each of the Company and the Company Subsidiaries has implemented and maintains industry standard data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data. There have been no actual or alleged incidents of data security breaches, unauthorized access to, use, disclosure or acquisition of, or other misuse of any Business Systems; unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or other notices received relating to Data Security Requirements. There are no Disabling Devices in the Business Systems, and the Company and the Company Subsidiaries have not received any complaints or inquiries from any persons related to any Disabling Devices.

(j)    The Company and each of the Company Subsidiaries maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been tested at least annually and proven effective upon testing in all material respects. In the last twenty-four (24) months, there have not been any widespread outages or material failures, breakdowns, or continued substandard performance affecting any of the Company’s and the Company Subsidiaries’ business that have caused any material disruption or interruption in any of such Business Systems and/or have prevented or prevent such Business Systems from performing in accordance with their specifications.

(k)    The Company and each of the Company Subsidiaries have conducted and are conducting their respective business in compliance in all material respects with (i) all applicable Privacy/Data Security Laws, including, without limitation, Laws relating to healthcare and/or patient information, consumer credit information, including credit card numbers, social security numbers and insurance numbers; (ii) any privacy policies or related policies, programs or other notices, and any contractual obligations concerning the collection, dissemination, storage or use of Personal Information; (iii) applicable industry standards, and (iv) all contractual

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commitments that the Company and the Company Subsidiaries with respect to privacy and data security (collectively, the “Data Security Requirements”) In the past three (3) years, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches or (y) been subject to or received notice of any audits, proceedings or investigations by, any governmental authority or other person or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, including consumer credit information, or the violation of any applicable Privacy/Data Security Laws, and to the Company’s knowledge, there is no reasonable basis for the same.

(l)    Neither the Company nor any of the Company Subsidiaries have used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any person any rights to or immunities under any of the Company Intellectual Property Rights or (ii) under any license requiring the Company to disclose or distribute the source code to any Software of the Company for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the such Software at no or minimal charge.

SECTION 3.14    Taxes.

(a)    The Company and each of the Company Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company and the Company Subsidiaries, for any material Taxes of the Company or any of the Company Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(b)    Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than any agreements or similar contracts or arrangements that are not primarily related to Taxes.

(c)    None of the Company and the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale or intercompany transaction (as defined in Treasury Regulations Section 1.1502-13) made on or prior to the Closing Date.

(d)    Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

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(e)    Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (except for a group where the Company is the common parent).

(f)    Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or pursuant to applicable Law.

(g)    Neither the Company nor any of the Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(h)    The Company has made available to Constellation true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and the Company Subsidiaries for tax years 2015 through 2017.

(i)    There is no contract or agreement, plan or arrangement by the Company or the Company Subsidiaries covering any person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code, except as described in the Company reports or as may arise as a result of the Merger.

(j)    Neither the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)    The Company and the Company Subsidiaries are, and have at all times been, in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A). No IRS Form 8886 has been filed with respect to the Company or any Company Subsidiary.

(l)    Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company or any of the Company Subsidiaries, threatening to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(m)    There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except Liens for current Taxes not yet due.

(n)    None of the Company and the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)    Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, that would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

(p)    As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental,

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capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (i) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

SECTION 3.15    Environmental Matters. Except as described in Section 3.15 of the Company Disclosure Schedule, (a) none of the Company nor any of the Company Subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened Liens); (e) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); and (f) each of the Company and each Company Subsidiary has always been and is in compliance with its Environmental Permits. The Company or the Company Subsidiaries have delivered to Constellation true and complete copies of all environmental Phase I reports and other investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company or the Company Subsidiaries (or by a third party of which the Company or the Company Subsidiaries have knowledge) in relation to the current or prior business of the Company or the Company Subsidiaries or any real property presently or formerly owned, leased, or operated by the Company or the Company Subsidiaries (or its or their predecessors) that are in the possession, custody or control of the Company or the Company Subsidiaries.

SECTION 3.16    Material Contracts.

(a)    Section 3.16(a) of the Company Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)    each contract and agreement which is likely to involve consideration of more than $50,000, in the aggregate, over the remaining term of such contract or agreement;

(ii)    each contract and agreement for the purchase of Inventory, spare parts, other materials or personal property with any Supplier or for the furnishing of services to the Company or any Company Subsidiary or otherwise related to their respective businesses to which the Company or any Company Subsidiary is a party;

(iii)    each contract and agreement for the sale of products, Inventory or other personal property, or for the furnishing of services by the Company or any Company Subsidiary to any person to which the Company or any Company Subsidiary is a party;

(iv)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party;

(v)    all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi)    all contracts and agreements evidencing indebtedness;

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(vii)    all partnership, joint venture or similar agreements;

(viii)    all contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than in the ordinary course of business) or capital stock or other equity interests of another person;

(ix)    all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(x)    all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(xi)    all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xii)    all contracts for employment and consulting services required to be listed in Section 3.10(a) of the Company Disclosure Schedule;

(xiii)    all contracts required to be listed in Section 3.13(b) of the Company Disclosure Schedule; and

(xiv)    all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Company Subsidiary or the conduct of their respective businesses, or the absence of which would have a material effect on the Company and the Company Subsidiaries.

(b)    each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; the Company and the Company Subsidiaries have not received any claim of default under any such agreement; and neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, shall change the manner in which the Company or any Company Subsidiary engaged in business under or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract. The Company has furnished or made available to Constellation true and complete copies of all Material Contracts, including any and all amendments thereto.

SECTION 3.17    Insurance.

(a)    Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three (3) years, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. All material insurable risks of the Company and the Company Subsidiaries in respect of the businesses of each are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Company Subsidiaries are engaged.

(b)    With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or

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default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)    At no time subsequent to January 1, 2015 has the Company or any Company Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.17(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

SECTION 3.18    Board Approval; Vote Required.

(a)    The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders at the Company stockholders’ meeting.

(b)    The only votes of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other Transactions are the affirmative vote of the holders of (i) a majority of the outstanding shares of the capital stock of the Company and (ii) seventy percent (70%) of the outstanding shares of Company Preferred Stock (together, the “Company Stockholder Approval”) in favor of the approval and adoption of this Agreement and the Merger. The Written Consent, when executed and delivered, shall be sufficient to obtain the Company Stockholder Approval with no additional approval or vote from any holder of any shares or series of capital stock of the Company.

SECTION 3.19    Customers and Suppliers. Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of the top five customers of the Company and the Company Subsidiaries (based on the revenue from such customer during the 12-month period ended December 31, 2018). No customer that accounted for more than two percent (2%) of the Company’s consolidated revenues during the 12-month period ended December 31, 2018 and no material Supplier of the Company and the Company Subsidiaries, (a) has canceled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Company Subsidiary, or (c) to the Company’s knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or the Company Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Company Subsidiary of any products, equipment, goods or services. Neither the Company nor any Company Subsidiary has (a) breached, in any material respect, any agreement with, or (b) engaged in any fraudulent conduct with respect to, any such customer or Supplier of the Company or a Company Subsidiary.

SECTION 3.20    Inventories. Subject to amounts reserved therefor on the Audited Financial Statements, the values at which all Inventories are carried on the Audited Financial Statements reflect the historical inventory valuation policy of the Company and the Company Subsidiaries of stating such Inventories at the lower of cost (determined on the last in, first out for finished goods and weighted average for packaging and ingredients) or market value and all Inventories are valued such that the Company and the Company Subsidiaries will earn their customary gross margins thereon. Except as set forth in Section 3.20 of the Company Disclosure Schedule, the Company or a Company Subsidiary, as the case may be, has good and marketable title to the Inventories free and clear of all Liens.

SECTION 3.21    Certain Business Practices. None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any Company

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Subsidiary, has (a) directly or indirectly received, offered, solicited or used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or business/patient referral generation; (b) not received any written notices, alleging a violation of any applicable law, regulation, or other legal requirement; (c) been subject to any adverse inspection, finding, penalty assessment, audit or other compliance or enforcement action by any Governmental Authority or, to the Company’s knowledge, any investigation by any Governmental Authority; (d) established or maintained any unrecorded fund or asset or made any knowingly false entries on any books or records of the Company or any Company Subsidiary; (e) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (f) made any payment in the nature of criminal or commercial bribery.

SECTION 3.22    Interested Party Transactions. No director, officer or other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly, (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 3.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.22. The Company and the Company Subsidiaries have not, since January 1, 2015, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii)  materially modified any term of any such extension or maintenance of credit.

SECTION 3.23     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

CONSTELLATION

As an inducement to the Company to enter into this Agreement, except as set forth in the Constellation SEC Reports, Constellation hereby represents and warrants to the Company as follows:

SECTION 4.01    Corporate Organization. Each of Constellation and Merger Sub is a corporation duly incorporated or organized (as the case may be), validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Constellation Material Adverse Effect.

SECTION 4.02    Certificate of Incorporation and By-laws. Constellation has heretofore furnished to the Company a complete and correct copy of the amended and restated memorandum of association and the amended and restated articles of association of Constellation (together the “Constellation BVI Governing Documents”) and Merger Sub has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and the by-laws, each as amended to date, of Merger Sub (together, the “Merger Sub Governing Documents”). As of the date of this Agreement until the Domestication, the Constellation BVI

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Governing Documents are in full force and effect. The Merger Sub Governing Documents are in full force and effect. Constellation is not in violation of any of the provisions of the Constellation BVI Governing Documents, and Merger Sub is not in violation of any of the provisions of the Merger Sub Governing Documents.

SECTION 4.03    Capitalization.

(a)    As of the date of this Agreement, the authorized shares or capital stock of (A) Merger Sub consists of 1,000 shares of common stock (“Merger Sub Common Stock”) and (B) Constellation consists of (i) an unlimited number of shares of Constellation Common Stock and (ii) an unlimited number of shares of Constellation Preferred Stock. As of the date of this Agreement, (i) 4,155,000 shares of Constellation Common Stock are issued and outstanding (which excludes 1,187,532 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable, (ii) no shares of Constellation Common Stock are held in the treasury of Constellation, (iii) Constellation has reserved for future issuance 7,468,125 shares of Constellation Common Stock pursuant to outstanding Constellation Warrants, and (iv) Constellation has reserved for future issuance 1,493,125 shares of Constellation Common Stock pursuant to outstanding rights (“Constellation Rights”). As of the date of this Agreement, there are no shares of Constellation Preferred Stock issued and outstanding. As of the date of this Agreement, except for the Constellation Warrants, Constellation Rights and certain subscription agreements to purchase shares of Constellation Common Stock in accordance with Section 5.02(a), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Constellation or obligating Constellation to issue or sell any shares of capital stock of, or other equity interests in, Constellation. All shares of Constellation Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Constellation to repurchase, redeem or otherwise acquire any shares of Constellation Common Stock, except for the Redemption Rights. There are no outstanding contractual obligations of Constellation to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b)    The shares of Constellation Common Stock to be issued pursuant to the Merger in accordance with Section 2.01 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Constellation Certificate of Incorporation or by-laws or any agreement to which the Constellation is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

SECTION 4.04    Authority Relative to this Agreement. Both Constellation and Merger Sub have all necessary power and authority to execute and deliver this Agreement and subject to obtaining the approval of the shareholders of Constellation, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Constellation and Merger Sub, and the consummation by Constellation and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Constellation or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filing with the SEC of the Registration Statement, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Constellation Common Stock and by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, the filing and recordation of appropriate merger documents as required by the DGCL and with respect to the issuance of Constellation Common Stock and the amendment and restatement of the Constellation Certificate of Incorporation pursuant to this Agreement, the approval of majority of the then-outstanding shares of Constellation Common Stock). This Agreement has been duly and validly executed and delivered by Constellation and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Constellation or Merger Sub, enforceable against Constellation or Merger Sub in accordance with its terms.

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SECTION 4.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Constellation and Merger Sub do not, and the performance of this Agreement by Constellation and Merger Sub will not, (i) conflict with or violate the Constellation BVI Governing Documents or the Merger Sub Governing Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Constellation or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Constellation or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Constellation or Merger Sub is a party or by which Constellation or Merger Sub or any of their property or assets is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Constellation Material Adverse Effect.

(b)    The execution and delivery of this Agreement by Constellation and Merger Sub do not, and the performance of this Agreement by Constellation and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Constellation or Merger Sub from performing its material obligations under this Agreement.

SECTION 4.06    Compliance. Neither Constellation nor Merger Sub is in conflict with, or in default, breach or violation of, (a) any Law applicable to Constellation or Merger Sub or by which any property or asset of Constellation or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Constellation or Merger Sub is a party or by which Constellation or Merger Sub or any property or asset of Constellation or Merger Sub is bound, except for any such conflicts, defaults, breaches or violations that would not have a Constellation Material Adverse Effect.

SECTION 4.07    SEC Filings; Financial Statements.

(a)    Constellation has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since June 19, 2017 (collectively, the “Constellation SEC Reports”). The Constellation SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)    Each of the financial statements (including, in each case, any notes thereto) contained in the Constellation SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Constellation as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not have a Constellation Material Adverse Effect).

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SECTION 4.08    Absence of Certain Changes or Events. Since June 19, 2017, or as expressly contemplated by this Agreement, or specifically disclosed in any Constellation SEC Report, (a) Constellation has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Constellation Material Adverse Effect.

SECTION 4.09    Absence of Litigation. There is no Action pending or, to the knowledge of Constellation, threatened against Constellation, or any property or asset of Constellation, before any Governmental Authority. Neither Constellation nor any material property or asset of Constellation is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Constellation, continuing investigation by, any Governmental Authority.

SECTION 4.10    Board Approval; Vote Required.

(a)    The Constellation Board, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement is fair to and in the best interests of Constellation and its shareholders, (ii) approved and declared the advisability of this Agreement, the transactions contemplated hereby (including but not limited to the Domestication and the issuance of Constellation Common Stock) and the Final Constellation Certificate of Incorporation, (iii) recommended that the shareholders of Constellation approve and adopt this Agreement, the transactions contemplated hereby (including but not limited to the Domestication and the issuance of Constellation Common Stock) and the Final Constellation Certificate of Incorporation and (iv) directed that this Agreement, the transactions contemplated hereby (including but not limited to the Domestication and the issuance of Constellation Common Stock) and the Final Constellation Certificate of Incorporation be submitted for consideration by the shareholders of Constellation at the Constellation Shareholders’ Meeting.

(b)    The only vote of the holders of any class or series of capital stock of Constellation necessary to approve this Agreement, the transactions contemplated hereby (including but not limited to the Domestication, the issuance of Constellation Common Stock and the Final Constellation Certificate of Incorporation) is the affirmative vote of the holders of a majority of the outstanding shares of Constellation Common Stock on account that such votes are to be in connection with the consummation of a business combination by Constellation.

(c)    The Merger Sub Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the stockholder of Merger Sub.

(d)    The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

SECTION 4.11    No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than as contemplated by this Agreement.

SECTION 4.12    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Constellation or Merger Sub.

SECTION 4.13    Constellation Trust Account. As of the date of this Agreement, Constellation maintains a trust account (the “Trust Account”) at Continental Stock Transfer & Trust Company (the “Trustee”).

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The amount held in the Trust Account, as of the date of this Agreement, totals at least that amount disclosed in Constellation’s Form 8-K dated as of March 25, 2019, less Taxes paid or payable with respect thereto (the “Trust Fund”). The monies held in the Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Investment Management Trust Account Agreement, dated as of June 19, 2017, between Constellation and the Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Constellation shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release as promptly as practicable, certain of the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Constellation due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of Constellation who have exercised their Redemption Rights, (ii) the underwriters for deferred underwriting commissions placed in the Trust Fund and payable upon consummation of the Merger, (iii) with respect to filings, applications and/or other actions payable upon consummation of the Merger, (iv) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (v) to the Trustee for fees and costs incurred in accordance with the Trust Agreement and (vi) to third parties (e.g., professionals, printers, etc.) who have rendered services to Constellation in connection with its efforts to effect the Merger.

SECTION 4.14    Taxes.

(a)    Constellation and each of its subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Constellation or any of its subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Constellation and each of its subsidiaries, for any material Taxes of Constellation or any of its subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(b)    Neither Constellation nor any of its subsidiaries is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than any agreements or similar contracts or arrangements that are not primarily related to Taxes.

(c)    None of Constellation and its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale or intercompany transaction (as defined in Treasury Regulations Section 1.1502-13) made on or prior to the Closing Date.

(d)    Each of Constellation and its subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to

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any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e)    Neither Constellation nor any of its subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (except for a group where Constellation is the common parent).

(f)    Neither Constellation nor any of its subsidiaries has any material liability for the Taxes of any person (other than Constellation and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or pursuant to applicable Law.

(g)    Neither Constellation nor any of its subsidiaries has any request for a material ruling in respect of Taxes pending between Constellation or any of its subsidiaries and any Tax authority.

(h)    Constellation has made available to the Company true, correct and complete copies of the U.S. federal income Tax Returns filed by Constellation and its subsidiaries for tax years 2015 through 2017.

(i)    There is no contract or agreement, plan or arrangement by Constellation or its subsidiaries covering any person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code, except as described in Constellation reports or as may arise as a result of the Merger.

(j)    Neither Constellation nor any of its subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)    Constellation and its subsidiaries are, and have at all times been, in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither Constellation nor any of its subsidiaries has engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A). No IRS Form 8886 has been filed with respect to Constellation or any of its subsidiaries.

(l)    Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of Constellation or any of its subsidiaries, threatening to assert against Constellation or any of its subsidiaries any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(m)    There are no Tax Liens upon any assets of Constellation or any of its subsidiaries except Liens for current Taxes not yet due.

(n)    None of Constellation and its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)    None of Constellation and its subsidiaries has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, that would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

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ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01    Conduct of Business by the Company Pending the Merger.

(a)    The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, unless Constellation shall otherwise consent in writing:

(i)    the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(ii)    the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b)    By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Constellation:

(i)    amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(ii)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or (ii) any assets of the Company or any Company Subsidiary; except, with respect to the clause (i), the Company may issue (1) shares of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement, (2) one or more convertible promissory notes having an aggregate principal amount of up to $3,000,000 (the “Interim Convertible Notes”), and (3) shares of Company Common Stock upon the conversion of the Convertible Notes and the Interim Convertible Notes, and with respect to clause (ii), in the ordinary course of business and in a manner consistent with past practice;

(iii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v)    (A) acquire (including, without limitation, by merger, consolidation, or acquisition of capital stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) acquire any capital stock of any person; (C) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except (1) in connection with the issuance of the Interim Convertible Notes, and (2) in the ordinary course of business and consistent with past practice; or (D) enter into or amend any

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contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(b) (except those matters expressly excluded);

(vi)    hire any additional employees or consultants except in the ordinary course of business or to fill current vacancies or vacancies arising after the date of this Agreement due to the termination of any employee’s employment or consultant’s services, or increase the compensation payable or to become payable or the benefits provided to its directors or officers, except for increases in the ordinary course of business and consistent with past practice or grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director or officer of the Company or of any Company Subsidiary;

(vii)    adopt, amend or terminate any Plan except as required by applicable Law;

(viii)    exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Warrants as a result of the Merger, any other change in control of the Company or otherwise;

(ix)    take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required by GAAP;

(x)    make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(xi)    amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business;

(xii)    enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract;

(xiii)    permit any material item of Company Intellectual Property Rights to lapse or to be abandoned, invalidated, dedicated, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company Intellectual Property Rights;

(xiv)    amend, modify or consent to the termination of any of the Lease Documents, or amend, waive, modify or consent to the termination of the Company’s, or any Company Subsidiary’s material rights thereunder; or

(xv)    announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02    Conduct of Business by Constellation Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, Constellation agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, Constellation shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company:

(a)    issue or sell any shares of Constellation Common Stock, except for issuances and sales of Constellation Common Stock at a price of not less than $3.25 per share (subject to adjustment for any reverse stock split or other adjustment that may be effected for the purpose of meeting the initial listing requirements of the Nasdaq Capital Market, and only to the extent necessary to meet such listing requirements), provided, that in no event shall the aggregate gross proceeds of such issuances and sales be more than twenty million dollars ($20,000,000);

(b)    issue, grant, sell or authorize the issuance, grant or sale of any options, warrants, convertible securities or other rights of any kind to acquire any shares of any class of Constellation capital stock, or any other

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ownership interest (including, without limitation, any phantom interest), of Constellation (except as expressly permitted by Section 5.02(a));

(c)    purchase or redeem any shares of Constellation Common Stock (except pursuant to the Redemption Rights); or

(d)    effect any stock split, reverse stock split (except for the purpose of meeting the initial listing requirements of the Nasdaq Capital Market, and only to the extent necessary to meet such listing requirements), stock dividend (including any dividend or distribution of securities convertible into Constellation Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Constellation Common Stock.

SECTION 5.03    Claims Against Trust Account.

(a)    The Company understands that, except for a portion of the interest earned on the amounts held in the Trust Account, Constellation may disburse monies from the Trust Account only: (i) to its public shareholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of Constellation, (ii) to Constellation (less Constellation’s deferred underwriting compensation only) after Constellation consummates a business combination (as described in the Prospectus), or (iii) as consideration to the sellers of a target business with which Constellation completes a business combination.

(b)    The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Constellation on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.03(b) as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Account for any reason whatsoever in respect thereof. In the event that the Company commences any Action based upon, in connection with, relating to or arising out of any matter relating to Constellation, which proceeding seeks, in whole or in part, relief against the Trust Account or the public shareholders of Constellation, whether in the form of money damages or injunctive relief, Constellation shall be entitled to recover from the Company the associated legal fees and costs in connection with any such Action, in the event Constellation prevails in such Action.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01    Joint Proxy Statement; Registration Statement.

(a)    As promptly as practicable after the execution of this Agreement and receipt of the Audited Financial Statements, (i) Constellation and the Company shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Joint Proxy Statement”) to be sent to the stockholders of the Company and the shareholders of Constellation relating (A) with respect to the Company’s stockholders, the action taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to Constellation’s shareholders, the meeting of Constellation’s shareholders (the “Constellation Shareholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the transactions contemplated hereby, (2) the issuance of Constellation Common Stock as contemplated by this Agreement, (3) the Domestication, (4) the Interim Constellation Certificate of Incorporation to replace the Constellation BVI

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Governing Documents upon the Domestication, (5) the Final Constellation Certificate of Incorporation to replace the Interim Constellation Certificate of Incorporation at the Closing, (6) the assumption of the Company Stock Plan, and (7) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “Constellation Proposals”) and (ii) Constellation shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Constellation Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and (B) held by the shareholders of Constellation immediately prior to the Effective Time. The Company shall furnish all information concerning the Company as Constellation may reasonably request in connection with such actions and the preparation of the Joint Proxy Statement and Registration Statement. Constellation and the Company each shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, Constellation shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Constellation Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Joint Proxy Statement, each of the Company and Constellation shall mail the Joint Proxy Statement to its stockholders and shareholders, respectively.

(b)    No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Constellation or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Constellation and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Constellation Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c)    Constellation represents that the information supplied by Constellation for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Constellation, (iii) the time of the Constellation Shareholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Constellation or Merger Sub, or their respective officers or directors, should be discovered by Constellation which should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, Constellation shall promptly inform the Company. All documents that Constellation is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)    The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Constellation, (iii) the time of the Constellation Shareholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be

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discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, the Company shall promptly inform Constellation. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e)    Constellation (and Merger Sub) and the Company shall use their respective best efforts to execute and deliver to Greenberg Traurig, LLP (“Greenberg”) and to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. (“Mintz”) prior to the Registration Statement being declared effective by the SEC, the applicable Tax Representation Letters referenced in Section 6.11(b). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, Constellation and the Company shall use their respective commercially reasonable efforts to cause Greenberg to deliver to Constellation and to cause Mintz to deliver to the Company, a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, Greenberg and Mintz shall be entitled to rely on the Tax Representation Letters referred to in this Section 6.01(e) and Section 6.11(b).

SECTION 6.02    Constellation Shareholders’ Meetings; Merger Sub Stockholder’s Approval.

(a)    Constellation shall call and hold the Constellation Shareholders’ Meeting for the purpose of voting upon the Constellation Proposals and Constellation shall use its reasonable best efforts to hold the Constellation Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Constellation shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the Constellation Proposals and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders.

(b)    Promptly following the execution of this Agreement, Constellation shall approve and adopt this Agreement and approve the Merger, as the sole stockholder of Merger Sub.

SECTION 6.03    Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to Constellation, of holders of (i) capital stock of the Company holding a majority or greater of the outstanding voting shares of such capital stock of the Company and (ii) Company Preferred Stock holding at least seventy percent (70%) of the outstanding shares of Company Preferred Stock (including the Key Company Stockholders), each in favor of the approval and adoption of this Agreement and the Merger (the “Written Consent”) as is required to approve and adopt the Transactions (including the Merger) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within forty-eight (48) hours after the Registration Statement becomes effective. The Company shall not send the Registration Statement to the stockholders of the Company (excluding the stockholders of the Company who have executed the Written Consent) until after delivery of the Written Consent to Constellation.

SECTION 6.04    Access to Information; Confidentiality.

(a)    Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Constellation or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Effective Time, the Company and Constellation shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

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(b)    All information obtained by the parties pursuant to this Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated December 4, 2018 (the “Confidentiality Agreement”), between Constellation and the Company.

(c)    No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d)    Notwithstanding anything in this Agreement to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

SECTION 6.05    Company Solicitation; Change in Recommendation.

(a)    From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause the Company Subsidiaries and each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof. The Company shall promptly notify Constellation (and in any event within twenty-four hours) of the receipt of any Company Acquisition Proposal after the date hereof, which notice shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal.

(b)    Notwithstanding Section 6.05(a), prior to the receipt of the Company Stockholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 6.05(c), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Company Acquisition Proposal in writing that the Company Board reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Company Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company

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or any of the Company Subsidiaries pursuant to an executed confidentiality agreement in a form reasonably acceptable to the Company and Constellation (a copy of such confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided to Constellation); provided, that the Company shall promptly provide to Constellation and Merger Sub any material non-public information that is provided to any such person which has not previously been provided to Constellation and Merger Sub.

(c)    The Company Board shall not take any of the actions referred to in Section 6.05(b) unless the Company shall have delivered to Constellation a prior written notice advising Constellation that it intends to take such action. The Company shall notify Constellation promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any Company Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Company Acquisition Proposal or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party. In such notice, the Company shall identify the third party making any such Company Acquisition Proposal, indication or request and provide the details of the material terms and conditions of any such Company Acquisition Proposal, indication or request. The Company shall keep Constellation informed, on a current and prompt basis, of the status and material terms of any such Company Acquisition Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. The Company shall promptly provide Constellation copies of any nonpublic information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any third party to the extent such information has not been previously provided to Constellation.

(d)    Except as set forth in this Section 6.05(d), neither the Company Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Constellation or Merger Sub, the Company Board recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Company Acquisition Proposal or Company Superior Proposal, (ii) make any public statement inconsistent with the Company Board recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”), or (iv) authorize, cause or permit the Company or any of the Company Subsidiaries or any of their respective Representatives to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, but not after, the Company Board may make a Company Adverse Recommendation Change or cause the Company to enter into (or permit any Company Subsidiary to enter into) a Company Acquisition Agreement with respect to a Company Acquisition Proposal only if the Company Board has reasonably determined in good faith, after consultation with its outside legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (ii) that such Company Acquisition Proposal constitutes a Company Superior Proposal; provided, however, that prior to taking such action, (A) the Company promptly notifies Constellation, in writing, at least three (3) Business Days (the “Company Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Company Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Company Superior Proposal, which notice shall (1) state expressly that the Company has received a Company Acquisition Proposal that the Company Board intends to declare a Company Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement, and (2) include a copy of the most current version of the proposed agreement relating to such Company Superior Proposal (which version shall be updated on a prompt basis, but in each case redacted as necessary to exclude the identity of the third party making such Company Superior Proposal), and a description of any financing commitments relating thereto; (B) the Company shall, and shall cause the Company Subsidiaries to, and shall cause its and the Company Subsidiaries’ Representatives to, during the Company Notice Period, negotiate with Constellation in good faith in respect of adjustments in the terms and conditions of this Agreement such that such Company Acquisition Proposal would

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cease to constitute a Company Superior Proposal, if Constellation, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Company Notice Period, there is any material revision to the terms of a Company Superior Proposal, including, any revision in price, the Company Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Company Notice Period subsequent to the time the Company notifies Constellation of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Company Notice Period (as extended pursuant to the preceding clause (B)) the Company Board determines in good faith, after consulting with outside legal counsel, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal after taking into account any adjustments made by Constellation during the Company Notice Period in the terms and conditions of this Agreement; and provided, further, that the Company has complied with its obligations under this Section 6.05(d).

SECTION 6.06    Employee Benefits Matters. Employees of the Company or any Company Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Constellation shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Constellation or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and the Company Subsidiaries in the calendar year in which the Effective Time occurs.

SECTION 6.07    Directors’ and Officers’ Indemnification and Insurance.

(a)    The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VIII of the certificate of incorporation of the Company and Article V of the by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

(b)    The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.07(b) more than an amount per year equal to 125% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $53,311 in the aggregate).

SECTION 6.08    Notification of Certain Matters. The Company shall give prompt notice to Constellation, and Constellation shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Constellation or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.09    Company Affiliates. No later than thirty (30) days after the date of this Agreement, the Company shall deliver to Constellation a list of names and addresses of those persons who were, in the

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Company’s reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a “Company Affiliate”)) of the Company. The Company shall provide Constellation with such information and documents as Constellation shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Constellation, prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit D, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list.

SECTION 6.10    Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

SECTION 6.11    Tax Matters.

(a)    Each of Constellation, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Constellation, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(b)    The Company shall use its best efforts to deliver to Greenberg and Mintz a tax representation letter (a “Tax Representation Letter”), dated as of the date of the tax opinions referenced in Section 6.01(e) and signed by an officer of the Company, containing customary representations of the Company, and Constellation (and Merger Sub) shall use its best efforts to deliver to Greenberg and Mintz a Tax Representation Letter, dated as of the date of the tax opinions referenced in Section 6.01(e) and signed by an officer of Constellation (and Merger Sub), containing customary representations of Constellation (and Merger Sub), in each case as shall be reasonably necessary or appropriate to enable Greenberg and Mintz to render the applicable tax opinions described in Section 6.01(e) of this Agreement.

SECTION 6.12    Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which will be agreed to by each of Constellation and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the Nasdaq Capital Market, each of Constellation and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions.

SECTION 6.13    Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of the Company, Constellation and Merger Sub and their

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respective board of directors, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

SECTION 6.14    Domestication. Constellation shall effect the Domestication at least two (2) Business Days prior to the Closing Date pursuant to and in accordance with Section 388 of the DGCL and Section 184 of the BVIBCA.

SECTION 6.15    Constellation Solicitation; Change in Recommendation.

(a)    From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.01, Constellation shall not, and shall direct its Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Constellation Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Constellation Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Constellation Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Constellation Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Constellation, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Constellation Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Constellation Acquisition Proposal (each, a “Constellation Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Constellation Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. Constellation shall, and shall instruct and cause each of its Representatives to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Constellation Acquisition Proposal. Constellation also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring Constellation to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof. Constellation shall promptly notify the Company (and in any event within twenty-four hours) of the receipt of any Constellation Acquisition Proposal after the date hereof, which notice shall identify the third party making any Constellation Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Constellation Acquisition Proposal.

(b)    Notwithstanding Section 6.15(a), prior to this Agreement receiving the requisite vote for approval at the Constellation Shareholders’ Meeting, the Constellation Board, directly or indirectly through any Representative, may, subject to Section 6.15(c), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Constellation Acquisition Proposal in writing that the Constellation Board reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Constellation Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to Constellation pursuant to an executed confidentiality agreement in a form reasonably acceptable to the Company and Constellation (a copy of such confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided to the Company); provided, that Constellation shall promptly provide to the Company any material non-public information that is provided to any such person which has not previously been provided to the Company.

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(c)    The Constellation Board shall not take any of the actions referred to in Section 6.15(b) unless Constellation shall have delivered to the Company a prior written notice advising the Company that it intends to take such action. Constellation shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by Constellation or any of its Representatives of any Constellation Acquisition Proposal, any inquiry that would reasonably be expected to lead to a Constellation Acquisition Proposal or any request for non-public information relating to Constellation or for access to the business, properties, assets, personnel, books or records of Constellation by any third party. In such notice, Constellation shall identify the third party making any such Constellation Acquisition Proposal, indication or request and provide the details of the material terms and conditions of any such Constellation Acquisition Proposal, indication or request. Constellation shall keep the Company informed, on a current and prompt basis, of the status and material terms of any such Constellation Acquisition Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. Constellation shall promptly provide the Company copies of any nonpublic information concerning Constellation’s business, present or future performance, financial condition or results of operations provided to any third party to the extent such information has not been previously provided to the Company.

(d)    Except as set forth in this Section 6.15(d), neither the Constellation Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to the Company, the Constellation Board recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the shareholders of Constellation any Constellation Acquisition Proposal or Constellation Superior Proposal, (ii) make any public statement inconsistent with the Constellation Board recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Constellation Adverse Recommendation Change”), or (iv) authorize, cause or permit Constellation or any of its Representatives to enter into any Constellation Acquisition Agreement. Notwithstanding the foregoing, at any time prior to this Agreement receiving the requisite vote for approval at the Constellation Shareholders’ Meeting, but not after, the Constellation Board may make a Constellation Adverse Recommendation Change or cause Constellation to enter into a Constellation Acquisition Agreement with respect to a Constellation Acquisition Proposal only if the Constellation Board has reasonably determined in good faith, after consultation with its outside legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the Constellation Board’s fiduciary duties under applicable Law, and (ii) that such Constellation Acquisition Proposal constitutes a Constellation Superior Proposal; provided, however, that prior to taking such action, (A) Constellation promptly notifies the Company, in writing, at least three (3) Business Days (the “Constellation Notice Period”) before making a Constellation Adverse Recommendation Change or entering into a Constellation Acquisition Agreement, of its intention to take such action with respect to a Constellation Superior Proposal, which notice shall (1) state expressly that Constellation has received a Constellation Acquisition Proposal that the Constellation Board intends to declare a Constellation Superior Proposal and that the Constellation Board intends to make a Constellation Adverse Recommendation Change and/or Constellation intends to enter into a Constellation Acquisition Agreement, and (2) include a copy of the most current version of the proposed agreement relating to such Constellation Superior Proposal (which version shall be updated on a prompt basis, but in each case redacted as necessary to exclude the identity of the third party making such Constellation Superior Proposal), and a description of any financing commitments relating thereto; (B) Constellation shall, and shall cause its Representatives to, during the Constellation Notice Period, negotiate with the Company in good faith in respect of adjustments in the terms and conditions of this Agreement such that such Constellation Acquisition Proposal would cease to constitute a Constellation Superior Proposal, if the Company, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Constellation Notice Period, there is any material revision to the terms of a Constellation Superior Proposal, including, any revision in price, the Constellation Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Constellation Notice Period subsequent to the time Constellation notifies the Company of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Constellation Notice Period (as extended pursuant to the preceding clause (B)) the Constellation Board determines in good faith, after consulting with outside legal counsel, that such

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Constellation Acquisition Proposal continues to constitute a Constellation Superior Proposal after taking into account any adjustments made by the Company during the Constellation Notice Period in the terms and conditions of this Agreement; and provided, further, that Constellation has complied with its obligations under this Section 6.15(d).

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01    Conditions to the Obligations of Each Party. The obligations of the Company, Constellation and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)    Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b)    Company Stockholder Approval. The Company shall have received the Company Stockholder Approval in accordance with the DGCL and the Company’s Certificate of Incorporation.

(c)    Constellation Shareholder Approval. The Constellation Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Constellation in accordance with the Joint Proxy Statement, the BVIBCA and the Constellation Certificate of Incorporation.

(d)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger or the other Transactions illegal or otherwise prohibiting consummation of the Merger or the other Transactions.

(e)    U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(f)    Governmental Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Authorities.

(g)    Available Cash. After (i) giving effect to (A) the exercise of Redemption Rights by any holder of Constellation Common Stock and (B) all payments related to such exercise and (ii) adding the amount of any proceeds received from any financing consummated after the date hereof and prior to or at the Effective Time, Constellation shall have at least fifteen million dollars ($15,000,000) of cash held either in or outside of the Trust Account (none of which shall be redeemable pursuant to any Redemption Rights or otherwise).

(h)    Stock Exchange Listing. The shares of Constellation Common Stock shall continue to be listed on the Nasdaq Capital Market as of the Closing Date.

(i)    Domestication. The Domestication shall have occurred and Constellation shall have delivered to the Company reasonably sufficient evidence of the Domestication.

SECTION 7.02    Conditions to the Obligations of Constellation and Merger Sub.    The obligations of Constellation and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained in Section 3.03 (Capitalization) shall be true and correct in all respects as of the Closing as though

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made on the Closing except for de minimis errors therein and the representation and warranty of the Company contained in Sections 3.01 (Organization and Qualification), 3.04 (Authority Relative to this Agreement), 3.08 (Absence of Certain Changes or Events), 3.14(a) (Taxes), 3.18 (Board Approval; Vote Required) and 3.23 (Brokers) shall be true and correct in all respects as of the Closing as though made on the Closing. All other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the Closing, or as of such particular earlier date, as the case may be).

(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Material Adverse Effect. Since the date of this Agreement no Company Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a Company Material Adverse Effect shall have occurred.

(d)    Officer Certificate. The Company shall have delivered to Constellation a certificate, dated the date of the Closing, signed by the President of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

(e)    Affiliate Letters. Constellation shall have received from each Company Affiliate an executed copy of the affiliate letter contemplated in Section 6.09.

(f)    Third Party Consents. All consents from third parties under any Company contract or other material agreement, contract, license, lease or other instrument to which the Company or any Company Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement and set forth on Exhibit E shall have been obtained from such third parties.

(g)    Resignation. Other than those persons who Constellation has identified as continuing directors, all members of the Company Board and the board of directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(h)    FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to Constellation a properly executed certification that shares of the Company are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Constellation with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i)    Allocation Schedule. The Company shall have delivered or cause to be delivered to Constellation the Allocation Schedule in accordance with Section 2.06.

(j)    Registration Rights Agreement. On or prior to the Closing, the persons listed on Exhibit F shall have executed and delivered the registration rights agreement, substantially in the form attached hereto as Exhibit H (the “Registration Rights Agreement”).

(k)    Lock-up Agreement. On or prior to the Closing, the persons listed on Exhibit G shall have executed and delivered the lock-up agreement, substantially in the form attached hereto as Exhibit I (the “Lock-up Agreement”)

(l)    Dissenting Shares. The number of Dissenting Shares shall not be in excess of ten percent (10%) of the total outstanding shares of both the Company Common Stock and Company Preferred Stock.

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(m)    Convertible Notes. The Company shall have (i) converted all debt amounts under each of the Convertible Notes into shares of Company Common Stock in accordance with the terms and conditions of each such Convertible Note and (ii) delivered to Constellation reasonable evidence of each such conversion of the Convertible Notes.

(n)    Interim Convertible Notes. The Company shall have (i) converted all debt amounts under each of the Interim Convertible Notes into shares of Company Common Stock in accordance with the terms and conditions of each such Interim Convertible Note and (ii) delivered to Constellation reasonable evidence of each such conversion of the Interim Convertible Notes.

SECTION 7.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Constellation contained in Sections 4.01 (Corporate Organization), 4.04 (Authority Relative to this Agreement), Section 4.08 (Absence of Certain Changes or Events), Section 4.10 (Board Approval; Vote Required) and Section 4.12 (Brokers) shall be true and correct in all respects as of the Closing as though made on the Closing. All other representations and warranties of Constellation contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or Constellation Material Adverse Effect shall be true and correct in all respects as of the Closing, or as of such particular earlier date, as the case may be).

(b)    Agreements and Covenants. Constellation and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Material Adverse Effect. Since the date of this Agreement no Constellation Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a Constellation Material Adverse Effect shall have occurred.

(d)    Officer Certificate. Constellation shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Constellation, certifying as to the satisfaction of the conditions specified in Sections 7.03(a), 7.03(b) and 7.03(c).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01    Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or the shareholders of Constellation, as follows:

(a)    by mutual written consent of Constellation and the Company duly authorized by the Constellation Board and the Company Board; or

(b)    by either Constellation or the Company if the Effective Time shall not have occurred on or before September 23, 2019; or

(c)    by either Constellation or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether

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temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

(d)    by either Constellation or the Company if this Agreement shall fail to receive the requisite vote for approval at the Constellation Shareholders’ Meeting; or

(e)    by Constellation if the Company Board or a committee thereof (A) shall have made a Company Adverse Recommendation Change, (B) withdrawn or modified in any manner adverse to Constellation or Merger Sub its approval or recommendation of the Merger or this Agreement, or (C) approved or recommended any Company Acquisition Proposal; or

(f)    by Constellation if the Company shall have failed to deliver the Written Consent to Constellation within forty-eight (48) hours after the Registration Statement becomes effective; or

(g)    by Constellation upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) and 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, Constellation may not terminate this Agreement under this Section 8.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Constellation to the Company; or

(h)    by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Constellation and Merger Sub set forth in this Agreement, or if any representation or warranty of Constellation and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) would not be satisfied (“Terminating Constellation Breach”); provided, however, that, if such Terminating Constellation Breach is curable by Constellation and Merger Sub, the Company may not terminate this Agreement under this Section 8.01(h) for so long as Constellation and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Constellation; or

(i)    by the Company, at any time prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 6.05(d); provided, that prior to or concurrently with such termination the Company pays the Termination Fee due under Section 8.03(a); or

(j)    by Constellation, if there shall have occurred a Company Material Adverse Effect; or

(k)    by the Company if the Constellation Board or a committee thereof (A) shall have made a Constellation Adverse Recommendation Change, (B) withdrawn or modified in any manner adverse to the Company its approval or recommendation of the Merger or this Agreement, or (C) approved or recommended any Constellation Acquisition Proposal; or

(l)    by Constellation, at any time prior to this Agreement receiving the requisite vote for approval at the Constellation Shareholders’ Meeting, in connection with entering into a Constellation Acquisition Agreement with respect to a Constellation Superior Proposal in accordance with Section 6.15(d); provided, that prior to or concurrently with such termination Constellation pays the Termination Fee due under Section 8.03(b).

SECTION 8.02    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 9.01.

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SECTION 8.03    Termination Fee.

(a)    In the event that:

(i)    this Agreement is terminated by the Company or Constellation pursuant to Section 8.01(b) or by Constellation pursuant to Section 8.01(f) or Section 8.01(g); provided, that (A) a bona fide Company Acquisition Proposal shall have been made, proposed or otherwise communicated to the Company after the date of this Agreement and (B) within six (6) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to a Company Acquisition Proposal; provided, that, for purposes of clauses (A) and (B) of this Section 8.03(a)(i), the references to “10%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”; or

(ii)    this Agreement is terminated (A) by Constellation pursuant to Section 8.01(e) or (B) by the Company pursuant to Section 8.01(i);

then, in any such event under clause (i) or (ii) of this Section 8.03(a), the Company shall pay the Termination Fee to Constellation or its designee by wire transfer of same day funds (x) in the case of Section 8.03(a)(ii)(A), within two (2) Business Days after such termination, (y) in the case of Section 8.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 8.03(a)(i), within two (2) Business Days after the consummation of the Company Acquisition Proposal referred to therein; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

As used herein, “Termination Fee” means two million eighty thousand dollars ($2,080,000).

(b)    In the event that:

(i)    this Agreement is terminated by the Company or Constellation pursuant to Section 8.01(b) or Section 8.01(d) or by the Company pursuant to Section 8.01(h); provided, that (A) a bona fide Constellation Acquisition Proposal shall have been made, proposed or otherwise communicated to Constellation after the date of this Agreement and (B) within six (6) months of the date this Agreement is terminated, Constellation enters into a definitive agreement with respect to a Constellation Acquisition Proposal; provided, that, for purposes of clauses (A) and (B) of this Section 8.03(b)(i), the references to “10%” in the definition of Constellation Acquisition Proposal shall be deemed to be references to “50%”; or

(ii)    this Agreement is terminated (A) by the Company pursuant to Section 8.01(k) or (B) by Constellation pursuant to Section 8.01(l);

then, in any such event under clause (i) or (ii) of this Section 8.03(b), Constellation shall pay the Termination Fee to Company or its designee by wire transfer of same day funds (x) in the case of Section 8.03(b)(ii)(A), within two (2) Business Days after such termination, (y) in the case of Section 8.03(b)(ii)(B), simultaneously with such termination or (z) in the case of Section 8.03(b)(i), within two (2) Business Days after the consummation of the Constellation Acquisition Proposal referred to therein; it being understood that in no event shall Constellation be required to pay the Termination Fee on more than one occasion..

(c)    The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the parties to enter into this Agreement. If Constellation or DermTech (as the case may be) fails to pay any amounts due under this Section 8.03 (the “Defaulting Party”), and the other party (the “Aggrieved Party”) commences a suit which results in a final, nonappealable judgment against the Defaulting Party, for any such amounts or any portion thereof, then the Defaulting Party shall pay the Aggrieved Party’s costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any such amounts at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment.

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SECTION 8.04    Fees and Expenses. Except as set forth in this Section 8.04, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that Constellation and the Company shall each pay one-half of all Expenses relating to (i) printing, filing and mailing the Registration Statement and the Joint Proxy Statement and all SEC, Nasdaq Capital Market and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement, and (ii) the filing fee for the notification and report forms filed under HSR. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder or shareholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the Closing of the Merger and the other transactions contemplated by this Agreement.

SECTION 8.05    Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Conversion Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.06    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01    Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.07, and 6.10 and this Article IX shall survive the Effective Time and the provisions of Section 8.03 shall survive the termination of this Agreement.

SECTION 9.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Constellation or Merger Sub:

2054 Vista Parkway

Emerald View, Suite 400

West Palm Beach, FL 33411

Telephone No.: (561) 404-9034

Attention: Rajiv Shukla

Email:       rss@constellationalpha.com

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with a copy to:

Greenberg Traurig, LLP

200 Park Avenue

New York, New York 10166

Telephone No.: (212) 801-9200

Attention: Joseph Herz

Email:       Herzj@gtlaw.com

if to the Company:

11099 N. Torrey Pines Road, #100

La Jolla, California 92037

Telephone No.: (858) 291-7505

Attention: Steven Kemper

Email:       skemper@dermtech.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

3580 Carmel Mountain Road, Suite 300

San Diego, California 92130

Telephone No.: (858) 314-1515

Attention: Jeremy Glaser

Email:       JDGlaser@mintz.com

SECTION 9.03    Certain Definitions.

(a)    For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Registration Rights Agreement, the Lock-up Agreement and the Stockholder Support Agreement.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company’s Business Systems.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Company and/or any of the Company Subsidiaries in the conduct of their respective businesses.

“Company Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any Company Subsidiary and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 10% or more of the total voting power or of any class of equity securities of the Company or those of any of the Company Subsidiaries, or 10% or more of the consolidated total assets (including equity securities of the Company Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

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“Company Common Stock” means the common stock of the Company.

“Company Conversion Share” means a share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time that is not canceled pursuant to Section 2.01(b) and any Dissenting Shares.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on the Company or the Company Subsidiaries.

“Company Options” means the options, issued by the Company and outstanding, to purchase shares of Company Common Stock.

“Company Preferred Stock” means the shares of Company Preferred Stock, par value $0.001 per share, designated as Series C Preferred Stock in the Certificate of Incorporation of the Company.

“Company RSUs” means the restricted stock unit awards, issued by the Company and outstanding, to acquire shares of Company Common Stock.

“Company Stock Plan” means the DermTech, Inc. Amended and Restated 2010 Stock Plan, as amended.

“Company Superior Proposal” means a bona fide, written Company Acquisition Proposal, not solicited, received, initiated or facilitated in violation of Section 6.05, involving (i) assets that generate more than 50% of the consolidated total revenues of the Company and the Company Subsidiaries, taken as a whole, (ii) assets that constitute more than 50% of the consolidated total assets of the Company and the Company Subsidiaries, taken as a whole, or (iii) more than 50% of the total voting power of the equity securities of the Company, in each case, that the Company Board (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to the Company than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Constellation in response to such Superior Proposal pursuant to, and in accordance with, Section 6.05(d).

“Company Warrants” means the warrants, issued by the Company and outstanding, to purchase shares of Company Common Stock.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or the Company Subsidiaries that is not already generally available to the public, including any Intellectual Property rights.

“Constellation Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Constellation and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 10% or more of the total voting power or of any class of equity securities of Constellation, other than the transactions contemplated by this Agreement, provided, however, that any issuances and

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sales of Constellation Common Stock in accordance with Section 5.02(a) shall not be a Constellation Acquisition Proposal.

“Constellation Certificate of Incorporation” means (a) prior to the Domestication, the Constellation BVI Governing Documents, (b) following the Domestication, the Interim Constellation Certificate of Incorporation.

“Constellation Common Stock” means (a) prior to the Domestication, ordinary shares of no par value of Constellation and (b) following the Domestication, the shares of common stock of Constellation.

“Constellation Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of Constellation and its subsidiaries taken as a whole or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Constellation from performing its obligations under this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on Constellation or its subsidiaries.

“Constellation Preferred Stock” means (a) prior to the Domestication, the preferred shares of Constellation and (b) following the Domestication, the shares of preferred stock, of Constellation.

“Constellation Superior Proposal” means a bona fide, written Constellation Acquisition Proposal, not solicited, received, initiated or facilitated in violation of Section 6.15, involving more than 50% of the total voting power of the equity securities of Constellation that the Constellation Board (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to Constellation than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Constellation Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by the Company in response to such Constellation Superior Proposal pursuant to, and in accordance with, Section 6.15(d).

“Constellation Warrant Agreement” means that certain warrant agreement dated June 19, 2017 by and between Constellation and Continental Stock Transfer & Trust Company.

“Constellation Warrants” means the warrants of Constellation contemplated under the Constellation Warrant Agreement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Convertible Notes” means the convertible promissory notes listed on Section 3.03(a)-1 of the Company Disclosure Schedule.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

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“Environmental Laws” means any United States federal, state or local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law; and (vii) biomedical and pharmaceutical wastes.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, logos, Internet domain names and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (collectively, “Marks”), (iii) copyrights and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases and database rights, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects and related information); (v) all other intellectual property or proprietary rights of any kind or description; and (vi) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Inventories” means all inventories, merchandise, goods, raw materials, packaging, labels, supplies and other personal property which are maintained, held or stored by or for the Company or any Company Subsidiary at the Closing, and any prepaid deposits for any of the same.

“Key Company Stockholders” means (i) Elliot Feuerstein, (ii) Elliot Feuerstein Trust Dated 5-14-83, (iii) Elliot Feuerstein, Trustee FBO Brett Feuerstein, Feuerstein Children’s Trust Dated 3-15-89, (iv) Elliot Feuerstein, Trustee FBO Michael Feuerstein, Feuerstein Children’s Trust Dated 3-15-89, (v) Gary Jacobs, (vi) Irwin and Joan Jacobs Family Trust 6-2-80, (vii) Jacobs Investment Company LLC, (viii) Mira Mesa Shopping Center LLC, (ix) Mesa Shopping Center-East, LLC, (x) Mira Mesa Shopping Center-West, LLC, (xi) Paulson DermTech Investment LLC, (xii) Paulson DermTech Investment II LLC, (xiii) Paulson DermTech Investment III LLC, and (xiv) Roberta Feuerstein Trust DTD 7-9-83.

“knowledge” or “to the knowledge” of a Person means in the case of the Company, John Dobak, M.D. and Steven Kemper after reasonable investigation, and in the case of Constellation, the knowledge of Rajiv Shukla and Craig Pollak after reasonable investigation.

“Lien” means any lien, transfer restriction, security interest, claim, pledge, option, right of first refusal, right of first offer, mortgage, pledge, agreement, limitation on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

53

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any reciprocal license, in each case whether or not source code is available or included in such license.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” the type of information or data relating to any identified or identifiable natural person, including information regulated by Laws and collected, used, disclosed or retained by the Company or the Company Subsidiaries, including information regarding their business, customers, Suppliers, employees and agents, such as an individual’s name, address, email address, age, gender, identification number, income or other financial information, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records and submitted health care claims for reimbursements.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information protected health information (as defined by 45 CFR § 160.103), or the security of Company’s Business Systems or Business Data.

“Products” mean any products or services that are manufactured by, offered for sale, distributed, or otherwise provided by the Company or the Company Subsidiaries to purchasers, whether directly or through multiple tiers of distribution.

“Prospectus” means the final prospectus of Constellation, dated as of June 19, 2017.

“Redemption Rights” means the redemption rights provided for in Section 23 of the amended and restated articles of association of Constellation.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Constellation or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies materials, components, or other goods or services that are utilized in or comprise the Products of the Company or the Company Subsidiaries.

“Takeover Statute” means any “fair price,” “moratorium,” “interested stockholder,” “control share acquisition,” “business combination” or other anti-takeover Law or similar Law enacted under state or federal Law, including DGCL 262.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Constellation, Merger Sub or the Company in connection with the Transaction.

“Transactions” the transactions contemplated by this Agreement and the Transaction Documents.

54

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Warrant Agreements” means the agreements pursuant to which the Company issued the Company Warrants.

(b)    The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
ACA	3.10(j)
Action	3.09
Aggrieved Party Agreement	8.03(c) Preamble
Allocation Schedule	2.06
Audited Financial Statements	3.07
BVIBCA	Recitals
Blue Sky Laws	3.05(b)
Certificate of Merger	1.03
Certificates	2.03(b)
Claims	5.03(b)
Closing	1.02
Closing Date	1.02
Code	Recitals
Company	Preamble
Company Acquisition Agreement	6.05(a)
Company Adverse Recommendation Change	6.05(d)
Company Affiliate	6.09
Company Board	Recitals
Company Disclosure Schedule	3.01(b)
Company Intellectual Property Rights	3.13(c)
Company Notice Period Company Permits	6.05(d) 3.06
Company Stockholder Approval	3.18(b)
Company Subsidiary	3.01(a)
Confidentiality Agreement	6.04(b)
Constellation	Preamble
Constellation Acquisition Agreement Constellation Adverse Recommendation Change Constellation Board Constellation BVI Governing Documents	6.15(a) 6.15(d) Recitals 4.02
Constellation Notice Period Constellation Proposals	6.15(d) 6.01(a)
Constellation Rights	4.03(a)
Constellation SEC Reports	4.07(a)
Constellation Sponsor	Recitals
Constellation Shareholders’ Meeting	6.01(a)
Data Security Requirements	3.13(k)
Defaulting Party DGCL	8.03(c) Recitals
Dissenting Shares	2.07(a)
Domestication	Recitals
Effective Time	1.03
Environmental Permits	3.15
ERISA	3.10(a)

55

Defined Term	Location of Definition
ERISA Affiliate	3.10(a)
Exchange Act	3.07(c)
Exchange Agent	2.03(a)
Exchange Fund	2.03(a)
Expenses	8.04
Final Constellation Certificate of Incorporation GAAP	1.05(d) 3.07(a)
Governmental Authority	3.05(b)
Greenberg	6.01(e)
HSR Act In The Money Securities	3.05(b) 2.06
Interim Constellation Certificate of Incorporation	1.05(c)
Interim Convertible Notes IRS	5.01(b)(ii) 3.10(b)
Joint Proxy Statement	6.01(a)
Law	3.05(a)
Lease Documents	3.12(b)
Lock-up Agreement Material Contracts	7.02(k) 3.16(a)
Merger	Recitals
Merger Consideration	2.01(a)
Merger Sub	Preamble
Merger Sub Board Merger Sub Common Stock Merger Sub Governing Documents	Recitals 4.03(a) 4.02
Mintz	6.01(e)
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Order	7.01(d)
Out Of The Money Securities Plans	3.03(a) 3.10(a)
Registration Rights Agreement	7.02(j)
Registration Statement	6.01(a)
Representatives	6.04(a)
SEC	4.07(a)
Securities Act	4.07(a)
Stockholder Support Agreement	Recitals
Surviving Corporation	1.01
Tax	3.14(p)
Tax Return	3.14(p)
Tax Representation Letter	6.11(b)
Termination Fee	8.03(a)(ii)
Terminating Company Breach	8.01(g)
Terminating Constellation Breach	8.01(h)
Trust Account	4.13
Trust Agreement	4.13
Trust Fund	4.13
Trustee Written Consent	4.13 6.03

56

SECTION 9.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05    Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Sections 6.03, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Constellation and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Constellation, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.06    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.07    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 9.08    Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

SECTION 9.09    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10    Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

57

IN WITNESS WHEREOF, Constellation, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CONSTELLATION ALPHA CAPITAL CORP.

By	/s/ Rajiv Shukla
Name: Rajiv Shukla
Title: Chief Executive Officer

DT MERGER SUB, INC.

By	/s/ Rajiv Shukla
Name: Rajiv Shukla
Title: Sole Director

DERMTECH, INC.

By	/s/ John Dobak
Name: John Dobak
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Amended and Restated Certificate of Incorporation of Constellation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DERMTECH, INC.

(originally incorporated on [●], 2019 under the name Constellation Alpha Capital Corp.)

FIRST: The name of the Corporation is DermTech, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is [1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801]. The name of its registered agent at such address is [The Corporation Trust Company].

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is [●] shares, consisting of (i) [●] shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) [●] shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation. There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

B. PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the By-laws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the By-laws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

EIGHTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought unless the Corporation has confirmed to the Indemnitee that it is aware of such action, suit, proceeding or investigation and that indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and provided further that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. Subject to Article TWELFTH, the right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder, it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.

8. Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of

Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

13. Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the By-laws of the Corporation.

3. Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

4. Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

5. Quorum. The greater of (a) a majority of the directors at any time in office and (b) one third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of

Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

7. Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

8. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly-created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

9. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.

10. Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH: Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the Delaware General Corporation Law or this Certificate of Incorporation or the By-Laws of the Corporation (in each case, as they may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (including any right, obligation, or remedy thereunder), (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation, governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH. This Article TWELFTH shall not apply to actions brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts have exclusive jurisdiction.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer on this [●] day of [●], 2019.

EXHIBIT B

Directors and Officers of the Surviving Corporation

Board of directors:

1.	Gary Jacobs

2.	Scott R. Pancoast

3.	Matt Posard

4.	Herm Rosenman

5.	Gene Salkind, M.D.

6.	Cynthia Collins

7.	John Dobak, M.D.

8.	Enrico Picozza

Officers:

1.	Chief Executive Officer: John Dobak, M.D.

2.	Chief Financial Officer: Steven Kemper CPA MBA MS

3.	Chief Commercial Officer: Todd Wood

4.	Chief Medical Officer: Burkhard Jansen M.D.

5.	Chief Scientific Officer: Zuxu Yao Ph.D.

EXHIBIT C

Directors and Officers of Constellation

Board of directors:

1.	Gary Jacobs

2.	Scott R. Pancoast

3.	Matt Posard

4.	Herm Rosenman

5.	Gene Salkind, M.D.

6.	Cynthia Collins

7.	John Dobak, M.D.

8.	Enrico Picozza

Officers:

1.	Chief Executive Officer: John Dobak, M.D.

2.	Chief Financial Officer: Steven Kemper CPA MBA MS

3.	Chief Commercial Officer: Todd Wood

4.	Chief Medical Officer: Burkhard Jansen M.D.

5.	Chief Scientific Officer: Zuxu Yao Ph.D.

EXHIBIT D

Form of Affiliate Letter

FORM OF AFFILIATE LETTER FOR

AFFILIATES OF THE COMPANY

                    , 2019

Constellation Alpha Capital Corp.

2054 Vista Parkway

Emerald View, Suite 400

West Palm Beach, FL 33411

Ladies and Gentlemen:

[I/We] have been advised that as of the date of this letter [I/we] may be deemed to be an “affiliate” of DermTech, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Reference is made to that certain Agreement and Plan of Merger, dated as of [            ], 2019 (the “Merger Agreement”), by and among Constellation Alpha Capital Corp., a company incorporated in the British Virgin Islands (“Constellation”), [Merger Sub], a Delaware corporation (“Merger Sub”), and the Company. Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Constellation.

As a result of the Merger, [I/we] may receive shares of Constellation Common Stock (“Constellation Shares”). [I/We] would receive such Constellation Shares in exchange for shares (or upon exercise of options or warrants for shares) owned by [me/us] of Company Common Stock and/or Company Preferred Stock.

1. [I/We] represent, warrant and covenant to Constellation that in the event [I/we] receive any Constellation Shares as a result of the Merger:

A. [I/We] shall not make any sale, transfer or other disposition of the Constellation Shares in violation of the Act or the Rules and Regulations.

B. [I/We] have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon [my/our] ability to sell, transfer or otherwise dispose of the Constellation Shares, to the extent [I/we] felt necessary, with [my/our] counsel or counsel for the Company.

C. [I/We] have been advised that the issuance of the Constellation Shares to [me/us] pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, [I/we] have also been advised that, because at the time the Merger is submitted for a vote of the shareholders of the Company, (a) [I/we] may be deemed to be an affiliate of the Company and (b) the distribution by [me/us] of the Constellation Shares has not been registered under the Act, [I/we] may not sell, transfer or otherwise dispose of the Constellation Shares issued to [me/us] in the Merger unless (i) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Constellation, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

D. [I/We] understand that there will be placed on the certificates for the Constellation Shares issued to [me/us], or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED                     , 2019 BETWEEN THE REGISTERED HOLDER HEREOF AND CONSTELLATION ALPHA CAPITAL CORP., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CONSTELLATION ALPHA CAPITAL CORP.”

E. [I/We] understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Constellation reserves the right to put the following legend on the certificates issued to [my/our] transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

F. Execution of this letter should not be considered an admission on [my/our] part that [I/We] am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights [I/we] may have to object to any claim that [I/we] am such an affiliate on or after the date of this letter.

2. By Constellation’s acceptance of this letter, Constellation hereby agrees with [me/us] as follows:

A. For so long as and to the extent necessary to permit [me/us] to sell the Constellation Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Constellation shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) furnish to [me/us] upon request a written statement as to whether Constellation has complied with such reporting requirements during the 12 months preceding any proposed sale of the Constellation Shares by [me/us] under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Constellation hereby represents to [me/us] that it has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the preceding 12 months.

B. It is understood and agreed that certificates with the legends set forth in paragraphs 1(E) and l(F) above will be substituted by delivery of certificates without such legends if (i) Constellation has complied with the provisions of Rule 145(d)(1), and (ii) (a) at least six months shall have elapsed from the date the undersigned acquired the Constellation Shares received in the Merger and the provisions of Rule 145(d)(2)(ii) are then available to the undersigned, (b) one year shall have elapsed from the date the undersigned acquired the Constellation Shares received in the Merger and the provisions of Rule 145(d)(2)(iii) are then applicable to the undersigned, or (c) Constellation has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Constellation, or a “no action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

[Signature page follows]

2

Very truly yours,

Name:

[
Name:]

Agreed and accepted this      day

of                     , 2019, by

CONSTELLATION ALPHA CAPITAL CORP.

By:
Name:
Title:

EXHIBIT E

Third Party Consents

None.

EXHIBIT F

Registration Rights Parties

Gary Jacobs

Jacobs Investment Company LLC

Jacobs Family Trust Dated 11-9-99

Paulson DermTech Investment LLC

Paulson DermTech Investment II LLC

Paulson DermTech Investment III LLC

Irwin & Joan Jacobs Trust Dated 6-2-80

RTW Master Fund, Ltd.

RTW Innovation Master Fund, Ltd.

Scott R. Pancoast

Matthew Posard

Herm Rosenman

Gene Salkind

Cynthia Collins

John Dobak

Steven Kemper

Todd Wood

Burkhard Jansen

Zuxu Yao

EXHIBIT G

Lock-up Parties

Gary Jacobs

Jacobs Investment Company LLC

Jacobs Family Trust Dated 11-9-99

Paulson DermTech Investment LLC

Paulson DermTech Investment II LLC

Paulson DermTech Investment III LLC

Irwin & Joan Jacobs Trust 6-2-80

RTW Master Fund, Ltd.

RTW Innovation Master Fund, Ltd.

Scott R. Pancoast

Matthew Posard

Herm Rosenman

Gene Salkind

Cynthia Collins

John Dobak

Steven Kemper

Todd Wood

Burkhard Jansen

Zuxu Yao

Elliot Feuerstein

Elliot Feuerstein, Trustee FBO Elliot Feuerstein Trust Dated 5-14-83

Elliot Feuerstein, Trustee FBO Brett Feuerstein, Feuerstein Children’s Trust Dated 3-15-89

Elliot Feuerstein, Trustee FBO Michael Feuerstein, Feuerstein Children’s Trust Dated 3-15-89

Euclid Shopping Center, LLC

Iowa Riverside, LLC

Mira Mesa Shopping Center LLC

Mesa Shopping Center-East, LLC

Mira Mesa Shopping Center-West, LLC

Roberta Feuerstein Trust DTD 7-9-83

Peter Brundage

Bradley C and Belinda Karp JT Ten

Darakev LP

Renaissance Interests LP

EXHIBIT H

Form of Registration Rights Agreement

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of                     , 2019, is made and entered into by and among Constellation Alpha Capital Corp., a Delaware corporation (the “Company,” and prior to the Company’s domestication (the “Domestication”) as a Delaware corporation, the “BVI Company”), and the undersigned parties listed under the heading “Holders” on the signature page hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder” and collectively the “Holders”).

WHEREAS, certain of the Holders are acquiring an aggregate of [●] shares of common stock (the “Merger Shares”) of the Company, par value $0.001 per share (the “Common Stock”) in exchange for their outstanding shares of capital stock of DermTech, Inc., a Delaware corporation (“DermTech”), on or about the date hereof, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May     , 2019, by and among the BVI Company, DT Merger Sub, Inc., a Delaware corporation, and DermTech, whereby Merger Sub will merge with and into DermTech, with DermTech surviving as a wholly owned subsidiary of the Company (the “Merger”); and

WHEREAS, two of the Holders, Centripetal LLC and Cowen Investments II LLC, currently hold (i) an aggregate of [●] shares of Common Stock the (“Insider Shares”), (ii) rights to receive an aggregate of [●] shares of Common Stock (the “Rights Shares”), and (iii) warrants to purchase an aggregate of [●] shares of Common Stock (the shares of Common Stock underlying the warrants, the “Warrant Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” is defined in Section 3.5.

“Agreement” is defined in the preamble to this Agreement.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Domestication” is defined in the preamble to this Agreement.

“Merger Agreement” is defined in the recitals to this Agreement.

“Merger Shares” is defined in the recitals to this Agreement.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change of Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” is defined in the recitals to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demand Requesting Holder” is defined in Section 2.2.1.

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Deadline” is defined in Section 2.1.1.

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.1.

“Holder Indemnified Party” is defined in Section 4.1.

“Holders” is defined in the preamble to this Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Insider Shares” is defined in the recitals to this Agreement.

“Maximum Number of Shares” is defined in Section 2.2.4.

“Merger” is defined in the recitals to this Agreement.

“Misstatement” is defined in Section 3.1.13.

“New Registration Statement” is defined in Section 2.1.4.

“Notices” is defined in Section 6.3.

“Ordinary Shares” is defined in the recitals to this Agreement.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Pro Rata” is defined in Section 2.2.4.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registrable Securities” means the Merger Shares, Insider Shares, Rights Shares, Warrant Shares and any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of such shares or as the result of any split, combination of shares, recapitalization, merger, consolidation or other reorganization (collectively, the “Underlying Shares”). The Underlying Shares shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or in another public securities transaction pursuant to Rule 144; or (e) such securities may be sold pursuant to Rule 144 and not subject to any volume or manner of sale limitations imposed thereunder.

“Registration Statement” means any registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock or Registrable Securities, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors).

“Requesting Holder” is defined in Section 2.1.5(a).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“Rights Shares” is defined in the recitals to this Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC Guidance” is defined in Section 2.1.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Selling Holders” means any Holder electing to sell any of its Registrable Securities in a Registration.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement or such other Registration Statement filed by the Company pursuant to Section 2.1, as amended or supplemented, including, without limitation, a Block Trade.

“Warrant Shares” is defined in the recitals to this Agreement.

2. REGISTRATION RIGHTS.

2.1    Resale Shelf Registration Rights.

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2.1.1    Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than forty-five (45) days following the consummation of the Merger, a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders of all of the Registrable Securities held by Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (“Form S-3”) or, if Form S-3 is not then available to the Company, on Form S-1 or such other appropriate form permitting Registration of such Registrable Securities for resale by such Holders. The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until the expiration of the Effectiveness Period. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to any applicable lock-up restrictions), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders.

2.1.2    Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within two (2) Business Days after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3    Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Resale Shelf Registration Statement filed pursuant to Section 2.1.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on Form S-1 or other appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 Shelf and have the such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

2.1.4    Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees

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to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering. Notwithstanding any other provision of this Agreement, if any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”) sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.1.5    Demand Takedown.

(a)    If the Company shall receive a request from (x) the Holders of at least [●]1 Merger Shares constituting Registrable Securities, provided that, unless the request relates to the sale of all remaining Registrable Securities held by such holders, the estimated market value of the Registrable Securities is at least $500,000 (the requesting holder(s) shall be referred to herein as the “Requesting Holder”) that the Company effect an Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof (which, for the avoidance of doubt, may be an underwritten Block Trade), then the Company shall promptly give notice of such requested Underwritten Takedown (each such request shall be referred to herein as a “Demand Takedown”) within five (5) Business Days after receiving such Demand Takedown to the other Holders and thereupon shall use its commercially reasonable efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i)    subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.5(a), and

(ii)    subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any Selling Holders have requested the Company to offer by request received by the Company within seven (7) Business Days after such Holders receive the Company’s notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(b)    Promptly after the expiration of the seven (7) Business Day-period referred to in Section 2.1.5(a)(ii), the Company will notify all Selling Holders of the identities of the other Selling Holders and the number of shares of Registrable Securities requested to be included therein.

(c)    The Company shall only be required to effectuate one Underwritten Takedown within any three (3) month period.

(d)    If the managing underwriter in an Underwritten Takedown advises the Company and the Requesting Holder that, in its view, the number of shares of Registrable Securities requested to be included in

[1]	NTD: To be equal to 25% of the initially issued Merger Shares constituting Registrable Securities.

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such underwritten offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a pro rata basis based on the total number of Registrable Securities held by such Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders).

2.1.6    Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.2 Demand Registration.

2.2.1 Request for Registration. At any time and from time to time on or after sixty (60) days following the consummation of the Merger, the holders of a majority-in-interest of the Merger Shares held by such Holders (the “Demanding Holder”) may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will within ten (10) days of the Company’s receipt of the Demand Registration notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each, a “Demand Requesting Holder”) shall so notify the Company within ten (10) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holder and the Demand Requesting Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1, to be effected by the Company as soon as reasonably practicable, but in no event later than 60 days after receipt of such Demand Registration. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under this Section 2.2.1.

2.2.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders who initiated such Demand Registration thereafter affirmatively elect to continue the offering and notify the Company in writing, but in no event later than five (5) days of such election.

2.2.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders who initiate a Demand Registration so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering (which, for the avoidance of doubt, may be an underwritten Block Trade). In such event, the right of any holder to include its Registrable Securities in such Registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in reasonable and customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.2.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders that the dollar amount or number of shares of Registrable Securities which the

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Demanding Holders and Demand Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which Registration has been requested pursuant to registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such Registration: (i) the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders and Demand Requesting Holders (if any) (pro rata in accordance with the number of shares that each such Demanding Holder and Demand Requesting Holders (if any) has requested be included in such Registration, regardless of the number of shares held by each such Demanding Holder (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities of holders exercising their rights to Register their Registrable Securities pursuant to Section 2.3; (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares and (iv) to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to Register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.2.5 Withdrawal. A Demanding Holder, a Demand Requesting Holder or a Requesting Holder may elect to withdraw all or a portion of its Registrable Securities included in a Demand Registration or an Underwritten Takedown for any reason or no reason at all by giving written notice to the Company and/or the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such Registration shall not count as a Demand Registration provided for in this Section 2.2.

2.3 Piggy-Back Registration.

2.3.1 Piggy-Back Rights. If at any time on or after the date hereof the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.2), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days (or in the case of a Block Trade, five (5) Business Days) before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to Register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) Business Days following receipt of such notice (a “Piggy-Back Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an

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Underwriter or Underwriters shall enter into an underwriting agreement in reasonable and customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.3.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the Holders of Registrable Securities that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, the Registrable Securities as to which Registration has been requested under this Section 2.3, and the shares of Common Stock, if any, as to which Registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such Registration:

(a)    If the Registration is undertaken for the Company’s account: (A) the shares of Common Stock or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Shares; (B) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which Registration has been requested pursuant to the applicable written contractual Piggy-Back Registration rights of Holders pursuant to Section 2.3.1, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to Register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b)    If the Registration is a “demand” registration undertaken at the demand of persons or entities other than the holders of Registrable Securities, (A) the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which Registration has been requested pursuant to the applicable written contractual Piggy-Back Registration rights of Holders under Section 2.3.1, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (C) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Shares; and (D) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to Register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3 Withdrawal. Any Holder of Registrable Securities may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own good faith determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of the Registration Statement in connection with a Piggy-Back Registration. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.2.

2.3.4 Unlimited Piggy-Back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof.

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3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the Registration of any Registrable Securities pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect the Registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on Form S-3, if then available to the Company for such Registration, or if Form S-3 is not then available to the Company for such Registration, then on any other form for which the Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be Registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chairman of the Board of Directors or President of the Company stating that Adverse Disclosure would be required to be set forth in such Registration Statement.

3.1.2 Copies. The Company shall, at least five (5) Business Days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such Registration, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such Registration may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such holders. The Company shall not file any Registration Statement or Prospectus, or amendment or supplement thereto, to which a Holder of Registrable Securities included in such Registration shall have reasonably objected on the grounds that any portion(s) of such Registration Statement or Prospectus or supplement or amendment thereto does not comply in all material respects with the applicable requirements of the Securities Act or the rules and regulations thereunder.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of

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the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall reasonably object.

3.1.5 Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be Registered with or approved by such other governmental authorities or securities exchanges, including the Nasdaq Capital Market, as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in reasonable and customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such Registration Statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Selection of Underwriters. In connection with any Registration effected by or at the direction of Holders pursuant to this Agreement, the Selling Holders holding a majority in interest of the Registrable Securities requested to be sold in any Registration shall have the right to select an Underwriter or Underwriters in connection with such Registration, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with a Registration pursuant to this Agreement, the Company shall enter into customary agreements (including an underwriting agreement in reasonable and customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Registration, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

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3.1.9.    Opinions and Comfort Letters. The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter.

3.1.11.    Listing. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such Registration.

3.1.12.    Transfer Agent. The Company shall provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of the Registration Statement.

3.1.13.    Misstatements. The Company shall notify the holders at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements therein in the light of the circumstances under which they were made not misleading (a “Misstatement”), and then to correct such Misstatement.

3.2 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Registration Statement or Prospectus required to be filed pursuant to this Agreement, and any amendment or supplement relating thereto, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all Registration and filing fees and fees of any securities exchange on which the Common Stock is then listed; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) printing, messenger, telephone and delivery expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such Registration; and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such Registration not to exceed $35,000 in the aggregate. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.3 Information. The holders of Registrable Securities shall use reasonable best efforts to provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

3.4 Requirements for Participation in Underwritten Offerings. No person may participate in any underwritten offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting

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arrangements approved by the Company and (ii) completes and executes all customary questionnaires, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.5 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or prospectus contains a Misstatement or of the happening of any event of the kind described in Section 3.1.4(iv), each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure (as defined below) or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, as promptly as practicable after their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.6. “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the board of directors of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

3.6 Other Covenants and Obligations. As long as any Holder shall own Registrable Securities: (a) except as required by the Exchange Act, the Company will not file any Registration Statement or Prospectus included therein or any other filing or document with the Commission which refers to any Holder of Registrable Securities as a selling securityholder by name or otherwise without the prior written approval of such Holder, such approval to not be unreasonably conditioned, withheld or delayed; (b) the Company, at all times while it shall be reporting under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act; (c) the Company further covenants that it shall take such further action as any holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions; and (d) upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with the requirements set forth in the foregoing clauses (b) and (c).

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, equityholders, attorneys, advisors and agents, and each person or entity, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) each Holder of Registrable Securities (each, an “Holder Indemnified Party”), from and against any expenses, losses, judgments, actions, claims,

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proceedings (whether commenced or threatened), damages or liabilities, whether joint or several (collectively, “Losses”), arising out of or based upon any Misstatement contained in any Registration Statement under which the sale of such Registrable Securities was Registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in such Registration Statement, or any amendment or supplement to such Registration Statement, preliminary Prospectus, final Prospectus or summary Prospectus, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration; and the Company shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such Losses, except, with respect to any Holder of Registrable Securities, to the extent such Holder of Registrable Securities is liable to indemnify the Company for such Losses pursuant to Section 4.2. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each Selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such Selling Holder and the Company has required all Selling Holders to provide such an undertaking on the same terms, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any), and each other Selling Holder and each other person, if any, who controls another Selling Holder or such underwriter within the meaning of the Securities Act, against any Losses, insofar as such Losses arise out of or are based upon any Misstatement contained in any Registration Statement under which the sale of such Registrable Securities was Registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in the Registration Statement, or any amendment or supplement thereto, if the Misstatement was made in reliance upon and in conformity with information furnished in writing to the Company by such Selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other Selling Holder for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such Loss. Each Selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be proportional to and limited to the amount of any net proceeds actually received by such Selling Holder in connection with the sale of Registrable Securities under a Registration Statement from which such Losses arise. Each Selling Holder of Registrable Securities shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any Loss in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the Loss; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, in addition to local counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which

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indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of any Losses for which the Indemnified Party seeks indemnification hereunder if such settlement or judgment includes any non-monetary remedies, requires an admission of fault or culpability on the part of the Indemnified Party or does not include an unconditional release from all liability of the Indemnified Party in respect of such Losses.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any Loss referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such Loss. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the Misstatement relates to information supplied by such Indemnified Party or such Indemnifying Party (in the case of a Holder, such Misstatement was made in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein) and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any Loss referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.5 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and shall survive the transfer of securities.

5. RULE 144. The Company covenants that it shall timely file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as may be required or as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or

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delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

6.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, e-mail, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

11099 N. Torrey Pines Road, #100

La Jolla, California 92037

Telephone: (858) 291-7505

Attention: Steven Kemper

Email: skemper@dermtech.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

3580 Carmel Mountain Road, Suite 300

San Diego, California 92130

Telephone No.: (858) 314-1515

Attention: Jeremy Glaser

Email:    JDGlaser@mintz.com

To all Holders at such addresses as set forth beneath such Holder’s signature on the signature page hereto.

6.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior Agreement.

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6.6 Modifications and Amendments. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one holder of Registrable Securities, solely in its capacity as a holder of the shares of Common Stock of the Company, in a manner that is materially different from the other Holders of Registrable Securities (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any holders of Registrable Securities or the Company and any other party hereto or any failure or delay on the part of a holder of Registrable Securities or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any holder of Registrable Securities or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.8 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.9 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the applicable holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.10 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.11 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Holders in the negotiation, administration, performance or enforcement hereof.

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY: CONSTELLATION ALPHA CAPITAL CORP., a Delaware corporation

By:

Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER: RTW MASTER FUND, LTD.

By:

Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER: RTW INNOVATION MASTER FUND, LTD.

By:

Name:
Title:

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Gary Jacobs Address:

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER: JACOBS INVESTMENT COMPANY LLC

By:

Name:	Gary Jacobs
Title:	Managing Member

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER: JACOBS FAMILY TRUST DATED 11-9-99

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER: PAULSON DERMTECH INVESTMENT LLC

By:

Name:	Starla Goff
Title:	Officer of the Managing Member

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER: PAULSON DERMTECH INVESTMENT II LLC

By:

Name:	Starla Goff
Title:	Officer of the Managing Member

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER: PAULSON DERMTECH INVESTMENT III LLC

By:

Name:	Starla Goff
Title:	Officer of the Managing Member

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER: IRWIN & JOAN JACOBS TRUST DATED 6-2-80

Irwin Jacobs, Trustee

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Scott R. Pancoast Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Matthew Posard Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Herm Rosenman Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Gene Salkind, M.D. Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Cynthia Collins Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

John Dobak, M.D. Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Steven Kemper CPA, MBA, MS Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Todd Wood Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Burkhard Jansen, M.D. Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Zuxu Yao, Ph.D. Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER: CENTRIPETAL, LLC

By: Title: Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER: COWEN INVESTMENTS II LLC

By: Title: Address:

[Signature Page to Registration Rights Agreement]

EXHIBIT I

Form of Lock-up Agreement

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of                     , 2019, is made and entered into by and among Constellation Alpha Capital Corp., a Delaware corporation (the “Company,” and prior to the Company’s domestication as a Delaware corporation, the “BVI Company”) and the undersigned parties listed under the heading “Holders” on the signature pages hereto (each such party, a “Holder” and collectively the “Holders”).

WHEREAS, the Holders are acquiring an aggregate of [●] shares of common stock of the Company, par value $0.001 (“Common Stock”) per share in exchange for their outstanding shares of capital stock of DermTech, Inc., a Delaware corporation (“DermTech”), on or about the date hereof, pursuant to that certain Agreement and Plan of Merger, dated as of May     , 2019, by and among the BVI Company, DT Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and DermTech, whereby Merger Sub will merge with and into DermTech, with DermTech surviving as a wholly owned subsidiary of the Company (the “Merger”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. LOCK-UP.

1.1 Lock-Up. Each Holder agrees that, during the period commencing on the date hereof and continuing to and including the date 180 days after the date of the closing of the Merger (the “Restricted Period”), the Holder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Securities owned by him, her or it, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

1.2 Exceptions. The provisions of Section 1.1 shall not apply to:

1.1.1	transactions relating to shares of Common Stock acquired in open market transactions;

1.1.2	transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

1.1.3

transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

1.1.4	transfers by will or intestate succession upon the death of the undersigned;

1.1.5	the transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

1.1.6

if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, or (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the undersigned;

1.1.7	transfers to the Company’s officers, directors or their affiliates;

1.1.8

pledges of shares of Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided that no transfers of such shares may be effected as a result of any such pledge prior to the end of the Restricted Period); and

1.1.9

pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Lock-Up Agreement shall remain subject to this Lock-up Agreement. For purposes of this Section 1.1.9, a “Change of Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

Provided, that in the case of any transfer or distribution pursuant to Sections 1.2.2 through 1.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

2. MISCELLANEOUS.

2.1 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders may be assigned or delegated by such Holder only in conjunction with and to the extent of any transfer of Lock-Up Securities by any such Holder in accordance with the terms of this Agreement. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable Holder or of any assignee of such applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in this Section 2.1. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

2.2 Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, e-mail, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

11099 N. Torrey Pines Road, #100

La Jolla, California 92037

Telephone: (858) 291-7505

Attention: Steven Kemper

Email: skemper@dermtech.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

3580 Carmel Mountain Road, Suite 300

San Diego, California 92130

Telephone No.: (858) 314-1515

Attention: Jeremy Glaser

Email: JDGlaser@mintz.com

To all other Holders, to such address as set forth beneath such Holder’s signature on the signature page hereto.

2.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

2.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

2.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

2.6 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

2.7 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

2.8 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Holders in the negotiation, administration, performance or enforcement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[Signature page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have caused this Lock-Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

CONSTELLATION ALPHA CAPITAL CORP., a Delaware corporation

By:

Name:
Title:

[Signature page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have caused this Lock-Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

[ENTITY HOLDER]

By:

Name:
Title:
Address:

[Signature page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have caused this Lock-Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

[INDIVIDUAL NAME]
Address:

[Signature page to Lock-Up Agreement]

Annex B

CERTIFICATE OF INCORPORATION

OF

CONSTELLATION ALPHA CAPITAL CORP.

Article I. NAME OF CORPORATION

Section 1.01 The name of the corporation is Constellation Alpha Capital Corp. (the “Corporation”).

Article II. PURPOSE

Section 2.01 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a Business Combination.

Article III. REGISTERED AGENT

Section 3.01 The address of the registered office of the Corporation in the State of Delaware is 1209 N Orange Street, New Castle County, Wilmington, DE 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Section 3.02 The Corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors (the “Board”), and may also have offices at such other places, both within and without the State of Delaware, as the Board may from time to time determine or the business of the corporation may require.

Article IV. CAPITALIZATION

Section 4.01 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 55,000,000 shares, consisting of (a) 50,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.02 Preferred Stock. Subject to Article IX hereof, without prejudice to any special rights previously conferred on the holders of any existing Preferred Stock, the Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.03 Common Stock.

(a)

The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.02), each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Certificate of Incorporation, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation, or in a Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or any Preferred Stock Designation.

(b)

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c)

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.04 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.05 Variation of Rights.

(a)

Unless the proposed variation is for the purposes of approving, or in conjunction with, the consummation of a Business Combination, prior to a Business Combination but subject always to the limitations set out in Article XI, the rights attached to the Common Stock as specified in Section 4.03 may only, whether or not the Corporation is being wound up, be varied by a resolution passed at a duly convened and constituted meeting of the stockholders of the Corporation holding Common Stock by the holders of at least sixty-five percent (65%) of the total number of shares of Common Stock that are present and have voted (and are entitled to vote thereon) in relation to such resolution at such meeting (or alternatively by a resolution consented to in writing by holders of sixty-five percent (65%) of the votes of all shares of Common Stock entitled to vote thereon), unless otherwise provided by the terms of issue of such class.

(b)

In the case of a proposed variation that (a) is for the purposes of approving, or in conjunction with, the consummation of a Business Combination; or (b) is after the consummation of a Business Combination, the rights attached to the Common Stock as specified in Section 4.03 may only, whether or not the Corporation is being wound up, be varied by a resolution passed at a duly convened and constituted meeting of the stockholder of the Corporation holding stockholders of Common Stock by the holders of more than fifty percent (50%) of the total number of shares of Common Stock that are present and have voted (and are entitled to vote thereon) in relation to such resolution at such meeting (or alternatively by a resolution consented to in writing by holders of more than fifty percent (50%) of the votes of all shares of Common Stock entitled to vote thereon), unless otherwise provided by the terms of issue of such class.

(c)

The rights attached to any class of Preferred Stock in issue as specified in Section 4.01 may only, whether or not the Corporation is being wound up, be varied by a resolution passed at a duly convened and constituted meeting of the stockholders of the Corporation holding shares of Preferred Stock in such class by the holders of more than fifty percent (50%) of the shares of Preferred Stock of that same class present and voting (and entitled to vote thereon) in relation to such resolution at such meeting (or alternatively by a resolution consented to in writing by holders of more than fifty percent (50%) of the votes of all shares of Preferred Stock of the relevant class entitled to vote thereon), unless otherwise provided by the terms of issue of such class.

(d)

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Section 4.06 Fractional Shares. The Corporation may at the discretion of the Board, but shall not otherwise be obliged to, issue fractional shares or round up or down fractional holdings of shares to its nearest whole number and a fractional share (if authorized by the Board) may have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

Article V. BOARD OF DIRECTORS

Section 5.01 Powers of the Board. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders.

Section 5.02 Number, Election and Term.

(a)

The minimum number of directors of the Corporation shall be one and there shall be no maximum number of directors. The number of directors, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time pursuant to a resolution adopted by a majority of the Board.

(b)

Subject to Section 5.05 hereof, the directors of the Corporation shall be divided into two classes designated Class I and Class II. Each class shall consist, as nearly as may be possible, of one-half of the total number of directors constituting the entire Board. The Board may assign members of the Board already in office at the time of effectiveness of this Certificate of Incorporation (the “Effective Time”) to such classes. The Class I directors shall stand elected for a term expiring at the Corporation’s first annual stockholder meeting following the Effective Time and the Class II directors shall stand elected for a term expiring at the Corporation’s second annual stockholder meeting following the Effective Time. At each annual meeting of the stockholders of the Corporation following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the second annual stockholder meeting following their election, subject to their earlier death, resignation or removal. Except as DGCL or any applicable law may otherwise require, in the interim between an annual stockholder meeting or general meeting called for the election of directors and/or the removal of one or more directors any vacancy on the Board, may be filled by the majority vote of the remaining directors.

(c)

Subject to Section 5.05 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal (provided that no director may be removed by majority of the stockholders prior to the consummation of the initial Business Combination).

(d)	Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.03 Newly Created Directorships and Vacancies. Subject to Section 5.05 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.04 Removal. Subject to Section 5.04 hereof, any or all of the directors may be removed from office with or without cause by: (a) following the consummation of the initial Business Combination, but not at any time before, but only for cause and only by the affirmative vote of holders of a majority of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.05 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation or any Preferred Stock Designation and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI. BYLAWS

Section 6.01 Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board and the stockholders shall have the power to adopt, amend, alter or repeal the Bylaws as set out at Article XI below.

Article VII. MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.01 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairman of the Board, chief executive officer or president of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders shall have no right to call a special meeting.

Section 7.02 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.03 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent of the stockholders holding the requisite number of shares required to approve such action.

Article VIII. LIMITED LIABILITY; INDEMNIFICATION

Section 8.01 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.02 Indemnification and Advancement of Expenses.

(a)

To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)

The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)

Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)	This Section 8.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnity and to advance expenses to persons other than indemnitees.

Article IX. BUSINESS COMBINATION

Section 9.01 General.

(a)

The provisions of this Article IX shall apply during the period commencing upon the Effective Time and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination.

(b)

Unless a stockholder vote is required by law or the rules of the Nasdaq Capital Market, or, at the sole discretion of the Board, the Board determines to hold a stockholder vote for business or other reasons, the Corporation may enter into a Business Combination without submitting such Business Combination to its stockholders for approval.

(c)

Although not required, in the event that a stockholder vote is held, and a majority of the votes of the shares entitled to vote thereon which were present at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination.

Section 9.02 Redemption Rights.

(a)

In the event that the Corporation does not consummate a Business Combination by September 23, 2019 or such earlier date as may be determined by the Board (such date or such earlier date being referred to as the “Termination Date”), such failure shall trigger an automatic redemption of the Public Shares (an “Automatic Redemption Event”) and the Board shall take all such action necessary (i) as promptly as reasonably possible but no more than five (5) business days thereafter to redeem the Public Shares or distribute the Trust Account to the holders of Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (ii) as promptly as practicable, to cease all operations except for the purpose of making such distribution and any subsequent winding up of the Corporation’s affairs. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.

(b)

In the event that a Business Combination is consummated by the Corporation other than in connection with a stockholder vote under Section 9.01, the Corporation will, subject to as provided below, offer to redeem the Public Shares for cash in accordance with Rule 13e-4 and Regulation 14E of the Securities Exchange Act of 1934 (the “Exchange Act”) and subject to any limitations (including but not limited to cash requirements) set forth in the definitive transaction agreements related to the initial Business Combination (the “Tender Redemption Offer”), provided however that the Corporation shall not redeem those Shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation pursuant to such Tender Redemption Offer, whether or not such holders accept such Tender Redemption Offer. The Corporation will file tender offer documents with the SEC prior to consummating the Business Combination which contain substantially the same financial and other information about the Business Combination and the redemption rights as would be required in a proxy solicitation pursuant to Regulation 14A of the Exchange Act. In accordance with the Exchange Act, the Tender Redemption Offer will remain open for a minimum of 20 Business Days and the Corporation will not be permitted to consummate its Business Combination until the expiry of such period. If in the event a stockholder holding Public Shares accepts the Tender Redemption Offer and the Corporation has not otherwise withdrawn the tender offer, the Corporation shall, promptly after the consummation of the Business Combination, pay such redeeming stockholder, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.

(c)	In the event that a stockholder vote is held to approve the Business Combination, then the Corporation will in connection with a Business Combination either:

(i)

notwithstanding any proxy solicitation in connection with any stockholder vote (to the extent one is required or determined to be held), conduct any required or agreed redemptions in connection with any proposed Business Combination solely pursuant to a Tender Redemption Offer on the same basis as is set out under Section 9.02(b) and on no other basis; or

if the Board at its sole discretion elects, or if the Corporation is required to do so by any applicable law or the rules of the Nasdaq Capital Market (whether or not the Corporation is also conducting or required to conduct a Tender Redemption Offer in respect of the Business Combination), in connection with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, offer to redeem the Public Shares (the “Proxy Redemption Offer”), other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation, regardless of whether such shares are voted for or against the Business Combination, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price; provided, that any such redeeming stockholder who either individually or together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as such term is defined under Section 13 of the Exchange Act) shall not be permitted to redeem more than twenty percent (20%) of the total Public Shares sold in the IPO.

(d)

In the event the Board proposes any amendment to Article IX or to any of the other rights of the Common Stock as set out in Section 4.04, but not for the purposes of approving or in conjunction with the consummation of, a Business Combination that would affect the substance or timing of the Corporation’s obligations as described in this Article IX to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares (an “Amendment”) and such Amendment is (i) duly approved by a Resolution of Stockholders; and (ii) the amended Certificate of Incorporation reflecting such amendment are filed at the Secretary of State of Delaware, the Corporation will offer to redeem the Public Shares (other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation) to any stockholder for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price (an “Amendment Redemption Event”).

In no event will the Corporation consummate the Tender Redemption Offer or the Proxy Redemption Offer under Section 9.02(b) or 9.02(c)(ii) or an Amendment Redemption Event under Section 9.02(d) if such redemptions would cause the Corporation to have net tangible assets to be less than US$5,000,001.

Section 9.03 Distributions from the Trust Account.

(a)

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an Automatic Redemption Event, an Amendment Redemption Event or in the event he accepts a Tender Redemption Offer or a Proxy Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Account. A holder of Public Shares that is an Initial Stockholder or its affiliate or a director or officer of the Corporation shall be entitled to receive distributions upon an Automatic Redemption Event. A holder of Public Shares shall be entitled to receive distributions from the Trust Account only as provided in Section 9.02. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to distributions from the Trust Account.

(b)

Neither the Corporation nor any officer, director or employee of the Corporation will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) an Automatic Redemption Event or in payment of the acquisition price for any shares which the Corporation elects to purchase, redeem or otherwise acquire in accordance with this Article IX, in each case in accordance with the trust agreement governing the Trust Account; provided that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Corporation to pay the Corporation’s income or other tax obligations and up to US$ 50,000 of such interest may also be released from the Trust Account to pay any liquidation expenses of the Corporation if applicable.

(c)

Provided that in the event that the Corporation enters liquidation prior to or without having consummated a Business Combination then, in such circumstances, in the event that any surplus assets (the “Residual Assets”) of the Corporation remain following the Corporation’s having complied with its applicable obligations to redeem Public Shares and distribute the funds held in the Trust Account in respect of such redemptions, the Public Shares shall not have any right to receive any share of those Residual Assets which are held outside the Trust Account and such Residual Assets shall be distributed (on a pro rata basis) only in respect of those shares of Common Stock that are not Public Shares.

Section 9.04 Issuance of Shares or Debt Securities. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation or any debt securities that would entitle the holders thereof to receive funds from the Trust Account or vote on any Business Combination proposal.

Section 9.05 Transactions with Affiliates. The Business Combination must be approved by a majority of the independent members of the Board. In the event the Corporation enters into a Business Combination with a company that is affiliated with the Sponsor or any of the directors or officers of the Corporation, the Corporation will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions on the type of Target Business the Corporation is seeking to acquire that such a Business Combination is fair to the holders of the Public Shares from a financial point of view.

Section 9.06 No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company, as such term is defined in Rule 419 of the Securities Act of 1933, or a similar company with nominal operations.

ARTICLE X. CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any of his or her current or future fiduciary duties or contractual obligations.

ARTICLE XI. AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

Section 10.01 No Amendment by Board. The Corporation may amend its Certificate of Incorporation or Bylaws by a Resolution of Stockholders or by a resolution adopted by a majority of the Board, provided that no amendment may be made by the Board:

(a)	to restrict the rights or powers of the stockholders to amend the Certificate of Incorporation or Bylaws;

(b)	to change the percentage of stockholders required to pass a Resolution of Stockholders to amend the Certificate of Incorporation or Bylaws;

(c)	in circumstances where the Certificate of Incorporation or Bylaws cannot be amended by the stockholders; or

(d)	to change Sections 4.02, 4.03, Article IX and this Section 10.01.

Section 10.02 No Amendment by Resolution of Stockholders. Notwithstanding Section 10.01, no amendment may be made to the Certificate of Incorporation or Bylaws by a Resolution of Stockholders to amend:

(a)

Article IX prior to the initial Business Combination that would affect the substance or timing of the Corporation’s obligations as described in Article IX to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set forth in Article IX; or

(b)	This Section 10.02 during the Target Business Acquisition Period.

ARTICLE XII. DEFINITIONS AND INTERPRETATION

Business Combination means the initial acquisition by the Corporation, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with a Target Business at Fair Value.

Domestication means the re-domicile of the Corporation as a Delaware corporation in accordance with Section 388 of DGCL, and Section 184 of the BVI Companies Act and shall no longer be considered a company incorporated in the British Virgin Islands which takes effectiveness upon the filing of this Certificate of Incorporation and the Certificate of Domestication with the Secretary of the State of Delaware.

Fair Value means a value that is equal to at least 80% of the balance in the Trust Account (excluding any taxes payable thereon) at the time of the execution of a definitive agreement for a Business Combination.

Initial Stockholder means the Sponsor, the directors and officers of the Corporation or their respective affiliates who hold shares prior to the IPO.

IPO means the initial public offering of securities of the Corporation, which offering closed on June 23, 2017.

Per-Share Redemption Price means:

(a)

with respect to an Automatic Redemption Event or an Amendment Redemption Event, the aggregate amount on deposit in the Trust Account (including any interest earned thereon not previously released to the Corporation for the payment of taxes) divided by the number of then outstanding Public Shares; and

(b)

with respect to either a Tender Redemption Offer or a Proxy Redemption Offer, the aggregate amount then on deposit in the Trust Account on the date that is two business days prior to the consummation of the Business Combination (including any interest earned thereon not previously released to the Corporation for the payment of taxes), divided by the number of then outstanding Public Shares;

Public Shares means the ordinary shares of the Corporation issued in the IPO which are automatically converted into shares of Common Stock of the Corporation upon the effectiveness of Domestication.

Registration Statement means the Corporation’s registration statement on Form S-1 filed with the SEC as declared effective on June 19, 2017.

Resolution of Stockholders means:

(a)

prior to the consummation of a Business Combination in relation to any resolution seeking to amend or vary the rights of Common Stock (unless such amendment or variation is for the purposes or approving, or in conjunction with, the consummation of a Business Combination), either (x) a resolution approved at a duly convened and constituted meeting of the stockholders of the Corporation by the affirmative vote of the holders of at least sixty-five percent (65%) of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or (y) a resolution consented to in writing by holders of sixty-five percent of the votes of all shares entitled to vote thereon; or

(b)

in all other cases (including in relation to any resolution seeking to amend or vary the rights of Common Stock where such amendment or variation is for the purposes or approving, or in conjunction with, the consummation of a Business Combination), either (x) a resolution approved at a duly convened and constituted meeting of the stockholders of the Corporation by the affirmative vote of a majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or (y) a resolution consented to in writing by holders of a majority of the votes of all the shares entitled to vote thereon.

SEC means the United States Securities and Exchange Commission.

Sponsor means Centripetal, LLC, a Delaware limited liability company.

Target Business means any business or entity with whom the Corporation wishes to undertake a Business Combination.

Target Business Acquisition Period means the period commencing from the effectiveness of the registration statement filed with the SEC in connection with the IPO up to and including the first to occur of (i) a Business Combination or (ii) the Termination Date.

Trust Account means the account in which the net amount of the offering proceeds received by the Corporation in the IPO (including proceeds of any exercise of the underwriter’s over-allotment option and any proceeds from the simultaneous private placement of like units comprising like securities to those included in the IPO by the Corporation) as described in the Registration Statement at the time it was declared effective were deposited, except for any amounts stated in the Registration Statement to be excluded from such account.

IN WITNESS WHEREOF, Constellation Alpha Capital Corp. has caused this Certificate of Incorporation to be duly executed in its name and on its behalf as of the [●] day of [●], 2019.

CONSTELLATION ALPHA CAPITAL CORP.

By:
Name: Rajiv S. Shukla
Title: Incorporator

Address:	Emerald View, Suite 400
2054 Vista Parkway
West Palm Beach, FL 33411

[Signature Page to Certificate of Incorporation]

Annex C

BYLAWS

OF

DERMTECH, INC.

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ARTICLE I

STOCKHOLDERS

1.1    Place of Meetings. All meetings of stockholders shall be held at such place as may be designated from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal office of the corporation.

1.2    Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. The corporation may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3    Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and may not be called by any other person or persons. The corporation may postpone, reschedule or cancel any previously scheduled special meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4    Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section  232 of the General Corporation Law of the State of Delaware.

1.5    Voting List. The Secretary shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to inspect the list of stockholders required by this Section 1.5 or to vote in person or by proxy at any meeting of stockholders.

1.6    Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, the holders of a majority in voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7    Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these By-laws by the chairman of the meeting or by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

1.8    Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the Secretary of the corporation. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

1.9    Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by law, the Certificate of Incorporation or these By-laws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

1.10    Nomination of Directors.

(a)    Except for (1) any directors entitled to be elected by the holders of preferred stock, (2) any directors elected in accordance with Section 2.9 hereof by the Board of Directors to fill a vacancy or newly-created directorship or (3) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors. Nomination for election to the Board of Directors at a meeting of stockholders may be made (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who (x) timely complies with the notice procedures in Section 1.10(b), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting.

(b)    To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the corporation as follows: (1) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (x) in the case of the annual meeting of stockholders of the corporation to be held in 2018 or (y) in the event that the date of the annual meeting in any other year is advanced by more

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than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (2) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors, the Chairman of the Board or the Chief Executive Officer has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and provided further that the nomination made by the stockholder is for one of the director positions that the Board of Directors, the Chairman of the Board or the Chief Executive Officer, as the case may be, has determined will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the corporation, (5) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice, and (7) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form

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of proxy) and/or (y) otherwise to solicit proxies from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (A)(1)(5) and (B)(1)(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. The corporation may require any proposed nominee to furnish such other information as the corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the corporation’s publicly disclosed corporate governance guidelines. A stockholder shall not have complied with this Section 1.10(b) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10.

(c)    The chairman of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10), and if the chairman should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairman shall so declare to the meeting and such nomination shall not be brought before the meeting.

(d)    Except as otherwise required by law, nothing in this Section 1.10 shall obligate the corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the corporation or the Board of Directors information with respect to any nominee for director submitted by a stockholder.

(e)    Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the corporation. For purposes of this Section 1.10, to be considered a “qualified representative of the stockholder”, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(f)    For purposes of this Section 1.10, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

1.11    Notice of Business at Annual Meetings.

(a)    At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the corporation, the procedures in Section 1.10 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the

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procedures in Section 1.11(b), (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

(b)    To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (1) in the case of the annual meeting of stockholders of the corporation to be held in 2018 or (2) in the event that the date of the annual meeting in any other year is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-laws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any material interest of such stockholder or such beneficial owner and the respective affiliates and associates of, or others acting in concert with, such stockholder or such beneficial owner in such business, (4) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the corporation, (6) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (8) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (A)(3) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 1.11; provided that any stockholder proposal that complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act and is to be included in the corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the notice requirements of this Section 1.11. A stockholder shall not have complied with this Section 1.11(b)

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if the stockholder (or beneficial owner, if any, on whose behalf the proposal is made) solicits or does not solicit, as the case may be, proxies in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.11.

(c)    The chairman of any annual meeting shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 1.11 (including whether the stockholder or beneficial owner, if any, on whose behalf the proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in compliance with the representation with respect thereto required by this Section 1.11), and if the chairman should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.11, the chairman shall so declare to the meeting and such business shall not be brought before the annual meeting.

(d)    Except as otherwise required by law, nothing in this Section 1.11 shall obligate the corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the corporation or the Board of Directors information with respect to any proposal submitted by a stockholder.

(e)    Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the corporation.

(f)    For purposes of this Section 1.11, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 1.10.

1.12    Conduct of Meetings.

(a)    Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)    The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting and prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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(c)    The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d)    In advance of any meeting of stockholders, the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

1.13    No Action by Consent in Lieu of a Meeting. Stockholders of the corporation may not take any action by written consent in lieu of a meeting.

ARTICLE II

DIRECTORS

2.1    General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2    Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the corporation shall be established by the Board of Directors. Election of directors need not be by written ballot. Directors need not be stockholders of the corporation.

2.3    Chairman of the Board; Vice Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairman of the Board is also designated as the corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these By-laws. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

2.4    Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The allocation of directors among classes shall be determined by resolution of the Board of Directors.

2.5    Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the corporation’s first annual meeting of stockholders held after the

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effectiveness of these Amended and Restated By-laws; each director initially assigned to Class II shall serve for a term expiring at the corporation’s second annual meeting of stockholders held after the effectiveness of these Amended and Restated By-laws; and each director initially assigned to Class III shall serve for a term expiring at the corporation’s third annual meeting of stockholders held after the effectiveness of these Amended and Restated By-laws; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

2.6    Quorum. The greater of a majority of the directors at any time in office and one-third of the number of directors established by the Board of Directors pursuant to Section 2.2 of these By-laws shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.7    Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number is required by law or by the Certificate of Incorporation.

2.8    Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the corporation may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

2.9    Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly-created directorship on the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor or until such director’s earlier death, resignation or removal.

2.10    Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

2.11    Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.12    Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.13    Notice of Special Meetings. Notice of the date, place and time of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least 24 hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, electronic transmission, or delivering written notice by hand, to such director’s last known business, home or electronic transmission address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

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2.14    Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.15    Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.16    Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation as the Board of Directors shall determine with such lawfully delegable powers and duties as the Board of Directors thereby confers. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-laws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these By-laws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.17    Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

ARTICLE III

OFFICERS

3.1    Titles. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2    Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3    Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

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3.4    Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

3.5    Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the corporation.

3.6    Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7    President; Chief Executive Officer. Unless the Board of Directors has designated another person as the corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation. The Chief Executive Officer shall have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of the chief executive or that are delegated to such officer by the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

3.8    Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.9    Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

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In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10    Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these By-laws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.11    Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.12    Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1    Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2    Stock Certificates; Uncertificated Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these By-laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights

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shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of the General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3    Transfers. Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these By-laws. Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Uncertificated shares may be transferred by delivery of a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-laws.

4.4    Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the corporation may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the corporation may require for the protection of the corporation or any transfer agent or registrar.

4.5    Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

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4.6    Regulations. The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE V

GENERAL PROVISIONS

5.1    Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2    Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3    Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these By-laws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4    Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President or the Treasurer may waive notice of, vote, or appoint any person or persons to vote, on behalf of the corporation at, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this corporation.

5.5    Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6    Certificate of Incorporation. All references in these By-laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and/or restated and in effect from time to time.

5.7    Severability. Any determination that any provision of these By-laws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-laws.

5.8    Pronouns. All pronouns used in these By-laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE VI

AMENDMENTS

These By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the Board of Directors or by the stockholders as provided in the Certificate of Incorporation.

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Annex D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DERMTECH, INC.

(originally incorporated on [●], 2019 under the name Constellation Alpha Capital Corp.)

FIRST: The name of the Corporation is DermTech, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is [1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801]. The name of its registered agent at such address is [The Corporation Trust Company].

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 55,000,000 shares, consisting of (i) 50,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation. There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

B. PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the By-laws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the By-laws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

EIGHTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought unless the Corporation has confirmed to the Indemnitee that it is aware of such action, suit, proceeding or investigation and that indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and provided further that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. Subject to Article TWELFTH, the right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder, it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.

8. Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

13. Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the By-laws of the Corporation.

3. Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

4. Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

5. Quorum. The greater of (a) a majority of the directors at any time in office and (b) one third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

7. Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

8. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly-created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

9. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.

10. Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH: Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the Delaware General Corporation Law or this Certificate of Incorporation or the By-Laws of the Corporation (in each case, as they may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (including any right, obligation, or remedy thereunder), (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation, governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH. This Article TWELFTH shall not apply to actions brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts have exclusive jurisdiction.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer on this [●] day of [●], 2019.

DERMTECH, INC.

By:
John Dobak, CEO

Annex E

DERMTECH, INC.

AMENDED AND RESTATED 2010 STOCK PLAN

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The DermTech International 2010 Stock Plan was established effective as of July 29, 2010, amended on July 13, 2015 and is now called the DermTech Inc. Amended and Restated 2010 Stock Plan (the “Plan”) as it has been amended and restated by the Board of Directors on April 6, 2016 to provide for the issuance of restricted stock units and reflect the name change of the Company.

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its shareholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Company intends that Awards granted pursuant to the Plan be exempt from or comply with Section 409A of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

1.3 Term of Plan. The Plan shall continue in effect until its termination by the Board; provided, however, that all Awards shall be granted, if at all, on or before July 29, 2020.

2.	DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Award” means an Option, Restricted Stock Purchase Right, Restricted Stock Bonus or Restricted Stock Unit granted under the Plan.

(b) “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(c) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(d) “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and a Participating Company applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment or service agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(e) “Change in Control” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award, the occurrence of any of the following:

(i) an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(u)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(ii) approval by the shareholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) of this Section 2.1(e) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

(g) “Committee” means the compensation committee or other committee or subcommittee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(h) “Company” means DermTech Inc., a California corporation, or any successor corporation thereto.

(i) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act.

(j) “Director” means a member of the Board.

(k) “Disability” means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant’s position with the Participating Company Group because of the sickness or injury of the Participant.

(l) “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an

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Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) If, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii) If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A of the Code.

(o) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(p) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(q) “Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(r) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(s) “Officer” means any person designated by the Board as an officer of the Company.

(t) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(u) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(v) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

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(w) “Participant” means any eligible person who has been granted one or more Awards.

(x) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation.

(y) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(z) “Restricted Stock Award” means an Award of a Restricted Stock Bonus, a Restricted Stock Purchase Right or Restricted Stock Unit.

(aa) “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 7.

(bb) “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 7.

(cc) “Restricted Stock Unit” means a right to receive Stock upon a Vesting Condition granted to a Participant pursuant to Section 7.

(dd) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(ee) “Securities Act” means the Securities Act of 1933, as amended.

(ff) “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Board, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Board, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(gg) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(hh) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(ii) “Ten Percent Shareholder” means a person who, at the time an Award is granted to such person, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code.

(jj) “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(kk) “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service.

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2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	Administration.

3.1 Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Board, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Board in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection in the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Powers of the Board. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock to be subject to each Award;

(b) to determine the type of Award granted;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or shares acquired pursuant thereto, (v) the time of expiration of any Award, (vi) the effect of any Participant’s termination of Service on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to approve one or more forms of Award Agreement;

(f) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(g) to reprice or otherwise adjust the exercise price of any Option, or to grant in substitution for any Option a new Award covering the same or different number of shares of Stock;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

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(j) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Board may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.4 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.5 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable.

(a) Initial Share Reserve. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be (1,800,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

(b) Automatic Share Reserve Increase. Subject to the provisions of Section 4.3, the number of shares of Stock available for issuance under the Plan will be increased on the first day of each fiscal year beginning with the 2016 fiscal year, in an amount equal to the least of (i) 3,000,000 shares, (ii) five percent of the outstanding shares of Stock (calculated on a fully-diluted, as converted basis) on the last day of the immediately preceding fiscal year or (iii) such number of shares of Stock determined by the Board; provided, however, that the determination under clause (iii) will be made no later than the last day of the immediately preceding fiscal year.

4.2 Share Counting. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock are acquired pursuant to an Award subject to forfeiture or repurchase and are forfeited or repurchased by the Company for an amount not greater than the Participant’s exercise or purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan (a) with respect to any portion of an Award that is settled in cash or (b) to the extent such shares are withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 10.2. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced by the net number of shares issued upon the exercise of the Option.

4.3 Adjustments for Changes in Capital Structure. Subject to any required action by the shareholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock

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dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the shareholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the ISO Share Limit set forth in Section 5.3(a), and in the exercise or purchase price per share under any outstanding Awards in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and the exercise price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to the Award. Such adjustments shall be determined by the Board, and its determination shall be final, binding and conclusive.

4.4 Assumption or Substitution of Awards. The Board may, without affecting the number of shares of Stock available pursuant to Section 4.1, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

5.	ELIGIBILITY, PARTICIPATION AND OPTION LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors.

5.2 Participation in the Plan. Awards are granted solely at the discretion of the Board. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to Section 4.1 and adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed one million eight hundred thousand (1,800,000) shares (the “ISO Share Limit”). The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2.

(b) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee. Any person who is not an Employee on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

(c) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portions of such options which exceed such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which

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they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, Shares issued pursuant to each such portion shall be separately identified.

6.	STOCK OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Board; provided, however, that (a) the exercise price per share for an Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Shareholder shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 409A or Section 424(a) of the Code, as applicable.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Board and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Shareholder shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Board in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) if permitted by the Company and subject to the limitations contained in Section 6.3(b), by means of (1) a Stock Tender Exercise, (2) a Cashless Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (iv) by any combination thereof. The Board may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership,

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in a form acceptable to the Company of whole shares of Stock having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, the Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii) Cashless Exercise. A Cashless Exercise shall be permitted only upon the class of shares subject to the Option becoming publicly traded in an established securities market. A “Cashless Exercise” means the delivery of a properly executed exercise notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(iii) Net Exercise. A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided by this Plan and unless a longer exercise period is provided by the Board, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate:

(i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service.

(iii) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service.

(iv) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on

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which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 11 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Board, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in Rule 701 under the Securities Act and the General Instructions to Form S-8 Registration Statement under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.

7.	RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus, a Restricted Stock Purchase Right or a Restricted Stock Unit and the number of shares of Stock subject to the Award, in such form as the Board shall from time to time establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of a Restricted Stock Bonus, a Restricted Stock Purchase Right or a Restricted Stock Unit. Restricted Stock Awards may be granted upon such conditions as the Board shall determine, including, without limitation, upon the attainment of one or more performance goals.

7.2 Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Board in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus or a Restricted Stock Unit, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

7.3 Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Board, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

7.4 Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

7.5 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may (but need not in the case of a Restricted Stock Bonus or a Restricted Stock Purchase Right) be made subject to

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Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, as shall be established by the Board and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 7.8. The Board, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

7.6 Voting Rights; Dividends and Distributions for a Restricted Stock Bonus or a Restricted Stock Purchase Right. Except as provided in this Section, Section 7.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Bonus or a Restricted Stock Purchase Right remain subject to Vesting Conditions, the Participant shall have all of the rights of a shareholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if so determined by the Board and provided by the Award Agreement, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Bonus or Restricted Stock Purchase Right with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to shareholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to shareholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Bonus or Restricted Stock Purchase Right shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Bonus a Restricted Stock Purchase Right with respect to which such dividends or distributions were paid or adjustments were made.

7.7 Voting Rights; Dividends and Distributions for Restricted Stock Units. Upon satisfaction of a Vesting Condition, the Participant shall receive Shares with respect to the number of earned Restricted Stock Units as soon as practicable after the date(s) determined by the Board and set forth in the Award Agreement. The Board may permit a Participant to defer payment under a Restricted Stock Unit to a date or dates after the Restricted Stock Unit is earned provided that the terms of the Restricted Stock Unit and any deferral satisfy the requirements of Section 409A of the Code. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any dividend equivalent rights permitted by an applicable Award Agreement.

7.8 Effect of Termination of Service. Unless otherwise provided by the Board in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service, (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service, (c) the Participant shall forfeit to the Company any Restricted Stock Units then outstanding as of the date of the Participant’s termination of Service that do not become vested as of the termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

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7.9 Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

8.	STANDARD FORMS OF AWARD AGREEMENTS.

8.1 Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Board and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement, which execution may be evidenced by electronic means.

8.2 Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

9.	CHANGE IN CONTROL.

9.1 Effect of Change in Control on Awards. Subject to the requirements and limitations of Section 409A of the Code, if applicable, the Board may provide for any one or more of the following:

(a) Accelerated Vesting. In its discretion, the Board may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability and/or vesting in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following such Change in Control, and to such extent as the Board shall determine.

(b) Assumption, Continuation or Substitution of Awards. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock. For purposes of this Section, if so determined by the Board, in its discretion, an Award or any portion thereof shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to such portion of the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Board may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise of the Award for each share of Stock to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. If any portion of such consideration may be received by holders of Stock pursuant to the Change in Control on a contingent or delayed basis, the Board may, in its discretion, determine such Fair Market Value per share as of the time of the Change in Control on the basis of the Board’s good faith estimate of the present value of the probable future payment of such consideration. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised as of the time of consummation of the Change in Control shall

12

terminate and cease to be outstanding effective as of the time of consummation of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Award prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement.

(c) Cash-Out of Outstanding Awards. The Board may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Board) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. If any portion of such consideration may be received by holders of Stock pursuant to the Change in Control on a contingent or delayed basis, the Board may, in its sole discretion, determine such Fair Market Value per share as of the time of the Change in Control on the basis of the Board’s good faith estimate of the present value of the probable amount of future payment of such consideration. In the event such determination is made by the Board, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

9.2 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payment. If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A of the Code, the Participant may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

(b) Determination by Independent Accountants. To aid the Participant in making any election called for under Section 9.2(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 9.2(a), the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants charge in connection with their services contemplated by this Section.

10.	TAX WITHHOLDING.

10.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including any social

13

insurance tax), if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to an Award Agreement until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

10.2 Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or vesting of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Company may require a Participant to direct a broker, upon the vesting or exercise of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to the Company in cash.

11.	COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

12.	AMENDMENT OR TERMINATION OF PLAN.

The Board may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s shareholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s shareholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Board may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code.

13.	MISCELLANEOUS PROVISIONS.

13.1 Repurchase Rights. Shares issued under the Plan may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions as determined by the Board in its discretion at the

14

time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

13.2 Forfeiture Events. The Board may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

13.3 Provision of Information. At least annually, copies of the Company’s balance sheet and income statement for the just completed fiscal year shall be made available to each Participant and purchaser of shares of Stock upon the exercise of an Award; provided, however, that this requirement shall not apply if all offers and sales of securities pursuant to the Plan comply with all applicable conditions of Rule 701 under the Securities Act. The Company shall not be required to provide such information to key persons whose duties in connection with the Company assure them access to equivalent information. The Company shall deliver to each Participant such disclosures as are required in accordance with Rule 701 under the Securities Act.

13.4 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

13.5 Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

13.6 Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

13.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

13.8 Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefits.

13.9 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and

15

enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

13.10 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

13.11 Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of California, without regard to its conflict of law rules.

13.12 Shareholder Approval. The Plan or any increase in the maximum aggregate number of shares of Stock issuable thereunder as provided in Section 4.1 (the “Authorized Shares”) shall be approved by a majority of the outstanding securities of the Company entitled to vote by the later of (a) a period beginning twelve (12) months before and ending twelve (12) months after the date of adoption thereof by the Board or (b) the first issuance of any security pursuant to the Plan in the State of California (within the meaning of Section 25008 of the California Corporations Code). Awards granted prior to security holder approval of the Plan or in excess of the Authorized Shares previously approved by the security holders shall become exercisable no earlier than the date of security holder approval of the Plan or such increase in the Authorized Shares, as the case may be, and such Awards shall be rescinded if such security holder approval is not received in the manner described in the preceding sentence.

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IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the DermTech Inc. Amended and Restated 2010 Stock Plan as duly adopted by the Board on April 6, 2016.

/s/ Gary Jacobs
Gary Jacobs
Corporate Secretary

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PLAN HISTORY

July 29, 2010	Board adopts Plan, with an initial reserve of 3,390,507 shares.

November 5, 2010	Board amends Plan to reserve 3,389,010 shares.

November 6, 2010	Shareholders of the Company approve Plan.

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Annex F

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

DERMTECH, INC.

DermTech, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.    The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on [            ], 2019. The original Certificate of Incorporation was amended and restated on [            ], 2019 (the “Amended and Restated Certificate of Incorporation”).

2.    The following paragraph is hereby inserted after the first paragraph in Paragraph FOURTH of the Amended and Restated Certificate of Incorporation:

“Effective as of 7:00 p.m. Eastern Time on [            ], 2019 (the “Effective Time”), each two (2) shares of the Common Stock issued and outstanding or held in treasury at the Effective Time shall be reclassified as and changed into one (1) share of Common Stock, par value $0.0001 per share, without any action by the holders thereof. In lieu of any fractional shares to which a holder of shares of Common Stock would be otherwise entitled, the Corporation shall, at its election, either (i) pay in cash, without interest, an amount equal to such fractional interest (after taking into account and aggregating all shares of Common Stock then held by such holder) multiplied by the closing price of the Common Stock as last reported on the Nasdaq Capital Market on the day of the Effective Time (determined on a post-split basis), or (ii) round up to the next whole share.”

3.    This Certificate of Amendment has been duly authorized and adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

(Signature page follows)

IN WITNESS WHEREOF, DermTech, Inc. has caused this Certificate of Amendment to be signed by [            ], a duly authorized officer of the Corporation, on [            ], 2019.

DERMTECH, INC., a Delaware corporation

By:
Name:
Title:

[Signature page to Certificate of Amendment]

Annex G

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262 Appraisal rights

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

Item 20. Indemnification of directors and officers.

Constellation

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands Court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Constellation’s memorandum and articles of association provide that, subject to certain limitations, the company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Constellation pursuant to the foregoing provisions, Constellation has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Combined Company

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Constellation’s amended and restated certificate of incorporation, which will become effective upon completion of the business combination, provides that no director of the combined company shall be personally liable to the combined company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Constellation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the combined company’s amended and restated certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the combined company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The combined company’s amended and restated certificate of incorporation further provides that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

The combined company’s amended and restated certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of Constellation) by reason of the fact that he or she is or was, or has agreed to become, the combined company’s director or officer, or is or was serving, or has agreed to serve, at Constellation’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Constellation’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The combined company’s amended and restated certificate of incorporation also provides that it will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

In connection with the business combination, the combined company will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that the combined company will indemnify each of its directors and such officers to the fullest extent permitted by law and its amended and restated certificate of incorporation and its bylaws.

The combined company will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of the combined company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21. Exhibits and Financial Statements Schedules.

(a)	Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

1.1	Underwriting Agreement, dated June 19, 2017, between the Registrant and Cowen and Company, LLC, as representative of the underwriters		8-K	001-38118	6/23/2017

2.1	Agreement and Plan of Merger, dated as of May 29, 2019, by and among the Registrant, DermTech, Inc. and DT Merger Sub, Inc., as amended, included as Annex A to the proxy statement/prospectus/information statement forming a part of this Registration Statement	X

2.2	First Amendment to Agreement and Plan of Merger, dated as of August 1, 2019, by and among the Registrant, DermTech, Inc. and DT Merger Sub, Inc.		S-4/A	333-232181	8/2/2019

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant		8-K	001-38118	3/25/2019

3.2	Amended and Restated Certificate of Incorporation of DermTech, Inc.		S-4	333-232181	6/18/2019

3.3	Bylaws of DermTech, Inc.		S-4	333-232181	6/18/2019

3.4	Proposed Interim Certificate of Incorporation of the Registrant, included as Annex B to the proxy statement/prospectus/information statement forming a part of this Registration Statement	X

3.5	Proposed Bylaws of the Registrant, included as Annex C to the proxy statement/prospectus/information statement forming a part of this Registration Statement	X

3.6	Proposed Amended and Restated Certificate of Incorporation of the Registrant, included as Annex D to the proxy statement/prospectus/information statement forming a part of this Registration Statement	X

3.7	Form of Certificate of Designation of Preferences Rights and Limitations of Series A Convertible Preferred Stock of the Registrant		S-4/A	333-232181	8/2/2019

3.8	Form of Certificate of Amendment to the Proposed Amended and Restated Certificate of Incorporation of the Registrant, included as Annex F to this proxy statement/prospectus/information statement	X

4.1	Specimen Unit Certificate of the Registrant		S-1/A	333-218093	6/9/2017

4.2	Specimen Ordinary Shares Certificate of the Registrant		S-1/A	333-218093	6/9/2017

4.3	Specimen Warrant Certificate of the Registrant		S-1/A	333-218093	6/9/2017

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

4.4	Warrant Agreement, dated June 19, 2017, between the Registrant and Continental Stock Transfer & Trust Company		8-K	001-38118	6/23/2017

4.5	Rights Agreement, dated June 19, 2017, between the Registrant and Continental Stock Transfer & Trust Company		8-K	001-38118	6/23/2017

4.6	Specimen Rights Certificate of the Registrant		S-1/A	333-218093	6/9/2017

5.1	Opinion of Greenberg Traurig, LLP with respect to the legality of the securities being registered		S-4/A	333-232181	8/2/2019

8.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding tax matters	X

8.2	Opinion of Greenberg Traurig, LLP regarding tax matters	X

10.1	Investment Management Trust Agreement, dated June 19, 2017, between the Registrant and Continental Stock Transfer & Trust Company		8-K	001-38118	6/23/2017

10.2	Registration Rights Agreement, dated June 19, 2017, between the Registrant and Securityholders		8-K	001-38118	6/23/2017

10.3	Letter Agreement, dated June 19, 2017, by and among the Registrant and each of its sponsor, directors and officers		8-K	001-38118	6/23/2017

10.4	Letter Agreement, dated June 19, 2017, between the Registrant, its sponsor and Centripetal, LLC, regarding administrative support		8-K	001-38118	6/23/2017

10.5	Securities Purchase Agreement, dated August 31, 2015, between the Registrant and Centripetal, LLC		S-1	333-218093	5/18/2017

10.6	Amended and Restated Unit Purchase Agreement, dated May 17, 2017, between the Registrant and its sponsor		S-1	333-218093	5/18/2017

10.7	Second Amended and Restated Unit Purchase Agreement, dated June 14, 2017, between the Registrant and its sponsor		S-1/A	333-218093	6/14/2017

10.8	Unit Purchase Agreement, dated May 17, 2017, between the Registrant and Cowen Investments LLC		S-1	333-218093	5/18/2017

10.9	Amended and Restated Unit Purchase Agreement, dated June 2017, between the Registrant and Cowen Investments LLC		S-1/A	333-218093	6/14/2017

10.10	Form of Indemnity Agreement of the Registrant		S-1/A	333-218093	6/9/2017

10.11	Employment Agreement, dated June 26, 2012, between DermTech International and John Dobak		S-4	333-232181	6/18/2019

10.12	Amendment to Employment Agreement, dated February 28, 2014, between DermTech International and John Dobak		S-4	333-232181	6/18/2019

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

10.13	Employment Agreement, dated April 1, 2014, between DermTech International and Steven Kemper		S-4	333-232181	6/18/2019

10.14	Offer of Employment Letter, dated March 5, 2015, from DermTech, Inc. to Zuxu Yao		S-4	333-232181	6/18/2019

10.15	Offer of Employment Letter, dated December 7, 2018, from DermTech, Inc. to Todd Wood		S-4	333-232181	6/18/2019

10.16	Offer of Employment Letter, dated October 1, 2015, from DermTech, Inc. to Burkhard Jansen		S-4	333-232181	6/18/2019

10.17	Amended and Restated Voting Agreement, dated September 26, 2017, between DermTech, Inc. and Stockholders		S-4	333-232181	6/18/2019

10.18	Amendment No. 1, dated March 5, 2018, to Amended and Restated Voting Agreement, between DermTech, Inc. and Stockholders		S-4	333-232181	6/18/2019

10.19	Series C Preferred Securities Purchase Agreement, dated September 26, 2017, between DermTech, Inc. and Purchasers		S-4	333-232181	6/18/2019

10.20	Amendment No. 1, dated March 5, 2018, to Series C Preferred Securities Agreement between DermTech, Inc. and Purchasers		S-4	333-232181	6/18/2019

10.21	Amended and Restated Investors Rights Agreement, dated September 26, 2017, between DermTech, Inc. and Investors		S-4	333-232181	6/18/2019

10.22	Right of First Refusal and Co-Sale Agreement, dated September 26, 2017, between DermTech, Inc. and Investors		S-4	333-232181	6/18/2019

10.23	Forfeiture Agreement, dated May 29, 2019, by and among DermTech, Inc., the Registrant and the Registrant’s sponsor		8-K	001-38118	5/29/2019

10.24	Stockholder Support Agreement, dated May 29, 2019, by and among the Registrant and certain stockholders of DermTech, Inc.		S-4/A	333-232181	7/18/2019

10.25	Form of Lock-Up Agreement by and among the Registrant, certain stockholders of the Registrant and certain stockholders of DermTech, Inc.		S-4	333-232181	6/18/2019

10.26	Form of Registration Rights Agreement by and among the Registrant, certain stockholders of the Registrant and certain stockholders of DermTech, Inc.		S-4	333-232181	6/18/2019

10.27	Deferred Underwriting Fee Assignment Agreement, dated May 29, 2019, by and among DermTech, Inc., the Registrant and Cowen and Company, LLC		8-K	001-38118	5/29/2019

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

10.28	Amended and Restated 2010 Stock Plan of DermTech, Inc., included as Annex E to the proxy statement/prospectus/information statement forming a part of this Registration Statement	X

10.29	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital (AM) Investors, L.P.		S-4/A	333-232181	8/2/2019

10.30	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital F5 Master I, L.P.		S-4/A	333-232181	8/2/2019

10.31	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital Institutional Partners, L.P.		S-4/A	333-232181	8/2/2019

10.32	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital Institutional Partners II, L.P.		S-4/A	333-232181	8/2/2019

10.33	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital Institutional Partners III, L.P.		S-4/A	333-232181	8/2/2019

10.34	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital Offshore Investors II, L.P.		S-4/A	333-232181	8/2/2019

10.35	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital Partners, L.P.		S-4/A	333-232181	8/2/2019

10.36	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Four Crossings Institutional Partners V, L.P.		S-4/A	333-232181	8/2/2019

10.37	Subscription Agreement, dated May 22, 2019, between the Registrant and Victory RS Science and Technology Fund		S-4/A	333-232181	8/2/2019

10.38	Subscription Agreement, dated May 22, 2019, between the Registrant and The Irwin Mark and Joan Klein Jacobs Family Trust UA DTD 6/20/80		S-4/A	333-232181	8/2/2019

10.39	Subscription Agreement, dated May 23, 2019, between the Registrant and Jacobs Investment Company LLC		S-4/A	333-232181	8/2/2019

10.40	Subscription Agreement, dated May 23, 2019, between the Registrant and RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd.		S-4/A	333-232181	8/2/2019

10.41	Convertible Promissory Note issued on August 17, 2018 by DermTech, Inc. to RTW Master Fund, Ltd.		S-4/A	333-232181	7/18/2019

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

10.42	Convertible Promissory Note issued on August 17, 2018 by DermTech, Inc. to RTW Innovation Master Fund, Ltd.		S-4/A	333-232181	7/18/2019

10.43	Convertible Promissory Note issued on October 26, 2018 by DermTech, Inc. to RTW Master Fund, Ltd.		S-4/A	333-232181	7/18/2019

10.44	Convertible Promissory Note issued on October 26, 2018 by DermTech, Inc. to RTW Innovation Master Fund, Ltd.		S-4/A	333-232181	7/18/2019

10.45	Omnibus Note Amendment, dated November 8, 2018, by and among DermTech, Inc., RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd.		S-4/A	333-232181	7/18/2019

10.46	Convertible Promissory Note issued on November 15, 2018 by DermTech, Inc. to Irwin and Joan Jacobs Family Trust 6/20/80		S-4/A	333-232181	7/18/2019

10.47	Convertible Promissory Note issued on November 15, 2018 by DermTech, Inc. to Mesa Shopping Center-East, LLC		S-4/A	333-232181	7/18/2019

10.48	Convertible Promissory Note issued on November 15, 2018 by DermTech, Inc. to Mira Mesa Shopping Center-West, LLC		S-4/A	333-232181	7/18/2019

10.49	Convertible Promissory Note issued on November 15, 2018 by DermTech, Inc. to Iowa Riverside, LLC		S-4/A	333-232181	7/18/2019

10.50	Convertible Promissory Note issued on November 15, 2018 by DermTech, Inc. to Euclid Shopping Center, LLC		S-4/A	333-232181	7/18/2019

10.51	Convertible Promissory Note issued on November 19, 2018 by DermTech, Inc. to Roberta Feuerstein Trust Dated July 9, 1983		S-4/A	333-232181	7/18/2019

10.52	Omnibus Note Amendment and Note Holder Agreement, dated May 23, 2019, by and among DermTech, Inc. and the Note Holders		S-4/A	333-232181	7/18/2019

10.53	Convertible Promissory Note issued on June 5, 2019 by DermTech, Inc. to Jeremy and Junko Teraoka		S-4/A	333-232181	7/18/2019

10.54	Convertible Promissory Note issued on June 10, 2019 by DermTech, Inc. to RTW Master Fund, Ltd.		S-4/A	333-232181	7/18/2019

10.55	Convertible Promissory Note issued on June 10, 2019 by DermTech, Inc. to RTW Innovation Master Fund, Ltd.		S-4/A	333-232181	7/18/2019

10.56	Convertible Promissory Note issued on June 10, 2019 by DermTech, Inc. to Jacobs Investment Company LLC		S-4/A	333-232181	7/18/2019

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

10.57	Convertible Promissory Note issued on June 10, 2019 by DermTech, Inc. to Elliot Feuerstein Trust DTD 5-14-83		S-4/A	333-232181	7/18/2019

10.58	Convertible Promissory Note issued on June 10, 2019 by DermTech, Inc. to Mesa Shopping Center-East, LLC		S-4/A	333-232181	7/18/2019

10.59	Convertible Promissory Note issued on June 10, 2019 by DermTech, Inc. to Mira Mesa Shopping Center-West, LLC		S-4/A	333-232181	7/18/2019

10.60	Omnibus Common Share Subscription Agreement Amendment, dated as of August 1, 2019, by and among the Registrant and the Common Share Purchasers		S-4/A	333-232181	8/2/2019

10.61	Subscription Agreement, dated August 1, 2019, between the Registrant and HLM Venture Partners IV, L.P.		S-4/A	333-232181	8/2/2019

13.1	Annual Report to Security Holders of the Registrant		10-K	001-38118	6/14/2019

14.1	Form of Code of Ethics of the Registrant		S-1	333-218093	6/9/2017

21.1	Subsidiaries of the Registrant		S-4	333-232181	6/18/2019

21.2	Subsidiaries of DermTech, Inc.		S-4	333-232181	6/18/2019

23.1	Consent of KPMG LLP, independent registered public accounting firm	X

23.2	Consent of Marcum LLP, independent registered public accounting firm	X

23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)		S-4/A	333-232181	8/2/2019

23.4	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 8.1)	X

23.5	Consent of Greenberg Traurig, LLP (included in Exhibit 8.2)	X

24.1	Powers of Attorney (included on the signature page hereto)		S-4	333-232181	6/18/2019

99.1	Audit Committee Charter of the Registrant		10-K	001-38118	6/29/2018

99.2	Compensation Committee Charter of the Registrant		10-K	001-38118	6/29/2018

99.3*	Form of Registrant Proxy Card

101.INS	XBRL Instance Document	X

101.SCH	XBRL Taxonomy Extension Schena Document	X

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	X

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	X

101.LAB	XBRL Taxonomy Extension Label Linkbase Document	X

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	X

*	To be filed by amendment.

(b)	Financial Statements

The financial statements filed with this registration statement on Form S-4 is set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus/information statement which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus/information statement will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every proxy statement/prospectus/information statement (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To respond to requests for information that is incorporated by reference into this proxy statement/prospectus/information statement pursuant to Item 4 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of West Palm Beach, State of Florida, on the 7th day of August, 2019.

CONSTELLATION ALPHA CAPITAL CORP.

By:	/s/ Rajiv Shukla
Name:	Rajiv Shukla
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 3 to the registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Rajiv Shukla Rajiv Shukla	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 7, 2019

* Craig Pollak	Chief Financial Officer (Principal Financial and Accounting Officer)	August 7, 2019

* John Alexander	Director	August 7, 2019

* Alan Rosling	Director	August 7, 2019

* Kewal Handa	Director	August 7, 2019

* /s/ Rajiv Shukla Rajiv Shukla	Attorney-in-Fact	August 7, 2019